As filed with the Securities and Exchange Commission on April 20, 2026.
Registration No. 333-294165
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Pershing Square Holdco, L.P.
to be converted as described herein to a corporation named
Pershing Square Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	6282	99-2840341
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
787 Eleventh Avenue
9th Floor
New York, New York 10019
Telephone: (212) 813-3700
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Halit Coussin
Pershing Square Inc.
787 Eleventh Avenue
9th Floor
New York, New York 10019
Telephone: (212) 813-3700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Joshua Ford Bonnie William R. Golden III Aarthy S. Thamodaran Simpson Thacher & Bartlett LLP 900 G Street, N.W. Washington, D.C. 20001 Telephone: (202) 636-5500	Scott D. Miller William G. Farrar Ken Li Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000	Kevin T. Hardy Skadden, Arps, Slate, Meagher & Flom LLP 320 S Canal Street Chicago, Illinois 60606 Michael J. Schwartz Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001
Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the Registration Statement is declared effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Pershing Square Holdco, L.P., the registrant whose name appears on the cover of this registration statement on Form S-1 (this “Registration Statement”), is a Delaware limited partnership. Prior to the effectiveness of each of this Registration Statement and the PSUS Registration Statement (as defined below), Pershing Square Holdco, L.P. will convert into a Nevada corporation pursuant to a statutory conversion and change its name to Pershing Square Inc. This conversion is referred to throughout the prospectus included in this Registration Statement as the “Corporate Conversion.” Except as disclosed in the prospectus included in this Registration Statement, the historical consolidated financial statements and summary historical consolidated financial information and other financial information included in this Registration Statement are those of Pershing Square Holdco, L.P. or its predecessor Pershing Square Capital Management, L.P., as described in the section captioned “Financial Statement Presentation” in the prospectus included in this Registration Statement, and do not give effect to the Corporate Conversion. Shares of the common stock of Pershing Square Inc. are being offered by the prospectus included in this Registration Statement.
This initial public offering of common stock of Pershing Square Inc. (“this offering”), together with the initial public offering (the “PSUS IPO”) of common shares of beneficial interest (the “PSUS Shares” and each, a “PSUS Share”) of Pershing Square USA, Ltd. (“PSUS”), a Delaware statutory trust, as contemplated by the registration statement on Form N-2 (File Nos. 333-294164 and 811-23932) (the “PSUS Registration Statement”), are component parts of a single offering, which we refer to as the “combined offering.” PSUS is a non-diversified, closed-end investment company that is registered under the Investment Company Act of 1940, as amended. Our wholly owned subsidiary, Pershing Square Capital Management, L.P., serves as the investment manager of PSUS. The PSUS Shares are being offered at a public offering price of $50.00 per share. We currently expect to deliver to each initial investor in the PSUS IPO, for no additional consideration, 1 share of our common stock for every 5 PSUS Shares purchased in the PSUS IPO, including any PSUS Shares acquired by the underwriters in the PSUS IPO in connection with the exercise of their option to purchase additional PSUS Shares, as described in the prospectus of PSUS. Each investor in the PSUS IPO will be delivered the prospectus of PSUS and the prospectus of Pershing Square Inc.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS, DATED APRIL 20, 2026

Pershing Square Inc.
Common Stock
(par value $0.001)
This prospectus is being provided to you along with the separate prospectus (“PSUS Prospectus”) of Pershing Square USA, Ltd. (“PSUS”) related to the proposed distribution (together with related transactions, the “PSUS IPO”) of common shares of beneficial interest of PSUS (the “PSUS Shares” and each, a “PSUS Share”) at a public offering price of $50.00 per share. This offering and the PSUS IPO are component parts of a single offering, which we refer to as the “combined offering.” PSUS is a non-diversified, closed-end investment company that is registered under the Investment Company Act of 1940, as amended (the “1940 Act”). Our wholly owned subsidiary, Pershing Square Capital Management, L.P., serves as the investment manager of PSUS.
We are issuing our shares in this offering only to the initial investors in the PSUS IPO. We currently expect to deliver to each initial investor in the PSUS IPO, for no additional consideration, 1 share of our common stock for every 5 PSUS Shares purchased in the PSUS IPO, including any PSUS Shares acquired by the underwriters in connection with the exercise of their option to purchase additional PSUS Shares, as described in the accompanying PSUS Prospectus. The combined offering will not result in any proceeds to us.
Prior to the combined offering, there has been no public market for our common stock. We have applied to list our shares of common stock on the New York Stock Exchange (the “NYSE”) under the trading symbol “PS” concurrently with the listing on the NYSE of the PSUS Shares in connection with the PSUS IPO. Shares of our common stock and the PSUS Shares will each trade separately on the NYSE, and investors may freely sell each security separately.
PSUS has secured $2.8 billion in commitments (which includes the $100 million common shares investment we have agreed to make) from a number of qualified investors (the “private placement investors”) consisting of U.S. and international institutional investors, including family offices (30%), pension funds (25%), insurance companies (22%), ultra-high-net-worth investors (12%) and other investors (11%), that have agreed to acquire an aggregate of 56.3 million PSUS Shares at a price of $50.00 per share in a private placement transaction (the “PSUS Private Placement”) exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). We will deliver to each private placement investor (but not to us in connection with our $100 million private placement investment), for no additional consideration, 1.5 shares of our common stock for every 5 PSUS Shares purchased in the PSUS Private Placement, for an aggregate of 16.3 million shares of our common stock, in a private placement transaction exempt from registration under the Securities Act (the “PS Private Placement” and together with the PSUS Private Placement, the “combined private placement”). We refer to the combined private placement and the combined offering together as the “combined transaction.” The agreements with the private placement investors provide that the combined private placement will be settled concurrently with, and will be contingent upon, the closing of the combined offering and the satisfaction of other customary closing conditions. PSUS currently expects to raise between $5 billion and $10 billion in the combined transaction, consisting of the $2.8 billion in the PSUS Private Placement and between $2.2 billion and $7.2 billion, respectively, in the PSUS IPO. See “Unaudited Pro Forma Consolidated Financial Information.”
Upon completion of the combined transaction, assuming PSUS raises $5 billion in the combined transaction and assuming PSUS raises $10 billion in the combined transaction, certain members of our senior management will initially own, directly or indirectly, 63.9% or 60.1%, respectively, of the outstanding shares of our common stock (or 63.6% or 59.2%, respectively, if the underwriters in the PSUS IPO exercise in full their option to purchase additional PSUS Shares as described in the accompanying PSUS Prospectus). PS Holdco GP Managing Member, LLC (“ManagementCo”), an entity managed by these members of our senior management, will have voting power over all of these shares, and as a result, will initially have voting power over 74.6% or 70.2% of our outstanding common stock (or 74.3% or 69.2% if the underwriters in the PSUS IPO exercise in full their option to purchase additional PSUS Shares), assuming PSUS raises $5 billion in the combined transaction and assuming PSUS raises $10 billion in the combined transaction, respectively. As a result, upon completion of the combined transaction, we will be a “controlled company” within the meaning of the corporate governance standards of the NYSE. See “Summary—Implications of Being a Controlled Company.”
In addition, we have implemented a special voting arrangement that would have no impact for so long as ManagementCo continues to have the power to vote a majority of our common stock, but, in the event this were no longer the case, would protect our firm from change of control events, such as the risk that changes in the ownership of our voting securities could be deemed to have resulted in an “assignment” of our investment management agreements under the 1940 Act or the Investment Advisers Act of 1940, as amended, or a “change of control” under the indentures governing the senior notes of Pershing Square Holdings, Ltd. More specifically, ManagementCo will hold a Special Voting Share (as defined herein) that has no economic rights and has voting power (which shall in no event be less than one vote) equal to that number of votes required, when taken together with the aggregate voting power of the shares of our common stock over which ManagementCo then has voting power, to give ManagementCo a majority of the aggregate voting power of the Special Voting Share and the then-outstanding shares of our common stock. See “Description of Capital Stock—Preferred Stock—Special Voting Share.” Because the shares of our common stock over which ManagementCo will initially have voting power will provide it with in excess of a simple majority of the voting power of the outstanding shares of our common stock, the Special Voting Share will initially provide only a single additional vote to ManagementCo.
We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements. See “Summary—Implications of Being an Emerging Growth Company.”
In reviewing this prospectus, you should carefully consider the matters described in the section titled “Risk Factors” beginning on page 31 of this prospectus.

	Per Share	Total
Initial public offering price(1)	$ 0	$ 0
Underwriting discounts and commissions(2)	$ 0	$ 0
Proceeds, before expenses, to Pershing Square Inc.(1)	$ 0	$ 0
(1)	The shares of our common stock in this offering are being issued only to the initial investors in the PSUS IPO for no additional consideration.
(2)
The underwriters for this offering and the offering of PSUS Shares in the PSUS IPO will be the same. The underwriters will receive no discounts or commissions in connection with this offering. In connection with the PSUS IPO, the underwriters will receive a commission and be reimbursed for certain out-of-pocket expenses and certain underwriters will also receive structuring fees. Please see the section titled “Underwriting” in the accompanying PSUS Prospectus and in this prospectus for a description of arrangements with the underwriters.

The underwriters expect to deliver the shares of our common stock to the initial investors in the PSUS IPO in New York, New York on or about    , 2026.

Global Coordinators & Bookrunners

Citigroup	UBS Investment Bank	BofA Securities	Jefferies	Wells Fargo Securities

Bookrunners

RBC Capital Markets	BTG Pactual	Keefe, Bruyette & Woods, Inc. A Stifel Company

Co-Lead Managers

Academy Securities	Huntington Capital Markets	Loop Capital Markets

Oppenheimer & Co.	Piper Sandler	Roberts & Ryan	Wedbush Securities

Co-Managers

Aegis Capital Corp.	AmeriVet Securities	C.L. King & Associates
CastleOak Securities, L.P.	Clear Street	InspereX
Jones	R. Seelaus & Co., LLC	Samuel A. Ramirez & Company, Inc.
Siebert Williams Shank		Tigress Financial Partners

Selected Selling Group Members

Charles Schwab & Co., Inc.	Robinhood Financial LLC

The date of this prospectus is   , 2026

Neither we nor the underwriters have authorized anyone to provide any information other than that contained in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering shares of our common stock only in jurisdictions where offers are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any delivery of shares of our common stock. Our business, financial condition, results of operations, and prospects may have changed since that date.
Through and including   , 2026 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter.
For investors outside the United States: Neither we nor the underwriters have done anything that would permit our initial public offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.
Financial Statement Presentation
Except as disclosed in the prospectus, the historical consolidated financial statements and summary historical consolidated financial information and other financial information included in this registration statement are those of Pershing Square Holdco, L.P. or its predecessor, Pershing Square Capital Management, L.P. (“PSCM”), and do not give effect to the Corporate Conversion and the other transactions described in “Summary—Reorganization Transactions.” See “Summary—Reorganization Transactions” and “Unaudited Pro Forma Consolidated Financial Information” for more information.
Certain amounts, percentages, and other figures included in this prospectus have been subject to rounding adjustments. Percentage amounts included in this prospectus have been calculated, in some cases, not on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures on the face of our consolidated financial statements included elsewhere in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.
i

Certain Definitions
As used in this prospectus, “Pershing Square,” the “Company,” “our company,” “we,” “us” and “our” refer (i) prior to the consummation on May 31, 2024 of the transaction pursuant to which a consortium of strategic investors (the “Strategic Investors”) acquired minority interests in our business (the “Strategic Investment”), to PSCM, a Delaware limited partnership, and its consolidated subsidiaries, (ii) after the Strategic Investment but prior to the consummation of the Corporate Conversion, described under “Summary—Reorganization Transactions,” to Pershing Square Holdco, L.P. and its consolidated subsidiaries and (iii) following the Corporate Conversion and the combined offering, to Pershing Square Inc. and its consolidated subsidiaries, including PSCM. In addition, unless otherwise noted or the context requires otherwise:
•
“assets under management” or “AUM” means, with respect to our core funds and PSVII, the net assets of our core funds and PSVII as calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) or International Financial Reporting Standards (“IFRS”), as applicable, while adding back the principal value of PSH’s outstanding bonds without double counting the investment made by any of our funds in PSVII. Assets under management or AUM means, with respect to HHH, the market capitalization of HHH plus its net mortgages, notes, and loans payable as disclosed in its most recent publicly available filing;

•	“combined offering” refers collectively to this initial public offering of shares of our common stock together with the initial public offering of PSUS Shares;
•
“combined private placement” refers collectively to the offer and sale of PSUS Shares in a private placement transaction exempt from registration under the Securities Act and the offer and sale of shares of our common stock in a private placement transaction exempt from registration under the Securities Act;

•	“combined transaction” refers collectively to the combined offering and the combined private placement;
•	“core funds” or “funds” refers collectively to PSLP, PSINTL, PSH and, following the combined offering, PSUS;
•
“Howard Hughes Transaction” or “HHH Transaction” refers collectively to the transactions contemplated by the Share Purchase Agreement, dated May 5, 2025, by and between HHH and Pershing Square Holdco, L.P., and related agreements, including (i) the HHH Services Agreement, (ii) the Shareholder Agreement, dated May 5, 2025, by and between HHH, Pershing Square Holdco, L.P. and PSCM, (iii) the Standstill Agreement, dated May 5, 2025, by and between HHH and Pershing Square Holdco, L.P. and (iv) the Registration Rights Agreement, dated May 5, 2025, by and between the HHH, Pershing Square Holdco, L.P., Pershing Square, L.P., Pershing Square Holdings, Ltd. and Pershing Square International, Ltd.;

•
“fee-paying assets under management” or “Fee-Paying AUM” means, with respect to our core funds and PSVII, the AUM we manage and earn a performance fee and/or management fee from. Fee-paying assets under management or Fee-Paying AUM means, with respect to HHH, the market capitalization of HHH;

•	“Founder” refers to William A. Ackman, our Founder and Chief Executive Officer and Chairman of our board of directors;
•	“HHH” refers to Howard Hughes Holdings Inc., a Delaware corporation (NYSE: HHH);
•
“HHH Services Agreement” refers to the Services Agreement, dated May 5, 2025, by and between HHH and PSCM, attached hereto as Exhibit 10.18, pursuant to which HHH has agreed to pay PSCM certain fees in consideration of the investment advisory and other services we provide to HHH;

•	“ManagementCo” refers to PS Holdco GP Managing Member, LLC, an entity managed by members of our senior management;
•
“Net Asset Value” or “NAV,” means, with respect to PSH, net assets, calculated as total assets less total liabilities, in accordance with IFRS. Net Asset Value or NAV, with respect to PSLP and PSINTL, means the net assets of each such fund, calculated as total assets less total liabilities (including any accrued performance fee or incentive allocation) and, with respect to PSUS, means its net assets, calculated as securities, cash and other assets (including interest accrued but not collected) less all liabilities (including accrued expenses, the liquidation preference of any outstanding preferred shares and dividends payable), in each case, in accordance with GAAP;
•	our “other investment vehicles” refers to PSVII, for periods prior to its liquidation on December 31, 2024, and other co-investment vehicles which we may sponsor from time to time;
•	“permanent capital” means capital that is not subject to withdrawal or redemption at the option of the fund investor or stockholder;
•	“permanent capital AUM” refers to the portion of Fee-Paying AUM that is not subject to withdrawal or redemption at the option of the fund investor or stockholder;
•	our “pre-IPO management owners” refers to our pre-IPO owners excluding the Strategic Investors;
•	our “pre-IPO owners” refers to the stockholders of Pershing Square Inc. immediately following the Corporate Conversion but prior to the combined offering;
•	our “private funds” refers to PSINTL and PSLP;
•	“PSGP” refers to Pershing Square GP, LLC, a Delaware limited liability company, which is the general partner of PSLP;
•
“PSH” refers to Pershing Square Holdings, Ltd., a Guernsey limited liability company, which commenced investing on December 31, 2012 and has its shares admitted to trading on the London Stock Exchange;

•	“PSINTL” refers to Pershing Square International, Ltd., a Cayman Islands exempted company, which commenced investing in January 2005;
•	“PSLP” refers to Pershing Square, L.P., a private investment fund organized as a Delaware limited partnership, which commenced investing in January 2004;
•
“PSUS” refers to Pershing Square USA, Ltd., a Delaware statutory trust, which has filed the registration statement on Form N-2 (File Nos. 333-294164 and 811-23932) relating to the initial public offering of the PSUS Shares with the Securities and Exchange Commission;

•	“PSUS Prospectus” refers to the prospectus filed by PSUS related to the proposed distribution of its common shares of beneficial interest;
•	“PSVII” refers to PS VII Master, L.P. and its affiliated funds;
•	“Vantage” refers to Vantage Group Holdings Ltd., a privately held specialty insurance and reinsurance holding company; and
•
“Vantage Acquisition” refers to the proposed acquisition by HHH of Vantage, as agreed to on December 17, 2025 and expected to close in the second quarter of 2026, subject to customary regulatory approvals and closing conditions.

Questions And Answers About This Offering
The following questions and answers briefly address some questions you may have about this offering. They do not include all the information that may be important to you. We encourage you to read carefully this entire prospectus.
Q:	Will I be able to participate in this offering if I do not participate in the PSUS IPO?
A:
No. This offering and the PSUS IPO are component parts of a single offering, which we refer to as the “combined offering.” We are issuing our shares in this offering only to the initial investors in the PSUS IPO. We currently expect to deliver to each initial investor in the PSUS IPO, for no additional consideration, 1 share of our common stock for every 5 PSUS Shares purchased in the PSUS IPO. If you elect to purchase PSUS Shares in the PSUS IPO, you are not required to take any action in order to participate in and receive shares of our common stock in this offering.

Q:	Will Pershing Square Inc. receive any proceeds from the combined transaction?
A:
No. We are issuing shares of our common stock to the initial investors in the PSUS IPO for no additional consideration, and we will not receive any proceeds from the PSUS IPO. Accordingly, the combined offering will not result in any proceeds to us. See the accompanying PSUS Prospectus for more information on the use of the net proceeds from the PSUS IPO by PSUS. Similarly, we will issue shares of our common stock to the private placement investors for no additional consideration, and we will not receive any proceeds from the PSUS Private Placement. Accordingly, the combined private placement also will not result in any proceeds to us.

Q:	What are the reasons for this offering?
A:
The purpose of this offering is to give investors in PSUS an interest in Pershing Square Inc. at no additional cost in recognition of the importance of the PSUS IPO to our long-term success and to provide an additional incentive for prospective investors to purchase PSUS Shares in the PSUS IPO. Although the combined offering will not result in any proceeds to us, we expect to benefit from a successful PSUS IPO, which we anticipate will result in a material expansion of our fee-paying permanent capital AUM and revenue.

In addition, the combined offering will result in Pershing Square Inc. becoming publicly traded, which we believe will enhance our access to capital for our growth initiatives and our ability to attract and retain investment professionals and other employees.
Q:	When will shares of common stock in Pershing Square Inc. begin trading on the NYSE?
A:
We have applied to list our shares of common stock on the NYSE under the trading symbol “PS” concurrently with the listing on the NYSE of the PSUS Shares in connection with the PSUS IPO. We anticipate that separate trading on the NYSE of each security will begin on the first trading day following the pricing of the PSUS IPO. Investors who purchase PSUS Shares in the PSUS IPO and receive shares of our common stock in the combined offering may freely sell each security separately on the NYSE once trading begins. See “Risk Factors—Risks Related to the Combined Offering and Ownership of Our Common Stock—No public market for our common stock currently exists, and an active trading market for our common stock may never develop or be sustained after the combined offering. Following the combined offering, our stock price may fluctuate significantly.”

SUMMARY
This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in shares of our common stock. You should read this entire prospectus carefully, including the section titled “Risk Factors” and the financial statements and the related notes thereto included elsewhere in this prospectus before you decide to invest in shares of our common stock.
Who We Are
We are an alternative asset management company that manages pools of permanent capital invested in long-term, high-return investment strategies. Our growth is principally driven by the long-term compounding of our assets under management and the opportunistic launch of new permanent capital vehicles that enable us to pursue new investment verticals or to pursue our core investment strategies in new jurisdictions.
Durable Permanent Capital Base. Nearly all of our assets under management consist of permanent capital—assets that are not subject to withdrawal or redemption at the option of the fund investor or shareholder. The permanency of our capital is due to durable contractual arrangements. Our growth is largely organic, driven by the long-term compound annual returns of our permanent capital vehicles and the retention and reinvestment of our assets, rather than by continual fundraising and the launch of an ever-increasing number of new products and strategies. In contrast to other private equity alternative asset managers who must raise increasingly larger funds in order to replace liquidated funds and to grow their fee-paying assets, our Fee-Paying AUM growth is largely driven by our long-term investment returns. Even if one were to ignore the potential additions to our growth from the future launch of new investment vehicles, we believe that our existing permanent capital funds and vehicles, which will include PSUS following the combined offering, will enable us to achieve high, long-term, compound rates of growth in Fee-Paying AUM, revenues, and profits driven by our long-term investment returns and asset retention. Our strategy of organic growth via the compounding and retention of our assets is less sensitive to the market for raising capital and does not require the organizational complexity and expense of a large fundraising operation. While new fund launches can lead to step-change ‘overnight’ increases in our Fee-Paying AUM, we believe that they are not required for us to generate highly attractive long-term returns for shareholders.
Simple, Lean, High-Margin Business Model. We pursue a unified investment strategy across our investment vehicles that leverages the core competencies of a limited number of investment professionals, resulting in a highly scalable and profitable operating model. We believe our systems, investment team, and other organizational resources are capable of managing an asset base many times larger than our current AUM.
Predictable and Recurring Fee-Related Earnings. We benefit from predictable and recurring revenues primarily consisting of management fees, which, in the case of our core funds, are typically equal to 1.5% of net asset value per annum paid quarterly, and a senior claim on performance fees, which are paid annually as long as our funds have generated a positive return above a previous year’s high-water mark. Unlike private equity fund managers whose incentive fees are earned only when the manager generates realized gains in excess of an annual preferred return (typically 8%), our performance fees are paid annually as long as the mark-to-market net asset value of a fund at year-end increases above its high-water mark, whether these gains are realized or unrealized, and without the requirement for a fund to achieve a preferred return.
Unlike other publicly traded alternative asset managers that receive a pro rata share of the performance fees paid by their funds with the balance paid to compensate employees, Pershing Square Inc. retains a preferred interest in performance fees—generally, the annual performance fees from each fund earned on the first five percentage points of return net of the management fee, which we refer to as “Preferred Performance Fees”—and pays the balance of performance fees, which we refer to as the “Subordinated Performance Fees,” to CompCo (as defined below), an entity that compensates its members (including our investment professionals and certain other employees). Pershing Square Inc. retains a senior claim on the Preferred Performance Fees, a claim which accrues to a subsequent year or years in the event it is not fully paid in any one year. This arrangement increases the certainty and predictability to us of performance-related revenue because as long as our funds can achieve a 5% annual compound return net of their management fees over the long-term, the Preferred Performance Fees will be fully paid.
Long-Tenured and Highly Aligned Investment Team. We believe we have been able to attract and retain some of the best industry talent in the investment management business. We believe that the highly attractive economics of our business—with one of the largest amounts of invested capital per employee in the industry—along with our unique permanent capital base and family-oriented collaborative culture make us a highly desirable place to work. We believe that our approach to employee compensation, together with the significant levels of employee investment in our funds, creates a high degree of alignment between our team and our investors.
Governance and C-Corporation Structure. We have designed the governance arrangements of Pershing Square Inc. to foster alignment between our management and our public investors. Despite the fact that the substantial majority of our stock is held by our management, our board is comprised of a majority of independent directors, our board committees are comprised of independent directors, and we have committed to operate with best-in-class governance principles that are not required for controlled companies. Furthermore, both our management and public shareholders will own common stock of our publicly traded corporation in contrast to the two-tiered, “UP-C” ownership structures frequently employed by other publicly traded alternative investment managers, in which differences in the ownership interests held by management and public investors and complicated tax receivable agreements can create misaligned incentives.
Brand and Reputation. Since our founding more than 22 years ago, we have established a strong track record of outperforming the market and have built substantial reputational equity due to our history of constructive engagements with portfolio company leadership teams, board of directors, and retail and institutional shareholders. We believe we have also earned a reputation for being a good partner to our fund investors even if such actions come at a cost to us and are not contractually required. We believe our brand and reputation have enabled us to launch new funds and investment vehicles and raise capital to pursue new opportunities.
We believe this combined offering, which coincides with two milestone transactions that we believe are transformational for our business, represents an attractive entry point for new owners of Pershing Square. Upon completion of the combined offering, PSUS will be our first permanent capital vehicle marketed to U.S. investors and represents a material expansion of our permanent capital AUM.
On May 5, 2025, we completed the Howard Hughes Transaction in which we acquired 15% of the shares outstanding of Howard Hughes Holdings Inc. (“HHH”) (for a total interest in HHH of 47% including shares held by our core funds), which we expect will further drive our long-term growth. We intend to transform HHH, a long-term holding of our core funds, into a diversified holding company. On December 17, 2025, HHH entered into an agreement to acquire Vantage Group Holdings, Ltd. (“Vantage” and such acquisition, the “Vantage Acquisition”), a privately held specialty insurance and reinsurance holding company, for approximately $2.1 billion in cash. In connection with the Vantage Acquisition, it is expected that PSCM will be engaged as investment manager for Vantage and its insurance company subsidiaries.
The Vantage Acquisition is expected to close in the second quarter of 2026, subject to customary regulatory approvals and closing conditions. We believe that the Vantage Acquisition will anchor HHH’s transformation into a diversified holding company by combining our investment capabilities with Vantage management’s insurance expertise and operations, enabling HHH to build and grow a profitable insurance company, which has the potential to serve as an important source of long-term value creation for HHH and our shareholders. HHH has also announced that, over time, it intends to acquire controlling ownership of high-quality, durable growth public and private operating companies, while continuing to invest in and grow its master planned communities (“MPC”) real estate business.
* * *
Pershing Square is a leading alternative asset manager with approximately $30.7 billion in total assets under management (“AUM”) and approximately $20.7 billion in fee-paying assets under management (“Fee-Paying AUM”), of which 96% is permanent capital, as of December 31, 2025. For the year ended December 31, 2025, we generated total revenue of approximately $762.5 million and GAAP net income attributable to Pershing Square Holdco, L.P. of approximately $249.8 million.
Permanent Capital
We view the stability of our capital base, substantially all of which is permanent capital, as one of our most important competitive advantages. Permanent capital allows us to take a long-term view and be opportunistic during periods of market volatility, without being exposed to the need to raise capital by selling assets to meet redemptions during such periods. We expect to continue to drive significant organic AUM growth by implementing our investment strategy and compounding our capital at high rates of return, in contrast to other asset managers whose growth requires fundraising first to maintain and then to grow fee-paying assets.
We believe our permanent capital AUM also enables superior, long-term investment returns and produces a financial profile for our business characterized by steady, predictable and recurring management fees because our results are less sensitive to the market for raising capital. Our financial profile further benefits from performance fees, earned and paid annually, contingent only on our funds’ mark-to-market appreciation above an annual high-water mark, rather than episodic and unpredictable realization events and the need to generate realized returns in excess of a preferred return or hurdle rate.
Permanent capital has been and is expected to continue to be a highly attractive talent attraction and retention tool, enabling us to hire and retain top analysts for our investment team and other high-quality employees throughout our company. Permanent capital and our long-term investment horizon are also excellent recruitment tools when our portfolio companies seek to hire experienced CEOs who prefer the stability and backing afforded by a significant long-term shareholder who is not required to seek an exit for its holdings due to investor redemptions or the necessity to exit due to their finite-lived funds.
Our Investment Strategy and Team
Our investment strategy has proven to be highly scalable and profitable because fewer professionals are required to manage a concentrated portfolio consisting of long-term holdings with limited trading activity. Over the last 22 years, we have developed the organizational talent and systems capable of managing an asset base many times larger than our current AUM.
We employ a disciplined, research-intensive approach to fundamental value investing to preserve and grow our permanent capital AUM at high rates of return using a set of core investment principles and opportunistic asymmetric hedges. From time to time, we may choose to complement our organic growth by selectively launching new permanent capital funds and other vehicles that leverage our brand and core competencies to create large ‘overnight’ (after the completion of a new offering or negotiated transaction) increases in our capital base without the requirement for significant new investment in personnel, infrastructure, and operating costs. The HHH Transaction and the combined offering are good examples of our growth strategy.
Founded in 2003, we are led by our Founder and Chief Executive Officer, William A. Ackman, who has spent 34 years in the alternative asset management industry. Mr. Ackman is supported by an experienced investment team who have an average of 15 years’ experience in the industry. Our investment team is highly aligned with our portfolio companies, fund investors and our stockholders due to, among other reasons, the $5.8 billion (as of December 31, 2025) invested by our employees and their affiliates in our funds and HHH, our approach to performance compensation, and our employee ownership of our company. We are headquartered in New York City and had 44 employees as of December 31, 2025.
In our core investment strategy, we seek to acquire long-term, large minority stakes in high-quality, predominantly North American-listed, large-capitalization companies at attractive valuations. We seek investments in companies with simple, predictable, free-cash-flow generative businesses, strong financial profiles, and exceptional management and governance in industries with significant barriers to entry and limited exposure to extrinsic factors we cannot control. We look for opportunities to assist portfolio companies in accelerating growth, increasing efficiency, improving capital allocation, managing through challenges and otherwise improving performance in order to generate long-term value.
On May 5, 2025, we completed the Howard Hughes Transaction, in which we acquired 15% of the shares outstanding of HHH (for a total interest in HHH of 47% including shares held by our core funds). We provide HHH with investment advisory, corporate development, transaction execution and capital markets advisory services to support HHH’s new diversified holding company strategy. In consideration of our services, HHH pays us the HHH Base Management Fee and the HHH Variable Management Fee (each as defined below). See “Business—Advisory Fees and Compensation—HHH Fees” for more information.
We complement our investment strategy by opportunistically utilizing hedges both to protect our funds’ portfolios against specific macroeconomic risks and to capitalize on market volatility. We typically structure our hedges using asymmetric instruments, such as options and credit default swaps, which offer the opportunity for large gains if potential risks occur without exposing our funds to significant costs or meaningful losses if such risks do not occur. Historically, we have reinvested the profits from these asymmetric hedges in existing portfolio positions and new investments during periods of market disruption when valuations are generally low. Our asymmetric hedging strategy has proven to be a substantial contributor to our investment strategy’s long-term performance.
Our Track Record
The graph below illustrates the cumulative net returns that an investor who invested in our first core fund, PSLP, at its inception on January 1, 2004 and transferred its capital account to our first core permanent capital fund, PSH, at its launch on December 31, 2012 would have received, as compared to the returns such investor would have received had it invested in the S&P 500 during the same time period.
Pershing Square Cumulative Net Returns vs. S&P 500
Since Inception Through December 31, 2025

PSLP / PSH
Net Return
2,644% (1)
27.4x(2)
S&P 500(3)
836%(4)
9.4x(5)
Global Financial Crisis
Covid-19
Rapid interest rate hiking cycle
2,750%
2,500%
2,250%
2,000%
1,750%
1,500%
1,250%
1,000%
750%
500%
250%
0%
(250%)
'04 '05 '06 '07 '08 '09 '10 '11 '12 '13 '14 '15 '16 '17 '18 '19 '20 '21 '22 '23 '24 '25
First 11.5 Years Since Firm Inception
(Jan 2004 – July 2015)
Challenging Period
(Aug 2015 – Dec 2017)
Permanent Capital Era
(Jan 2018 – Present)
- Represents the three S&P 500 bear markets since firm inception(6)

(1)
Represents the cumulative net returns assuming an investor had invested in PSLP at its inception on January 1, 2004 and converted to PSH on December 31, 2012, after performance fees, management fees and other expenses incurred by each fund. See “Business—Advisory Fees and Compensation” for a description of applicable performance fees and management fees. Illustrates the hypothetical returns of an investor assuming these dates of investment in such funds. Actual performance returns of each investor in PSLP and/or PSH during this timeframe may have varied (in some cases, materially) and are dependent on a number of factors, including, but not limited to, the timing of an investor’s investment. For example, if an investor had invested in PSLP at a later date and/or had not converted from PSLP to PSH on December 31, 2012, its respective returns might have been lower. Illustrates the past performance of PSLP and PSH, and past returns are not indicative of future performance. This performance information is presented in connection with the offering of our common stock and is for illustrative purposes only. It is not the performance record of PSUS and should not be considered a substitute for the performance of PSUS. There can be no assurance that any of our funds will achieve comparable or greater results in the future, or that any of our funds will be able to implement their investment strategy or achieve their investment objective. Our funds’ investments may be made under different economic conditions and may include different underlying investments in the future. Furthermore, PSLP, PSH and the other funds and accounts managed by us prior to the combined offering are not registered under the 1940 Act, unlike PSUS, and, therefore, none of them are subject to the investment restrictions, leverage and derivative restrictions, diversification requirements and other regulatory requirements imposed on registered investment companies by the 1940 Act and on regulated investment companies by the U.S. Internal Revenue Code of 1986, as amended (the “Code”). If such funds or accounts had been registered under the 1940 Act and/or operated as regulated investment companies under the Code, their respective returns might have been lower and their ability to undertake certain transactions or investments may have been restricted. See the accompanying PSUS Prospectus for additional information about PSUS and the risks associated with an investment in PSUS Shares. The historical performance information presented herein does not reflect the impact of any sales load or transaction fees.

(2)
Represents the multiple of invested capital assuming an investor had invested in PSLP at its inception on January 1, 2004 and converted to PSH on December 31, 2012 equal to the Net Asset Value, after performance fees, management fees and other expenses incurred by each fund, divided by cumulative invested capital.

(3)
The S&P 500 is an unmanaged capitalization-weighted index that measures the performance of the large-capitalization segment of the U.S. market. The index includes 500 leading U.S. stocks representing all major industries. The S&P 500 does not reflect any fees, expenses or sales loads. It is not possible to invest directly in the S&P 500 index. The volatility of the S&P 500 presented may be materially different from that of the performance of our funds. In addition, the S&P 500 employs different guidelines and criteria than our funds; as a result, the holdings in our funds may differ significantly from the securities that comprise the S&P 500. The S&P 500 allows for comparison of our funds’ performance with that of a well-known, appropriate and widely recognized index; the S&P 500 is not intended to be reflective or indicative of our funds’ past or future performance.

(4)
Represents the cumulative net returns from investing in the S&P 500 with dividend reinvestment. Illustrates the hypothetical returns of an investor assuming these dates of investment in the S&P 500. Actual performance returns of each investor in the S&P 500 during this timeframe may have varied (in some cases, materially) and are dependent on a number of factors, including, but not limited to, the timing of an investor’s investment. If an investor had invested in the S&P 500 at a later date, for example, its respective returns might have been lower.

(5)	Represents the multiple of invested capital from investing in the S&P 500 with dividend reinvestment equal to total fair value divided by cumulative invested capital.
(6)
The three bear markets of the last 22 years were the global financial crisis in 2008; the COVID-19 pandemic in 2020; and the recent elevated interest rate environment in 2022. Our asymmetric hedging strategy has contributed to our substantial outperformance versus the S&P 500 during these bear markets.

As depicted in the chart above, the history of our firm may be thought of as comprising three distinct phases. In the first 12 years, our approach evolved from an initial period of transactional activism, in which we executed on value-creation opportunities by catalyzing corporate events, to a form of more “quiet” long-term corporate engagement as we established a reputation for helping portfolio companies create value. We went through a challenging period of underperformance from August 2015 to December 2017, after which we made a number of strategic changes, including ending active fundraising for our two open-ended private funds, Pershing Square, L.P. (“PSLP”) and Pershing Square International, Ltd. (“PSINTL”).
In January 2018, we began our “permanent capital era” by focusing on growing our permanent capital base through generating and compounding long-term returns and renewing our commitment to our core investment principles. On May 31, 2024, we sold a 10% interest in our business for $1.05 billion to a consortium of strategic investors (the “Strategic Investors”), which included institutions, family offices, and alternative asset management industry leaders (the “Strategic Investment”). In connection with the Strategic Investment, we completed an internal reorganization of our ownership structure pursuant to which Pershing Square Holdco, L.P. (“PS Holdco”) became the parent company of PSCM. On May 5, 2025, we completed the Howard Hughes Transaction representing another milestone in our permanent capital strategy.
Our Funds and Investment Vehicles
We currently manage three primary investment funds, which we refer to as our existing core funds. Our fund investors include retail investors, high net worth individuals, family offices, funds of funds, and institutional investors. Our largest vehicle, Pershing Square Holdings, Ltd. (“PSH”), is a FTSE 100-listed, closed-end investment company publicly traded on the London Stock Exchange. With approximately $15.0 billion in Fee-Paying AUM, PSH accounts for approximately 73% of our total Fee-Paying AUM as of December 31, 2025. In addition, we manage two private funds, PSLP and PSINTL, with approximately $1.5 billion and $409 million in AUM, respectively, and $648 million and $225 million in Fee-Paying AUM, respectively, in each case, as of December 31, 2025. We no longer market our private funds to investors, but we keep the private funds open for employees and long-term investors of Pershing Square.
Certain of the existing investors in our private funds have agreed to redeem an aggregate of $316 million of their interests in the private funds (determined as of the date of this prospectus based on the private funds’ net asset value as of March 31, 2026) and apply eligible net proceeds of approximately $289 million from such redemption to acquire an aggregate of approximately 5.8 million PSUS Shares and receive an aggregate of approximately 1.7 million shares of our common stock in the combined private placement. The final net asset value used to determine the value at which interests in the private funds will be redeemed will be determined as of a redemption date prior to the completion of the PSUS IPO, and therefore, the amount set forth above will fluctuate as a result of any subsequent changes in net asset value until such redemption date.
Our core funds each have a similar investment program and generally invest in the same assets in similar proportions, subject to regulatory, tax, liquidity and other considerations.

Overview of Our Existing Core Funds, HHH and PSUS
As of December 31, 2025 (except in the case of PSUS)

(1)
As of December 31, 2025, PSH’s AUM includes bond proceeds of $2.3 billion and €1.15 billion (translated into USD at the prevailing exchange rate at the reporting date). As of December 31, 2025, PSH’s Fee-Paying AUM does not reflect the bonds outstanding.

(2)
As of December 31, 2025, HHH’s AUM reflects its market capitalization as of such date plus its net mortgages, notes, and loans payable as reported in its Quarterly Report on Form 10-Q for the quarter ending September 30, 2025.

*
In the case of AUM, represents the assumed aggregate offering sizes in the PSUS IPO and PSUS Private Placement, including amounts invested by us, and in the case of Fee-Paying AUM, represents the assumed aggregate offering sizes in the PSUS IPO and PSUS Private Placement, excluding amounts invested by us.

Following the combined offering, our core funds will include PSUS, which we expect to be our flagship NYSE-listed permanent capital vehicle, which will also pursue our core investment strategy and will represent a material expansion of our permanent capital AUM. As a registered and regulated investment company, PSUS will be subject to certain restrictions pursuant to the 1940 Act and the Code, including investment, leverage and derivative restrictions and diversification requirements. We do not anticipate that compliance with these restrictions will materially impede the ability of PSUS to pursue our core investment strategy. See “Risk Factors—Risks Relating to Our Funds and HHH and Our Investment Strategy—The PSUS IPO will cause a material portion of our Fee-Paying AUM to consist of registered investment company assets.”
Our Management and Performance Fees
Under the terms of the investment management agreements with the funds we manage, we generate revenues from (i) predictable and recurring management fees based on Net Asset Value, which are paid on a quarterly basis and (ii) other than with respect to PSUS, we receive annual performance fees based on NAV appreciation above a high-water mark. Generally, we pay our investment professionals and certain other employees our realized performance fees in excess of an amount allocated to us in the form of a preferred entitlement that we refer to as “Preferred Performance Fees.” Preferred Performance Fees are earned from the first five percentage points of fund returns, net of management fees, above the applicable high-water mark from certain core funds and subject to certain other offsettable fees. To the extent realized performance fees are insufficient to pay us some or all of the Preferred Performance Fee, the unpaid portion accrues to subsequent crystallization periods until paid in full. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Components of Our Results of Operations—Income—Performance Fees—Allocation of Performance Fee Revenue” for additional information. We believe this Preferred Performance Fee arrangement results in recurring revenue that is less volatile and more predictable than conventional performance fee arrangements employed by other alternative asset managers, while enabling us to allocate substantial performance fees to compensate, attract and retain investment professionals and certain other employees.

Under the terms of the HHH Services Agreement, we also generate revenues from HHH, in exchange for the investment advisory and other services we provide to HHH, consisting of (i) a quarterly base fee of $3,750,000 (the “HHH Base Management Fee”) and (ii) a quarterly variable fee of 0.375% of the value of the HHH stock price relative to a reference price determined in accordance with the agreement (the “HHH Variable Management Fee” and together with the HHH Base Management Fee, the “HHH Fees”), in each case, subject to annual adjustments for inflation based on the Personal Consumption Expenditures Price Index, Excluding Food and Energy, as reported by the Bureau of Economic Analysis (the “Core PCE Price Index”). See “Business—Advisory Fees and Compensation—HHH Fees” for more information.
Since our founding in 2003, we have also raised capital through seven single-name, co-investment special purpose vehicles (“SPVs”) to increase economic exposure to certain investments. For example, in September 2021, we raised approximately $1.1 billion through PS VII Master, L.P. and its affiliated funds (collectively, “PSVII”) for our funds’ investment in Universal Music Group.
Our Core Investment Strategy
Our core investment strategy involves acquiring large minority stakes in high-quality, predominantly North American-listed, large-capitalization growth companies at attractive valuations during periods in which we believe they have underperformed their potential and/or when we believe they are undervalued because the market underestimates their potential or overestimates the impact of certain negative factors on their businesses. At any given time, we intend for our core funds to own a concentrated portfolio of such positions with the expectation of holding each position for the long term. We historically have not concentrated such positions in any one or group of industries.
This investment approach enhances our ability to operate efficiently as fewer investment professionals are required to manage a concentrated portfolio consisting of long-term holdings with limited trading activity. Our long-term investment horizon also increases our influence over our portfolio companies, provides stability and support for management teams and boards of directors of our portfolio companies, and serves as an excellent recruitment tool when our portfolio companies seek to hire world-class senior executives, all of which we believe help to drive our investment performance. We constructively engage with management teams and boards of directors of our portfolio companies with a goal of accelerating growth, increasing efficiency, improving capital allocation, managing through challenges, and/or better positioning companies which have underperformed or have unrecognized sources of value generation. As part of our corporate engagement, our investment professionals have from time to time served on the boards of our portfolio companies. Historically, we have shown that we can achieve meaningful influence over companies in which we invest and assist them in creating long-term value with ownership stakes that we have acquired at a lower price than the substantial premium that is typically required to be paid to obtain control of a company. For example, after initiating our investment in Chipotle Mexican Grill, Inc. in 2016, we were able to add new directors to the board, help identify and retain new senior leadership, and drive key strategic initiatives to execute a turnaround of the company.
Our collaborative investment process is an important competitive advantage of our firm. Our idea generation process yields more opportunities than we utilize, which allows us to allocate capital to only what we believe to be our best ideas. Investments are originated through a wide range of sources, including our proprietary library in which we continuously track, update and review hundreds of investments that we have considered over time. Our investment professionals have a working knowledge of a large number of companies and are the primary sources of our investment ideas. Each investment idea typically goes through an initial due diligence process conducted by a two-member investment team, at least one of whom typically has relevant industry expertise. The dedicated team conducts initial due diligence, reviews company and industry research, interviews industry experts, and does financial analysis to determine our initial view of a company’s business quality and intrinsic value.
Once sufficient work is completed and we determine that an investment idea meets the threshold of potential viability as an investment, Mr. Ackman, our Portfolio Manager, and/or Ryan Israel, our Chief Investment Officer, also conduct due diligence on the subject company. All investment proposals are formally presented and discussed in meetings with the investment team. We typically begin to acquire positions in approved ideas immediately upon investment team approval. Because compensation for our investment professionals is based on overall fund performance rather than the performance of any specific investment, our investment professionals are incentivized to deliver long-term, overall fund performance.

We complement our core investment strategy by seeking to identify and execute upon asymmetric hedges both to protect our funds’ portfolios against specific macroeconomic risks and to capitalize on market volatility. In order to generate asymmetric investment ideas, our investment professionals continuously analyze macroeconomic, political, and other global developments, which has the additional benefit of providing insights into macroeconomic considerations that are relevant for our current and potential future portfolio company investments. We believe that our individual company research with respect to our current and potential future portfolio company investments also yields variant macroeconomic insights, making our asymmetric hedging strategy highly synergistic with the research-intensive approach of our core investment strategy.
We believe our core investment strategy and commitment to always being a good partner to our investors have been responsible, in significant part, for the successful growth of our business; however, our strategy and approach to doing business comes with certain risks.
While we believe the concentrated portfolios of our core funds create operational efficiencies, they necessarily involve more exposure for our funds to the performance of each investment, with the attendant risk that a material loss in any one investment position could have a material adverse impact on the NAV of our funds and impact our results.
While our core investment strategy of acquiring non-controlling stakes generally enables us to avoid paying a control premium and gives us substantial influence over our portfolio companies, we face the risk that a portfolio company may make business, financial or management decisions contrary to our expectations or with which we do not agree or otherwise act in a manner that does not serve our interests. In the event a portfolio company were to resist or act against our influence, we may be forced to reconsider the investment value proposition, including whether to take a more engaged role in effectuating corporate change or exit the investment. For a discussion of other risks associated with our core investment strategy, see “Risk Factors—Risks Relating to Our Funds and HHH and Our Investment Strategy.”
We have historically taken steps to benefit our investors that in the short term can impact the fees we collect. For example, in an effort to address the persistent discount at which PSH trades to NAV, in February 2024, we expanded the fee offset arrangement that reduces the performance fees we receive from PSH as a function of the fees we receive from other funds we manage, including the management fees that we will receive from PSUS upon completion of the combined offering, in order to increase demand for PSH shares by making it a more attractive fund for investors. The goal of the revised fee offset arrangement is to eventually eliminate the incentive fees PSH pays by increasing the fee income from growing other existing and new funds under management. Similarly, in connection with the Howard Hughes Transaction, we reduced the management fees payable to PSCM by each of the core funds by an amount equal to the HHH Fees multiplied by the percentage of HHH’s shares outstanding held by each such fund attributable to its fee-paying capital. While such extra-contractual givebacks to our investors have an economic cost to us, we believe that our reputation for being a good partner to our investors, even if not required by the governing fund contracts, has been and will continue to be a long-term driver of Pershing Square Inc.’s long-term intrinsic value.
HHH’s Diversified Holding Company Strategy
On May 5, 2025, we completed the Howard Hughes Transaction pursuant to which we intend to transform HHH, a long-term holding of our core funds, into a diversified holding company. As a first step, on December 17, 2025, HHH entered into an agreement to acquire Vantage, a privately held specialty insurance and reinsurance holding company, for approximately $2.1 billion in cash.
The Vantage Acquisition is expected to close in the second quarter of 2026, subject to customary regulatory approvals and closing conditions. We believe that the Vantage Acquisition will anchor HHH’s transformation into a diversified holding company by combining our investment capabilities with Vantage management’s insurance expertise and operations, enabling HHH to build and grow a profitable insurance company, which has the potential to serve as an important source of long-term value creation for HHH and our shareholders. HHH has also announced that, over time, it intends to acquire controlling ownership of high-quality, durable growth public and private operating companies, while continuing to invest in and grow its MPC real estate business.
PSCM intends to manage the assets of Vantage’s insurance company subsidiaries in accordance with applicable regulatory and rating agency requirements. Subject to applicable law, PSCM plans to invest such assets primarily in fixed income securities (including U.S. Treasury bills) and common stocks of public companies in a manner consistent with the investment strategy of our core funds. Accordingly, we believe PSCM’s strategy for managing the assets of

Vantage’s insurance company subsidiaries will be highly synergistic to our core funds’ investment strategy and our own cash management practices. PSCM also plans to manage the assets of Vantage’s insurance company subsidiaries in a low-leverage fashion, meaning that they will write relatively small amounts of premium relative to capital, with the result that they will likely have lower ratios of invested assets to capital than a typical U.S. property-and-casualty insurance company. We believe this low-leverage approach will allow Vantage’s insurance company subsidiaries to prudently invest a relatively higher percentage of their respective assets in common stocks, as opposed to fixed income securities, compared with a typical U.S. property-and-casualty insurance company. Accordingly, we expect Vantage’s insurance company subsidiaries will be able to generate higher returns on their assets compared with more highly leveraged U.S. property-and-casualty insurance companies, which generally derive their profits principally from underwriting and a predominantly fixed-income investment strategy.
We will support HHH’s new diversified holding company strategy by providing HHH with investment advisory and other services that leverage our existing core competencies. For example, we believe the idea generation and diligence processes we utilize in our core investment strategy, as well as our extensive track record and reputational equity from working closely with portfolio companies and institutional investors throughout our history, will allow us to help HHH successfully pursue privately negotiated control investments. In addition, we believe the variant insights from our asymmetric hedging strategy, which has proven to be a substantial contributor to our long-term investment performance, will allow us to help protect HHH against macroeconomic risks and to capitalize on market dislocations. We believe our investment acumen, transactional experience and operational infrastructure will assist us in creating long-term value at HHH.
Although we expect the investment strategy of HHH will differ in some respects from that of our core funds, including, for example, with respect to the Vantage Acquisition and acquisition of controlling ownership stakes in operating companies, we anticipate that the type of companies in which HHH will acquire controlling interests will be sufficiently similar to the type of companies in which our core funds invest (i.e., companies with simple, predictable, free-cash-flow generative businesses), but of substantially smaller size. In addition, we expect to invest the assets of Vantage’s insurance company subsidiaries in fixed income securities and common stocks of public companies in a manner consistent with the investment strategy of our core funds. As such, we do not anticipate that the Howard Hughes Transaction will require us to materially increase our fixed costs or headcount or disrupt the operation of our core funds.
There are challenges and risks inherent in the Howard Hughes Transaction. Transforming HHH into a diversified holding company will be a new and complex process for us, and there can be no assurance that the anticipated benefits of the transaction will be fully realized. For a discussion of risks associated with the Howard Hughes Transaction, see “Risk Factors.”
Our History and Evolution
Throughout our history, we have demonstrated an ability to drive value through active engagement with our portfolio companies and their boards of directors and management teams. In the initial period following our founding in 2003, we focused on transactional activism where we invested in undervalued companies in which we believed substantial shareholder value could be created by our catalyzing corporate events such as spinoffs, strategic asset or corporate transactions, and/or changes in corporate structure. In this initial period, we did not yet have sufficient reputational equity or credibility with management teams, boards of directors, and stockholders to exert influence in the boardroom without transactional activism.
Over time, our approach began to evolve toward deeper long-term active operating engagements. For instance, in 2010, Mr. Ackman joined the board of directors of General Growth Properties, Inc. (“GGP”) and led a financial restructuring with the perspective and influence of a major common stockholder, which included the identification and recruitment of new management for the company. In 2012, we won a proxy fight for control of the board of directors of Canadian Pacific Railway (now known as Canadian Pacific Kansas City), replaced the substantial majority of the incumbent board with our nominees, and then proceeded to recruit a leading industry veteran to lead a turnaround of the company. In 2016, our affiliates joined the board of Chipotle Mexican Grill, Inc. in the midst of a food safety crisis and assisted the company in recruiting a new CEO and senior leadership team who executed a successful turnaround. We believe that these and other such corporate engagements and our record of recruiting experienced senior leadership have allowed us to steadily establish a reputation and credibility as a preferred partner to portfolio companies and their shareholders, especially during challenging periods at these businesses.

Prior to 2014, we primarily raised capital through private funds with periodic redemption rights. One historical impediment to our strategy of long-term corporate engagements was the open-ended nature of our capital base where the liquidity needs of our shorter-term fund investors were inconsistent with our long-term investment horizon. In 2014, PSH converted into a closed-end investment company and listed its shares on Euronext Amsterdam in a $2.9 billion IPO, the largest European IPO of 2014, to become our first publicly traded permanent capital fund with $6.2 billion in AUM at the completion of the offering (PSH subsequently listed on the London Stock Exchange in May 2017 and recently delisted from Euronext Amsterdam in January 2025). At that time, as of October 1, 2014, 34% of our assets under management for our funds and other investment vehicles was in the form of permanent capital.
In 2015, we made an investment that led to a period of poor investment performance, during which our investment strategy’s annual returns substantially underperformed that of the S&P 500. The loss on this one investment had a disproportionate effect on our overall fund performance because market participants sold and/or shorted our portfolio company holdings and attempted to cause a short squeeze by buying stock in the one company we were short. They did so because they believed, correctly as it turned out, that the occurrence of a large publicly visible loss on one high-profile investment would trigger investor redemptions and require us to liquidate positions in our two open-ended funds, PSLP and PSINTL, which comprised approximately two-thirds of our assets under management at that time.
In 2017, we reflected on the root causes of our underperformance and formulated a turnaround strategy, which we believe has been largely responsible for our funds’ track record of substantial outperformance since that time. Our turnaround strategy consisted of four pillars: (1) exiting the problematic investments, which included exiting activist short selling as an investment strategy (though short selling had never been a material component of our investment strategy); (2) restructuring Pershing Square into a smaller investment-centric organization; (3) stabilizing our capital base by the purchase by our Founder and other employees of a large minority ownership interest in PSH; and (4) reinforcing the implementation of our core investment principles.
Early in 2018, we announced that we would no longer seek to raise capital for our two open-ended funds. This decision to focus on PSH and permanent capital was largely driven by our experience in our challenging period. Through compounded returns, net of dividends and stock buybacks of 29.5% of shares outstanding, PSH has grown organically to reach $15.0 billion in Fee-Paying AUM as of December 31, 2025. Including the Fee-Paying AUM of HHH, permanent capital represents 96% of our Fee-Paying AUM as of December 31, 2025. Permanent capital will represent an even greater portion of our Fee-Paying AUM following the completion of the PSUS IPO.
At the time we launched PSH, we believed the ability to earn a performance fee was critical to our ability to attract and retain talent. We chose a listing venue outside of the United States for PSH where applicable regulatory requirements would not preclude us from earning a performance fee. Organizing PSH as a non-U.S. fund listed outside of the United States has presented certain challenges. We believe that certain tax attributes of PSH make it an unattractive investment for many taxable U.S. investors. Furthermore, applicable regulatory restrictions both limit the ability of many U.S. investors to own PSH and inhibit our ability to market PSH to U.S. investors. We believe that these factors have caused PSH to trade at a discount to its NAV.
The establishment of PSUS represents the next evolution of our strategy. As our flagship NYSE-listed permanent capital vehicle which charges only a management fee and without the regulatory marketing limitations, U.S. ownership restrictions, and unfavorable tax characteristics of PSH for U.S. taxpayers, we believe that PSUS will not experience the challenges inherent to PSH and other offshore closed-end investment companies.
Our shift to a permanent capital strategy has enabled us to minimize marketing and fundraising efforts, allowing our investment professionals to dedicate substantially all of their business time and attention to the identification, monitoring and oversight of our portfolio companies. Our permanent capital base has enabled us to invest with a long-term ownership horizon as we are no longer beholden to the risks of short-term investor capital flows, which we experienced during our challenging period. Our last activist investment was initiated in 2016, and our investment approach is now characterized by constructive and productive corporate engagements. By exiting short selling as an investment strategy, our funds are also no longer exposed to the risk of a short squeeze.

We believe the benefits from our investment strategy’s evolution are significant, as our current approach focused on long-term constructive engagement and investment in high-quality large-capitalization companies is highly scalable, allowing us to continue to generate high returns and compound our assets and reputational equity over the long-term.
Our Market Opportunity
As alternative asset management remains a broadly attractive and growing industry, we believe our differentiated business model positions us to capitalize on favorable market trends:
Greater Equity Market and Single-Name Stock Price Volatility
In recent years, there has been significant equity market and single-name stock price volatility, even for large publicly traded companies. We believe this volatility is due to several factors. Index funds have increasingly become the largest effectively permanent owners of a growing percentage of the market capitalization of public companies. This large index ownership has increased the impact that short-term, highly leveraged investors who rapidly buy and sell securities can have on price discovery as such investors now comprise a growing percentage of the daily trading of companies. Because these shorter-term investors generally have a low tolerance for mark-to-market losses, this creates large amounts of stock price volatility for even the largest companies that disappoint or surprise investors. Unexpected macroeconomic data and unanticipated geopolitical events have also contributed to market volatility. We believe such volatility is beneficial to concentrated, long-term, fundamental value investors that manage permanent capital as it can create attractive buying opportunities coupled with a high degree of share price liquidity.
Democratization of Alternative Investments
Individual investors are expected to be the fastest growing segment among investors allocating to alternative assets and are projected to increase their alternatives allocations from $4 trillion to $13 trillion over the 10-year period from 2022 to 2032. High minimum initial investment commitment requirements and limited liquidity have historically been and in some cases remain barriers for individual investors to invest in alternative investments. We believe we are well positioned to benefit from the democratization of alternative investments as PSUS will not have any minimum investment requirements, and retail investors, following the PSUS IPO, will be able to purchase PSUS Shares directly on the NYSE.
Retail Investor Growth in Public Equity Market Participation
Direct ownership of stocks increased from 15% to 21% of U.S. families between 2019 to 2022, the largest change on record, according to the U.S. Federal Reserve. PSUS, which we expect will be our flagship NYSE-listed permanent capital vehicle, will be our first fund marketed to both U.S. retail and institutional investors.
Our Competitive Strengths
Track Record of Outperformance
We have a strong track record of low-correlated outperformance and resilience driven by investment discipline, constructive engagement with our portfolio companies, and profits from our unique asymmetric hedging strategy. Our core investment strategy has exhibited relatively low market correlation to the broader equity market (i.e., average returns of the investment strategy, net of fees, have been higher than the broader equity market during times in which the returns of the broader equity market declined and similar to the broader equity market during times in which the broader equity market increased). Our permanent capital strategy has generally proven to be defensive in down markets, outperforming the S&P 500 during the global financial crisis, the COVID-19 pandemic, and the recent elevated interest rate environment, as illustrated in the graph above titled “Pershing Square Cumulative Net Returns vs. S&P 500.” We have underperformed the S&P 500 in certain years, for example, during our challenging period from 2015 to 2017, and in 2024 when our performance lagged the overall performance of the S&P 500. Our long-term goal is to substantially outperform market indexes; however, we do not expect to outperform the stock market each year.

The chart below presents the annualized net returns an investor who invested in PSH would have experienced from January 1, 2018, the beginning of our current permanent capital era, through December 31, 2025, as compared to the returns such investor would have received had it invested in the S&P 500 during the same time period.
Pershing Square Permanent Capital Era Annualized Net Returns vs. S&P 500
From January 1, 2018 Through December 31, 2025

22.6%
830 bps Outperformance
Per Annum
vs. S&P
14.3%
PSH
Net Return(1)
S&P 500(2)

(1)
Represents the annualized net returns from investing in PSH, after performance fees, management fees and other expenses incurred by the fund. See “Business—Advisory Fees and Compensation” for a description of applicable performance fees and management fees. Illustrates the past performance of PSH, and past returns are not indicative of future performance. If the annualized net returns from investing in PSLP and PSINTL from January 1, 2018 through December 31, 2025, after performance fees, management fees and other expenses incurred by such funds, were also included, the annualized net returns of our core funds, on a weighted-average aggregate basis, would have been 22.3%, representing 800 bps of outperformance per annum versus the S&P 500. The lower net returns of our core funds, on such aggregate basis, versus of PSH are primarily attributed to the higher percentage payable as performance fees by PSLP and PSINTL, as compared to PSH, and the fact that PSLP and PSINTL do not employ leverage in the form of low-cost, long-term debt in pursuing our core investment strategy, unlike PSH. This performance information is presented in connection with the offering of our common stock and is for illustrative purposes only. It is not the performance record of PSUS and should not be considered a substitute for the performance of PSUS. There can be no assurance that any of our funds will achieve comparable or greater results in the future, or that any of our funds will be able to implement their investment strategy or achieve their investment objective. Our funds’ investments may be made under different economic conditions and may include different underlying investments in the future. Furthermore, PSH and the other funds and accounts managed by us prior to the combined offering are not registered under the 1940 Act, unlike PSUS, and, therefore, none of them are subject to the investment restrictions, leverage and derivative restrictions, diversification requirements and other regulatory requirements imposed on registered investment companies by the 1940 Act and on regulated investment companies by the Code. If such funds or accounts had been registered under the 1940 Act and/or operated as regulated investment companies under the Code, their respective returns might have been lower and their ability to undertake certain transactions or investments may have been restricted. See the accompanying PSUS Prospectus for additional information about PSUS and the risks associated with an investment in PSUS Shares. The historical performance information presented herein does not reflect the impact of any sales load or transaction fees.

(2)
The S&P 500 is an unmanaged capitalization-weighted index that measures the performance of the large-capitalization segment of the U.S. market. The index includes 500 leading U.S. stocks representing all major industries. The S&P 500 does not reflect any fees, expenses or sales loads. It is not possible to invest directly in the S&P 500 index. The volatility of the S&P 500 presented may be materially different from that of the performance of our funds. In addition, the S&P 500 employs different guidelines and criteria than our funds; as a result, the holdings in our funds may differ significantly from the securities that comprise the S&P 500. The S&P 500 allows for comparison of our funds’ performance with that of a well-known, appropriate and widely recognized index; the S&P 500 is not intended to be reflective or indicative of our funds’ past or future performance.

Permanent Capital with a Capital-Light, High-Growth Business Model
We believe that we are the only publicly traded alternative asset manager with permanent capital comprising nearly all of our AUM, with a small single-digit percentage of our Fee-Paying AUM in our two private funds comprised of investors who have invested with us for many years, typically a decade or more. We define “permanent capital” as capital that is not subject to withdrawal or redemption at the option of the fund investor or stockholder. In contrast to the non-traded “perpetual” capital vehicles sponsored by other alternative asset managers, PSH does not have any redemption provisions or mandatory share repurchase requirements that are at the election of the fund investor or stockholder, and has comparatively low distributions as a percentage of NAV. Similarly, any return of capital by HHH, a NYSE-listed operating company, whether in the form of dividends or share repurchases, would be made only at the discretion of its board of directors and not at the election of its stockholders, and HHH intends to retain all of its capital for long-term investment. As of December 31, 2025, 96% of our Fee-Paying AUM is permanent capital. Permanent capital will represent an even greater portion of our AUM following the completion of the PSUS IPO and the continued growth of HHH.
Composition of Fee-Paying AUM
As of December 31, 2025

We view the stability of our capital base, substantially all of which is permanent capital, as one of our most important competitive advantages. Permanent capital allows us to take a long-term view and be opportunistic during periods of market volatility without being exposed to the need to raise capital by selling assets to meet redemptions during such periods. We expect to continue to drive significant organic AUM growth by implementing our investment strategy and compounding our capital at high rates of return, in contrast to other asset managers whose growth requires fundraising first to maintain and then to grow their managed assets. We believe our permanent capital enables us to generate superior, long-term investment returns and produces a financial profile for Pershing Square that is characterized by steady, predictable and recurring fees. Because we do not require the headcount and other substantial costs required of a large fundraising operation, we can achieve greater operating leverage as our AUM can grow without the need to increase the size of our organization.
Permanent capital has also been and is expected to continue to be a highly attractive talent attraction and retention tool, allowing us to hire and retain top analysts for our investment team and other high-quality employees throughout our company. Permanent capital and our long-term investment horizon are also excellent recruitment tools when our portfolio companies seek to hire experienced senior executives who prefer the stability and backing afforded by a significant long-term shareholder who is not required to seek an exit for its holdings due to investor redemptions or investment holding periods due to fund life considerations.
Our permanent capital base is managed through durable contractual arrangements. Our investment management agreement with PSH can only be terminated with the approval of 66 2/3% of the voting shares and 66 2/3% of the public shares of PSH. Because our Founder and certain of our other employees, together with their affiliates, directly or indirectly hold 28% of the outstanding public shares of PSH at December 31, 2025, a decision to terminate the investment management agreement as of such date would have required the affirmative approval of 93% of the remaining outstanding public shares. Moreover, as described in “Certain Relationships and Related Person

Transactions—Other Transactions—Our Right to Acquire PSH Shares,” we will have the right to acquire the shares of PSH held by our Founder and certain of our other current and former employees and their affiliates at any time after the ninth anniversary of the Corporate Conversion and on or prior to the tenth anniversary of the Corporate Conversion.
Similarly, the HHH Services Agreement has an initial 10-year term, with successive automatic 10-year renewal terms unless the agreement is terminated or not renewed in accordance with its terms. The HHH Services Agreement may not be terminated by HHH except in limited prescribed circumstances such as fraud, misrepresentation or embezzlement by PSCM and with the approval of two-thirds of the disinterested members of its board of directors or in the event of a sale of the company which must be approved by a majority vote of the board of directors and a subsequent vote of a majority of shareholders present at a shareholder meeting. We note that Pershing Square Inc. and our core funds own 47% of the outstanding shares of HHH. HHH may only elect not to renew the HHH Services Agreement if the non-renewal is approved by a unanimous vote of the disinterested members of its board of directors and by holders of at least 70% of the outstanding shares of HHH common stock, excluding any shares held by us or our affiliates. Under the HHH Standstill Agreement, we, and our affiliates, are generally limited to an ownership cap of 47% and a voting cap of 40% of the outstanding shares of HHH common stock. See “Business—Termination of Investment Management Agreements and HHH Services Agreement and Key Man Protection” for additional information.
Recurring Fee-Related Earnings Stream
We generate substantially all of our revenue from management fees and performance fees. We retain all of the management fees earned from our funds. We pay our investment professionals and certain other employees our realized performance fees in excess of an amount allocated to us in the form of a preferred entitlement that we refer to as “Preferred Performance Fees.” Preferred Performance Fees are performance fees earned on the first five percentage points of fund returns, net of management fees, above the applicable high-water mark for certain of our core funds and subject to certain other offsettable fees. To the extent realized performance fees from a fund are insufficient to pay us some or all of the Preferred Performance Fee in any year, the unpaid portion accrues to subsequent periods until paid in full. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Components of Our Results of Operations—Income—Performance Fees—Allocation of Performance Fee Revenue” for an illustration of our Preferred Performance Fee arrangement for the allocation of performance fee revenue, as well as the relevant high-water marks, over the six-year period ending December 31, 2025.
We have structured the Preferred Performance Fees as a senior claim on our funds’ performance fees to increase the stability and certainty of these future cash flows to Pershing Square Inc. Because our Preferred Performance Fees are paid from the first dollars of realized performance fees, which are contingent on the mark-to-market appreciation in the NAV of our funds above an applicable high-water mark, the amount of the Preferred Performance Fees that is paid in any year can vary depending upon the performance of our funds. In other words, if a fund does not generate a 5% return, net of the management fee, the amount of Preferred Performance Fees from that fund will be lower than if the fund generated a return in excess of 5% net of the management fee. The applicable high-water mark used to calculate the Preferred Performance Fees also can vary from year to year depending on changes in the Net Asset Value and the amount of fee-paying capital in a fund. Because the Preferred Performance Fees are paid from the first dollars of fund profit and are accrued in the event there are insufficient fund returns in any one year, as long as each fund that pays performance fees generates a 5% annual return, net of the management fee, over the long-term, the Preferred Performance Fees will be fully paid.
We believe that our Preferred Performance Fee arrangement results in recurring revenue that is less volatile and more predictable over the long-term when compared with conventional performance fee arrangements for two reasons: (1) our performance fees are paid annually subject only to our funds generating a return in excess of their high-water mark, and (2) our performance fees are determined based on mark-to-market returns including realized and unrealized gains. The structure of our Preferred Performance Fee arrangement makes for more consistent and stable cash flows compared to the performance fees of other alternative investment managers whose private equity funds generally require the sale of an asset at a price which generates cash returns in excess of a preferred return or hurdle rate. As a result of our Preferred Performance Fee arrangement, we believe that effectively all of our revenues from management fees and Preferred Performance Fees can be considered to be stable and recurring fee-related earnings.

Core Investment Strategy Creates a High-Margin Business with a Largely Fixed Cost Base
Our core funds each have a similar investment program, which is to acquire long-term, large minority stakes in high-quality, predominantly North American-listed, large-capitalization companies at attractive valuations. Our core funds generally invest in the same assets in similar proportions, subject to regulatory, tax, liquidity and other applicable considerations. We view our core investment strategy as an important competitive advantage as we allocate capital only to our best ideas. Our core investment strategy also has proven to benefit from economies of scale, as, in general, the greater our percentage ownership of a company, the greater our influence over that company, influence which has helped us drive portfolio company and fund performance as well as organic growth in our AUM.
Our core investment strategy has proven to be highly scalable because fewer investment professionals are required to manage a concentrated portfolio consisting of long-term holdings with limited trading activity. We have nine investment professionals managing $30.7 billion in AUM as of December 31, 2025, and believe that we can significantly increase our AUM without materially increasing our headcount, infrastructure or other assets. The result is a high-margin operating model with a primarily fixed cost base (which excludes incentive compensation-related expense which is paid to employees out of realized performance fees only after first allocating to the Company the accrued Preferred Performance Fee).
Our business is also minimally capital intensive, apart from investments we make alongside other investors when we have launched new funds or completed corporate transactions. In light of our largely fixed cost base, highly scalable investment strategy, and minimal capital intensity, we benefit from substantial operating leverage as we grow our AUM.
History of Capital Markets Innovations
From time to time throughout our history, we have complemented our organic growth in AUM by launching new funds or completing innovative transactions that leverage our core competencies to create large ‘overnight’ increases in our Fee-Paying AUM without requiring significant new investments in infrastructure and operating costs. We have been at the forefront of two pronounced recent shifts in the asset management industry: the democratization of alternative investments and the surge in retail investor participation in public equity markets. For example, in 2014, we converted PSH into a closed-end investment company and listed its shares on Euronext Amsterdam (and later listed PSH on the London Stock Exchange in May 2017). As a result of PSH’s public listing on the London Stock Exchange, PSH became our first publicly traded permanent capital fund with AUM of $6.2 billion as of October 2014.
In July 2020, our core funds sponsored the largest special purpose acquisition company (“SPAC”) in history, Pershing Square Tontine Holdings, Ltd. (“PSTH”), which raised $4 billion in its initial public offering, before it was ultimately liquidated and all capital raised was returned to investors in 2022 due to PSTH’s inability to close a transaction with Universal Music Group (“UMG”) because necessary regulatory approvals were unable to be obtained in a timely fashion. We fulfilled our obligation to acquire 10% of UMG by acquiring the stake directly in our core funds along with a co-investment vehicle which we raised for that purpose.
We created a new form of acquisition company, Pershing Square SPARC Holdings, Ltd. (“SPARC”), a special purpose acquisition rights company, which we believe to be a more efficient and improved successor to the traditional SPAC, thereby providing investors in PSTH a free option to invest in our next acquisition company transaction. Our registration statement for SPARC became effective on September 29, 2023. SPARC has no founder stock, shareholder warrants, or underwriting fees, and represents a highly efficient approach to going public with Pershing Square as an anchor, committed capital sponsor. On April 7, 2026, we announced that we had made a proposal to the UMG board of directors concerning a business combination transaction in which UMG would merge with SPARC, with the newly merged company becoming a Nevada corporation listed on the NYSE. The proposal contemplates that our core funds would waive their sponsor warrants in SPARC. There is no assurance that our proposal will be accepted by UMG or result in the transaction we proposed or any other transaction.

The launch of PSUS, which would be our first flagship NYSE-listed permanent capital vehicle, will be our first fund marketed to both U.S. retail and institutional investors. Subject to the applicable requirements of the 1940 Act and the Code, as discussed elsewhere, PSUS is designed to be a near-mirror image of PSH, but without performance fee compensation and the regulatory marketing limitations, U.S. ownership restrictions, and tax characteristics of PSH.
The Howard Hughes Transaction has enabled us to create a permanent capital vehicle in a corporate form that we intend to use to acquire controlling interests in public and private companies and, as a result of the Vantage Acquisition, to build a profitable insurance company whose assets we will manage.
PSUS IPO Will Substantially Increase Our Fee-Paying AUM
The PSUS IPO will materially increase our permanent capital and our Fee-Paying AUM, which will lead to substantial growth in our predictable and recurring management fee revenue and fee-related earnings. PSUS will pursue our core investment strategy enabling it to leverage our existing investment acumen and infrastructure. We believe the launch and management of PSUS will not require an increase in our fixed costs, making the additional revenue from PSUS a highly material contribution to our earnings and cash flows. See “Unaudited Pro Forma Consolidated Financial Information” and the accompanying PSUS Prospectus for additional information on PSUS.
Howard Hughes Transaction Drives Long-Term Value Creation
We believe the Howard Hughes Transaction will allow us to build a fast-growing, high-returning diversified holding company that acquires control positions in companies meeting our criteria for business quality and durable growth alongside continued growth in the cash flows from HHH’s MPC real estate business. Our first initiative for HHH was to acquire or create an insurance company, the investment assets of which would be managed by PSCM. On December 17, 2025, HHH entered into an agreement to acquire Vantage, a privately held specialty insurance and reinsurance company, for approximately $2.1 billion in cash.
The Vantage Acquisition is expected to close in the second quarter of 2026, subject to customary regulatory approvals and closing conditions. We believe that the Vantage Acquisition will anchor HHH’s transformation into a diversified holding company by combining our investment capabilities with Vantage management’s insurance expertise and operations, enabling HHH to build and grow a profitable insurance company, which has the potential to serve as an important source of long-term value creation for HHH and our shareholders. PSCM intends to manage the assets of Vantage’s insurance company subsidiaries similarly to how we manage the assets of our core funds, but with consideration to issues particular to regulated insurance companies.
We view the Howard Hughes Transaction as highly synergistic to our core investment strategy and competencies. We intend to leverage the idea generation and diligence processes we utilize in our core investment strategy, along with our extensive track record and reputational equity developed from working closely with portfolio companies, to assist HHH in pursuing privately negotiated control investments. We also intend to leverage our variant insights from our asymmetric hedging strategy to help protect HHH from macroeconomic risks and to capitalize on market dislocations.
We believe the Howard Hughes Transaction will not require us to materially increase our fixed costs or headcount, making the additional value created from such transaction, including from the quarterly HHH Fees paid to PSCM, highly accretive to our earnings and cash flows.
Highly Collaborative Culture and Reputation as a Preferred Partner to Portfolio Companies
We believe our firm’s unique culture is fundamental to our success. Our company combines investment excellence with a flat organizational structure. Each member of our investment team plays a meaningful role in the construction and management of our portfolio. Our collaborative partnership culture, permanent capital base, the highly attractive economics of our business and our approach to employee compensation have resulted in limited employee turnover.
Our collaborative culture is also demonstrated by our track record of constructive engagements with boards of directors and oversight of our portfolio companies, which has allowed us to establish an excellent reputation and credibility as a preferred partner. We believe our reputation has been an important driver of our outperformance since inception, allowing us to garner substantial influence and drive long-term value creation in our portfolio companies without paying a control premium.

Alignment of Interests
We believe we have successfully built a business model that aligns our interests with our portfolio companies, investors in our funds, and the stockholders of Pershing Square Inc. Our employees and their affiliates’ capital invested in our funds and HHH totaled $5.8 billion as of December 31, 2025, accounting for approximately 26% of the aggregate value of our funds’ NAV, before any accrued performance fee, and HHH’s market capitalization, which is substantially higher, both as a percentage and absolute dollar investment, than the typical amount of sponsor investments of other alternative asset manager teams. We also have agreed to increase our existing $17.1 million investment in PSUS to $150 million by investing $100 million in common shares in the PSUS Private Placement and an additional $50 million in a private placement of preferred shares to be issued by PSUS in connection with and upon completion of the PSUS IPO. Our employees will own the substantial majority of Pershing Square Inc. shares after the combined transaction.
Our employee compensation is tied to aggregate fund performance rather than the performance of any one or more portfolio companies or investments of our funds. Our Preferred Performance Fee arrangement increases our alignment with our investors as the substantial majority of our investment professionals’ compensation comes from performance fees remaining after payment by PSCM of the Preferred Performance Fee to us. For additional information, see “—Reorganization Transactions” and “—Implications of Being a Controlled Company” below. To further align certain of our senior professionals with our long-term investment horizon, in connection with the combined offering, certain of our senior professionals will receive interests in PS Partner Group (as defined below in “—Reorganization Transactions—Holdco Reorganization”) that may become redeemable, subject to certain conditions, for shares of our common stock held by PS Partner Group. See “Executive Compensation—Compensation Arrangements To Be Adopted in Connection with the Combined Offering—Redeemable Interests in PS Partner Group.”
To minimize circumstances that may lead to or give the appearance of conflicts of interest with our fund investors, we maintain policies that restrict the type of investments our employees can make in their personal accounts and require regular disclosure to us of their personal securities holdings and transactions.
Our Growth Strategy
We intend to drive long-term shareholder value by pursuing a growth strategy of compounding our permanent capital at high rates of return and by launching new permanent capital funds and executing corporate transactions, like the HHH Transaction, that will enable us to grow our permanent capital assets.
Generate High Rates of Long-Term Returns To Drive Organic Growth in Fee-Paying AUM
Generating high rates of long-term returns is key to our strategy and has been fundamental to our ability to scale our business over time. Since our founding, a long-term investment in our funds has generated substantially superior returns for investors versus an investment in the S&P 500, our benchmark index. Our strategy has proven to be highly scalable because fewer investment professionals are required to manage a concentrated portfolio consisting of long-term holdings with limited trading activity, and because our long-term, large ownership stakes increase our influence over our portfolio companies, which we believe helps to drive our investment performance.
We view our selective asymmetric hedging strategy as highly synergistic to our core investment strategy and a superior alternative to a large cash position or a continuous hedging program, both of which can be a significant drag on long-term performance. Accordingly, we believe that our core investment strategy complemented by our asymmetric hedging strategy will allow us to continue to compound our permanent capital at high rates of return, creating continued rapid organic growth in our AUM. Because of our high-margin, minimally capital-intensive operating model, our growth in Fee-Paying AUM from investment returns and new permanent capital initiatives should drive substantial increases in our revenues, our earnings, and our cash flow, which will be available for future investment opportunities and for dividends or share repurchases.

Selective Launches of New Permanent Capital Funds Can Drive Large Percentage Increases in Fee-Paying Assets
We will continue to evaluate opportunities to selectively launch new permanent capital funds that leverage our core competencies and create large ‘overnight’ increases in our Fee-Paying AUM without requiring significant new investments in infrastructure and operating costs. For example, we may consider launching new permanent capital funds that focus on investments with asymmetric payoff structures and/or opportunistic private investments, which leverage our substantial experience with asymmetric hedges and history of privately negotiated transactions. In light of our relatively small current Fee-Paying AUM compared with other publicly traded alternative asset managers, new permanent capital fund launches can drive large percentage increases in Fee-Paying AUM, operating profits, and cash flow. The combined offering and the HHH Transaction are emblematic of this approach to growth. In the event we identify additional compelling opportunities for selective expansion, we believe we are well positioned to capitalize on such opportunities.
Reorganization Transactions
Holdco Reorganization
In connection with the Strategic Investment, effective as of May 31, 2024, PSCM completed an internal reorganization of its ownership structure (the “Holdco Reorganization”) pursuant to which Pershing Square Holdco, L.P., a Delaware limited partnership formed for purposes of the Holdco Reorganization, became the indirect, sole owner of PSCM. As a result of the Holdco Reorganization and subsequent related transfers of interests, our owners who previously held interests directly in PSCM now hold their interests through Pershing Square Partner Group, LLC, a Delaware limited liability company (“PS Partner Group”), and/or Pershing Square Holdco, L.P. Following the Holdco Reorganization and prior to the combined offering, PS Partner Group and our owners who previously held interests directly in PSCM own approximately 90% of the issued and outstanding limited partnership interests in Pershing Square Holdco, L.P. In addition, such owners also hold interests in PS CompCo, LLC, a Delaware limited liability company (“CompCo”), which entered into the Variable Compensation Agreement, dated as of May 31, 2024 (as amended and restated on March 3, 2026, the “VCA”), with Pershing Square Holdco, L.P. and PSCM. For further discussion of the VCA and its contemplated termination and replacement in connection with the combined offering, see “Executive Compensation—Narrative Disclosure to Summary Compensation Table—Variable Compensation Agreement” and “Executive Compensation—Compensation Arrangements To Be Adopted in Connection with the Combined Offering—Variable Compensation Agreement and Subordinated Profits Interest.”

The diagram below depicts our current organizational structure prior to the Corporate Conversion and the combined transaction.

Partners(1)(5)(7)
Strategic Investors(8)
Senior Management(3)
Members
100% of economic interests,
0% of voting power(10)
Members
100% of economic interests,
0% of voting power(10)
Limited Partner
10% of economic interests,
0% of voting power(10)
PS Holdco GP Managing Member, LLC ("ManagementCo")(2)(3)(4)
Managing Member
100% of voting power(10),
0% of economic interests
Managing Member
100% of voting power(10),
0% of economic interests
Pershing Square Partner Group, LLC ("PS Partner Group")(1)(2)(7)
Pershing Square Holdco GP, LLC ("Holdco GP")(4)
Limited Partners
90% of economic interests,
0% of voting power(10)
General Partner
100% of voting power(10),
0% of economic interests
Pershing Square Holdco, L.P.(1)(4)
(9)
100% common equity
Preferred Performance Fees(6)
PS CompCo, LLC ("CompCo")(5)(7)
Subordinated Performance Fees(6)
Pershing Square Capital Management, L.P. ("PSCM")

(1)
Following the Holdco Reorganization and subsequent related transfers of interests, our current and former employees of PSCM, including our Founder, as well as former members of our advisory board (collectively, the “Partners”) own interests in Pershing Square Partner Group, LLC (“PS Partner Group”) and/or Pershing Square Holdco, L.P.

(2)
Following the Holdco Reorganization, PS Holdco GP Managing Member, LLC (“ManagementCo”) is the managing member of PS Partner Group. As managing member of PS Partner Group, ManagementCo has no economic interests in PS Partner Group but sole voting control over PS Partner Group.

(3)
ManagementCo is directly or indirectly owned by certain members of our senior management comprising our Founder, Ryan Israel, Ben Hakim, Michael Gonnella, Anthony Massaro and Halit Coussin. Our Founder owns 24.9% of the voting interests of ManagementCo, with Mr. Israel, Mr. Hakim, Mr. Gonnella, Mr. Massaro and Ms. Coussin each owning the remainder of the voting interests equally (approximately 15% of such voting interests each).

(4)
Following the Holdco Reorganization but prior to the Corporate Conversion, Pershing Square Holdco GP, LLC (“Holdco GP”) is the general partner of Pershing Square Holdco, L.P. As general partner of Pershing Square Holdco, L.P., Holdco GP has no economic interests in Pershing Square Holdco, L.P. but has the power to manage the business and affairs of Pershing Square Holdco, L.P. Holdco GP, in turn, is managed by a board of directors. ManagementCo, as sole member of Holdco GP, controls the election of the members of such board of directors.

(5)
Following the Holdco Reorganization, our Partners own interests in CompCo. As described in “Business—Advisory Fees and Compensation—Allocation of Performance Fee Revenue,” generally we pay our investment professionals and certain other employees our performance fees remaining after payment by PSCM of the Preferred Performance Fee to us. See “Executive Compensation—Compensation Arrangements To Be Adopted in Connection with the Combined Offering—Variable Compensation Agreement and Subordinated Profits Interest.”

(6)	Represents a contractual entitlement under the VCA. See “Executive Compensation—Narrative Disclosure to Summary Compensation Table—Variable Compensation Agreement.”
(7)
Following the Holdco Reorganization and subsequent related transfers of interests, but prior to the Corporate Conversion, our Founder, together with his affiliated entities, directly or indirectly, owns 51.5% of CompCo and 34.0% of PS Partner Group and directly owns 22.5% of Pershing Square Holdco, L.P.

(8)	Each of the Strategic Investors owns an interest of 3% or less of our business.
(9)	Certain wholly owned intermediate holding companies are not depicted in the structure chart.
(10)
Generally, the General Partner or the Managing Member, as the case may be, has all rights and powers to manage and administer the business and affairs of the relevant entity; and the Limited Partners or the non-managing Members, as the case may be, generally have no voting or approval rights, except with respect to limited minority protection rights as set forth in the applicable organizational document.

Corporate Conversion
Prior to the effectiveness of each of the registration statement of which this prospectus forms a part and the PSUS Registration Statement, Pershing Square Holdco, L.P. will convert into a Nevada corporation by means of a statutory conversion and change its name to Pershing Square Inc. We refer to this conversion throughout this prospectus as the “Corporate Conversion.” Prior to the Corporate Conversion, (i) the economic interests of Pershing Square Holdco, L.P. are owned by its limited partners, (ii) the non-economic controlling interest in Pershing Square Holdco, L.P. is owned by its general partner, Pershing Square Holdco GP, LLC (“Holdco GP”) and (iii) Holdco GP is managed by a board of directors, where ManagementCo, as sole member of Holdco GP, controls the election of the members of such board of directors. In connection with the Corporate Conversion, (i) the limited partners of Pershing Square Holdco, L.P. will become holders of shares of common stock of Pershing Square Inc., (ii) the board of directors of Holdco GP will become the board of directors of Pershing Square Inc., and (iii) the non-economic interest of Holdco GP will be converted into the Special Voting Share in Pershing Square Inc. and, following the dissolution of Holdco GP immediately thereafter, ManagementCo will become the holder of the Special Voting Share in Pershing Square Inc. and, accordingly, will continue to control the election of the members of the board of directors of Pershing Square Inc., and generally control the outcome of all other matters requiring the approval of our stockholders, including the amendment of our articles of incorporation and bylaws and the approval of significant corporate transactions such as a change in control, merger, consolidation or sale of assets.
In contrast to the two-tiered, “UP-C” ownership structures frequently employed in initial public offerings by businesses that have been organized as partnerships for U.S. federal income tax purposes including many publicly traded alternative asset management companies, our public stockholders and our pre-IPO owners will hold their economic interests in our company through a single class of common stock issued by Pershing Square Inc. We believe this single-tier traditional C-corporation structure, without a tax receivable agreement, provides greater simplicity and materially improved alignment among all of our shareholders.

The diagram below depicts our organizational structure immediately following the combined transaction. Because the capital raised through the combined transaction is not readily determinable until the date of pricing of the PSUS IPO, which impacts the information regarding the ownership of shares of our common stock, we have contemplated the effects of the combined transaction under two scenarios: (i) Scenario 1, in which PSUS raises $5 billion of capital through the PSUS IPO and PSUS Private Placement; and (ii) Scenario 2, in which PSUS raises an additional $5 billion through the PSUS IPO and PSUS Private Placement, for an aggregate capital raise of $10 billion.

Partners(1)(5)(7)
Strategic Investors(8)
Investors in the Combined Transaction(9)
Senior Management(4)
Members
100% of economic interests,
0% of voting power(11)
Members
100% of economic interests,
0% of voting power(11)
10% PS common stock
6.3% PS common stock (Scenario 1);
11.3% PS common stock (Scenario 2)
PS Holdco GP Managing Member, LLC ("ManagementCo")(3)(4)
Managing Member
100% of voting power(11),
0% of economic interests
Pershing Square Partner Group, LLC ("PS Partner Group")(1)(2)(3)(7)
Special Voting Share(3)
Managing Member
100% of voting power(11),
0% of economic interests
83.7% PS common stock (Scenario 1);
78.7% PS common stock (Scenario 2)
Pershing Square Inc. (NYSE: PS)
(10)
100% common equity
Profits interest representing
Preferred Performance Fees(6)
PS CompCo, LLC ("CompCo")(5)(7)
Profits interest representing
Subordinated Performance Fees(6)
Pershing Square Capital Management, L.P. ("PSCM")

(1)
Certain of our active investment professionals and employees will continue to own interests in PS Partner Group that may become redeemable, subject to certain conditions, for shares of our common stock held by PS Partner Group. Accordingly, any such redemption will not be dilutive to our public shareholders. See “Executive Compensation—Compensation Arrangements To Be Adopted in Connection with the Combined Offering—Redeemable Interests in PS Partner Group.”

(2)
Prior to the completion of the combined transaction, PS Partner Group and our other pre-IPO owners, excluding the Strategic Investors, to whom we refer as the “pre-IPO management owners,” will contribute a number of shares to us in an amount equal to the number of shares of our common stock offered in this offering and the PS Private Placement. Accordingly, although the combined transaction will result in a decrease in the ownership of our common stock by the pre-IPO management owners, on the one hand, and an increase in the ownership by the initial investors in the combined transaction, on the other hand, it will not result in any change in the total number of our shares of common stock outstanding. See “—The Offering” below.

(3)
ManagementCo will remain the managing member of PS Partner Group. As managing member of PS Partner Group, ManagementCo will have no economic interests in PS Partner Group but sole voting control over PS Partner Group. ManagementCo will also hold the Special Voting Share that has no economic rights and has voting power (which shall in no event be less than one vote) equal to that number of votes required, when taken together with the aggregate voting power of the shares of our common stock over which ManagementCo then has voting power, to give ManagementCo a majority of the aggregate voting power of the Special Voting Share and the then-outstanding shares of common stock. See “Description of Capital Stock—Preferred Stock—Special Voting Share.”

(4)
ManagementCo will continue to be directly or indirectly owned by certain members of our senior management initially comprising our Founder, Mr. Israel, Mr. Hakim, Mr. Gonnella, Mr. Massaro and Ms. Coussin. Our Founder will continue to own 24.9% of the voting interests of ManagementCo, with Mr. Israel, Mr. Hakim, Mr. Gonnella, Mr. Massaro and Ms. Coussin each owning the remainder of the voting interests equally (approximately 15% of such voting interests each). The approval by members of ManagementCo holding at least 80% of its then outstanding units shall be required to exercise ManagementCo’s voting power in us to remove our Founder as a member of our board of directors, other than in certain cases of cause. For so long as our Founder and his affiliates (including family members) retain a substantial equity interest in our business, he and his designated successors will be members of ManagementCo. The successors to the members of ManagementCo other than our Founder shall be designated by a majority vote of the then current members of ManagementCo, provided that, at all times, at least a majority in interest of the members of ManagementCo shall be investment team members. Each of our Founder, Mr. Israel, Mr. Hakim, Mr. Gonnella, Mr. Massaro and Ms. Coussin will provide an irrevocable voting proxy to ManagementCo with respect to any shares of our common stock which they own or over which they hold the power to vote.

(5)
Our investment professionals and certain other employees will continue to own interests in CompCo, and ManagementCo will remain the managing member of CompCo. As described in “Business— Advisory Fees and Compensation—Allocation of Performance Fee

Revenue,” generally we pay our investment professionals and certain other employees our performance fees remaining after payment by PSCM of the Preferred Performance Fee to us. See “Executive Compensation—Compensation Arrangements To Be Adopted in Connection with the Combined Offering—Variable Compensation Agreement and Subordinated Profits Interest.”
(6)
Represents a profits interest substantially economically equivalent to the current contractual entitlement under the VCA. See “Executive Compensation—Compensation Arrangements To Be Adopted in Connection with the Combined Offering—Variable Compensation Agreement and Subordinated Profits Interest.”

(7)
Our Founder, together with his affiliated entities, directly or indirectly, will own 58.1% of CompCo under both Scenario 1 and Scenario 2 and 47.8% or 46.3% of PS Partner Group under Scenario 1 and Scenario 2, respectively, and will directly own 22.5% of shares of our common stock under both Scenario 1 and Scenario 2.

(8)	Under both Scenario 1 and Scenario 2, each of the Strategic Investors will continue to own an interest of 3% or less in our business.
(9)	Under both Scenario 1 and Scenario 2, the private placement investors will own 4% of our shares of common stock.
(10)	Certain wholly owned intermediate holding companies are not depicted in the structure chart.
(11)
Generally, the General Partner or the Managing Member, as the case may be, has all rights and powers to manage and administer the business and affairs of the relevant entity; and the Limited Partners or the non-managing Members, as the case may be, generally have no voting or approval rights, except with respect to limited minority protection rights as set forth in the applicable organizational document.

Implications of Being a Controlled Company
Following the combined transaction, ManagementCo will continue to control a simple majority of the voting power of shares eligible to vote on matters submitted to the vote of our stockholders and, accordingly, will generally control the outcome of all matters requiring the approval of our stockholders, including the election of our directors, the amendment of our articles of incorporation and bylaws and significant corporate transactions such as a change in control, merger, consolidation or sale of assets. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of the NYSE. We have chosen to be a controlled company because we believe that it will protect our firm from change of control events, such as the risk that changes in the ownership of our voting securities could be deemed to have resulted in an “assignment” of our investment management agreements under the 1940 Act or the Investment Advisers Act of 1940, as amended (the “Advisers Act”), or a “change of control” under the indentures governing the senior notes of PSH.
Under the NYSE corporate governance standards, a company of which more than 50% of the voting power is beneficially owned by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements that (1) a majority of its board of directors consist of independent directors, (2) its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) its board of directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.
We do not intend to rely on these exemptions from certain corporate governance standards although we are permitted to do so. At the time of the combined offering, a majority of our board of directors will consist of independent directors and our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each will be composed entirely of independent directors.
Implications of Being an Emerging Growth Company
As a company with less than $1.235 billion in revenue during our most recently completed fiscal year prior to the initial filing date of the registration statement of which this prospectus forms a part, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies that are not emerging growth companies. These provisions include:
•	presentation of only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations in this prospectus;
•	reduced disclosure about our executive compensation arrangements;
•	no non-binding stockholder advisory votes on executive compensation or golden parachute arrangements;

•
exemption from any requirement of the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis); and

•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.
We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company upon the earliest of: (1) the end of the fiscal year following the fifth anniversary of the combined offering; (2) the first fiscal year after our annual gross revenues are $1.235 billion or more; (3) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (4) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have taken advantage of reduced disclosure regarding executive compensation arrangements and the presentation of certain historical financial information in this prospectus, and we may choose to take advantage of some but not all of these reduced disclosure obligations in future filings. If we do, the information that we provide stockholders may be different from what you might get from other public companies in which you hold stock.
The JOBS Act permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use this extended transition period until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period. Accordingly, this election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies. When a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, will adopt the new or revised standard at the time private companies adopt the new or revised standard, unless early adoption is permitted by the standard. As a result, our consolidated financial statements may not be comparable to the financial statements of companies that comply with new or revised accounting pronouncements as of public company effective dates.
Investment Risks
An investment in shares of our common stock involves substantial risks and uncertainties that may adversely affect our business, financial condition and results of operations. Some of the more significant challenges and risks relating to an investment in our company include, among other things, the following:
•	Difficult global market, economic or geopolitical conditions may materially adversely affect our investment performance and our business.
•
A period of economic slowdown, which may occur across one or more industries, sectors or geographies, has contributed and could in the future create operating performance challenges for certain of our funds’ investments, which could adversely affect our operating results and cash flows.

•	We depend on our Founder, Chief Investment Officer, and other key personnel and the loss of their services would have a material adverse effect on our business, results and financial condition.
•	We are substantially dependent upon our investment management agreements with PSH and PSUS, each of which may be terminated under certain circumstances.
•	We are also dependent upon the HHH Services Agreement, which may be terminated under certain circumstances.
•
An investment in our common stock is not an investment in our funds or HHH, and their returns should not be considered as indicative of any returns expected on our common stock, although poor investment performance by our funds or HHH could have a materially adverse impact on our revenues and, therefore, the returns on our common stock.

•	We could be financially harmed by employee misconduct and damage to our reputation.
•
Extensive regulation of our business affects our activities and creates the potential for significant liabilities and penalties. The possibility of increased regulatory focus could result in additional burdens on our business.

•
We are subject to substantial risks of litigation and regulatory proceedings and may face significant liabilities and damage to our professional reputation as a result of litigation and regulatory proceedings and negative publicity.

•
No public market for our common stock currently exists, and an active trading market for our common stock may never develop or be sustained after the combined offering. Following the combined offering, our stock price may fluctuate significantly.

•	ManagementCo controls us and its interests may conflict with ours or yours in the future.
•
The disproportionate voting rights of ManagementCo will have the effect of concentrating voting control with ManagementCo, will limit or preclude your ability to influence corporate matters and may have a potential adverse effect on the price of our common stock.

•	Our share structure involving a Special Voting Share differs from a more typical multi-class capital structure.
•	You may have additional difficulty determining liability and monetary damages for claims brought under the liability provisions of the Securities Act in connection with the combined offering.
Please see “Risk Factors” for a more fulsome discussion of these and other factors you should consider before making an investment in shares of our common stock. Please also refer to the matters described under the heading “Risk Factors” in the accompanying PSUS Prospectus with respect to various material risks related to an investment in PSUS Shares.
Corporate Information
Pershing Square Holdco, L.P. is a Delaware limited partnership. Prior to the effectiveness of each of the registration statement of which this prospectus forms a part and the PSUS Registration Statement, Pershing Square Holdco, L.P. will convert into a Nevada corporation pursuant to a statutory conversion and change its name to Pershing Square Inc. Our principal executive offices are located at 787 Eleventh Avenue, 9th Floor, New York, New York 10019 and our telephone number is +1 (212) 813-3700. Following the completion of the combined offering, we will maintain a website at www.pershingsquareinc.com. The information on, or accessible from, our website is not part of this prospectus by reference or otherwise.

THE OFFERING
Common stock offered by Pershing Square Inc.
This offering and the PSUS IPO are component parts of a single offering, which we refer to as the “combined offering.” We currently expect to deliver to each initial investor in the PSUS IPO, for no additional consideration, 1 share of our common stock for every 5 PSUS Shares purchased in the PSUS IPO, including any PSUS Shares acquired by the underwriters in connection with the exercise of their option to purchase additional PSUS Shares as described in the accompanying PSUS Prospectus.
PSUS has secured $2.8 billion in commitments (which includes the $100 million common shares investment we have agreed to make) from a number of qualified investors (the “private placement investors”) consisting of U.S. and international institutional investors, including family offices (30%), pension funds (25%), insurance companies (22%), ultra-high-net-worth investors (12%) and other investors (11%), that have agreed to acquire an aggregate of 56.3 million PSUS Shares at a price of $50.00 per share in a private placement transaction (the “PSUS Private Placement”) exempt from registration under the Securities Act. We will deliver to each private placement investor (but not to us in connection with our $100 million private placement investment), for no additional consideration, 1.5 shares of our common stock for every 5 PSUS Shares purchased in the PSUS Private Placement, for an aggregate of 16.3 million shares of our common stock, in a private placement transaction exempt from registration under the Securities Act (the “PS Private Placement” and together with the PSUS Private Placement, the “combined private placement”). We refer to the combined private placement and the combined offering together as the “combined transaction.” The agreements with the private placement investors provide that the combined private placement will be settled concurrently with, and will be contingent upon, the closing of the combined offering and the satisfaction of other customary closing conditions.
No fractional shares of our common stock will be delivered in the combined transaction. If an initial investor in the PSUS IPO or a private placement investor in the PSUS Private Placement would be entitled to receive a fractional interest in a share of our common stock, we will round down to the nearest whole number of shares to be issued to such investor.
Common stock outstanding after giving effect to the combined transaction
400,000,000 shares. As described in “Summary— Reorganization Transactions,” the issuance of shares of our common stock to the initial investors in the PSUS IPO and the private placement investors in the PSUS

Private Placement will be accompanied by a contribution to us of an equal number of shares of our common stock by PS Partner Group and our other pre-IPO owners, excluding the Strategic Investors, to whom we refer as the “pre-IPO management owners.” Accordingly, although the combined transaction will result in a decrease in the ownership of our common stock by the pre-IPO management owners, on the one hand, and an increase in the ownership by the initial investors in the combined transaction, on the other hand, it will not result in any change in the total number of our shares of common stock outstanding. See “Summary—Reorganization Transactions” for additional information.
Use of proceeds
The combined transaction will not result in any proceeds to Pershing Square Inc. In the combined offering, we are issuing shares of our common stock to the initial investors in the PSUS IPO for no additional consideration and, for the avoidance of doubt, 100% of the net proceeds of the PSUS IPO will be received by PSUS. See the accompanying PSUS Prospectus for more information on the use of the net proceeds from the PSUS IPO by PSUS. Similarly in the combined private placement, we are issuing shares of our common stock to the private placement investors in the PSUS Private Placement for no additional consideration and, for the avoidance of doubt, 100% of the net proceeds of the PSUS Private Placement will be received by PSUS.
Voting rights
Holders of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally.
Upon completion of the combined transaction, ManagementCo will initially have voting power over 74.6% or 70.2% of our outstanding common stock (or 74.3% or 69.2% if the underwriters in the PSUS IPO exercise in full their option to purchase additional PSUS Shares as described in the accompanying PSUS Prospectus), assuming PSUS raises $5 billion in the combined transaction and assuming PSUS raises $10 billion in the combined transaction, respectively. In addition, ManagementCo will hold a Special Voting Share that will have voting power (which shall in no event be less than one vote) equal to that number of votes required, when taken together with the aggregate voting power of the shares of our common stock over which ManagementCo then has voting power, to give ManagementCo a majority of the aggregate voting power of the Special Voting Share and the then-outstanding shares of common stock. Because ManagementCo will initially have voting power in excess of a simple majority of the voting power of the outstanding shares of our common stock, the Special Voting Share will initially provide only a single additional vote to ManagementCo. The Special Voting

Share will provide ManagementCo with additional voting power only in the event the shares of our common stock over which ManagementCo has voting power decrease in the future below a simple majority of the voting power.
We believe this voting arrangement will protect our firm from change of control events, such as the risk that changes in the ownership of our voting securities could be deemed to have resulted in an “assignment” of our investment management agreements under the 1940 Act or the Advisers Act or a “change of control” under the indentures governing the senior notes of PSH. See “Summary—Implications of Being a Controlled Company” and “Description of Capital Stock—Preferred Stock—Special Voting Share.”
Dividend policy
The declaration, amount and payment of any dividends or other distributions in the future will be made at the sole discretion of our board of directors in accordance with applicable law and we may reduce or discontinue entirely the payment of such dividends or other distributions at any time. Our board of directors may take into account, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. See “Dividend Policy.”
Controlled company
Upon completion of the combined transaction, ManagementCo will initially have voting power over 74.6% or 70.2% of our outstanding common stock (or 74.3% or 69.2% if the underwriters in the PSUS IPO exercise in full their option to purchase additional PSUS Shares as described in the accompanying PSUS Prospectus), assuming PSUS raises $5 billion in the combined transaction and assuming PSUS raises $10 billion in the combined transaction, respectively. As a result, we will be a “controlled company” under the corporate governance standards of the NYSE. Although as a controlled company, we qualify for exemptions from certain corporate governance requirements of the NYSE, we do not intend to rely on such exemptions. See “Summary—Implications of Being a Controlled Company” and “Description of Capital Stock—Preferred Stock—Special Voting Share” for additional information.
Risk factors
See “Risk Factors” for a discussion of risks you should carefully consider before deciding to invest in our common stock.
Trading symbol
“PS.”

In this prospectus, unless otherwise indicated, the number of shares of common stock outstanding and the other information based thereon does not reflect the:
•
20,000,000 shares of common stock that are available for award under our equity incentive plan (the “Equity Incentive Plan”), which includes shares of our common stock underlying 2,817,000 restricted stock units (“RSUs”) to be awarded to certain employees and other service providers in connection with the combined offering. These shares will be issuable upon settlement of such RSUs, contingent upon satisfaction of the vesting conditions set forth in the corresponding RSU award agreements.

See “Executive Compensation—Compensation Arrangements To Be Adopted in Connection with the Combined Offering—Equity Incentive Plan.”

Summary Historical and Pro Forma Consolidated Financial Information
The following table presents (i) the summary historical consolidated financial and other data for Pershing Square Holdco, L.P. and its consolidated subsidiaries and Pershing Square Capital Management, L.P., the predecessor reporting entity of Pershing Square Holdco, L.P., and its consolidated subsidiaries and (ii) the summary pro forma consolidated financial and other data for Pershing Square Inc. and its consolidated subsidiaries for the periods and at the dates indicated.
We derived the summary historical consolidated statements of operations and cash flow data for the years ended December 31, 2024 and 2025 and the summary historical consolidated statements of financial condition data as of December 31, 2024 and 2025 from the audited consolidated financial statements of Pershing Square Holdco, L.P. included elsewhere in this prospectus.
Our historical results are not necessarily indicative of the results that may be expected for any future period. You should read the summary historical consolidated financial data below, together with the consolidated financial statements and related notes thereto, as well as “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this prospectus.
We derived the summary unaudited pro forma condensed consolidated financial data of Pershing Square Inc. presented below from our unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus. The summary unaudited pro forma condensed consolidated statement of operations data for the year ended December 31, 2025 gives effect to the transactions described under “Unaudited Pro Forma Consolidated Financial Information” as if they had occurred on January 1, 2025. The summary unaudited pro forma condensed consolidated statement of financial condition data as of December 31, 2025 gives effect to the transactions described under “Unaudited Pro Forma Consolidated Financial Information,” except for the Howard Hughes Transaction, as if they had occurred on December 31, 2025. The capital raised through the combined transaction is not readily determinable until the date of pricing of the PSUS IPO, which impacts the accounting for certain transaction accounting adjustments presented in the unaudited pro forma condensed consolidated financial information. Therefore, we have contemplated the effects of the combined transaction under two scenarios: (i) Scenario 1, in which PSUS raises $5 billion of capital through the PSUS IPO and PSUS Private Placement; and (ii) Scenario 2, in which PSUS raises an additional $5 billion through the PSUS IPO and PSUS Private Placement, for an aggregate capital raise of $10 billion. The following summary unaudited condensed consolidated pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the relevant transactions had been consummated on the dates indicated, nor is it indicative of future operating results or financial position. See “Unaudited Pro Forma Consolidated Financial Information.”

	Pershing Square Holdco, L.P.(1)		Pershing Square Inc.
	Audited Historical		Unaudited Pro Forma
	Year Ended December 31,		Year Ended December 31, 2025
(in thousands)	2024	2025
			Scenario 1 $5 Billion PSUS IPO and PSUS Private Placement	Scenario 2 $10 Billion PSUS IPO and PSUS Private Placement
Summary Statement of Operations Data:
Revenue
Management fees	$206,067	$230,420	$237,074	$242,239
Performance fees(2)	249,431	532,088	512,088	492,088
Total revenue	455,498	762,508	749,162	734,327
Expenses
Profit-sharing partner compensation(2)	339,133	459,079	1,009,345	1,091,012
Affiliates fee rebate	69,301	77,580	—	—
General and administrative expense	50,812	42,074	50,744	50,744
Employee compensation and benefits	13,164	20,228	36,728	38,378
Depreciation and amortization expense	2,778	2,301	2,301	2,301
Total expenses	475,188	601,262	1,099,118	1,182,435

	Pershing Square Holdco, L.P.(1)		Pershing Square Inc.
	Audited Historical		Unaudited Pro Forma
	Year Ended December 31,		Year Ended December 31, 2025
(in thousands)	2024	2025
			Scenario 1 $5 Billion PSUS IPO and PSUS Private Placement	Scenario 2 $10 Billion PSUS IPO and PSUS Private Placement
Operating income (loss)	(19,690)	161,246	(349,956)	(448,108)
Other income (expenses)
Unrealized gain (loss) on HHH shares held at fair value	—	110,700	110,700	110,700
Interest income	28,508	16,910	4,331	4,331
Unrealized gain (loss) on investment in Pershing Square, L.P. held at fair value(2)	6,986	12,224	12,224	12,224
Investment income	—	—	3,750	3,750
Other income	5,667	5,241	5,241	5,241
Interest expense	(3,096)	(2,302)	(8,833)	(8,833)
Total non-operating income (expenses)	38,065	142,773	127,413	127,413
Net income (loss) before taxes	18,375	304,019	(222,543)	(320,695)
Income tax expense (benefit)	15,985	22,309	(77,050)	(99,006)
Net income (loss)	2,390	281,710	(145,493)	(221,689)
Net (income) loss attributable to non-controlling interest(2)	(16,541)	(31,933)	(31,933)	(31,933)
Net income (loss) attributable to Pershing Square Holdco, L.P.	$(14,151)	$249,777	$(177,426)	$(253,622)
Summary Statement of Financial Condition Data (at period end):
Cash and cash equivalents	$964,857	$55,398	$7,135	$7,135
Total assets	1,318,793	1,701,202	2,703,090	3,651,440
Total debt	34,800	34,800	134,415	134,415
Total liabilities	351,534	622,089	999,954	1,215,184
Total partners’ capital	$967,258	$1,079,113	$1,703,136	$2,436,256

Summary Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	$294,481	$(134,233)
Net cash provided by (used in) investing activities	(1,558)	(607,679)
Net cash provided by (used in) financing activities	667,399	(167,546)

Summary Other Financial and Operational Data:(3)
Assets Under Management (at period end)	$17,090,738	$30,665,570
Fee-Paying Assets Under Management (at period end)	14,010,882	20,659,723
Permanent Capital AUM (at period end)	13,011,230	19,787,024
Fee-Related Earnings	269,139	297,925
Distributable Earnings	294,552	312,533

(1)
For periods prior to May 31, 2024, the historical financial results presented of Pershing Square Holdco, L.P. reflect the financial results of its predecessor reporting entity, Pershing Square Capital Management, L.P.

(2)	Includes amounts attributable to consolidated variable interest entities (“VIEs”) for which Pershing Square Holdco, L.P. does not have any direct equity interests.
(3)
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operating Metrics” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for additional information regarding our use of these metrics and data and a reconciliation of distributable earnings and fee-related earnings, which are non-GAAP financial measures, to the most directly comparable financial measure calculated in accordance with GAAP.

RISK FACTORS
An investment in shares of our common stock involves risks. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before investing in shares of our common stock. The disclosures in this section reflect our beliefs and opinions as to factors that could materially and adversely affect us in the future. References to past events are provided by way of example only and are not intended to be a complete listing or a representation as to whether or not such factors have occurred in the past. Please also refer to the matters described under the heading “Risk Factors” in the accompanying PSUS Prospectus with respect to various material risks related to an investment in PSUS Shares.
Risks Related to Our Business and Industry
Difficult global market, economic or geopolitical conditions may materially adversely affect our investment performance and our business.
The success and growth of our business are highly dependent upon conditions in the global financial markets and economic and geopolitical conditions throughout the world that are outside of our control and difficult to predict. Our revenue is comprised, in part, of management fees based on the Net Asset Value of our funds and the market capitalization of HHH. Declines in the value of the investments held by our funds or HHH may reduce the fees we earn and, in turn, have a material adverse effect on our revenues. See “—Risks Relating to Our Funds and HHH and Our Investment Strategy—Poor performance of our funds and our other investment vehicles would cause a decline in our revenues, results of operations and cash flows” and “—Decreases in the market capitalization of HHH would cause a decline in our assets, revenues, results of operations and cash flows.”
Factors such as economic slowdowns, equity prices, equity market volatility, asset or market correlations, interest rates, inflation, counterparty risks, availability of credit, economic uncertainty, changes in laws or regulation (including laws relating to the financial markets generally or the taxation or regulation of asset managers), trade barriers and tariffs, disease, supply chain pressures, commodity prices, currency exchange rates and controls, heightened geopolitical tensions, governmental instability or dysfunction, wars or other armed conflicts, terrorist acts (including cyberterrorism), major or prolonged power outages or network interruptions, pandemics or severe public health events, the effects of climate change and changes in law and/or regulation, and uncertainty regarding government and regulatory policy can have a material impact on the value of the investments held by our funds or HHH or our general ability to conduct business. Difficult market, economic and geopolitical conditions can negatively impact those valuations and our ability to conduct business, which in turn would reduce or even eliminate our revenues and profitability, thereby having a material adverse effect on our business, financial condition or results of operations. For example, geopolitical instability has in recent years become more prevalent. The ongoing conflicts in Eastern Europe and the Middle East, and the global responses thereto, have contributed, and may continue to contribute to volatility in the global financial markets, which may adversely impact the performance of our funds’ investments and/or our ability to selectively expand into complementary businesses.
As our funds primarily invest in publicly traded equity securities, stock market volatility, including a sharp decline in the stock market may adversely affect our results, including our revenues and net income. Moreover, in the pursuit of our core investment strategy, our funds typically invest the substantial majority of their capital in a limited number of core investments, thereby making their unrealized mark-to-market valuations particularly sensitive to sharp changes in the price of any of these positions. Further, although the equity markets are not the only markets in which we invest, should we experience another period of challenging equity markets, our funds may experience increased difficulty in realizing value from investments.
A period of economic slowdown, which may occur across one or more industries, sectors or geographies, has contributed and could in the future create operating performance challenges for certain investments held by our funds or HHH, which could adversely affect our operating results and cash flows.
Despite overall resilience in some geographies, many global economies have in recent years experienced periods of deceleration. Further economic deceleration or contraction in the rate of global growth in certain industries, sectors or geographies, including as a result of the ongoing conflicts in Eastern Europe and the Middle East, and any global responses thereto, as discussed above, may contribute to poor financial results at the companies in which our funds and HHH invest, which may result in lower investment returns for our funds and HHH. For example, periods of economic weakness have contributed and may in the future contribute to decreased consumer demand for certain goods and services, which could have an adverse effect on certain investments held by our funds or HHH. The performance of these portfolio companies would also likely be negatively impacted if pressure on wages and other inputs increasingly pressures profit margins. To the extent the performance of those companies (as well as valuation multiples) does not improve, our funds may exit positions at values that are less than we projected or even at a loss, thereby significantly affecting investment performance. In addition, as our funds typically invest the substantial majority of their capital in a limited number of core investments, we may have outsized exposure to particular sectors or regions, which can exacerbate the impact on our funds of an economic slowdown in such sectors or regions. See “—Risks Relating to Our Funds and HHH and Our Investment Strategy—Our funds and our other investment vehicles are exposed to a concentration of investments, which can exacerbate volatility and investment risk.”
We depend on our Founder, Chief Investment Officer and other key personnel and the loss of their services would have a material adverse effect on our business, results and financial condition.
The success of our business depends on the efforts, judgment, skill and personal reputations of our Founder and Chief Executive Officer, Mr. Ackman, our Chief Investment Officer, Mr. Israel, and other key personnel. The expertise in investing and risk management of our key personnel, their business contacts and their relationships with investors and third parties are each critical elements in operating and expanding our business. For example, all of the investment decisions of our funds are made by our investment team, with Mr. Ackman having ultimate decision-making authority for all portfolio positions. Mr. Ackman, Mr. Israel and the investment team also rely on the diligence, skill and network of business contacts of our other professionals as well as external advisers and professionals. Accordingly, our success will depend on the continued service of these individuals, who are not obligated to remain employed with us. Although we have historically experienced low turnover, senior investment professionals and other key personnel have left our company in the past and others may do so in the future, and we cannot predict the impact that the departure of any key personnel will have on our ability to achieve our investment objectives.
We are substantially dependent upon our investment management agreements with PSH and PSUS, each of which may be terminated under certain circumstances.
PSH represents a significant majority of our assets under management and we expect PSUS to represent a material portion of our assets under management in periods following the combined offering. Accordingly, we are substantially dependent on our investment management agreements with PSH and PSUS.
Our investment management agreement with PSH may be terminated by PSH as of December 31 of each year upon four months’ prior notice. In addition, any assignment by us of the PSH investment management agreement under the Advisers Act would require the consent of PSH. PSH is managed by a majority-independent board of directors that is elected by its stockholders (the “PSH Board”). Any decision by the PSH Board to terminate the investment management agreement or to withhold consent to an assignment by us under the Advisers Act would only be effective if 66 2/3% of the voting shares and 66 2/3% of the public shares of PSH support such decision. See “Business—Termination of Investment Management Agreements and HHH Services Agreement and Key Man Protection—PSH.” Termination by PSH, or failure to obtain the consent of PSH for any assignment, of our investment management agreement with PSH would have a material adverse effect on our business, financial condition and the results of our operations.
Our Founder and certain of our other employees, together with their affiliates, directly or indirectly hold 28% of the outstanding public shares of PSH as of December 31, 2025. As a result, a decision to terminate the investment management agreement by record holders as of such date would have required the affirmative approval of 93% of the remaining outstanding public shares. As described in “Certain Relationships and Related Person Transactions—Other Transactions—Our Right to Acquire PSH Shares,” we will have the right to acquire the shares of PSH held by our Founder and certain of our other current and former employees and their affiliates at any time after the ninth anniversary of the Corporate Conversion and on or prior to the tenth anniversary of the Corporate Conversion. However, if we do not exercise our right to acquire these shares on or before the tenth anniversary of the Corporate Conversion, our Founder and other employees and their affiliates will not be restricted from selling or otherwise transferring their PSH shares after that date. Any sale or transfer of such PSH shares could increase the risk that our investment management agreement with PSH might be terminated.
Our investment management agreement with PSUS may be terminated as a whole at any time by PSUS, without the payment of any penalty, upon the vote of a majority of the PSUS board of trustees (the “PSUS

Board”) or a majority of the outstanding voting securities of PSUS, on 60 days’ written notice. Five of the six trustees of the PSUS Board are not “interested persons” of us or PSUS for purposes of Section 2(a)(19) of the 1940 Act and are “independent,” as determined by the PSUS Board. Following the PSUS IPO, subject to certain exceptions, the PSUS Board will be elected by PSUS’s public shareholders. Pursuant to the requirements of the 1940 Act, at least 40% of the trustees serving on the PSUS Board at any time must not be “interested persons” of us or PSUS. See “Business—Termination of Investment Management Agreements and HHH Services Agreement and Key Man Protection—PSUS” and refer to the accompanying PSUS Prospectus for more detail. In addition, our investment management agreement with PSUS will terminate automatically in the event of its “assignment” (as such term is defined in the 1940 Act). Termination of our investment management agreement with PSUS would have a material adverse effect on our business, financial condition and the results of our operations.
As described under “Summary—Implications of Being a Controlled Company,” we have chosen to be a controlled company because we believe that it will protect our firm from change of control events, such as the risk that changes in the ownership of our voting securities could be deemed to have resulted in an “assignment” of our investment management agreements under the 1940 Act or the Advisers Act.
We are also dependent upon the HHH Services Agreement, which may be terminated under certain circumstances.
Our revenues depend in part upon the fees earned from HHH in connection with the Howard Hughes Transaction. Accordingly, we are also dependent on the HHH Services Agreement.
The HHH Services Agreement has an initial 10-year term, with successive automatic 10-year renewal terms unless the agreement is terminated or not renewed in accordance with its terms. The HHH Services Agreement may not be terminated by HHH except with the approval of two-thirds of the disinterested members of its board of directors and only under limited prescribed circumstances, such as fraud, misrepresentation or embezzlement by PSCM, or a change in control of HHH, and HHH may only elect not to renew the HHH Services Agreement if the non-renewal is approved by a unanimous vote of the disinterested members of its board of directors and by holders of at least 70% of the outstanding shares of HHH common stock, excluding any shares held by us or our affiliates. See “Business—Termination of Investment Management Agreements and HHH Services Agreement and Key Man Protection” for additional information.
The HHH Board of Directors, subject to certain exceptions including our right to nominate directors, will be elected by HHH’s public stockholders, and we will not be able to fully control the outcome of matters submitted to a vote of HHH’s stockholders. See also “—Risks Relating to Our Funds and HHH and Our Investment Strategy—We are not a majority stockholder in HHH, exposing us to the risk of decisions made by others with whom we may not agree.” As described in “Business—Legal Proceedings,” certain alleged stockholders of HHH have filed a complaint in the Delaware Court of Chancery seeking, among other things, a declaratory judgment that the HHH Services Agreement is invalid and unenforceable under the Delaware General Corporation Law and related injunctive relief. Termination by HHH of the HHH Services Agreement, or a determination that it is unenforceable and a failure to reach a new services agreement on substantially the same economic terms, would have a material adverse effect on our business, financial condition and the results of our operations.
An investment in our common stock is not an investment in our funds or HHH, and their returns should not be considered as indicative of any returns expected on our common stock, although poor investment performance by our funds or HHH could have a materially adverse impact on our revenues and, therefore, the returns on our common stock.
An investment in shares of our common stock is not an investment in our funds or HHH. The returns on our common stock are not directly linked to the historical or future performance of the funds or other investment vehicles we manage or of HHH. See also “Risks Relating to Our Funds and HHH and Our Investment Strategy—The historical returns attributable to our funds and HHH, including those presented in this prospectus, should not be considered as indicative of the future results of our funds or HHH or of our future results or of any returns expected on an investment in our common stock.” Even if our funds or HHH experience positive performance and their assets under management increase, holders of our common stock may not experience a corresponding positive return on their shares.

However, poor performance of our funds will cause a decline in the management fee revenue from such funds and, in some cases, in the performance fee revenue we receive that year, and accordingly, our business, financial condition or results of operations would suffer, thus negatively impacting the price of our common stock. See “—Risks Relating to Our Funds and HHH and Our Investment Strategy—Poor performance of our funds and our other investment vehicles would cause a decline in our revenues, results of operations and cash flows.” Similarly, poor performance of HHH’s stock price could cause a decline in the HHH Variable Management Fee we receive, which could negatively impact our business, financial condition or results of operations or the price of our common stock. See “—Risks Relating to Our Funds and HHH and Our Investment Strategy—Decreases in the market capitalization of HHH would cause a decline in our assets, revenues, results of operations and cash flows.”
We face intense competition in attracting and retaining talented professionals.
Our investment performance and ability to successfully manage our business is largely dependent on the talents and efforts of highly skilled individuals. Accordingly, our ability to continue to perform effectively in our business and our future success and growth depend on our ability to retain and motivate our active key personnel and to strategically recruit, retain and motivate new talent to the extent necessary. We may not be successful in our efforts to recruit, retain and motivate the required personnel as the global market for qualified investment professionals is extremely competitive. Although we believe our arrangement for the allocation of performance fee revenue, as described in “Business— Advisory Fees and Compensation—Allocation of Performance Fee Revenue” and “Executive Compensation—Narrative Disclosure to Summary Compensation Table—Variable Compensation Agreement,” provides substantial incentives to attract and retain talent, poor performance of our funds could reduce the incentive compensation available for our employees. Under our allocation arrangement, our investment professionals and certain other employees are generally entitled to participate in any realized performance fees remaining after payment by PSCM of the Preferred Performance Fee to us. In the event of poor performance of our funds, there may be no realized performance fees, or no realized performance fees in excess of the Company’s preferred entitlement, which could materially adversely impact our ability to attract and retain investment professionals and other employees.
We face substantial competition in all aspects of our business.
The investment management industry is highly competitive, and investors are increasingly fee sensitive. Our funds and HHH compete against a large number of investment funds and vehicles offered by other investment management companies, investment dealers and banks, and institutions we compete with may have greater infrastructure and financial resources than us. We compete with these firms on the basis of investment performance, diversity of funds and products, scope and quality of services, reputation and the ability to develop and successfully launch new investment strategies to meet the changing needs of investors and generate strong returns. In the case of a new product or strategy, our lack of available long-term records of prior investment performance for such product or strategy may put us at a competitive disadvantage until such records are established. We also may compete against similarly positioned passive strategies. Market demand for index funds and other passive strategies may reduce opportunities for active managers and contribute to fee compression. To the extent current or potential investors decide to invest in funds or products sponsored by our competitors, our business, financial condition or results of operations may be materially adversely affected.
We could be financially harmed by employee misconduct and damage to our reputation.
Our business is highly competitive and we benefit from being highly regarded in our industry. We view our reputation as one of our most carefully guarded assets which we believe has enabled us to attract and retain world-class talent to our firm and our portfolio companies and to create opportunities for investment. Negative publicity about us could give rise to reputational risk which could significantly harm our existing business and business prospects.
There is a risk that our employees could engage in misconduct or other behavior that adversely affects our reputation, business and ability to successfully implement our investment strategy and in turn harm the operations and financial condition of our funds or HHH. Our business often requires that we deal with confidential matters relating to our portfolio companies. Additionally, we are subject to a number of obligations and standards arising from our asset management business and our authority over the assets we manage, and it is not always possible to detect or deter employee misconduct. The violation of these obligations, or the accusation of any such violation, and standards by any of our key personnel, employees, joint venture partners, consultants or anyone acting on our behalf could materially adversely affect our reputation which could consequently negatively impact the operating performance of our funds or HHH and the price of our common stock.
While we believe we have effective policies and procedures in place designed to deter and detect employee misconduct, the steps we have taken may not be effective in all cases. If any of our employees were to engage in misconduct or were to be accused of such misconduct, whether or not substantiated, our business and reputation could be adversely affected and a loss of investor confidence could result, which would harm our funds or HHH and, consequently, harm us. We could also be subject to litigation, regulatory investigations or sanctions and suffer serious harm to our reputation, financial position and current and future business relationships as a result of this employee misconduct. In addition, a prolonged period of remote work, such as the one experienced during the COVID-19 pandemic, may require us to develop and implement additional precautions in order to detect and prevent employee misconduct. Such additional precautions, which may include the implementation of security and other restrictions, may make our systems more difficult and costly to operate and may not be effective in all cases in preventing employee misconduct in a remote work environment.
Extensive regulation of our business affects our activities and creates the potential for significant liabilities and penalties. The possibility of increased regulatory focus could result in additional burdens on our business.
Our business is subject to extensive regulation, including periodic examinations, inquiries and investigations, by governmental agencies and self-regulatory organizations in the jurisdictions in which we operate around the world. As a public company subject to the registration and reporting provisions of the Exchange Act, we will be subject to regulation and oversight by the SEC. In addition, PSCM is registered as an investment adviser under the Advisers Act and subject to regulation by the SEC and registered with the Commodity Futures Trading Commission (the “CFTC”) as a commodity pool operator and subject to regulation by the CFTC. These and other authorities have regulatory powers dealing with many aspects of financial services, including the authority to grant, and in specific circumstances to cancel, permissions to carry on particular activities. Many of these regulators, including U.S. and foreign government agencies and self-regulatory organizations, as well as state securities commissions in the United States, are also empowered to conduct examinations, inquiries, investigations and administrative proceedings that can result in fines, suspensions of personnel, changes in policies, procedures or disclosure or other sanctions, including censure, the issuance of cease-and-desist orders, the suspension or expulsion of a broker-dealer or investment adviser from registration or memberships, a requirement to cease operating as an investment adviser to certain types of funds, or the commencement of a civil or criminal lawsuit against us or our personnel.
We are subject to U.S. and foreign laws related to trade controls and the prevention of financial crime, including anti-corruption and anti-bribery laws, such as the U.S. Foreign Corrupt Practices Act (“FCPA”), anti-money laundering laws, and economic sanctions. Anti-money laundering and anti-terrorist financing (“AML/CFT”) laws may impose certain regulatory obligations, including as relates to disclosure of certain information to relevant governmental authorities. For instance, the U.S. Corporate Transparency Act and its implementing regulations (collectively, the “CTA”) went into effect January 1, 2024 and requires certain legal entities to report beneficial ownership information to the U.S. Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”), though due to various ongoing litigation, legislative, and regulatory efforts, the go-forward enforceability of the CTA and scope of the CTA’s reporting requirements are somewhat unclear. Additionally, in August 2024, FinCEN issued a final rule that will, effective January 1, 2026, require certain investment advisers, including registered investment advisers, to, among other measures, adopt an AML/CFT program, file certain reports (such as suspicious activity reports) with FinCEN, and maintain certain associated records. Further, on May 21, 2024, FinCEN and the SEC issued a proposed rule that would require certain investment advisers to establish, document, and maintain customer identification programs, though as of the date of this prospectus, it is unclear when this rulemaking will be finalized.
Economic sanction laws in the United States and other jurisdictions may prohibit transacting with or in certain countries and with certain individuals and companies. In the United States, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) administers and enforces laws, Executive Orders and regulations establishing U.S. economic and trade sanctions which prohibit, among other things, transactions with, and the provision of services to, certain foreign countries, territories, entities, and individuals. Further, the U.S. Treasury Department’s Outbound Investment Security Program, which became effective on January 2, 2025, provides for a targeted national security regulatory framework directed at controlling outbound investment activities from the United States in certain sectors that pose a threat to national security, including the semiconductors and microelectronics, quantum information technologies and artificial intelligence sectors in the People’s Republic of China (PRC), Hong Kong and Macau (collectively, “China”). The framework imposes notification requirements and prohibitions on specified investments activities. As a result of these types of sanctions and restrictions, we may incur delays and costs or be altogether prohibited from making a particular investment, all of which could adversely affect our ability to meet our investment objectives.
While we have policies and procedures designed to ensure compliance by us and our personnel with applicable trade controls and financial crimes laws, such policies and procedures may not be effective in all instances to prevent violations. Any determination that we have violated such laws could subject us to, among other things, civil and criminal penalties or material fines, profit disgorgement, injunctions on future conduct, securities litigation, and reputational harm or a general loss of investor confidence, any one of which could adversely affect our business prospects, financial position or the price of our common stock. Additionally, anti-corruption, anti-money laundering, economic sanctions, and other financial crimes and trade control laws imposed by non-U.S. jurisdictions, such as EU and UK sanctions or blocking statutes and the UK Bribery Act, may also impose stricter or more onerous requirements than those imposed by the United States, and complying with such requirements may disrupt our business or cause us to incur significantly more costs to comply with those laws. Different laws may also contain conflicting provisions, making compliance with all laws more difficult.
The financial services industry in recent years has been the subject of heightened scrutiny. In recent years, the SEC staff’s stated examination priorities and published observations from examinations have included investment management firms’ collection of fees and allocation of expenses, their marketing and valuation practices and the existence of, and adherence to, policies and procedures with respect to conflicts of interest, among other topics. Any additional rulemaking by the SEC may result in material alterations to how we operate our business. There can be no assurance that any new SEC or other regulatory rules and amendments will not have a material adverse effect on us, our funds or HHH or their investors.
In addition, prior to the launch of PSUS, we did not have experience managing a fund registered under the 1940 Act, which imposes additional obligations on a registered fund’s manager. Should we not succeed in meeting those obligations, the risk of regulatory action or sanction, which could adversely impact our reputation, would be heightened.
We are also subject from time to time to requests for information, inquiries and informal or formal investigations by the SEC and other regulatory authorities, with which we routinely cooperate. Such investigations have previously and may in the future result in penalties and other sanctions. SEC actions and initiatives can have an adverse effect on our financial results, including as a result of the imposition of a sanction, a limitation on our or our personnel’s activities or a change in our historic practices. Even if an investigation or proceeding did not result in a sanction, or the sanction imposed against us or our personnel by a regulator were small in monetary amount, the legal costs associated with the investigation may be significant and any adverse publicity relating to the investigation, proceeding or imposition of sanctions could harm our reputation and cause us to lose existing investors or fail to gain new investors.
In addition, certain states and other regulatory authorities have required investment managers to register as lobbyists, and we are currently registered as such in Texas and California and may in the future register in additional jurisdictions. Other states or municipalities may consider similar legislation or adopt regulations or procedures with similar effect. These registration requirements impose significant compliance obligations on registered lobbyists and their employers, which may include annual registration fees, periodic disclosure reports and internal recordkeeping.
Changing regulations regarding derivatives and commodity interest transactions could negatively impact our business.
The regulation of derivatives and commodity interest transactions in the United States and other countries is a rapidly changing area of law and is subject to ongoing modification by governmental and judicial action. Our funds and HHH may enter into derivatives transactions for various purposes, including to manage the financial risks related to their investments and businesses. Accordingly, the impact of this evolving regulatory regime on our business and our funds is difficult to predict, but it could be substantial and adverse.

Certain of our funds are registered with the CFTC as commodity pools, and their risk management or other commodities interest-related activities may be subject to CFTC oversight. Certain CFTC rules expose asset management firms, such as us, to increased registration and reporting requirements in connection with transactions in futures, swaps, and other derivatives regulated by the CFTC. Our business may incur increased ongoing costs associated with monitoring compliance with CFTC regulations and complying with the various registration and reporting requirements. In addition, newly instituted and amended regulations could significantly increase the cost of entering into derivative contracts (including through requirements to post collateral, which could negatively impact our available liquidity), materially alter the terms of derivative contracts, reduce the availability of derivatives to protect against risks that we encounter, reduce our ability to restructure existing derivative contracts and increase exposure to less creditworthy counterparties. If we reduce use of derivatives as a result of such regulations (and any new regulations), our results of operations may be adversely impacted.
We are subject to scrutiny from regulators, elected officials, investors and other stakeholders with respect to environmental, social and governance matters, which may constrain investment opportunities for our funds and harm our brand and reputation.
We, our funds and other investment vehicles and HHH are subject to scrutiny from regulators, elected officials, investors and other stakeholders with respect to environmental, social and governance (“ESG”) matters. We may be subject to competing demands from different investors and other stakeholder groups with divergent views on ESG matters, including the role of ESG in the investment process. For example in recent years, certain investors have placed increasing importance on the impacts of investments made by private funds, while certain other investors have raised concerns as to whether the incorporation of ESG factors in the investment process may be inconsistent with maximizing returns for investors. This divergence in views increases the risk that any action by us or our funds, or lack thereof, with respect to ESG matters, consistent with and subject to our desire to create long-term value for investors and shareholders and applicable legal, regulatory and contractual requirements, will be perceived negatively by at least some stakeholders and adversely impact our reputation and business.
Regulatory initiatives to require asset managers to make disclosures regarding ESG matters have become increasingly common, which may further increase the number and type of investors who place importance on these issues and who demand certain types of reporting from us or our funds, as well as potentially increasing our regulatory and compliance costs. Governmental authorities of certain U.S. states have also requested information from and scrutinized certain asset managers with respect to such managers’ ESG policies or involvement in certain alliances or other multi-stakeholder initiatives relating to issues such as climate change and responsible investment. In addition, there has been increased regulatory focus on ESG-related practices by asset managers, particularly with respect to the accuracy of statements made regarding ESG practices, initiatives and investment strategies. Outside of the United States, the European regulatory environment on ESG matters for asset managers and financial services firms similarly continues to evolve and increase in complexity, making compliance more costly and time-consuming.
Climate change, and climate change and sustainability-related legislation and regulation, business trends and physical impacts, could adversely affect our business and the operations of our funds, and any actions we take or fail to take in response to such matters could damage our reputation.
We, our funds and HHH face risks associated with climate change including risks related to the impact of climate and sustainability-related legislation and regulation, risks related to business trends on climate change and sustainability, and risks stemming from the physical impacts of climate change.
Climate and sustainability-related regulations or interpretations of existing laws may result in enhanced disclosure obligations, which could negatively affect us and our funds or HHH and materially increase our compliance costs and regulatory scrutiny. For example, in October 2023, California enacted climate disclosure laws that could require us and/or certain of our funds to report on our Scope 1, 2 and 3 greenhouse gas emissions, among other climate-related financial risks and matters.
The European Union (“EU”) and the United Kingdom (“UK”) have also adopted several initiatives to improve transparency around how asset managers define, measure and disclose the impact of sustainability-related factors on the performance of their funds and financial products, including but not limited to the EU Corporate Sustainability Reporting Directive ((EU) 2022/2464) (“CSRD”), the EU Corporate Sustainability Due Diligence Directive ((EU) 2024/1760) (“CSDDD”), the EU Sustainable Finance Disclosure

Regulation ((EU) 2022/1288) (“SFDR”), the EU Regulation on the establishment of a framework to facilitate sustainable investment ((EU) 2020/852) (the “Taxonomy Regulation”) and the UK Sustainability Disclosure Requirements (“SDR”) and investment labels regime. Compliance with any of the foregoing may give rise to substantial costs and failure to comply may result in fines and/or other regulatory sanctions as well as potential civil liability.
To the extent that our funds, other investment vehicles or HHH are offered to investors in the EU or the UK, they may become subject to, respectively, the SFDR and Taxonomy Regulation and/or the UK’s SDR and investment labels regime. Such regimes may impose costs on us and may adversely impact our ability to manage our funds and investment vehicles in a profitable manner. In addition, for funds taking into account environmental or social factors other than as they relate to risk management in the investment management of their portfolios, the regulatory requirements under SFDR, the Taxonomy Regulation and the SDR are extensive and prescriptive. Our funds are not currently subject to these more detailed requirements, but if they were to become so, additional costs would result which may decrease the earnings of Pershing Square Inc.
In November 2025, the European Commission proposed significant changes to the SFDR regime, which are anticipated to come into effect during 2028. There is significant uncertainty as to the final form that such rules could take. Furthermore, companies that are in scope of CSRD are required to provide detailed reporting on an extensive set of ESG data points, including in relation to policies and procedures, sustainability-related risks to, and adverse sustainability impacts caused by, the relevant company. While we and our funds are not currently expected to be in scope of CSRD, certain of our funds’ investments may be and there can be no guarantee that we will not be determined to be in scope of CSRD in the future. Similarly, the CSDDD which will apply to in-scope companies from July 26, 2029, imposes requirements on in-scope companies to conduct upstream and limited downstream due diligence on its business partners along its chain of activities in order to identify, assess, prevent, mitigate or cease adverse impacts on human rights and the environment. While our funds are not expected to be in scope of CSDDD, whether we or our subsidiaries are in scope will depend on the level of revenue generated in the EU, and it is possible that certain of our funds’ investments will be in scope of CSDDD.
On February 26, 2025, the European Commission proposed an “omnibus simplification package” and, following extensive negotiations between the EU legislators, the final text was published in the Official Journal on February 26, 2026. The changes significantly reduce the scope of application of both CSRD and CSDDD and seek to simplify the sustainability-related disclosure and due diligence obligations therein. Nonetheless, companies in scope of either regime are still expected to be subject to a significant additional compliance burden. Our business may incur increased ongoing costs associated with monitoring developments and assessing whether we fall in scope of these rules. The reduced sustainability reporting contemplated by the proposed omnibus simplification package could potentially also have a negative impact on data availability for SFDR reporting requirements.
In addition to increasing climate and sustainability-related disclosure obligations, initiatives seeking to address climate change through regulation of greenhouse gas emissions have been adopted by, are pending or have been proposed before international and regional regulatory authorities around the world, which could result in, among other risks, changing legal requirements that could result in increased permitting and compliance costs, changes in business operations or the discontinuance of certain operations, litigation seeking monetary or injunctive relief related to climate impacts, a declining market for products and services seen as greenhouse gas intensive or less effective than alternatives in reducing greenhouse gas emissions and risks tied to changing customer or community perceptions of an asset’s relative contribution to greenhouse gas emissions. These risks could result in a material adverse effect on the value of certain investments and, therefore, the returns of our funds or HHH. Further, significant chronic or acute physical effects of climate change, including extreme weather events such as hurricanes or floods, can also have an adverse impact on certain of these investments, especially those investments that rely on physical factories, stores, plants or other assets located in the affected areas or that focus on tourism or recreational travel.
Our reputation may be harmed if certain stakeholders believe that we are not adequately or appropriately responding to climate change, including through the way in which we operate our business, the composition of the investments held by our funds and HHH, the new investments made by our funds or HHH or the decisions we make to continue to conduct or change our activities in response to climate change considerations. Moreover, we face business trends related to climate change risks. See “—We are subject to increasing scrutiny from regulators, elected officials, investors and other stakeholders with respect to environmental, social and governance matters, which may constrain investment opportunities for our funds and harm our brand and reputation.”
Cybersecurity and data protection risks could result in the loss of data, interruptions in our business, and damage to our reputation, and subject us to regulatory actions, increased costs and financial losses, each of which could have a material adverse effect on our business and results of operations.
Our operations are highly dependent on our technology platforms and other information technology systems (including third-party information technology systems). Such systems face ongoing cybersecurity threats and attacks, which, if successful, could result in the loss of the confidentiality, integrity or availability of such systems and the data held by such systems. Attacks on such systems could involve, and in some instances have in the past involved, attempts intended to obtain unauthorized access to our proprietary information, destroy data, disable, degrade or sabotage our systems, or divert or otherwise steal funds, including through the introduction of computer viruses, “phishing” attempts and other forms of social engineering. Attacks on such systems could also involve ransomware or other forms of cyber extortion. Cyberattacks and other data security threats could originate from a wide variety of external sources, including cyber criminals, nation state hackers, hacktivists and other outside parties. Cyberattacks and other security threats could also originate from the malicious or accidental acts of insiders, such as employees, consultants, independent contractors or other service providers.
There has been an increase in the frequency and sophistication of the cyber and data security threats we face, with attacks ranging from those that are common to many businesses to those that are more advanced and persistent, which may target us because we hold a significant amount of confidential and sensitive information about our investors, our funds and our investments. As a result, we may face a heightened risk of a security breach, ransomware attack or other disruption with respect to this information. Measures we take to ensure the integrity of our systems may not provide adequate protection, especially because cyberattack techniques are continually evolving, may persist undetected over extended periods of time and may not be mitigated in a timely manner to prevent or minimize the impact on us, our funds or our investors. Such attacks also may be enhanced through malicious actors’ use of artificial intelligence. Further, the use of remote work environments, mobile technology and virtual platforms as well as geopolitical tensions or conflicts, such as the ongoing conflicts in Eastern Europe and in the Middle East, may create a heightened risk to us of cyberattacks or other data security breaches.
In addition, we could also suffer losses in connection with updates to, or the failure to timely update, our technology platforms. We rely on third-party service providers for certain aspects of our business, including for the administration of certain fund operations, as well as for certain technology platforms, including cloud-based services. See “—Risks Relating to Our Funds and HHH and Our Investment Strategy—We are reliant on third-party service providers for certain aspects of our business, and are subject to risks in using custodians, counterparties, administrators and other agents.” These third-party service providers also face ongoing cybersecurity threats and the risk of compromises of their systems, and as a result, unauthorized individuals could gain, and in some past instances have gained, access to certain confidential data of their clients.
Breaches in our security or in the security of our third-party service providers, whether malicious in nature or through inadvertent transmittal or other loss of data, could potentially jeopardize the information of our business, including our employees, investors, funds and other investment vehicles, HHH, investments and business partners, that is processed and stored in, and transmitted through, our computer systems, or otherwise cause interruptions or malfunctions in businesses and operations. If our systems or those of our third-party service providers (or our data stored within) are compromised, either as a result of malicious activity or through inadvertent transmittal or other loss of data, or do not operate properly or are disabled, and if this occurs and we fail to provide the appropriate regulatory or other notifications in a timely manner, we could suffer financial loss, increased costs, a disruption of our businesses, liability to our counterparties, funds or investors, regulatory actions (and resulting fines or other penalties), negative publicity or reputational damage. The costs related to cyber or other data security threats or disruptions may not be fully insured or indemnified by other means. Furthermore, any such breach may cause our investors to lose confidence in the effectiveness of our security measures and in us more generally.

Our portfolio companies also rely on data processing systems and the secure processing, storage and transmission of information, including payment and health information, which in some instances are provided by third parties. The businesses of our portfolio companies, or their national or regional profile, could also expose them to a greater risk than others of being subject to a cyberattack or security breach, which could have material adverse consequences on the value of their investments.
Finally, technology platforms, data and intellectual property are also subject to a heightened risk of theft or compromise to the extent we, our funds or HHH, or their portfolio companies engage in operations outside the United States, in particular in those jurisdictions that do not have comparable levels of legal protection or that require companies to forego certain intellectual property or related rights in order to operate there. Any such direct or indirect compromise of these assets could have a material adverse impact on us and our funds and their investments.
Use of artificial intelligence technology by us or third parties could lead to the exposure of our data or other adverse effects and such technology also may lead to more effective threat actors.
Recent technological advances in artificial intelligence (“AI”) and machine-learning technologies (collectively, “AI Technologies”), including, for example, the OpenAI ChatGPT application, may create opportunities for us, our funds and our other investment vehicles and HHH, as well as risks. As AI Technologies and their current and potential future applications continue to rapidly evolve, it is not possible to predict the full extent of the current or future risks related to AI Technologies. While the actual use of AI Technologies varies across our business, funds, other investment vehicles and HHH, we continue to evaluate the rapidly evolving landscape of AI Technologies and their attendant risks.
AI Technologies are reliant on the collection and analysis of large amounts of data and complex algorithms. In this respect, it is not possible or practical to incorporate all relevant data into models that AI Technologies utilize, nor do we expect to be involved in the collection of such data or development of algorithms in the ordinary course of our business. Therefore, it is possible that the data in such models may contain a degree of inaccuracy and error, potentially to a material degree, and that such data and algorithms could otherwise be inadequate or flawed, which would likely degrade the effectiveness of AI Technologies and could adversely impact us to the extent we, our funds, our other investment vehicles and HHH, our affiliates and our service providers or other third parties engaged by us rely on the work product of such AI Technologies.
AI Technologies may also be more susceptible to cybersecurity threats given the volume of data they utilize, which, in turn, could make us more susceptible to cybersecurity threats (such as those described under “—Cybersecurity and data protection risks could result in the loss of data, interruptions in our business, and damage to our reputation, and subject us to regulatory actions, increased costs and financial losses, each of which could have a material adverse effect on our business and results of operations”) to the extent we rely on AI Technologies. Further, we, our funds and HHH could be exposed to risks to the extent third-party service providers or any counterparties use AI Technologies in their business activities notwithstanding any preventative policies aimed at restricting or governing the use of such technologies. We are not able to control the way third-party products are developed, trained or maintained or the way third-party services utilizing AI Technologies are provided to us.
Use of AI Technologies could include the input of our confidential information (including non-public information and personal information) by third parties in contravention of non-disclosure agreements or by our personnel or other related parties in contravention of our policies and procedures and, in each case, could result in such confidential information becoming part of a dataset that is generally accessible by AI Technologies applications and users. The misuse or misappropriation of our data could have an adverse impact on our reputation and could subject us to legal and regulatory investigations and/or actions.
Furthermore, the use of AI Technologies could be affected by claims of infringement, misappropriation or other violations of intellectual property, including based on the use of large datasets used to train AI Technologies or the use of output generated by AI Technologies, in either case which contain or are substantially similar to material protected by intellectual property, including patents, copyrights or trademarks. Moreover, AI Technologies will likely be competitive with certain business practices or increase the obsolescence of certain organizations’ products or services (which might include competitiveness with, or contributing to the obsolescence of, other AI Technologies). In addition, AI Technologies could significantly disrupt the markets in which we operate, which could have a material effect on our business, financial condition and results of operations. Any such developments could affect any use of our or related third parties’ AI Technologies and adversely impact, whether directly or indirectly, our business and funds or HHH.
The legal and regulatory frameworks within which AI Technologies operate also continue to rapidly evolve, and it is impossible to predict the full extent of current or future risks related thereto. Regulations related to AI Technologies, which can have extraterritorial effect, may impose on us certain obligations and costs related to monitoring and compliance. For example, various U.S. states are in the process of enacting (or have already enacted) laws and regulations pertaining to the development, use and training of AI Technologies. At the federal level, the current Presidential Administration issued America’s AI Action Plan in July 2025, which includes recommended policy actions to accelerate AI innovation, build American AI infrastructure, and lead in international AI diplomacy and security, and a subsequent December 2025 Executive Order stating the policy of sustaining and enhancing the United States’ global AI dominance through a minimally burdensome national policy framework for AI and, among other things, directing the U.S. Attorney General to establish an AI Litigation Task Force to challenge burdensome U.S. state AI laws inconsistent with that policy. The potential conflict between the U.S. federal government’s deregulatory efforts and the U.S. states’ efforts to regulate AI Technologies creates an uncertain legal landscape that may result in heightened compliance costs.
The current Presidential Administration may continue to implement new executive orders and/or other rule making relating to AI Technologies in the future. In the EU, a regulation applicable to certain AI Technologies and the data used to train, test and deploy them (the “EU AI Act”) entered into force in August 2024 and its obligations are becoming applicable in phases, the first of which began on February 2, 2025. The EU AI Act has already prohibited certain AI practices and introduced certain AI literacy provisions and is due to impose significant requirements on both the providers and deployers of certain AI Technologies. The EU AI Act also sets out significant sanctions for breaches, including fines of up to 7% of annual worldwide turnover or €35 million, whichever is higher, for the most serious breaches. Moreover, claims for damages in respect of AI Technologies may also be possible (and in certain jurisdictions, facilitated by revisions to regulations on liability). The EU is currently considering targeted amendments to the EU AI Act. The costs of preparing for, monitoring and complying with regulations related to AI Technologies, and any claims or penalties as the result of any use of or reliance on AI Technologies, could, if applicable, adversely affect us and/or third parties connected to us (whether directly or indirectly), which could affect our business and funds.
Failure or alleged failure to comply with applicable data and privacy laws and regulations could subject us to ongoing costs and, in some cases, fines and reputational harm.
We are subject to numerous laws and regulations in the United States and around the world regarding privacy and the collection, storage, use, processing, transfer, transmission, disclosure and protection of personal, sensitive or other regulated data, the scope of which is rapidly evolving, subject to differing interpretations, and may be inconsistent between states within a country or between countries. Any inability or perceived inability to adequately address privacy concerns, or comply with applicable laws and regulations, even if unfounded, could result in regulatory and third-party liability, increased costs, disruption to our operations, and reputational damage.
We and the companies in which our funds and HHH invest are subject to data security and privacy compliance obligations that impose compliance costs and risks of penalties, and which could increase significantly as such laws and regulations evolve globally. For example, we have obligations under existing laws and regulations, including, by example but without limitation, the requirements of the General Data Protection Regulation (EU) 2016/679 (“GDPR”), the UK version of the GDPR (“UK GDPR”) as supplemented by the Data Protection Act 2018, the Cayman Islands Data Protection Act (2021 Revision), the Gramm Leach Bliley Act (“GLBA”), Regulation S-P issued by the SEC under GLBA (“Regulation S-P”) and the California Consumer Privacy Act of 2018, as amended. The SEC has adopted changes to Regulation S-P, which require, among other things, that registered investment advisers notify affected individuals of a breach involving their personal information when there has been an incident that rises to the level of being a reportable breach and develop, implement and maintain written policies and procedures for an incident response program. Further legislative evolution in the field of data security and privacy is also expected. For example, the UK’s Data (Use and Access) Act received Royal Assent on June 19, 2025 and is making various amendments to the current UK data protection regime, including to bring the maximum fine threshold for infringement of certain requirements relating to direct marketing and the use of cookies (currently £500,000) in line with the UK GDPR threshold (i.e., the higher of £17.5 million or 4% of annual global turnover), as well as introducing new data sharing frameworks. In addition, on November 19, 2025, the EU published a proposal to make certain simplifications to the GDPR and other data, privacy and cybersecurity related laws, including the ePrivacy Directive and EU AI Act. There is increasing divergence between EEA and UK requirements, which may create a greater dual regulatory compliance burden in circumstances where entities are subject to both regimes.
Certain jurisdictions are considering passing laws and regulations relating to data and digital services, and we may need to comply with additional laws or reporting obligations in the future. We cannot predict how such laws or regulations may develop, and the costs of monitoring, interpreting and, where applicable, complying with such laws and regulations could adversely affect our business, financial condition and results of operations, and could also impact the companies in which our funds invest, which could (directly or indirectly) affect our investment results. The continued development of these laws and regulations and their interpretations may increase our compliance costs, restrict our ability to offer services in certain locations, result in negative publicity and subject us to significant costs or penalties associated with litigation and/or regulatory action, all of which could adversely affect our business, financial condition, and results of operations.
As data protection and privacy laws, and regulatory and judicial interpretations thereof, continue to develop, it could be more difficult and/or more costly for us or the companies in which our funds and HHH invest to collect, store, use, transmit and process personal and sensitive information. Further, in addition to imposing substantial data protection governance and security requirements on companies, giving individuals extensive rights to control how companies handle their personal data and imposing data breach notification and other requirements, some data protection and privacy laws, such as the GDPR and UK GDPR, restrict cross-border transfers of personal information. Even where such transfers can be made, subject to compliance with certain conditions under the applicable data protection and privacy laws, analyzing, selecting and adhering to a relevant mechanism in order to make cross-border transfers permissible can still result in operational costs and complexities. Furthermore, requirements for data transfers continue to evolve and are subject to legal challenge. If mechanisms used by us for cross-border transfers are deemed to be insufficient, we may face increased exposure to regulatory actions, substantial fines and injunctions against processing personal information. Moreover, data protection and privacy laws may also impose restrictions on transfers of certain non-personal data, and certain jurisdictions have passed or are considering passing laws requiring or which may encourage local data residency. These and other restrictions and requirements around transfers of data, and other changes in data protection and privacy laws (or interpretations thereof) as they continue to develop could impact our operations, or those of HHH or a portfolio company, and increase the cost and complexity of delivering our services.
Although we take reasonable efforts to comply with all applicable laws and regulations and have invested and continue to invest human and technology resources into data privacy compliance efforts, there can be no assurance that we will not be subject to regulatory or individual legal action, including fines, in the event of a security incident, alleged non-compliance with applicable data protection and privacy laws or regulations, or other claim that an individual’s privacy rights have been violated. We could incur significant costs in investigating and defending such claims and, if found liable, or be required to make changes to our business practices. Further, these proceedings and any subsequent adverse outcomes may subject us to negative publicity and an erosion of trust. In addition, we could be adversely affected if legislation or regulations are expanded to require changes in our business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that adversely affect our business, financial condition and results of operations. Many regulators have indicated an intention to take more aggressive enforcement actions regarding data privacy matters, and private litigation resulting from such matters is increasing and resulting in large judgments and settlements.
We are subject to substantial risks of litigation and regulatory proceedings and may face significant liabilities and damage to our professional reputation as a result of litigation and regulatory proceedings and negative publicity.
In the ordinary course of business, we are subject to the risk of litigation and face significant regulatory oversight. In recent years, the volume of claims and amount of damages sought in litigation and regulatory proceedings against the financial services industry in general have been increasing. The investment decisions we make in our asset management business and the activities of our investment professionals may subject our funds, HHH and us to the risk of third-party litigation. For example, we may be subject to litigation arising from investor dissatisfaction with the performance of our funds, including certain losses due to the failure of a particular investment strategy or improper trading activity if we violate restrictions in our funds’ organizational documents.

We also are exposed to risks of litigation relating to claims that we have not properly addressed conflicts of interest. From time to time we, our funds and HHH have been and may in the future be subject to litigation, including securities class action lawsuits by stockholders. For example, in December 2017 our funds paid $193.75 million to settle a class action with stockholders of Allergan who had brought insider trading allegations against us and Valeant Pharmaceuticals International Inc. Any litigation arising in such circumstances is likely to be protracted, expensive and surrounded by circumstances that could be materially damaging to our reputation and business. We are also subject from time to time to formal or informal investigations or inquiries by the SEC and other governmental and self-regulatory organizations in connection with our trading and other activities.
In addition, to the extent investors in our funds or HHH suffer losses resulting from fraud, gross negligence, willful misconduct or other similar misconduct, investors may have remedies against us, our funds or HHH, our investment professionals or our affiliates under the federal securities law and/or state law. While the boards of directors or trustees to our funds or HHH, including their officers, other employees and affiliates, are generally indemnified to the fullest extent permitted by law with respect to their conduct in connection with the management of the entity’s business and affairs, such indemnity does not extend to actions determined to have involved fraud, willful misconduct or other similar misconduct.
Any private lawsuits or regulatory actions brought against us and resulting in a finding of substantial legal liability could materially adversely affect our business, financial condition or results of operations or cause significant reputational harm to us, which could seriously harm our business. Recently, there has been increased activity on the part of certain activist and other organized groups with respect to investments made by private funds. Such groups have at times contacted and otherwise sought to engage with government and regulatory bodies and fund investors, which could lead to negative publicity that could harm our reputation.
We depend to a large extent on our business relationships and our reputation for being a good partner to pursue investment opportunities for our funds. As a result, allegations of improper conduct by private litigants, regulators or employees, whether the ultimate outcome is favorable or unfavorable to us, as well as negative publicity and press speculation about us, our investment activities, our workplace environment, or the asset management industry in general, whether or not valid, may harm our reputation, which may be more damaging to our business than to other types of businesses. Additionally, the pervasiveness of social media, coupled with increased public focus on the externalities of business activities, could further magnify the reputational risks associated with negative publicity.
We may not be able to maintain sufficient insurance to cover us for potential litigation or other risks.
We may not be able to obtain or maintain sufficient insurance on commercially reasonable terms or with adequate coverage levels against potential liabilities we may face in connection with potential claims, which could have a material adverse effect on our business. We may face a risk of loss from a variety of claims, including claims related to securities, antitrust, contracts, cybersecurity, fraud and various other potential claims, whether or not such claims are valid. Insurance and other safeguards might only partially reimburse us for our losses, if at all, and if a claim is successful and exceeds or is not covered by our insurance policies, we may be required to pay a substantial amount in respect of such successful claim. Certain losses of a catastrophic nature, such as losses arising as a result of wars, systemic risk associated with cyber-kinetic warfare, earthquakes, floods, typhoons, terrorist attacks or other similar events, may be uninsurable or may only be insurable at rates that are so high that maintaining coverage would cause an adverse impact on our business and our funds. In general, losses related to terrorism and catastrophic nation-state hacks are becoming harder and more expensive to insure against. Some insurers are excluding coverage of terrorist acts and catastrophic nation-state hacks from their all-risk policies. In some cases, insurers are offering significantly limited coverage against terrorist acts for additional premiums, which can greatly increase the total cost of casualty insurance for a property. As a result, we and our funds or HHH may not be insured or fully insured against terrorism or certain other catastrophic losses.
Another pandemic or global health crisis like the COVID-19 pandemic may adversely impact our performance and results of operations.
From 2020 to 2022, in response to the COVID-19 pandemic, many countries instituted quarantine restrictions and took other measures to limit the spread of the virus. This resulted in labor shortages and disruption of supply chains and contributed to prolonged disruption of the global economy. A widespread reoccurrence of another pandemic or global health crisis could increase the possibility of periods of similar restrictions on business operations, which may materially adversely impact our business, financial condition, results of operations, liquidity and prospects and exacerbate many of the other risks discussed in this “Risk Factors” section.
In the event of another pandemic or global health crisis like the COVID-19 pandemic, our portfolio companies may experience decreased revenues and earnings, which may adversely impact our ability to realize value from such investments and in turn reduce our revenues. Certain sectors in which our funds and HHH have or may have investments, including hospitality, retail and travel, could be particularly negatively impacted, as was the case during the COVID-19 pandemic. The companies in which our funds and HHH invest may also face increased credit and liquidity risk due to volatility in financial markets and limited access to or higher cost of financing, which may adversely impact the value of these investments.
A pandemic or global health crisis may also pose enhanced operational risks. For example, our employees may become sick or otherwise unable to perform their duties for an extended period, and extended public health restrictions and remote working arrangements may impact employee morale, integration of new employees and preservation of our culture. Remote working environments may also be less secure and more susceptible to hacking attacks, including phishing and social engineering attempts, as discussed above. Moreover, our third-party service providers could be impacted by an inability to perform due to pandemic-related restrictions or by failures of, or attacks on, their technology platforms.
If Pershing Square Inc. were deemed an “investment company” under the 1940 Act, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.
The 1940 Act and the rules thereunder contain detailed parameters for the organization and operation of investment companies. Among other things, the 1940 Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, generally prohibit the issuance of options and impose certain governance requirements. We intend to conduct our operations so that Pershing Square Inc. will not be deemed to be an investment company under the 1940 Act. In applying the tests under Section 3(a)(1) of the 1940 Act to Pershing Square Inc., we believe that we are not captured by the definition of an investment company because the most substantial portions of our assets (measured by fair market value as determined in good faith by our board) and our income each quarter is derived from our asset management business rather than any other source including our principal investment activities. If anything were to happen which would cause Pershing Square Inc. to be deemed to be an investment company under the 1940 Act, requirements imposed by the 1940 Act, including limitations on our capital structure, ability to transact business with affiliates and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements between Pershing Square Inc. and its investment professionals, and materially adversely affect our business, financial condition and results of operations. In addition, we could be required to limit the amount of investments that we make as a principal and structure such investments or otherwise conduct our business in a manner that does not subject us to the registration and other requirements of the 1940 Act.
Risks Relating to Our Funds and HHH and Our Investment Strategy
Poor performance of our funds and our other investment vehicles would cause a decline in our revenues, results of operations and cash flows.
We derive revenue from management and performance fees based on assets under management and the performance of each of our funds and our other investment vehicles. If such funds and/or other investment vehicles perform poorly, our revenues, results of operations and cash flows decline because the value of our assets under management decreases, which in turn results in a reduction in our management fees and, in some cases, may result in a reduction in the performance fee revenue we receive that year from our funds.
Decreases in the market capitalization of HHH would cause a decline in our assets, revenues, results of operations and cash flows.
Pershing Square Inc. owns 15% and our core funds own 32% of the HHH shares outstanding. A decrease in the market capitalization of HHH would cause a decline in the value of our HHH shares. We also derive revenue from the HHH Fees based, with respect to the HHH Variable Management Fee, on the value of the HHH stock price relative to a reference price, as determined at the end of each quarter in accordance with the HHH Services Agreement. See “Business— Advisory Fees and Compensation—HHH Fees” for more information. Accordingly, we may experience fluctuations in the HHH Variable Management Fee earned from quarter to quarter. Furthermore, if the HHH stock price were to decline below the reference price in a given quarter, we would receive no HHH Variable Management Fee for that quarter which could adversely impact our revenues, results of operations and cash flows. The HHH stock price could decline if HHH performs poorly or for other factors beyond HHH’s control, including but not limited to general economic, market or political conditions.
The historical returns attributable to our funds and HHH, including those presented in this prospectus, should not be considered as indicative of the future results of our funds or HHH or of our future results or of any returns expected on an investment in our common stock.
Although the historical and potential future returns of our funds and HHH are correlated with our financial results, returns on our common stock are not directly linked to such returns. As disclosed in “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” our primary source of income comes from the management and performance fees derived from our funds and not from an investment of our own capital in our funds. We also receive management fees from HHH in return for our investment advisory and other services and not from a return on an investment of our own capital in HHH. Accordingly, any positive performance of our funds or HHH will not necessarily result in positive returns on an investment in our common stock. See “—Risks Related to the Combined Offering and Ownership of Our Common Stock—The market price of shares of our common stock may be volatile, which could cause the value of your investment to decline” for a discussion of the factors other than performance of our funds and of HHH which could have an impact on the price of shares of our common stock. However, poor performance of our funds and HHH’s stock price would cause a decline in our revenue and would therefore have a negative effect on our performance and likely the returns on an investment in our common stock. Moreover, with respect to the historical returns of our funds:
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we may create new products or strategies in the future that reflect different investment strategies (or whose management fees represent a more significant proportion of the fees than has historically been the case), as well as a varied geographic and industry exposure as compared to our present funds, and any such new product or strategy could have different returns from our existing or previous funds;

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the rates of returns of our funds reflect unrealized gains as of the applicable measurement date that may never be realized, which may adversely affect the ultimate value realized from those funds’ investments;

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our funds’ returns in some years benefited from investment opportunities and general market conditions that may not repeat themselves, our current or future investment funds might not be able to avail themselves of comparable investment opportunities or market conditions, and the circumstances under which our current or future funds may make future investments may differ significantly from those conditions prevailing in the past; and

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the rates of return of our funds reflect our historical cost structure, which may vary in the future due to various factors enumerated elsewhere in this prospectus and other factors beyond our control, including changes in laws.

The future internal rate of return for any current or future fund may vary considerably from the historical internal rate of return generated by any particular fund, or for our funds as a whole. Similarly, the future rate of return and stock price for HHH may vary considerably from its historical rate of return and stock price, particularly because HHH will pursue a different investment strategy as a result of the Howard Hughes Transaction. In addition, future returns will be affected by the applicable risks described elsewhere in this prospectus, including risks of the industries and businesses in which a particular fund or in which HHH invests.
The anticipated benefits of the Howard Hughes Transaction may not be realized, or those benefits may take longer to realize than expected.
We believe that there are significant benefits and synergies that may be realized from the Howard Hughes Transaction. However, the anticipated transformation of HHH into a diversified holding company pursuant to the Howard Hughes Transaction will be a new and complex process for us, and the efforts to realize the benefits of this transaction may disrupt our and HHH’s existing operations. The full benefits of the transaction may not be realized as expected or may not be achieved within the anticipated time frame, or at all. Failure to achieve the anticipated benefits of the Howard Hughes Transaction could adversely affect HHH’s and our future business, financial condition, operating results and prospects and negatively impact the price of our common stock.
In addition, although we do not anticipate that the Howard Hughes Transaction will require us to materially increase our fixed costs or headcount or disrupt the operation of our core funds, we may in fact need to increase our fixed costs or headcount and/or there may be some disruption to the operation of our core funds. Furthermore, the Howard Hughes Transaction involves a number of special risks, including the potential diversion of management’s and our investment team’s attention from our core funds; entry into markets or businesses in which we or HHH may have limited or no experience; increasing demands on our investment processes and infrastructure; and enhanced regulatory scrutiny and greater reputational and litigation risk. Such risks may disrupt HHH’s or our ongoing business and limit the anticipated benefits to us of the Howard Hughes Transaction.
We are not a majority stockholder in HHH, exposing us to the risk of decisions made by others with whom we may not agree.
We are not a majority stockholder in HHH and do not have full discretionary authority over the investments of HHH. In connection with the Howard Hughes Transaction, we agreed generally to limit the voting power of the shares of HHH common stock held by us and our affiliates to 40% of the total voting power of HHH shares outstanding and we and our affiliates have limited our beneficial ownership of HHH common stock to 47%.
Additionally, we agreed to a provision establishing that a majority of HHH directors will be independent, under applicable stock exchange standards, so long as we own more than 10% of HHH common stock. Although we provide investment advisory and other services to support HHH’s new diversified holding company strategy, and following completion of the Vantage Acquisition, Vantage and its insurance company subsidiaries, we are subject to the risk that HHH may make business, financial or management decisions contrary to our expectations or with which we do not agree (including with respect to the use of the capital we have invested in HHH in connection with the Howard Hughes Transaction) or that the other stockholders or the management of HHH may take risks or otherwise act in a manner that does not serve our interests. If any of the foregoing were to occur, our business, financial condition and results of operations could suffer as a result.
Our funds and our other investment vehicles are exposed to a concentration of investments, which can exacerbate volatility and investment risk.
In the pursuit of our core investment strategy, our funds and our other investment vehicles accumulate significant positions in particular investments, typically investing the substantial majority of their capital in a limited number of core investments. Our investment strategy of concentrating investment positions can increase the volatility of investment results over time and may exacerbate the risk that a loss in any such position could have a material adverse impact on the NAV of the funds and other investment vehicles and, in turn, the management fees we receive from them. Although we may at times choose to do so, we are under no obligation to hedge positions to mitigate such risks. See “—Risk management activities may not be successful and, in some cases, may negatively impact our business.” In addition, we may in the future concentrate such investment positions in any one or group of industries, which could further exacerbate the impact of an economic slowdown in such industries on the NAV and performance of our funds and other investment vehicles and, in turn, our management fees and performance fees. Such volatility and investment risk could have a material adverse effect on our business, financial condition and results of operations.
Our investment strategies may not be successful, which would negatively affect us.
Investments are exposed to the risk of the loss of capital. Our funds and HHH invest in securities and operating companies utilizing an investment strategy that may involve substantial risks. The prices of their respective investments and assets are volatile and market movements are difficult to predict. No guarantee or representation is made that their investment strategies will be successful. In addition, our funds may utilize such investment techniques as concentration of investments, forward transactions, foreign currency transactions, uncovered option transactions, securities lending, short sales, investments in non-marketable securities and futures and options on futures transactions, among others, which could under certain circumstances magnify the impact of any adverse market or investment developments.

There can be no assurance that the investments made by our funds or HHH will increase in value or that our funds and HHH will not incur significant losses. Such investment risk could have a material adverse effect on our business, financial condition and results of operations.
We may fail to identify suitable investment opportunities.
Our investment strategies for our funds and HHH depend on our ability to successfully identify attractive investment opportunities. Any failure to identify and make appropriate investment opportunities would increase the amount of their assets invested in cash or cash equivalents and, as a result, may reduce their rates of return. Our funds and HHH face competition for investments from, for example, public and private investment funds, strategic buyers and/or investment banks. Many of these competitors may be substantially larger and have greater financial resources than are available to our funds and HHH. There can be no assurance that we will be able to identify and make investments for our funds, or that HHH will be able to make investments, that are consistent with our investment objectives or that generate attractive returns for investors, or that our funds and HHH will not be significantly affected by competitive pressures for investment opportunities, which could in turn have a material adverse effect on our business, financial condition and results of operations.
The due diligence we perform may not reveal all relevant facts in connection with such investment.
When assessing an investment opportunity, we have relied and will continue to rely on resources that may provide limited or incomplete information. In some cases, whether or not known to us at the time, such resources may not be sufficient, accurate, complete or reliable. In particular, we have relied and will continue to rely on publicly available information and data filed with various government regulators. Although we have evaluated and will continue to evaluate information and data as we deemed or deem appropriate, and have sought and will continue to seek independent corroboration when reasonably available, we have not and may choose not to evaluate all publicly available information and data with respect to any investment and have often not been and will often not be in a position to confirm the completeness, genuineness or accuracy of the information and data that we did or will evaluate.
In addition, when assessing an investment opportunity, our investment analyses and decisions may be undertaken on an expedited basis in order to take advantage of what we perceive to be short-lived investment opportunities. In such cases, the available information at the time of an investment decision may be limited, inaccurate and/or incomplete.
As a result, there can be no assurance that due diligence investigations we carry out will reveal or highlight all relevant facts (including fraud) or risks that may be necessary or helpful in evaluating investment opportunities or foresee future developments that could have a material adverse effect on an investment. Any failure to identify relevant facts may result in inappropriate investment decisions, which may have a material adverse effect on the value of the investments of our funds and HHH, which in turn may have a material adverse effect on our business, financial condition and results of operations.
Our funds and other investment vehicles generally make investments in companies that we do not control, exposing us to the risk of decisions made by others with whom we may not agree.
Our funds and our other investment vehicles generally make investments in companies that we do not control. As a result, these investments are subject to the risk that the company in which we invest may make business, financial or management decisions contrary to our expectations or with which we do not agree or the majority stakeholders or the management of the company may take risks or otherwise act in a manner that does not serve our interests. If any of the foregoing were to occur with respect to one or more significant investments, the values of such investments by our funds and our other investment vehicles could decrease and our business, financial condition and results of operations could suffer as a result.
Risk management activities may not be successful and, in some cases, may negatively impact our business.
When managing exposure to market risks, our funds and HHH may from time to time use futures and forward contracts, options, interest rate swaps, caps, collars and floors or pursue other strategies or use other forms of derivative instruments (over the counter (“OTC”) and otherwise) to limit our exposure to changes in the relative values of investments that may result from market developments, including changes in prevailing interest rates, currency exchange rates and commodity prices. The use of derivative financial instruments and other risk management strategies may not be properly designed to hedge, manage or otherwise reduce the risks we have identified. In addition, we may not be able to identify, or may not have fully identified, all applicable material market risks to which we are exposed.
Our funds and HHH may also choose not to hedge, in whole or in part, any of the risks that have been identified. The scope of risk management activities undertaken by us varies based on the level and volatility of interest rates, the prevailing foreign currency exchange rates, the types of investments that are made and other changing market conditions. We do not seek to hedge our exposure in all currencies or all investments, which means that our exposure to certain market risks are not limited. The use of hedging transactions and other derivative instruments to reduce the effects of a decline in the value of a position does not eliminate the possibility of fluctuations in the value of the position or prevent losses if the value of the position declines. Moreover, it may not be possible to limit the exposure to a market development that is so generally anticipated that a hedging or other derivative transaction cannot be entered into at an acceptable price. Further, it may not be possible to fully or perfectly limit our exposure against all changes in the value of investments because the value of investments is likely to fluctuate as a result of a number of factors, some of which will be beyond our control or ability to hedge. As such, the portfolios of our funds and HHH will always be exposed to certain risks that cannot be hedged.
In addition, the success of any hedging or other derivative transaction generally will depend on our ability to correctly predict market changes, the degree of correlation between price movements of a derivative instrument and the position being hedged, the creditworthiness of the counterparty and other factors, some of which may be beyond our ability to hedge. The degree of correlation between price movements of the instruments used in connection with hedging activities and price movements in a position being hedged may vary. For various reasons, we may not seek to establish, or be successful in establishing, a perfect correlation between the instruments used in hedging or other derivative transactions and the positions being hedged. An imperfect correlation could prevent us from achieving the intended result and give rise to a loss. As a result, while our funds and HHH may enter into such a transaction in order to reduce exposure to market risks, unintended market changes may result in poorer overall investment performance than if it had not been executed. Such transactions may also limit the opportunity for gain if the value of a hedged position increases.
Hedging arrangements themselves also may entail certain other risks. These arrangements may require the posting of cash collateral at a time when a fund has insufficient cash such that the posting of the cash is either impossible or requires the sale of assets at prices that do not reflect their underlying value. In addition, if our derivative counterparties or clearinghouses fail to meet their obligations with respect to the posting of cash collateral, our efforts to mitigate certain risks may be ineffective. Moreover, these hedging arrangements may generate significant transaction costs, including potential tax costs, that reduce the returns generated by a fund.
Finally, the regulation of derivatives and commodity interest transactions in the United States and other countries is a rapidly changing area of law and is subject to ongoing modification by governmental and judicial action. Newly instituted and amended regulations could significantly increase the cost of entering into derivative contracts (including through requirements to post collateral, which could negatively impact available liquidity), materially alter the terms of derivative contracts, reduce the availability of derivatives to protect against risks, reduce our ability to restructure our existing derivative contracts and increase our exposure to less creditworthy counterparties. Furthermore, the CFTC may in the future require certain foreign exchange products to be subject to mandatory clearing, which could increase the cost of entering into currency hedges. See also “—Risks Related to Our Business and Industry—Changing regulations regarding derivatives and commodity interest transactions could negatively impact our business.”

Our foreign investments may be subject to various risks, thus exposing us to risk.
Our funds and HHH may invest in securities trading in markets less mature than those of the United States. Investing in these securities involves particular risks for our funds and our other investment vehicles, including:
•	political and economic risks, such as expropriation and nationalization, the potential difficulty of repatriating any investment returns and general social, political and economic instability;
•	potential lack of liquidity and greater price volatility, which may affect, among other things, the ability to exit a position;
•	difficulties in pricing securities;
•	defaults on foreign government securities;
•
the imposition of withholding or other taxes on interest, dividends or other distributions, payments on certain derivative instruments, capital gains, other income or gross sale or disposition proceeds;

•	fluctuations in the rate of exchange between currencies and costs associated with currency conversion or foreign exchange controls;
•	certain government policies that may restrict our investment opportunities;
•	lower quality accounting and financial reporting standards;
•	a less effective or less developed regulatory environment, including limited or no supervision and regulation of stock exchanges, brokers and the sales of securities;
•	differences in the legal and regulatory environment, including less developed or less comprehensive bankruptcy laws;
•	fewer investor protections and less stringent requirements relating to fiduciary duties;
•	difficulties in enforcing contractual obligations;
•	heightened exposure to corruption risk;
•	higher transaction costs of investing;
•	less publicly available information about companies;
•
absence of an independent judicial system and exposure to economic, political or nationalistic influences, resulting in difficulties in pursuing legal remedies or obtaining and enforcing judgments or in voting proxies and exercising stockholder rights; and

•	a less favorable environment for pursuing our investment strategy.
Our trading orders may not be executed in a timely fashion.
Our investment and trading strategies depend on the ability to establish and maintain overall market positions in a combination of investments and financial instruments. Our trading orders may not be executed in a timely and efficient manner due to various circumstances, including, for example, trading volume surges, systems failures or human error attributable to us, our funds or HHH, counterparties, brokers, dealers, agents or other service providers. In such event, our funds and HHH might only be able to acquire or dispose of some, but not all, of the components of such position, or if the overall position were to need adjustment, our funds and HHH might not be able to make such adjustment. As a result, our funds and HHH would not be able to achieve the desired market position, which may result in a loss. In addition, our funds and HHH rely heavily on electronic execution systems (and may rely on new systems and technology in the future), and such systems may be subject to certain systemic limitations or mistakes, causing the interruption of trading orders made by our funds and HHH. Losses resulting from delays in trade execution and settlement could have a material adverse effect on the performance of our funds and HHH, which in turn could lead to lower management fees and, in some cases, may lead to lower performance fee revenue, causing a material adverse effect on our business, financial condition and results of operations.

We are reliant on third-party service providers for certain aspects of our business, and are subject to risks in using custodians, counterparties, administrators and other agents.
We are reliant on third-party service providers for certain investment services and technology platforms that facilitate the continued operation of our business, including but not limited to prime brokerage and cloud-based services. We generally have less control over the delivery of such third-party services, and as a result, may face disruptions to our ability to operate our business as a result of interruptions of such services. For example, a prolonged global failure of cloud services provided to us could result in cascading systems failures.
Our funds and HHH depend on the services of custodians, counterparties, administrators and other agents, including to carry out certain securities and derivatives transactions and other administrative services. We are subject to risks of errors and mistakes made by these third parties, which may be attributed to us and subject us to reputational damage, penalties or losses. The terms of the contracts with these third-party service providers are often customized and complex, and many of these arrangements occur in markets or relate to products that are subject to limited or no regulatory oversight. We may be unsuccessful in seeking reimbursement or indemnification from these third-party service providers.
Our funds and HHH are subject to the risk that the counterparty to one or more of these contracts defaults, either voluntarily or involuntarily, on its performance under the contract. Any such default may occur suddenly and without notice to us. Moreover, if a counterparty defaults, we may be unable to take action to cover our exposure, either because we lack contractual recourse or because market conditions make it difficult to take effective action. This inability could occur in times of market stress, which is when defaults are most likely to occur. In addition, we may not accurately anticipate the effects of market stress or counterparty financial condition, and as a result, we may not have taken sufficient action to reduce our risks effectively. Default risk may arise from events or circumstances that are difficult to detect, foresee or evaluate. In addition, concerns about, or a default by, one large participant could lead to significant liquidity problems for other participants, which may in turn expose us to significant losses.
In the event of a counterparty default, particularly a default by a major investment bank or a default by a counterparty to a significant number of our contracts, one or more of our funds or HHH may have outstanding trades that they cannot settle or are delayed in settling. As a result, our funds or HHH could incur material losses and the resulting market impact of a major counterparty default could harm our business, financial condition and results of operation.
In the event of the insolvency of a custodian, counterparty or any other party that is holding assets of our funds or HHH as collateral, our funds or HHH might not be able to recover equivalent assets in full as they will rank among the custodian’s or counterparty’s unsecured creditors in relation to the assets held as collateral. In addition, our cash held with a custodian or counterparty generally will not be segregated from the custodian’s or counterparty’s own cash, and our funds and HHH may therefore rank as unsecured creditors in relation thereto.
Our investment strategies are subject to numerous additional risks.
Our investment strategies are subject to numerous additional risks, including the following:
•
Our funds and HHH may invest in risky instruments, such as swaps and certain options and other custom instruments, which are subject to the risk of non-performance by the swap counterparty, including risks relating to the creditworthiness of the swap counterparty, market risk, liquidity risk and operations risk; credit-default swaps, characterized by volatile pricing, potentially illiquid markets, difficulty in predicting triggering events and various other risks; and future contracts and forward contracts, which are subject to the risk of bank failure or non-performance;

•	Our funds and HHH may invest in risky investments, such as distressed securities or illiquid investments, and such investments may involve material risks;
•	New investment instruments are continually developing and investments in such investment instruments may involve material and as yet unanticipated risks;
•
Our funds and HHH may employ hedging, including dynamic hedging approaches which may ultimately fail to achieve the intended risk mitigation if the market experiences rapid changes in price, volatility, or liquidity;

•
While we pursue a long-term investment strategy, our funds and HHH retain the flexibility to engage in short-selling as a short-term trading-related technique, which could result in material losses due to the theoretical risk of an unlimited increase in the market price of a short sale of an investment instrument;

•
Our funds and HHH may be limited in their ability to engage in short-selling or other short-term trading-related techniques as a result of regulatory mandates which may limit our ability to engage in hedging activities and therefore impair our investment strategies;

•
Our funds and HHH retain the flexibility to use margin leverage for short-term management of cash flows, which subjects the funds to changes in the value that broker-dealers ascribe to a given security or position, the amount of margin required to support such security or position, the borrowing rate to finance such security or position and/or such broker-dealers’ willingness to continue to provide any such credit to the funds;

•
Our funds and HHH depend on their ability to access sufficient sources of debt financing at attractive rates to execute any leverage strategies, and there is no guarantee that they will be able to access sufficient debt or other financing at attractive rates or at all; and

•	Our funds and HHH may invest through their respective affiliates, in which case their investments may be subordinated to the claims of such affiliates’ creditors.
Given the priority we afford the interests of the investors in our funds and our other investment vehicles and our focus on achieving superior investment performance, we may reduce our fees or otherwise alter the terms under which we do business when we deem it in the best interest of our fund investors — even in circumstances where such actions might be contrary to the short-term interests of our stockholders.
In pursuing the interests of the investors in our funds and our other investment vehicles, we may take actions that could reduce the profits we could otherwise realize in the short term. While we believe that our commitment to the investors in our funds and our other investment vehicles and our discipline in this regard is in the long-term interest of us and our stockholders, this approach may have an adverse impact on our short-term profitability, and there is no guarantee that it will be beneficial in the long term. We may voluntarily reduce management fee rates and terms for certain of our funds or other investment vehicles and/or certain investors in such funds or other investment vehicles, when we deem it appropriate, even when doing so may reduce our short-term revenue. For example, for eight consecutive quarters beginning in 2018, we reduced the management fees paid to us by certain of our funds to account for their litigation settlement-related expenses. Similarly, in connection with the Howard Hughes Transaction, we reduced the management fees paid to PSCM by each of the core funds by an amount equal to the HHH Fees multiplied by the percentage of HHH’s shares outstanding held by each such fund attributable to its fee-paying capital. As another example, we waived performance fees for certain investors in our private funds until such time as any losses incurred by them from a direct investment in one of our co-investment vehicles were recovered. Furthermore, employees and affiliates of PSCM, or other individuals who have provided material assistance to PSCM, benefit from preferential fees.
The PSUS IPO will cause a material portion of our Fee-Paying AUM to consist of registered investment company assets.
The PSUS IPO will cause a material portion of our Fee-Paying AUM to consist of registered investment company assets. Neither we nor PSCM or any of our other affiliates has previously served as an investment adviser to an investment company registered under the 1940 Act. As a result, we will be addressing certain operational and compliance requirements of the 1940 Act for the first time in connection with the launch of PSUS. None of the other funds we currently manage prior to the combined offering are registered under the 1940 Act, unlike PSUS, and, therefore, none of them are subject to the investment, leverage and derivative restrictions, diversification requirements and other regulatory requirements imposed on registered investment companies by the 1940 Act and on regulated investment companies by the Code. If any of the other funds we manage had been registered under the 1940 Act and/or operated as regulated investment companies under the Code, their respective returns might have been lower and their ability to undertake certain transactions or investments may have been restricted. As a result, our future performance will depend on our ability to implement the operational and compliance-related requirements of the 1940 Act, while also successfully implementing our investment strategy within the investment and regulatory parameters applicable to registered investment companies under the 1940 Act. Any failure to do so may have a material adverse effect on the performance of PSUS, which in turn could lead to lower management fees causing a material adverse effect on our business, financial condition and results of operations.
Risks Related to Taxation
Changes in relevant tax laws, regulations or treaties or an adverse interpretation of these items by tax authorities could adversely impact our effective tax rate and tax liability.
Our effective tax rate and tax liability are based on the application of current income tax laws, regulations and treaties, including state and local income tax laws and regulations. These laws, regulations and treaties are complex, and the manner in which they apply to us and our funds is sometimes open to interpretation. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. Although management believes its application of current laws, regulations and treaties to be correct and sustainable upon examination by the tax authorities, the tax authorities (including the Internal Revenue Service (“IRS”)) could challenge our interpretation, resulting in additional tax liability or adjustment to our income tax provision that could increase our effective tax rate.
In addition, past and future changes to tax laws and regulations, including to state and local tax laws and regulations, may have an adverse impact on us. For example, the Inflation Reduction Act of 2022 imposes, among other things, a minimum “book” tax on certain large corporations and creates a new excise tax on net stock repurchases made by certain publicly traded corporations. Furthermore, President Trump recently signed into the law the One Big Beautiful Bill Act which includes several new provisions (and other amendments) to the Code. The application and implication of the One Big Beautiful Bill Act to the Company is not yet clear given the lack of official guidance and interpretation or practical application. These and other changes could materially change the amount and/or timing of taxes we could be required to pay and may increase tax-related regulatory and compliance costs.
Risks Related to the Combined Offering and Ownership of Our Common Stock
No public market for our common stock currently exists, and an active trading market for our common stock may never develop or be sustained after the combined offering. Following the combined offering, our stock price may fluctuate significantly.
There currently is no public trading market for shares of our common stock. Following the combined offering, our common stock will be listed on the NYSE. Our common stock will trade separately on the NYSE from PSUS Shares, which will also be listed on the NYSE following the combined offering as described in the accompanying PSUS Prospectus. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on the NYSE or how liquid that market might become. An active public market for our common stock may not develop or be sustained after the combined offering. If an active public market does not develop or is not sustained, it may be difficult for you to sell your shares of our common stock at a price that is attractive to you, or at all.
We cannot predict the prices at which our common stock may trade after the combined offering. Prior to the opening trade, there will not be a price at which the underwriters initially sell shares of our common stock to the public. The absence of a predetermined initial public offering price could impact the range of buy and sell orders collected by the underwriters from various broker-dealers. Consequently, upon listing on the NYSE, the public trading price of our common stock may be more volatile than where an initial public offering is conducted with a predetermined initial offering price and could decline significantly and rapidly from the opening price. As a result, we also cannot assure you that, following the combined offering, the combined trading prices of a PSUS Share and a share of our common stock will equal or exceed the public offering price of a PSUS Share in the PSUS IPO. In addition, there may be some investor rotation for a period following the combined offering. An investor in the combined offering that desires to invest in only the PSUS Shares or shares of our common stock (and not both) may seek to sell or short the security that it does not intend to hold, and such activity may put downward pricing pressure and/or increase volatility in the trading markets for our common stock and the PSUS Shares. A range of other factors, some of which may be beyond our control, may cause the market price of our common stock to fluctuate widely. See

“—The market price of shares of our common stock may be volatile, which could cause the value of your investment to decline.” Low trading volume for our common stock, which may occur if an active trading market does not develop, among other reasons, would amplify the effect of such factors on our stock price volatility.
In connection with the combined offering, the underwriters may purchase and sell shares of our common stock and/or PSUS Shares in the open market, including over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the combined offering, which may require corresponding purchases or sales by the underwriters of shares of the other component security in the open market. In connection with the combined offering, the underwriters may engage in “covered” short sales in an amount of shares representing the underwriters’ option to purchase additional shares. To close a covered short position, the underwriters purchase shares in the open market or exercise the underwriters’ option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters typically consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares. Purchases in the open market to cover short positions, as well as other purchases underwriters may undertake for their own accounts, may have the effect of preventing a decline in the trading price of shares of the subject securities. Generally, the Underwriters would not be expected to engage in stabilizing transactions or cover syndicate short positions, unless the combined trading price of one PSUS Share and a corresponding fraction of a share of our common stock is in the aggregate less than the public offering price of $50.00.
To the extent that the underwriters do not engage in stabilizing transactions with respect to the trading of our common stock on the NYSE, there could be greater volatility in the public price of our common stock during the period immediately following the closing of the combined offering. Furthermore, stabilizing transactions by the underwriters with respect to the trading of the PSUS Shares on the NYSE, including over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the PSUS IPO, may require corresponding purchases or sales by the underwriters of shares of our common stock in the open market, and therefore stabilizing transactions with respect to the trading of PSUS Shares may affect the trading market for our common stock, including in potentially unexpected ways. Each of these factors contributes to the potential volatility in the price for our common stock following the combined offering.
ManagementCo controls us and its interests may conflict with ours or yours in the future.
Upon completion of the combined transaction, ManagementCo, an entity managed by members of our senior management, will initially have voting power over 74.6% or 70.2% of our outstanding common stock (or 74.3% or 69.2% if the underwriters in the PSUS IPO exercise in full their option to purchase additional PSUS Shares as described in the accompanying PSUS Prospectus), assuming PSUS raises $5 billion in the combined transaction and assuming PSUS raises $10 billion in the combined transaction, respectively, and will also hold a Special Voting Share that has no economic rights and has voting power (which shall in no event be less than one vote) equal to that number of votes required, when taken together with the aggregate voting power of the shares of our common stock over which ManagementCo then has voting power, to give ManagementCo a majority of the aggregate voting power of the Special Voting Share and the then-outstanding shares of common stock. Because the shares of our common stock over which ManagementCo will initially have voting power will provide it with in excess of a simple majority of the voting power of the outstanding shares of our common stock, the Special Voting Share will initially provide only a single additional vote to ManagementCo.
Even if the shares of our common stock over which ManagementCo has voting power decrease in the future below a simple majority of the voting power, the additional voting power provided to ManagementCo by the Special Voting Share means ManagementCo will still be able to control the election of our board of directors and generally control the outcome of all other matters requiring the approval of our stockholders, including the amendment of our articles of incorporation and bylaws and significant corporate transactions such as a change in control, merger, consolidation or sale of assets. Accordingly, ManagementCo will have significant influence with respect to our management, business plans and policies, including the appointment and removal of our officers. In particular, ManagementCo will be able to significantly influence or effectively prevent a change of control of our company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our company. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of common stock as part of a sale of our company and ultimately might affect the market price of our common stock. See “Description of Capital Stock—Anti-Takeover Effects of Our Articles of Incorporation and Bylaws and Certain Provisions of Nevada Law—Voting Rights of ManagementCo.”

ManagementCo will also control PS Partner Group and CompCo, which will allow ManagementCo to have oversight and control over a significant portion of our executives’ compensation. Following the combined offering, a significant portion of our executives’ compensation will be comprised of (i) Subordinated Performance Fees distributed by CompCo and (ii) interests in PS Partner Group that may become redeemable, subject to certain conditions, for shares of our common stock held by PS Partner Group. For additional information, see “Executive Compensation—Compensation Arrangements To Be Adopted in Connection with the Combined Offering.”
The disproportionate voting rights of ManagementCo will have the effect of concentrating voting control with ManagementCo, will limit or preclude your ability to influence corporate matters, may discourage or delay acquisition attempts for us that you might consider favorable and may have a potential adverse effect on the price of our common stock.
Following the Reorganization Transactions, ManagementCo will hold our single outstanding Special Voting Share. The Special Voting Share will have no economic rights and will have voting power (which shall in no event be less than one vote) equal to that number of votes required, when taken together with the aggregate voting power of the shares of our common stock over which ManagementCo then has voting power, to give ManagementCo a majority of the aggregate voting power of the Special Voting Share and the then-outstanding shares of common stock. See “Description of Capital Stock—Preferred Stock—Special Voting Share.” Because the shares of our common stock over which ManagementCo will initially have voting power will provide it with in excess of a simple majority of the voting power of the outstanding shares of our common stock, the Special Voting Share initially provide only a single additional vote to ManagementCo. However, should the shares of our common stock over which ManagementCo has voting power decrease in the future below a simple majority of the voting power, the additional voting power provided to ManagementCo by the Special Voting Share would create a disparity between ManagementCo’s voting power and its economic interest in us, which disparity could be significant. ManagementCo will be able to control all matters submitted to our stockholders for majority approval, even if ManagementCo has voting power over less than 50% of the voting power of shares of our common stock. See “Description of Capital Stock—Anti-Takeover Effects of Our Articles of Incorporation and Bylaws and Certain Provisions of Nevada Law—Voting Rights of ManagementCo.”
Our common stockholders’ voting rights are further restricted by the provision in our articles of incorporation stating that if any person (other than ManagementCo or any person of which ManagementCo, or a wholly owned subsidiary of ManagementCo, serves as general partner or managing member or holds a majority by voting power of the interests entitled to vote generally in the election of the board of directors, managers or equivalent governing body of such person) directly or indirectly controls shares of our common stock representing more than 24.9% of the aggregate total votes to which the outstanding shares of common stock and the Special Voting Share would otherwise entitle their holders, then the shares of common stock in excess of such percentage directly or indirectly controlled by such person will not be entitled to vote on any matter and will not be considered to be outstanding when sending notices of a meeting of stockholders to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our articles of incorporation. See “Description of Capital Stock—Common Stock” and “Description of Capital Stock—Anti-Takeover Effects of Our Articles of Incorporation and Bylaws and Certain Provisions of Nevada Law—Loss of Voting Rights.”
This concentration of control with ManagementCo and restriction on the voting rights of other holders of our common stock will limit or preclude the ability of other holders of our common stock to influence corporate matters for the foreseeable future, which, in turn increases the risk of divergent views over strategy or business combination and an increased risk of conflict or litigation caused by such divergent views. This concentrated control also could discourage, delay or prevent a transaction involving a change in control of our company, including actions that our stockholders may deem advantageous, or negatively affect the trading price of our common stock. In addition, this concentrated control could discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire. For further discussion of these and other such anti-takeover provisions, see “Description of Capital Stock—Anti-Takeover Effects of Our Articles of Incorporation and Bylaws and Certain Provisions of Nevada Law.”
Our share structure involving a Special Voting Share differs from a more typical multi-class capital structure.
Our share structure involving a Special Voting Share differs from a more typical multi-class capital structure. In a typical multi-class capital structure, the shares of a certain class may give its holder additional voting power that is in direct proportion to the number of shares held by such holder. Consequently, the disposition by such holder of a number of such shares would result in a proportionate decrease in such holder’s voting power. In contrast, the Special Voting Share will provide ManagementCo with voting power (which shall in no event be less than one vote) equal to that number of votes required, when taken together with the aggregate voting power of the shares of our common stock over which ManagementCo then has voting power, to give ManagementCo a majority of the aggregate voting power of the Special Voting Share and the then-outstanding shares of common stock. Because the shares of our common stock over which ManagementCo will initially have voting power will provide it with in excess of a simple majority of the voting power of the outstanding shares of our common stock, the Special Voting Share will initially provide only a single additional vote to ManagementCo. However, should the shares of our common stock over which ManagementCo has voting power decrease in the future below a simple majority of the voting power, the additional voting power provided to ManagementCo by the Special Voting Share would create a disparity between ManagementCo’s voting power and its economic interest in us, which disparity could be significant. ManagementCo will be able to control all matters submitted to our stockholders for majority approval, even if ManagementCo has voting power over less than 50% of the voting power of shares of our common stock. Accordingly, you should have no expectation of having the ability to influence the outcome of any matters that are subject to stockholder approval.
We cannot predict the impact our share structure may have on the trading price of our common stock.
We cannot predict whether our share structure will result in a lower or more volatile market price of our common stock, in adverse publicity or other adverse consequences. Certain index providers have in the past announced restrictions on including companies with multiple class share structures in certain of their indices. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from stock indices would likely preclude investment by many of these funds and could make our common stock less attractive to other investors. As a result, the market price of our common stock could be materially adversely affected.
The market price of shares of our common stock may be volatile, which could cause the value of your investment to decline.
Even if a trading market develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of shares of our common stock regardless of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in our quarterly operating results or dividends, if any, to stockholders, additions or departures of key personnel, failure to meet analysts’ earnings estimates, publication of research reports about our industry, litigation and government investigations, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business, adverse market reaction to any indebtedness we may incur or securities we may issue in the future, changes in market valuations of similar companies or speculation in the press or investment community, announcements by our competitors, adverse publicity about the industries we participate in or individual scandals, and in response the market price of shares of our common stock could decrease significantly.
In the past few years, stock markets have experienced extreme price and volume fluctuations. In the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. Such litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.
Furthermore, in addition to allocations made to retail investors by the underwriters, a portion of the PSUS Shares and our common stock offered pursuant to the combined offering will, upon request, be offered to retail investors through Charles Schwab & Co., Inc. (“Charles Schwab”) and Robinhood Financial, LLC (“Robinhood”) via their respective online brokerage platforms. Charles Schwab and Robinhood will act as selling group members for the combined offering. These platforms are not affiliated with us. There may be risks associated with the use of such platforms, including risks related to the technology and operation of such platforms, and the publicity and the use of social media by users of such platforms that we cannot foresee and/or control.

We will be a “controlled company” within the meaning of the corporate governance standards of the NYSE and, as a result, will qualify for exemptions from certain corporate governance requirements. If we rely on such exemptions in the future, you will not have the same protections afforded to stockholders of companies that are subject to such requirements.
After the completion of the combined transaction, ManagementCo will continue to control a majority of the combined voting power of our capital stock entitled to vote generally in the election of directors. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under these corporate governance standards, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements. For example, controlled companies:
•	are not required to have a board that is composed of a majority of “independent directors,” as defined under the rules of such exchange;
•	are not required to have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•
are not required to have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Although we do not intend to rely on the exemptions from these corporate governance requirements, if we do rely on such exemptions in the future, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.
Regardless of whether we rely on such exemptions in the future, ManagementCo will also have oversight and control over a significant portion of our executives’ compensation. Following the combined offering, a significant portion of our executives’ compensation will be comprised of (i) Subordinated Performance Fees distributed by CompCo and (ii) interests in PS Partner Group that may become redeemable, subject to certain conditions, for shares of our common stock held by PS Partner Group. Both CompCo and PS Partner Group will be controlled by ManagementCo, not our board of directors. For additional information, see “Executive Compensation—Compensation Arrangements To Be Adopted in Connection with the Combined Offering.”
We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.
We are an “emerging growth company” as defined in the JOBS Act. We will remain an “emerging growth company” until the earliest to occur of:
•	the last day of the fiscal year during which our total annual revenue equals or exceeds $1.235 billion (subject to adjustment for inflation);
•	the last day of the fiscal year following the fifth anniversary of the combined offering;
•	the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; or
•	the date on which we are deemed to be a “large accelerated filer” under the Exchange Act.
We may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
In addition, the JOBS Act permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use this extended transition period until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period. Accordingly, this election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies. When a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, will adopt the new or revised standard at the time private companies adopt the new or revised standard, unless early adoption is permitted by the standard. As a result, our consolidated financial statements may not be comparable to the financial statements of companies that comply with new or revised accounting pronouncements as of public company effective dates.
Investors may find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our per share trading price may be materially adversely affected and more volatile.
We will incur increased costs and become subject to additional regulations and requirements as a result of becoming a public company, which could lower our profits, make it more difficult to run our business or divert management’s attention from our business.
As a public company, we will be required to commit significant resources and management time and attention to the requirements of being a public company, which will cause us to incur significant legal, accounting and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements. We also will incur costs associated with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and related rules implemented by the SEC and the NYSE, and compliance with these requirements will place significant demands on our legal, accounting and finance staff and on our accounting, financial and information systems. In addition, we might not be successful in implementing these requirements. The expenses incurred by public companies generally for reporting (including the aforementioned increasingly prominent reporting requirements related to greenhouse gas emissions activity and climate-related financial risks) and corporate governance purposes have been increasing.
We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.
Failure to comply with requirements to design, implement and maintain effective internal controls could have a material adverse effect on our business and stock price.
As a privately held company, we were not required to evaluate our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act, or Section 404. As a public company, we will have significant requirements for enhanced financial reporting and internal controls. We are an emerging growth company, and thus we are exempt from the auditor attestation requirement of Section 404(b) of the Sarbanes-Oxley Act until such time as we no longer qualify as an emerging growth company. See also “—We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.” Regardless of whether we continue to qualify as an emerging growth company, we will still need to implement substantial internal control systems and procedures in order to satisfy the reporting requirements under the Exchange Act and applicable requirements.
The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our consolidated financial statements and harm our results of operations. In addition, we will be required, pursuant to Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report following the completion of this offering. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. Testing and maintaining internal controls may divert our management’s attention from other matters that are important to our business. Once we are no longer an “emerging growth company,” our auditors will be required to issue an attestation report on the effectiveness of our internal controls on an annual basis.
In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, we may encounter problems or delays in completing the remediation of any deficiencies identified by our independent registered public accounting firm in connection with the issuance of their attestation report. Our testing, or the subsequent testing (if required) by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Any material weaknesses could result in a material misstatement of our annual or quarterly consolidated financial statements or disclosures that may not be prevented or detected, which may in turn result in sanctions or investigations by the NYSE, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.
If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our common stock, our stock price and trading volume could decline.
The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price may decline. If analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our common stock price or trading volume to decline and our common stock to be less liquid.
We may not have sufficient funds to pay dividends or other distributions on our common stock.
Although we intend to pay dividends on our common stock to the extent that we have sufficient funds legally available for such purpose, the declaration, amount and payment of any future dividends or other distributions on shares of common stock will be at the sole discretion of our board of directors in accordance with applicable law and we may reduce or discontinue entirely the payment of such dividends or other distributions at any time. Our board of directors may take into account, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. Because we are a holding company and have no direct operations, we will only be able to pay dividends or other distributions from funds we receive from our subsidiaries. In addition, our ability to pay dividends or other distributions may be limited by the agreements governing any indebtedness we or our subsidiaries may incur in the future. Therefore, we cannot assure you that you will receive any dividends or other distributions on your common stock. See “Dividend Policy.”
You may be diluted by the future issuance of additional common stock in connection with our incentive plans, acquisitions or otherwise.
After the combined transaction, we will have 600,000,000 shares of common stock authorized but unissued. Our articles of incorporation will authorize us to issue these shares of common stock and options, rights, warrants and appreciation rights relating to common stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion, whether in connection with acquisitions or otherwise. Additionally, we have reserved an aggregate of 20,000,000 shares of common stock for issuance under our Equity Incentive Plan, which will be in effect for a period of 10 years from the date of its adoption (unless earlier terminated by our board of directors pursuant to its terms), and we expect to award 2,817,000 RSUs to certain employees and other service providers under the Equity Incentive Plan in connection with the combined offering. Any common stock that we issue, including under our Equity Incentive Plan or other equity incentive plans that we may adopt in the future, would dilute the percentage ownership held by the initial investors in the PSUS IPO who receive shares of our common stock in the combined offering.

We may issue additional series of preferred stock whose terms could materially adversely affect the voting power or value of our common stock.
Upon the completion of the combined offering, ManagementCo will hold the Special Voting Share, a series of preferred stock, that has no economic rights and has voting power (which shall in no event be less than one vote) equal to that number of votes required, when taken together with the aggregate voting power of the shares of our common stock over which ManagementCo then has voting power, to give ManagementCo a majority of the aggregate voting power of the Special Voting Share and the then-outstanding shares of common stock. See “Description of Capital Stock—Preferred Stock—Special Voting Share.”
Our articles of incorporation will authorize us to issue, without the approval of our stockholders, one or more additional classes or series of preferred stock having such voting powers, designations, preferences, limitations, restrictions and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. See “Description of Capital Stock—Preferred Stock—Additional Series of Preferred Stock.” The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.
Substantial sales of our common stock following the combined transaction could cause the market price of our common stock to decline.
The sale of substantial amounts of shares of our common stock in the public or private markets, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for you to sell shares of our common stock in the future at a time and at a price that you deem appropriate. Upon completion of the combined transaction, we will have a total of 400,000,000 shares of our common stock outstanding. See “Summary—Reorganization Transactions” for more information.
All of the shares of our common stock delivered to the initial investors in the PSUS IPO in the combined offering will be freely tradable, without restriction or further registration under the Securities Act, by persons other than our “affiliates,” as that term is defined under Rule 144 of the Securities Act (“Rule 144”). See “Shares Eligible for Future Sale.” The initial investors in the PSUS IPO that receive shares of our common stock in the combined offering generally may sell those shares immediately in the public market. Although we have no actual knowledge of any plan or intention of any significant initial investor in the PSUS IPO to sell our common stock following the offering, it is likely that some of the initial investors in the PSUS IPO, possibly including significant investors, will sell their shares of our common stock. The sales of significant amounts of our common stock or the perception in the market that this will occur may decrease the market price of our common stock.
The shares of our common stock to be delivered to the private placement investors in the combined private placement will be “restricted securities,” as defined in Rule 144 and may not be sold absent registration under the Securities Act or compliance with Rule 144 or in reliance on another exemption from registration.
The shares of our common stock held by our pre-IPO owners and management, including our Founder, after the combined offering will also be subject to certain restrictions on resale. We, PS Partner Group, and our officers and directors will sign lock-up agreements with the underwriters that will, subject to certain customary exceptions, restrict the sale of the shares of our common stock held by them for a period ending 180 days after the date of this prospectus. The representatives of the underwriters may, in their sole discretion, release all or any portion of the shares of common stock subject to such lock-up agreements at any time. See “Underwriting.” In addition, in connection with the Strategic Investment, our pre-IPO owners, including our Founder and certain other senior professionals as well as the Strategic Investors, agreed not to sell interests in us held by them until the first anniversary of the combined offering. Our articles of incorporation will memorialize this one-year transfer restriction for shares of our common stock held by our pre-IPO owners. See “Description of Capital Stock—Common Stock” for additional information. Possible sales of these shares in the market following the waiver or expiration of such lock-up agreements and transfer restrictions could exert downward pressure on our stock price.

Upon the expiration of the applicable lock-up agreements and transfer restrictions described above, all of such shares will be eligible for resale in the public market subject, in the case of shares held by our affiliates, to the volume, manner of sale and other limitations under Rule 144. We expect that our Founder will continue to be considered an affiliate following the expiration of the one-year transfer restriction based on his expected share ownership. Certain of our other stockholders may also be considered affiliates at the time of expiration of the applicable lock-up agreement or transfer restriction. However, as a result of the registration rights agreements with ManagementCo and our pre-IPO owners, certain shares of our common stock may be eligible for future sale without complying with the conditions of Rule 144. See “Shares Eligible for Future Sale—Lock-Up Agreements, Transfer Restrictions and Registration Rights” and “Certain Relationships and Related Person Transactions—Registration Rights Agreements.”
We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to our Equity Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market. If equity securities are granted under the Equity Incentive Plan and it is perceived they will be sold in the public market, then the price of our common stock could decline.
In the future, we may also issue our securities in connection with investments or acquisitions. The number of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then outstanding shares of common stock. As restrictions on resale end, the market price of our shares of common stock could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our common stock or other securities or to use our common stock as consideration for acquisitions of other businesses, investments or other corporate purposes.
You may have additional difficulty determining liability and monetary damages for claims brought under the liability provisions of the Securities Act in connection with the combined offering.
The Securities Act contains several provisions providing for private rights of action for investors who suffer losses due to material misstatements or omissions in connection with the offer and sale of securities. You may have additional difficulty determining liability and damages for claims brought under these provisions in connection with the combined offering. Even though this offering and the PSUS IPO are component parts of a single offering, it is uncertain how a court would assess liability and calculate any damages to which you may be entitled from us in a successful claim, given that investors in the combined offering will pay no additional or separate consideration for our shares of common stock.
Our articles of incorporation will designate the Eighth Judicial District Court of the State of Nevada or the federal district courts of the United States of America, as applicable, as the sole and exclusive forum, and waive trial by jury, for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or the Company’s directors, officers or other employees.
Our articles of incorporation will provide that, unless we consent to the selection of an alternative forum, the Eighth Judicial District Court of the State of Nevada will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty owed by any current or former director, officer, stockholder or employee of the Company to the Company or our stockholders; (iii) any internal action (as defined in NRS 78.046), including any action arising under Nevada Revised Statutes (“NRS”) Chapter 78, our articles of incorporation, our bylaws, any agreement entered into pursuant to NRS 78.365 or as to which the NRS confers jurisdiction on the District Court of the State of Nevada; or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine.
Our articles of incorporation further will provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States, including, in each case, the applicable rules and regulations promulgated thereunder.

Our articles of incorporation further will provide that, to the fullest extent not inconsistent with any applicable U.S. federal laws, any and all “internal actions” (as defined in NRS 78.046) must be tried in a court of competent jurisdiction (subject to the exclusive forum provisions in our articles of incorporation) before the presiding judge as the trier of fact and not before a jury. Pursuant to NRS 78.046 (as amended effective May 30, 2025, pursuant to Assembly Bill No. 239), such requirement will conclusively operate as a waiver of the right to trial by jury by each party to any such internal action.
Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum and jury waiver provisions in our articles of incorporation. These choice-of-forum and jury waiver provisions may limit a stockholder’s ability to bring a claim in a different judicial forum, even if such stockholder may believe such different forum or trial by jury to be favorable or convenient for a specified class of disputes with the Company or the Company’s directors, officers, other stockholders or employees, which may discourage such lawsuits. Alternatively, if a court were to find these provisions of our articles of incorporation inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions or before a jury, which could materially adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that reflect our current views with respect to, among other things, our operations and financial performance. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “trends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors include but are not limited to those described under “Risk Factors.” These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
MARKET AND INDUSTRY DATA
This prospectus includes market and industry data and forecasts that we have derived from independent consultant reports, publicly available information, various industry publications, other published industry sources and our internal data and estimates. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable.
Although we believe that these third-party sources are reliable, we do not guarantee the accuracy or completeness of this information, and neither we nor the underwriters have independently verified this information. Some market data and statistical information are also based on our good faith estimates, which are derived from management’s knowledge of our industry and such independent sources referred to above. Certain market, ranking and industry data included elsewhere in this prospectus, including the size of certain markets and our size or position and the positions of our competitors within these markets, including our services relative to our competitors, are based on estimates of our management. These estimates have been derived from our management’s knowledge and experience in the markets in which we operate, as well as information obtained from surveys, reports by market research firms, our investors, business organizations and other contacts in the markets in which we operate and have not been verified by independent sources. Unless otherwise noted, all of our market share and market position information presented in this prospectus is an approximation.
Our internal data and estimates are based upon information obtained from business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Forward-Looking Statements.”
TRADEMARKS, SERVICE MARKS AND TRADE NAMES
We own or have the right to use the trademarks, service marks and trade names used in connection with our business. All trademarks, service marks and trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are without the ® and ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks, service marks and trade names. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

USE OF PROCEEDS
The combined offering will not result in any proceeds to Pershing Square Inc. We are issuing shares of our common stock to the initial investors in the PSUS IPO for no additional consideration and, for the avoidance of doubt, 100% of the net proceeds of the PSUS IPO will be received by PSUS. See the accompanying PSUS Prospectus for more information on the use of the net proceeds from the PSUS IPO by PSUS. Similarly, the combined private placement will not result in any proceeds to Pershing Square Inc. We will issue shares of our common stock to the private placement investors in the PSUS Private Placement for no additional consideration and, for the avoidance of doubt, 100% of the net proceeds of the PSUS Private Placement will be received by PSUS.

DIVIDEND POLICY
The declaration, amount and payment of any dividends or other distributions in the future will be made at the sole discretion of our board of directors in accordance with applicable law and we may reduce or discontinue entirely the payment of such dividends or other distributions at any time. Our board of directors may take into account, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. Because we are a holding company and have no direct operations, we will only be able to pay dividends or other distributions from funds we receive from our subsidiaries. In addition, our ability to pay dividends or other distributions may be limited by the agreements governing any indebtedness we or our subsidiaries may incur in the future.

CAPITALIZATION
The following table sets forth our consolidated cash and cash equivalents and capitalization as of December 31, 2025:
•	on a historical basis; and
•
on a pro forma basis, giving effect to the combined transaction and the other transactions described in “Summary—Reorganization Transactions” and “Unaudited Pro Forma Consolidated Financial Information.”

The information below is illustrative only and our capitalization following the combined transaction will be adjusted based on the actual number of PSUS Shares purchased in the PSUS IPO (including any PSUS Shares acquired by the underwriters in connection with the exercise of their option to purchase additional PSUS Shares as described in the accompanying PSUS Prospectus). Cash and cash equivalents are not components of our total capitalization. You should read this table together with the other information contained in this prospectus, including “Summary—Reorganization Transactions,” “Unaudited Pro Forma Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes thereto included elsewhere in this prospectus.

	December 31, 2025
		Unaudited Pershing Square Inc. Pro Forma
	Pershing Square Holdco, L.P. Actual	Scenario 1 – $5 billion PSUS IPO and PSUS Private Placement	Scenario 2 – $10 billion PSUS IPO and PSUS Private Placement
(in thousands, except per share amounts)
Cash and cash equivalents	$55,398	$7,135	7,135
Partners’ capital controlling interests	1,016,418	—	—
Common stock, par value $0.001 per share; no shares authorized and no shares issued and outstanding on an actual basis; 1,000,000,000 shares authorized and 400,000,000 shares issued and outstanding on a pro forma basis	—	400	400
Special Voting Share, par value $0.001 per share; no shares authorized and no shares issued and outstanding on an actual basis; and one share authorized and one share issued and outstanding on a pro forma basis	—	—	—
Non-controlling interests(1)	62,695	62,695	62,695
Retained earnings (accumulated deficit)	—	(161,087)	(180,808)
Additional paid-in capital	—	1,801,128	2,553,969
Total partners’ capital	1,079,113	1,703,136	2,436,256
Total capitalization	$1,701,202	$2,703,090	$3,651,440

(1)	Amount relates to consolidated VIEs for which we do not have any direct equity interests.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
The following unaudited pro forma condensed consolidated financial information gives pro forma effect to the Howard Hughes Transaction, the transactions described in “Summary—Reorganization Transactions—Corporate Conversion” and, except as described in the following sentence, the consummation of the combined transaction (collectively, the “Transactions”) as though they had occurred as of the dates specified in accordance with Article 11 of the SEC’s Regulation S-X, as amended.
The unaudited pro forma condensed consolidated financial information has been derived from the historical consolidated financial statements included elsewhere in this prospectus. The pro forma adjustments to the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2025 assume that the Transactions occurred on January 1, 2025. The pro forma adjustments to the unaudited pro forma condensed consolidated statement of financial condition as of December 31, 2025 assume that the Transactions, except for the Howard Hughes Transaction, occurred on December 31, 2025. No adjustments related to the Howard Hughes Transaction have been applied to the unaudited pro forma condensed consolidated statement of financial condition as of December 31, 2025, as the impact is already reflected in the historical consolidated statement of financial condition as of December 31, 2025.
The unaudited pro forma condensed consolidated financial information is based upon available information and assumptions that we believe are reasonable and supportable. The unaudited pro forma condensed consolidated financial information is for illustrative and informational purposes only and is not necessarily indicative of the results of operations or financial position of the Company that would have occurred if the Transactions had been completed as of the dates set forth above, nor is it indicative of the future consolidated results of operations or financial condition of the Company. Further, pro forma adjustments represent management’s best estimates based on information available as of the date of this prospectus and are subject to change as additional information becomes available.
Transaction accounting adjustments include the following:
•	The effect of the Howard Hughes Transaction;
•	The effect of the “Offering Transactions” including:
○
The effect of our anticipated capital structure following the combined transaction and related transactions, including the conversion of Pershing Square Holdco, L.P. into a Nevada corporation pursuant to a statutory conversion;

○
The effect of replacing, in part, the LTIP with certain interests of PS Partner Group that may become redeemable, subject to certain conditions, for shares of our common stock held by PS Partner Group (see “Executive Compensation—Compensation Arrangements To Be Adopted in Connection with the Combined Offering—Redeemable Interests in PS Partner Group” for additional information);

○
The effect of the issuance of RSU awards under the Equity Incentive Plan in connection with the combined offering (see “Executive Compensation—Compensation Arrangements To Be Adopted in Connection with the Combined Offering—Equity Incentive Plan” for additional information);

○	The one-time expenses associated with this offering and the PS Private Placement and related transactions; and
○	The effect of the consummation of the PSUS IPO and PSUS Private Placement, as described in further detail below.
We have not made any pro forma adjustments relating to any incremental reporting, compliance, or investor relations costs that we may incur as a public company, as estimates of such expenses are not determinable.
The unaudited pro forma condensed consolidated financial information should be read together with “Summary—Reorganization Transactions—Corporate Conversion,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Certain Relationships and Related Person Transactions” and the historical consolidated financial statements and related notes thereto included elsewhere in this prospectus.
The capital raised through the combined transaction is not readily determinable until the date of pricing of the PSUS IPO, which impacts the accounting for certain transaction accounting adjustments presented in the unaudited pro forma condensed consolidated financial information. Therefore, we have contemplated the effects of the combined transaction under two scenarios, which are presented separately within the unaudited pro forma condensed consolidated financial information. The two scenarios are as follows:
•
Scenario 1 – PSUS raises $5 billion of capital through the PSUS IPO and PSUS Private Placement, consisting of $2.2 billion raised in the PSUS IPO and $2.8 billion raised in the PSUS Private Placement (which includes the $100 million common shares investment we have agreed to make in the PSUS Private Placement as part of the Anchor Investment, as described in “Business—The Funds and HHH—Pershing Square USA, Ltd.”);

•
Scenario 2 – PSUS raises an additional $5 billion through the PSUS IPO and PSUS Private Placement, for an aggregate capital raise of $10 billion, consisting of $7.2 billion raised in the PSUS IPO and $2.8 billion raised in the PSUS Private Placement (which includes the $100 million common shares investment we have agreed to make in the PSUS Private Placement as part of the Anchor Investment).

In both Scenario 1 and Scenario 2, as part of the Anchor Investment, we also intend to invest $50 million in a private placement of preferred shares to be issued by PSUS in connection with and upon completion of the PSUS IPO. See “Business—The Funds and HHH—Pershing Square USA, Ltd.” for more information on the Anchor Investment.
The Scenario 2 Offering Transactions adjustment column within the unaudited pro forma condensed consolidated statement of operations and unaudited pro forma condensed consolidated statement of financial condition table presents the incremental adjustments to illustrate the effects of the incremental capital raise described above.
There may be differences between these preliminary estimates and assumptions used to prepare the following unaudited pro forma condensed combined financial information and the final accounting which could have a material impact on our future results of operations and financial position.
Howard Hughes Transaction
On May 5, 2025, we completed the Howard Hughes Transaction. Upon completion of the transaction, we along with our existing funds owned 46.9% of outstanding shares of HHH common stock, although we have agreed generally to limit our voting power to 40.0% and our beneficial ownership to 47.0% (of which 15.2% is held by the Company and 31.7% is held by our core funds). Under the terms of the HHH Services Agreement, we provide investment advisory and other services to HHH and earn (i) a quarterly base fee of $3,750,000 ($15,000,000 on an annual basis) (the “HHH Base Management Fee”), subject to annual adjustment for inflation based on the Core PCE Price Index, and (ii) a quarterly variable fee equal to 0.375% of the excess value of the quarter-end stock price of shares of HHH common stock over an initial reference share price of $66.1453, subject to annual adjustment for inflation based on the Core PCE Price Index, multiplied by a reference share count of 59,393,938 shares, in each case, subject to adjustment for stock splits, reclassifications or similar capital changes (the “HHH Variable Management Fee” and together with the HHH Base Management Fee, the “HHH Fees”). See “Business—Advisory Fees and Compensation—HHH Fees” for more information. Because the HHH Variable Management Fee, if any, will be based on the future equity market capitalization of HHH, the impact of the HHH Variable Management Fee has been excluded from the unaudited pro forma condensed consolidated financial information presented herein, except for HHH Variable Management Fees earned subsequent to May 5, 2025, which are reflected in our historical audited consolidated statement of operations for the year ended December 31, 2025.
In connection with the Howard Hughes Transaction, we reduced the management fees paid to PSCM by each of the core funds by an amount equal to the HHH Fees multiplied by the percentage of HHH’s shares outstanding held by each such fund attributable to its fee-paying capital.
We have elected to account for the investment in HHH using the fair value option, in accordance with ASC 825-10, Financial Instruments. As a part of the election, we will recognize any changes in the fair value of the investment in HHH which was acquired as a result of the HHH Transaction each reporting period. The impact of any future changes in the fair value of the investment in HHH has been excluded from the unaudited pro forma condensed consolidated financial information presented herein.
PSUS Private Placement
PSUS has secured $2.8 billion in commitments (which includes the $100 million common shares investment we have agreed to make) from a number of qualified investors (the “private placement investors”) consisting of U.S. and international institutional investors, including family offices, pension funds, insurance companies, ultra-high-net-worth investors and other investors, that have agreed to acquire an aggregate of 56.3 million PSUS Shares at a price of $50.00 per share in a private placement transaction (the “PSUS Private Placement”) exempt from registration under the Securities Act. We will deliver to each private placement investor (but not to us in connection with our $100 million private placement investment), for no additional consideration, 1.5 shares of our common stock for every 5 PSUS Shares purchased in the PSUS Private Placement, for an aggregate of 16.3 million shares of our common stock, in a private placement transaction exempt from registration under the Securities Act (the “PS Private Placement” and together with the PSUS Private Placement, the “combined private placement”). We refer to the combined private placement and the combined offering together as the “combined transaction.” The agreements with the private placement investors provide that the combined private placement will be settled concurrently with, and will be contingent upon, the closing of the combined offering and the satisfaction of other customary closing conditions.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2025

(in thousands)					Scenario 1 – $5 billion PSUS IPO and PSUS Private Placement				Scenario 2 – $10 billion PSUS IPO and PSUS Private Placement
	Historical	Howard Hughes Transaction		As Adjusted Before Offering Transactions	Offering Transactions Adjustments		Pershing Square Inc. Pro Forma		Offering Transactions Adjustments		Pershing Square Inc. Pro Forma
Revenue
Management fees	$230,420	$(1,549)	1(a)	$228,995	$100,000	1(g)	$237,074		$100,000	1(g)	$242,239
		5,151	1(b)	—	(91,921)	1(m)	—		(94,835)	1(m)	—
		(5,027)	1(o)	—	—		—		—		—
Performance fees(1)	532,088	—		532,088	(20,000)	1(i)	512,088		(20,000)	1(i)	492,088
Total revenue	762,508	(1,425)		761,083	(11,921)		749,162		(14,835)		734,327
Expenses
Profit-sharing partner compensation(1)	459,079	—		459,079	464,594	1(j)	1,009,345		61,946	1(j)	1,091,012
		—		—	(62,234)	1(k)	—		19,721	1(e)	—
		—		—	147,906	1(e)	—		—		—
Affiliates fee rebate	77,580	—		77,580	(77,580)	1(d)	—		—		—
General and administrative expense
	42,074	—		42,074	9,056	1(l)	50,744		—		50,744
					(386)	1(r)
Employee compensation and benefits	20,228	—		20,228	12,375	1(t)	36,728		1,650	1(t)	38,378
					4,125	1(l)	—		—		—
Depreciation and amortization expense	2,301	—		2,301	—		2,301		—		2,301
Total expenses	601,262	—		601,262	497,856		1,099,118		83,317		1,182,435
Operating income (loss)	161,246	(1,425)		159,821	(509,777)		(349,956)		(98,152)		(448,108)
Unrealized gain (loss) on HHH shares held at fair value	110,700			110,700	—		110,700		—		110,700
Interest income	16,910	(12,480)	1(n)	4,430	(99)	1(r)	4,331		—		4,331
Unrealized gain (loss) on investment in Pershing Square, L.P. held at fair value(1)	12,224	—		12,224	—		12,224		—		12,224
Investment income	—	—		—	3,750	1(s)	3,750		—		3,750
Other income	5,241	—		5,241	—		5,241		—		5,241
Interest expense	(2,302)	—		(2,302)	2,302	1(p)	(8,833)		—		(8,833)
					(458)	1(u)	—		—		—
					(8,375)	1(q)	—		—		—
Total non-operating income (expenses)	142,773	(12,480)		130,293	(2,880)		127,413		—		127,413
Net income (loss) before taxes	304,019	(13,905)		290,114	(512,657)		(222,543)		(98,152)		(320,695)
Income tax expense (benefit)	22,309	(556)	1(c)	21,753	(98,803)	1(f)	(77,050)		(21,956)	1(f)	(99,006)
Net income (loss)	281,710	(13,349)		268,361	(413,854)		(145,493)		(76,196)		(221,689)
Less: Net (income) loss attributable to non-controlling interest(1)	(31,933)	—		(31,933)	—		(31,933)		—		(31,933)
Net income (loss) attributable to Pershing Square Inc.	$249,777	$(13,349)		$236,428	$(413,854)		$(177,426)		$(76,196)		$(253,622)

Basic and diluted weighted average shares outstanding	—						400,000,471	1(h)			400,000,471	1(h)
Basic and diluted earnings per share	—						(0.44)	1(h)			(0.63)	1(h)
(1)	Includes amounts attributable to consolidated VIEs for which Pershing Square Holdco, L.P. does not have any direct equity interests.
The accompanying notes form an integral part of these unaudited pro forma condensed consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Statement of
Financial Condition
As of December 31, 2025

(in thousands)		Scenario 1 — $5 billion PSUS IPO and PSUS Private Placement			Scenario 2 — $10 billion PSUS IPO and PSUS Private Placement
	Historical	Offering Transactions Adjustments		Pershing Square Inc. Pro Forma	Offering Transactions Adjustment		Pershing Square Inc. Pro Forma
Assets:
Cash and cash equivalents	$55,398	$(8,741)	2(a)	$7,135	—		$7,135
		(4,125)	2(a)	—	—		—
		(134,100)	2(b)	—	—		—
		(34,800)	2(d)	—	—		—
		134,100	2(e)	—	—		—
		(597)	2(g)	—	—		—
Restricted cash	119	—		119	—		119
Performance fees receivable	497,330	—		497,330	—		497,330
Due from affiliates(1)	15,614	(3)	2(g)	15,611	—		15,611
Prepaid expenses	1,345	—		1,345	—		1,345
Investment in Pershing Square, L.P., at fair value(1)	79,288	—		79,288	—		79,288
Investment in PSUS, at fair value	—	134,100	2(b)	134,100	—		134,100
Investment in HHH, at fair value	717,930	—		717,930	—		717,930
Deferred HHH Services Agreement premium	283,158	—		283,158	—		283,158
Deferred share issuance asset	—	919,207	2(f)	919,207	948,350	2(f)	1,867,557
Lease right-of-use assets	28,441	—		28,441	—		28,441
Fixed assets and leasehold improvements, net of accumulated depreciation	14,984	—		14,984	—		14,984
Deferred sublease incentive	4,129	—		4,129	—		4,129
Other assets	3,466	(3,153)	2(g)	313	—		313
Total assets	$1,701,202	$1,001,888		$2,703,090	948,350		$3,651,440
Liabilities:
Accrued compensation and benefits(1)	$426,094	—		$426,094	—		$426,094
Performance fee distribution payable(1)	54,839	—		54,839	—		54,839
Affiliate fee rebate payable	24,144	—		24,144	—		24,144
Deferred revenue	3,786	—		3,786	—		3,786
Distribution payable to partners	10,104	—		10,104	—		10,104
Accounts payable	8,620	(3,287)	2(g)	5,333	—		5,333
Taxes payable	17,029	31,094	2(i)	48,123	—		48,123
Operating lease liabilities	42,673	—		42,673	—		42,673
Loans payable	34,800	(34,800)	2(d)	134,415	—		134,415
		134,415	2(e)	—	—		—
Deferred tax liability	—	250,443	2(i)	250,443	215,230	2(i)	465,673
Total liabilities	622,089	377,865		999,954	215,230		1,215,184
Commitments and contingencies	—	—		—	—		—
Equity
Partners’ capital controlling interests	1,016,418	(1,015,952)	2(c)	—	—		—
		(466)	2(g)	—	—		—
Common stock	—	400	2(c)	400	—		400
Special Voting Share	—	—		—	—		—
Non-controlling interest in consolidated variable interest entities(1)	62,695	—		62,695	—		62,695
Retained earnings (accumulated deficit)	—	(8,741)	2(a)	(161,087)	(19,721)	2(h)	(180,808)
		(4,125)	2(a)	—	—		—
		(147,906)	2(h)	—	—		—
		(315)	2(e)	—	—		—
Additional paid-in capital	—	1,015,552	2(c)	1,801,128	948,350	2(f)	2,553,969
		919,207	2(f)	—	19,721	2(h)	—
		147,906	2(h)	—	(215,230)	2(i)	—
		(281,537)	2(i)	—	—		—
Total equity	1,079,113	624,023		1,703,136	733,120		2,436,256
Total liabilities and equity	$1,701,202	$1,001,888		$2,703,090	$948,350		$3,651,440

(1)	Includes amounts attributable to consolidated VIEs for which Pershing Square Holdco, L.P. does not have any direct equity interests.
The accompanying notes form an integral part of these unaudited pro forma condensed consolidated financial statements.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information
The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2025 and the unaudited pro forma condensed consolidated statement of financial condition as of December 31, 2025 include the following adjustments:
1.	Adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Operations
The adjustments to the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2025 are as follows:
(a)
Management fees – Reflects the recurring reduction of management fees paid to PSCM by the core funds in connection with the Howard Hughes Transaction as outlined within the section above titled “Howard Hughes Transaction.”

(b)	Management fees – Reflects the recurring HHH Base Management Fee as outlined within the section above titled “Howard Hughes Transaction.”
(c)	Income tax expense (benefit) – Reflects the tax effects of the transaction accounting adjustments related to the Howard Hughes Transaction.
(d)
Affiliates fee rebate – Reflects the adjustment to eliminate the affiliates fee rebate for PSH. We historically rebated management and performance fees attributable to shares of PSH held by our employees and their affiliates. Following the Holdco Reorganization, we ceased to provide these rebates, which were continued instead by PS Partner Group and CompCo. Following the combined offering, PS Partner Group and CompCo will no longer rebate the fees of employees invested in PSH.

(e)
Profit-sharing partner compensation – Certain senior professionals are eligible to receive an additional interest in the LTIP upon the occurrence of a “Terminal Value Event,” including, for this purpose, this offering. See “Executive Compensation—Narrative Disclosure to Summary Compensation Table—LTIP” and “Executive Compensation—Narrative Disclosure to Summary Compensation Table—Termination and Change of Control Provisions” for more information. The adjustment reflects the incremental compensation recognized for the additional interests which will be vested in the LTIP upon the consummation of the combined offering. The following table reflects the adjustment in the two scenarios as follows:

	For the Year Ended December 31, 2025
(in thousands)	Scenario 1 –$5 billion PSUS IPO and PSUS Private Placement	Scenario 2 –$10 billion PSUS IPO and PSUS Private Placement
Profit-sharing partner compensation	$147,906	$167,627

(f)
Income tax expense (benefit) – Prior to the effectiveness of the registration statement of which this prospectus forms a part, as part of the Corporate Conversion, Pershing Square Holdco, L.P. will convert into a Nevada corporation by means of a statutory conversion and change its name to Pershing Square Inc. Reflects the pro forma tax impact, inclusive of the Offering Transactions adjustments, assuming Pershing Square Holdco, L.P. was subject to U.S. federal tax for the periods presented.

(g)
Management fees – As described in “Business—The Funds and HHH—Pershing Square USA, Ltd.” and the accompanying PSUS Prospectus, pursuant to the investment management agreement between PSUS and PSCM, as investment manager, PSCM will be paid a quarterly management fee equal to 0.5% (2.0% on an annual basis) of the Net Asset Value of PSUS, payable in advance at the beginning of each quarter. Represents the adjustment to reflect the recurring management fees PSCM would have earned from PSUS assuming PSUS had fee-paying capital for the period presented in an amount equal to an assumed aggregate offering size in the PSUS IPO and PSUS Private Placement as follows:

	For the Year Ended December 31, 2025
(in thousands)	Scenario 1 –$5 billion PSUS IPO and PSUS Private Placement	Scenario 2 –$10 billion PSUS IPO and PSUS Private Placement
Management fees	$100,000	$200,000

This offering is conditioned upon the consummation of the PSUS IPO, and the combined private placement is contingent upon the closing of the combined offering and the satisfaction of other customary closing conditions.
(h)
Earnings (loss) per share – Represents the pro forma basic and diluted earnings (loss) per share calculated after giving effect to the shares of our common stock delivered in the combined transaction, including the portion of the RSUs to be awarded under the Equity Incentive Plan which will vest at the end of the year in which the combined offering is completed.

(i)	Performance fees – As described in “Business—Advisory Fees and Compensation—PSH—
Performance Fee,” pursuant to the investment management agreement between PSH and PSCM, as investment manager, the performance fee PSCM is paid by PSH is reduced by the “potential reduction amount,” consisting of (a) 20% of any performance fees earned from non-PSH funds, including PSLP and PSINTL, and (b) 20% of any management fees earned from certain future non-PSH funds that do not have performance fees, which will include PSUS following the consummation of the PSUS IPO. Represents the adjustment to reflect the recurring reduction in the performance fees PSCM would have received from PSH assuming an aggregate offering size in the PSUS IPO and PSUS Private Placement as follows:

	For the Year Ended December 31, 2025
(in thousands)	Scenario 1 –$5 billion PSUS IPO and PSUS Private Placement	Scenario 2 –$10 billion PSUS IPO and PSUS Private Placement
Performance fees	$(20,000)	$(40,000)

This offering is conditioned upon the consummation of the PSUS IPO, and the combined private placement is contingent upon the closing of the combined offering and the satisfaction of other customary closing conditions.
(j)
Profit-sharing partner compensation – In connection with the combined offering, the LTIP will be amended and replaced in part by certain interests of PS Partner Group that may become redeemable, subject to vesting and certain other conditions, for shares of our common stock held by PS Partner Group, in order to continue to align certain of our senior professionals with our long-term investment horizon. For further information, see “Executive Compensation—Compensation Arrangements To Be Adopted in Connection with the Combined Offering—Redeemable Interests in PS Partner Group.” Represents the adjustment to reflect the annual amortization expense associated with the vesting of such interests of PS Partner Group held by profit-sharing partners.

(k)	Profit-sharing partner compensation – Historically, we have accounted for our profit-sharing arrangement and the discretionary portion of our LTIP awards as compensation expense. Both of these awards were considered cash-based profit-sharing arrangements in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 710 Compensation-General. Following the combined offering, the profit-sharing arrangement and LTIP related to interests in PS Partner Group and Pershing Square Inc. and its consolidated subsidiaries (including PSCM) will cease. Amounts historically allocated to profit-sharing partners and LTIP participants will instead be distributed in the form of dividends to all holders of our common stock, including former profit-sharing partners and LTIP participants, in their capacity as equity holders. As a result, certain amounts paid to former profit-sharing partners and LTIP participants will no longer be accounted for as compensation expense in accordance with ASC 710. Certain amounts paid to CompCo will continue to be accounted for as profit-sharing partner compensation.
(l)	General and administrative expense and Employee compensation and benefits – Reflects estimated offering and one-time transaction costs not reflected in the historical period.
(m)
Management fees – Reflects the reduction in management fees related to the amortization of the deferred asset which will be recognized in connection with the issuance of shares of our common stock to the initial investors in the PSUS IPO and the private placement investors for no additional consideration. The deferred asset will be amortized as contra-revenue in management fees on a straight-line basis over a period of 10 years. The following table reflects the adjustment in the two scenarios as follows:

	For the Year Ended December 31, 2025
(in thousands)	Scenario 1 –$5 billion PSUS IPO and PSUS Private Placement	Scenario 2 –$10 billion PSUS IPO and PSUS Private Placement
Management fees	$(91,921)	$(186,756)

(n)
Interest income – The Howard Hughes Transaction was consummated using a portion of the proceeds received from the Strategic Investment. Reflects the adjustment to remove the interest income related to the proceeds used in the Howard Hughes Transaction.

(o)
Amortization of deferred HHH Services Agreement premium – Reflects the incremental amortization of the deferred asset which was recognized in connection with the Howard Hughes Transaction. We recognized a $292.8 million deferred asset for the premium paid above HHH’s publicly traded share price (the “HHH Premium”), which is deemed for accounting purposes to represent the amount paid to obtain the HHH Services Agreement, when we completed the Howard Hughes Transaction. The HHH Premium is amortized as contra-revenue in management fees on a straight-line basis over a period of 20 years beginning May 5, 2025.

(p)	Interest expense – Reflects the adjustment to the historical interest expense as we intend to repay our outstanding loan balance on or immediately prior to the completion of the combined offering.
(q)
Interest expense – Reflects the adjustment to recognize the incremental interest expense associated with the Term Loan Facility, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Senior Secured Credit Facilities,” to facilitate our investment in PSUS as noted in adjustment 2(e) below, which adjustment is not impacted by the amount of capital raised through the PSUS IPO and PSUS Private Placement. The increase in our interest expense ($8.4 million for the year ended December 31, 2025) is calculated based on an interest rate of SOFR + 1.75%, inclusive of our commitment fee. An increase or decrease in the interest rate of 1/8% would result in an increase or decrease in estimated interest expense of $0.2 million for the year ended December 31, 2025.

(r)	General and administrative and interest income – Reflects the adjustment to deconsolidate PSUS, which will no longer be a consolidated subsidiary following the combined offering.

(s)
Investment income – Reflects the adjustment to record the investment income that we will earn through a 7.5% dividend on the preferred shares of PSUS to be purchased by us as part of the Anchor Investment.

(t)
Employee compensation and benefits – Reflects the adjustment to record the amortization associated with the vesting of the RSUs to be awarded under the Equity Incentive Plan based on their estimated fair value, which will be amortized on a straight-line basis over the service period, which is generally 10 years. For purposes of presenting the unaudited pro forma condensed consolidated financial information, we have estimated the fair value of shares of our common stock based on management’s forecast of our fee-related earnings, inclusive of fees assumed to be earned from PSUS in Scenario 1 and Scenario 2, trading multiples of public peers and discussion with underwriters and research analysts. Upon closing of the combined offering, the fair value of the RSUs will be based on the observable price of shares of our common stock.

(u)
Interest expense – Represents the adjustment to record the amortization of the deferred financing costs recognized in connection with the Term Loan Facility, which is further described in adjustment 2(e) below.

2.	Adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Financial Condition
The adjustments to the unaudited pro forma condensed consolidated statement of financial condition as of December 31, 2025 are as follows:
(a)
Cash and cash equivalents – Reflects the adjustment related to estimated unpaid offering costs and other one-time transaction costs associated with this offering with a corresponding decrease to retained earnings. We may incur additional costs through the completion of the combined offering which we expect to be settled in cash.

(b)	Cash and cash equivalents – Reflects the adjustment related to the Anchor Investment we have agreed to make in PSUS as described in “Business—The Funds and HHH—Pershing Square USA, Ltd.”
(c)
Partners’ capital and common stock – Reflects 400,000,000 shares of our common stock outstanding after giving effect to the Corporate Conversion as described in “Summary—Corporate Conversion.” As described elsewhere in this prospectus, the issuance of shares of our common stock to the initial investors in the PSUS IPO and to the private placement investors in the PSUS Private Placement will be accompanied by a contribution to us of an equal number of shares of our common stock by the pre-IPO management owners. Accordingly, the combined transaction will not result in any change in the total number of shares of our common stock outstanding.

(d)	Loan payable – We intend to repay our outstanding loan balance on or immediately prior to the completion of the combined offering.
(e)
Loan payable – As noted in adjustment 2(b) above, we have agreed to make the Anchor Investment in PSUS. To facilitate this investment, we intend to finance the purchase of PSUS Shares using borrowings under the Term Loan Facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Senior Secured Credit Facilities” for more information. We have also recognized $1.4 million in deferred financing costs associated with the Term Loan Facility. The adjustment is not impacted by the amount of capital raised through the PSUS IPO and PSUS Private Placement.

(f)
Deferred share issuance asset – Reflects the recognition of the deferred asset which will be recognized in connection with the issuance of shares of our common stock to the initial investors in the PSUS IPO and the private placement investors for no additional consideration.

The amount of the deferred share issuance asset is calculated based on the portion of the total proceeds raised by PSUS allocated to the shares of our common stock issued, using an estimated relative fair value of the shares of our common stock and PSUS Shares issued. For purposes of presenting the unaudited pro forma condensed consolidated financial information, the fair value of shares of our common stock has been estimated based on management’s forecast of our fee-related earnings, inclusive of fees assumed to be earned from PSUS in Scenario 1 and Scenario 2, trading multiples of public peers and discussion with underwriters and research analysts. The fair value of PSUS Shares has been estimated based on cash on hand and proceeds to be raised in Scenario 1 and Scenario 2 as PSUS will have no other material assets or liabilities upon completion of the combined offering. Upon closing of the combined offering, the estimated fair value of the shares of our common stock and PSUS Shares will be based on their observable prices.
The deferred asset will be amortized as contra-revenue in management fees on a straight-line basis over a period of 10 years. The 10-year amortization period is based on the initial 2-year contractual term for the investment management agreement between PSCM and PSUS and estimated eight 1-year renewals. The 10-year amortization period is an estimate of useful life prepared in accordance with GAAP. In estimating the 10-year amortization period we considered (1) the incremental switching costs that PSUS would incur to replace its investment manager, which are likely to be significant, as compared to renewal which does not require PSUS to pay any incremental costs; (2) the difficulty that PSUS would likely encounter in engaging an investment manager with a comparable track record offering comparable terms; and (3) the relative importance of the Pershing Square brand to PSUS.
The following table reflects the adjustment in the two scenarios as follows:

	As of December 31, 2025
(in thousands)	Scenario 1 –$5 billion PSUS IPO and PSUS Private Placement	Scenario 2 –$10 billion PSUS IPO and PSUS Private Placement
Deferred share issuance asset	$919,207	$1,867,557

(g)	Deconsolidation of PSUS – Reflects the adjustment to deconsolidate PSUS, which will no longer be a consolidated subsidiary following the combined offering.
(h)
Additional paid-in capital – Certain senior professionals are eligible to receive an additional interest in the LTIP upon the occurrence of a “Terminal Value Event,” including, for this purpose, this offering. See “Executive Compensation—Narrative Disclosure to Summary Compensation Table—LTIP” and “Executive Compensation—Narrative Disclosure to Summary Compensation Table—Termination and Change of Control Provisions” for more information. The adjustment reflects the stock-based compensation expense which will be recognized upon the consummation of the combined offering. The following table reflects the adjustment in the two scenarios as follows:

	As of December 31, 2025
(in thousands)	Scenario 1 –$5 billion PSUS IPO and PSUS Private Placement	Scenario 2 –$10 billion PSUS IPO and PSUS Private Placement
Additional paid-in capital	$147,906	$167,627

(i)
Income taxes – Prior to the effectiveness of the registration statement of which this prospectus forms a part, as part of the Corporate Conversion, Pershing Square Holdco, L.P. will convert into a Nevada corporation by means of a statutory conversion and change its name to Pershing Square Inc. Reflects the pro forma tax impact, inclusive of the Offering Transaction adjustments, assuming Pershing Square Holdco, L.P. was subject to U.S. federal tax for the periods presented.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The following discussion should be read in conjunction with the “Summary Historical and Pro Forma Consolidated Financial Information,” “Unaudited Pro Forma Consolidated Financial Information” and the financial statements and related notes thereto included elsewhere in this prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences are discussed in “Forward-Looking Statements” and “Risk Factors.”
Business Overview
We are a leading alternative asset manager with approximately $30.7 billion in total AUM and $20.7 billion in Fee-Paying AUM, of which 96% is permanent capital, as of December 31, 2025. We believe our business model is simple and highly scalable. We employ a disciplined, research-intensive approach to fundamental value investing to preserve and grow our permanent capital at high rates of return using a set of core investment principles and opportunistic asymmetric hedges. We complement our organic growth from time to time with innovations like the Howard Hughes Transaction and by selectively launching other investment funds and completing other corporate transactions that create permanent capital, in each case, that leverage our core competencies to create large ‘overnight’ (after the completion of a new offering or corporate transaction) increases in our capital base without the requirement for significant new investment in personnel, infrastructure, and operating costs. We believe that we have a distinctive business approach as compared to other alternative asset managers and are well positioned to continue to compound our permanent capital at high rates of return, while continuing to explore opportunities that leverage our core competencies.
We conduct our business and generate substantially all of our revenues primarily in the United States through one operating and reportable segment. Our single reportable segment reflects the allocation of our resources, operational decision-making and assessment of our financial performance by our chief operating decision maker using a consolidated, “one-firm approach,” with a single expense pool.
Trends Affecting Our Business
We benefit from AUM that principally consists of “permanent capital” defined as capital that is not subject to withdrawal or redemption at the option of the fund investor or stockholder. Our organic AUM growth relies primarily on compounding our permanent capital at high rates of return. As a result, unlike alternative asset managers who rely in large part on frequent fundraising to replace capital from traditional fixed-term drawdown funds and/or open-ended funds, our results are less sensitive to the market for raising investment capital, and we do not require the headcount and other costs required of a large fundraising operation enabling us to achieve greater operating leverage. Our permanent capital also enables us to invest with a long-term ownership horizon because we are not beholden to short-term investor capital flows.
We generate substantially all of our revenue from management fees and performance fees. We retain all of the management fees earned from our funds. With respect to performance fees, Pershing Square Inc. is entitled to the “Preferred Performance Fees,” which are the performance fees earned on the first five percentage points of fund returns, net of management fees, above the applicable high-water mark from certain core funds and subject to certain other offsettable fees.
Any realized performance fees in excess of the Preferred Performance Fees, which we refer to as the “Subordinated Performance Fees,” are paid to CompCo and used to compensate our investment professionals and certain other employees. To the extent realized performance fees are insufficient to pay us some or all of the Preferred Performance Fee, the unpaid portion accrues to subsequent crystallization periods until paid in full. We believe this arrangement results in recurring revenue that is less volatile and more predictable than conventional performance fee arrangements, with the result that effectively all of our earnings are stable, recurring fee-related earnings. See “—Key Components of Our Results of Operations—Income—Performance Fees—Allocation of Performance Fee Revenue” for an illustration of our Preferred Performance Fee arrangement for the allocation of performance fee revenue, as well as the relevant high-water marks, over the six-year period ending December 31, 2025.

Because the management fees we earn are a function of the Fee-Paying AUM of our funds and the market capitalization of HHH, and the Preferred Performance Fees we receive depend on appreciation in Net Asset Value above a fund’s high-water mark, our results are correlated with the performance of our funds and HHH. Our results and the performance of our funds and HHH, in turn, may be influenced by the following factors:
•
Macroeconomic Factors. Changes in commodity and retail price inflation, the interest rate environment, consumer demand levels, and other market, economic and geopolitical conditions in the United States and, to an extent, the rest of the world can materially affect the value of the investments held by our funds and HHH. We believe our disciplined investment philosophy, which focuses on seeking investments that are not materially negatively affected by extrinsic factors that we cannot control (i.e., factors that are not inherent to the business itself), has historically contributed to the stability of our performance throughout market cycles. We also look for opportunities to benefit from macroeconomic trends where we have variant views from the public market consensus through our asymmetric hedging strategy, which has been a substantial contributor to our investment strategy’s long-term performance.

•
Market Dynamics. In recent years, there has been significant equity market and single-name stock price volatility driven in part by the outsized impact of trading activity by short-term, highly leveraged investors who rapidly buy and sell securities based on small surprises in short-term company performance or macroeconomic data. We view such volatility as beneficial to fundamental value investors that manage permanent capital because it can create attractive buying opportunities coupled with a high degree of liquidity.

•
Commitment to Fund Investors. Our fund investors come first. While we believe that our commitment to our fund investors is in the long-term interest of our business and our common stockholders, in prioritizing our fund investors, we may take actions that could reduce our profits in the short term. For example, in February 2024, we amended the investment management agreement between PSH and PSCM to provide for a fee offset arrangement that reduces the performance fees we receive from PSH as a function of the fees we receive from other funds we manage, which will include “offsettable management fees” from PSUS upon completion of the PSUS IPO. For more information, please see “—Key Components of our Results of Operations—Income—Performance Fees.” Similarly in connection with the Howard Hughes Transaction, we reduced the management fees paid to PSCM by each of the core funds by an amount equal to the HHH Fees multiplied by the percentage of HHH’s shares outstanding held by each such fund attributable to its fee-paying capital.

•
Selective Launch of Other Investment Funds. In addition to continuing to compound our permanent capital at high rates of return, our growth strategy may include launching new funds or completing transactions that increase our permanent capital that leverage our core competencies from time to time. Such opportunistic inorganic AUM growth will be impacted by fundamental asset management trends that include (i) the shifting asset allocation preferences of individual investors and (ii) participation rates by retail investors in public equity markets. We believe our track record of innovation, large brand-name profile and substantial media following will assist us in launching new funds and strategies that are responsive to evolving investor demands.

Howard Hughes Transaction
On May 5, 2025, we completed the Howard Hughes Transaction. Upon completion of the transaction, we along with our existing funds owned 46.9% of outstanding shares of HHH common stock, although we have agreed generally to limit our voting power to 40.0% and our beneficial ownership to 47.0% of which 15.2% is held by the Company and 31.7% is held by the core funds. Under the terms of the HHH Services Agreement, we provide investment advisory and other services to HHH and earn (i) a quarterly base fee of $3,750,000 ($15,000,000 on an annual basis) (the “HHH Base Management Fee”) and (ii) a quarterly variable fee equal to 0.375% of the excess value of the quarter-end stock price of shares of HHH common stock over an initial reference share price of $66.1453, multiplied by a reference share count of 59,393,938 shares (the “HHH Variable Management Fee” and together with the HHH Base Management Fee, the “HHH Fees”). The HHH

Base Management Fee and reference share price are subject to annual adjustment for inflation based on the Core PCE Price Index, and the reference share price and reference share count are subject to adjustment for stock splits, reclassifications or similar capital changes. We are not entitled to any type of performance fee or incentive allocation from HHH.
PSUS IPO and PSUS Private Placement
As reflected in “Unaudited Pro Forma Consolidated Financial Information,” we present two scenarios for how much capital may be raised in the PSUS IPO and the PSUS Private Placement. We do not expect to incur material incremental recurring general and administrative expense as a result of raising PSUS, although we will incur one-time transaction costs. We have agreed to increase our existing $17.1 million investment in PSUS to a $150 million investment in PSUS comprising (i) $100 million of common shares in the PSUS Private Placement and (ii) $50 million of preferred shares to be issued by PSUS in a private placement in connection with and upon completion of the PSUS IPO. See “Business—The Funds and HHH—Pershing Square USA, Ltd.” for more information. We intend to finance this additional investment using borrowings under the Term Loan Facility,
As investment manager, PSCM will provide management services to PSUS and earn a quarterly management fee equal to 0.5% (2.0% on an annual basis) of the NAV of PSUS, payable in advance at the beginning of each quarter. Upon completion of the PSUS IPO, a portion of these management fees from PSUS, or the “offsettable management fees,” will reduce the performance fees we receive from PSH. We are not entitled to any type of performance fee or incentive allocation from PSUS.
We currently expect to deliver to each initial investor in the PSUS IPO, for no additional consideration, 1 share of our common stock for every 5 PSUS Shares purchased in the PSUS IPO, including any PSUS Shares acquired by the underwriters in the PSUS IPO in connection with the exercise of their option to purchase additional PSUS Shares. Similarly, we will deliver to each private placement investor (but not to us in connection with our $100 million private placement investment) in the PSUS Private Placement, for no additional consideration, 1.5 shares of our common stock for every 5 PSUS Shares purchased in the PSUS Private Placement.
Following the completion of the combined offering, we will recognize a deferred asset for the relative fair value (the “Share Value”) of the shares of our common stock delivered, for no additional consideration, to each initial investor in the PSUS IPO and each private placement investor. The Share Value will be amortized as contra-revenue in management fees on a straight-line basis over a period of 10 years beginning on the closing date of the combined offering. See “Unaudited Pro Forma Consolidated Financial Information” for more information.
Holdco Reorganization
In connection with the Strategic Investment, effective as of May 31, 2024, PSCM completed an internal reorganization of its ownership structure (the “Holdco Reorganization”) pursuant to which Pershing Square Holdco, L.P., a Delaware limited partnership formed for purposes of the Holdco Reorganization, became the indirect, sole owner of PSCM. As a result of the Holdco Reorganization and subsequent related transfers of interests, our owners who previously held interests directly in PSCM now hold their interests through Pershing Square Partner Group, LLC, a Delaware limited liability company (“PS Partner Group”) and/or Pershing Square Holdco, L.P. Following the Holdco Reorganization and prior to the combined offering, PS Partner Group and our owners who previously held interests directly in PSCM own approximately 90% of the issued and outstanding limited partnership interests in Pershing Square Holdco, L.P. In addition, such owners also hold interests in PS CompCo, LLC, a Delaware limited liability company (“CompCo”), which entered into the Variable Compensation Agreement, dated as of May 31, 2024 (as amended and restated on March 3, 2026, the “VCA”), with Pershing Square Holdco, L.P. and PSCM. For further discussion of the VCA and its contemplated termination and replacement in connection with the combined offering, see “Executive Compensation—Narrative Disclosure to Summary Compensation Table—Variable Compensation Agreement” and “Executive Compensation—Compensation Arrangements To Be Adopted in Connection with the Combined Offering—Variable Compensation Agreement and Subordinated Profits Interest.”

Corporate Conversion
We have historically been treated as a partnership for U.S. tax purposes and have not been subject to U.S. federal income taxes, although PSCM is subject to certain state and local taxes as discussed in Note 2, “Significant Accounting Policies—Income Taxes” of the audited consolidated financial statements included elsewhere in this prospectus. Prior to the effectiveness of the registration statement of which this prospectus forms a part, Pershing Square Holdco, L.P. will convert into a Nevada corporation by means of a statutory conversion and change its name to Pershing Square Inc. We refer to this conversion throughout this prospectus as the “Corporate Conversion.” See “Summary—Reorganization Transactions—Corporate Conversion” for more information on the Corporate Conversion. Accordingly, following the combined offering, we will be taxed as a corporation for U.S. federal and state income tax purposes and, as a result, we will be subject to U.S. federal income taxes, in addition to state and local taxes, with respect to our allocable share of any taxable income generated by us. For further discussion of the tax impact of the Corporate Conversion, see “Unaudited Pro Forma Consolidated Financial Information.”
Basis of Accounting
Pershing Square Holdco, L.P. is considered our predecessor for accounting purposes for periods following the HoldCo Reorganization but prior to the Corporate Conversion. PSCM is considered Pershing Square Holdco, L.P.’s predecessor for accounting purposes for periods prior to the HoldCo Reorganization.
The HoldCo Reorganization was accounted for as a common control transaction. Pershing Square Holdco, L.P. was formed for the sole purpose of effectuating the HoldCo Reorganization and had no assets, liabilities or operating results prior to the HoldCo Reorganization, which did not result in any changes in the underlying business or operations of the Company. All balances and disclosures for periods prior to May 31, 2024, the date of the Holdco Reorganization, represent the historical activities of PSCM, the predecessor reporting entity to Pershing Square Holdco, L.P.
We have elected to account for the Howard Hughes Transaction using the fair value option, in accordance with ASC 825-10, Financial Instruments. As a part of the election, we will recognize any changes in the fair value of the transaction each reporting period.
Key Components of Our Results of Operations
Income
We generate substantially all of our revenue from management fees and performance fees under the terms of the investment management agreements with the funds we manage. We also earn revenue from management fees under the terms of the HHH Services Agreement.
The simplified diagram below depicts the management fees and performance fees we earn from HHH and our existing core funds. The diagram below is presented for illustrative purposes only to facilitate an understanding of our revenue streams.

*	Management fee presented on an annual basis.

Management Fees
Management fees consist of fees earned by PSCM for providing management and administrative services to our funds and other investment vehicles. PSCM acts as an investment manager providing management and administrative services to PSH, our private funds and other investment vehicles and, following the combined offering, PSUS, in accordance with each of their investment management agreements. As compensation for services to PSH and our private funds, PSCM receives a quarterly management fee equal to 0.375% (1.5% on an annual basis) of the Net Asset Value, before any accrued performance fees or allocation, (i) with respect to PSH, of its fee-paying shares, (ii) with respect to PSLP, of the capital accounts relating to each of its fee-paying limited partners, and (iii) with respect to PSINTL, of each series of its fee-paying shares of PSINTL.
In connection with the Howard Hughes Transaction, we reduced the management fees paid to PSCM by each of the core funds by an amount equal to the HHH Fees multiplied by the percentage of HHH’s shares outstanding held by each such fund attributable to its fee-paying capital. As compensation for services to PSVII prior to its liquidation on December 31, 2024, PSCM received a quarterly management fee equal to 0.0625% (0.25% on an annual basis) of the balance of each fee-paying capital account of PSVII. Following the combined offering, PSCM will also receive a quarterly management fee from PSUS equal to 0.5% (2.0% on an annual basis) of the Net Asset Value of PSUS. Management fees from our funds are recognized over the period during which the related services are performed. See “Business—Advisory Fees and Compensation.”
Management fees earned from our funds are generally calculated and paid to us quarterly in advance, based on the amount of fee-paying assets at the beginning of the quarter. Management fees are prorated for capital contributions in our private funds received during the quarter. Accordingly, changes in our management fee revenue from quarter to quarter are driven by changes in the quarterly balances of fee-paying assets and the relative magnitude and timing of contributions and withdrawals in a given quarter.
Management Fees – HHH Fees
Management fees also consist of the quarterly HHH Fees earned by PSCM for providing investment advisory and other services to HHH pursuant to the terms of the HHH Services Agreement. Pursuant to the HHH Services Agreement, we will support HHH’s new diversified holding company strategy by providing services to HHH, such as (i) investment advisory services, (ii) making recommendations with respect to hedging, balance sheet optimization and capital allocation, (iii) executing transactions, (iv) assisting HHH with business and corporate development functions, (v) making voting recommendations for HHH’s investments, (vi) assisting with and advising on fundraising, (vii) monitoring operations of HHH and its investments, subject to the day-to-day authority and responsibility of HHH’s management, (viii) providing recommendations for persons to serve as designees or deputies of HHH’s Chief Investment Officer, (ix) engaging and supervising HHH’s third-party service providers, (x) making dividend payment recommendations and (xi) providing other services as may be agreed upon.
As compensation for providing services to HHH, we will earn (i) a quarterly HHH Base Management Fee of $3,750,000 ($15,000,000 on an annual basis) and (ii) a quarterly HHH Variable Management Fee equal to 0.375% of the excess value of the quarter-end stock price of shares of HHH common stock over an initial reference share price of $66.1453, multiplied by a reference share count of 59,393,938 shares. The HHH Base Management Fee and reference share price are subject to annual adjustment for inflation, based on the Core PCE Price Index, and the reference share price and reference share count are subject to adjustment for stock splits, reclassifications or similar capital changes. See “Business—Advisory Fees and Compensation—HHH Fees” for more information.
The HHH Base Management Fee is calculated and paid to us quarterly in advance at the beginning of each quarter. The HHH Variable Management Fee is calculated and paid to us quarterly no later than fifteen days following the end of each quarter, based on the volume-weighted average trading price of shares of HHH common stock for the fifteen trading days ending on the last trading day of such quarter. Accordingly, changes in our revenue from the HHH Variable Management Fee will be driven by changes in the stock price of shares of HHH common stock from quarter to quarter. As of December 31, 2025, the reference share price was $66.1453 and the volume-weighted average trading price of shares of HHH common stock for the fifteen trading days ending on December 31, 2025 was $81.1647.

Management Fees – Contra-Revenue
We recognized a $292.8 million deferred asset for the premium paid above HHH’s publicly traded share price (the “HHH Premium”), which is deemed for accounting purposes to represent the amount paid to obtain the HHH Services Agreement, when we completed the Howard Hughes Transaction. The HHH Premium is amortized as contra-revenue in management fees on a straight-line basis over a period of 20 years beginning May 5, 2025.
In addition, in periods following the completion of the combined offering, we will recognize a deferred asset for the relative fair value (the “Share Value”) of the shares of our common stock delivered, for no additional consideration, to each initial investor in the PSUS IPO and each private placement investor. The Share Value will be amortized as contra-revenue in management fees on a straight-line basis over a period of 10 years beginning on the closing date of the combined offering.
Performance Fees
Performance fees consist of fees and allocations earned by PSCM, as investment manager, from certain of our funds and other investment vehicles generally based on the NAV appreciation of such funds above a high-water mark. We recognize performance fees from PSH on a “net” basis giving effect to the fee offset arrangement as described below.
Performance fees or allocation, if earned, are payable upon the occurrence of crystallization events, which include, but are not limited to, December 31 of each year, withdrawals from our private funds and PSH’s payment of a dividend. Any crystallized or accrued performance fees for PSINTL and PSH earned during the year and outstanding at year-end are reported within performance fees receivable.
Pursuant to the investment management agreement between PSH and PSCM, the annual performance fee PSCM earns from PSH is offset by (i) 20% of any performance fees and allocation earned by us and our affiliates for the same period from certain non-PSH funds (currently including PSLP and PSINTL) managed by us or any of our affiliates and (ii) 20% of any management fees earned from certain non-PSH funds (currently none but following the PSUS IPO, PSUS) that do not have performance fees or allocations as part of their terms. We refer to this arrangement as the “fee offset arrangement.” In the event the offsettable fees in respect of a previous calculation period were not fully utilized in reducing the PSH performance fee for that period, the amount not utilized is carried forward. See “Business—Advisory Fees and Compensation—PSH—Performance Fee” for more information.
We consolidate the results of Pershing Square GP, LLC (“PSGP”), which earns a performance allocation from PSLP, and PSVII GP, which earned a performance allocation from PSVII prior to its liquidation on December 31, 2024. However, because we do not have any direct equity interests in PSGP or PSVII GP, 100% of these performance allocations are reflected in non-controlling interest on our consolidated statements of operations. See “—Net (Income) Loss Attributable to Non-Controlling Interest” for more information. A portion of the performance allocation PSGP receives from PSLP is available to offset the performance fee payable by PSH pursuant to the fee offset arrangement described above.
Allocation of Performance Fee Revenue
In periods following the Holdco Reorganization, our consolidated statements of operations data reflect an arrangement for the allocation of performance fee revenue from our funds and other investment vehicles pursuant to the Variable Compensation Agreement (as amended and restated, the “VCA”) that we entered into in connection with the Strategic Investment.
The VCA has two primary purposes: (1) to provide the company with a preferred return-like entitlement of performance fees, which we refer to as the “Preferred Performance Fees,” received by our principal operating subsidiary, PSCM, and (2) to provide an important source of compensation for certain of our personnel, including our investment professionals, consistent with our historical practice of tying a significant portion of the compensation earned by such personnel, including our named executive officers, directly to the performance of the funds we manage. For additional information about the terms of the VCA, see “Executive Compensation—Narrative Disclosure to Summary Compensation Table—Variable Compensation Agreement.”
The table below presents the allocation of realized performance fees, as adjusted for offsettable fees pursuant to the fee offset arrangement and VCA, as between us and CompCo that would have been required by the VCA and the successor arrangement to be implemented in connection with the combined offering using our actual results for the periods presented. As illustrated below, the Preferred Performance Fee that we are entitled to receive for a given period is a function of the applicable high-water mark of the fee-paying investors in the fund, as calculated as of January 1 for such period, as adjusted for capital activity and share buybacks. Preferred Performance Fees are earned from the first five percentage points of fund returns, net of management fees, above the applicable high-water mark from certain core funds and subject to certain other offsettable fees. The amount of the Preferred Performance Fees that is paid in any period depends on our realized performance fees. As a result, variability in our fund performance, which impacts both the high-water mark for a period (and accordingly the corresponding Preferred Performance Fee) and our realized performance fees, can result in variability in the amounts paid to us in any period in respect of the accrued Preferred Performance Fees. Any portion of the Preferred Performance Fee that we are entitled to receive from a fund that is not paid in a given period will accrue to the next period’s Preferred Performance Fee for such fund until paid by such fund.
While our Preferred Performance Fee arrangement for the allocation of performance fee revenue may result in variability in the amounts paid to us and CompCo from year to year, particularly if realized performance fees are not sufficient to satisfy the accrued Preferred Performance Fees, we believe it creates a more stable stream of recurring fee-related earnings over the long-term because of the consistency in the calculation of the Preferred Performance Fee that we are entitled to receive.
The table below has not been prepared in accordance with Article 11 of Regulation S-X and is presented for illustrative purposes only to facilitate an understanding of how the VCA and the successor arrangement to be implemented in connection with the combined offering operate. For further discussion of the VCA and its contemplated termination and replacement in connection with the combined offering, see “Executive Compensation—Narrative Disclosure to Summary Compensation Table—Variable Compensation Agreement” and “Executive Compensation—Compensation Arrangements To Be Adopted in Connection with the Combined Offering—Variable Compensation Agreement and Subordinated Profits Interest.”

Pershing Square Holdings, Ltd.
	As of December 31,
(in millions)	2020	2021	2022	2023	2024	2025
High water mark of performance fee-paying investors(1)	$5,198.3	$9,052.5	$10,935.8	$10,524.0	$11,899.7	$12,543.8	[A]
Current year’s Preferred Performance Fee(2)	$41.6	$72.4	$87.5	$84.2	$95.2	$100.4	[B] = [A] * 16% * 5%
Less: Offsettable Management Fees(3)	$—	$—	$—	$—	$—	$—	[C]
Current year’s Preferred Performance Fee owed to the Company(4)	$41.6	$72.4	$87.5	$84.2	$95.2	$100.4	[D] = [B] + [C]
Realized PSH Performance Fees(5)	$665.6	$453.2	$—	$306.2	$226.6	$489.2	[E]
Plus: Offsettable Performance Fees(6)	$16.0	$3.6	$—	$2.1	$1.7	$2.6	[F]
PSH Performance Fees available for allocation(7)	$681.6	$456.9	$—	$308.2	$228.2	$491.8	[G] = [E] + [F]
Current year’s Preferred Performance Fee paid to the Company(8)	$41.6	$72.4	$—	$84.2	$95.2	$100.4	[H] = MIN ([D], [G])
Preferred Performance Fee Carryforward(9) from prior year(s) paid to the Company(10)	$—	$—	$—	$87.5	$—	$—	[I] = MIN (([G] - [H]), Prior Year [K])
Total Preferred Performance Fees paid to the Company(11)	$41.6	$72.4	$—	$171.7	$95.2	$100.4	[J] = [H] + [I]
Preferred Performance Fee Carryforward(9)	$—	$—	$87.5	$—	$—	$—	[K] = MAX (([D] + Prior Year [K] - [J]), 0)
Subordinated Performance Fees paid to CompCo(12)	$640.0	$384.5	$—	$136.5	$133.1	$391.5	[L] = [G] - [J]

Pershing Square International, Ltd.
	As of December 31,
(in millions)	2020	2021	2022	2023	2024	2025
High water mark of performance fee paying investors(1)	$593.2	$391.8	$389.9	$361.9	$384.0	$281.8	[A]
Current year’s Preferred Performance Fee owed to the Company(2)	$4.7	$3.1	$3.1	$2.9	$3.1	$2.3	[B] = [A] * 20% * 80% * 5%
Realized PSINTL Performance Fees(5)	$79.9	$18.2	$—	$10.3	$8.3	$13.1	[C]
Less: Offsettable Performance Fees(6)	$(16.0)	$(3.6)	$—	$(2.1)	$(1.7)	$(2.6)	[D]
PSINTL Performance Fees available for allocation(7)	$63.9	$14.5	$—	$8.3	$6.6	$10.5	[E] = [C] + [D]
Current year’s Preferred Performance Fee paid to the Company(8)	$4.7	$3.1	$—	$2.9	$3.1	$2.3	[F] = MIN ([B], [E])
Preferred Performance Fee Carryforward(9) from prior year paid to the Company(10)	$—	$—	$—	$3.1	$—	$—	[G] = MIN (([E] - [F]), Prior Year [I])
Total Preferred Performance Fees paid to the Company(11)	$4.7	$3.1	$—	$6.0	$3.1	$2.3	[H] = [F] + [G]
Preferred Performance Fee Carryforward(9)	$—	$—	$3.1	$—	$—	$—	[I] = MAX (([B] + Prior Year [I] - [H]), 0)
Subordinated Performance Fees paid to CompCo(12)	$59.2	$11.4	$—	$2.3	$3.6	$8.3	[J] = [E] - [H]

(1)	The high-water mark can vary from year to year depending on changes in the Net Asset Value and amount of fee-paying assets in a fund.
(2)
Represents an amount equal to the performance fees PSCM would have earned from the fund, as described under “Business—Advisory Fees and Compensation,” if such fund had experienced a return, net of management fees, of 5% per annum above its high-water mark, subject to certain adjustments for non-PSH funds which reflect the fee offset arrangement described above and under “Business—Advisory Fees and Compensation—PSH—Performance Fees.” For non-PSH funds subject to the VCA (currently only PSINTL), the performance fees that would have been earned if such fund had experienced a net of management fees return of 5% per annum above its high-water mark are reduced by the offsettable performance fees for such fund. As an example, for PSINTL, which pays PSCM a 20% performance fee, of which 20% is an offsettable performance fee pursuant to the fee offset arrangement, the current year’s Preferred Performance Fee owed to the Company would represent 0.8% of PSINTL’s high-water mark (the product of 80% * 20% * 5%). For clarity, the current year’s Preferred Performance Fee initially calculated for PSH, which pays PSCM a 16% performance fee, is not similarly reduced by the fee offset arrangement and represents 0.8% of PSH’s high-water mark (the product of 16% * 5%).

(3)
Includes the gross amount of management fees available from certain non-PSH funds pursuant to the investment management agreement between PSH and PSCM to reduce the Preferred Performance Fee calculated for PSH. As of the date hereof, no fund generates such offsettable management fees. Following the completion of the PSUS IPO, the gross amount of such offsettable management fees will consist of 20% of PSUS’s management fees.

(4)
Represents an amount equal to the performance fees PSCM would have earned from PSH, as described under “Business—Advisory Fees and Compensation,” if PSH had experienced a return, net of management fees, of 5% per annum above its high-water mark, subject to certain adjustments for the offsettable management fees. As of the date hereof, no fund generates offsettable management fees. Following the completion of the PSUS IPO, the gross amount of such offsettable management fees will consist of 20% of PSUS’s management fees.

(5)
Refers to the performance fees PSCM earned from the fund, after giving effect to the fee offset arrangement. Pursuant to the investment management agreement between PSH and PSCM, a portion of the performance fees available from certain non-PSH funds reduce the performance fee paid by PSH to PSCM. As of the date hereof, the gross amount of such offsettable performance fees consists of (i) 20% of PSLP’s performance allocations and (ii) 20% of PSINTL’s performance fees.

(6)
In the case of PSH, the offsettable performance fees of PSINTL (i.e., 20% of the realized performance fees of PSINTL) are added back to the realized PSH performance fees for purposes of determining the PSH performance fees available for allocation. To avoid double counting, these offsettable performance fees of PSINTL are excluded from the calculation of the PSINTL performance fees available for allocation.

(7)
Refers to the amount available in a given year, if any, to satisfy payment of the Preferred Performance Fee and any Preferred Performance Fee Carryforward, as described in note (9), then owed to the Company.

(8)
Refers to the amount distributed to us from PSCM with respect to the current year’s Preferred Performance Fee, had this arrangement been in effect for the period presented, in an amount equal to the lesser of (i) the current year’s Preferred Performance Fee then owed to the Company and (ii) the performance fees available for allocation to the Company and CompCo. For example, had this arrangement been in effect, we would not have received any distribution from PSCM in respect of the Preferred Performance Fee for 2022 because no performance fees were generated that year due to the funds’ failure to achieve NAV appreciation above their respective high-water marks, resulting in no performance fees available for allocation to the Company and CompCo. As a result, the Preferred Performance Fee owed to the Company for 2022 was carried forward to 2023, a year in which the funds generated sufficient performance fees to pay the Preferred Performance Fee owed to the Company for 2023 and the Preferred Performance Fee Carryforward from 2022. Had the performance fees earned by the funds in 2023 not been sufficient to satisfy the Preferred Performance Fee owed to the Company for 2023 and/or the Preferred Performance Fee Carryforward from 2022, the unpaid portion would have continued to be carried forward to subsequent years until it was paid in full.

(9)
Refers to the unpaid portion, if any, of the current year’s Preferred Performance Fee owed to the Company had this arrangement been in effect for the period presented. The Preferred Performance Fee Carryforward, if any, shall accrue to subsequent periods until satisfied in full. For example, had this arrangement been in effect, a Preferred Performance Fee Carryforward would have been generated in 2022 for the reasons described above in note (8).

(10)
Refers to the amount distributed to us from PSCM with respect to the Preferred Performance Fee Carryforward from prior years, had this arrangement been in effect for the period presented, in an amount equal to the lesser of (i) the accrued Preferred Performance Fee Carryforward and (ii) the performance fees available for allocation to the Company and CompCo, less the amounts distributed to us from PSCM with respect to the current year’s Preferred Performance Fee.

(11)
Refers to the total amount distributed to us from PSCM with respect to the current year’s Preferred Performance Fee owed to the Company and any Preferred Performance Fee Carryforward from prior years had this arrangement been in effect for the period presented.

(12)
Refers to the amount distributed to CompCo from PSCM, had this arrangement been in effect for the period presented, in an amount equal to the difference, if any, between the performance fees available for allocation to the Company and CompCo and the Total Preferred Performance Fees paid to the Company.

Expenses
Profit-Sharing Partner Compensation
Profit-sharing partner compensation consists of expense related to our cash-based profits interests awards as well as a portion of our Long-Term Incentive Plan.
Prior to the Holdco Reorganization, we had profit-sharing arrangements whereby certain personnel and former members of our advisory board, which was dissolved on April 1, 2023, were granted profits participation interests (“Profits Interest Awards”) in Pershing Square, PSGP and PSVII GP. Profits Interest Awards entitled the profit-sharing partners to a portion of the net profits earned by Pershing Square, PSGP, PSVII GP and any future Pershing Square entity from performance fees or allocations and management fees, as applicable. Profits Interest Awards do not represent a substantive class of equity under ASC 718, Compensation and are accounted for as cash-based profit-sharing arrangements. As such, amounts distributed or allocated to profit-sharing partners are included in profit-sharing partner compensation in the consolidated statements of operations.
The Company also established a Long-Term Incentive Plan (“LTIP”) in January 2017 for the benefit of certain profit-sharing partners (the “LTIP Partners”). Similar to the Profits Interest Awards, awards under the LTIP (the “LTIP Awards”) entitle the LTIP Partners to cash distributions pursuant to the terms of their respective agreements and grant them a reduced percentage of their Profits Interest Awards upon retirement under certain circumstances as described in the LTIP. Certain LTIP Partners’ LTIP Awards vest after 10 years of tenure as a profit-sharing partner. The LTIP Awards are treated as a separate class of profits interests from the Profits Interest Awards. The LTIP Awards have been accounted for based on their substance. Portions of the LTIP Awards in which rights to distributions of profits are based fully on the discretion of the managing member of PSCM are in substance a profit-sharing arrangement and are therefore recorded within profit-sharing partner compensation. Other portions of the LTIP Awards, when fully vested, entitle LTIP Partners upon retirement to a distribution equal to the percentage outlined in each of their agreements in perpetuity and represent a substantive class of equity. In connection with the combined offering, the LTIP will be replaced in part by certain interests of PS Partner Group that may become redeemable, subject to vesting and certain other conditions, for shares of our common stock held by PS Partner Group, in order to continue to align certain of our senior professionals with our long-term investment horizon. See “Executive Compensation—Compensation Arrangements To Be Adopted in Connection with the Combined Offering—Redeemable Interests in PS Partner Group.”
In conjunction with the Holdco Reorganization and as discussed above, we implemented an arrangement for the allocation of performance fee revenue between us and our senior professionals. In addition, in connection with the Holdco Reorganization, former holders of LTIP Awards in PSCM received interests in PS Partner Group which were treated to the same extent as LTIP Awards. The unvested portion of interests in PS Partner Group will be amortized over a 10-year period on a straight-line basis.
Following the combined offering, the profit-sharing arrangement and LTIP related to interests in PS Partner Group and Pershing Square Inc. and its consolidated subsidiaries (including PSCM) will cease. Amounts historically allocated to profit-sharing partners and LTIP participants will instead be distributed in the form of dividends to all holders of our common stock, including former profit-sharing partners and LTIP participants, in their capacity as equity holders and therefore, amounts distributed to former profit-sharing partners and LTIP participants will no longer be accounted for as compensation expense in accordance with ASC 710. The LTIP will otherwise remain in full force and effect with respect to the existing interests held by LTIP participants in all other applicable Pershing Square entities, including CompCo and PSGP.
We may also grant awards under our Equity Incentive Plan to employees, directors, consultants and advisors subsequent to the combined offering. These equity awards will be recorded as an expense in our consolidated statements of operations. See “Executive Compensation—Compensation Arrangements To Be Adopted in Connection with the Combined Offering—Equity Incentive Plan” for a discussion of the plan. We do not currently plan to grant awards under the Equity Incentive Plan to our executive officers.
Affiliates Fee Rebate
Affiliates fee rebate consists of expense related to the fee rebates provided to employees and their affiliates who own PSH shares. We historically rebated management and performance fees attributable to shares of PSH held by our employees and their affiliates. Following the Holdco Reorganization, we ceased to provide these rebates, which were continued instead by PS Partner Group and CompCo. The affiliate fee rebate paid by PS Partner Group following the Holdco Reorganization is recognized as an expense. Following the combined offering, PS Partner Group and CompCo will no longer rebate the fees of employees invested in PSH.
General and Administrative Expense
General and administrative expense includes occupancy expenses, aircraft expenses, professional fees, IT related expenses, café expenses, charitable donations, travel and entertainment expenses, insurance expenses, office expenses and other expenses. We expect to incur additional general and administrative expense as a result of operating as a public company, including expenses to comply with the rules and regulations of the SEC and NYSE, as well as higher expenses for directors and officers insurance, investor relations and professional services.
While we have historically incurred expenses related to charitable donations, we do not intend to incur any future expenses related to charitable donations as a public company.
On December 20, 2024, we distributed both the corporate aircraft and the aircraft note (as described in Note 6 to the audited consolidated financial statements included elsewhere in this prospectus) to PS Partner Group and ultimately to Mr. Ackman via a non-pro rata distribution. Accordingly, for periods following December 20, 2024, we no longer incur aircraft operating expenses arising from Mr. Ackman’s personal use of the aircraft, although we expect to incur fees related to air travel when we charter this or other aircraft for certain flights taken in furtherance of firm business.
Employee Compensation and Benefits
Employee compensation and benefits reflects all compensation-related items not directly related to partners who participate in the profit-sharing arrangements and the LTIP, and includes salaries, benefits, payroll taxes and discretionary cash bonuses. Employee compensation and benefits also includes the cost of benefits paid to partners who participate in the profit-sharing arrangements and the LTIP. We generally recognize employee compensation and benefit expenses over the related service period. On an annual basis, discretionary cash bonuses generally comprise a significant portion of total employee compensation and benefits for employees who do not hold profit interests. Discretionary cash bonuses are dependent upon a variety of factors, including the performance of PSH, PSUS (following the completion of the PSUS IPO), our private funds and other investment vehicles for the year. In connection with the completion of the combined offering, we expect to grant RSUs under our Equity Incentive Plan to certain employees and other service providers. For further discussion of the impact on employee compensation and benefits from subsequent changes to compensation arrangements, see “Unaudited Pro Forma Consolidated Financial Information.”
Depreciation and Amortization
Depreciation and amortization expense primarily consists of depreciation and amortization expenses associated with our fixed assets. Depreciation includes expenses associated with the corporate aircraft, office furniture and fixtures, office computers, equipment and software. Amortization includes expenses associated with our leasehold improvements. Depreciation of fixed assets is calculated using the straight-line method over a period of three to seven years. Leasehold improvements are amortized over the shorter of the expected useful life or the remaining term of the related lease agreement. Fixed assets and leasehold improvements are recorded at cost less accumulated depreciation and amortization.
On December 20, 2024, we transferred the corporate aircraft and therefore, for periods following such date, we no longer incur depreciation expense related to the corporate aircraft.
Other Income (Expenses)
Unrealized Gain (Loss) on HHH Shares Held at Fair Value
We account for our investment in HHH using the fair value option, in accordance with ASC 825-10 Financial Instruments. As a part of the election, we recognize any changes in the fair value of the investment in HHH as non-operating income or loss, commensurate with appreciation or depreciation in the value of HHH’s publicly traded share price as of the end of the reporting period.
Interest Income
Interest income consists of interest earned from our cash on hand.
Unrealized Gain (Loss) on Investment in Pershing Square, L.P. Held at Fair Value
Unrealized gain (loss) on investment in Pershing Square, L.P. held at fair value consists of the gain or loss related to PSGP’s investment in PSLP. PSGP’s investment in PSLP is held at fair value, which is determined using the Net Asset Value of PSLP in accordance with the Accounting Standards Codification (“ASC”) 820, Fair Value Measurement, “practical expedient,” as defined by GAAP.
Other Income (Expense)
Other income (expense) primarily consists of our office space sublease and license, reimbursement of aircraft expense and reimbursement of office services.
Prior to December 31, 2025, Mr. Ackman’s family office, TABLE Management, L.P. (“TABLE”), licensed a portion of our office space under a license agreement which also granted TABLE the use of certain office-related services. As of December 31, 2025, TABLE no longer licenses office space from us, and, as a result, following such date, we no longer receive the related income or bear the associated license expense. In addition, we sublease a portion of Pershing Square’s office space to NEOX Public Benefit LLC (“Subtenant”), an entity partially owned by Mr. Ackman. The sublease commenced on December 5, 2022, with rent payments commencing on May 1, 2023 following five months of rent abatement, and expires on December 31, 2033. Prior to the combined offering, we intend to terminate our sublease arrangement with Subtenant who will enter into a direct relationship with the landlord, and we will no longer receive the related income or bear the associated lease expense, although Subtenant may continue the use of certain office-related services for which we will continue to receive certain related income.
Historically from time to time, Mr. Ackman made personal use of PSCM’s corporate aircraft and, in such cases, PSCM was reimbursed for that portion of the aircraft’s operating expense. On December 20, 2024, we distributed both the corporate aircraft and the aircraft note to PS Partner Group and ultimately to Mr. Ackman via a non-pro rata distribution. As a result, following such date, we no longer receive reimbursements related to aircraft expenses.
Interest Expense
Interest expense primarily consists of interest incurred on borrowings and debt issuance costs that are amortized using the effective interest method, over the term of the debt.
On December 20, 2024, we distributed both the corporate aircraft and the aircraft note to PS Partner Group and ultimately to Mr. Ackman via a non-pro rata distribution. As a result, following such date, we no longer receive reimbursements related to aircraft expenses and we no longer incur interest expense related to the aircraft note.

Income Tax
Income tax expense consists of taxes paid or payable by our operating subsidiaries. We are subject to the provisions of ASC 740, Income Taxes. This standard requires the evaluation of tax positions taken or expected to be taken in the course of preparing our tax returns to determine whether it is “more-likely-than-not” to be sustained by the applicable tax authority. Uncertain tax positions in which the benefit to be realized does not meet the “more-likely-than-not” threshold would be recorded as a tax expense in the current year.
We have been and, prior to the Corporate Conversion, will continue to be a partnership for U.S. tax purposes and not subject to U.S. federal income taxes. Accordingly, no provision has been made for federal income taxes of us since the partners are individually liable for the taxes on their share of our taxable income or loss prior to this date.
We are subject to certain state and local taxes. UBT is recorded on a quarterly basis at the rate of 4% based on the net taxable income apportioned to New York City. Commercial Rent Tax is recorded on a quarterly basis at the rate of 6% based on the amount of commercial rent subject to tax. We record interest and penalties related to income taxes, if any, within income tax expense.
PS Holdco and PS Partner Group elected to be subject to both the New York State and New York City Pass-Through Entity Tax (together, “PTET”) for the year ended December 31, 2025, and PSCM made the same elections for the year ended December 31, 2024. PTET grants eligible partners a tax credit on their individual New York State and New York City income tax returns, and any PTET owed is a joint liability of (i) PS Holdco or PS Partner Group and (ii) each partner.
Upon completion of the Corporate Conversion in connection with the combined offering, we will become a corporation for U.S. federal and state income tax purposes and will be subject to U.S. federal income taxes, in addition to state and local taxes.
Net (Income) Loss Attributable to Non-Controlling Interest
A portion of the equity and income or loss from entities that are consolidated but not wholly owned by us is allocated to other owners. The aggregate of the income or loss and corresponding equity that is not owned by us is included within non-controlling interest in the consolidated financial statements. We do not hold any direct equity interests in PSGP, the general partner for PSLP, or PSVII GP, the general partner for PSVII. As a result, all income or loss related to both entities is allocated to non-controlling interest, and their capital balances represent the economic interests of other owners in PSGP and PSVII GP, as applicable.
Key Operating Metrics
We have developed and use various key operating metrics to assess and monitor the operating performance of our business. We believe that these metrics provide useful information to investors and others in understanding and evaluating our results of operations in the same manner as our management team.
Our calculations of total assets under management, fee-paying assets under management and permanent capital AUM may differ from the calculations of other investment managers. As a result, these measures may not be comparable to similar measures presented by other investment managers. In addition, our calculation of total assets under management includes the fair value of invested capital in our funds from our personnel regardless of whether such invested capital is subject to fees. Our definitions of total assets under management and fee-paying assets under management are not based on any definition of total assets under management and fee-paying assets under management that is set forth in the agreements governing the investment funds we manage.

Total Assets Under Management
Total assets under management reflects (i) with respect to our core funds and PSVII, the net assets of our core funds and PSVII as calculated in accordance with GAAP or IFRS, as applicable, while adding back accrued performance fees and the principal value of PSH’s outstanding bonds (approximately $2.3 billion and $3.7 billion as of December 31, 2024 and December 31, 2025, respectively) without double counting the investment made by any of our funds in PSVII and (ii) with respect to HHH, the market capitalization of HHH plus its net mortgages, notes, and loans payable as disclosed in its most recent publicly available filing.

Assets Under Management
(in millions)	PSH(1)	PSLP	PSINTL	PSVII(2)	Total Funds
Balance at December 31, 2023	$14,414.6	$1,384.3	$591.7	$1,519.5	$17,910.1
Private Funds Subscriptions	—	40.8	—	—	40.8
Private Funds Redemptions	—	(246.0)	(209.2)	(1,422.4)	(1,877.6)
PSH Dividends	(107.2)	—	—	—	(107.2)
PSH Buybacks	(117.9)	—	—	—	(117.9)
Management Fees	(188.8)	(11.1)	(6.0)	(0.2)	(206.1)
Performance Fees	(226.6)	—	(8.3)	—	(234.9)
Appreciation (Depreciation) in Market Value	1,589.1	159.9	65.4	(96.9)	1,717.5
Increase (Decrease) in EUR FX Translation of PSH Bond Proceeds	(34.1)	—	—	—	(34.1)
Balance at December 31, 2024	$15,329.2	$1,328.0	$433.6	$—	$17,090.7
(1)	As of December 31, 2024 and 2023, PSH’s AUM includes bond proceeds of $1.8 billion and €500 million (translated into USD at the prevailing exchange rate at the reporting date).
(2)	PSVII was liquidated as of December 31, 2024 and had no assets under management as of December 31, 2024.

Assets Under Management
(in millions)	PSH(1)	PSLP	PSINTL	HHH	Total Funds & HHH
Balance at December 31, 2024	$15,329.2	$1,328.0	$433.6	$—	$17,090.7
Private Funds Subscriptions	—	104.3	80.0	—	184.3
Private Funds Redemptions	—	(232.2)	(199.6)	—	(431.8)
Initiation of HHH Services Agreement(2)	—	—	—	9,256.4	9,256.4
PSH Dividends	(118.1)	—	—	—	(118.1)
PSH Buybacks	(369.1)	—	—	—	(369.1)
Management Fees	(208.0)	(10.4)	(4.5)	—	(222.9)
Performance Fees	(489.2)	—	(13.1)	—	(502.3)
Appreciation (Depreciation) in Market Value / Market Capitalization(3)	3,222.6	340.9	112.7	768.6	4,444.8
PSH Bond Issuance	1,235.5	—	—	—	1,235.5
Increase (Decrease) in EUR FX Translation of PSH Bond Proceeds	98.0	—	—	—	98.0
Balance at December 31, 2025	$18,700.9	$1,530.6	$409.0	$10,025.0	$30,665.6
(1)	As of December 31, 2025, PSH’s AUM includes bond proceeds of $2.3 billion and €1.15 billion (translated into USD at the prevailing exchange rate at the reporting date).
(2)
Reflects HHH’s market capitalization at market open on May 5, 2025 plus its net mortgages, notes, and loans payable as reported in its Quarterly Report on Form 10-Q for the quarter ending March 31, 2025.

(3)	Appreciation (depreciation) in market capitalization is only applicable to HHH.

The table below presents the AUM of our core funds and HHH as of January 1, 2020 and as of December 31 for each of the last six years.

	Assets Under Management ($ in millions)							CAGR
Fund	January 1, 2020	December 31, 2020	December 31, 2021	December 31, 2022(3)	December 31, 2023	December 31, 2024	December 31, 2025	(2020-2025)(4)
PSH(1)	$7,121	$11,153	$14,409	$12,215	$14,415	$15,329	$18,701	17%
% Growth		57%	29%	(15%)	18%	6%	22%
PSLP	727	903	1,472	1,217	1,384	1,328	1,531	13%
% Growth		24%	63%	(17%)	14%	(4%)	15%
PSINTL	726	510	629	520	592	434	409	(9%)
% Growth		(30%)	23%	(17%)	14%	(27%)	(6%)
Total Core Funds	$8,573	$12,566	$16,510	$13,951	$16,391	$17,091	$20,641	16%
% Growth		47%	31%	(15%)	17%	4%	21%
HHH(2)	—	—	—	—	—	—	10,025
Total Core Funds & HHH	$8,573	$12,566	$16,510	$13,951	$16,391	$17,091	$30,666	24%
% Growth		47%	31%	(15%)	17%	4%	79%

(1)
As of December 31, 2025, PSH’s AUM includes bond proceeds of $2.3 billion and €1.15 billion (translated into USD at the prevailing exchange rate at the reporting date). As of December 31, 2024, 2023 and 2022, PSH’s AUM includes bond proceeds of $1.8 billion and €500 million (translated into USD at the prevailing exchange rate at the reporting date). As of December 31, 2021, PSH’s AUM includes bond proceeds of $2.43 billion and €500 million (translated into USD at the prevailing exchange rate at the reporting date). As of December 31, 2020, PSH’s AUM includes bond proceeds of $2.1 billion. As of January 1, 2020, PSH’s AUM includes bond proceeds of $1.4 billion.

(2)
As of December 31, 2025, HHH’s AUM reflects its market capitalization as of such date plus its net mortgages, notes, and loans payable as reported in its Quarterly Report on Form 10-Q for the quarter ending September 30, 2025.

(3)
AUM decreased from 2021 to 2022 as a result of (a) certain investor redemptions from our private funds and a share repurchase program with respect to PSH, (b) a debt redemption as one of PSH’s outstanding bonds reached maturity, (c) a quarterly dividend payment to the PSH shareholders, (d) negative performance in our underlying portfolio related to decreases in the stock prices of some of our portfolio companies, (e) crystallization of a performance fee with respect to PSINTL and (f) fluctuations in the value of PSH’s bonds denominated in Euros based on exchange rates.

(4)	Compound Annual Growth Rate (“CAGR”) is presented from January 1, 2020 through December 31, 2025 (with the exception of HHH on its own as its calculation period is less than one year).
Fee-Paying Assets Under Management
Fee-Paying AUM refers to (i) with respect to our core funds and PSVII, the AUM we manage and earn a performance fee and/or management fee from for our core funds and PSVII and (ii) with respect to HHH, the market capitalization of HHH. We believe this measure is useful to stockholders as it provides insight into the capital base upon which we earn our fees.

Fee-Paying Assets Under Management
(in millions)	PSH(1)	PSLP	PSINTL	PSVII(2)	Total Funds
Balance at December 31, 2023	$12,062.6	$742.6	$426.0	$67.3	$13,298.5
Private Funds Subscriptions	—	11.6	—	—	11.6
Private Funds Redemptions	—	(143.0)	(129.5)	(62.8)	(335.3)
PSH Dividends	(107.2)	—	—	—	(107.2)
PSH Buybacks	(117.9)	—	—	—	(117.9)
Management Fees	(188.8)	(11.1)	(6.0)	(0.2)	(206.1)
Performance Fees / Allocations	(226.6)	(14.5)	(8.3)	—	(249.4)
Appreciation (Depreciation) in Market Value	1,589.1	84.3	47.6	(4.3)	1,716.7
Balance at December 31, 2024	$13,011.2	$669.8	$329.8	$—	$14,010.9
Less: Non-Permanent Fee-Paying AUM	—	(669.8)	(329.8)	—	(999.6)
Permanent Fee-Paying AUM	$13,011.2	$—	$—	$—	$13,011.2
(1)	PSH’s Fee-Paying AUM does not reflect the bonds outstanding as described in footnotes 1 to the tables immediately above titled “Assets Under Management.”
(2)	PSVII was liquidated as of December 31, 2024 and had no assets under management as of December 31, 2024.

Fee-Paying Assets Under Management
(in millions)	PSH(1)	PSLP	PSINTL	HHH	Total Funds & HHH
Balance at December 31, 2024	$13,011.2	$669.8	$329.8	$—	$14,010.9
Private Funds Subscriptions	—	7.9	—	—	$7.9
Private Funds Redemptions	—	(149.0)	(157.6)	—	$(306.6)
Private Funds Transfer	—	0.9	—	—	$0.9
Initiation of HHH Services Agreement(2)	—	—	—	4,007.3	$4,007.3
PSH Dividends	(118.1)	—	—	—	$(118.1)
PSH Buybacks	(369.1)	—	—	—	$(369.1)
Management Fees	(208.0)	(10.4)	(4.5)	—	$(222.9)
Performance Fees / Allocations	(489.2)	(29.7)	(13.1)	—	$(532.1)
Appreciation (Depreciation) in Market Value / Market Capitalization(3)	3,222.6	158.5	70.1	730.3	$4,181.5
Balance at December 31, 2025	$15,049.4	$648.0	$224.7	$4,737.6	$20,659.7
Less: Non-Permanent Fee-Paying AUM(4)	—	(648.0)	(224.7)	—	(872.7)
Permanent Capital AUM	$15,049.4	$—	$—	$4,737.6	$19,787.0

(1)	PSH’s Fee-Paying AUM does not reflect the bonds outstanding as described in footnotes 1 to the tables immediately above titled “Assets Under Management.”
(2)	Reflects the market capitalization of HHH at market open on May 5, 2025.
(3)	Appreciation (depreciation) in market capitalization is only applicable to HHH.
(4)	Non-Permanent Fee-Paying AUM refers to the portion of Fee-Paying AUM that is subject to withdrawal or redemption at the option of the fund investor or stockholder.
The table below presents the Fee-Paying AUM of our core funds and HHH as of January 1, 2020 and as of December 31 for each of the last six years.

	Fee-Paying Assets Under Management ($ in millions)							CAGR
Fund	January 1, 2020	December 31, 2020	December 31, 2021	December 31, 2022(2)	December 31, 2023	December 31, 2024	December 31, 2025	(2020-2025)(3)
PSH(1)	$5,721	$9,053	$11,409	$9,880	$12,063	$13,011	$15,049	17%
% Growth		58%	26%	(13%)	22%	8%	16%
PSLP	610	667	735	634	743	670	648	1%
% Growth		9%	10%	(14%)	17%	(10%)	(3%)
PSINTL	717	495	397	333	426	330	225	(18%)
% Growth		(31%)	(20%)	(16%)	28%	(23%)	(32%)
Total Core Funds	$7,047	$10,215	$12,541	$10,847	$13,231	$14,011	$15,922	15%
% Growth		45%	23%	(14%)	22%	6%	14%
HHH	—	—	—	—	—	—	4,738
Total Core Funds & HHH	$7,047	$10,215	$12,541	$10,847	$13,231	$14,011	$20,660	20%
% Growth		45%	23%	(14%)	22%	6%	47%

(1)	PSH’s Fee-Paying AUM does not reflect the bonds outstanding as described in footnotes 1 to the tables immediately above titled “Assets Under Management.”
(2)
Fee-Paying AUM decreased from 2021 to 2022 as a result of (a) certain investor redemptions from our private funds and a share repurchase program with respect to PSH, (b) a quarterly dividend payment to the PSH shareholders, (c) negative performance in our underlying portfolio related to decreases in the stock prices of some of our portfolio companies and (d) crystallization of a performance fee with respect to PSINTL.

(3)	Compound Annual Growth Rate (“CAGR”) is presented from January 1, 2020 through December 31, 2025 (with the exception of HHH on its own as its calculation period is less than one year).
Permanent Capital AUM
Permanent capital AUM refers to the portion of Fee-Paying AUM that is not subject to withdrawal or redemption at the option of the fund investor or stockholder. We believe this measure is useful to stockholders as our permanent capital base allows us to take a long-term view and be opportunistic during periods of market volatility, enables superior, long-term investment and produces a financial profile characterized by steady, predictable and recurring management fees. Permanent capital is also a differentiating talent attraction and retention tool, allowing us to hire and retain the top analysts for our own investment team, high-quality employees throughout our company, and experienced senior executives for our portfolio companies.
The following table compares permanent capital AUM for our core funds and HHH as of December 31, 2023, 2024 and 2025. We anticipate that our permanent capital AUM will materially increase following the PSUS IPO as we expect PSUS will be our flagship NYSE-listed permanent capital vehicle.

Permanent Capital AUM (in millions)	As of
	December 31, 2023	December 31, 2024	December 31, 2025
Core Funds and HHH(1)	$12,062.6	$13,011.2	$19,787.0

(1)
Periods prior to May 5, 2025 do not reflect HHH’s permanent capital AUM. HHH’s permanent capital AUM as of December 31, 2025 reflects the market capitalization of HHH at market open on May 5, 2025 adjusted for appreciation or depreciation in such market capitalization as of the end of the reporting period.

Recent Developments
As of March 31, 2026, AUM for PSH, PSLP, PSINTL, HHH, and total AUM for our core funds and HHH was $16.1 billion, $1.3 billion, $341 million, $8.9 billion and $26.6 billion, respectively, and Fee-Paying AUM for PSH, PSLP, PSINTL, HHH, and total core AUM for our funds and HHH was $12.5 billion, $533 million, $185 million, $3.8 billion and $17.0 billion, respectively. As of March 31, 2026, PSH’s AUM includes bond proceeds of $2.3 billion and €1.15 billion (translated into USD at the prevailing exchange rate at the reporting date), and PSH’s Fee-Paying AUM does not reflect such bonds outstanding. As of March 31, 2026, permanent capital AUM for our core funds and HHH was $16.3 billion.
Fund Performance
The tables below provide performance information for our core funds to facilitate an understanding of our results of operations for the periods presented. The tables below provide the contributors and detractors to gross performance of the funds’ portfolios for the twelve-month periods ended December 31, 2024 and December 31, 2025. The fund return information for individual funds reflected in this discussion and analysis is not necessarily indicative of the future performance of any particular fund. An investment in us is not an investment in any of our funds. This track record presentation is unaudited and does not purport to represent the respective fund’s financial results in accordance with GAAP or IFRS, as applicable. There can be no assurance that any of our funds or our other existing and future funds will achieve similar returns. See “Risk Factors—Risks Related to Our Business and Industry—The historical returns attributable to our funds and HHH, including those presented in this prospectus, should not be considered as indicative of the future results of our funds or HHH or of our future results or of any returns expected on an investment in our common stock.”

Pershing Square Holdings, Ltd.		Pershing Square, L.P.		Pershing Square International, Ltd.
January 1, 2024 - December 31, 2024		January 1, 2024 - December 31, 2024		January 1, 2024 - December 31, 2024
Alphabet Inc.	4.9%	Alphabet Inc.	4.2%	Alphabet Inc.	4.4%
Chipotle Mexican Grill, Inc.	4.4%	Chipotle Mexican Grill, Inc.	3.9%	Chipotle Mexican Grill, Inc.	4.1%
Hilton Worldwide Holdings Inc.	4.0%	Brookfield Corporation	3.3%	Brookfield Corporation	3.4%
Brookfield Corporation	3.8%	Hilton Worldwide Holdings Inc.	3.3%	Hilton Worldwide Holdings Inc.	3.2%
Federal Home Loan Mortgage Corporation	2.3%	Federal Home Loan Mortgage Corporation	2.3%	Federal Home Loan Mortgage Corporation	2.5%
Federal National Mortgage Association	2.2%	Federal National Mortgage Association	1.8%	Federal National Mortgage Association	2.3%
Share Buyback Accretion	0.4%	Howard Hughes Holdings Inc.	(0.7)%	Howard Hughes Holdings Inc.	(0.5)%
Howard Hughes Holdings Inc.	(0.6)%	Restaurant Brands International Inc.	(1.3)%	Restaurant Brands International Inc.	(1.4)%
Bond Interest Expense	(0.6)%	Nike, Inc.	(1.5)%	Nike, Inc.	(1.6)%
Restaurant Brands International Inc.	(1.6)%	Interest Rate Swaptions	(1.6)%	Interest Rate Swaptions	(1.6)%
Universal Music Group N.V.	(1.7)%	Universal Music Group N.V.	(1.6)%	Universal Music Group N.V.	(2.2)%
Interest Rate Swaptions	(1.9)%	All Other Positions and Other Income/Expense	(0.1)%	All Other Positions and Other Income/Expense	(0.2)%
Nike, Inc.	(2.2)%
All Other Positions and Other Income/Expense	0.4%
Contributors Less Detractors (Gross Return)(1)	13.8%	Contributors Less Detractors (Gross Return)(1)	12.0%	Contributors Less Detractors (Gross Return)(1)	12.4%

Pershing Square Holdings, Ltd		Pershing Square, L.P.		Pershing Square International, Ltd
January 1, 2025 - December 31, 2025		January 1, 2025 - December 31, 2025		January 1, 2025 - December 31, 2025
Alphabet Inc.	10.3%	Alphabet Inc.	9.0%	Alphabet Inc.	8.4%
Federal National Mortgage Association	5.8%	Federal Home Loan Mortgage Corporation	5.2%	Federal Home Loan Mortgage Corporation	5.9%
Federal Home Loan Mortgage Corporation	5.0%	Federal National Mortgage Association	4.7%	Federal National Mortgage Association	5.1%
Brookfield Corporation	3.5%	Brookfield Corporation	3.0%	Brookfield Corporation	3.0%
Uber Technologies, Inc.	2.7%	Amazon.com, Inc.	2.2%	Amazon.com, Inc.	2.1%
Amazon.com, Inc.	2.4%	Uber Technologies, Inc.	2.2%	Uber Technologies, Inc.	2.1%
Share Buyback Accretion	1.2%	Universal Music Group N.V.	1.1%	Hilton Worldwide Holdings Inc.	0.9%
Hilton Worldwide Holdings Inc.	1.0%	Hilton Worldwide Holdings Inc.	0.8%	Restaurant Brands International Inc.	0.6%
Universal Music Group N.V.	0.7%	Meta Platforms, Inc.	0.6%	Meta Platforms, Inc.	0.6%
Meta Platforms, Inc.	0.7%	Restaurant Brands International Inc.	0.5%	Universal Music Group N.V.	0.6%
Restaurant Brands International Inc.	0.5%	Nike, Inc.	(1.8)%	Howard Hughes Holdings Inc.	0.5%
Bond Interest Expense	(0.8)%	Chipotle Mexican Grill, Inc.	(3.3)%	Nike, Inc.	(1.9)%
Nike, Inc.	(2.5)%	All Other Positions and Other Income/Expense	0.4%	Chipotle Mexican Grill, Inc.	(3.6)%
Chipotle Mexican Grill, Inc.	(4.6)%			All Other Positions and Other Income/Expense	(0.2)%
All Other Positions and Other Income/Expense	0.6%
Contributors Less Detractors (Gross Return)(1)	26.5%	Contributors Less Detractors (Gross Return)(1)	24.6%	Contributors Less Detractors (Gross Return)(1)	24.1%

(1)
Represents the gross returns from investing in the fund, before the deduction of management fees and accrued or crystallized performance fees, if any. Inclusion of such fees would produce lower returns than presented here. Gross returns reflected above (a) include only returns on the investment in the underlying issuer and the hedge positions that directly relate to the securities that reference the underlying issuer; (ii) do not reflect the cost or benefit of hedges that do not relate to the securities that reference the underlying issuer; and (iii) do not reflect the cost or benefit of portfolio hedges. Contributors or detractors to performance of 50 basis points or more are listed separately, while contributors or detractors to performance of less than 50 basis points are aggregated, except for bond interest expense and share buyback accretion, if any. The contributors and detractors to gross returns presented herein are for illustrative purposes only. The securities listed above may not have been held for the entire calendar year. This performance information is presented in connection with the offering of our common stock and is for illustrative purposes only. It is not the performance record of PSUS and should not be considered a substitute for the performance of PSUS. There can be no assurance that any of our funds will achieve comparable or greater results in the future, or that any of our funds will be able to implement their investment strategy or achieve their investment objective. Our funds’ investments may be made under different economic conditions and may include different underlying investments in the future. Furthermore, PSH, PSLP, and PSINTL and the other funds and accounts managed by us prior to the combined offering are not registered under the 1940 Act, unlike PSUS, and, therefore, none of them are subject to the investment restrictions, leverage and derivative restrictions, diversification requirements and other regulatory requirements imposed on registered investment companies by the 1940 Act and on regulated investment companies by the Code. If such funds or accounts had been registered under the 1940 Act and/or operated as regulated investment companies under the Code, their respective returns might have been lower and their ability to undertake certain transactions or investments may have been restricted. See the accompanying PSUS Prospectus for additional information about PSUS and the risks associated with an investment in PSUS Shares.

For the three-month period ended March 31, 2026, gross returns for PSH, PSLP and PSINTL were (15.9)%, (13.8)% and (15.3)%, respectively. For more information on gross returns, refer to footnote 1 to the tables immediately above.

Consolidated Results of Operations
The following tables set forth information regarding our consolidated results of operations for the years ended December 31, 2024 and 2025:

	For the Year Ended December 31,		Change
($ in thousands)	2024	2025	$	%
Revenue
Management fees(1)	$206,067	$230,420	$24,353	12%
Performance fees(2)	249,431	532,088	282,657	113%
Total revenue	455,498	762,508	307,010	67%
Expenses
Profit-sharing partner compensation(2)	339,133	459,079	119,946	35%
Affiliates fee rebate	69,301	77,580	8,279	12%
General and administrative expense	50,812	42,074	(8,738)	(17%)
Employee compensation and benefits	13,164	20,228	7,064	54%
Depreciation and amortization expense	2,778	2,301	(477)	(17%)
Total expenses	475,188	601,262	126,074	27%
Operating income (loss)	(19,690)	161,246	180,936	919%
Non-operating income (expenses)
Unrealized gain on HHH shares held at fair value	—	110,700	110,700	100%
Interest income	28,508	16,910	(11,598)	(41%)
Unrealized gain on investment in Pershing Square, L.P. held at fair value(2)	6,986	12,224	5,238	75%
Other income	5,667	5,241	(426)	(8%)
Interest expense	(3,096)	(2,302)	794	(26)%
Total non-operating income	38,065	142,773	104,707	275%
Net income before taxes	18,375	304,019	285,643	1,555%
Income tax expense	15,985	22,309	6,323	40%
Net income	2,390	281,710	279,320	11,687%
Less: Net (income) loss attributable to non-controlling interest	(16,541)	(31,933)	(15,392)	93%
Net income (loss) attributable to Pershing Square Holdco, L.P.	$(14,151)	$249,777	$263,928	1,865%
(1)
We recognized a $292.8 million deferred asset for the HHH Premium, which is deemed for accounting purposes to represent the amount paid to obtain the HHH Services Agreement, when we completed the Howard Hughes Transaction. The HHH Premium is amortized as contra-revenue in management fees on a straight-line basis over a period of 20 years beginning May 5, 2025.

(2)	Includes amounts attributable to consolidated variable interest entities for which Pershing Square Holdco, L.P. does not have any direct equity interests.
Comparison of the Years Ended December 31, 2024 and 2025
Revenue
Management Fees
Total management fees increased by $34.0 million, or 16%, on a gross basis, and $24.4 million, or 12%, net of the HHH contra-revenue, from the year ended December 31, 2024 to the year ended December 31, 2025, primarily driven by an increase of $17.1 million in fees earned pursuant to the HHH Services Agreement and an increase of $9.6 million in management fees earned from PSH offset by a decrease of $1.5 million in management fees earned from PSINTL.

Performance Fees
Total performance fees increased $282.7 million, or 113%, from the year ended December 31, 2024 to the year ended December 31, 2025, primarily due to an increase in performance fees earned from PSH. The increase in performance fees was driven by an increase in gross returns of 26.5% for the year ended December 31, 2025 compared to gross returns of 13.8% for the year ended December 31, 2024. See “—Fund Performance” above for more information.
Expenses
Profit-Sharing Partner Compensation
Profit-sharing partner compensation increased $119.9 million, or 35%, from the year ended December 31, 2024 to the year ended December 31, 2025. The increase was primarily driven by an increase of $248.7 million in the Subordinated Performance Fees offset by a $111.3 million reduction in new permanent profits interests grants.
Affiliates Fee Rebate
The affiliates fee rebate increased $8.3 million, or 12%, from the year ended December 31, 2024 to the year ended December 31, 2025, primarily driven by an increase in fee rebates to partners as a result of higher earned management fees and performance fees.
General and Administrative Expense
General and administrative expense decreased $8.7 million, or 17%, from the year ended December 31, 2024 to the year ended December 31, 2025, primarily driven by a decrease of $6.4 million in aircraft expense and a decrease of $4.6 million in professional fees, offset by an increase of $1.8 million in travel-related expenses.
Employee Compensation and Benefits
Employee compensation and benefits increased $7.1 million, or 54%, from the year ended December 31, 2024 to the year ended December 31, 2025, primarily driven by an increase in headcount.
Depreciation and Amortization Expense
Depreciation and amortization expense had an immaterial decrease in the amount of $0.5 million, or 17%, from the year ended December 31, 2024 to the year ended December 31, 2025.
Non-operating Income (Expenses)
Unrealized gain on HHH shares held at fair value
Unrealized gain on HHH shares held at fair value increased by $110.7 million, or 100%, from the year ended December 31, 2024 to the year ended December 31, 2025, as a result of the HHH Transaction which took place in May 2025 and the share price of HHH’s publicly traded common stock on December 31, 2025.
Interest Income
Interest income decreased by $11.6 million, or 41%, from the year ended December 31, 2024 to the year ended December 31, 2025. Interest income for the year ended December 31, 2024 was primarily related to interest on cash and cash equivalents as a result of the Strategic Investment. Cash and cash equivalents have decreased for the year ended December 31, 2025 as a result of the Howard Hughes Transaction, which has led to a decrease in interest income for the period.

Unrealized Gain on Investment in Pershing Square, L.P. Held at Fair Value
Unrealized gain on investment in PSLP held at fair value increased by $5.2 million, or 75%, from the year ended December 31, 2024 to the year ended December 31, 2025. As of December 31, 2025 and 2024, PSGP had an ownership interest of approximately 5.2% and 4.5%, respectively, in PSLP. For the years ended December 31, 2025 and 2024, PSGP recorded a gain of $12.2 million and $7.0 million, respectively, from its investment in PSLP based on PSLP’s performance.
Other Income
Other income had an immaterial decrease in the amount of $0.4 million, or 8%, from the year ended December 31, 2024 to the year ended December 31, 2025.
Interest Expense
Interest expense had an immaterial decrease in the amount of $0.8 million, or 26%, from the year ended December 31, 2024 to the year ended December 31, 2025.
Income Tax Expense
Income tax expense increased by $6.3 million, or 40%, from the year ended December 31, 2024 to the year ended December 31, 2025, which was primarily related to the New York City Unincorporated Business Tax (“UBT”).
Net (Income) Loss Attributable to Non-Controlling Interest
Net income attributable to non-controlling interest increased by $15.4 million, or 93%, from the year ended December 31, 2024 to the year ended December 31, 2025, which was directly attributable to the increased gain allocated from PSLP. For the year ended December 31, 2024, the net income allocated from PSLP and PSVII was $16.5 million. For the year ended December 31, 2025, the net income allocated from PSLP was $31.9 million. PSVII was liquidated as of December 31, 2024 and had no assets under management as of December 31, 2024.
Consolidated Changes in Financial Condition
The following table sets forth information regarding our consolidated changes in financial condition as of December 31, 2024 and 2025:

	As of December 31,		Change
($ in thousands)	2024	2025	$	%
Assets
Cash and cash equivalents	$964,857	$55,398	$(909,459)	(94%)
Restricted cash	119	119	—	0%
Performance fees receivable	232,670	497,330	264,660	114%
Due from affiliates(1)	8,069	15,614	7,545	93%
Prepaid expenses	866	1,345	479	55%
Investment in Howard Hughes Holdings Inc. shares, at fair value	—	717,930	717,930	100%
Deferred HHH Services Agreement premium	—	283,158	283,158	100%
Investment in Pershing Square, L.P., at fair value(1)	59,513	79,288	19,775	33%
Lease right-of-use assets	30,590	28,441	(2,149)	(7%)
Fixed assets and leasehold improvements (net of accumulated depreciation of $15,292 and $17,593)	16,835	14,984	(1,851)	(11%)
Deferred sublease incentive	4,640	4,129	(511)	(11%)
Other assets	634	3,466	2,832	447%
Total assets	1,318,793	1,701,202	382,409	29%
Liabilities
Accrued compensation and benefits(1)	170,115	426,094	255,979	150%
Performance fee distributions payable(1)	49,283	54,839	5,556	11%

	As of December 31,		Change
($ in thousands)	2024	2025	$	%
Affiliates fee rebate payable	21,662	24,144	2,482	11%
Taxes payable	13,628	17,029	3,401	25%
Distributions payable to partners	8,736	10,104	1,368	16%
Accounts payable	6,982	8,620	1,638	23%
Deferred revenue	—	3,786	3,786	100%
Operating lease liabilities	46,329	42,673	(3,656)	(8%)
Loans payable	34,800	34,800	—	0%
Total liabilities	351,535	622,089	270,554	77%
Partners’ capital
Partners’ capital controlling interests	920,469	1,016,418	95,949	10%
Non-controlling interest in consolidated variable interest entities(1)	46,789	62,695	15,906	34%
Total partners’ capital	967,258	1,079,113	111,855	12%
Total liabilities and partners’ capital	$1,318,793	$1,701,202	$382,409	29%

(1)	Includes amounts attributable to consolidated variable interest entities for which Pershing Square Holdco, L.P. does not have any direct equity interests.
Comparison of Balances as of December 31, 2024 and December 31, 2025
Cash and Cash Equivalents
Cash and cash equivalents decreased by $909.5 million, or 94%, from December 31, 2024 to December 31, 2025, primarily driven by the use of cash for the HHH Transaction which was completed in May 2025.
Performance Fees Receivable
Performance fees receivable increased by $264.7 million, or 114%, from December 31, 2024 to December 31, 2025, primarily due to an increase in the performance fees receivable from PSH. See “—Comparison of the Years Ended December 31, 2024 and 2025—Revenue—Performance Fees.”
Investment in HHH Shares, at Fair Value
Investment in HHH shares, at fair value increased by $717.9 million, or 100%, from December 31, 2024 to December 31, 2025, due to the Howard Hughes Transaction which was completed in May 2025.
Deferred HHH Services Agreement Premium
Deferred HHH Services Agreement premium increased by $283.2 million, or 100%, from December 31, 2024 to December 31, 2025, due to the HHH Premium, which is deemed for accounting purposes to represent the amount paid above HHH’s publicly traded share price to obtain the HHH Services Agreement, offset by the amortization. The HHH Premium is amortized as contra-revenue in management fees on a straight-line basis over a period of 20 years with a start date of May 5, 2025.
Accrued Compensation and Benefits
Accrued compensation and benefits increased by $256.0 million, or 150%, from December 31, 2024 to December 31, 2025, primarily due to increased profit-sharing partner compensation. Distributions of profit-sharing partner compensation are accrued in the year in which our performance fees crystalize, but are not paid out until after year end.
Non-GAAP Financial Measures
We report certain financial measures that are not required by, or presented in accordance with, GAAP. Management uses these non-GAAP financial measures to assess the performance of our business across reporting periods and believes this information is useful to investors for the same reasons. See below for our definitions of Fee-Related Earnings (“FRE”) and Distributable Earnings (“DE”).

Fee-Related Earnings
FRE is a non-GAAP financial measure used by us to evaluate our business by highlighting earnings from recurring management fees and Preferred Performance Fees. We believe FRE is useful to investors because it provides additional insights into the fee-driven operating profitability of our business that is not directly based on the net income of the funds we manage. FRE represents management fees and Preferred Performance Fees less the compensation directly related to the management fees and performance fees, which includes salaries, benefits, payroll taxes and discretionary cash bonuses and other operating expenses, and after deducting “Subordinated Performance Fees,” which consist of amounts in excess of Preferred Performance Fees which are payable to CompCo pursuant to the VCA.
As described above, we implemented the VCA in connection with the Strategic Investment. However, in order to facilitate comparisons with our results following the combined offering, we have presented FRE for the periods presented on a basis that reflects the allocation of our historical performance fees as between the Preferred Performance Fees and Subordinated Performance Fees that the VCA would have required. Although the VCA will be terminated in connection with the combined offering and PSCM will issue the Preferred Profits Interest (as defined below) and the Subordinated Profits Interest (as defined below) to CompCo, the terms of the Preferred Profits Interest and the Subordinated Profits Interest will generally provide for the same calculation of Preferred Performance Fees and Subordinated Performance Fees, and the same allocation of such fees between us and CompCo, as currently provided by the VCA. For further information, see “Executive Compensation—Compensation Arrangements To Be Adopted in Connection with the Combined Offering—Variable Compensation Agreement and Subordinated Profits Interest.”
Distributable Earnings
DE is a non-GAAP financial measure used to assess performance and amounts available for distribution or dividends, including to our personnel and owners of PS Partner Group and holders of our common stock. DE represents FRE plus interest income or less interest expense, as applicable.
These non-GAAP financial measures should not be considered a substitute for, superior to or an alternative to net income attributable to Pershing Square Holdco, L.P., which is the most directly comparable GAAP measure. Further, these non-GAAP financial measures have limitations as analytical tools, and when assessing our operating performance, you should not consider non-GAAP financial measures in isolation or as a substitute for GAAP measures including revenues, net income (loss) and net income attributable to Pershing Square Holdco, L.P. We may calculate or present these non-GAAP financial measures differently than other companies who report measures with the same or similar names, and as a result, the non-GAAP financial measures we report may not be comparable.
The following tables set forth our FRE and DE calculations and a reconciliation of DE and FRE to the most directly comparable financial measure calculated in accordance with GAAP for the years ended December 31, 2020, 2021, 2022, 2023, 2024 and 2025:

	Pershing Square Holdco, L.P.
	For the Year Ended December 31,						CAGR(5)
($ in thousands)	2020	2021	2022	2023	2024	2025	2020-2025
Management fees	$117,286	$162,443	$163,515	$170,801	$206,067	$230,420	14%
Management fees – contra-revenue(1)	—	—	—	—	—	9,612
Preferred Performance Fees – current year(2)	46,332	75,555	33	87,087	98,269	102,604
Preferred Performance Fees – carryforwards	—	—	—	90,573	—	—
FRE revenue	$163,618	$237,998	$163,548	$348,461	$304,336	$342,636	16%
% Growth		45%	(31%)	113%	(13%)	13%
Less: Employee compensation and benefits	$(19,170)	$(12,699)	$(10,859)	$(13,124)	$(13,164)	$(20,228)
Less: General and administrative expense, net(3)	(11,029)	(13,428)	(21,801)	(18,380)	(45,145)	(36,834)
Less: Depreciation and amortization expense	(2,762)	(2,985)	(5,035)	(2,758)	(2,778)	(2,301)
Plus: Non-recurring expenses(4)	—	—	—	—	25,890	14,652
Less: FRE expenses	$(32,961)	$(29,112)	$(37,695)	$(34,262)	$(35,197)	$(44,711)	6%
% Growth		(12%)	29%	(9%)	3%	27%

Fee-related earnings	$130,657	$208,886	$125,853	$314,199	$269,139	$297,925	18%
% Margin	79.9%	87.8%	77.0%	90.2%	88.4%	87.0%

	Pershing Square Holdco, L.P.
	For the Year Ended December 31,						CAGR(5)
($ in thousands)	2020	2021	2022	2023	2024	2025	2020-2025
% Growth		60%	(40%)	150%	(14%)	11%
Interest income (expense), net	$(1,139)	$(932)	$(2,529)	$(6,330)	$25,413	$14,608
Distributable earnings	$129,518	$207,954	$123,324	$307,869	$294,552	$312,533	19%
% Growth		61%	(41%)	150%	(4%)	6%

(1)
We recognized a $292.8 million deferred asset for the HHH Premium, which is deemed for accounting purposes to represent the amount paid to obtain the HHH Services Agreement, when we completed the Howard Hughes Transaction. The HHH Premium is amortized as contra-revenue in management fees on a straight-line basis over a period of 20 years beginning May 5, 2025.

(2)	Reflects total performance fees less performance fees from Pershing Square, L.P. See footnote 3 in the table immediately below.
(3)	Reflects general and administrative expense less other income.
(4)
Refers to non-recurring expenses that do not represent the ongoing cost of running our business and are not reflective of our operational performance. For the year ended December 31, 2024, includes expenses related to the Strategic Investment and for the year ended December 31, 2025, includes expenses related to the HHH Transaction and the combined transaction.

(5)	Compound Annual Growth Rate (“CAGR”) is presented from January 1, 2020 through December 31, 2025.

	Pershing Square Holdco, L.P.
	For the Year Ended December 31,
($ in thousands)	2020	2021	2022	2023	2024	2025
Net income (loss) attributable to Pershing Square Holdco, L.P.	$481,852	$300,064	$51,839	$209,460	$(14,151)	$249,777
Net (income) loss attributable to non-controlling interest	(60,000)	(31,678)	4,729	(24,261)	(16,541)	(31,933)
Net income	$541,852	$331,742	$47,110	$233,721	$2,390	$281,710
% Margin	56.2%	48.7%	28.8%	45.6%	0.5%	36.9%
Income tax expense	17,400	10,516	4,793	18,170	15,985	22,309
Net income before taxes	$559,252	$342,258	$51,903	$251,891	$18,375	$304,019
Subordinated Performance Fees(1)	(699,174)	(395,863)	—	(138,829)	(136,618)	(399,741)
Management fees – contra-revenue(2)	—	—	—	—	—	9,612
Gain on lease modification	—	—	(3,570)	—	—	—
Gain on unvested compensation	—	(897)	—	—	—	—
Unrealized (gain) loss allocated from Pershing Square, L.P.(3)	(4,496)	(15,763)	4,737	(11,362)	(6,986)	(12,224)
Unrealized (gain) loss on HHH shares held at fair value	—	—	—	—	—	(110,700)
Performance fees from Pershing Square, L.P.(3)	(70,585)	(35,935)	(13)	(19,408)	(14,543)	(29,742)
Non-recurring expenses(4)	—	—	—	—	25,890	14,652
Affiliates fee rebate(5)	164,037	141,041	34,849	115,706	69,301	77,580
Profit-sharing partner compensation(6)	210,584	183,936	35,418	115,830	339,133	459,077
Performance fee offset(7)	(30,100)	(10,823)	—	(5,959)	—	—
Distributable earnings	$129,518	$207,954	$123,324	$307,869	$294,552	$312,533
% Growth		61%	(41%)	150%	(4%)	6%
Interest income (expense), net	$1,139	$932	$2,529	$6,330	$(25,413)	$(14,608)
Fee-related earnings	$130,657	$208,886	$125,853	$314,199	$269,139	$297,925
% Growth		60%	(40%)	150%	(14%)	11%

(1)
PSCM pays the Subordinated Performance Fees to CompCo, an entity that compensates its members (including our investment professionals and certain other employees). As such, the Subordinated Performance Fees are not available to us for distribution or dividends.

(2)
We recognized a $292.8 million deferred asset for the HHH Premium, which is deemed for accounting purposes to represent the amount paid to obtain the HHH Services Agreement, when we completed the Howard Hughes Transaction. The HHH Premium is amortized as contra-revenue in management fees on a straight-line basis over a period of 20 years beginning May 5, 2025.

(3)
The operations of PSGP, the general partner of PSLP, are consolidated with our results under GAAP rules, but we have no equity interest in PSGP and, as a result, the gain/loss allocated from PSLP is attributable to non-controlling interest.

(4)
Refers to non-recurring expenses that do not represent the ongoing cost of running our business and are not reflective of our operational performance. For the year ended December 31, 2024, includes expenses related to the Strategic Investment and for the year ended December 31, 2025, includes expenses related to the HHH Transaction and the combined transaction.

(5)
We have historically rebated management and performance fees attributable to shares of PSH held by our employees and their affiliates. Such rebates will not continue following the completion of the combined offering, and therefore in order to facilitate period-to-period comparability, we have presented DE for the historical periods presented on a basis that excludes such affiliates fee rebate.

(6)
Prior to or following the completion of the combined offering, shares of our common stock and/or certain interests of PS Partner Group will be granted to the partners in PS Partner Group in exchange for their existing profit-sharing interests. As a result, all cash-based profit-sharing distributions which had previously been treated as a compensation expense prior to the completion of the combined offering will be treated as equity distributions subsequent to such offering. Therefore, in order to facilitate period-to-period comparability, we have presented DE for the historical periods presented on a basis that excludes such profit-sharing partner compensation.
(7)
Refers to the portion of the fees earned by certain of our funds that serves to reduce the performance fee paid by PSH to PSCM. As such, the amount of the performance fee offset is not available to us for distribution or dividends.

Liquidity and Capital Resources
Overview
We have historically financed our operations and working capital through net cash provided by operating activities, primarily from management fees and performance fees, and borrowings under our 2014 line of credit (the “2014 Line of Credit”) and the 2021 Line of Credit. Going forward, we intend to finance our operations and working capital through net cash provided by operating activities and borrowings under our Revolving Facility (as defined below).
We expect that our cash flow from operations, current cash and cash equivalents, and the availability of borrowings under our Revolving Facility will be sufficient to fund our operations and planned capital expenditures and to service our debt obligations for the next twelve months and the foreseeable future.
2014 Line of Credit and 2021 Line of Credit
We entered into the 2014 Line of Credit and 2021 Line of Credit on October 3, 2014, and December 15, 2021, respectively. See Note 6, “Debt Obligations” to our consolidated financial statements included elsewhere in this prospectus.
Each of the 2014 Line of Credit and the 2021 Line of Credit includes provisions that restrict or limit, among other things, the ability of Pershing Square to incur additional indebtedness or to create additional liens or other encumbrances on Pershing Square or the guarantor, Mr. Ackman’s, assets, aside from additional financing from Pershing Square as defined in the agreement, financing related to its aircraft as discussed under “Aircraft Loan,” and certain other permitted indebtedness. Each of the 2014 Line of Credit and the 2021 Line of Credit requires the guarantor to maintain a net worth of at least $1 billion, exclusive of any interest in Pershing Square. The guarantor is also required to maintain at least $250 million of aggregate liquidity that is free and clear of any and all encumbrances, consisting of liquid assets at the bank, and/or beneficial ownership in Pershing Square or equity in third-party hedge funds with quarterly liquidity or better.
In addition, the 2021 Line of Credit is secured by a pledge and security agreement whereby Pershing Square granted the lender a security interest in Pershing Square’s management fees.
Pershing Square and the guarantor have complied with the financial covenants imposed by the 2014 Line of Credit and the 2021 Line of Credit throughout the borrowing period. As of December 31, 2025, $34,800,000 was outstanding under the 2014 Line of Credit, and we had no borrowings under the 2021 Line of Credit. We intend to repay any amounts outstanding under, and close, the 2014 Line of Credit and 2021 Line of Credit at or prior to the completion of the combined offering.
Senior Secured Credit Facilities
We and a syndicate of banks, led by Bank of America, N.A., as administrative agent, intend to enter into a credit agreement (the “Credit Agreement”) prior to the completion of the combined offering. The Credit Agreement will consist of (i) a senior secured revolving credit facility (the “Revolving Facility”) in an initial aggregate principal amount of $100 million, subject to increase prior to the closing date of the Credit Agreement pursuant to any reallocation as described in clause (ii), and (ii) a senior secured term loan facility (the “Term Loan Facility,” and together with the Revolving Facility, the “Senior Credit Facilities”) of up to $150 million aggregate principal amount, provided that such amount may be reduced at our election to the amount required to fund the Anchor Investment in PSUS, where the amount of any such reduction shall be allocated to the Revolving Facility.

Borrowings under the Senior Credit Facilities will bear interest at a rate equal to, at our option, either (i) Term SOFR, plus an applicable margin or (ii) a base rate equal to the highest of (a) the federal funds effective rate plus 0.50%, (b) the rate of interest in effect as publicly announced by Bank of America from time to time as its “prime rate,” (c) Term SOFR plus 1.00% and (d) 1.00%. The applicable margins will vary based on our consolidated leverage ratio.
Loans under the Term Loan Facility will not be subject to amortization prior to maturity. The Senior Credit Facilities will mature on the third anniversary of the closing date of the Credit Agreement, at which time all outstanding loans and other obligations will be due and payable.
The obligations under the Credit Agreement are expected to be guaranteed by certain of our subsidiaries and secured by first-priority liens on substantially all of the assets of the loan parties, subject to customary exceptions and exclusions. The Credit Agreement is expected to include customary representations and warranties, affirmative and negative covenants, financial covenants and events of default for a credit facility of this type.
The Credit Agreement remains subject to the negotiation and execution of definitive documentation and satisfaction of customary conditions to closing.
Cash Flows
The following table summarizes our cash flows for the years ended December 31, 2024 and 2025:

Pershing Square Holdco, L.P.
	For the Year Ended December 31,
(in thousands)	2024	2025
Net cash provided by (used in) operating activities	$294,481	$(134,233)
Net cash provided by (used in) investing activities	(1,558)	(607,679)
Net cash provided by (used in) financing activities	667,399	(167,546)

Cash Flows from Operating Activities
For the year ended December 31, 2024, net cash provided by operating activities was $294.5 million resulting from net income of $2.4 million adjusted for non-cash depreciation and amortization expense, non-cash lease expense, amortization of our LTIP Awards, and profit-sharing partner compensation. Cash flows provided by operating activities were also impacted by changes in operating assets and liabilities of $173.8 million, primarily due to an $89.0 million decrease in performance fees receivable, a $62.7 million decrease in amounts due from affiliates, and a $72.7 million increase in accrued compensation and benefits, offset by a $56.1 million decrease in the affiliates fee rebate payable.
For the year ended December 31, 2025, net cash used in operating activities was $134.2 million, resulting from net income of $281.7 million, adjusted for non-cash depreciation and amortization expense, non-cash lease expense, and amortization of our LTIP awards and the deferred HHH Services Agreement premium amounting to $15.7 million, and a $110.7 million unrealized gain on investments held at fair value. Cash flows used in operating activities were also impacted by changes in operating assets and liabilities of $320.9 million, primarily due to a $264.7 million increase in performance fees receivable and a $292.8 million increase related to the deferred asset for the HHH Premium, offset by a $256.0 increase in accrued compensation and benefits.
Cash Flows from Investing Activities
For the year ended December 31, 2024, net cash used in investing activities was insignificant.
For the year ended December 31, 2025, net cash used in investing activities of $607.7 million was primarily related to the Howard Hughes Transaction.
Cash Flows from Financing Activities
For the year ended December 31, 2024, net cash provided by financing activities was $667.4 million consisting of $1.0 billion in proceeds from capital contributions as a result of the Strategic Investment and $16.4 million proceeds from loans, partially offset by $298.7 million of payments made for capital distributions, $80.5 million of loan repayments, and $16.5 million of payments made for offering costs related to the PSUS Shares and equity interests of Pershing Square Holdco, L.P.

For the year ended December 31, 2025, net cash used in financing activities of $167.5 million was primarily related to payments made for capital distributions.
Contractual Obligations and Commercial Commitments
The following table presents our contractual obligations and other commitments as of December 31, 2025:

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
2014 Line of Credit	$ 34,800	$—	$34,800	$—	$—
2021 Line of Credit	—	—	—	—	—
Interest on 2014 Line of Credit(1)	2,247	2,074	173	—	—
Operating lease obligations	$ 53,726	$ 6,429	$ 12,806	13,549	$ 20,942
(1)	Estimated interest payments on our 2014 Line of Credit include estimated future interest payments calculated using 5.96% interest rate in effect as of December 31, 2025.
Critical Accounting Policies and Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amounts of income and expenses during the reported period. While management believes that the estimates utilized in preparing the consolidated financial statements are reasonable and prudent, actual results could differ from those estimates.
An accounting policy is considered to be critical if the nature of the estimates or assumptions is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and the effect of the estimates and assumptions on financial condition or operating performance.
Consolidation
We consolidate all subsidiaries in accordance with GAAP and FASB ASC 810, Consolidation (“ASC 810”). We consolidate all entities that we control either as the primary beneficiary of a variable interest entity (“VIE”) or through a majority voting interest. We identify VIEs we must consolidate by evaluating (1) whether we hold a variable interest in an entity, (2) whether the entity is a VIE, and (3) whether our involvement would make us the primary beneficiary. Entities that do not qualify as VIEs are generally assessed for consolidation as voting interest entities (“VOEs”). Under the VOE model, we consolidate those entities for which we hold a majority voting interest. The determination of whether or not to consolidate a variable interest entity under GAAP, which may include our funds, requires a significant amount of judgment. As none of our funds are currently consolidated, the fees earned from our funds under our investment management agreements are recorded as revenue. If any of our funds become consolidated, the fees earned from the fund would be eliminated in consolidation.
In evaluating whether we hold a variable interest in an entity, fees we receive from the entity (including management fees and performance fees) that are customary and commensurate with the level of services we provide are not considered variable interests where we do not also hold other economic interests in the entity that would absorb more than an insignificant amount of the expected losses or returns of the entity.
If there are entities where we hold a variable interest, we must then determine whether each of these entities qualifies as a VIE and, if so, whether we are the primary beneficiary. In general, a VIE is a corporation, partnership, limited liability company, trust or any other legal structure used to conduct activities or hold assets that: (i) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (ii) has a group of equity owners that lack the power to direct its activities that significantly impact economic performance, or (iii) has a group of equity owners that do not have the obligation to proportionally absorb losses or the right to proportionally receive returns generated by its operations.
In evaluating whether we are the primary beneficiary of a VIE, we evaluate our economic interests in the entity held either directly or indirectly by us. VIEs are consolidated when an entity, as the primary beneficiary, holds a controlling financial interest in the VIE. An enterprise is deemed to have a controlling financial interest in a VIE if a) the enterprise has the power to direct the activities of a VIE that impacts the economic performance and b) the enterprise has the obligation to absorb losses, or the right to receive benefits that could potentially be significant to the VIE.
We have evaluated PSH, our private funds and other investment vehicles, our respective general partners and any affiliated entities, as applicable, for consolidation with us in accordance with ASC 810. As we do not hold economic interests in PSH, our private funds and other investment vehicles that would absorb more than an insignificant amount of their expected losses or returns, we do not hold a variable interest in any of PSH, our private funds and other investment vehicles. We also do not hold a majority of the voting interests in PSH, our private funds and other investment vehicles. As a result, PSH, our private funds and other investment vehicles are not required to be consolidated with us under ASC 810.
Prior to December 20, 2024, we consolidated the accounts of a trust for our corporate aircraft (the “Aircraft Trust”) created between us, as trustor, and Delaware Trust Company, as owner trustee, and the Aircraft Trust’s assets and liabilities and its results of operations are included in our consolidated financial statements.
We also consolidate the accounts of both PSUS, beginning February 15, 2024, and West Side Services, LLC as they are wholly owned subsidiaries.
Equity Method Investments
We recognize investments in entities which we can exercise significant influence over but do not control as equity method investments. Unless the fair value option is elected, under the equity method of accounting, the investor’s share of the underlying investment’s income or losses is recognized, and the carrying value of the investment is adjusted accordingly.
We have evaluated our investment in HHH and PSGP’s investment in PSLP and determined that we exercise significant influence over these investments and have elected to account for these investments at fair value with changes in fair value recorded in earnings.
Revenue Recognition
We recognize revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). Revenue is recognized when we transfer promised goods or services to customers in an amount that reflects the consideration to which we expect to be entitled to in exchange for those goods or services. ASC 606 requires an entity to: (i) identify the contract(s) with a customer, which includes assessing the collectability of the consideration to which it will be entitled in exchange for the goods or services transferred to the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when the entity satisfies a performance obligation.
Under the terms of the investment management agreements with the funds we manage, we generate revenues from (i) predictable and recurring management fees based on NAV, which are paid on a quarterly basis and (ii) annual performance fees based on NAV appreciation above a high-water mark. Performance fees are considered variable consideration and are therefore constrained and not recognized as revenue until it is probable that a significant reversal will not occur.
Performance fees include both performance fees earned in our capacity as the investment manager of PSINTL and PSH and performance allocations earned by the general partners of PSLP. In contrast to certain fund structures where carried interest allocations crystallize at the end of the life of the fund or upon liquidation, the performance fees and performance allocations we are eligible to receive are payable upon the occurrence of crystallization events, which include, but are not limited to, December 31 of each year, withdrawals from the private funds and PSH’s payment of a dividend. We recognize performance fees as revenue upon crystallization of such performance fees. We have concluded that only once crystallization has occurred is it probable that a significant reversal will not occur given the realization of any performance fees and performance allocations are subject to factors outside our control including market volatility.
Until December 31, 2024, we were also eligible to earn a performance allocation from PSVII Master, L.P. However, no performance allocation ever crystallized prior to the cessation of the fund’s operations.

Under the terms of the HHH Services Agreement, we also generate revenues from HHH, in exchange for the investment advisory and other services we provide to HHH, consisting of the HHH Base Management Fee and HHH Variable Management Fee. The HHH Variable Management Fee, if any, is calculated following the close of the final business day of each quarter. We have concluded that only once the final business day of the quarter has closed is it probable that a significant reversal of the HHH Variable Management Fee will not occur given the determination is subject to factors outside our control including market volatility.
Recent Accounting Developments
Information regarding recent accounting developments and their impact on Pershing Square, if any, can be found in Note 2, “Significant Accounting Policies” of the audited consolidated financial statements included elsewhere in this prospectus.
Quantitative and Qualitative Disclosures about Market Risk
Our exposure to market risks primarily relates to PSCM’s role as investment advisor to our funds and the impact of movements in the underlying value of their investments. Our management fees and performance fees are the primary sources of revenue that could be impacted. The underlying value of our funds’ investments may fluctuate in response to general equity and other market conditions.
We also have exposure to market risks from PSCM’s provision of investment advisory and other services to HHH pursuant to the HHH Services Agreement and the impact of changes in the market capitalization of HHH. The HHH Variable Management Fee is the source of revenue that could be impacted. The market capitalization of HHH may fluctuate in response to general equity and other market conditions.
Additionally, interest rate movements can adversely impact the amount of interest that we pay on debt obligations bearing variable rates.
Effect on Management Fees and Performance Fees
PSCM provides investment management services to our funds in exchange for a management fee. Such management fees increase or decrease in direct proportion to the effect of changes in the market value of the related funds.
PSCM also earns a quarterly management fee from our investment in HHH, consisting of the HHH Base Management Fee and HHH Variable Management Fee, in exchange for the investment advisory and other services provided to HHH. The HHH Variable Management Fee increases or decreases in direct proportion to the value of the HHH stock price relative to a reference price, subject to certain adjustments, at the end of each quarter.
PSCM also earns annual performance fees and allocations from our funds based on NAV appreciation above a high-water mark. The performance fees or allocation, if earned, are payable upon the occurrence of crystallization events, which include, but are not limited to, December 31 of each year, withdrawals from our private funds and PSH’s payment of a dividend. Changes in the fair value of the funds’ investments may materially impact performance fees and allocations depending upon the respective funds’ performance to date as compared to the high-water mark.
Exchange Rate Risk
As of December 31, 2025, we have foreign currency exchange rate exposure, because (1) our funds may hold investments or debt that are denominated in non-U.S. dollar currencies that may be affected by movements in the rate of exchange between the U.S. dollar and non-U.S. dollar currencies and (2) some of our portfolio companies do business globally and have exposure to currencies other than the U.S. dollar. Our funds often attempt to hedge some of their non-U.S. dollar currency exposure by issuing debt in non-U.S. currencies that the funds are exposed to or by entering into derivative transactions, principally forward contracts and occasionally foreign currency options.

Interest Rate Risk
Our exposure to interest rate risk is influenced primarily by changes in interest rates on interest payments related to our debt obligations. We had $34.8 million outstanding under our debt obligations as of both December 31, 2025 and December 31, 2024. See Note 6, “Debt Obligations” to our consolidated financial statements. Management periodically reviews our exposure to interest rate fluctuations and may implement strategies to manage the exposure. As of December 31, 2025, we did not have any interest rate swaps in place for these borrowings. Based on our debt obligations as of December 31, 2025, we estimate that interest expense relating to variable-rate debt would increase by approximately $0.3 million on an annual basis in the event interest rates were to increase one percentage point during the period.
Credit Risk
We maintain our cash with a federally insured financial institution. We invest substantially all of our cash in U.S. Treasury money market funds and U.S. Treasury bills. As of December 31, 2025, our cash balances not invested in money market funds were held in Federal Deposit Insurance Corporation insured bank accounts, which at times, may be in excess of federally insured limits.

BUSINESS
Pershing Square is a leading alternative asset manager with approximately $30.7 billion in total assets under management (“AUM”) and approximately $20.7 billion in fee-paying assets under management (“Fee-Paying AUM”), of which 96% is permanent capital, as of December 31, 2025. For the year ended December 31, 2025, we generated total revenue of approximately $762.5 million and GAAP net income attributable to Pershing Square Holdco, L.P. of approximately $249.8 million.
Permanent Capital
We view the stability of our capital base, substantially all of which is permanent capital, as one of our most important competitive advantages. Permanent capital allows us to take a long-term view and be opportunistic during periods of market volatility, without being exposed to the need to raise capital by selling assets to meet redemptions during such periods. We expect to continue to drive significant organic AUM growth by implementing our investment strategy and compounding our capital at high rates of return, in contrast to other asset managers whose growth requires fundraising first to maintain and then to grow fee-paying assets.
We believe our permanent capital AUM also enables superior, long-term investment returns and produces a financial profile for our business characterized by steady, predictable and recurring management fees because our results are less sensitive to the market for raising capital. Our financial profile further benefits from performance fees, earned and paid annually, contingent only on our funds’ mark-to-market appreciation above an annual high-water mark, rather than episodic and unpredictable realization events and the need to generate realized returns in excess of a preferred return or hurdle rate.
Permanent capital has been and is expected to continue to be a highly attractive talent attraction and retention tool, enabling us to hire and retain top analysts for our investment team and other high-quality employees throughout our company. Permanent capital and our long-term investment horizon are also excellent recruitment tools when our portfolio companies seek to hire experienced CEOs who prefer the stability and backing afforded by a significant long-term shareholder who is not required to seek an exit for its holdings due to investor redemptions or the necessity to exit due to their finite-lived funds.
Our Investment Strategy and Team
Our investment strategy has proven to be highly scalable and profitable because fewer professionals are required to manage a concentrated portfolio consisting of long-term holdings with limited trading activity. Over the last 22 years, we have developed the organizational talent and systems capable of managing an asset base many times larger than our current AUM.
We employ a disciplined, research-intensive approach to fundamental value investing to preserve and grow our permanent capital AUM at high rates of return using a set of core investment principles and opportunistic asymmetric hedges. From time to time, we may choose to complement our organic growth by selectively launching new permanent capital funds and other vehicles that leverage our brand and core competencies to create large ‘overnight’ (after the completion of a new offering or negotiated transaction) increases in our capital base without the requirement for significant new investment in personnel, infrastructure, and operating costs. The HHH Transaction and the combined offering are good examples of our growth strategy.
Founded in 2003, we are led by our Founder and Chief Executive Officer, William A. Ackman, who has spent 34 years in the alternative asset management industry. Mr. Ackman is supported by an experienced investment team who have an average of 15 years’ experience in the industry. Our investment team is highly aligned with our portfolio companies, fund investors and our stockholders due to, among other reasons, the $5.8 billion (as of December 31, 2025) invested by our employees and their affiliates in our funds and HHH, our approach to performance compensation, and our employee ownership of our company. We are headquartered in New York City and had 44 employees as of December 31, 2025.
In our core investment strategy, we seek to acquire long-term, large minority stakes in high-quality, predominantly North American-listed, large-capitalization companies at attractive valuations. We seek investments in companies with simple, predictable, free-cash-flow generative businesses, strong financial profiles, and exceptional management and governance in industries with significant barriers to entry and limited exposure to extrinsic factors we cannot control. We look for opportunities to assist portfolio companies in accelerating growth, increasing efficiency, improving capital allocation, managing through challenges and otherwise improving performance in order to generate long-term value.
On May 5, 2025, we completed the Howard Hughes Transaction, in which we acquired 15% of the shares outstanding of HHH (for a total interest in HHH of 47% including shares held by our core funds). We provide HHH with investment advisory, corporate development, transaction execution and capital markets advisory services to support HHH’s new diversified holding company strategy. In consideration of our services, HHH pays us the HHH Base Management Fee and the HHH Variable Management Fee (each as defined below). See “—Advisory Fees and Compensation—HHH Fees” for more information.
We complement our investment strategy by opportunistically utilizing hedges both to protect our funds’ portfolios against specific macroeconomic risks and to capitalize on market volatility. We typically structure our hedges using asymmetric instruments, such as options and credit default swaps, which offer the opportunity for large gains if potential risks occur without exposing our funds to significant costs or meaningful losses if such risks do not occur. Historically, we have reinvested the profits from these asymmetric hedges in existing portfolio positions and new investments during periods of market disruption when valuations are generally low. Our asymmetric hedging strategy has proven to be a substantial contributor to our investment strategy’s long-term performance.
Our Track Record
The graph below illustrates the cumulative net returns that an investor who invested in our first core fund, PSLP, at its inception on January 1, 2004 and transferred its capital account to our first core permanent capital fund, PSH, at its launch on December 31, 2012 would have received, as compared to the returns such investor would have received had it invested in the S&P 500 during the same time period.

Pershing Square Cumulative Net Returns vs. S&P 500
Since Inception Through December 31, 2025

(1)
Represents the cumulative net returns assuming an investor had invested in PSLP at its inception on January 1, 2004 and converted to PSH on December 31, 2012, after performance fees, management fees and other expenses incurred by each fund. See “Business—Advisory Fees and Compensation” for a description of applicable performance fees and management fees. Illustrates the hypothetical returns of an investor assuming these dates of investment in such funds. Actual performance returns of each investor in PSLP and/or PSH during this timeframe may have varied (in some cases, materially) and are dependent on a number of factors, including, but not limited to, the timing of an investor’s investment. For example, if an investor had invested in PSLP at a later date and/or had not converted from PSLP to PSH on December 31, 2012, its respective returns might have been lower. Illustrates the past performance of PSLP and PSH, and past returns are not indicative of future performance. This performance information is presented in connection with the offering of our common stock and is for illustrative purposes only. It is not the performance record of PSUS and should not be considered a substitute for the performance of PSUS. There can be no assurance that any of our funds will achieve comparable or greater results in the future, or that any of our funds will be able to implement their investment strategy or achieve their investment objective. Our funds’ investments may be made under different economic conditions and may include different underlying investments in the future. Furthermore, PSLP, PSH and the other funds and accounts managed by us prior to the combined offering are not registered under the 1940 Act, unlike PSUS, and, therefore, none of them are subject to the investment restrictions, leverage and derivative restrictions, diversification requirements and other regulatory requirements imposed on registered investment companies by the 1940 Act and on regulated investment companies by the U.S. Internal Revenue Code of 1986, as amended (the “Code”). If such funds or accounts had been registered under the 1940 Act and/or operated as regulated investment companies under the Code, their respective returns might have been lower and their ability to undertake certain transactions or investments may have been restricted. See the accompanying PSUS Prospectus for additional information about PSUS and the risks associated with an investment in PSUS Shares. The historical performance information presented herein does not reflect the impact of any sales load or transaction fees.

(2)
Represents the multiple of invested capital assuming an investor had invested in PSLP at its inception on January 1, 2004 and converted to PSH on December 31, 2012 equal to the Net Asset Value, after performance fees, management fees and other expenses incurred by each fund, divided by cumulative invested capital.

(3)
The S&P 500 is an unmanaged capitalization-weighted index that measures the performance of the large-capitalization segment of the U.S. market. The index includes 500 leading U.S. stocks representing all major industries. The S&P 500 does not reflect any fees, expenses or sales loads. It is not possible to invest directly in the S&P 500 index. The volatility of the S&P 500 presented may be materially different from that of the performance of our funds. In addition, the S&P 500 employs different guidelines and criteria than our funds; as a result, the holdings in our funds may differ significantly from the securities that comprise the S&P 500. The S&P 500 allows for comparison of our funds’ performance with that of a well-known, appropriate and widely recognized index; the S&P 500 is not intended to be reflective or indicative of our funds’ past or future performance.

(4)
Represents the cumulative net returns from investing in the S&P 500 with dividend reinvestment. Illustrates the hypothetical returns of an investor assuming these dates of investment in the S&P 500. Actual performance returns of each investor in the S&P 500 during this timeframe may have varied (in some cases, materially) and are dependent on a number of factors, including, but not limited to, the timing of an investor’s investment. If an investor had invested in the S&P 500 at a later date, for example, its respective returns might have been lower.

(5)	Represents the multiple of invested capital from investing in the S&P 500 with dividend reinvestment equal to total fair value divided by cumulative invested capital.
(6)
The three bear markets of the last 22 years were the global financial crisis in 2008; the COVID-19 pandemic in 2020; and the recent elevated interest rate environment in 2022. Our asymmetric hedging strategy has contributed to our substantial outperformance versus the S&P 500 during these bear markets.

As depicted in the chart above, the history of our firm may be thought of as comprising three distinct phases. In the first 12 years, our approach evolved from an initial period of transactional activism, in which we executed on value-creation opportunities by catalyzing corporate events, to a form of more “quiet” long-term corporate engagement as we established a reputation for helping portfolio companies create value. We went through a challenging period of underperformance from August 2015 to December 2017, after which we made a number of strategic changes, including ending active fundraising for our two open-ended private funds, Pershing Square, L.P. (“PSLP”) and Pershing Square International, Ltd. (“PSINTL”).
In January 2018, we began our “permanent capital era” by focusing on growing our permanent capital base through generating and compounding long-term returns and renewing our commitment to our core investment principles. On May 31, 2024, we sold a 10% interest in our business for $1.05 billion to a consortium of strategic investors (the “Strategic Investors”), which included institutions, family offices, and alternative asset management industry leaders (the “Strategic Investment”). In connection with the Strategic Investment, we completed an internal reorganization of our ownership structure pursuant to which PS Holdco became the parent company of PSCM. On May 5, 2025, we completed the Howard Hughes Transaction representing another milestone in our permanent capital strategy.
Our Funds and Investment Vehicles
We currently manage three primary investment funds, which we refer to as our existing core funds. Our fund investors include retail investors, high net worth individuals, family offices, funds of funds, and institutional investors. Our largest vehicle, Pershing Square Holdings, Ltd. (“PSH”), is a FTSE 100-listed, closed-end investment company publicly traded on the London Stock Exchange. With approximately $15.0 billion in Fee-Paying AUM, PSH accounts for approximately 73% of our total Fee-Paying AUM as of December 31, 2025. In addition, we manage two private funds, PSLP and PSINTL, with approximately $1.5 billion and $409 million in AUM, respectively, and $648 million and $225 million in Fee-Paying AUM, respectively, in each case, as of December 31, 2025. We no longer market our private funds to investors, but we keep the private funds open for employees and long-term investors of Pershing Square.
Certain of the existing investors in our private funds have agreed to redeem an aggregate of $316 million of their interests in the private funds (determined as of the date of this prospectus based on the private funds’ net asset value as of March 31, 2026) and apply eligible net proceeds of approximately $289 million from such redemption to acquire an aggregate of approximately 5.8 million PSUS Shares and receive an aggregate of approximately 1.7 million shares of our common stock in the combined private placement. The final net asset value used to determine the value at which interests in the private funds will be redeemed will be determined as of a redemption date prior to the completion of the PSUS IPO, and therefore, the amount set forth above will fluctuate as a result of any subsequent changes in net asset value until such redemption date.
Our core funds each have a similar investment program and generally invest in the same assets in similar proportions, subject to regulatory, tax, liquidity and other considerations.

Overview of Our Existing Core Funds, HHH and PSUS
As of December 31, 2025 (except in the case of PSUS)

(1)
As of December 31, 2025, PSH’s AUM includes bond proceeds of $2.3 billion and €1.15 billion (translated into USD at the prevailing exchange rate at the reporting date). As of December 31, 2025, PSH’s Fee-Paying AUM does not reflect the bonds outstanding.

(2)
As of December 31, 2025, HHH’s AUM reflects its market capitalization as of such date plus its net mortgages, notes, and loans payable as reported in its Quarterly Report on Form 10-Q for the quarter ending September 30, 2025.

*
In the case of AUM, represents the assumed aggregate offering sizes in the PSUS IPO and PSUS Private Placement, including amounts invested by us, and in the case of Fee-Paying AUM, represents the assumed aggregate offering sizes in the PSUS IPO and PSUS Private Placement, excluding amounts invested by us.

Following the combined offering, our core funds will include PSUS, which we expect to be our flagship NYSE-listed permanent capital vehicle, which will also pursue our core investment strategy and will represent a material expansion of our permanent capital AUM. As a registered and regulated investment company, PSUS will be subject to certain restrictions pursuant to the 1940 Act and the Code, including investment, leverage and derivative restrictions and diversification requirements. We do not anticipate that compliance with these restrictions will materially impede the ability of PSUS to pursue our core investment strategy. See “Risk Factors—Risks Relating to Our Funds and HHH and Our Investment Strategy—The PSUS IPO will cause a material portion of our Fee-Paying AUM to consist of registered investment company assets.”
Our Management and Performance Fees
Under the terms of the investment management agreements with the funds we manage, we generate revenues from (i) predictable and recurring management fees based on Net Asset Value, which are paid on a quarterly basis and (ii) other than with respect to PSUS, we receive annual performance fees based on NAV appreciation above a high-water mark. Generally, we pay our investment professionals and certain other employees our realized performance fees in excess of an amount allocated to us in the form of a preferred entitlement that we refer to as “Preferred Performance Fees.” Preferred Performance Fees are earned from the first five percentage points of fund returns, net of management fees, above the applicable high-water mark from certain core funds and subject to certain other offsettable fees.
To the extent realized performance fees are insufficient to pay us some or all of the Preferred Performance Fee, the unpaid portion accrues to subsequent crystallization periods until paid in full. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Components of Our Results of Operations—Income—Performance Fees—Allocation of Performance Fee Revenue” for additional information. We believe this Preferred Performance Fee arrangement results in recurring revenue that is less volatile and more predictable than conventional performance fee arrangements employed by other alternative asset managers, while enabling us to allocate substantial performance fees to compensate, attract and retain investment professionals and certain other employees.

Under the terms of the HHH Services Agreement, we also generate revenues from HHH, in exchange for the investment advisory and other services we provide to HHH, consisting of (i) a quarterly base fee of $3,750,000 (the “HHH Base Management Fee”) and (ii) a quarterly variable fee of 0.375% of the value of the HHH stock price relative to a reference price determined in accordance with the agreement (the “HHH Variable Management Fee” and together with the HHH Base Management Fee, the “HHH Fees”), in each case, subject to annual adjustments for inflation based on the Personal Consumption Expenditures Price Index, Excluding Food and Energy, as reported by the Bureau of Economic Analysis (the “Core PCE Price Index”). See “—Advisory Fees and Compensation—HHH Fees” for more information.
Since our founding in 2003, we have also raised capital through seven single-name, co-investment special purpose vehicles (“SPVs”) to increase economic exposure to certain investments. For example, in September 2021, we raised approximately $1.1 billion through PS VII Master, L.P. and its affiliated funds (collectively, “PSVII”) for our funds’ investment in Universal Music Group.
Our Core Investment Strategy
Our core investment strategy involves acquiring large minority stakes in high-quality, predominantly North American-listed, large-capitalization growth companies at attractive valuations during periods in which we believe they have underperformed their potential and/or when we believe they are undervalued because the market underestimates their potential or overestimates the impact of certain negative factors on their businesses. At any given time, we intend for our core funds to own a concentrated portfolio of such positions with the expectation of holding each position for the long term. We historically have not concentrated such positions in any one or group of industries.
This investment approach enhances our ability to operate efficiently as fewer investment professionals are required to manage a concentrated portfolio consisting of long-term holdings with limited trading activity. Our long-term investment horizon also increases our influence over our portfolio companies, provides stability and support for management teams and boards of directors of our portfolio companies, and serves as an excellent recruitment tool when our portfolio companies seek to hire world-class senior executives, all of which we believe help to drive our investment performance. We constructively engage with management teams and boards of directors of our portfolio companies with a goal of accelerating growth, increasing efficiency, improving capital allocation, managing through challenges, and/or better positioning companies which have underperformed or have unrecognized sources of value generation. As part of our corporate engagement, our investment professionals have from time to time served on the boards of our portfolio companies. Historically, we have shown that we can achieve meaningful influence over companies in which we invest and assist them in creating long-term value with ownership stakes that we have acquired at a lower price than the substantial premium that is typically required to be paid to obtain control of a company. For example, after initiating our investment in Chipotle Mexican Grill, Inc. in 2016, we were able to add new directors to the board, help identify and retain new senior leadership, and drive key strategic initiatives to execute a turnaround of the company.
Our collaborative investment process is an important competitive advantage of our firm. Our idea generation process yields more opportunities than we utilize, which allows us to allocate capital to only what we believe to be our best ideas. Investments are originated through a wide range of sources, including our proprietary library in which we continuously track, update and review hundreds of investments that we have considered over time. Our investment professionals have a working knowledge of a large number of companies and are the primary sources of our investment ideas. Each investment idea typically goes through an initial due diligence process conducted by a two-member investment team, at least one of whom typically has relevant industry expertise. The dedicated team conducts initial due diligence, reviews company and industry research, interviews industry experts, and does financial analysis to determine our initial view of a company’s business quality and intrinsic value.
Once sufficient work is completed and we determine that an investment idea meets the threshold of potential viability as an investment, Mr. Ackman, our Portfolio Manager, and/or Mr. Israel, our Chief Investment Officer, also conduct due diligence on the subject company. All investment proposals are formally presented and discussed in meetings with the investment team. We typically begin to acquire positions in approved ideas immediately upon investment team approval. Because compensation for our investment professionals is based on overall fund performance rather than the performance of any specific investment, our investment professionals are incentivized to deliver long-term, overall fund performance.

We complement our core investment strategy by seeking to identify and execute upon asymmetric hedges both to protect our funds’ portfolios against specific macroeconomic risks and to capitalize on market volatility. In order to generate asymmetric investment ideas, our investment professionals continuously analyze macroeconomic, political, and other global developments, which has the additional benefit of providing insights into macroeconomic considerations that are relevant for our current and potential future portfolio company investments. We believe that our individual company research with respect to our current and potential future portfolio company investments also yields variant macroeconomic insights, making our asymmetric hedging strategy highly synergistic with the research-intensive approach of our core investment strategy.
We believe our core investment strategy and commitment to always being a good partner to our investors have been responsible, in significant part, for the successful growth of our business; however, our strategy and approach to doing business comes with certain risks.
While we believe the concentrated portfolios of our core funds create operational efficiencies, they necessarily involve more exposure for our funds to the performance of each investment, with the attendant risk that a material loss in any one investment position could have a material adverse impact on the NAV of our funds and impact our results.
While our core investment strategy of acquiring non-controlling stakes generally enables us to avoid paying a control premium and gives us substantial influence over our portfolio companies, we face the risk that a portfolio company may make business, financial or management decisions contrary to our expectations or with which we do not agree or otherwise act in a manner that does not serve our interests. In the event a portfolio company were to resist or act against our influence, we may be forced to reconsider the investment value proposition, including whether to take a more engaged role in effectuating corporate change or exit the investment. For a discussion of other risks associated with our core investment strategy, see “Risk Factors—Risks Relating to Our Funds and HHH and Our Investment Strategy.”
We have historically taken steps to benefit our investors that in the short term can impact the fees we collect. For example, in an effort to address the persistent discount at which PSH trades to NAV, in February 2024, we expanded the fee offset arrangement that reduces the performance fees we receive from PSH as a function of the fees we receive from other funds we manage, including the management fees that we will receive from PSUS upon completion of the combined offering, in order to increase demand for PSH shares by making it a more attractive fund for investors. The goal of the revised fee offset arrangement is to eventually eliminate the incentive fees PSH pays by increasing the fee income from growing other existing and new funds under management. Similarly, in connection with the Howard Hughes Transaction, we reduced the management fees payable to PSCM by each of the core funds by an amount equal to the HHH Fees multiplied by the percentage of HHH’s shares outstanding held by each such fund attributable to its fee-paying capital. While such extra-contractual givebacks to our investors have an economic cost to us, we believe that our reputation for being a good partner to our investors, even if not required by the governing fund contracts, has been and will continue to be a long-term driver of Pershing Square Inc.’s long-term intrinsic value.
HHH’s Diversified Holding Company Strategy
On May 5, 2025, we completed the Howard Hughes Transaction pursuant to which we intend to transform HHH, a long-term holding of our core funds, into a diversified holding company. As a first step, on December 17, 2025, HHH entered into an agreement to acquire Vantage, a privately held specialty insurance and reinsurance holding company, for approximately $2.1 billion in cash.
The Vantage Acquisition is expected to close in the second quarter of 2026, subject to customary regulatory approvals and closing conditions. We believe that the Vantage Acquisition will anchor HHH’s transformation into a diversified holding company by combining our investment capabilities with Vantage management’s insurance expertise and operations, enabling HHH to build and grow a profitable insurance company, which has the potential to serve as an important source of long-term value creation for HHH and our shareholders. HHH has also announced that, over time, it intends to acquire controlling ownership of high-quality, durable growth public and private operating companies, while continuing to invest in and grow its MPC real estate business.
PSCM intends to manage the assets of Vantage’s insurance company subsidiaries in accordance with applicable regulatory and rating agency requirements. Subject to applicable law, PSCM plans to invest such assets primarily in fixed income securities (including U.S. Treasury bills) and common stocks of public companies in a manner consistent with the investment strategy of our core funds. Accordingly, we believe

PSCM’s strategy for managing the assets of Vantage’s insurance company subsidiaries will be highly synergistic to our core funds’ investment strategy and our own cash management practices. PSCM also plans to manage the assets of Vantage’s insurance company subsidiaries in a low-leverage fashion, meaning that they will write relatively small amounts of premium relative to capital, with the result that they will likely have lower ratios of invested assets to capital than a typical U.S. property-and-casualty insurance company. We believe this low-leverage approach will allow Vantage’s insurance company subsidiaries to prudently invest a relatively higher percentage of their respective assets in common stocks, as opposed to fixed income securities, compared with a typical U.S. property-and-casualty insurance company. Accordingly, we expect Vantage’s insurance company subsidiaries will be able to generate higher returns on their assets compared with more highly leveraged U.S. property-and-casualty insurance companies, which generally derive their profits principally from underwriting and a predominantly fixed-income investment strategy.
We will support HHH’s new diversified holding company strategy by providing HHH with investment advisory and other services that leverage our existing core competencies. For example, we believe the idea generation and diligence processes we utilize in our core investment strategy, as well as our extensive track record and reputational equity from working closely with portfolio companies and institutional investors throughout our history, will allow us to help HHH successfully pursue privately negotiated control investments. In addition, we believe the variant insights from our asymmetric hedging strategy, which has proven to be a substantial contributor to our long-term investment performance, will allow us to help protect HHH against macroeconomic risks and to capitalize on market dislocations. We believe our investment acumen, transactional experience and operational infrastructure will assist us in creating long-term value at HHH.
Although we expect the investment strategy of HHH will differ in some respects from that of our core funds, including, for example, with respect to the Vantage Acquisition and acquisition of controlling ownership stakes in operating companies, we anticipate that the type of companies in which HHH will acquire controlling interests will be sufficiently similar to the type of companies in which our core funds invest (i.e., companies with simple, predictable, free-cash-flow generative businesses), but of substantially smaller size. In addition, we expect to invest the assets of Vantage’s insurance company subsidiaries in fixed income securities and common stocks of public companies in a manner consistent with the investment strategy of our core funds. As such, we do not anticipate that the Howard Hughes Transaction will require us to materially increase our fixed costs or headcount or disrupt the operation of our core funds.
There are challenges and risks inherent in the Howard Hughes Transaction. Transforming HHH into a diversified holding company will be a new and complex process for us, and there can be no assurance that the anticipated benefits of the transaction will be fully realized. For a discussion of risks associated with the Howard Hughes Transaction, see “Risk Factors.”
Our History and Evolution
Throughout our history, we have demonstrated an ability to drive value through active engagement with our portfolio companies and their boards of directors and management teams. In the initial period following our founding in 2003, we focused on transactional activism where we invested in undervalued companies in which we believed substantial shareholder value could be created by our catalyzing corporate events such as spinoffs, strategic asset or corporate transactions, and/or changes in corporate structure. In this initial period, we did not yet have sufficient reputational equity or credibility with management teams, boards of directors, and stockholders to exert influence in the boardroom without transactional activism.
Over time, our approach began to evolve toward deeper long-term active operating engagements. For instance, in 2010, Mr. Ackman joined the board of directors of General Growth Properties, Inc. (“GGP”) and led a financial restructuring with the perspective and influence of a major common stockholder, which included the identification and recruitment of new management for the company. In 2012, we won a proxy fight for control of the board of directors of Canadian Pacific Railway (now known as Canadian Pacific Kansas City), replaced the substantial majority of the incumbent board with our nominees, and then proceeded to recruit a leading industry veteran to lead a turnaround of the company. In 2016, our affiliates joined the board of Chipotle Mexican Grill, Inc. in the midst of a food safety crisis and assisted the company in recruiting a new CEO and senior leadership team who executed a successful turnaround. We believe that these and other such corporate engagements and our record of recruiting experienced senior leadership have allowed us to steadily establish a reputation and credibility as a preferred partner to portfolio companies and their shareholders, especially during challenging periods at these businesses.
Prior to 2014, we primarily raised capital through private funds with periodic redemption rights. One historical impediment to our strategy of long-term corporate engagements was the open-ended nature of our capital base where the liquidity needs of our shorter-term fund investors were inconsistent with our long-term investment horizon. In 2014, PSH converted into a closed-end investment company and listed its shares on Euronext Amsterdam in a $2.9 billion IPO, the largest European IPO of 2014, to become our first publicly traded permanent capital fund with $6.2 billion in AUM at the completion of the offering (PSH subsequently listed on the London Stock Exchange in May 2017 and recently delisted from Euronext Amsterdam in January 2025). At that time, as of October 1, 2014, 34% of our assets under management for our funds and other investment vehicles was in the form of permanent capital.
In 2015, we made an investment that led to a period of poor investment performance, during which our investment strategy’s annual returns substantially underperformed that of the S&P 500. The loss on this one investment had a disproportionate effect on our overall fund performance because market participants sold and/or shorted our portfolio company holdings and attempted to cause a short squeeze by buying stock in the one company we were short. They did so because they believed, correctly as it turned out, that the occurrence of a large publicly visible loss on one high-profile investment would trigger investor redemptions and require us to liquidate positions in our two open-ended funds, PSLP and PSINTL, which comprised approximately two-thirds of our assets under management at that time.
In 2017, we reflected on the root causes of our underperformance and formulated a turnaround strategy, which we believe has been largely responsible for our funds’ track record of substantial outperformance since that time. Our turnaround strategy consisted of four pillars: (1) exiting the problematic investments, which included exiting activist short selling as an investment strategy (though short selling had never been a material component of our investment strategy); (2) restructuring Pershing Square into a smaller investment-centric organization; (3) stabilizing our capital base by the purchase by our Founder and other employees of a large minority ownership interest in PSH; and (4) reinforcing the implementation of our core investment principles.
Early in 2018, we announced that we would no longer seek to raise capital for our two open-ended funds. This decision to focus on PSH and permanent capital was largely driven by our experience in our challenging period. Through compounded returns, net of dividends and stock buybacks of 29.5% of shares outstanding, PSH has grown organically to reach $15.0 billion in Fee-Paying AUM as of December 31, 2025. Including the Fee-Paying AUM of HHH, permanent capital represents 96% of our Fee-Paying AUM as of December 31, 2025. Permanent capital will represent an even greater portion of our Fee-Paying AUM following the completion of the PSUS IPO.
At the time we launched PSH, we believed the ability to earn a performance fee was critical to our ability to attract and retain talent. We chose a listing venue outside of the United States for PSH where applicable regulatory requirements would not preclude us from earning a performance fee. Organizing PSH as a non-U.S. fund listed outside of the United States has presented certain challenges. We believe that certain tax attributes of PSH make it an unattractive investment for many taxable U.S. investors. Furthermore, applicable regulatory restrictions both limit the ability of many U.S. investors to own PSH and inhibit our ability to market PSH to U.S. investors. We believe that these factors have caused PSH to trade at a discount to its NAV.
The establishment of PSUS represents the next evolution of our strategy. As our flagship NYSE-listed permanent capital vehicle which charges only a management fee and without the regulatory marketing limitations, U.S. ownership restrictions, and unfavorable tax characteristics of PSH for U.S. taxpayers, we believe that PSUS will not experience the challenges inherent to PSH and other offshore closed-end investment companies.
Our shift to a permanent capital strategy has enabled us to minimize marketing and fundraising efforts, allowing our investment professionals to dedicate substantially all of their business time and attention to the identification, monitoring and oversight of our portfolio companies. Our permanent capital base has enabled us to invest with a long-term ownership horizon as we are no longer beholden to the risks of short-term investor capital flows, which we experienced during our challenging period. Our last activist investment was initiated in 2016, and our investment approach is now characterized by constructive and productive corporate engagements. By exiting short selling as an investment strategy, our funds are also no longer exposed to the risk of a short squeeze.

We believe the benefits from our investment strategy’s evolution are significant, as our current approach focused on long-term constructive engagement and investment in high-quality large-capitalization companies is highly scalable, allowing us to continue to generate high returns and compound our assets and reputational equity over the long-term.
Our Market Opportunity
As alternative asset management remains a broadly attractive and growing industry, we believe our differentiated business model positions us to capitalize on favorable market trends:
Greater Equity Market and Single-Name Stock Price Volatility
In recent years, there has been significant equity market and single-name stock price volatility, even for large publicly traded companies. We believe this volatility is due to several factors. Index funds have increasingly become the largest effectively permanent owners of a growing percentage of the market capitalization of public companies. This large index ownership has increased the impact that short-term, highly leveraged investors who rapidly buy and sell securities can have on price discovery as such investors now comprise a growing percentage of the daily trading of companies. Because these shorter-term investors generally have a low tolerance for mark-to-market losses, this creates large amounts of stock price volatility for even the largest companies that disappoint or surprise investors. Unexpected macroeconomic data and unanticipated geopolitical events have also contributed to market volatility. We believe such volatility is beneficial to concentrated, long-term, fundamental value investors that manage permanent capital as it can create attractive buying opportunities coupled with a high degree of share price liquidity.
Democratization of Alternative Investments
Individual investors are expected to be the fastest growing segment among investors allocating to alternative assets and are projected to increase their alternatives allocations from $4 trillion to $13 trillion over the 10-year period from 2022 to 2032. High minimum initial investment commitment requirements and limited liquidity have historically been and in some cases remain barriers for individual investors to invest in alternative investments. We believe we are well positioned to benefit from the democratization of alternative investments as PSUS will not have any minimum investment requirements, and retail investors, following the PSUS IPO, will be able to purchase PSUS Shares directly on the NYSE.
Retail Investor Growth in Public Equity Market Participation
Direct ownership of stocks increased from 15% to 21% of U.S. families between 2019 to 2022, the largest change on record, according to the U.S. Federal Reserve. PSUS, which we expect will be our flagship NYSE-listed permanent capital vehicle, will be our first fund marketed to both U.S. retail and institutional investors.
Our Competitive Strengths
Track Record of Outperformance
We have a strong track record of low-correlated outperformance and resilience driven by investment discipline, constructive engagement with our portfolio companies, and profits from our unique asymmetric hedging strategy. Our core investment strategy has exhibited relatively low market correlation to the broader equity market (i.e., average returns of the investment strategy, net of fees, have been higher than the broader equity market during times in which the returns of the broader equity market declined and similar to the broader equity market during times in which the broader equity market increased). Our permanent capital strategy has generally proven to be defensive in down markets, outperforming the S&P 500 during the global financial crisis, the COVID-19 pandemic, and the recent elevated interest rate environment, as illustrated in the graph above titled “Pershing Square Cumulative Net Returns vs. S&P 500.” We have underperformed the S&P 500 in certain years, for example, during our challenging period from 2015 to 2017, and in 2024 when our performance lagged the overall performance of the S&P 500. Our long-term goal is to substantially outperform market indexes; however, we do not expect to outperform the stock market each year.

The chart below presents the annualized net returns an investor who invested in PSH would have experienced from January 1, 2018, the beginning of our current permanent capital era, through December 31, 2025, as compared to the returns such investor would have received had it invested in the S&P 500 during the same time period.
Pershing Square Permanent Capital Era Annualized Net Returns vs. S&P 500
From January 1, 2018 Through December 31, 2025

(1)
Represents the annualized net returns from investing in PSH, after performance fees, management fees and other expenses incurred by the fund. See “—Advisory Fees and Compensation” below for a description of applicable performance fees and management fees. Illustrates the past performance of PSH, and past returns are not indicative of future performance. If the annualized net returns from investing in PSLP and PSINTL from January 1, 2018 through December 31, 2025, after performance fees, management fees and other expenses incurred by such funds, were also included, the annualized net returns of our core funds, on a weighted-average aggregate basis, would have been 22.3%, representing 800 bps of outperformance per annum versus the S&P 500. The lower net returns of our core funds, on such aggregate basis, versus of PSH are primarily attributed to the higher percentage payable as performance fees by PSLP and PSINTL, as compared to PSH, and the fact that PSLP and PSINTL do not employ leverage in the form of low-cost, long-term debt in pursuing our core investment strategy, unlike PSH. This performance information is presented in connection with the offering of our common stock and is for illustrative purposes only. It is not the performance record of PSUS and should not be considered a substitute for the performance of PSUS. There can be no assurance that any of our funds will achieve comparable or greater results in the future, or that any of our funds will be able to implement their investment strategy or achieve their investment objective. Our funds’ investments may be made under different economic conditions and may include different underlying investments in the future. Furthermore, PSH and the other funds and accounts managed by us prior to the combined offering are not registered under the 1940 Act, unlike PSUS, and, therefore, none of them are subject to the investment restrictions, leverage and derivative restrictions, diversification requirements and other regulatory requirements imposed on registered investment companies by the 1940 Act and on regulated investment companies by the Code. If such funds or accounts had been registered under the 1940 Act and/or operated as regulated investment companies under the Code, their respective returns might have been lower and their ability to undertake certain transactions or investments may have been restricted. See the accompanying PSUS Prospectus for additional information about PSUS and the risks associated with an investment in PSUS Shares. The historical performance information presented herein does not reflect the impact of any sales load or transaction fees.

(2)
The S&P 500 is an unmanaged capitalization-weighted index that measures the performance of the large-capitalization segment of the U.S. market. The index includes 500 leading U.S. stocks representing all major industries. The S&P 500 does not reflect any fees, expenses or sales loads. It is not possible to invest directly in the S&P 500 index. The volatility of the S&P 500 presented may be materially different from that of the performance of our funds. In addition, the S&P 500 employs different guidelines and criteria than our funds; as a result, the holdings in our funds may differ significantly from the securities that comprise the S&P 500. The S&P 500 allows for comparison of our funds’ performance with that of a well-known, appropriate and widely recognized index; the S&P 500 is not intended to be reflective or indicative of our funds’ past or future performance.

Permanent Capital with a Capital-Light, High-Growth Business Model
We believe that we are the only publicly traded alternative asset manager with permanent capital comprising nearly all of our AUM, with a small single-digit percentage of our Fee-Paying AUM in our two private funds comprised of investors who have invested with us for many years, typically a decade or more. We define “permanent capital” as capital that is not subject to withdrawal or redemption at the option of the fund investor or stockholder. In contrast to the non-traded “perpetual” capital vehicles sponsored by other alternative asset managers, PSH does not have any redemption provisions or mandatory share repurchase requirements that are at the election of the fund investor or stockholder, and has comparatively low distributions as a percentage of NAV. Similarly, any return of capital by HHH, a NYSE-listed operating company, whether in the form of dividends or share repurchases, would be made only at the discretion of its board of directors and not at the election of its stockholders, and HHH intends to retain all of its capital for long-term investment. As of December 31, 2025, 96% of our Fee-Paying AUM is permanent capital. Permanent capital will represent an even greater portion of our AUM following the completion of the PSUS IPO and the continued growth of HHH.
Composition of Fee-Paying AUM
As of December 31, 2025

We view the stability of our capital base, substantially all of which is permanent capital, as one of our most important competitive advantages. Permanent capital allows us to take a long-term view and be opportunistic during periods of market volatility without being exposed to the need to raise capital by selling assets to meet redemptions during such periods. We expect to continue to drive significant organic AUM growth by implementing our investment strategy and compounding our capital at high rates of return, in contrast to other asset managers whose growth requires fundraising first to maintain and then to grow their managed assets. We believe our permanent capital enables us to generate superior, long-term investment returns and produces a financial profile for Pershing Square that is characterized by steady, predictable and recurring fees. Because we do not require the headcount and other substantial costs required of a large fundraising operation, we can achieve greater operating leverage as our AUM can grow without the need to increase the size of our organization.
Permanent capital has also been and is expected to continue to be a highly attractive talent attraction and retention tool, allowing us to hire and retain top analysts for our investment team and other high-quality employees throughout our company. Permanent capital and our long-term investment horizon are also excellent recruitment tools when our portfolio companies seek to hire experienced senior executives who prefer the stability and backing afforded by a significant long-term shareholder who is not required to seek an exit for its holdings due to investor redemptions or investment holding periods due to fund life considerations.
Our permanent capital base is managed through durable contractual arrangements. Our investment management agreement with PSH can only be terminated with the approval of 66 2/3% of the voting shares and 66 2/3% of the public shares of PSH. Because our Founder and certain of our other employees, together with their affiliates, directly or indirectly hold 28% of the outstanding public shares of PSH at December 31, 2025, a decision to terminate the investment management agreement as of such date would have required the affirmative approval of 93% of the remaining outstanding public shares. Moreover, as described in “Certain Relationships and Related Person

Transactions—Other Transactions—Our Right to Acquire PSH Shares,” we will have the right to acquire the shares of PSH held by our Founder and certain of our other current and former employees and their affiliates at any time after the ninth anniversary of the Corporate Conversion and on or prior to the tenth anniversary of the Corporate Conversion.
Similarly, the HHH Services Agreement has an initial 10-year term, with successive automatic 10-year renewal terms unless the agreement is terminated or not renewed in accordance with its terms. The HHH Services Agreement may not be terminated by HHH except in limited prescribed circumstances such as fraud, misrepresentation or embezzlement by PSCM and with the approval of two-thirds of the disinterested members of its board of directors or in the event of a sale of the company which must be approved by a majority vote of the board of directors and a subsequent vote of a majority of shareholders present at a shareholder meeting. We note that Pershing Square Inc. and our core funds own 47% of the outstanding shares of HHH. HHH may only elect not to renew the HHH Services Agreement if the non-renewal is approved by a unanimous vote of the disinterested members of its board of directors and by holders of at least 70% of the outstanding shares of HHH common stock, excluding any shares held by us or our affiliates. Under the HHH Standstill Agreement, we, and our affiliates, are generally limited to an ownership cap of 47% and a voting cap of 40% of the outstanding shares of HHH common stock. See “—Termination of Investment Management Agreements and HHH Services Agreement and Key Man Protection” below for additional information.
Recurring Fee-Related Earnings Stream
We generate substantially all of our revenue from management fees and performance fees. We retain all of the management fees earned from our funds. We pay our investment professionals and certain other employees our realized performance fees in excess of an amount allocated to us in the form of a preferred entitlement that we refer to as “Preferred Performance Fees.” Preferred Performance Fees are performance fees earned on the first five percentage points of fund returns, net of management fees, above the applicable high-water mark for certain of our core funds and subject to certain other offsettable fees. To the extent realized performance fees from a fund are insufficient to pay us some or all of the Preferred Performance Fee in any year, the unpaid portion accrues to subsequent periods until paid in full. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Components of Our Results of Operations—Income—Performance Fees—Allocation of Performance Fee Revenue” for an illustration of our Preferred Performance Fee arrangement for the allocation of performance fee revenue, as well as the relevant high-water marks, over the six-year period ending December 31, 2025.
We have structured the Preferred Performance Fees as a senior claim on our funds’ performance fees to increase the stability and certainty of these future cash flows to Pershing Square Inc. Because our Preferred Performance Fees are paid from the first dollars of realized performance fees, which are contingent on the mark-to-market appreciation in the NAV of our funds above an applicable high-water mark, the amount of the Preferred Performance Fees that is paid in any year can vary depending upon the performance of our funds. In other words, if a fund does not generate a 5% return, net of the management fee, the amount of Preferred Performance Fees from that fund will be lower than if the fund generated a return in excess of 5% net of the management fee. The applicable high-water mark used to calculate the Preferred Performance Fees also can vary from year to year depending on changes in the Net Asset Value and the amount of fee-paying capital in a fund. Because the Preferred Performance Fees are paid from the first dollars of fund profit and are accrued in the event there are insufficient fund returns in any one year, as long as each fund that pays performance fees generates a 5% annual return, net of the management fee, over the long-term, the Preferred Performance Fees will be fully paid.
We believe that our Preferred Performance Fee arrangement results in recurring revenue that is less volatile and more predictable over the long-term when compared with conventional performance fee arrangements for two reasons: (1) our performance fees are paid annually subject only to our funds generating a return in excess of their high-water mark, and (2) our performance fees are determined based on mark-to-market returns including realized and unrealized gains. The structure of our Preferred Performance Fee arrangement makes for more consistent and stable cash flows compared to the performance fees of other alternative investment managers whose private equity funds generally require the sale of an asset at a price which generates cash returns in excess of a preferred return or hurdle rate. As a result of our Preferred Performance Fee arrangement, we believe that effectively all of our revenues from management fees and Preferred Performance Fees can be considered to be stable and recurring fee-related earnings.

Core Investment Strategy Creates a High-Margin Business with a Largely Fixed Cost Base
Our core funds each have a similar investment program, which is to acquire long-term, large minority stakes in high-quality, predominantly North American-listed, large-capitalization companies at attractive valuations. Our core funds generally invest in the same assets in similar proportions, subject to regulatory, tax, liquidity and other applicable considerations. We view our core investment strategy as an important competitive advantage as we allocate capital only to our best ideas. Our core investment strategy also has proven to benefit from economies of scale, as, in general, the greater our percentage ownership of a company, the greater our influence over that company, influence which has helped us drive portfolio company and fund performance as well as organic growth in our AUM.
Our core investment strategy has proven to be highly scalable because fewer investment professionals are required to manage a concentrated portfolio consisting of long-term holdings with limited trading activity. We have nine investment professionals managing $30.7 billion in AUM as of December 31, 2025, and believe that we can significantly increase our AUM without materially increasing our headcount, infrastructure or other assets. The result is a high-margin operating model with a primarily fixed cost base (which excludes incentive compensation-related expense which is paid to employees out of realized performance fees only after first allocating to the Company the accrued Preferred Performance Fee).
Our business is also minimally capital intensive, apart from investments we make alongside other investors when we have launched new funds or completed corporate transactions. In light of our largely fixed cost base, highly scalable investment strategy, and minimal capital intensity, we benefit from substantial operating leverage as we grow our AUM.
History of Capital Markets Innovations
From time to time throughout our history, we have complemented our organic growth in AUM by launching new funds or completing innovative transactions that leverage our core competencies to create large ‘overnight’ increases in our Fee-Paying AUM without requiring significant new investments in infrastructure and operating costs. We have been at the forefront of two pronounced recent shifts in the asset management industry: the democratization of alternative investments and the surge in retail investor participation in public equity markets. For example, in 2014, we converted PSH into a closed-end investment company and listed its shares on Euronext Amsterdam (and later listed PSH on the London Stock Exchange in May 2017). As a result of PSH’s public listing on the London Stock Exchange, PSH became our first publicly traded permanent capital fund with AUM of $6.2 billion as of October 2014.
In July 2020, our core funds sponsored the largest special purpose acquisition company (“SPAC”) in history, Pershing Square Tontine Holdings, Ltd. (“PSTH”), which raised $4 billion in its initial public offering, before it was ultimately liquidated and all capital raised was returned to investors in 2022 due to PSTH’s inability to close a transaction with Universal Music Group (“UMG”) because necessary regulatory approvals were unable to be obtained in a timely fashion. We fulfilled our obligation to acquire 10% of UMG by acquiring the stake directly in our core funds along with a co-investment vehicle which we raised for that purpose.
We created a new form of acquisition company, Pershing Square SPARC Holdings, Ltd. (“SPARC”), a special purpose acquisition rights company, which we believe to be a more efficient and improved successor to the traditional SPAC, thereby providing investors in PSTH a free option to invest in our next acquisition company transaction. Our registration statement for SPARC became effective on September 29, 2023. SPARC has no founder stock, shareholder warrants, or underwriting fees, and represents a highly efficient approach to going public with Pershing Square as an anchor, committed capital sponsor. On April 7, 2026, we announced that we had made a proposal to the UMG board of directors concerning a business combination transaction in which UMG would merge with SPARC, with the newly merged company becoming a Nevada corporation listed on the NYSE. The proposal contemplates that our core funds would waive their sponsor warrants in SPARC. There is no assurance that our proposal will be accepted by UMG or result in the transaction we proposed or any other transaction.

The launch of PSUS, which would be our first flagship NYSE-listed permanent capital vehicle, will be our first fund marketed to both U.S. retail and institutional investors. Subject to the applicable requirements of the 1940 Act and the Code, as discussed elsewhere, PSUS is designed to be a near-mirror image of PSH, but without performance fee compensation and the regulatory marketing limitations, U.S. ownership restrictions, and tax characteristics of PSH.
The Howard Hughes Transaction has enabled us to create a permanent capital vehicle in a corporate form that we intend to use to acquire controlling interests in public and private companies and, as a result of the Vantage Acquisition, to build a profitable insurance company whose assets we will manage.
PSUS IPO Will Substantially Increase Our Fee-Paying AUM
The PSUS IPO will materially increase our permanent capital and our Fee-Paying AUM, which will lead to substantial growth in our predictable and recurring management fee revenue and fee-related earnings. PSUS will pursue our core investment strategy enabling it to leverage our existing investment acumen and infrastructure. We believe the launch and management of PSUS will not require an increase in our fixed costs, making the additional revenue from PSUS a highly material contribution to our earnings and cash flows. See “Unaudited Pro Forma Consolidated Financial Information” and the accompanying PSUS Prospectus for additional information on PSUS.
Howard Hughes Transaction Drives Long-Term Value Creation
We believe the Howard Hughes Transaction will allow us to build a fast-growing, high-returning diversified holding company that acquires control positions in companies meeting our criteria for business quality and durable growth alongside continued growth in the cash flows from HHH’s MPC real estate business. Our first initiative for HHH was to acquire or create an insurance company, the investment assets of which would be managed by PSCM. On December 17, 2025, HHH entered into an agreement to acquire Vantage, a privately held specialty insurance and reinsurance company, for approximately $2.1 billion in cash.
The Vantage Acquisition is expected to close in the second quarter of 2026, subject to customary regulatory approvals and closing conditions. We believe that the Vantage Acquisition will anchor HHH’s transformation into a diversified holding company by combining our investment capabilities with Vantage management’s insurance expertise and operations, enabling HHH to build and grow a profitable insurance company, which has the potential to serve as an important source of long-term value creation for HHH and our shareholders. PSCM intends to manage the assets of Vantage’s insurance company subsidiaries similarly to how we manage the assets of our core funds, but with consideration to issues particular to regulated insurance companies.
We view the Howard Hughes Transaction as highly synergistic to our core investment strategy and competencies. We intend to leverage the idea generation and diligence processes we utilize in our core investment strategy, along with our extensive track record and reputational equity developed from working closely with portfolio companies, to assist HHH in pursuing privately negotiated control investments. We also intend to leverage our variant insights from our asymmetric hedging strategy to help protect HHH from macroeconomic risks and to capitalize on market dislocations.
We believe the Howard Hughes Transaction will not require us to materially increase our fixed costs or headcount, making the additional value created from such transaction, including from the quarterly HHH Fees paid to PSCM, highly accretive to our earnings and cash flows.
Highly Collaborative Culture and Reputation as a Preferred Partner to Portfolio Companies
We believe our firm’s unique culture is fundamental to our success. Our company combines investment excellence with a flat organizational structure. Each member of our investment team plays a meaningful role in the construction and management of our portfolio. Our collaborative partnership culture, permanent capital base, the highly attractive economics of our business and our approach to employee compensation have resulted in limited employee turnover.
Our collaborative culture is also demonstrated by our track record of constructive engagements with boards of directors and oversight of our portfolio companies, which has allowed us to establish an excellent reputation and credibility as a preferred partner. We believe our reputation has been an important driver of our outperformance since inception, allowing us to garner substantial influence and drive long-term value creation in our portfolio companies without paying a control premium.

Alignment of Interests
We believe we have successfully built a business model that aligns our interests with our portfolio companies, investors in our funds, and the stockholders of Pershing Square Inc. Our employees and their affiliates’ capital invested in our funds and HHH totaled $5.8 billion as of December 31, 2025, accounting for approximately 26% of the aggregate value of our funds’ NAV, before any accrued performance fee, and HHH’s market capitalization, which is substantially higher, both as a percentage and absolute dollar investment, than the typical amount of sponsor investments of other alternative asset manager teams. We also have agreed to increase our existing $17.1 million investment in PSUS to $150 million by investing $100 million in common shares in the PSUS Private Placement and an additional $50 million in a private placement of preferred shares to be issued by PSUS in connection with and upon completion of the PSUS IPO. Our employees will own the substantial majority of Pershing Square Inc. shares after the combined transaction.
Our employee compensation is tied to aggregate fund performance rather than the performance of any one or more portfolio companies or investments of our funds. Our Preferred Performance Fee arrangement increases our alignment with our investors as the substantial majority of our investment professionals’ compensation comes from performance fees remaining after payment by PSCM of the Preferred Performance Fee to us. For additional information, see “Summary—Reorganization Transactions” and “Summary—Implications of Being a Controlled Company.” To further align certain of our senior professionals with our long-term investment horizon, in connection with the combined offering, certain of our senior professionals will receive interests in PS Partner Group that may become redeemable, subject to certain conditions, for shares of our common stock held by PS Partner Group. See “Executive Compensation—Compensation Arrangements To Be Adopted in Connection with the Combined Offering—Redeemable Interests in PS Partner Group.”
To minimize circumstances that may lead to or give the appearance of conflicts of interest with our fund investors, we maintain policies that restrict the type of investments our employees can make in their personal accounts and require regular disclosure to us of their personal securities holdings and transactions.
Our Growth Strategy
We intend to drive long-term shareholder value by pursuing a growth strategy of compounding our permanent capital at high rates of return and by launching new permanent capital funds and executing corporate transactions, like the HHH Transaction, that will enable us to grow our permanent capital assets.
Generate High Rates of Long-Term Returns To Drive Organic Growth in Fee-Paying AUM
Generating high rates of long-term returns is key to our strategy and has been fundamental to our ability to scale our business over time. Since our founding, a long-term investment in our funds has generated substantially superior returns for investors versus an investment in the S&P 500, our benchmark index. Our strategy has proven to be highly scalable because fewer investment professionals are required to manage a concentrated portfolio consisting of long-term holdings with limited trading activity, and because our long-term, large ownership stakes increase our influence over our portfolio companies, which we believe helps to drive our investment performance.
We view our selective asymmetric hedging strategy as highly synergistic to our core investment strategy and a superior alternative to a large cash position or a continuous hedging program, both of which can be a significant drag on long-term performance. Accordingly, we believe that our core investment strategy complemented by our asymmetric hedging strategy will allow us to continue to compound our permanent capital at high rates of return, creating continued rapid organic growth in our AUM. Because of our high-margin, minimally capital-intensive operating model, our growth in Fee-Paying AUM from investment returns and new permanent capital initiatives should drive substantial increases in our revenues, our earnings, and our cash flow, which will be available for future investment opportunities and for dividends or share repurchases.
Selective Launches of New Permanent Capital Funds Can Drive Large Percentage Increases in Fee-Paying Assets
We will continue to evaluate opportunities to selectively launch new permanent capital funds that leverage our core competencies and create large ‘overnight’ increases in our Fee-Paying AUM without requiring significant new investments in infrastructure and operating costs. For example, we may consider launching new permanent capital funds that focus on investments with asymmetric payoff structures and/or opportunistic private investments, which leverage our substantial experience with asymmetric hedges and history of privately negotiated transactions. In light of our relatively small current Fee-Paying AUM compared with other publicly traded alternative asset managers, new permanent capital fund launches can drive large percentage increases in Fee-Paying AUM, operating profits, and cash flow. The combined offering and the HHH Transaction are emblematic of this approach to growth. In the event we identify additional compelling opportunities for selective expansion, we believe we are well positioned to capitalize on such opportunities.
Investment Objective
Core Funds
The investment objective of our core funds is to preserve capital and seek maximum, long-term capital appreciation and growth in intrinsic value per share commensurate with reasonable risk. We define risk as the probability of permanent loss of capital, rather than price volatility. Our core funds’ investment strategy typically involves the purchase by our funds of large minority stakes in high-quality, predominantly North American-listed, large-capitalization growth companies at attractive valuations during periods in which we believe they have underperformed their potential and/or when we believe they are undervalued because the market underestimates their potential or overestimates the impact of certain negative factors on their businesses. Occasionally, our funds may purchase controlling positions in companies if we believe there is an attractive value proposition.
By working with management teams and boards of directors we seek to assist portfolio companies in creating substantial long-term value. We pursue a long-term investment strategy in which we generally make investments for our funds with the expectation of holding the investment for multiple years and do not typically engage in short-term trading of the securities of the companies in which our funds invest. We make investments on behalf of our funds with the expectation of holding each position for the long term. At any given time, we intend our core funds to own a concentrated portfolio of positions, although we may, from time to time, increase the number of holdings in the core funds’ investment portfolios as a result of market or economic conditions or due to other considerations. We believe our commitment to making long-term investments provides the management teams and boards of directors of our portfolio companies with the necessary stability and support to create substantial long-term value and serves as an excellent recruitment tool when our portfolio companies seek to hire world-class senior executives who prefer the stability and backing afforded by a significant long-term shareholder.
Consistent with our core investment principles and business strategy, we seek to identify investment opportunities for our funds in high-quality companies that have a number of the characteristics enumerated below. We use these criteria and guidelines in evaluating investments, but may make investments in companies that do not meet all of these criteria.
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Simple, predictable, and free-cash-flow-generative. We generally seek investments in companies with a proven track record of growth and free cash flow generation, and predictable future financial performance that we expect will generate strong, sustainable growth in cash flows over the long-term.

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Formidable barriers to entry. We generally seek investments in companies that have long-term sustainable competitive advantages, significant barriers to entry, or “wide moats” around their business, and low risks of disruption due to competition, innovation or new entrants.

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Limited exposure to extrinsic factors. We generally seek investments that are not materially negatively affected by macroeconomic factors, commodity prices, regulatory risks, interest rate volatility and/or cyclical risk.

•	Strong financial profile. We generally seek investments in companies that are conservatively financed relative to their free-cash-flow generation and their underlying asset values.
•	Minimal capital markets dependency. We generally seek investments in companies that generally do not need to raise equity capital to fund their businesses.
•	Large capitalization. We generally seek investments in companies with large enterprise values and significant long-term growth potential.

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Attractive valuation. We seek to make investments in companies at a discount to their intrinsic value with the businesses operated ‘as-is,’ and at a potentially substantially greater discount relative to their value if the businesses were optimized.

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Exceptional management and governance. We generally seek investments in companies that have trustworthy, talented, experienced, and highly competent boards and management teams and that have implemented incentive compensation and robust governance structures designed to foster close shareholder alignment. We typically prefer to make investments in companies without controlling shareholders. However, at times, we may also seek investments in other companies where we believe we can be a catalyst for effectuating corporate change through active corporate engagement.

While we are comfortable making investments in a wide range of industries and assets, we generally prefer investments in simple businesses or assets that generate cash flows that can be estimated within a reasonable range over the long term. In seeking investment opportunities for our funds, we are willing to accept a high degree of situational, legal, and/or capital structure complexity if we believe that the resulting complexity allows for a bargain purchase.
We generally seek to make investments on behalf of the core funds in three broad categories of opportunities: (i) businesses that generate relatively predictable, growing, free cash flows; (ii) businesses or assets that we believe are significantly undervalued and often have a catalyst to realize value; and (iii) mispriced probabilistic securities or investments where we believe that the market price of a security or other investment under- or over-estimates the probability of a favorable change in interest rates or credit conditions, volatility and movement in markets, exchange rates or commodity prices, the outcome of a legal decision, contract or patent award or such other event that is expected to lead to a significant change in the valuation of such security or investment.
The substantial majority of the core funds’ respective portfolios are typically allocated to a limited number of core holdings principally in companies headquartered in North America and listed in the United States, but occasionally in companies headquartered elsewhere, as was the case with our Universal Music Group investment.
We intend to continue to concentrate the core funds’ assets in a relatively limited number of investments because we believe that (i) there are a limited number of attractive investments available in the marketplace at any one time and (ii) investing in a relatively modest number of attractive investments about which we have detailed knowledge provides a better opportunity to deliver superior, risk-adjusted, long-term returns when compared with a highly diversified portfolio of investments we can know less well.
While we typically pursue a long-term investment strategy for our core funds, our core funds may also make short sale investments that offer absolute return opportunities. In addition, the core funds may short individual securities to hedge or reduce our long exposures. We also opportunistically utilize hedges both to protect the investment portfolios of our core funds against specific macroeconomic risks and to capitalize on market volatility. We generally structure these asymmetric hedges using derivative investments where the amount of capital at risk is finite (an amount which typically represents a small, single-digit percentage of a fund’s total assets), with the potential to earn large multiples of the invested capital if the identified risk or macro event occurs. This hedging strategy offers the potential for profits which occur when unanticipated market-disrupting events take place. Alternatively, profitable hedges may decline in value if the identified risk abates before a fund has exited the hedge.
We have historically reinvested, and expect to continue to reinvest, profits from our asymmetric hedges during periods of market disruption by increasing our investments in existing portfolio companies and occasionally acquiring new positions, taking advantage of the depressed valuations of common stocks which typically occur during market disruptions. Our opportunistic hedging strategy has allowed us to increase our exposure to high-quality companies at materially discounted valuations, contributing to our long-term investment performance. We believe our opportunistic hedging strategy is a superior alternative to holding a large cash position or maintaining a continuous hedging program, which can be a significant drag on long-term performance.
We have substantial experience in negotiating relevant agreements for derivative transactions, and we have longstanding relationships with the counterparties to such agreements, which have historically allowed us to successfully identify and execute hedges and other derivative transactions on a timely basis over multiple market cycles.

We have no overarching strategy or asset allocation model that specifies what percentage of the core funds’ portfolios should be invested in each investment category. Rather, cash, cash equivalents, and/or U.S. Treasurys are generally the default investment choices until we identify new opportunities. The core funds’ allocations among different investment categories are a function of their potential risk and reward compared with available opportunities in the marketplace. Accordingly, the core funds may hold significant cash balances on an ongoing basis.
We believe that investments that meet the investment objective of our core funds are often found in companies undergoing significant changes in strategy, capital structure, corporate governance, management, legal exposure, corporate form, stockholder composition and control, liquidity and financial condition, and in companies that are affected by external changes in the economic and political environment, including changes in the relevant tax code. We also believe that investment opportunities that meet our core funds’ investment objective may at times occur in misunderstood companies, distressed securities, companies in or exiting bankruptcy, spin-offs, rights offerings, liquidations, companies for which litigation is a major asset or liability, under-followed small and mid-capitalization companies and other special situations.
In certain situations, if we believe the potential for reward justifies the commitment of time, energy and capital, we may seek to be a catalyst to realize value from an investment by taking an engaged role in effectuating corporate change, either working alone or in conjunction with management and/or other investors. We believe that these techniques can both accelerate and maximize the realization of value from an investment and that constructive engagement with portfolio companies enables us to effectuate change without paying a control premium. For more than 22 years, we have accumulated significant experience in engaging with portfolio companies and guiding management teams, boards of directors and other stockholders through strategic and operational changes and restructurings. We believe that our successful track record and reputation as a value-creating owner enhances our ability to generate higher long-term rates of return.
The core funds will not make an initial investment in the equity of companies whose securities are not publicly traded (i.e., private equity) but may invest in privately placed securities of public issuers and publicly traded securities of private issuers. Notwithstanding the foregoing, it is possible that, in limited circumstances, public companies in which the core funds have invested may later be taken private and we may make additional investments in the equity or debt of such companies. The core funds may make investments in the debt securities of a private company, provided that there is an observable market price for such debt securities.
We generally implement substantially similar investment objectives, policies and strategies at each of the core funds. Allocation of investment opportunities among our core funds is typically made in a manner determined by us in our sole discretion, after taking into account (i) the “target allocation” to a particular strategy, geography, sector or other relevant characteristics of the subject opportunity, (ii) target levels of diversification of the relevant fund, and (iii) other factors that we believe in our sole discretion are relevant under the circumstances, including cash balances, liquidity requirements of a fund or anticipated cash flows, tax considerations and regulatory restrictions that would or could limit a fund’s ability to participate in the proposed investment opportunity or require that a fund maintain a level of diversification, including requirements applicable to PSUS under the 1940 Act and the Code. See “—Allocation of Opportunities” below for more information on the allocation of investment opportunities between the core funds and HHH.
The leverage strategy we have employed for our funds has historically involved accessing a modest amount of low-cost, long-term, covenant-light, investment grade debt for certain of our funds. Historically, we have only agreed to debt incurrence covenants for our funds at thresholds well above the amount of leverage such funds intend to use in their strategy and have generally not used any margin borrowings for the funds we manage. Accordingly, we believe our leverage strategy has the potential to enhance our long-term returns without adding meaningful risk to our funds’ portfolios. Since inception PSH has raised approximately $4.6 billion in investment grade bonds. PSUS similarly may issue debt securities or preferred shares if it believes that market conditions would be conducive to the successful implementation of a leveraging strategy through such issuances, as described in the accompanying PSUS Prospectus. The ability of PSH and PSUS to execute their leverage strategies depend on their ability to access sufficient sources of debt financing at attractive rates. The absence of available sources of sufficient debt financing at attractive rates for extended periods of time could therefore materially and adversely affect PSH and/or PSUS.
We take a concentrated, research-intensive, fundamental value approach to investing across our core funds. Our research process is based on detailed bottom-up analysis, although we include top-down factors in our overall analysis (e.g., how will a company be impacted by a downturn in the economy, a rise or fall in interest rates, etc.). Typically, we establish a limited number of new investment positions per year, from a large number of potential investment opportunities reviewed by the investment team. After identifying appropriate subsets within this broad initial review, the investment team discusses these potential investments to further refine and limit its focus. Once a potential investment is deemed sufficiently promising, the investment team typically performs additional research involving the analysis of public filings and extensive secondary sources and analyzes the historical record of the potential investment, looking for sources of comparable data on both public and private companies. We believe individual company research with respect to our current and potential future portfolio company investments can also yield variant macroeconomic insights allowing us to opportunistically structure asymmetric hedges both to protect the investment portfolios of our core funds against specific macroeconomic risks and to capitalize on market volatility. Our Founder is the ultimate decision maker for all investment positions. Mr. Israel is our Chief Investment Officer.
Our Founder, Mr. Israel, and the other investment professionals work as a team. Analysts are generalists and work in small teams on every investment in the portfolio. These teams are fluid and change from investment to investment depending on the availability of resources as well as the specific knowledge and interests of the analysts. All analysts, including those not directly responsible for a specific security, are expected to ask questions, challenge investment theses and voice opinions about investments in the portfolio. We believe that this process results in ideas being thoroughly vetted prior to making an investment, and carefully monitored once in the portfolio. In addition to a weekly investment team meeting at which the entire portfolio and potential new investments are discussed, analysts meet informally throughout each day.
HHH
The investment objective of HHH is to seek long-term growth in intrinsic value per share. HHH’s investment strategy as a diversified holding company typically involves the acquisition of control positions in high-quality, durable growth public and private companies. Our first investment initiative for HHH was to acquire or create an insurance company whose assets we will manage, and on December 17, 2025, HHH entered into an agreement to acquire Vantage, a privately held specialty insurance and reinsurance holding company.
The Vantage Acquisition is expected to close in the second quarter of 2026, subject to customary regulatory approvals and closing conditions. In connection with the Vantage Acquisition, it is expected that PSCM will be engaged as investment manager for Vantage and its insurance company subsidiaries. We believe that the Vantage Acquisition will anchor HHH’s transformation into a diversified holding company by combining our investment capabilities with Vantage management’s insurance expertise and operations, enabling HHH to build and grow a profitable insurance company, which has the potential to serve as an important source of long-term value creation for HHH and our shareholders. HHH’s investment strategy also will continue to consist of investing in and growing its existing core real estate development and MPC real estate business.
We will not have full discretionary authority over the investments of HHH. However, HHH generally will seek to identify opportunities in companies that meet our core investment criteria, as described above. Although HHH’s diversified portfolio of operating companies may include businesses in which we and HHH have limited prior experience, HHH intends to attract and retain personnel with the relevant industry knowledge and experience to successfully direct the day-to-day activities of its operating companies. We believe the benefits of diversification for HHH are significant, including mitigating the current risk that a majority of HHH’s assets are allocated to its real estate development and MPC real estate business which has significant exposure to risks related to interest rates, the housing market and regulatory barriers. Pursuant to its intended diversified holding company strategy, HHH intends to operate in a manner not requiring registration as an investment company under the 1940 Act.
We will support HHH’s transformation into a diversified holding company by providing investment advisory and other ancillary services to HHH, consistent with the terms of the HHH Services Agreement. Such services include (i) investment advisory services to HHH, (ii) making recommendations with respect to hedging, balance sheet optimization and capital allocation, (iii) executing transactions, (iv) assisting HHH with business and corporate development functions, (v) making voting recommendations for HHH’s investments, (vi) assisting with and advising on fundraising, (vii) monitoring operations of HHH and its investments, subject to the day-to-day authority and responsibility of HHH’s management, (viii) providing recommendations for persons to serve as designees or deputies of HHH’s Chief Investment Officer, (ix) engaging and supervising HHH’s third-party service providers, (x) making dividend payment recommendations and (xi) providing other services as may be agreed upon.
In addition to HHH’s control oriented investment strategy, HHH also intends to use the Vantage Acquisition to build a profitable insurance company which has the potential to serve as an important source of long-term value creation for HHH and our shareholders. PSCM intends to manage the assets of Vantage’s insurance company subsidiaries similarly to how we manage the assets of our core funds, but with consideration to issues particular to regulated insurance companies.
We intend to leverage the concentrated, research-intensive approach to investing used with our core funds, as described above, to assist HHH in identifying opportunities. We also intend to leverage our over 22 years of experience in engaging with portfolio companies and guiding management teams, boards of directors and other stockholders through strategic and operational changes and restructurings, as well as our successful track record and reputation as a value-creating owner, to assist HHH in successfully pursuing privately negotiated control investments. In addition, we intend to leverage the variant insights from our asymmetric hedging strategy to protect HHH against macroeconomic risks and allow HHH to capitalize on market volatility.
Our Founder is the Executive Chairman of the HHH Board of Directors, and Mr. Israel is HHH’s Chief Investment Officer. Mr. Israel and, until May 7, 2026, Mr. Hakim also serve on the HHH Board of Directors. Our Founder, Mr. Israel and Mr. Hakim will not receive compensation from HHH for such services. On April 20, 2026, HHH announced that Marc Grandisson, former CEO of Arch Capital Group Ltd. (NASDAQ: ACGL), a global specialty insurance, reinsurance, and mortgage insurance company, will join the HHH Board of Directors, effective May 7, 2026, as one of our board appointees replacing Mr. Hakim. Mr. Grandisson has also agreed to serve as a strategic adviser to us, effective March 2027, at which time he will be entitled to receive an award of 400,000 RSUs that vest over four years.
We believe our history of constructive engagement with HHH, dating back to 2010 when we recruited the management team and were at the forefront of the creation of The Howard Hughes Corporation, will allow us to create value through the Howard Hughes Transaction.
Allocation of Opportunities
As discussed above, our core funds’ primary investment strategy typically involves the purchase of large minority positions whereas HHH’s primary investment strategy typically involves the acquisition of control positions. However, each of our funds and HHH may consider a broad range of investment opportunities as part of their investment strategies. PSCM will retain the discretion to allocate investment opportunities among our funds and HHH, including allocating a controlling position to our core funds and recommending a minority position to HHH, based on the particular opportunity and other factors it deems appropriate, and consistent with its contractual and legal obligations to our funds and HHH, including those under the HHH Services Agreement.
Risk Management
We define investment risk as the probability of a permanent loss of capital rather than price volatility. We do not use formulaic approaches to risk management. Instead, risk management is integrated into the portfolio management process. Our primary risk management tool is the extensive research we complete prior to an initial investment by the funds. The factors we consider in assessing long investment opportunities include:
•	volatility/predictability of the businesses;
•	correlation with macroeconomic factors;
•	financial leverage;
•	defensible market positions; and
•	discount to intrinsic value.
We do not have a formulaic approach in evaluating correlations between investments, but we are mindful of sector and industry exposures and other fundamental correlations between the businesses in which we invest.

As part of our strategy to mitigate investment risk, we seek to invest the substantial majority of the core funds’ capital in high-quality, low-leverage, North American, large-cap companies. Accordingly, the primary risks in the core funds’ portfolio are company specific risks which are managed through investment selection and due diligence. The public nature of the investments in the core funds’ portfolio and portfolio concentrations allows us to monitor and evaluate every investment on a daily basis.
We seek to limit the core funds’ exposure to the risks that may be associated with the use of financial leverage and short sales. As described above, we also seek to opportunistically utilize asymmetric hedges to protect the investment portfolios of our core funds against specific macroeconomic risks. In addition to our asymmetric hedging strategy, the core funds may also use derivatives, including equity options, in order to obtain security-specific non-recourse leverage in an effort to reduce the capital commitment to a specific investment, while potentially enhancing the returns on the capital invested in that investment. The core funds may also use derivatives, such as equity and credit derivatives and put options, to achieve a synthetic short position in a company without exposing a fund to some of the typical risks of short selling, which include the possibility of unlimited losses and the risks associated with maintaining a stock borrow. The core funds generally do not use total return swaps to obtain leverage, but rather to manage regulatory, tax, legal, share ownership restrictions, or other issues. PSUS’s use of derivatives is subject to compliance with Rule 18f-4 under the 1940 Act.
To mitigate credit risk arising in connection with trading in financial instruments, we seek to have the funds enter into transactions only with reputable counterparties that we believe to be creditworthy. We hedge counterparty risks via cash, U.S. Treasurys, short-term U.S. Treasury money market funds collateral, and through the use of credit default swaps.
The Funds and HHH
Our wholly owned subsidiary, PSCM, serves as the investment manager of PSH, our private funds, and following the PSUS IPO, PSUS, and provides investment advisory and other services to HHH. In addition, following the closing of the Vantage Acquisition, it is expected that PSCM will be engaged as investment manager for Vantage and its insurance company subsidiaries.
The following table provides an overview of our core funds and HHH:

Core Fund(1)(2)	Launch Date	Assets Under Management as of December 31, 2025	Availability
PSH(3)	December 31, 2012	$18.7 billion	Shares traded on London Stock Exchange
PSLP	January 1, 2004	$1.5 billion	Open but not actively marketing
PSINTL	January 1, 2005	$409.0 million	Open but not actively marketing
PSUS	*	—	Shares to be traded on the NYSE following the PSUS IPO
Total AUM — Core Funds		$20.6 billion
HHH(4)	—	$10.0 billion	Shares traded on the NYSE
Total AUM — Core Funds and HHH		$30.7 billion

*	PSUS will commence investment operations concurrently with the consummation of the PSUS IPO.
(1)	There are no separately managed account arrangements, and we do not manage any proprietary accounts.
(2)
Employees are permitted to invest in PSLP, PSINTL and PSH. Employee investments in PSLP and PSINTL are subject to quarterly liquidity and are not charged any management or incentive fees, and we have historically rebated the management and performance fees charged to PSH shares held by our employees and their affiliates. In 2024, we rebated 100% of our employees’ and their affiliates’ fees. Following the Holdco Reorganization, we ceased to provide these rebates, which were instead continued by PS Partner Group and CompCo. Following the combined offering, PS Partner Group and CompCo will no longer rebate the fees of employees invested in PSH. See “Certain Relationships and Related Person Transactions—Other Transactions—Fee Waivers and Rebates.”

(3)	As of December 31, 2025, PSH’s AUM includes bond proceeds of $2.3 billion and €1.15 billion (translated into USD at the prevailing exchange rate at the reporting date).
(4)
As of December 31, 2025, HHH’s AUM reflects its market capitalization as of such date plus its net mortgages, notes, and loans payable as reported in its Quarterly Report on Form 10-Q for the quarter ending September 30, 2025.

Pershing Square SPARC Holdings, Ltd.
We are the non-member manager of Pershing Square SPARC Sponsor, LLC (“SPARC Sponsor”), which is the sponsor entity of Pershing Square SPARC Holdings, Ltd. (“SPARC”). PSH and our private funds are the non-managing members of SPARC Sponsor. On September 29, 2023, the SEC declared effective a registration statement on Form S-1 filed by SPARC relating to the proposed issuance and distribution of subscription warrants to purchase common stock of SPARC, referred to as “SPARs.” SPARC has since begun to pursue potential business combination opportunities with private, high-quality, growth companies. On April 7, 2026, we announced that we had made a proposal to the UMG board of directors concerning a business combination transaction in which UMG would merge with SPARC, with the newly merged company becoming a Nevada corporation listed on the NYSE. The proposal contemplates that our core funds would waive their sponsor warrants in SPARC. There is no assurance that our proposal will be accepted by UMG or result in the transaction we proposed or any other transaction.
Howard Hughes Transaction
On May 5, 2025, we completed the Howard Hughes Transaction pursuant to which we intend to transform one of our funds’ portfolio companies, HHH, into a diversified holding company. HHH will also seek to acquire, over time, controlling ownership of high-quality, durable growth public and private operating companies while continuing to grow its MPC real estate business. We provide HHH with investment advisory and other services, including corporate development, transaction execution and capital markets advisory services to support its new diversified holding company strategy. Upon completion of the Howard Hughes Transaction, we acquired nine million shares of HHH common stock for $900 million, representing approximately 15% of the issued and outstanding HHH common stock, and also generally hold the power to vote 40% of the issued and outstanding HHH common stock, making us the largest single stockholder of HHH by voting power.
Pershing Square USA, Ltd.
Our wholly owned subsidiary, PSCM, serves as the investment manager of Pershing Square USA, Ltd., a non-diversified, closed-end investment company that is registered under the 1940 Act. On March 10, 2026, PSUS filed with the SEC a registration statement on Form N-2 relating to the proposed PSUS IPO (including the issuance to us and resale by us of PSUS Shares). Please refer to the accompanying PSUS Prospectus for more information about PSUS.
In connection with the PSUS IPO and PSUS Private Placement, we have agreed to (i) increase our existing $17.1 million investment in PSUS to a $150 million investment in PSUS comprising (a) $100 million of common shares in the PSUS Private Placement and (b) $50 million of preferred shares to be issued by PSUS in a private placement in connection with and upon completion of the PSUS IPO and (ii) maintain such investment (or substantially equivalent economic position) for at least 25 years following the consummation of the combined transaction, subject to certain exceptions and unless prohibited by applicable law (the “Anchor Investment”). We intend to finance this additional investment using borrowings under the Term Loan Facility,
We will be paid a quarterly management fee equal to 0.5% (2.0% on an annual basis) of the Net Asset Value of PSUS, payable in advance at the beginning of each quarter. We are not entitled to any type of performance fee or incentive allocation from PSUS.

Advisory Fees and Compensation
Our primary source of income comes from the management and performance fees derived from the funds. We also earn income from the fees paid by HHH. A brief summary of these fees is provided below.
PSH
Management Fee
We are generally paid a quarterly management fee equal to 0.375% (1.5% on an annual basis) of the Net Asset Value, before any accrued performance fees, of fee-paying shares of PSH, payable in advance at the beginning of each quarter.
In connection with the Howard Hughes Transaction, we reduced the management fees payable to PSCM by PSH by an amount equal to the HHH Fees multiplied by the percentage of HHH’s shares outstanding held by PSH.
Performance Fee
We receive a “variable performance fee” from PSH in an amount equal to (i) 16% of the gains attributable to each share of PSH (the “16% performance fee”), minus (ii) the “additional reduction” (as defined below). The variable performance fee is payable upon the occurrence of crystallization events, which include December 31 of each year and PSH’s payment of a dividend. Any 16% performance fees paid in connection with dividends are pro-rated to reflect the ratio of the dividend to PSH’s Net Asset Value at the time the dividend is paid. Accordingly, no variable performance fee can be higher than the 16% performance fee but it may, as a result of the additional reduction, be lower (although it can never be a negative amount).
The “additional reduction” is an amount equal to the lesser of the 16% performance fee and the “potential reduction amount” (as defined below).
The “potential reduction amount” is a notional amount equal to (i) 20% of the aggregate performance fees and allocation earned by us and our affiliates for the same calculation period on the gains of other current and certain future funds managed by us or any of our affiliates (including PSLP and PSINTL) plus (ii) 20% of any management fees earned from certain future funds that do not have performance fees or allocations as part of their terms (including, following the PSUS IPO, PSUS), plus (iii) if the potential reduction amount in respect of the previous calculation period was not fully utilized in reducing the variable performance fee for that period, the amount not utilized (which is in effect carried forward). We refer to this arrangement pursuant to which a portion of the performance fees and management fees of certain other funds serve to reduce the performance fee paid by PSH to PSCM as the “fee offset arrangement.”
For purposes of calculating the variable performance fee, “gains” refer to the net realized and unrealized increase (if any) in the Net Asset Value attributable to the relevant shares (calculated before giving effect to the variable performance fee) above a high-water mark applicable to such shares, that in each case have accrued at the relevant crystallization event.
A “high-water mark” with respect to any share of PSH is the highest Net Asset Value attributable to that share at the end of any period (typically, each December 31 and any other crystallization event outside of a dividend payment) for which a performance fee is paid, provided that in the circumstances where PSH pays a dividend, the high-water mark will be reduced by the percentage of the Net Asset Value represented by such dividend. The high-water mark for the shares at the end of any period is calculated after the Net Asset Value per share is reduced by the management fee and the variable performance fee, in each case accruing at, or before, the relevant crystallization event.
PSLP
Management Fee
We are generally paid quarterly a management fee equal to 0.375% (1.5% on an annual basis) of the Net Asset Value, before any accrued performance allocation, of the capital accounts relating to each limited partner of PSLP, payable in advance at the beginning of each quarter and prorated for any partial quarter. We have waived, and may in the future waive, in our sole discretion the management fee with respect to the capital accounts of our Founder and other personnel and their affiliates and certain other investors, including accounts related to Pershing Square Foundation and other donor advised funds associated with our personnel. As of December 31, 2025, the Fee-Paying AUM of PSLP was 42%.
In connection with the Howard Hughes Transaction, we reduced the management fees payable to PSCM by PSLP by an amount equal to the HHH Fees multiplied by the percentage of HHH’s shares outstanding held by PSLP attributable to its fee-paying capital.
Performance Fee
The general partner of PSLP, PSGP, is entitled to a performance allocation of (1) 20% in respect of those limited partners who elect upon subscription to be subject to such 20% performance allocation, and (2) 30% above an annual 5% hard hurdle (non-cumulative) in respect of those limited partners who elect upon subscription to be subject to such 30% performance allocation, in each case reduced by loss carry forward accounts (if any). Although we do not have any direct equity interests in PSGP, a portion of the performance allocation earned from PSLP is available to offset the variable performance fee we receive from PSH pursuant to the “potential reduction amount” described above under “—PSH—Performance Fee.”
PSINTL
Management Fee
We are generally paid quarterly a management fee equal to 0.375% (1.5% on an annual basis) of the Net Asset Value, before any accrued performance fee, of each series of fee-paying shares of PSINTL, payable in advance at the beginning of each quarter and prorated for any partial quarter. We have waived, and may in the future waive, in our sole discretion, the management fee with respect to the capital accounts of our Founder and other personnel and their affiliates and certain other investors, including accounts related to Pershing Square Foundation and other donor advised funds associated with our personnel. As of December 31, 2025, the Fee-Paying AUM of PSINTL was 55%.
In connection with the Howard Hughes Transaction, we reduced the management fees payable to PSCM held by PSINTL by an amount equal to the HHH Fees multiplied by the percentage of HHH’s shares outstanding held by PSINTL attributable to its fee-paying capital.
Performance Fee
We receive a performance fee from PSINTL with respect to the fee-paying series of shares of PSINTL (Classes A, C, D, E and G). Stockholders in Classes A, C, D and E, which each have different redemption rights, pay us a performance fee equal to 20% of the increase, if any, in the Net Asset Value (before performance fees) of each series of each class of shares, during each fiscal year, above the Net Asset Value thereof for the fiscal year with respect to which a performance fee was most recently payable. Stockholders in Class G pay us a performance fee equal to 30% above an annual 5% hard-hurdle (non-cumulative), and are otherwise subject to the same management fee arrangements as those stockholders in Classes A, C, D and E. Stockholders in Class F are our affiliates or charitable entities directed, supported, or controlled by our employees or affiliates, and are not charged a management fee or performance fee.
The performance fee is calculated based on both realized gains and losses and unrealized appreciation and depreciation of securities held in PSINTL’s portfolio, calculated on a series-by-series basis. A separate series is issued for each subscription for shares.
PSVII
Management Fee
Prior to its liquidation on December 31, 2024, we were generally entitled to a quarterly management fee equal to 0.0625% (0.25% on an annual basis) of the balance of each capital account, payable in advance at the beginning of each quarter and prorated for any partial quarter, although with limited exceptions, we had waived the management fee with respect to the capital accounts for most investors.

Allocation of Performance Fee Revenue
In connection with the Strategic Investment, we implemented an arrangement for the allocation of performance fee revenue as between us and our investment professionals among others. Pursuant to this arrangement reflected in the VCA, for each crystallization period, we are entitled to receive the following amounts with respect to certain funds we manage (our “Preferred Performance Fee” with respect to the applicable fund): (i) with respect to PSH, an amount equal to the 16% performance fee that would have been earned if PSH had experienced a “net of management fee” return of 5% per annum above its high-water mark (and following the termination and replacement of the VCA in connection with the combined offering, minus any offsettable management fees which with respect to any fund refers to the portion of such management fee that would offset performance fees payable by PSH as described above); and (ii) with respect to certain other funds subject to the VCA (currently only PSINTL), an amount equal to the applicable performance fee that would have been earned if such fund had experienced a “net of management fee” return of 5% per annum above its high-water mark minus any offsettable performance fees which with respect to any fund refers to the portion of such performance fee that would offset performance fees payable by PSH as described above.
The calculation of the Preferred Performance Fee that we are entitled to receive from any fund is not dependent on the actual amount of performance fees earned from such fund. However, the amount of Preferred Performance Fees actually distributed to us from PSCM will be limited by the performance fees (and applicable offsettable performance fees) that PSCM actually receives from the applicable fund. In the case of PSH, PSCM’s performance fees are subject to a fee offset arrangement, as described above, that reduces the amount of performance fees paid by PSH based on management fees and performance fees earned from certain other funds, and a portion of such offsettable performance fees will be made available by PSCM to pay the Preferred Performance Fees with respect to PSH or will be paid to CompCo as Subordinated Performance Fees in case of any applicable excess above the payment of the Preferred Performance Fees with respect to PSH. Any portion of the Preferred Performance Fee that we are entitled to receive from a fund that is not paid in a given period will accrue to the next period’s Preferred Performance Fee for such fund until paid by such fund. For further information, see “Executive Compensation—Narrative Disclosure to Summary Compensation Table—Variable Compensation Agreement” and “Executive Compensation—Compensation Arrangements To Be Adopted in Connection with the Combined Offering—Variable Compensation Agreement and Subordinated Profits Interest.” See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Components of Our Results of Operations—Income—Performance Fees—Allocation of Performance Fee Revenue” for an illustration of our Preferred Performance Fee arrangement for the allocation of performance fee revenue over the six-year period ending December 31, 2025.
HHH Fees
HHH Base Management Fee
We are paid quarterly a base fee by HHH of $3,750,000 ($15,000,000 on an annual basis) (the “HHH Base Management Fee”), payable in advance at the beginning of each quarter. The HHH Base Management Fee shall be prorated in the case of the second quarter of 2025. The HHH Base Management Fee is subject to annual adjustment for inflation based on the Core PCE Price Index, with the first such adjustment to occur on January 1, 2026.
HHH Variable Management Fee
We are paid quarterly a variable fee by HHH, payable no later than fifteen days from the end of each quarter, equal to 0.375% of the (x) excess value of (a) the volume-weighted average trading price of shares of HHH common stock for the fifteen trading days ending on the last trading day of such quarter over (b) an initial reference share price equal to $66.1453 multiplied by (y) the reference share count equal to 59,393,938 shares (the “HHH Variable Management Fee” and together with the HHH Base Management Fee, the “HHH Fees”).
The reference share price is subject to annual adjustment for inflation based on the Core PCE Price Index, with the first such adjustment to occur on January 1, 2026, and subject to adjustment for stock splits, reclassifications or similar capital changes. The reference share count is also subject to adjustment for stock splits, reclassifications or similar capital changes but generally shall not be adjusted for the issuance of new shares of HHH common stock.

If the HHH Services Agreement is terminated, PSCM will be entitled to any HHH Fees earned prior to such termination, provided that the quarter-end stock price for purposes of calculating the HHH Variable Management Fee will be based on the volume-weighted average trading price for the fifteen trading days ending on the date the agreement is terminated.
Other Investment Funds
We may offer other investment funds, including co-investment opportunities alongside the funds, to third parties selected by us in our sole discretion, including certain existing investors of the funds and/or the existing other investment funds. Co-investment opportunities may be made available through limited partnerships, limited liability companies or other special-purpose entities formed to make such investments, such as PSVII, which was formed for the purpose of investing in the securities of Universal Music Group. The terms will vary from product to product and will be determined at their establishment.
Termination of Investment Management Agreements and HHH Services Agreement and Key Man Protection
PSH
Our investment management agreement with PSH may be terminated by PSH as of December 31 of each year upon four months prior notice. In addition, any assignment by us, or any event that may be deemed an assignment, of the PSH investment management agreement under the Advisers Act, would require the consent of PSH. PSH is managed by a majority-independent board of directors that is elected by its stockholders. Any decision by the PSH board to terminate the investment management agreement or to withhold consent to an assignment under the Advisers Act would only be effective if 66 2/3% of the voting shares and 66 2/3% of the public shares of PSH support such decision. Our Founder and certain of our other employees, together with their affiliates, directly or indirectly hold public shares of PSH that represented 28% of the outstanding public shares of PSH at December 31, 2025. As a result, a decision to terminate the investment management agreement by record holders as of such date would have required the affirmative approval of 93% of the remaining outstanding public shares.
Additionally, under the indentures for certain senior notes issued by PSH (the “legacy notes”), if a Key Man Event (defined as Mr. Ackman’s death, permanent disability or withdrawal as managing member of the general partner to PSCM) occurs, the specified debt to capital ratio in the debt covenant is reduced from 1.0 to 3.0 to 1.0 to 4.0. If at the time of the Key Man Event, PSH’s debt to capital ratio is above 1.0 to 4.0, PSH will be required to either reduce its debt or issue additional equity to meet the new 1.0 to 4.0 ratio within 180 days, which may require PSH to liquidate certain of its positions to generate cash to meet the new ratio. If the Key Man Event covenant requires a reduction in existing leverage to meet the new 1.0 to 4.0 ratio, the outstanding legacy notes become callable at 101% of par in the amount necessary to achieve the required debt to capital ratio and the Company may select which notes to redeem. We have historically limited PSH’s debt to capital ratio to a 33.0% threshold but have never exceeded 25.0%. As of December 31, 2025, PSH had a debt to capital ratio of 19.5% and an average ratio of 18.3% since PSH’s first debt issuance.
PSUS
Our investment management agreement with PSUS may be terminated as a whole at any time by PSUS, without the payment of any penalty, upon the vote of a majority of the PSUS Board or a majority of the outstanding voting securities of PSUS or by us, on 60 days’ written notice by either party to the other, which can be waived by the non-terminating party. In addition, our investment management agreement with PSUS will terminate automatically in the event of its “assignment” (as such term is defined in the 1940 Act). Five of the six trustees of the PSUS Board are not “interested persons” of us or PSUS for purposes of Section 2(a)(19) of the 1940 Act and are “independent,” as determined by the PSUS Board. Following the PSUS IPO, subject to certain exceptions, the PSUS Board will be elected by PSUS’s public shareholders. Pursuant to the requirements of the 1940 Act, at least 40% of the trustees serving on the PSUS Board at any time must not be “interested persons” of us or PSUS.
HHH Services Agreement
The HHH Services Agreement has an initial 10-year term, with successive automatic 10-year renewal terms unless the agreement is terminated or not renewed in accordance with its terms. The HHH Services Agreement may be terminated by HHH, with the approval of two-thirds of the disinterested members of its board of directors, with 120 days’ prior written notice (or 30 days’ prior written notice for causes (i), (ii), (iii) or (iv)) in the event of any of the following: (i) a material default by PSCM that causes material harm and is not cured within 60 days; (ii) fraud, misrepresentation or embezzlement by PSCM; (iii) PSCM acts in a manner constituting bad faith, willful misconduct or gross negligence or engages in criminal conduct in the performance of its duties; (iv) PSCM faces bankruptcy or insolvency; (v) upon a change of control of HHH; and (vi) with unanimous approval of the disinterested members of the HHH Board of Directors, if we or our affiliates no longer beneficially own all of the shares of HHH common stock purchased in connection with the Howard Hughes Transaction during the first 10 years following the closing date of such transaction (or 75% of such shares thereafter). In the event that the HHH Services Agreement is terminated pursuant to a change of control, HHH will pay PSCM a make-whole fee intended to approximate the present value of the total fees (both base and variable) that PSCM would have received had it continued to provide services for the remainder of the then-current term of the agreement. HHH may also elect not to renew the HHH Services Agreement if the non-renewal is approved by a unanimous vote of the disinterested members of its board of directors and by holders of at least 70% of the outstanding shares of HHH common stock, excluding any shares held by us or our affiliates. The HHH Board of Directors, subject to certain exceptions, will be elected by HHH’s public stockholders. Subject to the terms of the Shareholder Agreement we entered into in connection with the HHH Transaction, for so long as we (together with investment funds managed by us) beneficially own at least 17.5% of the fully diluted shares of HHH common stock, we have the right to nominate for election three directors to the HHH Board of Directors under the current HHH Board size.
The HHH Services Agreement may also be terminated by PSCM (i) in the event of a material default by HHH that causes material harm and is not cured within 120 days or (ii) if HHH makes a general assignment for the benefit of its creditors or faces bankruptcy or insolvency.
If the HHH Services Agreement is terminated, PSCM will be entitled to any fees earned prior to such termination. See “—Advisory Fees and Compensation—HHH Fees” for more information.
PSLP and PSINTL
A “Key Man Event” is deemed to occur upon Mr. Ackman’s death or permanent disability. During the 90-day period following notice of a Key Man Event, subscriptions and redemptions will not be permitted. In certain circumstances following a Key Man event, limited partners or stockholders, as the case may be, of each fund may redeem all or some of their shares without being subject to the 20% Net Asset Value threshold, as described more fully in the funds’ articles of association, and without being charged any redemption fees, other than the amount necessary to cover any extraordinary expenses associated with such redemption.
Technology and Cybersecurity
Our business relies heavily on technology to support its operational, financial and information needs, and we consider our information security program a key component of our approach to risk management.
We have developed a comprehensive information security program in accordance with guidelines published by the National Institute of Standards and Technology, the International Organization for Standardization, industry practice and regulatory guidance applicable to us as an investment manager and commodity pool operator of the funds. In implementing and maintaining our program, we evaluate the risk of internal and external threats to and vulnerabilities of our information and technology systems, including inadvertent alteration or destruction of electronic data; network inaccessibility; unauthorized access to our data; viruses and malware; loss, destruction or theft of critical hardware; interception and compromise of electronic transmissions; and inadequate policies and procedures of third-party service providers.
To address these risks, our information security program is focused on the following key areas:
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Governance. Our Information Security Committee, led by members of our management team, meets semi-annually and as needed to assess information security-related risks to our business, oversee the implementation of our information security controls, policies and procedures, and review their effectiveness. Our board of directors receives regular updates on our information security operations.

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Technical controls. We deploy a variety of robust controls as part of our information security program including network and network storage configuration requirements, encryption of sensitive data, access controls, user identification and multi-factor authentication, firewalls, intrusion prevention and detection systems and anti-malware functionality.

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Supervision of service providers. We have implemented a risk-based approach to identify, oversee and mitigate risks presented by third parties with access to our information, as well as the risks to our business posed by cyber incidents affecting third-party systems.

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Assessment and testing. We evaluate the effectiveness of our policies and controls through regular third-party assessments and simulation exercises and use internal and external cyber penetration testing to identify critical vulnerabilities. We adjust our cybersecurity policies and controls as necessary based on the information provided by these reviews.

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Incident response. We maintain incident response and recovery plans to facilitate the detection and assessment of cyber incidents and to guide our response to a cybersecurity incident, and we conduct incident simulations on a regular basis.

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Training and awareness. We provide regular, mandatory information security training for all personnel on our information security program and how to avoid common cyber-attacks. Specialized training is provided to personnel whom we identify as vulnerable to simulated threats.

For a discussion of how risks from cybersecurity threats could affect our business, see “Risk Factors—Risks Related to Our Business and Industry—Cybersecurity and data protection risks could result in the loss of data, interruptions in our business, and damage to our reputation, and subject us to regulatory actions, increased costs and financial losses, each of which could have a material adverse effect on our business and results of operations.”
Regulation and Compliance
Our business is subject to extensive regulation, including periodic examinations and regulatory investigations, by governmental and self-regulatory organizations in the jurisdictions in which we operate around the world. The level of regulation and supervision to which we are subject to varies from jurisdiction to jurisdiction and is based on the type of business activity involved.
We have operated for years within a framework that requires our being able to monitor and comply with a broad range of legal and regulatory developments that affect our activities, and we take our obligation to comply with all such laws, regulations, and internal policies seriously. We, in conjunction with our outside advisors and counsel, seek to manage our business and operations in compliance with such regulation and supervision. Our reputation depends on the integrity and business judgment of our employees, and we strive to maintain a culture of compliance throughout the firm. Rigorous legal and compliance analysis of our businesses and investments is important to our culture. We strive to maintain a culture of compliance through the use of policies and procedures, such as our code of ethics, compliance systems, and education and training for our people. We maintain and follow policies and procedures that are tailored to our business to facilitate compliance with the Advisers Act and other securities laws.
Our compliance team is composed of eight experienced and dedicated professionals who seek a strong, committed and globally consistent compliance culture throughout our Company. The compliance team’s reporting line is independent of the investment team it supports and ultimately reports to our Chief Legal Officer & Chief Compliance Officer. The compliance team conducts regular reviews to monitor whether procedures are performed appropriately and conducts an annual review of the adequacy and implementation of all compliance policies and procedures. In addition, we have retained a third-party compliance advisor for assistance with ongoing compliance monitoring (including carrying out focused quarterly reviews on our behalf) and as a consultant with respect to compliance-related issues.
United States
In the United States, PSCM is registered with the SEC as an investment adviser under the Advisers Act. As a registered investment adviser, we are subject to the requirements and regulations of the Advisers Act. Such requirements relate to, among other things, fiduciary duties to advisory clients, maintaining an effective compliance program and code of ethics, investment advisory contracts, solicitation agreements, conflicts of interest, recordkeeping and reporting requirements, disclosure requirements, advertising and custody requirements, political contributions, limitations on agency cross and principal transactions between an adviser and advisory clients and general anti-fraud prohibitions. In addition, as a registered investment adviser, we are subject to routine periodic and other examinations by the staff of the SEC. The Advisers Act generally grants the SEC broad administrative powers, including the power to limit or restrict an investment adviser from conducting advisory activities if it fails to comply with federal securities laws. Additional sanctions that may be imposed for failure to comply with applicable requirements include the prohibition of individuals from associating with an investment adviser, the revocation of registrations and other censures and fines.
PSCM is also registered with the CFTC as a commodity pool operator under the Commodity Exchange Act with respect to certain funds. We rely on the CFTC’s Regulation 4.7(b) (“Regulation 4.7”) exemption with respect to PSINTL and PSLP. Under the exemption provided by Regulation 4.7, we are not required to file any offering memorandum with the CFTC, and the CFTC will not pass upon the merits of participating in a pool or upon the adequacy of accuracy of an offering memorandum. Nonetheless, commodity pool operators and commodity trading advisors that qualify for relief under Regulation 4.7 remain subject to certain disclosure, reporting and recordkeeping requirements. We do not rely on any exemption with respect to PSH. We expect to rely on CFTC Rule 4.12(c)(3) with respect to PSUS, which allows for “substituted compliance” with respect to certain CFTC recordkeeping, reporting and disclosure requirements. As a result, we will not be subject to certain aspects of the CFTC’s rules ordinarily applicable to CPOs, including the specific disclosure requirements under CFTC rules in connection with our management of PSUS. However, the CPO of a registered investment company with less than three years of operating history, such as PSUS, is required under Rule 4.12(c)(3) to disclose the performance of all accounts and pools that are managed by the CPO and that have investment objectives, policies and strategies substantially similar to those of the newly-formed registered investment company.
The EU AIFMD and the UK AIFM Law
We have registered certain of our funds for marketing in the United Kingdom (“UK”) and are therefore subject to the UK Alternative Investment Fund Managers Regulations 2013 as amended from time to time (the “AIFM Law”). Additionally, we have registered certain of our funds for marketing under national laws implementing the EU’s Alternative Investment Fund Managers Directive (the “AIFMD”) in Finland, Sweden, Belgium and the Netherlands. As Pershing Square Inc.’s source of income derives from the management of these funds by one or more subsidiaries, the costs of complying with the AIFMD and the AIFM Law may impact this income and the AIFM Law and the AIFMD may have an adverse effect on the continued operation of our funds where interests are offered to or placed with investors in the European Economic Area (the “EEA”) and the UK. The AIFMD and the AIFM Law are complex and key aspects of it remain subject to interpretation, as well as continuing reform and update.
The AIFMD and the AIFM Law impose significant regulatory requirements on alternative investment fund managers (“AIFMs”), operating within the EEA and the UK, as well as prescribing certain conditions with regard to regulatory standards, cooperation and transparency that need to be satisfied for non-EU and non-UK AIFMs to market alternative investment funds (“AIFs”) into EEA Member States and the UK (such as those of our funds which have been registered to market under AIFMD and the AIFM Law). In order to market one of our AIFs to investors in the EEA or the UK, the non-EEA and non-UK investment adviser of that AIF is required to comply with the marketing conditions in the AIFMD or the AIFM Law (as applicable) and any additional national restrictions, assuming that national private placement is available. The AIFMD and the AIFM Law conditions are, broadly, that the AIFM complies with specific notification or registration requirements and certain additional transparency requirements requiring disclosures to investors in the AIF and to EEA or UK regulators, such as annual reporting and regulatory filing requirements; the AIFM complies with requirements relating to the acquisition of substantial stakes in, or control of, EEA or UK companies; and the jurisdictions in which the non-EEA or non-UK AIFM and the relevant AIF are organized satisfy certain conditions with regard to regulatory standards, cooperation and transparency.
A non-EEA or non-UK investment adviser, such as Pershing Square, is not required to comply with all of the requirements set out in the AIFMD or the AIFM Law. Accordingly, and subject to the below, investors in our funds may not receive the full protections or benefits available under AIFMD or the AIFM Law, which would otherwise be available to investors in an EEA or UK AIF managed by an EEA AIFM or UK AIFM.

Directive (EU) 2024/927 (“AIFMD II”), amending the AIFMD in the EU, was published in the Official Journal of the European Union on 26 March 2024 and entered into force on 15 April 2024. EU member states will have until 16 April 2026 to implement AIFMD II.
AIFMD II will amend or introduce provisions under the AIFMD including: regulatory reporting requirements, investor disclosures, prohibitions on AIFs or AIFMs being established in certain high-risk jurisdictions for AML purposes, licensing permissions for AIFMs, governance requirements and delegation. These will primarily affect fund managers established and licensed in the EEA. By virtue of their registrations to market under AIFMD in the EEA, it is possible that certain of our funds may be affected by the prohibitions on AIFs or AIFMs being established in certain high-risk jurisdictions for AML purposes, changes to investor disclosures and reporting requirements. The implementation of AIFMD II could have a negative impact on us including, but not limited to, increasing costs borne by us or our funds to ensure compliance with it, with these increased costs reducing any income paid to the Company.
By virtue of their registrations to market under AIFMD and the AIFM Law, certain of our funds may also be required to comply with limited parts of other EU and UK regulation such as the GDPR. For a discussion of how risks in relation to compliance with applicable data protection and privacy laws and regulations, such as the GDPR, affect our business, see “Risk Factors—Risks Related to Our Business and Industry—Failure or alleged failure to comply with applicable data and privacy laws and regulations could subject us to ongoing costs and, in some cases, fines and reputational harm.”
The EEA EMIR and UK EMIR
Certain of our funds trade OTC derivatives with counterparties in the EU and the UK. Regulation (EU) No 648/2012, as amended (“EEA EMIR”) regulates the operation of the derivatives market in the EEA. The United Kingdom has onshored EEA EMIR and a similar set of rules therefore now apply in the UK notwithstanding the UK’s withdrawal from the European Union (“UK EMIR”).
Broadly, EEA EMIR’s and UK EMIR’s requirements in respect of derivative transactions are: (i) mandatory clearing of OTC derivative transactions declared subject to the clearing obligation; (ii) risk mitigation techniques in respect of uncleared OTC derivative transactions which may include the requirement for the two parties to such a transaction to exchange margin; and (iii) reporting and record-keeping requirements in respect of all derivative transactions.
The application of these requirements is dependent on the classification of the counterparties as financial counterparties (“FCs”) or non-financial counterparties (“NFCs”). Financial counterparties and non-financial counterparties are further divided into those which have entered into derivative transactions having a notional value above certain specified thresholds (“FC+” or “NFC+”) and those which have not (“FC-” and “NFC-”).
When the relevant fund enters into an OTC derivative transaction with a counterparty established in the EEA/UK, such counterparty will require that this is conducted in compliance with the applicable requirements under EEA EMIR/UK EMIR. In particular, this may mean the parties either clear the transaction or, if the clearing obligation does not apply, enter into arrangements to exchange margin in respect of the transaction.
Compliance with the relevant EEA EMIR/ UK EMIR requirements (as applicable) is likely to increase the administrative burdens and costs of doing business for those of our funds trading OTC derivatives with counterparties in the EU and UK. In addition, over time divergences may arise between the rules under EEA EMIR and UK EMIR thus imposing additional compliance requirements upon the relevant Fund.
Other Jurisdictions
We and certain funds that we advise are registered with, have been licensed by or have obtained authorizations to be marketed in other jurisdictions outside of the United States. These registrations, licenses or authorizations relate to providing investment advice, marketing of securities and other regulated activities. Failure to comply with the laws and regulations governing these subsidiaries and funds that have been registered, licensed, or authorized could expose us to liability and/or damage our reputation.

Other Regulatory Considerations
Because our business and that of our funds and HHH is dynamic and is expected to change over time, we may be subject to new or additional regulatory constraints or requirements in the future. There are a number of pending or recently enacted legislative and regulatory initiatives that could significantly affect our business. Please see “Risk Factors—Risks Related to Our Business and Industry—Extensive regulation of our business affects our activities and creates the potential for significant liabilities and penalties. The possibility of increased regulatory focus could result in additional burdens on our business,” “—Changing regulations regarding derivatives and commodity interest transactions could negatively impact our business and the business of our funds” and “—We are subject to increasing scrutiny from regulators, elected officials, investors and other stakeholders with respect to environmental, social and governance matters, which may constrain investment opportunities for our funds and harm our brand and reputation.” This prospectus cannot address or anticipate every possible current or future regulation that may affect our or our funds’ or HHH’s businesses; however, such regulations may have a significant impact on investors in a fund, the operations of a fund or HHH, or our management activities, including restricting the types of investments a fund may make, to whom the funds may be sold, requiring additional disclosures or reporting to investors or regulatory authorities or requiring registration of a fund and/or PSCM as its investment adviser with one or more regulatory authority. Such regulatory constraints or requirements may give rise to additional costs or otherwise reduce any income received by Pershing Square Inc. in respect of our funds.
Human Capital Management
Our employees are integral to our culture of integrity, professionalism, excellence and cooperation. The intellectual capital collectively possessed by our employees is our most important asset. We hire qualified people, train them and encourage them to work together to provide their best thinking to the Company for the benefit of the investors in the funds we manage. As of December 31, 2025, we had 44 employees, including nine investment professionals. We have an investment team, a legal and compliance team, a technology team, a trading team, a finance team, a public relations team and an investor relations teams. See “Management” elsewhere in this prospectus for more information on our executive officers. We face intense competition in attracting and retaining talented professionals. Our ability to continue to compete effectively in our businesses will depend upon our ability to attract new employees and retain and motivate our existing employees.
Compensation and Benefits
Our compensation is designed to attract and retain employees and align their interests with those of the investors in our funds. We believe our high proportion of permanent capital and industry-leading assets-to-employee ratio as well as our allocation of performance fee revenue, in particular, allow us to provide appropriate incentives to attract and retain talent and align their interests with those of the investors in our funds. As described in “Business—Advisory Fees and Compensation—Allocation of Performance Fee Revenue,” in connection with the Strategic Investment, we implemented an arrangement for the allocation of performance fee revenue, which entitles our investment professionals and certain other employees to substantial incentive compensation. In addition, some key personnel receive incentive compensation in the form of profit participation interests in both our company and the general partners of PSLP and PSVII. The senior members of the investment team are principally compensated based on the funds’ overall performance, rather than the performance of any individual position, which encourages teamwork and aligns their interests with the funds’ investors.
Personnel who do not have profit participation interests in our company receive a base salary and are eligible to receive additional compensation in the form of a discretionary annual bonus.
Health and Wellness
We believe that healthy team members are more productive, and we invest heavily in benefits and initiatives to support our employees. In addition to medical, dental, vision, life insurance, disability insurance, and retirement benefits, we provide generous primary and non-primary caregiver leave and domestic partner health insurance. We also provide employees with access to a medical advisor at no cost to help them navigate complex health situations and concerns.

Culture, Sustainability and Governance
We believe that a strong culture, a focus on sustainability and best-in-class governance are fundamentally aligned with running a successful business. Our interest in culture, sustainability and governance (“CSG”) considerations relates to their impact on our investments and to how we operate our own business.
With respect to our investments, we view CSG as central to our investment objective to preserve capital and seek maximum, long-term capital appreciation and growth in intrinsic value per share commensurate with reasonable risk. As a concentrated, research-intensive, fundamental value investor in the public markets, the most important criterion in our investment selection process is our assessment of the long-term quality of a business. We believe that exceptional management teams demonstrate their ability to create long-term value for stockholders by managing CSG risks responsibly, integrating CSG into business practices, and by operating sustainably. As such, we consider the exposure of a business to CSG risks and its approach to CSG issues, both at the time of our initial investment and as part of our ongoing stewardship of a company. We analyze CSG risks as part of our existing due diligence process in order to understand potential key risk factors in our investments. Although we have rejected potential investments for unacceptable exposure to CSG-related risks, often our analysis confirms for us that companies we are considering already have appropriate CSG practices in place. In other cases, our due diligence may identify opportunities for long-term value creation through engagement with the business to address potential CSG-related concerns.
With respect to our own business operations, we take seriously our responsibility to maintain high ethical standards, care for our employees and affiliates, thoughtfully manage our environmental footprint and behave as responsible members of our local and broader community. We aim to responsibly manage our environmental footprint, and our goal is to be carbon-neutral. To meet that goal, we have implemented environmentally sustainable practices throughout our office space, including recycling, waste reduction and energy efficiency programs. We also intend to purchase carbon credits to offset the emissions that we are unable to eliminate, such as business travel.
Regarding our employee relations and community membership, we are committed to fostering a collaborative work environment and have established a Culture Committee to help guide our efforts to enhance our culture and company. Within this focus on our culture, we value our employees’ diversity of personal experience, socioeconomic status, background, political views, race, religion, country of origin and ethnicity, sexual orientation, personal interests, perspectives and more. We are committed to fostering an inclusive culture in compliance with all applicable laws, including the recruitment, retention and development of talent with a wide spectrum of background and experiences on our investment and operational teams. We will continue to advance these initiatives and seek other opportunities to foster a culture that is welcoming for all.
We also offer our employees volunteer opportunities and encourage them to participate in various philanthropic efforts, both independently and in partnership with the Pershing Square Foundation, a charitable family foundation founded by our Founder in 2006.
Legal Proceedings
We may from time to time be involved in litigation and claims incidental to the conduct of our business. Like other businesses in our industry, we are subject to scrutiny by the regulatory agencies that have or may in the future have regulatory authority over us and our business activities, which could result in regulatory agency investigations or litigation related to regulatory compliance matters.
On February 9, 2026, certain alleged stockholders of HHH, Charter Township of Shelby Fire & Police Retirement System, MVS Marine LLC and Kurtis Solberg (the “Plaintiffs”), filed a lawsuit in the Delaware Court of Chancery against PSCM LP, PS Holdco and Mr. Ackman (the “Pershing defendants”) and Mr. Hakim and certain other directors of HHH (the “HHH director defendants”), captioned Charter Township of Shelby Fire & Police Retirement System v. Pershing Square Capital Management, L.P., C.A. No. 2026-0184-BWD. The lawsuit alleges claims on behalf of a putative class of HHH stockholders and derivatively on behalf of HHH and contends that the HHH Transaction amounted to a transfer of control of HHH to the Pershing defendants; that the HHH director defendants breached their fiduciary duties by approving the transaction at an unfair price; and that the Pershing defendants aided and abetted those alleged breaches of fiduciary duty. The Plaintiffs also seek a declaratory judgment that the HHH Services Agreement is invalid and unenforceable under the Delaware General

Corporation Law. The complaint seeks, among other things, injunctive relief preventing enforcement of the HHH Services Agreement; certain other equitable relief; unspecified damages; and an award of costs and disbursements, including attorneys’ fees. We believe these claims have no merit and intend to contest these claims vigorously.
We are not currently subject to any pending judicial, administrative or arbitration proceedings that we expect to have a material impact on our results of operations or financial condition. The possibility of increased regulatory focus could result in additional burdens on our business. In addition, the possibility of tax or other legislative measures being adopted in some countries could materially adversely affect us. See “Risk Factors—Risks Related to Our Business and Industry—Extensive regulation of our business affects our activities and creates the potential for significant liabilities and penalties. The possibility of increased regulatory focus could result in additional burdens on our business” and “—We are subject to substantial risks of litigation and regulatory proceedings and may face significant liabilities and damage to our professional reputation as a result of litigation and regulatory proceedings and negative publicity.”

MANAGEMENT
Directors and Executive Officers
The following table sets forth the names, ages and positions of our directors and executive officers at the time of the combined offering.

Name	Age	Position
William A. Ackman	59	Chief Executive Officer and Chairman of the Board
Ryan Israel	41	Chief Investment Officer and Director
Halit Coussin	54	Chief Legal Officer, Chief Compliance Officer and Director
Michael Gonnella	45	Chief Financial Officer
Ben Hakim	50	President and Director
David Coppel Calvo	47	Director
Kerry Murphy Healey	65	Director
Orion Hindawi	46	Director
Marco Kheirallah	52	Director
Nicholas M. Lamotte	43	Director

William A. Ackman has served as our Founder and Chief Executive Officer since founding PSCM in 2003, and as Chairman of our board of directors since June 2024. Prior to founding PSCM, Mr. Ackman co-founded and co-managed Gotham Partners Management Co., LLC (“Gotham Partners”), an investment adviser that managed public and private equity hedge fund portfolios, until 2003. Mr. Ackman also serves as Executive Chairman of the HHH Board of Directors since May 2025 and as the Chairman and Chief Executive Officer of SPARC since November 2021. In addition, Mr. Ackman serves on the board of the Pershing Square Foundation, which he founded in 2006. Mr. Ackman previously served as Chief Executive Officer and Chairman of Pershing Square Tontine Holdings, Ltd., as a member of the Federal Reserve Bank of New York’s Investment Advisory Committee on Financial Markets and as a director of Universal Music Group N.V. Mr. Ackman received a Masters in Business Administration from the Harvard Business School and a Bachelor of Arts magna cum laude from Harvard College.
Ryan Israel has served as our Chief Investment Officer since August 2022 and as a member of our board of directors since June 2024. Mr. Israel joined our investment team in 2009. Mr. Israel is also a member of the HHH Board of Directors and serves as Chief Investment Officer for HHH. Mr. Israel was previously an analyst at The Goldman Sachs Group, Inc. in the Technology, Media and Telecom group. Mr. Israel served as a director of Element Solutions Inc. from October 2013 through January 2019. Mr. Israel received his Bachelor of Science from the Wharton School at the University of Pennsylvania, where he graduated summa cum laude and beta gamma sigma in 2007.
Halit Coussin has served as our Chief Legal Officer and Chief Compliance Officer since September 2015 and as a member of our board of directors since June 2024 and a director of PSH since November 2024. Prior to joining our company in 2007, Ms. Coussin served as an associate attorney at Schulte, Roth & Zabel LLP, where her practice focused on advising hedge fund managers on a variety of regulatory and compliance matters. Ms. Coussin received her LL.M. from New York University in 2000 and her LL.B. magna cum laude from Tel Aviv University in 1998.
Michael Gonnella has served as our Chief Financial Officer since March 2017. Mr. Gonnella also serves as the Chief Financial Officer of SPARC, and previously served as Chief Financial Officer of Pershing Square Tontine Holdings, Ltd. Mr. Gonnella joined our firm in 2005. Prior to his appointment as our Chief Financial Officer, Mr. Gonnella served as our senior controller. Mr. Gonnella is a certified public accountant and received his Bachelor of Science from Seton Hall University in 2002 and his Master of Accountancy in Taxation from Rutgers Business School.
Ben Hakim has served as our President since June 2024 and as a member of our board of directors since February 2025. Mr. Hakim joined our investment team in 2012. He has also served as President of SPARC since November 2021 and as a member of the HHH Board of Directors (from which he is expected to step down effective May 7, 2026) since May 2024 and previously served as President of Pershing Square Tontine Holdings, Ltd. Mr. Hakim was previously a Senior Managing Director at Blackstone Inc., where he worked in the Mergers & Acquisitions group for 13 years. Mr. Hakim received his Bachelor of Science from Cornell University in 1997.
David Coppel Calvo has served as a member of our board of directors since January 2025. Mr. Coppel Calvo is the Chief Commercial Officer, Vice President of Investment and Board Member of Grupo Coppel (the “Coppel Group”), one of the largest non-food retailers and financial service providers in Latin America. Prior to assuming his current role in December 2018, Mr. Coppel Calvo previously served in various roles at the Coppel Group since 2008, including Director of Internal Procurement and Supply Chain and President of Coppel Corporation. In addition to serving on the board of directors of the Coppel Group, Mr. Coppel Calvo also currently serves on the board of directors of Corazón Capital and Qualitas and previously served on the board of directors of Bonobos.com Inc., INSIKT – AURA, Fibra Plus and Lululemon Mexico. Mr. Coppel Calvo is also a member of Mexico en Moyimiento. Mr. Coppel Calvo received a Bachelor of Science in Industrial and Systems Engineering from Tecnologico de Monterrey (ITESM) and a Masters in Business Administration from the Pan-American Institute for Senior Business Management (IPADE).
Kerry Murphy Healey has served as a member of our board of directors since June 2024. Dr. Healey currently serves as a lecturer at the Princeton School of Public and International Affairs. Dr. Healey was the inaugural president of the Milken Center for Advancing the American Dream in Washington, DC, a position which she held from 2019-2022. Dr. Healey served as the President of Babson College from 2013-2019 and was elected President Emerita by the trustees of Babson College in 2021. Before joining Babson College, Dr. Healey served with distinction as the 70th lieutenant governor of Massachusetts from 2003 to 2007, where she worked to lead, enact, and implement a wide range of policy and legislative initiatives for the Romney-Healey Administration. In 2008, Dr. Healey was appointed by Secretary of State Condoleezza Rice as a founding member of the Executive Committee of the U.S. State Department’s Public-Private Partnership for Justice Reform in Afghanistan, a position to which she was later reappointed by Secretary of State Hillary Clinton. Prior to her public service, Dr. Healey worked for more than a decade as a public policy consultant to the United States Department of Justice for Cambridge-based think tank Abt Associates. Dr. Healey currently serves on the board of directors of Apollo Global Management Inc. and Marti Technologies, Inc. Dr. Healey holds an A.B. in government from Harvard College and a Ph.D. in political science and law from Trinity College, Dublin. She has been a fellow at the Harvard Kennedy School’s Institute of Politics and Harvard’s Center for Public Leadership. She is a member of the Council on Foreign Relations and the Trilateral Commission, and a trustee of the American University of Afghanistan, the American University of Bahrain and Western Governors University.
Orion Hindawi has served as a member of our board of directors since June 2024. Mr. Hindawi is the Executive Chairman and former CEO of Tanium, a private venture-backed endpoint management and cyber security company which he co-founded in 2007. Mr. Hindawi served as the CEO of Tanium from 2016 to 2023 and has served as the Executive Chairman of Tanium since February 2023. Mr. Hindawi has led the development of enterprise-scale endpoint security and management platforms for the past 18 years at BigFix, Inc. (acquired by International Business Machines Corp. in 2010) and Tanium, in addition to holding multiple software patents in network communications and systems management.
Marco Kheirallah has served as a member of our board of directors since June 2024. Mr. Kheirallah is a founding partner at Lumina Capital Management, a special situations investment firm founded in 2022 in Brazil. Prior to Lumina Capital Management, beginning in 2010, Mr. Kheirallah was the Founder and Managing Partner at SIP Capital Fund. Mr. Kheirallah also served as the Chief Financial Officer at PDG Realty from 2012 to 2015. Mr. Kheirallah was a Partner at Banco Pactual from 2001 to 2009 and at Banco Matrix from 1996 to 2001. He also served as a Trader at Banco Opportunity from 1994 to 1996 and at Banco BCN from 1992 to 1994. Mr. Kheirallah received his bachelor's degree in Business Administration from Fundação Getulio Vargas, EAESP.
Nicholas M. Lamotte has served as a member of our board of directors since June 2024. He is the Executive Chairman of Consulta Limited, a value-oriented investment firm. Mr. Lamotte was appointed Executive Chairman of Consulta Limited in 2024, having served in various roles at Consulta Limited since 2008, including Chief Executive Officer and Chairman of the Board. Prior to joining Consulta Limited, Mr. Lamotte was an analyst at Halcyon Asset Management from 2006 to 2008 and an analyst at The Goldman Sachs Group, Inc. from 2005 to 2006. Mr. Lamotte received a Bachelor of Arts from Brown University, where he graduated magna cum laude and was elected to Phi Beta Kappa. Mr. Lamotte has completed the Owner/President Management program at Harvard Business School and has endowed the Nicholas M. Lamotte Scholarship for Business, Entrepreneurship and Organizations at Brown University.
Composition of the Board of Directors After the Combined Offering
Our business and affairs are managed under the direction of our board of directors. Upon completion of the combined offering, our articles of incorporation and bylaws will provide that our board of directors will consist of such number of directors as may from time to time be fixed by our board of directors. Our directors will be elected at each year’s annual meeting of stockholders.
Director Independence
Our board of directors has affirmatively determined that each of Mr. Coppel Calvo, Dr. Healey, Mr. Hindawi, Mr. Kheirallah and Mr. Lamotte qualifies as an independent director under the NYSE listing standards.
Background and Experience of Directors
When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. In particular, the members of our board of directors considered the following important characteristics, among others:
•	Mr. Ackman – our board of directors considered Mr. Ackman’s perspective, experience, expertise and thorough knowledge of our industry as our Founder and Chief Executive Officer.
•	Mr. Israel – our board of directors considered Mr. Israel’s experience, expertise and knowledge of our industry as our Chief Investment Officer.
•	Ms. Coussin – our board of directors considered Ms. Coussin’s experience, expertise and knowledge of our industry as our Chief Legal Officer and Chief Compliance Officer.
•	Mr. Hakim – our board of directors considered Mr. Hakim’s experience, expertise and knowledge of our industry as our President.
•	Mr. Coppel Calvo – our board of directors considered Mr. Coppel Calvo’s perspective, expertise and experience in significant leadership roles in the retail and financial services industries.
•
Dr. Healey – our board of directors considered Dr. Healey’s perspective, experience in significant leadership roles in government and academia, expertise and service as a director on other public company boards including the board of a global asset manager.

•	Mr. Hindawi – our board of directors considered Mr. Hindawi’s perspective, expertise and experience in significant leadership roles in the technology industry.
•
Mr. Kheirallah – our board of directors considered Mr. Kheirallah’s perspective, expertise and experience in significant leadership roles in the financial services and investment management industries.

•	Mr. Lamotte – our board of directors considered Mr. Lamotte’s perspective, expertise and experience in significant leadership roles in the financial services and investment management industries.
Controlled Company Exception
Upon completion of the combined transaction, ManagementCo, an entity managed by members of our senior management, will initially have voting power over 74.6% or 70.2% of our outstanding common stock (or 74.3% or 69.2% if the underwriters in the PSUS IPO exercise in full their option to purchase additional PSUS Shares as described in the accompanying PSUS Prospectus), assuming PSUS raises $5 billion in the combined transaction and assuming PSUS raises $10 billion in the combined transaction, respectively, and will also hold a Special Voting Share that will have voting power (which shall in no event be less than one vote) equal to that number of votes required, when taken together with the aggregate voting power of the shares of our common stock over which ManagementCo then has voting power, to give ManagementCo a majority of the aggregate voting power of the Special Voting Share and the then-outstanding shares of common stock. See “Description of Capital Stock—Preferred Stock—Special Voting Share.” As a result, we will be a “controlled company” within the meaning of the corporate governance standards of the NYSE.
Under these corporate governance standards, a company of which more than 50% of the voting power is beneficially owned by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements that (1) a majority of its board of directors consist of independent directors, (2) its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) its board of directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.
Although we are permitted to rely on these exemptions from certain corporate governance standards, we intend that, at the time of the combined offering, a majority of our board of directors will consist of independent directors and our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each will be composed entirely of independent directors.
Board Committees
We anticipate that, prior to the completion of the combined offering, our board of directors will establish the following committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The expected composition and responsibilities of each committee are described below. Our board of directors may also establish from time to time any other committees that it deems necessary or desirable. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.
Audit Committee
Upon the completion of the combined offering, we expect our audit committee will consist of Mr. Coppel Calvo, Mr. Kheirallah and Mr. Lamotte, with Mr. Lamotte serving as chair. Our audit committee will be responsible for, among other things:
•	selecting and hiring our independent auditors and approving the audit and non-audit services to be performed by our independent auditors;
•	assisting the board of directors in evaluating the qualifications, performance and independence of our independent auditors;
•	assisting the board of directors in monitoring the quality and integrity of our financial statements and our accounting and financial reporting;
•	assisting the board of directors in monitoring our compliance with legal and regulatory requirements;
•	reviewing the adequacy and effectiveness of our internal control over financial reporting processes;
•	overseeing our internal audit function;
•	reviewing with management and our independent auditors our annual and quarterly financial statements;
•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the audit committee report that the rules and regulations of the SEC require to be included in our annual proxy statement.

The SEC rules and the NYSE rules require us to have one independent audit committee member upon the listing of our common stock on the NYSE, a majority of independent directors within 90 days of the effective date of the registration statement and all independent audit committee members within one year of the effective date of the registration statement. Mr. Coppel Calvo, Mr. Kheirallah and Mr. Lamotte qualify as independent directors under the NYSE listing standards and the independence standards of Rule 10A-3 of the Exchange Act. We will have a fully independent audit committee upon listing.
Compensation Committee
Upon the completion of the combined offering, we expect our compensation committee will consist of Dr. Healey, Mr. Hindawi and Mr. Kheirallah, with Dr. Healey serving as chair. Our compensation committee will be responsible for, among other things:
•
reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, evaluating our CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the board of directors), determining and approving our CEO’s compensation level based on such evaluation;

•
reviewing and approving, or making recommendations to the board of directors with respect to, the compensation of our other executive officers, including annual base salary, bonus and equity-based incentives and other benefits;

•	reviewing and recommending the compensation of our directors;
•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure to the extent required by SEC rules;
•	preparing the compensation committee report to the extent required by the SEC to be included in our annual proxy statement; and
•	reviewing and making recommendations with respect to our equity compensation plans.
While we are electing to have a fully independent compensation committee even though it is not required, our compensation committee will not have oversight and control over all executive compensation decisions. Following the combined offering, a significant portion of our executives’ compensation will be comprised of (i) Subordinated Performance Fees distributed by CompCo and (ii) certain interests of PS Partner Group that may become redeemable, subject to certain conditions, for shares of our common stock held by PS Partner Group. Both CompCo and PS Partner Group will be controlled by ManagementCo, not our board of directors. For additional information, see “Executive Compensation—Compensation Arrangements To Be Adopted in Connection with the Combined Offering.”
Nominating and Corporate Governance Committee
Upon the completion of the combined offering, we expect our nominating and corporate governance committee will consist of Mr. Coppel Calvo, Dr. Healey and Mr. Lamotte, with Mr. Coppel Calvo serving as chair. The nominating and corporate governance committee will be responsible for, among other things:
•	assisting our board of directors in identifying prospective director nominees and recommending nominees to the board of directors;
•	overseeing the evaluation of the board of directors and management;
•	reviewing developments in corporate governance practices and developing and recommending a set of corporate governance guidelines; and
•	recommending members for each committee of our board of directors.
Our stockholders may provide suggestions for prospective director nominees to the chair of our nominating and corporate governance committee.

Compensation Committee Interlocks and Insider Participation
We do not presently have a compensation committee. Decisions regarding the compensation of our executive officers have historically been made by Mr. Ackman in consultation with other members of our senior leadership. Upon the completion of the combined offering, we will have a compensation committee whose members will consist of Dr. Healey, Mr. Hindawi and Mr. Kheirallah.
None of our executive officers serves as a member of the board of directors or the compensation committee (or other committee performing equivalent functions) of any other entity that has one or more executive officers serving on our board of directors or compensation committee.
Code of Ethics
We will adopt a new Code of Business Conduct and Ethics that applies to all of our officers, directors and employees, which will be posted on our website. We will also adopt a Code of Ethics for Senior Financial Officers, which will apply to certain of our financial professionals, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, and will be posted on our website. Our Code of Ethics for Senior Financial Officers is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of both the Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers on our website. The information contained on, or accessible from, our website is not part of this prospectus by reference or otherwise.
Director Compensation
Our board of directors will adopt a policy with respect to the compensation payable to our non-employee directors upon consummation of the combined offering pursuant to which each non-employee director will be eligible to receive annual compensation for his or her service in accordance with market practice.

EXECUTIVE COMPENSATION
This discussion provides an overview of the material elements of our executive compensation program and provides a description of the compensation earned by our principal executive officer and our two other most highly compensated executive officers for the year ended December 31, 2025. These individuals are referred to as our “named executive officers.”
Quarterly Profit-Sharing Distributions
We make quarterly profit-sharing distributions of available excess cash to each of our named executive officers in proportion to their respective profit-sharing percentages. Prior to the Holdco Reorganization, such distributions were comprised of separate allocations of profits arising from management fees received by PSCM and performance fees received by, or performance allocations to, PSCM and certain of its affiliates, including PSGP. As discussed below, effective as of the Holdco Reorganization, direct interests held by our personnel, including our named executive officers, in PSCM were contributed (indirectly) to Pershing Square Holdco, L.P. In lieu of holding direct interests in PSCM, our applicable personnel, including our named executive officers, received profits-interest awards in PS Partner Group in the same applicable profit-sharing percentages as they held in PSCM (subject to ordinary course changes in such allocations). As discussed below, such personnel also hold profit-sharing interests in CompCo. Accordingly, following the Holdco Reorganization, such distributions have been comprised of (i) proceeds received by PS Partner Group (pursuant to its ownership of limited partnership interests in Pershing Square Holdco, L.P.), (ii) PSGP’s performance allocation (which it earns in connection with its services as the general partner to PSLP) and (iii) proceeds received by CompCo (pursuant to the VCA discussed below).
Such distributions are made pursuant to awards under our Long-Term Incentive Plan, dated April 17, 2017 (as amended from time to time, the “LTIP”). For Mr. Ackman, 100% of such distributions (excluding those from CompCo) were accounted for as capital distributions in 2025. For each of Messrs. Israel and Hakim, 25% of such distributions (excluding those from CompCo) were accounted for as capital distributions attributable to their Permanent Profits-Interests (as defined below) under the LTIP in 2025, while the remaining portion of these distributions were recorded as profit-sharing partner compensation. We do not account for capital distributions as compensation.
Accordingly, in addition to the amounts reflected in the table below, (i) Mr. Ackman received capital distributions in 2025 in the amount of $107,503,624, reflecting the full amount of his profit-sharing distributions and (ii) Messrs. Israel and Hakim received $5,258,059 and $2,119,686, respectively, in respect of their Permanent Profits-Interests. For additional information, see “—Narrative Disclosure to Summary Compensation Table—Long-Term Incentive Plan” below and Note 2, “Significant Accounting Policies” of the audited consolidated financial statements included elsewhere in this prospectus.

Summary Compensation Table
The following table provides summary information concerning compensation earned by our named executive officers for the years ended December 31, 2024 and 2025.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(2)	Total ($)
William A. Ackman Chief Executive Officer	2025	—	—	—	—	—	142,775,160	142,775,160
	2024	—	—	—	—	—	46,647,594	46,647,594
Ryan Israel Chief Investment Officer	2025	—	—	—	—	—	44,045,910	44,045,910
	2024	—	—	—	—	—	27,997,302	27,997,302
Ben Hakim President	2025	—	—	—	—	—	17,771,413	17,771,413

(1)	We did not pay salaries or bonuses or grant option awards to our named executive officers in 2025.
(2)
Includes distributions received under the LTIP from PS Partner Group, PSCM and PSGP, as applicable, in respect of 2025 for Messrs. Israel and Hakim of $15,774,176 and $6,359,057, respectively, in proportion to each officer’s profit-sharing percentages thereunder (and not attributable to their Permanent Profits-Interests). Such distributions are recorded as profit-sharing partner compensation in our audited consolidated financial statements.

Includes cash distributions received under the LTIP from CompCo in respect of 2025 for Messrs. Ackman, Israel and Hakim of $139,698,760, $28,261,234 and $11,401,856, respectively, in accordance with their respective profit-sharing percentages.
This column also includes the following amounts related to benefits and perquisites received by Mr. Ackman in 2025 (with each perquisite calculated based on the aggregate incremental cost to the Company, other than security services, which reflect the total cost incurred by the Company for such services, as described in greater detail below under “Narrative Disclosure to Summary Compensation Table—Security”): $40,000 related to public relations services; and $3,025,900 related to security services for the Company, Mr. Ackman and members of his family. Please refer to “Narrative Disclosure to Summary Compensation Table—Security” below for further details.
For each of our named executive officers, amounts also include $10,500 in Company contributions to our 401(k) savings plan in 2025.

Narrative Disclosure to Summary Compensation Table
Long-Term Incentive Plan
PSCM acts as an investment manager providing management and administrative services to our funds in accordance with each of their investment management agreements. As compensation for services to our funds, PSCM receives quarterly management fees based on the Net Asset Value of the applicable fund. In addition, PSCM earns performance fees from certain funds for serving as their investment manager. Likewise, certain of our affiliates, including PSGP, receive performance allocations for serving as the general partner to certain of our funds. Performance fees and the performance allocation are generally based on the NAV appreciation of the applicable fund through the end of the fiscal year or upon capital withdrawals, above a high-water mark. The performance fees/allocations, if earned, are payable upon the occurrence of crystallization events, which generally include, but are not limited to, December 31 of each year, withdrawals from our private funds and PSH’s payment of a dividend. For additional information, see Note 2, “Significant Accounting Policies” of the audited consolidated financial statements included elsewhere in this prospectus.
We have historically tied a significant portion of the compensation earned by certain partners (the “LTIP Partners”), including Messrs. Israel and Hakim, directly to the performance of the funds we manage, in the form of awards of participating profits interests under the LTIP (the “LTIP Awards”).
LTIP Awards historically entitled the LTIP Partners to cash distributions of management fee-based and/or performance fee-based net profits earned by PSCM and applicable Pershing Square entities (“LTIP Entities”) pursuant to the terms of their respective agreements and, subject to applicable vesting schedules, entitled them to a reduced percentage of their total LTIP Awards (the “Permanent Profits-Interests”) following a Qualifying Termination (as defined below under “—Termination and Change of Control Provisions”) in perpetuity (subject to permissible dilution and other terms of the LTIP). As of December 31, 2025, each of Messrs. Israel and Hakim have vested in their Permanent Profits-Interest to the maximum extent under the applicable vesting schedule.
The portion of an LTIP Partner’s LTIP Awards attributable to their Permanent Profits-Interests represents a substantive class of equity, and distributions in respect of such Permanent Profits-Interests are recorded as capital distributions. The remaining portion of an LTIP Partner’s LTIP Award is in substance a profit-sharing arrangement and is therefore recorded as profit-sharing partner compensation. Holders of LTIP Awards are also entitled to a portion of the consideration related to a Terminal Value Event as defined in the LTIP, including, but not limited to, a sale or transfer of all or any portion of equity interests in LTIP Entities, including through an initial public offering, as described further below under “—Termination and Change of Control Provisions.”
Effective as of the Holdco Reorganization, direct interests held by our personnel, including our named executive officers, in PSCM were contributed (indirectly) to Pershing Square Holdco, L.P., and the LTIP was amended to cause such interests to cease to be considered LTIP Awards. In lieu of such direct interests in PSCM, our applicable personnel, including our named executive officers, received profits-interest awards, including LTIP Awards, in the same applicable profit-sharing percentages as they held in PSCM (subject to ordinary course changes in such allocations), in PS Partner Group. In addition, such personnel also hold profits-interests awards, including LTIP Awards, in CompCo, which entered into the Variable Compensation Agreement, dated as of May 31, 2024 (as amended and restated on March 3, 2026, the “VCA”), attached hereto as Exhibit 10.9, with Pershing Square Holdco, L.P. and PSCM. Following the Holdco Reorganization and prior to the combined offering, PS Partner Group and our owners who previously held interests directly in PSCM own approximately 90% of the issued and outstanding limited partnership interests in Pershing Square Holdco, L.P. For 2025, distributions received by our named executive officers pursuant to the LTIP were primarily comprised of proceeds received by PS Partner Group (pursuant to its ownership of limited partnership interests in Pershing Square Holdco, L.P.), PSGP (which earns a performance allocation in connection with its services as the general partner to PSLP), and CompCo (pursuant to the VCA), which were distributed to their respective owners, including our named executive officers, in accordance with their respective profit-sharing percentages. The LTIP amendment provided that the interests in PS Partner Group and CompCo received by former holders of LTIP Awards in PSCM, including Messrs. Israel and Hakim, would be treated as LTIP Awards in those entities.

Variable Compensation Agreement
In connection with the Strategic Investment, we implemented an arrangement for the allocation of performance fee revenue from our funds and other investment vehicles as encapsulated in the VCA.
The VCA has two primary purposes: (1) to provide the company with a preferred return-like entitlement of performance fees received by our principal operating subsidiary, PSCM and (2) to provide an important source of compensation for certain of our personnel, including our investment professionals, consistent with our historical practice of tying a significant portion of the compensation earned by such personnel, including our named executive officers, directly to the performance of the funds we manage. In furtherance of these purposes, the VCA provides for the following:
•
we are entitled to receive from PSCM (directly or indirectly): (i) 100% of management fees earned from all our funds and HHH, minus any “offsettable management fees” which with respect to any fund (currently none but expected to include PSUS upon completion of the combined offering) refers to the portion of its management fees that are available to offset performance fees payable by PSH; and (ii) the following amounts with respect to certain funds we manage (our “Preferred Performance Fee” with respect to the applicable fund): (a) with respect to PSH, an amount equal to the 16% performance fee that would have been earned if PSH had experienced a “net of management fee” return of 5% per annum above its high-water mark; and (b) with respect to certain other funds subject to the VCA (currently only PSINTL), an amount equal to the applicable performance fee that would have been earned if such fund had experienced a “net of management fee” return of 5% per annum above its high-water mark minus any “offsettable performance fees” which with respect to such fund refers to the portion of such performance fee that would offset performance fees payable by PSH; and

•
CompCo is entitled to receive from PSCM the following amounts, in each case solely to the extent such amount exceeds the Preferred Performance Fees we receive from PSCM (the “Subordinated Performance Fees”): (i) with respect to PSH, all performance fees received from PSH, inclusive of any portion of offsettable management fees (currently none) and offsettable performance fees (currently only PSINTL’s) received from certain other funds subject to the VCA that would offset performance fees payable by PSH; and (ii) with respect to certain other funds subject to the VCA (currently only PSINTL), all performance fees received from such fund, exclusive of any offsettable performance fees that would offset performance fees payable by PSH.

The calculation of the Preferred Performance Fee that we are entitled to receive from any fund is not dependent on the actual amount of performance fees earned from such fund. However, the amount of Preferred Performance Fees actually distributed to us from PSCM will be limited by the performance fees (and applicable offsettable performance fees) that PSCM actually receives from the applicable fund. In the case of PSH, PSCM’s performance fees are subject to a fee offset arrangement, as described above, that reduces the amount of performance fees paid by PSH based on management fees and performance fees earned from certain other funds, and a portion of such offsettable performance fees will be made available by PSCM to pay the Preferred Performance Fees with respect to PSH or will be paid to CompCo as Subordinated Performance Fees in case of any applicable excess above the payment of the Preferred Performance Fees with respect to PSH.
The Subordinated Performance Fees will be an important source of compensation for certain of our personnel, including all investment professionals, consistent with our historical practice of tying a significant portion of the compensation earned by such personnel, including our named executive officers, directly to the performance of the funds we manage. Any portion of the Preferred Performance Fee that we are entitled to receive from a fund that is not paid in a given period will accrue to the next period’s Preferred Performance Fee for such fund until paid by such fund. Further, any Preferred Performance Fee with respect to one fund shall not be payable to us from the proceeds received from another fund. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Components of Our Results of Operations—Income—Performance Fees—Allocation of Performance Fee Revenue” for an illustration of our Preferred Performance Fee arrangement for the allocation of performance fee revenue over the six-year period ended December 31, 2025.
In connection with the combined offering, the VCA will be terminated and PSCM will issue the Preferred Profits Interest to us and the Subordinated Profits Interest to CompCo, which will generally provide for the same calculation of Preferred Performance Fees and Subordinated Performance Fees, respectively, and the same allocation of such fees between us and CompCo, respectively, as currently provided by the VCA. However, in connection with this termination of the VCA, the offsettable management fees will no longer reduce our entitlement to 100% of the management fees earned from our funds and will no longer be made available by PSCM to pay the Preferred Performance Fees with respect to PSH or paid to CompCo as Subordinated Performance Fees in case of any applicable excess. Instead, the offsettable management fees will serve to reduce the Preferred Performance Fee which we are entitled to receive with respect to PSH by such amount. See “—Compensation Arrangements To Be Adopted in Connection with the Combined Offering—Variable Compensation Agreement and Subordinated Profits Interest.”
Policies and Practices Related to the Timing of Equity Awards
We do not have a policy or practice in relation to the timing or the determination of the terms of a grant of options or other equity awards (including LTIP Awards) in relation to the disclosure of material nonpublic information by the Company. Any grants under our equity plans will be made in accordance with applicable laws and the applicable rules of the national securities exchange on which our common stock is then listed, including any such laws or rules relating to the timing of a grant of options or other awards in relation to the disclosure of material nonpublic information by the Company. We have not timed the disclosure of material nonpublic information for the purpose of affecting the value of our executive compensation.
Clawback Policy
We intend to adopt a compensation clawback policy to comply with SEC and stock exchange listing rules implementing the requirements of Dodd-Frank Wall Street Reform and Consumer Protection Act. Under the policy, we will be required in certain situations to recoup incentive-based compensation paid or payable to certain of our current or former executive officers, including our named executive officers, in the event of an accounting restatement.
Employee Benefits and Perquisites
In addition to the perquisites and benefits identified in the Summary Compensation Table above, our named executive officers are also eligible to receive the same benefits we provide, and to participate in all plans we offer, to our other full-time employees, including: health and dental insurance; group term life insurance; long-term disability insurance; other health and welfare benefits; and other voluntary benefits. We maintain a defined contribution savings plan under Section 401(k) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). All employees and profit-sharing partners are eligible to participate in the 401(k) plan. The 401(k) plan allows participants to invest in a variety of mutual funds across several fund families, and we make a safe harbor contribution in the amount of 3% of each participant’s eligible compensation, subject to certain Code limitations. The safe harbor contribution is provided to employees and profit-sharing partners (including our named executive officers), regardless of whether they elect to contribute to the 401(k) plan.
Security
We believe that the personal safety and security of our senior executives is critical to the Company and its shareholders. Pursuant to our executive security program, we may provide security services to certain executives, which include home security systems and monitoring and, in some cases, personal security services, which may include protection of family members. These protections are provided due to the range of security issues and threats that have been and may continue to be encountered by our senior executives from time to time.
Additionally, based on an independent, third-party security study, the disinterested members of our board of directors approved the provision of certain additional personal security services to Mr. Ackman due to heightened security considerations. Given Mr. Ackman’s role as our chief executive officer, the enhanced media attention that Mr. Ackman is subject to, and the current threat landscape, the security study for Mr. Ackman recommended that Mr. Ackman use private aviation for all air travel, whether for personal, commuting, or business purposes. The security study also recommended the implementation of additional security measures for Mr. Ackman’s travel in elevated-risk destinations.
We view the security services provided to Mr. Ackman, and any additional security services we may provide in the future for our other executive officers and employees, as an integral part of our risk management program and as necessary and appropriate business expenses. However, such services may be viewed as conveying a personal benefit to Mr. Ackman. The Company is unable to disaggregate the incremental cost of these services to Mr. Ackman. Accordingly, we have reported the total cost of such services to the Company in the “All Other Compensation” column of the Summary Compensation Table as required by Item 402 of Regulation S-K.
Outstanding Equity Awards at December 31, 2025
As of December 31, 2025, there were no stock or option awards outstanding for each of Messrs. Ackman, Israel and Hakim.
Termination and Change of Control Provisions
As discussed above, effective as of the Holdco Reorganization, interests in PSCM are no longer considered LTIP Awards and no interests in Pershing Square Holdco, L.P. are considered LTIP Awards, and upon consummation of the combined offering, we (i.e., Pershing Square Inc. and its consolidated subsidiaries, including PSCM) will not be subject to the LTIP, which will continue to apply to certain other entities. See “—Compensation Arrangements To Be Adopted in Connection with the Combined Offering—LTIP.”
Except as provided under the LTIP, none of our named executive officers are currently party to any arrangement that provides for severance benefits. See “—Compensation Arrangements To Be Adopted in Connection with the Combined Offering—LTIP.”
As described above, PSCM (including on behalf of its affiliates) maintained the LTIP under which Messrs. Israel and Hakim (along with certain other key employees) were issued a certain number of LTIP Awards. Under the LTIP, each participant is entitled to, with respect to LTIP Entities, (i) certain cash distributions of management fee-based and performance fee-based net profits following the participant’s Qualifying Termination and (ii) additional consideration payable in connection with certain corporate transactions (referred to as “Terminal Value Events”), each as further described below.
Pursuant to the LTIP, if a participant is terminated without “cause,” by the participant for “good reason,” as a result of death/disability, or as a result of a qualifying retirement (each, a “Qualifying Termination”), the participant is entitled to the following (the “Termination Benefit”) with respect to LTIP Entities: (i) a certain percentage (the “Applicable Percentage”) of performance fee-based net profits with respect to the calendar year of such termination (the “Termination Year”) in respect of the participant’s applicable LTIP Awards held immediately prior to such participant’s termination of employment, (ii) the portion of management fee-based net profits allocated to such participant on or prior to the participant’s termination date in respect of the participant’s LTIP Awards, and (iii) management fee-based net profits with respect to the participant’s Permanent Profits-Interests for the remaining calendar quarters of the Termination Year. The “Applicable Percentage” is the greater of (x) the number of days the participant was employed during the Termination Year divided by 365, and (y) 33.33% or, for certain LTIP Partners, including Messrs. Israel and Hakim, 25% in the case the participant is terminated as a result of retirement. For purposes of the LTIP, “good reason” generally means (i) a material and not temporary (e.g., as opposed to a project or a period where an employee otherwise reporting to such LTIP Partner would report to someone else at Pershing Square) reduction of the LTIP Partner’s duties, authorities, responsibilities, reporting relationships, role or position and/or (ii) our material breach of the LTIP.
Upon a participant’s Qualifying Termination, such participant’s LTIP Awards convert into a combination of “Permanent Profits-Interests” and “Sunset Profits-Interests,” pursuant to a formula set forth in the LTIP. In addition to the Termination Benefit, following a Qualifying Termination each participant is entitled to receive with respect to the LTIP Entities (i) a portion of the performance fee-based net profits for the first three years following termination in respect of both the Sunset Profits-Interests and Permanent Profits-Interests, and then, thereafter, only with respect to Permanent Profits-Interests, and (ii) a portion of the management fee-based net profits each year following the participant’s Qualifying Termination with respect to Permanent Profits-Interest only.
The LTIP also entitles participants to consideration in connection with a “Terminal Value Event” with respect to LTIP Entities. A “Terminal Value Event” is generally defined as any sale or transfer of all or any portion of the LTIP Entity’s equity interests, other than the issuance of profits-interests awards, or an initial public offering, merger, consolidation, or similar transaction, a sale of assets (e.g., advisory agreements), or any other similar transaction involving or relating to the LTIP Entity and a third party. Participants who are employed at the time of the Terminal Value Event (or who were terminated without “cause” or for “good reason” within twelve months prior) are entitled to consideration in connection with the Terminal Value Event with respect to the LTIP Entities, which is generally equal to a portion of the upside in value of the applicable LTIP Entity involved in the transaction. For participants who are employed at the time of a Terminal Value Event, the participant participates in each Terminal Value Event with respect to the Permanent Profits-Interests he or she would have been entitled to receive with respect to the LTIP Entity if terminated without “cause” on the date of the Terminal Value Event, or (B) for participants who have been terminated without “cause” or who terminated for “good reason” within 12 months prior to the Terminal Value Event, the participant participates in each the Terminal Value Event with respect to his or her Permanent Profits-Interests with respect to the LTIP Entity outstanding at such time, in each of cases (A) and (B) multiplied by a certain “TVE Tenure Factor” (which ranges from 1.0 to 1.333 based on years of service).
Pension Benefits and Non-Qualified Deferred Compensation
Our named executive officers do not participate in any pension or non-qualified deferred compensation plans and received no pension benefits or non-qualified deferred compensation during the year ended December 31, 2025.
Compensation Arrangements To Be Adopted in Connection with the Combined Offering
LTIP
In connection with the combined offering, the LTIP will be amended to, among other things, cease applying to PS Partner Group and Pershing Square Inc. and its consolidated subsidiaries (including PSCM), and to cease applying to any LTIP participants that retired or were otherwise terminated on or prior to the combined offering. For all other LTIP participants, the LTIP will otherwise remain in full force and effect with respect to interests in all other applicable Pershing Square entities, including PSGP and CompCo.
Following the combined offering, interests in PS Partner Group held by our applicable personnel, including certain of our named executive officers, will be subject to vesting, redemption (for corresponding interests in Pershing Square Inc. held by PS Partner Group) and forfeiture in accordance with the terms of the M Units, as described further below in “—Redeemable Interests in PS Partner Group.”
Under the amended LTIP, our Founder will be entitled to a reduced percentage of his total interests in LTIP Entities following an applicable departure (similar to the LTIP Awards and Permanent Profits-Interests for other LTIP Partners discussed above in “—Narrative Disclosure to Summary Compensation Table—Long-Term Incentive Plan”).
Redeemable Interests in PS Partner Group
In connection with the combined offering, we and PS Partner Group adopted the terms, and approved the grant, of redeemable interests, which we refer to as “M Units,” in PS Partner Group to our applicable personnel, including our named executive officers. Upon vesting (as further discussed below), such M Units may be redeemed, subject to certain conditions, for a proportional number of shares of our common stock held by PS Partner Group. Accordingly, the issuance and redemption of M Units will not be dilutive to our public shareholders.
The M Units in PS Partner Group held by Mr. Ackman will be considered fully vested and not subject to vesting or forfeiture. The M Units in PS Partner Group held by each other recipient will initially be considered unvested and subject to vesting and forfeiture (the “Unvested M Units”). The standard vesting schedule for Unvested M Units provides for (i) vesting 6.25% each year during years 1 to 4, (ii) vesting 8.33% each year during years 5 to 7, and (iii) vesting 16.67% each year during years 8 to 10. If a recipient of M Units terminates as a result of death or disability, or is terminated without cause, such recipient shall be entitled to catch-up vesting as if their vesting schedule provided for annual vesting on a straight-line basis over 10 years (i.e., 10% each year). One recipient has a condensed vesting schedule, which follows the aforementioned schedules except that it has a cliff vest of all Unvested M Units in year 5. Subject to certain requirements, recipients will also receive prorated vesting for the elapsed portion of the year in which their applicable termination occurs. In addition, recipients of Unvested M Units will be entitled to accelerated vesting of 100% of their Unvested M Units in the event that PS Partner Group is subject to a qualifying change in control, dissolution or liquidation.

In the event a recipient of Unvested M Units forfeits any Unvested M Units, the proportional number of shares of our common stock held by PS Partner Group corresponding to such number of forfeited Unvested M Units will be reallocated pro rata to the remaining active holders of M Units. Accordingly, in such event, the M Units held by such remaining holders will become redeemable for a proportionately greater number of shares of our common stock.
Under the terms of the M Units, dividends and other proceeds attributable to our common stock held by PS Partner Group will be distributed as and when received by PS Partner Group to each recipient of M Units pro rata, without regard to whether their respective M Units are vested or unvested.
PS Partner Group will be controlled by ManagementCo, not our board of directors. Accordingly, while the terms of the M Units, and the grant of such M Units to each recipient, were adopted and approved by us, as applicable, neither our Compensation Committee nor our stockholders will have control over any future compensatory decisions made by PS Partner Group. For further information, see “Summary—Reorganization Transactions—Corporate Conversion” and “Summary—Implications of Being a Controlled Company.’’
Variable Compensation Agreement and Subordinated Profits Interest
In connection with the combined offering, the VCA will be terminated and PSCM will issue a profits interest to us (the “Preferred Profits Interest”) and to CompCo (the “Subordinated Profits Interest”). The terms of the Preferred Profits Interest and the Subordinated Profits Interest will generally provide for the same calculation of Preferred Performance Fees and Subordinated Performance Fees, and the same allocation of such fees between us and CompCo, as currently provided by the VCA. However, the offsettable management fees will no longer reduce our entitlement to 100% of the management fees earned from our funds and will no longer be made available by PSCM to pay the Preferred Performance Fees with respect to PSH or paid to CompCo as Subordinated Performance Fees in case of any applicable excess, as currently contemplated under the VCA. Instead, the offsettable management fees will serve to reduce the Preferred Performance Fee which we are entitled to receive with respect to PSH by such amount.
CompCo will be controlled by ManagementCo, not our board of directors. Accordingly, neither our Compensation Committee nor our stockholders will have control over compensatory decisions made by CompCo. For further information, see “Summary—Reorganization Transactions—Corporate Conversion” and “Summary—Implications of Being a Controlled Company.”
Equity Incentive Plan
Our board of directors expects to adopt, and we expect our stockholders to approve, the Equity Incentive Plan prior to the completion of the offering, in order to provide a means through which we intend to attract, retain and motivate key personnel and to align their interests with those of our stockholders. Awards under the Equity Incentive Plan may be granted to any (i) individual employed by us or our subsidiaries; (ii) director or officer of us or our subsidiaries; or (iii) consultant or advisor to us or our subsidiaries who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act (or, for consultants or advisors outside of the U.S., may be offered securities consistent with the applicable law). The Equity Incentive Plan will generally be administered by the Compensation Committee or such other committee of our board of directors to which it has properly delegated power, or if no such committee or subcommittee exists, our board of directors (as applicable, the “Committee”), subject to the right of the Committee to delegate all or any portion of its authority to one or more of officers (subject to certain limitations).
The Equity Incentive Plan reserves 20,000,000 shares for issuance and has a term of 10 years from the date of its adoption (unless earlier terminated by our board of directors pursuant to its terms).
All awards granted under the Equity Incentive Plan will vest and/or become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee. Awards available for grant under the Equity Incentive Plan include non-qualified stock options and incentive stock options, restricted shares of our common stock, restricted stock units, or other equity-based awards tied to the value of our shares.
Awards are generally subject to adjustment in the event of (i) any dividend (other than regular cash dividends) or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of common stock or other securities, issuance of warrants or other rights to acquire shares of common stock or other securities, or other similar transactions or events (including a change in control of the Company), or (ii) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations or other requirement. In addition, in connection with any change in control, the Committee may, in its sole discretion, provide for any one or more of the following: (i) a substitution or assumption of, acceleration of the vesting of, the exercisability of, or lapse of restrictions on, any one or more outstanding awards and (ii) cancellation of any one or more outstanding awards and payment to the holders of such awards that are vested as of such cancellation (including any awards that would vest as a result of the occurrence of such event but for such cancellation) the value of such awards, if any, as determined by the Committee.
Our board of directors may amend, alter, suspend, discontinue, or terminate the Equity Incentive Plan or any portion thereof at any time, but no such amendment, alteration, suspension, discontinuance or termination may be made without stockholder approval if (i) such approval is required under applicable law; (ii) it would materially increase the number of securities which may be issued under the Equity Incentive Plan (except for increases in connection with certain corporate events); or (iii) it would materially modify the requirements for participation in the Equity Incentive Plan. Any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award will not to that extent be effective without such individual’s consent.
All awards granted under the Equity Incentive Plan are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by our board of directors or the Compensation Committee and as in effect from time to time and (ii) applicable law or listing exchange requirement.

DIRECTOR COMPENSATION
Each independent director on the board of directors of the general partner to Pershing Square Holdco, L.P. currently receives a quarterly cash retainer of $75,000. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including travel expenses in connection with their attendance in-person at board and committee meetings. The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our independent directors during 2025. None of the directors included in the table below had any stock or option awards outstanding as of December 31, 2025.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David Coppel Calvo(2)	294,167	—	—	—	—	—	294,167
Kerry Murphy Healey	300,000	—	—	—	—	—	300,000
Orion Hindawi	300,000	—	—	—	—	—	300,000
Marco Kheirallah	300,000	—	—	—	—	—	300,000
Nicholas M. Lamotte	300,000	—	—	—	—	—	300,000
Christine Todd(3)	6,667	—	—	—	—	—	6,667

(1)	Our executive directors, including Messrs. Ackman, Hakim and Israel and Ms. Coussin, were not separately compensated for their service on the board.
(2)	Mr. Coppel Calvo joined the board on January 29, 2025.
(3)	Ms. Todd departed from the board on January 8, 2025.
As described in “Summary—Reorganization Transactions,” prior to the effectiveness of each of this registration statement and the PSUS Registration Statement, Pershing Square Holdco, L.P. will convert into a Nevada corporation pursuant to a statutory conversion and change its name to Pershing Square Inc., and the board of directors (and members thereof) of the general partner to Pershing Square Holdco, L.P. will become the board of directors (and members thereof) of Pershing Square Inc.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The agreements described in this section, or forms of such agreements as they will be in effect at the time of the combined offering, are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference thereto.
Howard Hughes Transaction
On May 5, 2025, we entered into the Share Purchase Agreement and related agreements with HHH in connection with the Howard Hughes Transaction. See “Business” for more information regarding the transaction.
Corporate Conversion
Prior to the completion of the combined offering, we will complete the Corporate Conversion described in “Summary—Reorganization Transactions—Corporate Conversion.” See “Principal Stockholders” for information regarding the number of shares of our common stock that will be held by our Founder and other directors and officers following the combined offering.
Contribution of Shares of Our Common Stock
We will deliver shares of our common stock to the initial investors in the PSUS IPO and to the private placement investors in the PSUS Private Placement, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operation—PSUS IPO and PSUS Private Placement.” As described in “Summary—Reorganization Transactions,” this issuance of shares of our common stock will be effected by a contribution from PS Partner Group (and certain of our employees or other owners who previously held interests directly in PSCM) to us of the number of shares that we are obligated to deliver to the initial investors in the PSUS IPO and the private placement investors in the PSUS Private Placement.
Registration Rights Agreements
In connection with the combined offering, we will enter into a registration rights agreement with ManagementCo. This agreement will provide for customary “demand” registrations and “piggyback” registration rights. This registration rights agreement also will provide that we will pay certain expenses relating to such registrations and indemnify such registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.
In connection with the Strategic Investment, our pre-IPO owners, including the Strategic Investors, were granted certain “demand” and “piggyback” registration rights and were also entitled to have us pay certain expenses relating to such registrations and entitled to indemnification rights against certain liabilities which may arise under the Securities Act. In connection with the combined offering, we will enter into an additional registration rights agreement with such pre-IPO owners memorializing the foregoing and the right for a majority in interest of the Strategic Investors, until the first anniversary of the combined offering, upon the resignation or removal from our board of directors of Mr. Lamotte, to nominate one director to our board of directors for so long as the Strategic Investors, collectively, beneficially own shares of our common stock representing an investment in us that is equal to at least two-thirds of their collective investment in Pershing Square Holdco, L.P. as of the closing date of the Strategic Investment.
Other Transactions
Fee Waivers and Rebates
We waive management and performance fees on investments in our private funds by our employees and their affiliates. We have also historically rebated management and performance fees attributable to shares of PSH held by our employees and their affiliates. Following the Holdco Reorganization, we ceased to provide these rebates, which were continued instead by PS Partner Group and CompCo. For the year ended December 31, 2025, the affiliates fee rebate was $77,579,860 (2024: $69,300,950). Following the combined offering, PS Partner Group and CompCo will no longer rebate the fees of employees invested in PSH.

Subordinated Performance Fees
In connection with the Strategic Investment, we implemented an arrangement for the allocation of performance fee revenue from our funds and other investment vehicles pursuant to the VCA. This arrangement increases the certainty and predictability to us of performance-related revenue and provides an important source of compensation for our investment professionals. Under the VCA, Pershing Square Inc. retains the Preferred Performance Fees—generally, the annual performance fees from each fund earned on the first five percentage points of return net of the management fee—and pays the balance of performance fees—the Subordinated Performance Fees—to CompCo, an entity that compensates its members (including our investment professionals and certain other employees). CompCo is controlled by ManagementCo, and certain of our personnel, including each of our executive officers, hold profit-sharing interests in CompCo. For further information on the ownership structure of CompCo and ManagementCo, see “Summary—Reorganization Transactions—Corporate Conversion.” In connection with the combined offering, the VCA will be terminated and PSCM will issue the Preferred Profits Interest to us and the Subordinated Profits Interest to CompCo, which will generally provide for the same calculation of Preferred Performance Fees and Subordinated Performance Fees, respectively, and the same allocation of such fees between us and CompCo, respectively, as currently provided by the VCA. For further information, see “Executive Compensation—Compensation Arrangements To Be Adopted in Connection with the Combined Offering—Variable Compensation Agreement and Subordinated Profits Interest.”
For the year ended December 31, 2025, the second year in which our Preferred Performance Fee arrangement for the allocation of performance fee revenue was in effect, PSCM made aggregate distributions to CompCo of Subordinated Performance Fees, which were in turn distributed by CompCo to our investment professionals and certain other employees, of $385,350,074 (2024: $136,618,188), which amount is included in profit-sharing partner compensation in our consolidated statements of operations.
Corporate Aircraft
Prior to December 20, 2024, we owned a corporate aircraft that was used by our leadership team for business-related travel. The initial cost of the aircraft was $46,027,163. From time to time, Mr. Ackman made personal use of the aircraft. In such cases, we were reimbursed for that portion of the aircraft’s operating expenses. For the year ended December 31, 2024, Mr. Ackman agreed to reimburse us $701,578 for that portion of the aircraft’s operating expenses, which amount has been paid. As of December 31, 2025, $0 (2024: $1,121) of the reimbursed expenses remained outstanding and unpaid.
On December 20, 2024, ownership of our corporate aircraft was transferred to WAFH V LLC (the “Trust”), the beneficial owner of which is an entity wholly owned by Mr. Ackman. In connection with this transfer, the associated aircraft note (as described in Note 6 to the audited consolidated financial statements included elsewhere in this prospectus) with a carrying amount of $9,774,534 was transferred to the Trust. Accordingly, following such date, we no longer incur aircraft operating expenses arising from Mr. Ackman’s personal use of this aircraft (or are reimbursed by Mr. Ackman for his personal use of such aircraft).
Concurrently with such transfer, we entered into an Aircraft Lease Agreement (the “Aircraft Lease Agreement”) with the Trust, pursuant to which we lease the aircraft for business purposes on an as-needed basis on a fixed hourly rate. The Aircraft Lease Agreement has an initial term of six months and renews for successive six month periods unless terminated by either party upon 30 days’ notice. For the year ended December 31, 2025, $850,098 (2024: $8,781) of payments to the Trust related to the use of the aircraft had been made under the Aircraft Lease Agreement, which amount is included in general and administrative expense in our consolidated statements of operations.
While the Trust remains responsible for the aircraft’s fixed costs, we are responsible for variable costs and incidental expenses associated with use of the aircraft. To facilitate aircraft operations, we entered into a Pilot and Flight Services Agreement with Executive Jet Management, Inc. (“EJM”), pursuant to which EJM provides pilot staffing, flight crew, and other flight management services. For the year ended December 31, 2025, we paid $1,026,586 (2024: $5,243) to EJM for services rendered under this agreement.

Office Space Sublease
Mr. Ackman is a partial owner of NEOX Public Benefit LLC (the “Subtenant”), which subleases a portion of our office space. The sublease commenced on December 5, 2022, with rent payments commencing on May 1, 2023 following five months of rent abatement, and expires on December 31, 2033. For the year ended December 31, 2025, the Subtenant paid $2,919,044 (2024: $2,499,409) in rent and $597,485 (2024: $648,317) for office-related services, which amounts are both included in other income in our consolidated statements of operations. In addition, the landlord has agreed to pay us an amount of $1,660,000 for the reimbursement of certain costs incurred by the Subtenant, which we are expected to pay directly to the Subtenant within 30 days following receipt of such reimbursement. Prior to the combined offering, we intend to terminate our sublease arrangement with Subtenant who will enter into a direct relationship with the landlord and we will no longer receive the related income or bear the associated lease expense, although Subtenant may continue the use of certain office-related services for which we will continue to receive certain related income.
Office Space License
Prior to December 31, 2025, Mr. Ackman’s family office, TABLE Management, L.P. (“TABLE”) licensed a portion of our office space under a license agreement which also granted TABLE the use of certain office-related services. For the year ended December 31, 2025. TABLE paid $1,179,477 for office space (2024: $1,129,046) and $536,319 (2024: $688,590) for office-related services under the license agreement, which amounts are both included in other income in our consolidated statements of operations. As of December 31, 2025, TABLE no longer licenses office space from us, and, as a result, following such date, we no longer receive the related income or bear the associated license expense.
Ownership in Landlord Entity
Mr. Ackman and his affiliates indirectly own 50% of Georgetown Eleventh Avenue Owners, LLC, the owner of the building in which we rent office space. For the year ended December 31, 2025, we paid approximately $6,561,075 (2024: $6,641,725) in rent to Georgetown Eleventh Avenue Owners, LLC.
Strategic Investment
As set forth in the table below, each of Messrs. Coppel Calvo, Hindawi, Kheirallah and Lamotte and Dr. Healey invested in the Strategic Investment, either individually or through an investment vehicle or trust.

Director	Investment Size	Interest
David Coppel Calvo	$70 million	Direct or indirect ownership of 16% of Pacat LP., which invested in the Strategic Investment.(1)
Kerry Murphy Healey	$2 million	Individual.
Orion Hindawi	$5 million	100% beneficial owner of an irrevocable trust that invested in the Strategic Investment.
Marco Kheirallah	$6 million	61% beneficial owner of SIP Capital Fund Ltd., which invested in the Strategic Investment.
Nicholas M. Lamotte	$200 million	Executive Chairman of Consulta Limited, the investment manager of Consulta SPV II, LP. Consulta SPV II, LP invested in the Strategic Investment.(2)

(1)	Certain of Mr. Coppel Calvo’s immediate family members also directly or indirectly own interests in Pacat LP.
(2)
Mr. Lamotte and certain members of his immediate family may be deemed to be the beneficial owners of Consulta SPV II, LP by virtue of their beneficial ownership interests in the entity and in Consulta Limited. Mr. Lamotte and his immediate family disclaim beneficial ownership of the securities held by Consulta SPV II, LP except to the extent of their pecuniary interest therein.

Our Right To Acquire PSH Shares
Our Founder, Mr. Israel, a former employee and certain of their affiliates (the “Subject PSH Shares Holders”) directly or indirectly hold an aggregate of 46,265,743 public shares of PSH (the “Subject PSH Shares”). We entered into an agreement (the “PSH Share Agreement”) with the Subject PSH Shares Holders whereby we have the right, but not the obligation, on the terms and subject to the conditions provided in the

PSH Share Agreement, to acquire the Subject PSH Shares (or in the case of any Subject PSH Shares held through a holding entity, 100% of the issued and outstanding ownership interests of such holding entity) at any time after the ninth anniversary of the Corporate Conversion and on or before the tenth anniversary of the Corporate Conversion in exchange for shares of Pershing Square Inc. common stock. For purposes of determining the number of shares of our common stock to be issued to the Subject PSH Share Holders in the event we elect to exercise this right, (i) the Subject PSH Shares (and/or the holding entities holding such shares, as applicable) will be valued at a price per share equal to the volume-weighted average price per share of PSH as reported on the London Stock Exchange over the twenty trading-day period ending on the exercise date, and (ii) shares of our common stock will be valued at a price per share equal to the volume-weighted average price per share as reported on the NYSE over the twenty trading-day period ending on the exercise date. The value of any entity holding Subject PSH Shares shall be the value of such shares using the foregoing valuation methodology (i) increased by the amount of any cash held by such entity arising from dividends on the Subject PSH Shares and (ii) decreased by the amount of any accrued tax liability for income realized from dividends on the Subject PSH Shares.
We may exercise our right at any time during the one-year period immediately preceding the tenth anniversary of the Corporate Conversion. The PSH Share Agreement restricts transfers of the Subject PSH Shares prior to the exercise or expiry of our right, subject to certain exceptions for permitted transfers. The PSH Share Agreement conditions our right to acquire the Subject PSH Shares, among other things, on our ability to effect such acquisition in a manner that generally will be tax-free for U.S. federal income tax purposes to the Subject PSH Shares Holders and in a manner that will not result in a change of control under certain bond indentures of PSH. Any decision by us to exercise our right to acquire the Subject PSH Shares would be subject to our related person transaction policy described below in “—Statement of Policy Regarding Transactions with Related Persons.”
Other
PS Holdco and PS Partner Group elected to be subject to both the New York State and New York City Pass-Through Entity Tax (together, “PTET”) for the year ended December 31, 2025, and PSCM made the same elections for the year ended December 31, 2024. PTET grants eligible partners a tax credit on their individual New York State and New York City income tax returns, and any PTET owed is a joint liability of (i) PS Holdco or PS Partner Group and (ii) each partner. For the year ended December 31, 2025, PS Holdco and PS Partner Group made PTET payments totaling $32,937,551 (2024: $71,304,813) on behalf of our partners. These PTET payments were recorded, as applicable, in profit-sharing partner compensation and/or capital distributions according to each partner’s participation in the LTIP. For Mr. Ackman, PTET payments were recorded as capital distributions. As of December 31, 2025, PTET accruals of $10,104,536 and $3,224,380 (2024: $8,736,219 and $3,263,171) were recorded in distributions payable to partners and accrued compensation and benefits, respectively. As a result of the Corporate Conversion, we will not incur any PTET liability following the combined offering.
Statement of Policy Regarding Transactions with Related Persons
Prior to the completion of the combined offering, our board of directors will adopt a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our chief legal officer any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. Our chief legal officer will then promptly communicate that information to our audit committee. No related person transaction entered into following the combined offering will be executed without the approval or ratification of our board of directors or a duly authorized committee of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

Indemnification of Directors and Officers
Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Nevada law, subject to limited exceptions. In addition, our articles of incorporation will limit the individual liability of our directors and officers to the fullest extent permitted by Nevada law. We also intend to enter into indemnification agreements with our directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Nevada law against liabilities that may arise by reason of their service to us, and to advance expenses, including attorneys’ fees, incurred by them in defending against proceedings to which they are or are threatened to be made a party or participant, subject to limited exceptions. There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

PRINCIPAL STOCKHOLDERS
The following tables set forth information regarding the beneficial ownership of shares of our common stock by (1) each person known to us to beneficially own more than 5% of our outstanding common stock, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group.
This beneficial ownership information is presented after giving effect to the Reorganization Transactions, including the Corporate Conversion. Information is provided with respect to the amount and percentage of shares of our common stock immediately before the combined transaction and following the issuance of our common stock in the combined transaction, assuming no exercise of the option of the underwriters in the PSUS IPO to purchase additional PSUS Shares and, separately, assuming full exercise of the option of the underwriters in the PSUS IPO to purchase additional PSUS Shares.
The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares. Unless otherwise noted, the address of each beneficial owner is c/o Pershing Square Inc., 787 Eleventh Avenue, 9th Floor, New York, New York 10019.
The capital raised through the combined transaction is not readily determinable until the date of pricing of the PSUS IPO, which impacts the information regarding the beneficial ownership of shares of our common stock. Therefore, we have contemplated the effects of the combined transaction under two scenarios: (i) Scenario 1, in which PSUS raises $5 billion of capital through the PSUS IPO and PSUS Private Placement; and (ii) Scenario 2, in which PSUS raises an additional $5 billion through the PSUS IPO and PSUS Private Placement, for an aggregate capital raise of $10 billion.

			Scenario 1 – $5 Billion PSUS IPO and PSUS Private Placement
Name of Beneficial Owner	Before the Combined Transaction		After the Combined Transaction if the Underwriters’ Option in the PSUS IPO Is Not Exercised		After the Combined Transaction if the Underwriter’ Option in the PSUS IPO Is Exercised
	Number of Common Stock	% of Common Stock	Number of Common Stock	% of Common Stock	Number of Common Stock	% of Common Stock
5% beneficial owners:
PS Holdco GP Managing Member, LLC(1)	360,000,000	90.0%	298,501,192	74.6%	297,332,395	74.3%
Directors and named executive officers:
William A. Ackman(2)(3)(4)	181,862,555	45.5%	179,465,566	44.9%	178,762,859	44.7%
Ryan Israel(2)(3)	35,441,672	8.9%	30,975,037	7.7%	30,853,752	7.7%
Halit Coussin(2)(3)	10,643,145	2.7%	9,175,918	2.3%	9,139,990	2.3%
Ben Hakim(2)(3)	14,286,311	3.6%	12,528,495	3.1%	12,479,440	3.1%
David Coppel Calvo(5)	2,676,557	*	3,126,557	*	3,126,557	*
Kerry Murphy Healey	76,473	*	76,473	*	76,473	*
Orion Hindawi(6)	191,183	*	191,183	*	191,183	*
Marco Kheirallah(7)	229,419	*	229,419	*	229,419	*
Nicholas M. Lamotte(8)	7,654,954	1.9%	8,254,954	2.1%	8,254,954	2.1%
All directors and executive officers as a group (10 persons)(2)(3)	253,062,268	63.3%	244,023,602	61.0%	243,114,626	60.8%

			Scenario 2 – $10 Billion PSUS IPO and PSUS Private Placement
Name of Beneficial Owner	Before the Combined Transaction		After the Combined Transaction if the Underwriters’ Option in the PSUS IPO Is Not Exercised		After the Combined Transaction if the Underwriters’ Option in the PSUS IPO Is Exercised
	Number of Common Stock	% of Common Stock	Number of Common Stock	% of Common Stock	Number of Common Stock	% of Common Stock
5% beneficial owners:
PS Holdco GP Managing Member, LLC(1)	360,000,000	90.0%	280,718,462	70.2%	276,875,753	69.2%
Directors and named executive officers:
William A. Ackman(2)(3)(4)	181,862,555	45.5%	169,011,843	42.3%	166,698,268	41.7%
Ryan Israel(2)(3)	35,441,672	8.9%	29,037,369	7.3%	28,639,881	7.2%
Halit Coussin(2)(3)	10,643,145	2.7%	8,601,553	2.2%	8,483,808	2.1%
Ben Hakim(2)(3)	14,286,311	3.6%	11,743,553	2.9%	11,582,797	2.9%
David Coppel Calvo(5)	2,676,557	*	3,126,557	*	3,126,557	*
Kerry Murphy Healey	76,473	*	76,473	*	76,473	*
Orion Hindawi(6)	191,183	*	191,183	*	191,183	*
Marco Kheirallah(7)	229,419	*	229,419	*	229,419	*
Nicholas M. Lamotte(8)	7,654,954	1.9%	8,254,954	2.1%	8,254,954	2.1%
All directors and executive officers as a group (10 persons)(2)(3)	253,062,268	63.3%	230,272,904	57.6%	227,283,340	56.8%
*	Represents less than 1%.
(1)
Assuming Scenario 1, includes 187,181,953 or 186,096,633 shares of common stock directly held by Pershing Square Partner Group, LLC, including 144,113,451 or 143,196,768 shares of common stock underlying the M Units granted to our senior professionals to be delivered to such professionals in accordance with the terms of the M Units, assuming the underwriters in the PSUS IPO do not exercise their option to purchase additional PSUS Shares and assuming the underwriters in the PSUS IPO do exercise in full their option to purchase additional PSUS Shares, respectively. Assuming Scenario 2, includes 170,726,350 or 167,157,309 shares of common stock directly held by Pershing Square Partner Group, LLC, including 130,253,359 or 127,238,347 shares of common stock underlying the M Units granted to our senior professionals to be delivered to such professionals in accordance with the terms of the M Units, assuming the underwriters in the PSUS IPO do not exercise their option to purchase additional PSUS Shares and assuming the underwriters in the PSUS IPO do exercise in full their option to purchase additional PSUS Shares, respectively. For additional information on the terms of the M Units, see “Executive Compensation—Compensation Arrangements To Be Adopted in Connection with the Combined Offering—Redeemable Interests in PS Partner Group.” PS Holdco GP Managing Member, LLC (“ManagementCo”) is the managing member of PS Partner Group.

As managing member, ManagementCo has no economic interests in PS Partner Group but sole voting control over PS Partner Group. Control over the voting and dispositive power of ManagementCo is shared among its members, consisting of our Founder, Mr. Israel, Mr. Hakim, Mr. Gonnella, Mr. Massaro and Ms. Coussin. In addition, includes shares subject to the voting proxy arrangement described in footnote 2 below.

ManagementCo will also be the sole holder of a Special Voting Share. The Special Voting Share will have no economic rights but will have voting power (which shall in no event be less than one vote) equal to that number of votes required, when taken together with the aggregate voting power of the shares of our common stock over which ManagementCo then has voting power, to give ManagementCo a majority of the aggregate voting power of the Special Voting Share and the then-outstanding shares of common stock. Because the shares of our common stock over which ManagementCo will initially have voting power will provide it with in excess of a simple majority of the voting power of the outstanding shares of our common stock, the Special Voting Share will initially provide only a single additional vote to ManagementCo.
(2)
Shares subject to the voting proxy arrangement, pursuant to which each of our Founder, Mr. Israel, Mr. Hakim, Mr. Gonnella, Mr. Massaro and Ms. Coussin will provide an irrevocable voting proxy to ManagementCo with respect to any shares of common stock which they own or over which they hold the power to vote.

(3)
Excludes shares of common stock underlying unvested M Units, which shares are currently reflected in the amount beneficially owned by ManagementCo as described in footnote 1 above. For additional information on the vesting and other terms of the M Units, see “Executive Compensation—Compensation Arrangements To Be Adopted in Connection with the Combined Offering—Redeemable Interests in PS Partner Group.”

(4)
Assuming Scenario 1, includes 89,465,566 or 88,762,859 shares of common stock underlying Mr. Ackman’s vested M Units, which shares are also reflected in the amount beneficially owned by ManagementCo as described in footnote 1 above, assuming the underwriters in the PSUS IPO do not exercise their option to purchase additional PSUS Shares and assuming the underwriters in the PSUS IPO do exercise in full their option to purchase additional PSUS Shares, respectively. Assuming Scenario 2, includes 79,011,843 or 76,698,268 shares of common stock underlying Mr. Ackman’s vested M Units, which shares are also reflected in the amount beneficially owned by ManagementCo as described in footnote 1 above, assuming the underwriters in the PSUS IPO do not exercise their option to purchase additional PSUS Shares and assuming the underwriters in the PSUS IPO do exercise in full their option to purchase additional PSUS Shares, respectively. Also includes 74,000,000 shares of common stock directly held by WAA Management LLC, of which Mr. Ackman is the sole manager, and 16,000,000 shares of common stock directly held by The PS 2026 GRAT, of which Mr. Ackman is the trustee, under both Scenario 1 and Scenario 2, whether or not the underwriters in the PSUS IPO exercise in full their option to purchase additional PSUS Shares.

(5)
Reflects 2,676,557 shares of common stock directly held by Pacat LP, where Mr. Coppel Calvo has voting and dispositive power over the shares held by Pacat LP, and 450,000 shares of common stock directly held by Crecer C LP, where Mr. Coppel Calvo may be deemed to have shared voting and dispositive power over the shares held by Crecer C LP.

(6)	Reflects shares directly held by a trust over which Mr. Hindawi is a trustee.
(7)	Reflects shares directly held by SIP Capital Fund Ltd., of which Mr. Kheirallah is the investment manager and controlling majority investor.
(8)
Reflects 7,654,954 shares of common stock directly held by Consulta SPV II, LP and 600,000 shares of common stock directly held by Consulta Master Fund LP. Mr. Lamotte is Executive Chairman of Consulta Limited, the investment manager of Consulta SPV II, LP and Consulta Master Fund LP, and may be deemed to have shared voting and dispositive power over the shares held by each of Consulta SPV II, LP and Consulta Master Fund LP.

Under both Scenario 1 and Scenario 2, if the offering size of the PSUS IPO increases or decreases by $100 million, the percentage of our common stock beneficially owned by PS Holdco GP Managing Member, LLC, Mr. Ackman, and all of our directors and executive officers as a group, respectively, would decrease or increase, as applicable, by 0.2%, 0.1% and 0.1%, respectively (whether or not the underwriters in the PSUS IPO exercise in full their option to purchase additional PSUS Shares).
Similarly, under Scenario 1, if the offering size of the PSUS IPO increases or decreases by $100 million, the number of shares of our common stock underlying the M Units granted to our senior professionals to be delivered to such professionals in accordance with the terms of the M Units would decrease or increase, as applicable, by 0.1% (whether or not the underwriters in the PSUS IPO exercise in full their option to purchase additional PSUS Shares). Under Scenario 2, if the offering size of the PSUS IPO increases or decreases by $100 million, the number of shares of our common stock underlying the M Units granted to our senior professionals would decrease or increase, as applicable, by 0.1% (or 0.2% if the underwriters in the PSUS IPO exercise in full their option to purchase additional PSUS Shares).
For information relating to our material relationships and related person transaction with our principal stockholders, see the section titled “Certain Relationships and Related Person Transactions.”

DESCRIPTION OF CAPITAL STOCK
The following is a description of the material terms of, and is qualified in its entirety by, our articles of incorporation and bylaws, as each will be in effect upon the consummation of the combined offering, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part. Under “Description of Capital Stock,” “we,” “us,” “our,” and “our company” refer to Pershing Square Inc. and not to any of its subsidiaries.
Our purpose is to engage in any lawful act or activity for which corporations may be organized under the NRS. Upon the consummation of the combined offering, our authorized capital stock will consist of 1,000,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share, of which one (1) share is designated as the Special Voting Share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.
Common Stock
In general, holders of shares of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. If at any time any person or group (other than ManagementCo or any person of which ManagementCo, or a wholly owned subsidiary of ManagementCo, serves as general partner or managing member or holds a majority by voting power of the interests entitled to vote generally in the election of the board of directors, managers or equivalent governing body of such person) directly or indirectly controls shares of our common stock representing more than 24.9% of the aggregate total votes to which the outstanding shares of common stock and the Special Voting Share would otherwise entitle their holders, then the shares of common stock in excess of such percentage directly or indirectly controlled by such person or group will not be entitled to vote on any matter and will not be considered to be outstanding when sending notices of a meeting of stockholders to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our articles of incorporation.
The holders of our common stock do not have cumulative voting rights in the election of directors.
Holders of shares of our common stock are entitled to receive dividends or other distributions when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends or other distributions and to the rights of the holders of any outstanding series of our preferred stock.
Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors, and subject to the rights of the holders of any outstanding series of preferred stock, the holders of shares of our common stock will be entitled to receive pro rata our remaining assets available for distribution to stockholders.
All shares of our common stock that will be outstanding at the time of the completion of the combined offering will be fully paid and non-assessable. The common stock will not be subject to further calls or assessments by us. Holders of shares of our common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the common stock. The rights, powers, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.
Our articles of incorporation will provide that shares of our common stock held by our pre-IPO owners may not be sold until the first anniversary of the combined offering.
Preferred Stock
Special Voting Share
Our articles of incorporation will designate one share of our authorized preferred stock as the Special Voting Share. The Special Voting Share will have voting power (which shall in no event be less than one vote) equal to that number of votes required, when taken together with the aggregate voting power of the shares of our common stock over which the holder then has voting power, to give the holder a majority of the aggregate voting power of the Special Voting Share and the then-outstanding shares of common stock. The Special Voting Share will vote together with our common stock as a single class, except as otherwise required by law or our articles of incorporation.
Following completion of the combined offering, ManagementCo, an entity managed by members of our senior management, will hold the one (1) issued and outstanding Special Voting Share, and accordingly, will be able to control the election of the members of our board of directors and generally control the outcome of all other matters requiring the approval of our stockholders. For so long as our Founder and his affiliates (including family members) hold at least 5% of the outstanding shares of our common stock, ManagementCo has agreed to appoint a director (a “Founder Nominee”) designated by our Founder or his affiliates (including family members), as applicable, to our board of directors, provided that this director nomination right shall be temporarily suspended to the extent that it would entitle our Founder and his affiliates (including family members) to appoint 25% or more of the members of our board of directors. The approval by members of ManagementCo holding at least 80% of its then outstanding units shall be required to exercise ManagementCo’s voting power in us to remove a Founder Nominee as a member of our board of directors, other than in certain cases of cause. Subject to applicable law, the Special Voting Share shall not be transferable by ManagementCo except to us.
The holder of our Special Voting Share does not have any right to receive dividends or any other distributions. Upon our liquidation, dissolution or winding up, our articles of incorporation provide that the holder of the Special Voting Share is entitled to receive, after payment of our debts and liabilities and subject to the rights of any class or series of our stock having a preference over the Special Voting Share as to distributions upon a liquidation, dissolution or winding up, and before any payment of any distributions of assets to our common stock, out of our assets available for distribution, a liquidating distribution in an amount equal to the par value of the Special Voting Share.
Additional Series of Preferred Stock
Our articles of incorporation authorize our board of directors to establish one or more additional series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, and subject to the terms of our articles of incorporation, the authorized but unissued shares of preferred stock will be available for designation and issuance by our board of directors without further action by holders of our common stock or the Special Voting Share. Our board of directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations, or restrictions thereof, of that series, including, without limitation:
•	the designation of the series;
•
the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends or other distributions, if any, will be cumulative or non-cumulative and the rate of any such dividends or distributions applicable to the series;
•	the dates at which dividends or other distributions, if any, will be payable on the shares of such series;
•	the redemption rights and price or prices, if any, for shares of the series;
•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs or other event;

•
whether the shares of the series will be convertible into shares of any other class or series, or any other security, of us or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible, and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series of our capital stock; and
•	the voting powers, if any, of the holders of the series.
The powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations, or restrictions thereof, of each series of our preferred stock may differ from those of any and all other series outstanding at any time. We could issue one or more series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the shares of our common stock. Additionally, the issuance of one or more additional series of our preferred stock may adversely affect the rights or interests of holders of our common stock by restricting dividends or other distributions on the common stock, diluting the voting power of the common stock or subordinating the rights of the common stock to distributions upon a liquidation, dissolution or winding up or other event. As a result of these or other factors, the issuance of one or more additional series of preferred stock could have an adverse impact on the market price of our common stock.
Dividends
The NRS only permits the board of directors of a corporation, subject to any restrictions in the articles of incorporation, to declare and pay dividends or other distributions if, after giving effect to the dividend or other distribution (a) the corporation would not be able to pay its debts as they become due in the usual course of business; or (b) except as otherwise specifically allowed by the articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved immediately after the time of the distribution, to satisfy the preferential rights upon such dissolution of holders of shares of any class or series of the capital stock of the corporation having preferential rights superior to those receiving the distribution. Our articles of incorporation provide that we are allowed to make any distribution that otherwise would be prohibited by NRS 78.288(2)(b) and, accordingly, we will not be subject to the “balance sheet” test described in clause (b) of the immediately preceding sentence. The declaration, amount and payment of any dividends or other distributions in the future will be made at the sole discretion of our board of directors in accordance with applicable law and we may reduce or discontinue entirely the payment of such dividends or other distributions at any time. Our board of directors may take into account, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.
Dissenter’s and Appraisal Rights
Under the NRS, with certain exceptions, our stockholders will have dissenter’s rights in connection with a merger, statutory conversion or statutory exchange in which we are a constituent entity or certain corporate actions pursuant to which a stockholder would be obligated as a result thereof to accept money or scrip rather than receive a fraction of a share in exchange for the cancellation of all of the stockholder’s outstanding shares. Pursuant to the NRS, stockholders who properly demand and perfect dissenter’s rights in connection with any corporate action giving rise to dissenter’s rights will have the right to receive payment of the fair value of their shares as determined by the District Court of the State of Nevada, plus interest, as calculated in accordance with the applicable provisions of the NRS, on the amount determined to be the fair value, from the effective time of the corporate action giving rise to dissenter’s rights through the date of payment of the judgment.
Stockholder Derivative Actions
Under Nevada law, any of our stockholders may bring an action in our name to enforce a right of the Company and procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law. To bring such an action, the stockholder must otherwise comply with Nevada law regarding derivative actions, including by making a pre-suit demand on our board of directors to pursue the claims or satisfying its burden to show that any pre-suit demand would be futile, and demonstrating that it is a fair and adequate representative of the interests of similarly situated stockholders. Derivative actions may not be dismissed—including if there is a settlement—without notice to the stockholders and court approval. Our articles of incorporation have vested an independent and disinterested litigation demand committee with sole and exclusive authority to consider the merits of any such demands and make decisions and take actions with respect to any such demands, including whether to initiate a proceeding. This provision may affect a stockholder’s ability to commence, maintain or control a derivative proceeding.
Stockholder Meetings
Our bylaws provide that annual stockholder meetings will be held at a date, time and physical location, if any, as exclusively selected by our board of directors. Our articles of incorporation provide that special meetings of the stockholders may be called only by or at the direction of our board of directors, the chairman of our board or our chief executive officer or by or at the direction of our board of directors or the chairman of our board at the request of ManagementCo. To the extent permitted under applicable law, we may conduct meetings solely by means of remote communications, including by webcast.
Anti-Takeover Effects of Our Articles of Incorporation and Bylaws and Certain Provisions of Nevada Law
Our articles of incorporation, bylaws and the NRS contain provisions that are summarized in the following paragraphs and may have the effect of increasing the likelihood of continuity and stability in the composition of our board of directors. These provisions may also help us avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and protect the ability of our board of directors to enhance long-term stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of our company by means of a tender offer, proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.
Voting Rights of ManagementCo
As described above in “—Preferred Stock—Special Voting Share,” the Special Voting Share will have voting power (which shall in no event be less than one vote) equal to that number of votes required, when taken together with the aggregate voting power of the shares of our common stock over which ManagementCo then has voting power, to give ManagementCo a majority of the aggregate voting power of the Special Voting Share and the then-outstanding shares of common stock. As a result, ManagementCo will be able to control all matters requiring the approval of a majority of our stockholders, including the election of our directors, the amendment of our articles of incorporation and bylaws and significant corporate transactions such as a change in control, merger, consolidation or sale of assets, even if ManagementCo has voting power over less than 50% of the voting power of shares of our common stock, although ManagementCo will be unable to remove a director without the approval of two-thirds of the voting power of our stockholders. This concentrated control could discourage others from initiating a potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.
We have created this voting arrangement, and the provision described below under “—Loss of Voting Rights,” to protect our firm from change of control events, such as the risk that changes in the ownership of our voting securities could be deemed to have resulted in an “assignment” of our investment management agreements under the 1940 Act or the Advisers Act or a “change of control” under the indentures governing the senior notes of PSH.
Loss of Voting Rights
As described above in “—Common Stock,” if at any time any person or group (other than ManagementCo or any person of which ManagementCo, or a wholly owned subsidiary of ManagementCo, serves as general partner or managing member or holds a majority by voting power of the interests entitled to vote generally in the election of the board of directors, managers or equivalent governing body of such person) directly or indirectly controls shares of our common stock representing more than 24.9% of the aggregate total votes to which the outstanding shares of common stock and the Special Voting Share would otherwise entitle their holders, then the shares of common stock in excess of such percentage directly or indirectly controlled by such person or group will not be entitled to vote on any matter and will not be considered to be outstanding when sending notices of a meeting of stockholders to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our articles of incorporation.
Authorized but Unissued Capital Stock
Nevada law does not require stockholder approval for any issuance of shares that are authorized and available for issuance. However, the listing requirements of the NYSE, which would apply so long as the shares of common stock remain listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power of our capital stock or the then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
Our board of directors may generally issue shares of one or more additional series of preferred stock on terms designed to discourage, delay or prevent a change of control of our company or change the composition of our board. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances in one or more additional series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.
One of the effects of the existence of authorized and unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons who are supportive of or aligned with current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity in the composition of our board and in our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Restrictions on Business Combinations
Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and 60% of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.”
These statutes generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We have made such an opt-out election in our original articles of incorporation.
Control Share Acquisitions
Nevada’s “acquisition of controlling interest” statutes, NRS 78.378 to 78.3793 prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders.

The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with Nevada’s dissenter’s rights statutes.
A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have opted out of the control share statutes in our articles of incorporation.
Number of Directors; Removal of Directors; Vacancies and Newly Created Directorships
Under NRS 78.335, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto provide for a higher voting threshold, any director or one or more of the incumbent directors may be removed as such only by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote, which is currently the minimum proportion permitted under Nevada law for such purpose, however, our articles of incorporation will provide that if the NRS is at any time amended to so provide in the future, any of our directors may be removed by such lower percentage, but not less than a majority of the voting power of the issued and outstanding stock entitled to vote, as the NRS may permit. Our articles of incorporation provide that the total number of directors constituting our board of directors may be fixed exclusively by a resolution adopted by our board of directors and further provides that all vacancies, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, though less than a quorum.
No Cumulative Voting
Under Nevada law, the right to vote cumulatively does not exist unless the articles of incorporation specifically authorize cumulative voting. Our articles of incorporation do not authorize cumulative voting. Therefore, stockholders holding a majority of the voting power of the shares of our capital stock entitled to vote generally in the election of directors will be able to elect all of our directors.
Special Stockholder Meetings
Our articles of incorporation provide that special meetings of our stockholders may be called at any time only by or at the direction of the board of directors, the chairman of our board or our chief executive officer or by or at the direction of our board of directors or the chairman of our board at the request of ManagementCo. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deterring, delaying or discouraging hostile takeovers, or changes in control or management of our company.
Stockholder Action by Written Consent
Pursuant to NRS 78.320, unless otherwise provided in the articles of incorporation or bylaws and unless prohibited by the rules of the NYSE, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if, before or after the action, a written consent setting forth the action is signed by the holders of at least a majority of the voting power of the stockholders, or if a different proportion of voting power is required for such an action at a meeting, that proportion of written consents. Our articles of incorporation do not prohibit, and our bylaws expressly permit, action by the written consent of our stockholders.
Director Nominations and Stockholder Proposals
Our articles of incorporation and our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. These provisions will not apply to the director nomination right of a majority in interest of the Strategic Investors so long as such right remains in effect. See “Certain Relationships and Related Person Transactions—Registration Rights Agreements” for additional information. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (which date shall, for purposes of our first annual meeting of stockholders following the combined offering, be deemed to have occurred on June 1 of the preceding calendar year). In the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, a stockholder’s notice must be received at our principal executive offices not less than the later of 90 days prior to the upcoming meeting or the tenth day following the public announcement of the upcoming meeting nor more than 120 days prior to the upcoming annual meeting of stockholders. Our articles of incorporation and our bylaws allow the board of directors to adopt such rules and regulations for the conduct of meetings as it shall deem appropriate which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our company.
Exclusive Forum and Limited Waiver of Jury Trial
To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our articles of incorporation include forum selection provisions.
More specifically, our articles of incorporation and bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Eighth Judicial District Court of the State of Nevada (or, if such court lacks subject matter jurisdiction, the state and federal courts in the State of Nevada) will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty owed by any current or former director, officer, stockholder or employee of the Company to the Company or our stockholders; (iii) any internal action (as defined in NRS 78.046), including any action asserting a claim against us arising under NRS Chapter 78, our articles of incorporation, our bylaws, any agreement entered into pursuant to NRS 78.365 or as to which the NRS confers jurisdiction on the District Court of the State of Nevada; or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. Our articles of incorporation further provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States, including, in each case, the applicable rules and regulations promulgated thereunder. It is possible that a court could find our forum selection provisions to be inapplicable or unenforceable and, accordingly, we could be required to litigate claims in multiple jurisdictions, incur additional costs or otherwise not receive the benefits that we expect our forum selection provisions to provide.
Our articles of incorporation further will provide that, to the fullest extent not inconsistent with any applicable U.S. federal laws, any and all “internal actions” (as defined in NRS 78.046) must be tried in a court of competent jurisdiction (subject to the exclusive forum provisions in our articles of incorporation) before the presiding judge as the trier of fact and not before a jury. Pursuant to NRS 78.046 (as amended effective May 30, 2025, pursuant to Assembly Bill No. 239), such requirement will conclusively operate as a waiver of the right to trial by jury by each party to any such internal action.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of our company shall be deemed to have notice of and consented to the exclusive forum and jury waiver provisions in our articles of incorporation. However, investors will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder as a result of such provisions.
Limitations on Liability and Indemnification of Officers and Directors
The NRS authorizes corporations to limit or eliminate, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003), provide for greater individual liability, the individual liability of directors and officers to corporations and their stockholders and creditors for any damages as a result of any act or failure to act in such individual’s capacity as a director or officer, unless the statutory presumption established under NRS 78.138(3) (namely that directors and officers, in deciding upon matters of business, are presumed to act in good faith, on an informed basis and with a view to the interests of the corporation) has been rebutted, and it is proven that (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of law. Our articles of incorporation include a provision that eliminates the individual liability of our directors and officers to the fullest extent permitted under Nevada law. The effect of these provisions is to eliminate the rights of us and our stockholders or creditors to recover monetary damages from a director or officer for breach of fiduciary duty as a director or officer, including breaches involving grossly negligent behavior but not intentional misconduct, fraud or a knowing violation of law.
Our bylaws generally provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the NRS, subject to limited exceptions. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability under Nevada law, and the limitations on liability, indemnification and advancement provisions in our articles of incorporation and bylaws, may discourage stockholders from bringing a lawsuit against directors and officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Limited Fiduciary Duty of Controlling Stockholders
Pursuant to NRS 78.240 (as amended effective May 30, 2025, pursuant to Assembly Bill No. 239), no stockholder (other than a “controlling stockholder” as discussed below) has any fiduciary duty to us or any other stockholder, and each stockholder (other than a “controlling stockholder”), regardless of such stockholder’s relative ownership of shares, is entitled to exercise or withhold the voting power of such shares in such stockholder’s personal interest and without regard to any other person or interest.
A “controlling stockholder” is defined as a stockholder of a corporation having the voting power, by virtue of such stockholder’s relative beneficial ownership of shares or otherwise pursuant to the articles of incorporation, to elect at least a majority of the corporation’s directors. The only fiduciary duty of a controlling stockholder of a corporation, in such person’s capacity as a stockholder, is to refrain from exerting undue influence over any director or officer of the corporation with the purpose and proximate effect of inducing a breach of fiduciary duty by such director or officer, for which breach the director or officer is liable pursuant to NRS 78.138, and which breach:
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directly relates to the initiation, evaluation, negotiation, authorization or approval by the board of directors, or a committee thereof, of a contract or transaction to which the controlling stockholder or any of its affiliates or associates is a party or in which the controlling stockholder or any of its affiliates or associates has a material and nonspeculative financial interest; and

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results in material, nonspeculative and non-ratable financial benefit to the controlling stockholder, which benefit excludes, and results in a material and nonspeculative detriment to the other stockholders generally.

However, the exercise or withholding of voting power by a controlling stockholder, or the indication or implication by a controlling stockholder as to whether or to what extent such voting power may be exercised or withheld, does not, by itself, constitute or indicate a breach of this limited fiduciary duty. A controlling stockholder is presumed to have not breached its fiduciary duty with respect to any contract or transaction if it is authorized or approved, or recommended to the board of directors, by a committee of the board consisting only of disinterested directors.
Due to the anticipated aggregate voting power of our capital stock by ManagementCo (including its holding of the Special Voting Share) at the time of this offering, ManagementCo would be deemed, at such time, to be a “controlling stockholder” under the statutory provisions described above.
Listing
We have applied to list our common stock on the NYSE under the trading symbol “PS.” Our common stock will trade separately on the NYSE from PSUS Shares, which will also be listed on the NYSE following the PSUS IPO as described in the accompanying PSUS Prospectus.
Transfer Agent and Registrar
The transfer agent and registrar (the “Transfer Agent”) for shares of our common stock will be Broadridge Financial Solutions, LLC.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of our common stock and our potential treatment as a personal holding company. Except with respect to the allocation of purchase price between your shares of our common stock and PSUS Shares, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder (as defined below).
A “U.S. holder” means a beneficial owner of our common stock (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes, any of the following:
•	an individual who is a citizen or resident of the United States;
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a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
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a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

A “non-U.S. holder” means a beneficial owner of our common stock (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.
This summary is based upon provisions of the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. This summary does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, nor does it address the Medicare tax on net investment income, U.S. federal estate and gift taxes or the effects of any state, local or non-U.S. tax laws. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a person subject to special rates of withholding or other U.S. taxation, U.S. expatriate, foreign pension fund, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.
If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership considering an investment in our common stock, you should consult your tax advisors.
If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership and disposition of our common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.
Taxation of the Company - Personal Holding Companies
Although we do not expect to be treated as a personal holding company, or PHC, for U.S. federal income tax purposes, we could be subject to additional U.S. federal income tax on a portion of our income if it is determined that we are a PHC. A U.S. corporation will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (1) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency and including as individuals for this purpose certain entities such as certain tax-exempt organizations and pension funds) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (2) at least 60% of the corporation’s adjusted ordinary gross income, as determined for U.S. federal income tax purposes, for such taxable year, consists of PHC income (which includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents). No assurance can be given that we will not become a PHC following the combined offering or in the future.

If we are or were to become a PHC in a given taxable year, we would be subject to an additional 20% PHC tax on our undistributed PHC income, which includes the company’s taxable income, subject to certain adjustments. If we were to become a PHC and had significant amounts of undistributed PHC income, the amount of PHC tax could be material; in that event, distribution of such income would reduce the PHC income subject to tax.
Allocation of Purchase Price and Basis for U.S. Holders and Non-U.S. Holders
While not free from doubt, your acquisition pursuant to the combined offering of (1) PSUS Shares and (2) shares of our common stock for no additional consideration in conjunction therewith should be treated for U.S. federal income tax purposes as the acquisition of both such PSUS Shares and such shares of our common stock for the aggregate purchase price paid in the combined offering. Under this treatment, for U.S. federal income tax purposes, your aggregate tax basis in the PSUS Shares and shares of our common stock that you receive will equal the total purchase price you pay in the combined offering, and you must allocate the purchase price between the PSUS Shares and the shares of our common stock you received pursuant to the combined offering based on the relative fair market values of the shares acquired in the combined offering. The portion of the purchase price allocated to your PSUS Shares will be your tax basis in such PSUS Shares and the portion of the purchase price allocated to the shares of our common stock that you receive will be your tax basis in such shares of our common stock. We believe that one reasonable method for determining fair market value is to use the volume-weighted average trading prices of the PSUS Shares and shares of our common stock on the first day of trading of the PSUS Shares and shares of our common stock on the NYSE. We intend, promptly following the completion of the first day of trading of the PSUS Shares and the shares of our common stock on the NYSE, to provide additional guidance on our website regarding the computation of basis using this method based on our determination of such weighted average trading prices. However, there can be no assurance that the IRS or a court will agree with any such determination.
Your aggregate tax basis in the PSUS Shares and shares of our common stock that you receive will equal the total purchase price you pay in the combined offering even if the combined volume-weighted average trading prices of your PSUS Shares and shares of our common stock on the first day of trading equal an aggregate amount greater than (or less than) your total purchase price.
Investors should note that the allocation of tax basis between the PSUS Shares and shares of our common stock pursuant to the formula discussed herein may differ from the allocation of the proceeds of the combined offering to PSUS. In addition, this allocation of tax basis may differ from the allocation of the purchase price for certain purposes by your broker. In addition, investors who seek to dispose of either PSUS Shares or shares of our common stock prior to the determination of the fair market values following the first day of trading may not know the portion of their aggregate tax basis that will ultimately be allocated to such security, and as a result may not know the exact amount of gain or loss that may result from such disposition until such determination.
No statutory, administrative or judicial authority directly addresses the treatment of a transaction similar to the combined offering for U.S. federal income tax purposes and, therefore, the foregoing treatment of the PSUS Shares and shares of our common stock and the purchase price allocation between the PSUS Shares and shares of our common stock received in the combined offering (including the method of determining the relative fair market values of such shares detailed above) are not binding on the IRS or the courts. Because there are no authorities that directly address the treatment of a transaction similar to the combined offering for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the characterization described above or our determination regarding allocation of tax basis, and any alternative characterization or allocation could result in different and potentially adverse consequences for you, PSUS, or the Company. Accordingly, you are urged to consult your own tax advisor regarding the tax consequences of participating in the combined offering, including the allocation of tax basis between the PSUS Shares and shares of our common stock.
Tax Consequences for Non-U.S. Holders
Dividends
In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our common stock, the excess will be treated as gain from the disposition of our common stock (the tax treatment of which is discussed below under “—Gain on Disposition of Common Stock”).
Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service (“IRS”) Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.
A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Gain on Disposition of Common Stock
Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other disposition of our common stock generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.
A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.
If the third bullet were to apply, then except as described below, gain recognized by a non-U.S. holder on the disposition of our common stock would generally be subject to tax in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes. Because the determination of whether we are a United States real property holding corporation depends on the fair market value of our United States real property interests relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we will not be a United States real property holding corporation at the time of the Corporate Conversion or will not become one in the future. Even if we were to become a United States real property holding corporation, gain arising from a non-U.S. holder’s sale or other taxable disposition of shares of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such non-U.S. holder owns, actually and constructively, five percent (5%) or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period.
Information Reporting and Backup Withholding
Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
A non-U.S. holder will not be subject to backup withholding on distributions received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Additional Withholding Requirements
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on our common stock to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, such other withholding tax. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of our common stock, proposed U.S. Treasury regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds entirely. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to the combined transaction, there has been no public market for shares of our common stock. We cannot predict the effect, if any, future sales of shares of common stock, or the availability for future sale of shares of common stock, in the public market will have on the market price of shares of our common stock prevailing from time to time. The sale of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate. See “Risk Factors— Risks Related to the Combined Offering and Ownership of Our Common Stock—Substantial sales of our common stock following the combined offering could cause the market price of our common stock to decline.”
Upon completion of the combined transaction, we will have a total of 400,000,000 shares of our common stock outstanding. The shares of our common stock delivered to the initial investors in the PSUS IPO in the combined offering will be freely tradable without restriction or further registration under the Securities Act by persons other than our “affiliates.” Under the Securities Act, an “affiliate” of an issuer is a person that directly or indirectly controls, is controlled by or is under common control with that issuer. The 375.0 million or 355.0 million shares of our common stock to be held by our pre-IPO owners and management, assuming PSUS raises $5 billion in the combined transaction and assuming PSUS raises $10 billion in the combined transaction, respectively, and the 16.3 million shares of our common stock to be delivered to the private placement investors in the combined private placement will be “restricted securities,” as defined in Rule 144 and may not be sold absent registration under the Securities Act or compliance with Rule 144 or in reliance on another exemption from registration.
We will enter into a registration rights agreement with ManagementCo and a registration rights agreement with our pre-IPO owners, in each case, that will require us to register under the Securities Act the resale of these shares of common stock. See “Certain Relationships and Related Person Transactions—Registration Rights Agreements.” Such securities registered under any such registration statement will be available for sale in the open market unless restrictions apply.
In addition, 20,000,000 shares may be granted under our Equity Incentive Plan, which will be in effect for a period of 10 years from the date of its adoption (unless earlier terminated by our board of directors pursuant to its terms). We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to our Equity Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.
Our articles of incorporation authorize us to issue additional shares of common stock and options, rights, warrants and appreciation rights relating to common stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion. In accordance with the NRS and the provisions of our articles of incorporation, we may also issue preferred stock that has designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to shares of common stock. See “Description of Capital Stock.”
Lock-Up Agreements, Transfer Restrictions and Registration Rights
We, PS Partner Group, and our officers and directors have agreed, subject to certain exceptions, that we and they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representatives of the underwriters for a period ending 180 days after the date of this prospectus. These agreements are subject to certain exceptions, as set forth in “Underwriting.”

In addition, in connection with the Strategic Investment, our pre-IPO owners, including our Founder and certain other senior professionals and the Strategic Investors, have agreed not to sell interests in us held by them until the first anniversary of the combined offering. Our articles of incorporation will memorialize this one-year transfer restriction for shares of our common stock held by our pre-IPO owners. See “Description of Capital Stock—Common Stock” for more information.
Following the expiration of the applicable lock-up period or transfer restriction, certain stockholders will have the right, subject to certain conditions, to require us to register the sale of their shares of our common stock under federal securities laws. See “Certain Relationships and Related Person Transactions—Registration Rights Agreements.” If these stockholders exercise this right, our other existing stockholders may require us to register their registrable securities.
Following the applicable lock-up period or transfer restriction described above, shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with the requirements of Rule 144, which are described in greater detail below.
Rule 144
In general, under Rule 144, as currently in effect, a person who is not deemed to be our affiliate for purposes of Rule 144 or to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned the shares of common stock proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares of common stock without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares of common stock proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares of common stock without complying with any of the requirements of Rule 144. In general, six months after the effective date of the registration statement of which this prospectus forms a part, under Rule 144, as currently in effect, our affiliates or persons selling shares of common stock on behalf of our affiliates are entitled to sell, within any three-month period, a number of shares of common stock that does not exceed the greater of (1) 1% of the number of shares of common stock then outstanding and (2) the average weekly trading volume of the shares of common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale. Sales under Rule 144 by our affiliates or persons selling shares of common stock on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

UNDERWRITING
We and the underwriters named below (the “underwriters”), acting through Citigroup Global Markets Inc., UBS Securities LLC, BofA Securities, Inc., Jefferies LLC and Wells Fargo Securities, LLC as their representatives (the “Representatives”), have entered into an underwriting agreement (the “Underwriting Agreement”) with respect to the shares of our common stock being delivered to each initial investor in the PSUS IPO. Each of the underwriters named below is also acting as an underwriter in the PSUS IPO, pursuant to an underwriting agreement (the “PSUS Underwriting Agreement”) among the underwriters, PSUS, Pershing Square Capital Management, L.P., as investment manager to PSUS, and us, as the selling shareholder in the PSUS IPO. Subject to certain conditions, each underwriter has severally agreed to accept delivery of the number of shares of our common stock set forth opposite their respective names. The underwriters are committed to accept delivery of all such shares of our common stock (other than those covered by the over-allotment option described below) if any PSUS Shares are purchased in the PSUS IPO. The underwriters for this offering and the offering of PSUS Shares in the PSUS IPO will be the same. The underwriters are committed to purchase all of the PSUS Shares offered in the PSUS IPO (other than those covered by the over-allotment option described below) and to acquire all shares of our common stock offered in this offering, if they purchase any PSUS Shares.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
UBS Securities LLC
BofA Securities, Inc.
Jefferies LLC
Wells Fargo Securities, LLC
RBC Capital Markets, LLC
Banco BTG Pactual S.A.—Cayman Branch
Keefe, Bruyette & Woods, Inc.
Academy Securities, Inc.
Huntington Securities, Inc.
Loop Capital Markets LLC
Oppenheimer & Co. Inc.
Piper Sandler & Co.
Roberts & Ryan, Inc.
Wedbush Securities Inc.
Aegis Capital Corp.
AmeriVet Securities, Inc.
C.L. King & Associates, Inc.
CastleOak Securities, L.P.
Clear Street LLC
InspereX LLC
JonesTrading Institutional Services LLC
R. Seelaus & Co., LLC
Samuel A. Ramirez & Company, Inc.
Siebert Williams Shank & Co., LLC
Tigress Financial Partners LLC
Total

If an underwriter fails to purchase any PSUS Shares it has agreed to purchase in connection with the PSUS IPO, the Underwriting Agreement provides that if one or more substitute underwriters is found in connection with the PSUS IPO, such substitute underwriter will accept delivery of our shares of common stock in proportion to the number of PSUS Shares agreed to be sold to such substitute underwriter in connection with the PSUS IPO. Additionally, if an underwriter fails to accept delivery of the shares of our common stock it has agreed to accept, the Underwriting Agreement provides that one or more substitute underwriters may be found, the delivery commitments of the remaining underwriters may be increased or the Underwriting Agreement may be terminated.

Pursuant to the PSUS Underwriting Agreement, the underwriters have an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional    PSUS Shares to cover over-allotments, if any, at the initial offering price of the PSUS Shares. The Underwriting Agreement provides for the delivery of up to    additional shares of our common stock to cover over-allotments upon the exercise by the underwriters of such option. The underwriters may exercise such option solely for the purpose of covering over-allotments. Generally, the Underwriters would not be expected to engage in stabilizing transactions or purchase securities to cover syndicate short positions, unless the combined trading price of one PSUS Share and a corresponding fraction of a share of our common stock is in the aggregate less than the public offering price of $50.00. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment, subject to certain conditions, to purchase an additional number of PSUS Shares, and deliver the applicable number of additional shares of our common stock, proportionate to such underwriter’s initial commitment.
Solely for the purpose of facilitating the delivery of our common stock and the PSUS Shares, the public offering price of our common stock may be reflected as $0.01 per 0.2 shares and the public offering price of the PSUS Shares may be reflected as $49.99 per PSUS Share in certain communications related to the settlement of the combined offering. However, for the avoidance of doubt, 100% of the net proceeds of the PSUS IPO will be received by PSUS and the combined offering will not result in any proceeds to us.
The Underwriting Agreement provides that the obligations of the underwriters to accept delivery of the shares of our common stock included in this offering are subject to approval of certain legal matters by counsel and certain other conditions.
As described in the PSUS Prospectus, in connection with the PSUS IPO, the underwriters of the PSUS IPO will receive a commission equal to a percentage of the aggregate public offering price of the PSUS Shares sold in the PSUS IPO pursuant to the PSUS Underwriting Agreement. In addition, as described in the PSUS Prospectus, PSUS and/or the Company will reimburse the underwriters of the PSUS IPO for certain out-of-pocket expenses, including counsel fees, in connection with the PSUS IPO, in an amount of $3,500,000. As described in the PSUS Prospectus, certain underwriters will also receive fees for structuring the combined offering. No additional compensation will be paid to the underwriters in connection with this offering.
We will bear all costs associated with this offering, except that any underwriting fees in connection with the combined offering will be paid by PSUS. We estimate that the total expenses of this offering, including registration, filing and listing fees, printing and legal and accounting expenses, but excluding the underwriting discounts and commissions to the underwriters of the PSUS IPO, will be approximately $32,000,000.
Prior to the combined offering, there has been no public or private market for the shares of our common stock. Moreover, prior to the opening trade, there will not be a price at which underwriters initially sold shares of our common stock to the public as there would be in a traditional underwritten initial public offering. This lack of an initial public offering price could impact the range of buy and sell orders collected by the NYSE from various broker-dealers. Consequently, the public price of our common stock may be more volatile than in a traditional underwritten initial public offering and could, upon listing on the NYSE, decline significantly and rapidly from the opening price. Furthermore, there can be no assurance that an active trading market in the shares of our common stock will develop and continue after the combined offering. See the section titled “Risk Factors—Risks Related to the Combined Offering and Ownership of Our Common Stock.”
The shares of our common stock are expected to be listed on the NYSE under the trading or ticker symbol “PS,” subject to notice of issuance. The shares of our common stock will trade separately on the NYSE from PSUS Shares, which will also be listed on the NYSE following the PSUS IPO as described in the accompanying PSUS Prospectus.
In connection with the requirements for listing the shares of our common stock on the NYSE, the underwriters have undertaken to deliver lots of 100 or more shares of our common stock to a minimum of 400 beneficial owners in the United States. The minimum investment requirement is 5 PSUS Shares with which the underwriters will deliver 1 share of our common stock.
The underwriters have informed us that they do not intend delivery of our shares of common stock to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

We have agreed to indemnify the underwriters for or to contribute to the losses arising out of certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities, except in the cases of willful misfeasance, bad faith or gross negligence.
We, PS Partner Group, and our officers and directors have agreed, subject to enumerated exceptions, that for a period ending 180 days after the date of this prospectus, we and they will not, without the prior written consent of the Representatives, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement. The Representatives, in their sole discretion, may release all or any portion of the shares of our common stock subject to these lock-up agreements at any time.
In addition to allocations made to retail investors by the underwriters, a portion of the PSUS Shares and our common stock offered pursuant to the combined offering will, upon request, be offered to retail investors through Charles Schwab and Robinhood, via their respective online brokerage platforms. Charles Schwab and Robinhood will act as selling group members for the combined offering. These platforms are not affiliated with us or PSUS. Purchases through these platforms will be subject to the terms, conditions and requirements set by such platforms. Any purchase of PSUS Shares and delivery of our common stock in the combined offering through these platforms will initially be offered at the offering price of $50.00 per PSUS Share. Information contained on, or that can be accessed through, such brokerage platforms does not constitute part of this prospectus.
In connection with the combined offering, the underwriters may purchase and sell shares of our common stock and/or PSUS Shares in the open market, including over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the combined offering, which may require corresponding purchases or sales by the underwriters of shares of the other component security in the open market. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the subject securities and syndicate short positions involve the sale by the underwriters of a greater number of subject securities than they are required to deliver in the offering. The underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker dealers may be reclaimed by the syndicate if the securities they have sold are repurchased by the syndicate in stabilizing or covering transactions. These activities aim to stabilize, maintain or otherwise affect the market price of the subject securities, which may be higher than the price that might otherwise prevail in the open market. Stabilizing transactions by the underwriters with respect to the trading of shares of our common stock and/or PSUS Shares on the NYSE, including over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the combined offering, may require corresponding purchases or sales by the underwriters of the other component security in the open market, and therefore stabilizing transactions with respect to the trading of one security may affect the trading market for the other security, including in potentially unexpected ways. See “Risk Factors—Risks Related to the Combined Offering and Ownership of Our Common Stock—No public market for our common stock currently exists, and an active trading market for our common stock may never develop or be sustained after the combined offering. Following the combined offering, our stock price may fluctuate significantly.”
A prospectus in electronic format may be made available on websites maintained by one or more underwriters or selected dealers, if any, participating in the combined offering. The Representatives may agree to allocate a number of shares of our common stock to underwriters for delivery to their online brokerage account holders. Internet distributions will be allocated by the Representatives to underwriters that may make Internet distributions on the same basis as other allocations.
Certain underwriters have performed investment banking and advisory services for us and our affiliates from time to time, for which they have received customary fees and expenses. Certain underwriters may, from time to time, engage in transactions with or perform services for us and our affiliates in the ordinary course of business.
The principal business address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, New York 10013. The principal business address of UBS Securities LLC is 11 Madison Avenue, New York,

New York 10010. The principal business address of BofA Securities, Inc. is One Bryant Park, New York, New York 10036. The principal business address of Jefferies LLC is 520 Madison Avenue, New York, New York 10022. The principal business address of Wells Fargo Securities, LLC is 550 South Tryon Street, Charlotte, North Carolina 28202.
Other Relationships
An affiliate of Academy Securities, Inc. has committed to purchase in the combined private placement $500,000 of PSUS Shares at a price per share of $50.00 and in connection therewith will receive 1 share of our common stock for every 5 PSUS Shares purchased in the combined private placement. These securities will be deemed to be underwriting compensation in connection with the PSUS IPO.
Selling Restrictions
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or delivered, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and delivery of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Banco BTG Pactual S.A.—Cayman Branch is not a broker-dealer registered with the U.S. Securities and Exchange Commission, or SEC, and therefore may not make sales of any shares of our common stock in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent that Banco BTG Pactual S.A.—Cayman Branch intends to sell shares of our common stock in the United States, it will do so only through BTG Pactual US Capital, LLC or one or more U.S. registered broker-dealers, or otherwise as permitted by applicable U.S. law.
For Prospective Investors Located in Australia
This prospectus: (i) does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (cth) (the “Corporations Act”); (ii) has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and (iii) may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).
The shares of our common stock may not be directly or indirectly offered for subscription or delivered, and no invitations to subscribe for or buy the shares of our common stock may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares of our common stock may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting a subscription for the shares of our common stock, an investor represents and warrants that it is an exempt investor.
As any offer of shares of our common stock under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares of our common stock you undertake to us that you will not, for a period of 12 months from the date of issue of the shares of our common stock, offer, transfer, assign or otherwise alienate those shares of our common stock to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

For Prospective Investors Located in Brazil
The Company is not listed with any stock exchange, organized over the counter market or electronic system of securities trading. The shares of our common stock have not been and will not be registered with any securities exchange commission or other similar authority, including the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários, or the “CVM”). The shares of our common stock will not be directly or indirectly offered or delivered within Brazil through any public offering, as determined by Brazilian law and by the rules issued by the CVM, including Law No. 6,385 (Dec. 7, 1976) and CVM Rule No. 400 (Dec. 29, 2003), as amended from time to time, or any other law or rules that may replace them in the future.
Acts involving a public offering in Brazil, as defined under Brazilian laws and regulations and by the rules issued by the CVM, including Law No. 6,385 (Dec. 7, 1976) and CVM Rule No. 400 (Dec. 29, 2003), as amended from time to time, or any other law or rules that may replace them in the future, must not be performed without such prior registration. Persons in Brazil wishing to acquire shares of our common stock should consult with their own counsel as to the applicability of these registration requirements or any exemption therefrom. Without prejudice to the above, the delivery and solicitation of shares of our common stock is limited to qualified investors as defined by CVM Rule No. 409 (Aug. 18, 2004), as amended from time to time or as defined by any other rule that may replace it in the future.
This prospectus is intended solely for the use of the addressee and cannot be delivered or disclosed in any manner whatsoever to any person or entity other than the addressee.
For Prospective Stockholders in Canada
No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and delivery of the shares of our common stock. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the shares of our common stock and any representation to the contrary is an offence. The offer and delivery of the shares of our common stock in Canada is being made on a private placement basis and is exempt from the requirement that the issuer prepare and file a prospectus under applicable Canadian securities laws. Any resale of shares of our common stock acquired by a Canadian investor in the combined offering must be made in accordance with applicable Canadian securities laws, which resale restrictions may under certain circumstances apply to resales of the shares of our common stock outside of Canada.
The Company is not, and may never be, a “reporting issuer,” as such term is defined under applicable Canadian securities legislation, in any province or territory of Canada in which the shares of our common stock will be offered and there currently is no public market for any of the shares of our common stock in Canada, and one may never develop.
Representations of Purchasers
Each Canadian investor who receives shares of our common stock will be deemed to have represented to the Company, the underwriters and to each dealer from whom a delivery confirmation is received, as applicable that:
A.
Where required by law, the investor is acquiring the shares of our common stock as principal, or is deemed to be acquiring as principal in accordance with applicable securities laws of the province in which such investor is resident, for its own account and not as agent for the benefit of another person, and for investment only and not with a view to resale or distribution;

B.
The investor, or any ultimate holder for which the investor is acting as agent, is entitled under applicable Canadian securities laws to acquire the shares of our common stock without the benefit of a prospectus qualified under such securities laws, and without limiting the generality of the foregoing, is (i) an “accredited investor” as defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or, in Ontario, in section 73.3(1) of the Securities Act (Ontario), and (ii) a “permitted client” as defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations; and

C.
The investor is not a person created or used solely to acquire or hold the shares of our common stock as an “accredited investor” as described in paragraph (m) of the definition of “accredited investor” in section 1.1 of NI 45-106.

Rights of Action for Damages or Rescission
Securities legislation in certain of the Canadian provinces provides certain purchasers of securities pursuant to an offering document (such as this prospectus), including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission rule 45-501 Ontario prospectus and registration exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering document (such as this prospectus), or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation,” as defined in the applicable securities legislation. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed by applicable securities legislation and are subject to limitations and defences under applicable securities legislation. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Underwriting Conflicts
Pursuant to section 3a.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”) (or section 3a.4 in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction), the combined offering is conducted pursuant to an exemption from the requirement that Canadian investors be provided with certain underwriter conflicts of interest disclosure that would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.
Language of Documents
Each purchaser residing in the Province of Québec hereby agrees that it is the purchaser’s express wish that all documents evidencing or relating in any way to the sale of the securities and all other contracts and related documents be drafted in the English language. Chaque acheteur residant dans la province de Québec reconnaît que c’est sa volonté expresse que tous les documents faisant foi ou se rapportant de quelque manière à la vente des titres et tous les autre contrats et documents s’y rapportant soient rédigés en anglais.
For Prospective Stockholders in China
The shares of our common stock may not be marketed, offered or delivered directly or indirectly in a public manner within the People’s Republic of China (the “PRC,” for the purpose of this prospectus, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan) and neither this prospectus nor any offering material or information contained herein relating to the shares of our common stock, may be supplied to the public in the PRC or used in connection with any offer for the subscription of the shares of our common stock to the public in the PRC.
The shares of our common stock may only be marketed, offered or delivered in a non-public manner to not more than 200 specific institutional investors, including qualified domestic institutional investors as defined in the trial measures for the administration of securities investment outside the PRC by qualified domestic institutional investors (), qualified domestic insurance companies, qualified domestic trust companies, qualified domestic commercial banks and other qualified domestic investors (collectively, “Qualified Domestic Investors”). Other persons should not act or rely on this prospectus or any of its contents.
No public media or other means of public distribution or announcement will be used within the PRC in connection with the shares of our common stock or the delivery or distribution of this prospectus. This prospectus is being supplied to you solely for your information and may not be reproduced, redistributed, disclosed or passed on, in any way, to any other person or published, in whole or in part, for any other purpose. Neither this prospectus nor any part of it is intended as or constitutes provision of any consultancy or advisory service of securities investment or public inducement.
Subject to the foregoing, the distribution of this prospectus does not constitute a public offering of the securities under the securities laws of the PRC (), and is not intended as, and does not constitute, providing consulting or advisory service of securities investment as defined under the PRC laws.

For Prospective Stockholders in the European Economic Area
For the purposes of Directive 2011/61/EU of the European Parliament and the (European) Commission on Alternative Investment Fund Managers (the “Directive”), the Company will constitute a non-EU AIF whose AIFM is the management company, itself a non-EU AIFM (as each of the foregoing terms is defined in the directive). As of the date hereof, each member state of the European Economic Area (“EEA”) has adopted domestic legislation implementing the directive into its national law. Under the Directive, “marketing” (as defined in the Directive) to or with any investor domiciled or with a registered office in the EEA will be restricted by such laws and no such marketing will take place except as permitted by such laws.
Unless stated otherwise below, the shares of our common stock can only be marketed to investors domiciled, or with a registered office, in a member state of the EEA in which such marketing is permitted by applicable national law to those investors that are considered to be a professional client or may, on request, be treated as a professional client, within the meaning of Annex II to Directive 2014/65/EU of the European Parliament and of the Council of 15 May 2014 on markets in financial instruments and amending Directive 2002/92/EC and Directive 2011/61/EU.
For Prospective Stockholders in the Netherlands
The shares of our common stock have not been and will not be offered, transferred or delivered in the Netherlands, as part of their initial distribution or at any time thereafter, directly or indirectly, other than to individuals or legal entities which are or are considered to be ‘qualified investors’ (gekwalificeerde beleggers) within the meaning of article 1:1 of the Dutch Financial Supervision Act (wet op het financieel toezicht, the “WFT”). The AIFM makes use of the National Private Placement Regime (“NPPR”) referred to in article 1:13b of the WFT. As a consequence, the offering of the shares of our common stock does not require the Company to have a license pursuant to the WFT. In accordance with the NPPR, the Company is subject to certain reporting requirements vis-à-vis the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten).
For Prospective Stockholders in the United Kingdom
For the purposes of the Alternative Investment Fund Managers Regulations 2013/1773 (as amended) (“UK AIFMR”), the Company will constitute a non-UK AIF whose AIFM is the management company, itself a non-UK AIFM (as each of the foregoing terms is defined in UK AIFMR). Under UK AIFMR, “marketing” (as defined in UK AIFMR) to or with any investor domiciled or with a registered office in the United Kingdom will be restricted by UK AIFMR and no such marketing will take place except as permitted by UK AIFMR.
Unless stated otherwise below, the shares of our common stock can only be marketed to investors domiciled, or with a registered office, in the United Kingdom to those investors that are considered to be a professional client or may, on request, be treated as a professional client, within the meaning of point (8) of article 2(1) of Regulation (EU) No. 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
For the purposes of investors in the United Kingdom, this communication is being made to and directed only at persons who: (i) have professional experience of participating in unregulated schemes falling within article 14 of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) (Exemptions) Order 2001 (as amended, the “CIS Order”) and fall within article 19 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “FPO”); or (ii) fall within article 22(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the CIS Order and article 49(5)(a) to (d) of the FPO; or (iii) persons to whom this report may otherwise be lawfully made to or directed at, provided, that such persons are also “qualified investors” as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024, all such persons together being referred to as relevant persons. The investments and investment activity to which this communication relates are available to, and will only be engaged in with, relevant persons. No other person should act or rely on it.

For Prospective Stockholders in Hong Kong
The contents of this prospectus have not been reviewed or approved by any regulatory authority in Hong Kong. This prospectus does not constitute an offer or invitation to the public in Hong Kong to acquire shares of our common stock. Accordingly, unless permitted by the securities laws of Hong Kong, no person may issue or have in its possession for the purposes of issue, this prospectus or any advertisement, invitation or document relating to the shares of our common stock, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than in relation to shares of our common stock which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” (as such term is defined in the Securities and Futures Ordinance of Hong Kong (cap. 571) (the “SFO”) and the subsidiary legislation made thereunder) or in circumstances which do not result in this prospectus being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinances of Hong Kong (Cap. 32) (the “CWMPO”) or which do not constitute an offer or an invitation to the public for the purposes of the SFO or the CWMPO. The offer of the shares of our common stock is personal to the person to whom this prospectus has been delivered by or on behalf of the Company, and a subscription for shares of our common stock will only be accepted from such person. No person to whom a copy of this prospectus is issued may issue, circulate or distribute this prospectus in Hong Kong or make or give a copy of this prospectus to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice.
For Prospective Stockholders in Israel
The shares of our common stock have not been registered and are not expected to be registered under the Israeli Securities Law – 1968 (the “Securities Law”) or under the Israeli Joint Investment Trust Law – 1994 due to applicable exemptions. Accordingly, the shares of our common stock will only be offered and delivered in Israel pursuant to applicable private placement exemptions, to parties that qualify as both (i) Sophisticated Investors described in Section 15a(b)(1) of the Securities Law and (ii) as “Qualified Customers” for purposes of Section 3(a)(11) of the Law for the Regulation of Provision of Investment Advice, Marketing Investments and Portfolio Management – 1995 (the “Investment Advisor Law”). The Company is not a licensed investment marketer under the Investment Advisor Law and the Company does not maintain insurance as required under such law. The Company may be deemed to be providing investment marketing services but is not an investment advisor for purposes of Israeli law. If any recipient in Israel of a copy of this prospectus is not qualified as described above, such recipient should promptly return this prospectus to the Company. By retaining a copy of this prospectus you are hereby confirming that you qualify as both a Sophisticated Investor and Qualified Customer, fully understand the ramifications thereof and agree to be treated as such by the Company.
For Prospective Stockholders in Mexico
The shares of our common stock have not been and will not be registered with the National Securities Registry (Registro Nacional de Valores) maintained by the National Banking and Securities Commission of Mexico (Comisión Nacional Bancaria y de Valores; the “CNBV”) and may not be offered or delivered publicly in Mexico or otherwise be subject to intermediation activities in Mexico, except that the shares of our common stock may be offered and delivered to investors in Mexico qualifying as institutional or accredited investors pursuant to the private placement exemptions provided in article 8 of the Mexican Securities Market Law (Ley del Mercado de Valores). This prospectus is solely our responsibility and has not been reviewed or authorized by the CNBV and may not be publicly distributed in Mexico. In making an investment decision, all investors, including any Mexican investor who may acquire shares of our common stock from time to time, must rely on their own examination of the terms of the combined offering and the shares of our common stock, including the merits and risks involved.
For Prospective Stockholders in Japan
No public offering of the shares of our common stock is being made to investors resident in Japan and no securities registration statement pursuant to Article 4, paragraph 1, of the Financial Instruments and Exchange Act (Act No. 25 of 1948, as amended) (the “FIEA”) has been made or will be made in respect of the offering of the shares of our common stock in Japan pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in Article 10 of the Cabinet Ordinance Concerning Definitions under Article 2 of the FIEA (Ordinance No. 14 of 1995, as amended) as set forth in Article 2, Paragraph 3, Item 2 (a) of the FIEA or small number investors as set forth in Article 2, Paragraph 3, Item 3 of the FIEA. The shares of our common stock may not be offered or delivered, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan unless they are offered or delivered pursuant to an exemption from the registration requirements of, and in compliance with, the FIEA and any applicable laws and regulations of Japan. Neither the Financial Services Agency of Japan nor the Kanto Local Finance Bureau has passed upon the accuracy or adequacy of this prospectus or otherwise approved or authorized the offering of the shares of our common stock in Japan or to investors resident in Japan.
For Prospective Investors Located in the State of Qatar and the Qatar Financial Centre (“QFC”)
This prospectus is provided on an exclusive basis to the specifically intended recipient thereof, for the recipient’s personal use only and on the basis that the recipient is willing and able to conduct an independent investigation of the risks involved in this prospectus, the underlying instruments and any related documents. Nothing in this prospectus constitutes, is intended to constitute, shall be treated as constituting or shall be deemed to constitute, any offer or sale of securities in the State of Qatar or in the QFC to the public or the inward marketing of securities or an attempt to do business or conduct activities, as a bank, an investment company or otherwise in the State of Qatar or in the QFC.
This prospectus, the underlying instruments and any related documents have not been reviewed, approved, registered or licensed by or with the Qatar Central Bank, the Qatar Financial Centre Regulatory Authority, the Qatar Financial Markets Authority or any other regulator in the State of Qatar, the QFC or under any laws of the State of Qatar or the QFC. No transaction will be concluded in your jurisdiction. Recourse against the dealer, and those involved with it, may be limited or difficult and may have to be pursued in a jurisdiction outside Qatar and the QFC. Any distribution of this prospectus by the recipient to third parties in Qatar or the QFC beyond the terms hereof is not authorized and shall be at the liability of such recipient.
Any enquiries regarding the financial services or securities contained herein should be made by contacting the adviser.
For Prospective Investors Located in the Kingdom of Saudi Arabia
This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Rules on the Offer of Securities and Continuing Obligations issued by the Saudi Arabian Capital Market Authority.
The Capital Market Authority does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.
For Prospective Stockholders in Singapore
This prospectus and any other material in connection with the offer or sale is not a prospectus as defined in the Securities and Futures Act 2001 of Singapore (the “SFA”). Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. You should consider carefully whether the investment is suitable for you.
This prospectus has not been and will not be registered as a prospectus with the Monetary Authority of Singapore (the “MAS”) and the combined offering is not regulated by any financial supervisory authority pursuant to any legislation in Singapore. The Company is not authorised or recognised by the MAS and the shares of common stock are not allowed to be offered to the retail public. Accordingly, this prospectus and any other document or material in connection with the offer or delivery, or invitation for subscription or purchase, of the shares of our common stock may not be circulated or distributed, nor may the shares of our common stock be offered or delivered, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 4A of the SFA, or (ii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Certain resale restrictions apply to the offer and investors are advised to acquaint themselves with such restrictions. The shares of our common stock, or interests in those shares, may not be offered or delivered or transferred to any person in Singapore other than to an institutional investor under Section 4A of the SFA or as permitted in writing by the Company and in accordance with the conditions of any other applicable provision of the SFA.
You should therefore ensure that your own transfer arrangements comply with the restrictions. You should seek legal advice to ensure compliance with the above arrangement.
For Prospective Investors Located in Switzerland
The Company has not been approved for offering to non-qualified investors by the Swiss Financial Market Supervisory Authority FINMA (“FINMA”) pursuant to article 120(1) of the Swiss Federal Act on Collective Investment Schemes (“CISA”) and no representative or paying agent in Switzerland has been appointed pursuant to article 120(4) CISA. Accordingly, the shares of our common stock may only be offered (within the meaning of article 3(g) of the Swiss Federal Act on Financial Services (“FinSA”)) or marketed (within the meaning of article 127a of the Collective Investment Schemes Ordinance), directly or indirectly, in or from Switzerland and this prospectus and any other offering documents relating to the Company may only be made available in or from Switzerland to professional clients as defined in article 4(3) or private clients within the meaning of article 4(2) FinSA who are in a long-standing investment advisory or investment management relationship with a regulated financial intermediary and who did not declare that they shall not be treated as qualified investors in accordance with article 10 (3ter) CISA. Investors in the shares of our common stock do not benefit from the specific investor protection provided by CISA and the supervision by FINMA in connection with the approval for offering or the appointment of a representative and paying agent in Switzerland.
For Prospective Investors Located in the Dubai International Financial Centre (DIFC)
This prospectus relates to a company which is not subject to any form of regulation or approval by the Dubai Financial Services Authority (“DFSA”).
This prospectus is only intended for recipients who are classified as ‘Deemed’ Professional Clients under the DFSA Rulebook or following their request for such prospectus.
The DFSA has no responsibility for reviewing or verifying any prospectus or other documents in connection with the Company. Accordingly, the DFSA has not approved this prospectus or any other associated documents nor taken any steps to verify the information set out in this prospectus, and has no responsibility for it.
The shares of our common stock to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers should conduct their own due diligence on the shares of our common stock.
If you do not understand the contents of this document you should consult an authorised financial adviser.
For Prospective Investors Located in the Abu Dhabi Global Market (ADGM)
This communication is sent strictly within the context of, and constitutes, an Exempt Communication.
This document relates to the shares of our common stock which is not subject to any form of regulation or approval by the Financial Services Regulatory Authority of the Abu Dhabi Global Market (the “FSRA”). The FSRA accepts no responsibility for reviewing or verifying any prospectus or documents in connection with the shares of our common stock. Accordingly, the FSRA has not approved this document or any other associated documents nor taken any steps to verify the information set out in this document, and has no responsibility for it.
The financial product to which this document relates may be illiquid and/or subject to restrictions on its resale. Prospective investors should conduct their own due diligence on the financial product.
This document does not constitute or form part of any offer to issue or deliver, or any solicitation of any offer to subscribe for the shares of our common stock in the Abu Dhabi Global Market and accordingly should not be construed as such.
If you do not understand the contents of this document you should consult an authorised financial adviser.

For Prospective Investors Located in United Arab Emirates (Excluding the Dubai International Financial Centre (DIFC) and the Abu Dhabi Global Market (ADGM))
This document, and the information contained herein, does not constitute, and is not intended to constitute, a public offer of securities in the United Arab Emirates (“UAE”) and accordingly should not be construed as such. The shares of our common stock are only being offered to a limited number of exempt Professional Investors in the UAE who fall under one of the following categories: federal or local governments, government institutions and agencies or companies wholly owned by any of them. The shares of our common stock have not been approved by or licensed or registered with the UAE Central Bank, the Securities and Commodities Authority, the Dubai Financial Services Authority, the Financial Services Regulatory Authority or any other relevant licensing authorities or governmental agencies in the UAE (the “Authorities”). The Authorities assume no liability for any investment that the named addressee makes as an exempt Professional Investor. The document is for the use of the named addressee only and should not be given or shown to any other person (other than employees, agents or consultants in connection with the addressee’s consideration thereof).
For Prospective Stockholders in Jersey
Consent under the Control of Borrowing (Jersey) Order 1958 has not been obtained for the circulation of this prospectus. Accordingly, the offer that is the subject of this prospectus may only be made in Jersey where the offer is not an offer to the public or the offer is valid in the United Kingdom or Guernsey and is circulated in Jersey only to persons similar to those to whom, and in a manner similar to that in which, it is for the time being circulated in the United Kingdom or Guernsey as the case may be. By accepting this offer each prospective investor in Jersey represents and warrants that he or she is in possession of sufficient information to be able to make a reasonable evaluation of the offer.
For Prospective Stockholders in Thailand
This document is provided to you as permitted by applicable laws and regulations, or solely at your request, and is not intended to be an offer, sale, or invitation for subscription or purchase of any interests in the Company in Thailand. This document has not been, and will not be, reviewed or approved by the Office of the Securities and Exchange Commission of Thailand. Accordingly, this document and any other documents and materials, in connection with the offer or delivery, or invitations for subscription or purchase of any interests in the Company, may not be circulated or distributed, nor may the interests in the Company be offered or delivered, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any members of the public in Thailand, unless it is conducted by an entity holding appropriate securities business license under Thai law in accordance with the relevant laws and regulations.
For Prospective Stockholders in Chile
On June 27, 2012, the CMF issued General Rule No. 336 (Norma de Carácter General No. 336), or NCG 336, which is intended to govern the private offering of securities in Chile. NCG 336 provides that the offering of securities that meet the conditions described therein shall not be considered public offerings in Chile and shall be exempted from complying with the general rules applicable to public offerings.
The following information is provided to prospective investors pursuant to NCG 336:
1)	Date of commencement of the offer: as set forth on the cover page of this registration statement. The offer of the shares of our common stock is subject to NCG 336.
2)
The subject matter of this offer are securities not registered with the securities registry (registro de valores) or the foreign securities registry (registro de valores extranjeros) kept by the CMF. As a consequence, the shares of our common stock are not subject to the oversight of the CMF.

3)	Since the shares of our common stock are not registered in Chile, there is no obligation to provide public information regarding the shares of our common stock in Chile.
4)	The shares of our common stock shall not be subject to public offering in Chile unless registered with the relevant securities registry kept by the CMF.

For Prospective Stockholders in Colombia
The shares of our common stock have not been and will not be registered with the Colombian National Registry of Securities and Issuers (Registro Nacional de Valores y Emisores – RNVE) maintained by the Financial Superintendence of Colombia (Superintendencia Financiera de Colombia; the “SFC”) and, therefore, the shares of our common stock may not be publicly offered or delivered in Colombia. However, the shares of our common stock may be offered in Colombia under Colombian law pursuant to the private placement exemption set forth in the Colombian regulation (Decree 2555 of 2010), in accordance of which an offering shall be deemed a private placement if it is addressed to fewer than one hundred (100) specific persons (article 6.1.1.1.1, Decree 2555 of 2010). These materials are solely our responsibility and have not been reviewed or authorized by the SFC and may not be publicly distributed in Colombia. In making an investment decision, all investors, including any Colombian investor who may acquire shares of our common stock from time to time, must rely on their own examination of the terms of the offering and shares of our common stock, including the merits and risks involved.
For Prospective Stockholders in Kuwait
This document is not for general circulation to the public in Kuwait. The shares of our common stock have not been licensed for offering in Kuwait by the Kuwait Capital Markets Authority or any other relevant Kuwaiti government agency. The offering of the shares of our common stock in Kuwait on the basis of a private placement or public offering is, therefore, restricted in accordance with Law No. 7 of 2010 and the bylaws thereto (as amended). No private or public offering of the shares of our common stock is being made in Kuwait, and no agreement relating to the sale of the shares of our common stock will be concluded in Kuwait. No marketing or solicitation or inducement activities are being used to offer or market the shares of our common stock in Kuwait.
For Prospective Stockholders in Peru
The shares of our common stock have not been and will not be registered with or approved by the Peruvian Superintendency of Capital Markets (Superintendencia del Mercado de Valores, or the “Peruvian SMV”) or the Lima Stock Exchange (Bolsa de Valores de Lima, or the “BVL” or the “Lima Stock Exchange”). Accordingly, this offering will not be a public offering in Peru.
Peruvian securities laws and regulations on public offerings will not be applicable to the offering of the shares of our common stock and, therefore, the disclosure obligations set forth therein will not be applicable to us, before or after their acquisition by prospective investors. Offering materials relating to the offering of shares of our common stock are being supplied to those Peruvian investors who have expressly requested them. Such materials may not be distributed to any person or entity other than the intended recipients. Accordingly, the shares of our common stock cannot be offered or delivered in Peru, except if: (i) such shares of our common stock were previously registered with the Peruvian SMV, or (ii) such offering is considered a private offering under the Peruvian securities laws and regulations. The Peruvian securities laws establish, among other things, that an offer directed exclusively to institutional investors (as defined by Peruvian law) qualifies as a private offering. In making an investment decision, institutional investors (as defined by Peruvian law) must rely on their own examination of the terms of the offering of the shares of our common stock to determine their ability to invest in such shares.
No offer or invitation to subscribe for or sell shares of our common stock or beneficial interests therein can be made in Peru except in compliance with the Peruvian securities laws and regulations.
In making an investment decision, institutional investors must rely on their own examination of the terms of the offering of shares of our common stock to determine their ability to invest in them.
For Prospective Shareholders in Bahrain
This prospectus and the shares of our common stock have not been reviewed, approved or registered by the Central Bank of Bahrain (“CBB”), the Bahrain Bourse or the Ministry of Industry and Commerce of the Kingdom of Bahrain. None of these authorities has passed upon the merits of an investment in our common stock or the adequacy of this prospectus.

This prospectus does not constitute, and may not be used in connection with, an offer to the public in Bahrain. No marketing, promotion or offering of shares of our common stock will be conducted in or from within Bahrain, and no mass or general advertising will be undertaken in Bahrain. Any sale to persons in Bahrain will occur only on a strictly cross-border, reverse-enquiry basis. All subscription documents will be executed, and all subscription monies will be paid to and received, outside Bahrain. The distribution of this prospectus and any related offering materials in or into Bahrain is restricted. This prospectus may not be issued, passed to, or made available to the public generally in Bahrain.
By subscribing, each person in Bahrain represents, warrants and agrees that its approach to the Company was unsolicited and not the result of any marketing, promotion, invitation or inducement made in or from within Bahrain; that no in-person marketing meetings, roadshows or other promotional activities occurred with it in Bahrain; that all subscription documentation will be executed and all subscription monies will be remitted from and received outside Bahrain; that it will not reproduce or distribute this prospectus or any offering materials in or into Bahrain; and that it understands this prospectus is intended only for persons who are “Accredited Investors” as defined by the CBB and does not constitute a public offer in Bahrain.
For Prospective Investors Located in the British Virgin Islands
This prospectus and the shares of our common stock have not been registered, recognized, approved or licensed by the British Virgin Islands Financial Services Commission (the “BVI FSC”). Neither the BVI FSC nor any other authority in the British Virgin Islands (“BVI”) has passed upon the merits of an investment in shares of our common stock or the adequacy of this prospectus. This prospectus does not constitute, and there will not be, an offering of shares of our common stock to the public in the BVI. The shares of our common stock are not being offered or sold, and no invitation to subscribe for shares of our common stock is being made in or from within the BVI. No person is authorized, in or from within the BVI, to make any invitation or inducement to any other person to subscribe for or purchase shares of our common stock, or otherwise to promote the Company.
Notwithstanding the foregoing, shares of our common stock may be offered and sold (i) on a reverse-enquiry or unsolicited basis to persons in the BVI and (ii) from outside the BVI to BVI-domiciled companies, BVI corporate trustees and BVI partnerships comprised wholly of non-natural persons (together, “BVI Entities”), provided that no person promotes the Company in or from within the BVI, no in-person marketing occurs in the BVI, and all subscription documentation is executed and all subscription monies are received outside the BVI. By subscribing, each person or entity in the BVI (each, a “BVI Person”) represents, warrants and agrees that its approach to the Company was unsolicited and not the result of any promotion, invitation or inducement made in or from within the BVI; that it did not participate in any in-person marketing meetings, roadshows or other promotional activities in the BVI; that all subscription documentation will be executed and all subscription monies will be remitted from and received outside the BVI; and that it will not reproduce or distribute this prospectus or any offering materials in or from within the BVI. If such BVI Person is a BVI-domiciled company, a BVI corporate trustee or a BVI partnership comprised wholly of non-natural persons, it further represents that any solicitation, if any, occurred from outside the BVI.
For Prospective Investors Located in India
This prospectus and the shares of our common stock have not been registered with, reviewed or approved by the Securities and Exchange Board of India (“SEBI”), the Reserve Bank of India (“RBI”), the Registrar of Companies (“ROC”), or any other Indian authority. No Indian authority has passed upon the merits of an investment in shares of our common stock or the adequacy of this prospectus. This prospectus does not constitute, and may not be used in connection with, an offer or invitation to the public in India, or a “prospectus” for registration with the ROC. The shares of our common stock will not be marketed, offered or sold in or into India except in a manner consistent with private placement practices and on a strictly reverse-enquiry basis. No cold-calling, mass solicitation, general advertising, or roadshows will be undertaken in India. All subscription documents will be executed, and all subscription monies will be paid and received, outside India. The distribution of this prospectus and any related offering materials in or into India is restricted. This prospectus may not be reproduced or distributed for the purpose of an offer or solicitation in India. Persons in India who receive this prospectus must inform themselves about and observe any applicable legal or regulatory restrictions.

By subscribing, each investor who is resident in, or located in, India represents, warrants and agrees that its approach was wholly unsolicited and not the result of any marketing, invitation or inducement in or into India; that it did not participate in any in-person marketing meetings, roadshows or other promotional activities in India; that all subscription documentation will be executed and all subscription monies will be remitted from and received outside India; that it will not distribute offering materials in or into India; and that it is permitted under applicable Indian exchange control and overseas investment rules (including, as applicable, the Foreign Exchange Management Act and the Overseas Investment/Liberalised Remittance Scheme framework) to acquire and hold shares of our common stock and has obtained, and will maintain, any required approvals or consents.
For Prospective Shareholders in Indonesia
This prospectus and the shares of our common stock have not been registered with, reviewed or approved by the Financial Services Authority of the Republic of Indonesia (Otoritas Jasa Keuangan or “OJK”). This prospectus does not constitute, and may not be used in connection with, an offering that constitutes a public offering in Indonesia. The shares of our common stock may not be offered or sold, directly or indirectly, in or into Indonesia or to any Indonesian party in a manner that would constitute a public offering under Indonesian law. No public advertising, mass solicitation or mass-media distribution in or into Indonesia will be undertaken. Subscription documents will not be executed in, and subscription monies will not be paid to or received in, Indonesia. The distribution of this prospectus and any related offering materials in or into Indonesia is restricted. This prospectus may not be reproduced or distributed for the purpose of an offer or solicitation in Indonesia. Persons in Indonesia who receive this prospectus must observe all applicable legal or regulatory restrictions.
By subscribing, each Indonesian party represents and agrees that it has not received any offer, invitation or inducement made in or into Indonesia or through Indonesian mass media; that no in-person marketing in Indonesia occurred with it; that all subscription documentation will be executed and all subscription monies will be remitted from and received outside Indonesia; and that it will not distribute offering materials in or into Indonesia and understands that the offering is not a public offering in Indonesia.
For Prospective Investors Located in South Africa
This prospectus and the shares of our common stock have not been approved by the Financial Sector Conduct Authority (“FSCA”) under the Collective Investment Schemes Control Act, 2002 (“CISCA”) and are not registered for public offer in South Africa. This prospectus does not constitute, and may not be used for, an offer to the public in South Africa. No marketing, promotion or solicitation will be conducted in or into South Africa. Any sale to persons in South Africa will occur only in response to a genuine, specific and unsolicited reverse enquiry, and all subscription documents will be executed and all subscription monies will be paid and received outside South Africa. The distribution of this prospectus and any related offering materials in or into South Africa is restricted. This prospectus may not be reproduced or distributed for the purpose of an offer or solicitation in South Africa.
By subscribing, each South African investor represents, warrants and agrees that its approach was a genuine, specific and unsolicited reverse enquiry; that it did not receive any marketing, promotion or solicitation in or into South Africa; that no in-person marketing meetings or roadshows occurred with it in South Africa; that all subscription documentation will be executed and all subscription monies will be remitted from and received outside South Africa; and that it will not distribute offering materials in or into South Africa. The investor acknowledges that the Company is not approved under CISCA and that this prospectus does not constitute a public offer in South Africa.
For Prospective Investors Located in Barbados
The shares of our common stock have not been and will not be registered or approved by the Financial Services Commission of Barbados (the “FSC”) under the Barbados Mutual Funds Act, Cap. 320B or the Securities Act, Cap. 318A, and no Barbadian regulator has reviewed this prospectus. Accordingly, this prospectus does not constitute, and should not be construed as an offer, sale, or invitation for subscription or purchase of any shares of our common stock in Barbados.

For Prospective Investors Located in Turkey
The securities described herein have not been, and will not be, registered with the Capital Markets Board of Turkey (the “CMB”), and no prospectus or issuance certificate has been approved by the CMB. This document does not constitute, and may not be used in connection with, a public offering in Turkey. No general solicitation, advertisement, or marketing will be carried out in or into Turkey. These materials are provided solely at the specific unsolicited request of the investor, on a confidential basis, and may not be reproduced or distributed in or into Turkey. Any sale to a person resident in Turkey will occur only on a genuine, unsolicited reverse enquiry basis. Documents to purchase the securities described herein will not be executed in, and monies to purchase such securities will not be paid to or received in, Turkey. Turkish residents are responsible for complying with applicable Turkish law, including routing transactions through a locally licensed intermediary and transferring payments via Turkish banks, as required.
By reviewing this document, each person resident in Turkey represents and agrees that it requested this information on an unsolicited basis and that it will not reproduce or distribute this document in or into Turkey.
For Prospective Shareholders in The Bahamas
The securities described herein have not been registered with, approved or licensed by the Securities Commission of The Bahamas (“SCB”) and no prospectus or issuance certificate has been filed or approved in The Bahamas. This document does not constitute, and may not be used in connection with, an offer to the public in The Bahamas.
Interests will be offered and sold in or into The Bahamas only in circumstances that do not constitute a public offering and solely to “Accredited Investors” as defined in the Securities Industry Regulations, 2012. No general solicitation, advertising or public marketing will be undertaken in or into The Bahamas. The Fund is not administered or managed in or from The Bahamas.
These materials are provided solely at the specific request of the recipient on a confidential basis and may not be reproduced or distributed in or into The Bahamas. Subscription documents should be executed, and subscription monies paid and received, outside The Bahamas. Persons in The Bahamas are responsible for complying with any applicable Bahamian laws, including exchange control requirements of the Central Bank of The Bahamas.

LEGAL MATTERS
Certain legal matters in connection with this offering will be passed upon for us by Simpson Thacher & Bartlett LLP, Washington, D.C. The validity of the shares of common stock issued in this offering will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Las Vegas, Nevada. Certain legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.
EXPERTS
The consolidated financial statements of Pershing Square Holdco, L.P. at December 31, 2025 and 2024, and for each of the two years in the period ended December 31, 2025, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Howard Hughes Holdings Inc. as of December 31, 2025 and 2024, and for each of the years in the three-year period ended December 31, 2025, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2025 have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and shares of our common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and in each instance we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement. You may inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is www.sec.gov.
Upon the completion of this offering, we will become subject to the informational requirements of the Exchange Act and will be required to file reports and other information with the SEC. You will be able to inspect copies of these materials without charge at the SEC’s website. We intend to make available to our common stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.
Following the completion of this offering, Mr. Ackman, our Founder and Chief Executive Officer, intends to use his X (formerly Twitter) account (@BillAckman) as a means of publicly disseminating current information about the Company and the funds from time to time including information about new and disposed of investments and hedges, as well as his views on macroeconomic, geopolitical and other developments. Accordingly investors should monitor this account in addition to following the Company’s SEC filings and the Company’s website (www.pershingsquareinc.com), as well as the Company’s press releases and investor presentations and events. Information on, or accessible from, Mr. Ackman’s X account or on the Company’s website is not part of this prospectus by reference or otherwise.

Report of Independent Registered Public Accounting Firm
To the Partners of Pershing Square Holdco, L.P. and the Board of Directors of Pershing Square Holdco GP, LLC
Opinion on the Financial Statements
We have audited the accompanying consolidated statements of financial condition of Pershing Square Holdco, L.P. (the “Partnership”) as of December 31, 2025 and 2024, the related consolidated statements of operations, changes in partners’ capital and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Partnership at December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the Partnership’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Partnership’s auditor since 2010.
New York, New York
March 9, 2026

Consolidated Statements of Financial Condition

Year ended December 31,	2025	2024
Assets
Cash and cash equivalents	$55,397,767	$964,856,513
Restricted cash	118,935	118,935
Performance fees receivable	497,330,469	232,670,263
Due from affiliates(1)	15,613,554	8,069,477
Prepaid expenses	1,344,606	865,523
Investment in Howard Hughes Holdings Inc. (“HHH”), at fair value	717,930,000	—
Deferred HHH Services Agreement premium	283,158,457	—
Investment in Pershing Square, L.P., at fair value(1)	79,288,239	59,512,945
Lease right-of-use assets	28,440,786	30,589,920
Fixed assets and leasehold improvements (net of accumulated depreciation of $17,592,861 and $15,292,146)	14,983,725	16,835,002
Deferred sublease incentive	4,129,121	4,639,939
Other assets	3,465,870	634,149
Total assets	$1,701,201,529	$1,318,792,666

Liabilities
Accrued compensation and benefits(1)	$426,093,557	$170,114,923
Performance fee distributions payable(1)	54,838,527	49,282,797
Affiliates fee rebate payable	24,143,741	21,661,699
Taxes payable	17,029,108	13,627,356
Distributions payable to partners	10,104,536	8,736,219
Accounts payable	8,620,401	6,981,829
Deferred revenue	3,786,000	—
Operating lease liabilities	42,672,771	46,329,394
Loans payable	34,800,000	34,800,000
Total liabilities	622,088,641	351,534,217

Commitments and Contingencies (see Note 7)

Partners’ capital
Partners’ capital controlling interests	1,016,418,004	920,469,068
Non-controlling interest in consolidated variable interest entities(1)	62,694,884	46,789,381
Total partners’ capital	1,079,112,888	967,258,449

Total liabilities and partners’ capital	$1,701,201,529	$1,318,792,666

(1) Includes amounts attributable to consolidated variable interest entities (“VIEs”) for which Pershing Square Holdco, L.P. does not have any direct equity interests.
The accompanying notes form an integral part of these consolidated financial statements.

Consolidated Statements of Operations

Year ended December 31,	2025	2024
Revenue
Management fees (net of contra-revenue of $9,611,543 and $0)	$230,420,369	$206,066,898
Performance fees(1)	532,087,325	249,430,688
Total revenue	762,507,694	455,497,586

Expenses
Profit-sharing partner compensation(1)	459,079,001	339,132,746
Affiliates fee rebate	77,579,860	69,300,950
General and administrative expense	42,074,054	50,811,911
Employee compensation and benefits	20,228,019	13,164,376
Depreciation and amortization expense	2,300,715	2,778,063
Total expenses	601,261,649	475,188,046

Operating income (loss)	161,246,045	(19,690,460)

Non-operating income (expenses)
Unrealized gain (loss) on HHH shares held at fair value	110,700,000	—
Interest income	16,910,323	28,508,310
Unrealized gain (loss) on investment in Pershing Square, L.P. held at fair value(1)	12,224,037	6,986,422
Other income	5,240,476	5,666,428
Interest expense	(2,302,369)	(3,095,596)
Total non-operating income (expenses)	142,772,467	38,065,564

Net income (loss) before taxes	304,018,512	18,375,104
Income tax expense	22,308,640	15,985,175
Net income (loss)	281,709,872	2,389,929
Less: Net (income) loss attributable to non-controlling interest	(31,933,262)	(16,541,033)
Net income (loss) attributable to Pershing Square Holdco, L.P.	$249,776,610	$(14,151,104)

(1)	Includes amounts attributable to consolidated VIEs for which Pershing Square Holdco, L.P. does not have any direct equity interests.
The accompanying notes form an integral part of these consolidated financial statements.

Consolidated Statements of Changes in Partners’ Capital

	Controlling Interest - GP(1)	Controlling Interest - LPs(1)	Limited Partner Interest - PS Holdco(2)	Non-controlling Interest	Total
As of December 31, 2023	$3,418,131	$75,426,004	$—	$45,847,566	$124,691,701
Capital contributions	—	1,647,202	—	—	1,647,202
Capital distributions	(1,500,428)	(148,542,421)	—	(8,099,218)	(158,142,067)
Net income (loss)	313,638	31,050,107	—	5,079,321	36,443,066
As of May 31, 2024	2,231,341	(40,419,108)	—	42,827,669	4,639,902
General Partner transfer(1)	(2,231,341)	—	2,231,341	—	—
Limited Partner transfer(1)	—	40,419,108	(40,419,108)	—	—
Capital contributions	—	—	1,165,766,679	—	1,165,766,679
Capital distributions	—	—	(145,049,016)	(7,500,000)	(152,549,016)
Offering costs for Pershing Square Holdco, L.P.	—	—	(16,545,979)	—	(16,545,979)
Net income (loss)	—	—	(45,514,849)	11,461,712	(34,053,137)
As of December 31, 2024	—	—	920,469,068	46,789,381	967,258,449
Capital contributions	—	—	1,461,901	—	1,461,901
Capital distributions	—	—	(155,289,575)	(16,027,759)	(171,317,334)
Net income (loss)	—	—	249,776,610	31,933,262	281,709,872
As of December 31, 2025	$—	$—	$1,016,418,004	$62,694,884	$1,079,112,888

(1)	These balances represent the former classes of equity of Pershing Square Capital Management, L.P. prior to the Reorganization (defined and described in Note 1) which took place on May 31, 2024.
(2)
Pershing Square Holdco GP, LLC, the general partner of Pershing Square Holdco, L.P., did not have a capital balance at any time during the periods disclosed and is therefore not shown in the Consolidated Statements of Changes in Partners' Capital.

The accompanying notes form an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows

Year ended December 31,	2025	2024
Cash flows from operating activities
Net income	$281,709,872	$2,389,929
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization of deferred HHH Services Agreement premium	9,611,543	—
Depreciation and amortization expense	2,300,715	2,778,063
Non-cash lease expense	2,302,819	2,782,814
Amortization of LTIP grants in profit-sharing partner compensation	1,461,901	112,737,683
Unrealized (gain) loss on HHH shares held at fair value	(110,700,000)	—
Changes in operating assets and liabilities:
Performance fees receivable	(264,660,206)	89,026,283
Due from affiliates	(7,544,077)	62,671,548
Prepaid expenses	(479,083)	536,375
Deferred HHH Services Agreement premium	(292,770,000)	—
Investment in Pershing Square, L.P.	(19,775,294)	6,307,697
Deferred sublease incentive	510,818	698,573
Other assets	321,218	—
Accrued compensation and benefits	255,978,634	72,688,143
Taxes payable	3,401,752	804,022
Deferred revenue	3,786,000	—
Accounts payable	1,638,572	1,401,191
Affiliates fee rebate payable	2,482,042	(56,064,460)
Operating lease liabilities	(3,810,308)	(4,276,979)
Net cash provided by (used in) operating activities	(134,233,082)	294,480,882

Cash flows from investing activities
Purchase of investment in HHH, net	(607,230,000)	—
Purchases of fixed assets and leasehold improvements	(449,438)	(1,557,877)
Net cash provided by (used in) investing activities	(607,679,438)	(1,557,877)

Cash flows from financing activities
Payments for capital distributions	(164,393,287)	(298,747,239)
Offering costs for Pershing Square USA, Ltd.	(3,152,939)	(321,218)
Proceeds from capital contributions	—	1,047,164,069
Proceeds from borrowings	—	16,384,813
Repayment of borrowings	—	(80,535,856)
Offering costs for Pershing Square Holdco, L.P.	—	(16,545,979)
Net cash provided by (used in) financing activities	(167,546,226)	667,398,590

Net change in cash and cash equivalents and restricted cash	(909,458,746)	960,321,595
Cash and cash equivalents and restricted cash, beginning of period	964,975,448	4,653,853
Cash and cash equivalents and restricted cash, end of period	$55,516,702	$964,975,448
Supplemental disclosures:
Cash paid during the period for income tax expense	$19,437,613	$15,181,153
Cash paid during the period for interest expense	2,358,213	4,332,283
Non-cash activities:
Capital contributions	1,461,901	120,249,812

Reconciliation of cash and cash equivalents and restricted cash
Cash and cash equivalents	55,397,767	964,856,513
Restricted cash	118,935	118,935
Total cash and cash equivalents and restricted cash, end of period	$55,516,702	$964,975,448

The accompanying notes form an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements
1.	ORGANIZATION
Pershing Square Holdco, L.P., a Delaware limited partnership (“PS Holdco” or the “Partnership”), was formed on April 11, 2024. Pershing Square Holdco GP, LLC, a Delaware limited liability company, serves as the general partner of PS Holdco. PS Holdco is the successor reporting entity to Pershing Square Capital Management, L.P., a Delaware limited partnership (“PSCM”), formed on December 17, 2003 that commenced operations on January 2, 2004.
On May 31, 2024, as part of an internal reorganization of PSCM (the “Reorganization”), PS Holdco became the indirect owner of PSCM and its general partner, PS Management GP, LLC, a Delaware limited liability company (“PSCM GP”). Prior to the Reorganization, 99% of the limited partnership interests of PSCM (the “PSCM LP Interests”) were owned by Mr. William Ackman and other limited partners, and 1% of the PSCM LP Interests were owned by PSCM GP. At the time of the Reorganization, PSCM GP did not have any holdings other than its 1% interest in PSCM. Mr. Ackman was the managing member and sole owner of PSCM GP.
As part of the Reorganization, Mr. Ackman contributed his limited liability company interests in PSCM GP, and the limited partners of PSCM contributed the PSCM LP Interests to Pershing Square Partner Group, LLC, a Delaware limited liability company (“PSPG”). Immediately thereafter, PSPG contributed its interests in PSCM GP and the PSCM LP Interests to PS Holdco, and PS Holdco then contributed both interests to Pershing Square Intermediate Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of PS Holdco (“Intermediate Holdings”). As a result of the Reorganization, Intermediate Holdings is the sole limited partner of PSCM, and PS Holdco is the indirect owner of PSCM and PSCM GP.
On May 31, 2024, a consortium of strategic investors purchased a 10% minority equity interest in PS Holdco for a purchase price of $1.05 billion. Following the sale, PSPG owns 90% of the issued and outstanding limited partnership interests of PS Holdco.
On the same date, PS CompCo, LLC, a Delaware limited liability company (“CompCo” which was formerly named PS VariableCo, LLC), PSCM and PS Holdco entered into the Variable Compensation Agreement (“VCA”). The terms of the VCA specify the allocation of any performance fees earned by PSCM between PS Holdco and CompCo. Refer to Note 4 “Variable Compensation Agreement” for more details on the VCA.
Investment Manager and Managed Funds
PSCM is the investment manager to Pershing Square, L.P., a Delaware limited partnership (“PSLP”), Pershing Square International, Ltd., a Cayman Islands exempted company (“PSINTL” and together with PSLP, the “Private Funds”), and Pershing Square Holdings, Ltd., a publicly traded Guernsey limited liability company (“PSH”, and collectively with the Private Funds, the “Core Funds”). The Core Funds generally implement substantially similar investment objectives, policies and strategies.
Prior to December 31, 2024, PSCM was also the investment adviser to PS VII, L.P., a Delaware limited partnership (“PSVII LP”), PS VII International, L.P., a Cayman Islands exempted limited partnership (“PSVII Intl”), PS VII Master, L.P., a Cayman Islands exempted limited partnership (“PSVII Master”), PS VII A International, L.P., a Cayman Islands exempted limited partnership (“PSVIIA”), and PS VII Employee Fund, LLC, a Delaware limited liability company (“PSVII Employee Fund” and together with PSVII LP, PSVII Intl, PSVII Master, and PSVIIA, the “PSVII Funds” and collectively with the Core Funds, the “Pershing Square Funds”). The PSVII Funds operated collectively as a co-investment vehicle that primarily invested in securities of (or otherwise sought to be exposed to the value of securities issued by) Universal Music Group, N.V. (“UMG”). PSVII GP, LLC, the general partner of PSVII Master, PSVII LP, PSVII Intl and PSVIIA (“PSVII GP”), determined to cease the operations of PSVII Master and PSVIIA and distribute its assets to limited partners as of December 31, 2024. All subsequent references to the PSVII Funds throughout these financial statements are applicable only up to their cessation date of December 31, 2024.

PSCM is a concentrated, research-intensive, fundamental value investor in the public markets. PSCM’s investment objective with respect to the Core Funds is to preserve capital and seek maximum, long-term capital appreciation commensurate with reasonable risk. PSCM defines risk as the probability of a permanent loss of capital, rather than price volatility. In its value approach to investing, PSCM seeks to identify and have the Core Funds primarily invest in long (and occasionally short) investment opportunities that PSCM believes exhibit significant valuation discrepancies between current trading prices and intrinsic business (or net asset) value, often with a catalyst for value recognition.
The substantial majority of the Core Funds’ portfolio is typically allocated to 8 to 12 core holdings usually comprising liquid, listed large capitalization North American companies. The Core Funds may make investments in a wide range of industry sectors, geographies and asset classes. PSCM seeks to invest in high-quality businesses, which it believes have limited downside and generate predictable, recurring cash flows. PSCM is an active and engaged investor that works with the companies in the Core Funds’ portfolio to create substantial, enduring and long-term shareholder value. PSCM aims to manage risks through careful investment selection and portfolio construction, and may use opportunistic hedging strategies to mitigate market-related downside risk or to take advantage of asymmetric profit opportunities.
On May 5, 2025, PS Holdco and Howard Hughes Holdings Inc. (“HHH”) entered into a Share Purchase Agreement (the “HHH Share Purchase Agreement”) whereby PS Holdco purchased 9,000,000 shares of HHH’s common stock, par value $0.01 per share, at a purchase price of $100 per share for an aggregate purchase price of $900,000,000. Following the completion of this purchase, PS Holdco owned 15.2% of HHH common stock, while the Core Funds, which PS Holdco does not consolidate, owned 31.7% of HHH common stock, providing PS Holdco and its affiliates with a collective voting power of 46.9% of the outstanding HHH common stock. Pursuant to a Standstill Agreement between PS Holdco and HHH dated May 5, 2025, PS Holdco, PSCM and the Core Funds are, in the aggregate, generally subject to a voting cap of 40% of the outstanding common stock of HHH (with all shares in excess of the cap voted proportionally to HHH shareholders other than PS Holdco, PSCM and the Core Funds).
In connection with the HHH Share Purchase Agreement, PSCM entered into a Services Agreement with HHH dated May 5, 2025 (the “HHH Services Agreement” and together with the HHH Share Purchase Agreement, the “HHH Agreements”), pursuant to which PSCM provides HHH with investment, advisory and other services. In consideration for these services, PSCM will receive a quarterly fixed fee (the “Base Management Fee”) and be eligible to receive a quarterly variable fee (the “Variable Management Fee” and together with the Base Management Fee, the “HHH Fees”). The HHH Services Agreement has an initial 10-year term, with successive automatic 10-year renewal terms unless the agreement is terminated or not renewed in accordance with its terms. HHH may elect not to renew the HHH Services Agreement if the non-renewal is approved by a unanimous vote of the disinterested members of its board of directors and, subsequently, by holders of at least 70% of the outstanding shares of HHH common stock, excluding any shares held by PSCM and its affiliates (including PS Holdco). The HHH Services Agreement may be terminated by HHH in prescribed circumstances such as (i) with the approval of two-thirds of the disinterested members of its board of directors upon (a) a default of any material provision of the HHH Services Agreement by PSCM or any of its permitted assignees or subcontractors that results in material harm to HHH, (b) fraud, misappropriation or embezzlement by PSCM or any of its permitted assignees or subcontractors against HHH, (c) action(s) by PSCM or any of its permitted assignees or subcontractors constituting bad faith, willful misconduct, gross negligence, or criminal conduct in the performance of its duties under the HHH Services Agreement, (d) PSCM’s entry into bankruptcy, insolvency or reorganization proceedings or (e) certain changes of control of HHH or (ii) with the prior unanimous approval of the disinterested members of its board of directors, upon PS Holdco and its affiliates (and their permitted transferees), in the aggregate, ceasing to own at least 9,000,000 shares of HHH’s common stock, subject to equitable adjustment to reflect the effect of any stock split, reverse stock split or other capital reorganization, reclassification or adjustment with similar effect) on or prior to May 5, 2035 or ceasing to own at least 75% of such number of shares thereafter, in each case as a result of sales of shares to third parties.

On August 5, 2025 in connection with the HHH Services Agreement, each of the Core Funds amended and restated its investment management agreement (“IMA”) to reduce the management fees PSCM will earn by an amount equal to the HHH Fees multiplied by the percentage of HHH’s shares outstanding held by the relevant Core Fund attributable to fee-paying capital.
PSCM’s primary sources of revenue are (i) management fees from the Core Funds and, prior to December 31, 2024, PSVII Master, (ii) the HHH Fees and (iii) performance fees from PSH and PSINTL. The Core Funds and PSVII Master pay management fees based on a percentage of their net asset value (before any accrued performance fees), and performance fees are based on a percentage charged of the net profits of PSH and PSINTL above a prior high-water mark. In addition, as described under “Consolidation” in Note 2, the performance allocations earned by the general partners of PSLP and PSVII Master are consolidated with PSCM’s and the Partnership’s revenue despite neither entity being the recipient of the funds resulting from the performance allocations. For any given period, the Partnership’s revenues will be primarily driven by the performance of these funds.
PSCM is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment adviser under the Advisers Act and with the Commodity Futures Trading Commission (“CFTC”) as the commodity pool operator of the Core Funds under the Commodity Exchange Act, as amended.
Other Subsidiaries and Relationships
Pershing Square USA, Ltd. (“PSUS”) is a Delaware statutory trust formed on November 28, 2023 and is registered with the SEC under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company. PSCM has purchased PSUS common shares for the purpose of providing operating capital and is currently the sole equity holder of PSUS common shares. Refer to Note 4 for details on the share purchases.
West Side Services, LLC, a Delaware limited liability company, is a wholly owned subsidiary of PSCM related to certain of its office operations.
PSCM is the non-member manager of Pershing Square SPARC Sponsor, LLC (“SPARC Sponsor”), a Delaware limited liability company. The Core Funds are the non-managing members of SPARC Sponsor. SPARC Sponsor is the sponsor entity of Pershing Square SPARC Holdings, Ltd. (“SPARC”), a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other business combination transaction with one or more businesses. SPARC is actively looking for target companies for its business combination.
On December 15, 2025, the Partnership entered into a PSH Share Agreement with Mr. Ackman and certain other affiliates (together with Mr. Ackman, the “Shareholders”) for no consideration, pursuant to which each Shareholder granted the Partnership the right, but not the obligation, to acquire from such Shareholder a certain percentage of the outstanding ordinary shares of PSH (the “Subject PSH Shares”) in exchange for shares in the Partnership’s publicly listed successor entity at an agreed upon ratio (the “PSH Share Acquisition”). As of December 31, 2025, the Subject PSH Shares represented approximately 26% of the total number of PSH shares issued and outstanding. Pursuant to the PSH Share Agreement, the Partnership has the right to consummate the PSH Share Acquisition at any time on or after the ninth anniversary, and on or before the tenth anniversary, of the IPO of the Partnership. As such, no PSH shares were acquired as of December 31, 2025.
2.	SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The consolidated financial statements include the accounts of the Partnership, its wholly owned subsidiaries, and entities in which the Partnership is deemed to be the primary beneficiary. All intercompany transactions and balances have been eliminated in consolidation.

The Partnership accounted for the Reorganization, described under “Organization” in Note 1, as a common control transaction. The Reorganization resulted in a change in reporting entity from PSCM to PS Holdco. All balances and disclosures for periods prior to May 31, 2024, the date of the Reorganization, represent the historical activities of PSCM, the predecessor reporting entity to PS Holdco.
All amounts are stated in U.S. dollars. The following is a summary of the significant accounting and reporting policies used in preparing the Partnership’s consolidated financial statements.
Use of Estimates
The preparation of the Partnership’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amounts of income and expenses during the reported period. While management believes that the estimates utilized in preparing the consolidated financial statements are reasonable and prudent, actual results could differ from those estimates.
Consolidation
The Partnership consolidates all subsidiaries in accordance with GAAP and Financial Accounting Standards Board (“FASB”) ASC 810, Consolidation (“ASC 810”).
The Partnership consolidates the accounts of both Intermediate Holdings, as a 100% directly owned subsidiary, and PSCM, as a 100% indirectly owned subsidiary. The Partnership includes both entities’ assets and liabilities and their results of operations in the Partnership’s consolidated financial statements.
The Partnership consolidates all entities that it, or any of its subsidiaries (for the remainder of this Consolidation section, any reference to the “Partnership” also includes all of its subsidiaries), control either as the primary beneficiary of a variable interest entity (“VIE”) or through a majority voting interest. The Partnership identifies VIEs it must consolidate by evaluating (i) whether it holds a variable interest in an entity, (ii) whether the entity is a VIE, and (iii) whether the Partnership’s involvement would make it the primary beneficiary. Entities that do not qualify as VIEs are generally assessed for consolidation as voting interest entities (“VOEs”). Under the VOE model, the Partnership consolidates those entities for which it holds a majority voting interest.
In evaluating whether the Partnership holds a variable interest in an entity, fees received from the entity (including management fees and performance fees) that are customary and commensurate with the level of services provided are not considered variable interests where the Partnership does not also hold other economic interests in the entity that would absorb more than an insignificant amount of the expected losses or returns of the entity.
If there are entities where the Partnership holds a variable interest, the Partnership must then determine whether each entity qualifies as a VIE and, if so, whether the Partnership is the primary beneficiary. A VIE is a corporation, partnership, limited liability company, trust or other legal structure used to conduct activities or hold assets that has: (i) insufficient equity to carry out its principal activities without additional subordinated financial support, (ii) a group of equity owners that lack the power to direct its activities that significantly impact economic performance, or (iii) a group of equity owners that do not have the obligation to proportionally absorb losses or the right to proportionally receive returns generated by its operations.
In evaluating whether the Partnership is the primary beneficiary of a VIE, the Partnership evaluates its economic interests in the entity held either directly or indirectly. VIEs are consolidated when an entity, as the primary beneficiary, holds a controlling financial interest in the VIE. An enterprise is deemed to have a controlling financial interest in a VIE if (i) the enterprise has the power to direct the activities of a VIE that impacts the economic performance and (ii) the enterprise has the obligation to absorb losses, or the right to receive benefits that could potentially be significant to the VIE.

The Partnership has evaluated the Pershing Square Funds, their respective general partners and any affiliated entities, as applicable, for consolidation with the Partnership in accordance with ASC 810. As the Partnership does not hold economic interests in the Pershing Square Funds that would absorb more than an insignificant amount of their expected losses or returns, the Partnership does not hold a variable interest in any of the Pershing Square Funds. The Partnership also does not hold a majority of the voting interests in the Pershing Square Funds. As a result, the Pershing Square Funds are not required to be consolidated with the Partnership under ASC 810.
Conversely, the Partnership has determined to consolidate Pershing Square GP, LLC (“PSGP”), the general partner of PSLP, and PSVII GP under ASC 810. As PSCM compensates its personnel using the performance allocations received by PSGP and PSVII GP, PSCM is exposed to variability in the expected losses or returns of these entities and holds a variable interest in both PSGP and PSVII GP. PSCM, as investment manager of the Pershing Square Funds, has the power to direct the activities of PSGP and PSVII GP that most significantly impact its economic performance (i.e. PSGP and PSVII GP’s receipt of performance allocations), and PSCM is the primary beneficiary of such economic performance as a result of using PSGP and PSVII GP’s performance allocations to compensate PSCM’s personnel.
The following tables summarize the consolidated balances of PSGP:

Summarized Financial Information - Pershing Square GP, LLC	December 31, 2025	December 31, 2024
Statements of Financial Condition
Assets
Investment in Pershing Square, L.P., at fair value	$79,288,239	$59,512,945
Due from affiliates	11,800,000	7,500,000
Total assets	$91,088,239	$67,012,945
Liabilities and Equity
Accrued compensation and benefits	$16,593,355	$12,723,564
Performance fee distributions payable	11,800,000	7,500,000
Total liabilities	28,393,355	20,223,564
Non-controlling interest	62,694,884	46,789,381
Total liabilities and equity	$91,088,239	$67,012,945

Statements of Operations
Performance allocation from Pershing Square, L.P.(1)	$29,742,303	$14,543,002
Unrealized gain (loss) on investment in Pershing Square, L.P. held at fair value	12,224,037	6,986,422
Profit-sharing partner compensation	(10,033,078)	(4,988,391)
Net income (loss) attributable to non-controlling interest	$31,933,262	$16,541,033

(1)	Included in performance fees on PS Holdco’s Consolidated Statements of Operations
The Partnership does not have any variable interests in VIEs that are not consolidated. The Partnership also consolidates the accounts of PSUS, PSCM GP and West Side Services, LLC as they are wholly owned subsidiaries of PSCM.
Prior to December 20, 2024, the Partnership consolidated the accounts of a trust for the Partnership’s corporate aircraft created between the Partnership as trustor and Delaware Trust Company as owner trustee. The Partnership no longer owns this aircraft as it was distributed in kind to Mr. Ackman on December 20, 2024. Refer to Note 4 “Corporate Aircraft” for details on the distribution.

Non-controlling Interests
A portion of the equity and income or loss from entities that are consolidated but not wholly owned by the Partnership is allocated to other owners. The portion allocated to other owners is included within non-controlling interest in the consolidated financial statements. The Partnership does not hold any direct equity interests in PSGP or PSVII GP. As a result, all net income related to both entities is allocated to non-controlling interest, and the capital balances of PSGP and PSVII GP represent the direct equity interests of other owners in PSGP and PSVII GP, as applicable.
Non-controlling interest is presented as a separate component of partners’ capital in the Consolidated Statements of Financial Condition and Consolidated Statements of Changes in Partners’ Capital to clearly distinguish the controlling interests in the Partnership (general partner and limited partner interests) from the non-controlling interests in PSGP and PSVII GP, as applicable. Net income in the Consolidated Statements of Operations includes the net income attributable to the holders of non-controlling interests in the VIEs. Income and losses are allocated to the non-controlling interest in proportion to their relative ownership interests.
Revenue Recognition
PSCM receives management fees and performance fees from certain Pershing Square Funds in exchange for investment management services. These revenues are derived from PSCM’s IMAs with each fund. PSCM also receives the HHH Fees in exchange for investment, advisory and other services, pursuant to the HHH Services Agreement.
The Partnership recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). Revenue is recognized when the Partnership transfers promised goods or services to customers in an amount that reflects the consideration to which the Partnership expects to be entitled in exchange for those goods or services. ASC 606 requires an entity to: (i) identify the contract(s) with a customer, which includes assessing the collectability of the consideration to which it will be entitled in exchange for the goods or services transferred to the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when the entity satisfies a performance obligation.
Management Fees
PSCM acts as investment manager providing management and administrative services to the Pershing Square Funds in accordance with each of their IMAs. As compensation for such services, PSCM receives a quarterly management fee of 0.375%, equal to 1.50% annually, of the net asset value (before any accrued performance fees or allocations) of the Core Funds, and a quarterly management fee of 0.0625%, equal to 0.25% on an annual basis, of the net asset value (before any accrued performance allocation) of the PSVII Funds. The Core Funds reduce management fees by an amount equal to the HHH Fees multiplied by the percentage of HHH’s shares outstanding held by the relevant Core Fund attributable to fee-paying capital. Management fees are recognized in the period during which the related services are performed.
Management fees are generally calculated and paid to PSCM quarterly in advance, based on the amount of fee-paying assets under management at the beginning of the quarter. Management fees are prorated for capital contributions in the Private Funds received during the quarter. Accordingly, changes in PSCM’s management fee revenue from quarter to quarter are driven by changes in fee-paying assets and the relative magnitude and timing of contributions and withdrawals.
Management Fees - HHH Fees
Pursuant to the HHH Services Agreement, PSCM receives from HHH: (i) the quarterly Base Management Fee of $3.75 million, which is adjusted annually for inflation and (ii) the quarterly Variable Management Fee equal to 0.375% of the increase in HHH’s equity market capitalization above a reference market capitalization

(the “Reference Market Cap”). The Reference Market Cap is determined by multiplying the post-transaction share count (the “Reference Share Count”) by a reference market price (the “Reference Market Price”), which is adjusted annually for inflation, subject to equitable adjustment for stock splits, reclassifications or similar capital changes.
Consistent with ASC 606, the Partnership considers the HHH Agreements to be one contract as they were executed at the same time with a single commercial objective. As a result, the $900,000,000 purchase price was recognized as two separate amounts following the execution of the HHH Agreements: (i) a $607,230,000 investment in HHH, which was calculated as 9,000,000 shares multiplied by HHH’s publicly traded price of $67.47 as of the close of business on May 2, 2025, the most recent observable price at the time (refer to “Fair Value of Financial Instruments” for details on the classification and fair value election for this investment), and (ii) a $292,770,000 deferred asset for the premium paid above HHH’s publicly traded share price (the “HHH Premium”), which is deemed to represent the amount paid to obtain the HHH Services Agreement.
The HHH Premium will be amortized straight-line as contra-revenue in management fees over a period of 20 years, with the first period’s amortization being prorated for a start date of May 5, 2025. For the year ended December 31, 2025, the HHH Premium amortization recognized as contra-revenue totaled $9,611,543. The estimated amortization expense related to the HHH Premium for each of the next five fiscal years is $14,638,500.
The Partnership assessed the HHH Premium for impairment and determined that it was fully recoverable over the amortization period of 20 years; therefore, no impairment was recognized.
Performance Fees
PSCM earns performance fees from PSINTL and PSH as their investment manager, and PSGP receives a performance allocation from PSLP as its general partner. Performance fees and the performance allocation are based on the net income of each Core Fund through the end of the fiscal year or upon capital withdrawals, above a prior high-water mark. The performance fees/allocation, if earned, are payable upon the occurrence of crystallization events, which include, but are not limited to, December 31 of each year, withdrawals from the Private Funds and PSH’s payment of a dividend. Any crystallized or accrued performance fees for PSINTL and PSH earned during the year and outstanding at year-end are reported within performance fees receivable. See Note 4 for further disclosure regarding Core Fund performance fees.
Cash and Cash Equivalents
The Partnership considers all highly liquid financial instruments with a maturity of three months or less at the time of purchase to be cash equivalents. As of December 31, 2025, cash and cash equivalents was comprised of $1,339,595 (2024: $1,776,964) of cash held at a U.S. bank and $54,058,172 (2024: $963,079,549) of cash equivalents held in two money market funds invested in U.S. Treasury obligations (JPMorgan 100% U.S. Treasury Securities Money Market Fund and UBS Select 100% US Treasury Preferred Fund Class T). Money market funds are carried at net asset value, which approximates fair value, and would be considered Level I if they were included in the fair value hierarchy. The interest earned on cash invested in money market funds is recorded in interest income.
Restricted Cash
The Partnership has provided various security deposits held by service providers in the normal course of business. Such security deposits are generally restricted until the termination of each service provider’s contract period.
Due from Affiliates
The Pershing Square Funds, partners, employees and other affiliates reimburse the Partnership from time to time for expenses the Partnership pays on their behalf. Reimbursements owed to the Partnership are reflected in due from affiliates. See Note 4 for further disclosure of transactions with related parties.

As of December 31, 2025, due from affiliates was primarily comprised of (i) PSGP’s capital withdrawal from PSLP of $11,800,000 that was not received as of the balance sheet date, and (ii) the Variable Management Fee of $3,345,230 receivable from HHH.
As of December 31, 2024, due from affiliates was primarily comprised of $7,500,000 of PSGP’s capital withdrawal from PSLP that was not received as of December 31, 2024.
As of December 31, 2025 and 2024, no allowance related to due from affiliates was deemed necessary.
Fair Value of Financial Instruments
The Partnership’s assets and liabilities that qualify as financial instruments under GAAP are generally recorded at fair value or at an amount where the carrying value approximates fair value due to the instrument’s short-term nature.
The Partnership’s investment in HHH is classified as an equity method investment as the Partnership is deemed to exert significant influence over HHH, given (i) the Partnership’s ability to vote based on its direct ownership and the Core Funds’ ownership of HHH and (ii) PSCM’s right to designate directors on the Board of Directors of HHH. The Partnership has elected the fair value option for this investment, and changes in fair value are, therefore, recognized through profit and loss. The Partnership’s investment in HHH is a Level I investment in the fair value hierarchy as its shares are publicly traded and quoted prices are readily available.
As of December 31, 2025, the Partnership’s investment in HHH was valued at $717,930,000, which represented an ownership percentage of approximately 15.2%. For the year ended December 31, 2025, the Partnership recorded an unrealized gain of $110,700,000 from its investment in HHH.
The summarized financial information of the Partnership’s equity method investment in HHH is as follows. The summarized Statement of Operations is presented for the period from May 5, 2025, the inception date of the Partnership’s investment in HHH, through December 31, 2025.

Summarized Financial Information - HHH	December 31, 2025
Statement of Financial Condition
Assets
Net investment in real estate	$7,367,055,000
All other assets	3,272,406,000
Total assets	$10,639,461,000
Liabilities and Equity
Mortgages, notes, and loans payable, net	$5,109,828,000
All other liabilities	1,687,387,000
Total liabilities	6,797,215,000
Total equity	3,842,246,000
Total liabilities and equity	$10,639,461,000

For the period from May 5, 2025 to December 31, 2025
Statement of Operations
Total revenues	$1,229,024,000
Total expenses	(948,112,000)
Total other income (loss)	(294,000)
Operating income	280,618,000
Net income (loss)	121,035,000
Net income (loss) attributable to common stockholders	$121,427,000

PSGP’s investment in PSLP is considered an equity method investment as PSCM is deemed to exert significant influence over PSLP as the fund’s investment manager. The Partnership has elected the fair value option for this investment. Fair value for PSGP’s investment in PSLP is determined using the net asset value of PSLP in accordance with the “practical expedient” as defined by GAAP.
As of December 31, 2025, PSGP had an investment of $79,288,239 (2024: $59,512,945) in PSLP, which represented an ownership percentage of approximately 5.2% (2024: 4.5%). For the year ended December 31, 2025, PSGP recorded a gain of $12,224,037 (2024: gain of $6,986,422) from its investment in PSLP.
The summarized financial information of the Partnership’s equity method investment in PSLP is as follows:

Summarized Financial Information - Pershing Square, L.P.	December 31, 2025	December 31, 2024
Statements of Financial Condition
Assets
Investments and derivative contracts	$1,617,395,505	$1,388,621,627
Other assets	28,012,056	31,896,578
Total assets	$1,645,407,561	$1,420,518,205
Liabilities and Equity
Other liabilities	$114,759,041	$92,556,743
Total liabilities	114,759,041	92,556,743
Partners’ capital	1,530,648,520	1,327,961,462
Total liabilities and equity	$1,645,407,561	$1,420,518,205

	Year ended December 31,
Statements of Operations	2025	2024
Net gain from investments in securities and derivative contracts	$331,635,242	$145,537,342
Investment income	11,579,153	16,122,457
Total expenses	(12,643,683)	(12,811,605)
Net income	$330,570,712	$148,848,194

Partners in PSGP can withdraw all of their partnership interest each calendar quarter upon 45 days prior written notice, but are subject to (i) PSCM’s contractual or regulatory restrictions on trading, or “trading windows” whereby PSCM may be in possession of any material nonpublic information regarding one or more of PSLP’s portfolio companies and (ii) any other limitations on withdrawals as set forth in the general partner agreement.
Fixed Assets and Leasehold Improvements, Net of Accumulated Depreciation and Amortization
Fixed assets and leasehold improvements consist of leasehold improvements principally for the build-out of the Partnership’s office space, furniture and fixtures, office computers and equipment along with computer software. The Partnership previously owned a corporate aircraft, which it distributed in-kind to Mr. Ackman on December 20, 2024. Refer to Note 4 “Corporate Aircraft” for details on the distribution.
Fixed assets and leasehold improvements are recorded at cost less accumulated depreciation and amortization. Depreciation of fixed assets is calculated using the straight-line method over a period of three to seven years. Leasehold improvements are amortized over the shorter of the expected useful life or the remaining term of the related lease agreement. Total depreciation and amortization expense of the Partnership for the year ended December 31, 2025 was $2,300,715 (2024: $2,778,063). The Partnership evaluates fixed assets for impairment whenever events or changes in circumstances indicate that an asset’s carrying value may not be fully recovered. The Partnership has determined that there was no impairment to be recorded for its fixed assets.

The following table provides the gross balances for each class of fixed assets and total accumulated depreciation and amortization for all asset classes:

		December 31, 2025	December 31, 2024
Asset Class	Useful Life
Leasehold Improvements	15	$28,395,531	$28,333,531
Furniture and Fixtures	7	2,173,959	2,071,436
Office Computers and Equipment	5	1,528,371	1,260,768
Computer Software	3	478,725	461,413
Total Fixed Assets and Leasehold Improvements (gross)		32,576,586	32,127,148
Less: Accumulated Depreciation and Amortization		(17,592,861)	(15,292,146)
Total Fixed Assets and Leasehold Improvements (net)		$14,983,725	$16,835,002

Accounts Payable
Accounts payable is comprised of primarily general and administrative expenses as well as interest expense that were accrued but not paid as of year-end. For more details on general and administrative expenses, refer to Note 5.
Income Taxes
The Partnership is a partnership for U.S. tax purposes and is not subject to U.S. federal income taxes. Accordingly, no provision has been made for federal income taxes of the Partnership since the partners are individually liable for the taxes on their share of the Partnership’s taxable income or loss.
The Partnership is subject to certain state and local taxes. New York City Unincorporated Business Tax (“UBT”) is recorded on a quarterly basis at the rate of 4% based on the net taxable income apportioned to New York City. Commercial Rent Tax (“CRT”) is recorded on a quarterly basis at the rate of 6% based on the amount of commercial rent subject to tax. The Partnership records interest and penalties related to income taxes, if any, within income tax expense. For the year ended December 31, 2025, the Partnership recorded $22,308,640 (2024: $15,985,175) of tax expense, which primarily relates to UBT. As of December 31, 2025, $16,494,887 of UBT expense remained payable (2024: $13,627,356).
For the 2025 tax year, the Partnership and its parent entity PSPG both elected to be subject to the New York State Pass-Through Entity Tax (“NYS PTET”) and the New York City Pass-Through Entity Tax (“NYC PTET” and together with NYS PTET, “PTET”). The Partnership’s predecessor entity PSCM made the same elections for the 2024 tax year.
PTET grants eligible partners a tax credit on their individual New York State and New York City income tax returns. Any PTET owed is a joint liability of (i) the Partnership or PSPG and (ii) each partner. For the year ended December 31, 2025, the Partnership and PSPG made quarterly PTET payments totaling $32,937,551 (2024: $71,304,813) on behalf of their partners. These PTET payments were recorded, as applicable, in profit-sharing partner compensation and/or capital distributions according to each partner’s participation in LTIP (defined below). For Mr. Ackman, PTET payments were recorded as capital distributions.
As of December 31, 2025, PTET accruals of $10,104,536 and $3,224,380 (2024: $8,736,219 and $3,263,171) were recorded in distributions payable to partners and accrued compensation and benefits, respectively.
The Partnership is subject to the provisions of ASC 740, Income Taxes. This standard requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Partnership’s tax returns to determine whether it is “more-likely-than-not” to be sustained by the applicable tax authority. Uncertain tax positions in which the benefit to be realized does not meet the “more-likely-than-not” threshold would be recorded as a tax expense in the current year. For the years ended December 31, 2025 and 2024, the Partnership did not accrue interest or penalties related to uncertain tax positions. The Partnership has evaluated its tax positions for the years ended December 31, 2025 and 2024 and does not believe that there will be a significant change to the uncertain tax positions within twelve months of the reporting date. The Partnership’s tax returns for tax years 2022 and forward are open to examination by the IRS.
Lessee arrangements
PSCM leases office space, other real estate and certain equipment under operating leases. In accordance with ASC 842, Leases (“ASC 842”), the Partnership determines if an arrangement is or contains a lease at inception date by evaluating whether the arrangement conveys the right to use an identified asset and whether the Partnership obtains substantially all of the economic benefits from and has the ability to direct the use of the asset.
Under ASC 842, the Partnership elected the practical expedient to not separate lease and non-lease components. The Partnership also elected to apply the short-term lease recognition exemption which eliminates the requirement to present in the Consolidated Statements of Financial Condition leases with a term of 12 months or less. These two practical expedients were elected for all classes of underlying assets.
For short-term leases, instead of recognizing a lease liability and right-of-use asset (“ROU asset”), the Partnership recognizes short-term lease payments as an expense on a straight-line basis over the lease term. A short-term lease is defined as a lease that, at the commencement date, has a lease term of 12 months or less and does not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise. When determining whether a lease qualifies as a short-term lease, the Partnership evaluates the lease term and the purchase option in the same manner as all other leases.
At the commencement date of a lease which does not qualify as a short-term lease, the Partnership recognizes a lease liability and an ROU asset representing the Partnership’s right to use the underlying asset over the lease term. The initial measurement of the lease liability is calculated on the basis of the present value of the remaining lease payments, and the ROU asset is measured on the basis of this liability, adjusted by prepaid and accrued rent, lease incentives and initial direct costs. Operating lease cost is recognized on a straight-line basis over the lease term, with the cost presented as a component of general and administrative expense. The Partnership does not have finance leases.
PSCM’s leases require other payments such as costs related to service components, real estate taxes, common area maintenance and insurance. These costs are generally variable in nature and based on the actual costs incurred and required by the lease. As the Partnership has elected to not separate lease and non-lease components for all classes of underlying assets, all variable costs associated with the leases are expensed in the period incurred and are disclosed within general and administrative expense. PSCM’s lease agreements do not contain any material residual value guarantees or material restrictive financial covenants. For details on PSCM’s leases with related parties, refer to Note 4. Neither the Partnership nor PSCM has any leases that have not yet commenced that create significant rights and obligations for the lessee.
When determining the lease term, the Partnership does not include renewal options unless the renewals are deemed to be reasonably certain of being exercised at the lease commencement date.
ASC 842 requires that a lessee use the rate implicit in the lease when measuring the lease liability and ROU asset, unless that rate is not readily determinable. Alternatively, the Partnership is permitted to use its incremental borrowing rate (“IBR”) which is defined as the rate of interest that the Partnership would have to pay to borrow an amount equal to the lease payments on a collateralized basis, over a similar term and in a similar economic environment. Since the rate implicit in the lease is not readily determinable, the Partnership uses its incremental borrowing rate when measuring its or PSCM’s leases. The IBR is calculated by considering the Partnership’s synthetic credit standing and existing line of credit, the impact of collateral and the term of the lease.

Offering Costs
Offering costs consist of fees related to underwriting, legal advice, regulatory filings, printing and other costs for services directly related to the offering of common shares of PSUS or equity interests of PS Holdco.
All PSUS offering costs incurred subsequent to July 31, 2024, the date of postponement of PSUS’s initial planned IPO, have been deferred and are recorded in other assets in anticipation of a future offering. PSUS offering costs incurred prior to July 31, 2024 were written off to general and administrative expense.
Refer to Note 5 for details on the treatment of PS Holdco’s offering costs in the current period.
Other Income
Other income is primarily comprised of (i) payments received from TABLE Management, L.P. (“TABLE”) related to their office license agreement with PSCM, (ii) office space sublease income and the reimbursement of office services from NEOX Public Benefit LLC and (iii) the reimbursement of expenses related to the corporate aircraft from Mr. Ackman. Refer to Note 4 for more details on each relationship.
Employee Benefit Plan
The Partnership has a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. All employees and profit-sharing partners are eligible to participate in the savings plan (the “Plan”). The Plan allows participants to invest in a variety of mutual funds across several fund families. The Partnership makes a safe harbor contribution in the amount of 3% of each participant’s eligible compensation, subject to certain Internal Revenue Code limitations. The safe harbor contribution is processed on a per payroll basis for employees and annually for profit-sharing partners, regardless of whether they elect to contribute to the Plan. Safe harbor contributions are vested immediately. For the year ended December 31, 2025, expenses related to the Plan were $419,590 (2024: $383,946) and are included in employee compensation and benefits.
Employee Compensation and Benefits
Employee compensation and benefits reflects all compensation-related items not directly related to the profit-sharing arrangements and the long-term incentive plan discussed below, and includes salaries, benefits, payroll taxes and discretionary cash bonuses. Employee compensation and benefits also includes the cost of benefits paid to partners who participate in the profit-sharing arrangements and the long-term incentive plan. The Partnership generally recognizes employee compensation and benefit expenses over the related service period. On an annual basis, discretionary cash bonuses generally comprise a significant portion of total employee compensation and benefits for employees who do not hold profits interests. Discretionary cash bonuses are dependent upon a variety of factors, including the performance of the Pershing Square Funds for the year.
Profit-Sharing Arrangements
Prior to the Reorganization, PSCM had profit-sharing arrangements whereby certain personnel were granted profits participation interests (“Profits Interest Awards”) in PSCM, PSGP and PSVII GP. Profits Interest Awards entitled the profit-sharing partners to a portion of the net profits earned by PSCM, PSGP, PSVII GP and any future Pershing Square entity from performance fees/allocations and management fees, as applicable.
Following the Reorganization, the Profits Interest Awards in PSGP and PSVII GP remained unchanged. The Profits Interest Awards in PSCM were contributed to PSPG, and each profit-sharing partner was admitted as a member of CompCo. Upon admission to CompCo, each profit-sharing partner holds Profits Interest Awards in two vehicles at the same percentages as the awards they previously held in PSCM (subject to ordinary course changes in such allocations): (i) PSPG, and (ii) CompCo. Refer to Note 4 “Variable Compensation Agreement” for more details.

Profits Interest Awards do not represent a substantive class of equity under ASC 718, Compensation (“ASC 718”) and are accounted for as cash-based profit-sharing arrangements. As such, amounts distributed or allocated to profit-sharing partners are included in profit-sharing partner compensation in the Consolidated Statements of Operations.
Long-Term Incentive Plan
Prior to the Reorganization, and similar to the Profits Interest Awards, awards under the Long-Term Incentive Plan (“LTIP” and the “LTIP Awards”) entitled certain profit-sharing partners (the “LTIP Partners”) to cash distributions of management fee-based and performance-based net profits pursuant to the terms of their respective agreements and granted them a reduced percentage of their Profits Interest Awards upon retirement under certain circumstances as described in the LTIP. Certain LTIP Partners’ LTIP Awards vested after 10 years of tenure as a profit-sharing partner.
Following the Reorganization, the LTIP Awards related to PSGP and PSVII GP remained unchanged. The LTIP Awards related to PSCM were contributed to PSPG, and each LTIP Partner was admitted as a member of CompCo. Upon admission to CompCo, each LTIP Partner holds LTIP Awards in two vehicles at the same percentages as the awards they previously held in PSCM (subject to ordinary course changes in such allocations): (i) PSPG, and (ii) CompCo.
The LTIP Awards are treated as a separate class of profits interests from the Profits Interest Awards.
The LTIP Awards are accounted for based on their substance. Portions of the LTIP Awards where rights to distributions of profits are based fully on the discretion of Mr. Ackman, or any successor thereof, are in substance a profit-sharing arrangement and are therefore recorded within profit-sharing partner compensation. Other portions of the LTIP Awards, when fully vested, entitle LTIP Partners upon retirement to a distribution equal to the percentage outlined in each of their agreements in perpetuity (the “permanent profits-interests”) and represent a substantive class of equity. The fair value of such awards is recognized on a straight-line basis over a service period of up to 10 years. The amortization of these awards is included in profit-sharing partner compensation in the Consolidated Statements of Operations.
LTIP Partners are also entitled to a portion of the consideration related to a Terminal Value Event as defined in the LTIP, including, but not limited to, a sale or transfer of all or any portion of the Partnership’s equity interests, including through an initial public offering. The Partnership accounts for forfeitures of permanent profits-interests as they occur.
For the year ended December 31, 2025, the Partnership did not grant additional permanent profits-interests. For the year ended December 31, 2024, the Partnership granted additional permanent profits-interests valued at $111,282,207, all of which vested immediately upon grant.
During the year ended December 31, 2025, $1,461,901 (2024: $1,455,475) of permanent profits-interests that were granted in prior years vested, and no permanent profits-interests were forfeited. The Partnership expects to recognize compensation expense on its currently unvested permanent profits-interests of $752,958 over a weighted average period of 1 year.

The following table summarizes the components of profit-sharing partner compensation expense as well as the total distributions resulting from permanent profits-interests:

Year ended December 31	2025	2024
CompCo Subordinated Performance Fee(1)	$385,350,074	$136,618,188
Profit-sharing partner compensation	72,267,026	89,776,876
Amortization of unvested grants of permanent profits-interests	1,461,901	1,455,475
New grants of permanent profits-interests	—	111,282,207
Total profit-sharing partner compensation	$459,079,001	$339,132,746
LTIP permanent profits-interest distributions	$37,440,632	$41,633,980

(1)
Refer to Note 4 "Variable Compensation Agreement" for more details on both CompCo and the related service contract. The profit-sharing partner compensation expense resulting from the 2025 Subordinated Performance Fee is net of UBT withholding of $14,390,666.

The measurement of the fair value of permanent profits-interests requires the Partnership to make estimates about future operating results and appropriate risk-adjusted discount rates. The methods used to estimate the fair value include the market approach and the income approach, each of which involves a significant degree of judgment. The Partnership engaged a third-party valuation specialist to assist in developing models for both methods. Under the market approach, fair value is determined by multiplying the net fee-related earnings (“FRE”) of the Partnership by the relevant valuation multiple of comparable public companies. Under the income approach, fair value is determined through a discounted cash flow analysis.
The following table summarizes information about the significant assumptions used to develop the fair value of permanent profits-interests for the year ended December 31, 2024:

Earning Streams	Methodology	Unobservable Input	2025	October 23, 2024(1)	July 1, 2024(1)
Net FRE earnings	Income approach	Discount rate	N/A	13.0%–15.0% (14.0%)	11.0%–13.0% (12.0%)
Net FRE earnings	Income approach	Exit multiple	N/A	14.0x–16.0x (15.0x)	16.0x–18.0x (17.0x)
Performance fees	Income approach	Discount rate	N/A	14.5%–19.5% (17.0%)	11.5%–16.5% (14.0%)
Performance fees	Income approach	Exit multiple	N/A	11.5x–12.5x (12.0x)	14.5x–15.5x (15.0x)
Net FRE earnings	Market approach	Net FRE multiples	N/A	16.0x–26.0x (21.0x)	18.0x–28.0x (23.0x)

(1)	Multiples disclosed as weighted averages, and inputs in parentheses are the midpoints of the disclosed ranges
Recent Accounting Pronouncements
In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. ASU 2023-07 requires entities with a single reportable segment to provide all disclosures in accordance with Topic 280 and amends current guidance for reportable segment disclosure requirements. This guidance is effective for public entities for fiscal years beginning after December 15, 2023 and for interim periods within fiscal years beginning after December 15, 2024. The Partnership adopted this standard on December 31, 2024 on a retrospective basis, and, as a result, the Partnership included Note 9 to the Consolidated Financial Statements. Adoption of ASU 2023-07 did not have an impact in the Consolidated Statements of Financial Condition, Consolidated Statements of Operations, or Consolidated Statements of Cash Flows.
In December 2023, the FASB issued ASU 2023-09 amending ASC 740, Income Taxes, to enhance the transparency and decision-usefulness of income tax disclosures, particularly in the rate reconciliation table and disclosures about income taxes paid. The new guidance requires all entities to disclose, on an annual basis, income taxes paid (net of refunds received) disaggregated by federal (national), state and foreign taxes and to disaggregate the information by jurisdiction based on a quantitative threshold. ASU 2023-09 is effective for annual periods beginning after December 15, 2025 for private companies and after December 15, 2024 for public companies, with early adoption permitted. ASU 2023-09 should be applied prospectively, but entities may apply it retrospectively. The Partnership is currently assessing its impact.
In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses, which requires disaggregated disclosure of certain expenses including employee compensation, depreciation and intangible asset amortization on an annual and interim basis. The guidance is effective for annual periods beginning after December 15, 2026 and interim periods beginning after December 15, 2027. The Partnership is currently assessing the impact of ASU 2024-03.
3.	PARTNERS’ CAPITAL
The Partnership makes quarterly distributions of excess cash in proportion to each partner’s ownership percentage. Cash distributions made at the start of the year include any performance fees earned in the prior year.
PS Holdco records all cash distributions resulting from PSPG’s Profits Interest Awards and the non-permanent portion of PSPG’s LTIP Awards in profit-sharing partner compensation. The portion of cash distributions resulting from the LTIP Awards that are permanent profits-interests are recorded as capital distributions. All cash distributions made to the Partnership’s strategic investors are recorded as capital distributions.
In the case of performance fees which are paid and/or distributed at the start of the year following when they were earned, the Partnership accrues the portion which is classified as capital distributions in performance fee distributions payable.
4.	RELATED PARTY TRANSACTIONS
Management Fees
PSCM earns most of its management fees and all of its performance fees/allocations from the Pershing Square Funds, which are considered related parties as PSCM manages their operations and makes investment decisions on their behalf as investment manager. PSCM may elect to waive the management fee with respect to certain partners or shareholders of the Pershing Square Funds in accordance with each Pershing Square Fund’s organizational documents. For the year ended December 31, 2025, PSCM earned management fees from the Core Funds of $222,898,715 (2024: $206,066,898 from the Pershing Square Funds).
Pursuant to the HHH Services Agreement, on May 5, 2025 PSCM began earning the Base Management Fee and the Variable Management Fee from HHH. For the year ended December 31, 2025, PSCM earned a Base Management Fee of $9,848,901 and a Variable Management Fee of $7,284,296. The HHH Fees are recorded in management fees. For the year ended December 31, 2025, PSCM reduced management fees for the Core Funds by $4,107,791, which was calculated as the HHH Fees multiplied by the percentage of HHH’s shares outstanding held by the Core Funds that were attributable to fee-paying capital.
As of December 31, 2025, the Variable Management Fee for the three months ended December 31, 2025 remained receivable and is recorded in due from affiliates. PSCM also received in advance the $3,786,000 Base Management Fee for the three months ended March 31, 2026, which is recorded in deferred revenue as of December 31, 2025.

The following table presents a summary of all sources of management fees:

Year ended December 31	2025	2024
Pershing Square Holdings, Ltd.	$207,995,255	$188,818,228
Pershing Square, L.P.	10,373,793	11,071,033
Pershing Square International, Ltd.	4,529,667	6,007,199
PS VII Master, L.P.	—	170,438
HHH Base Management Fee	9,848,901	—
HHH Variable Management Fee	7,284,296	—
Total Management Fees - Gross	$240,031,912	$206,066,898
Less: Amortization of HHH Premium	(9,611,543)	—
Total Management Fees - Net	$230,420,369	$206,066,898

Performance Fees
Pershing Square International, Ltd.
PSCM receives a performance fee in connection with its services as investment manager to PSINTL (such performance fee, the “PSINTL Performance Fee”). The PSINTL Performance Fee is recognized as revenue by PSCM at the end of each fiscal year and on a quarterly basis from redeeming investors in PSINTL during the year. The PSINTL Performance Fee is an amount equal to 20% of the increase, if any, in the net asset value (before performance fees) of each series and class of shares in PSINTL (except Class F and Class G as described below) above the net asset value for the fiscal year for which a performance fee was most recently payable.
The board of directors of PSINTL may issue shares subject to a lower or no management fee and/or performance fee for members, partners, officers, managers, employees or affiliates of PSCM or other shareholders in the board of directors’ sole discretion. Class F shareholders are affiliates of PSCM or charitable entities directed, supported, or controlled by employees or affiliates of PSCM and are not charged a management fee or performance fee. Class G shares are subject to a PSINTL Performance Fee of 30% above an annual 5% hard hurdle (non-cumulative).
For the year ended December 31, 2025, the PSINTL Performance Fee totaled $13,146,491 (2024: $8,299,501). As of December 31, 2025, $10,708,077 (2024: $7,314,090) was receivable from PSINTL.
Pershing Square Holdings, Ltd.
On February 7, 2024, PSCM and the board of PSH announced an amendment to the performance fee provisions in PSCM’s investment management agreement with PSH. Prior to the amendment, PSCM received a “Variable Performance Fee” from PSH in an amount equal to 16% of the NAV appreciation (before giving effect to accrued performance fees) attributable to the fee-paying shares of PSH above a high-water mark minus a fee reduction of 20% of the performance fees earned by PSCM from non-PSH funds. However, PSH would not benefit from the potential fee reduction until PSCM had first recovered $120 million of costs it incurred in connection with PSH’s IPO in 2014. The amendment eliminated PSCM’s right to receive the outstanding unrecovered IPO costs (which had been reduced to $36 million as of the time of the amendment), and expanded the fee reduction to also include 20% of management fees earned from any non-PSH Pershing Square funds that invest in public securities and do not charge performance fees. As of December 31, 2025 and December 31, 2024, there was no non-PSH fund that generated management fees and did not charge a performance fee.
The Variable Performance Fee, if earned, is payable upon the occurrence of crystallization events, which include, but are not limited to, December 31 of each year and PSH’s payment of a dividend. Variable Performance Fees resulting from dividends are pro-rated to reflect the ratio of the dividend to PSH’s net asset value at the time the dividend is paid. Payment of the Variable Performance Fee is subject to a hold-back where 1% is held until completion of PSH’s financial statement audit.

For the year ended December 31, 2025, the Variable Performance Fee totaled $489,198,531 (2024: $226,588,185). As of December 31, 2025, $486,622,392 (2024: $225,356,173) of the Variable Performance Fee remained receivable from PSH.
Variable Compensation Agreement
Per the VCA, PS Holdco is entitled to receive from PSCM the following performance fee amounts: (i) with respect to PSH, an amount equal to the 16% performance fee that would have been earned if PSH had experienced a net of management fee return of 5% per year above its high-water mark; and (ii) with respect to other funds subject to the VCA (currently only PSINTL), an amount equal to the applicable performance fee (20% for PSINTL) that would have been earned if such fund experienced a net of management fee return of 5% per year above its high-water mark less the portion of such performance fee that would offset performance fees payable by PSH ((i) and (ii) collectively the “Preferred Performance Fee”).
Further, per the VCA, CompCo is entitled to receive from PSCM the following amounts, in each case solely to the extent such amount exceeds the applicable Preferred Performance Fee and net of any applicable taxes: (i) with respect to PSH, all performance fees received from PSH, inclusive of the portion of management fees and performance fees (currently only PSINTL) received from other funds that would offset performance fees payable by PSH, and (ii) with respect to other funds subject to the VCA (currently only PSINTL), all performance fees received from such fund, exclusive of the portion of such performance fees that would offset performance fees payable by PSH ((i) and (ii) collectively the “Subordinated Performance Fee”).
For the year ended December 31, 2025, the Preferred Performance Fee and Subordinated Performance Fee totaled $102,604,282 (2024: $98,269,498) and $399,740,740 (2024: $136,618,188), respectively.
As CompCo is a vehicle used to compensate employees, the Partnership considers its relationship with CompCo to be a service contract and therefore records the Subordinated Performance Fee in profit-sharing partner compensation. The Preferred Performance Fee is recorded in both profit-sharing partner compensation and capital distributions in accordance with the methodology discussed in Note 3.
Performance Allocations
Pershing Square, L.P.
PSGP receives a performance allocation in connection with its services as the general partner to PSLP. At the end of each fiscal year or upon investor withdrawals, for each PSLP limited partner’s capital account that has been allocated net income, a performance allocation shall be made to the capital account of PSGP (the “PSLP Performance Allocation”). Tranche A limited partnership interests are subject to a PSLP Performance Allocation of 20% and Tranche G limited partnership interests are subject to a PSLP Performance Allocation of 30% above an annual 5% hard hurdle (non-cumulative), in each case reduced by the balance of such limited partner’s loss carry forward account (if any).
For the year ended December 31, 2025, the PSLP Performance Allocation totaled $29,742,303 (2024: $14,543,002). The Partnership has no direct equity interest in PSGP, and as a result, all income from PSGP is reflected in net income attributable to non-controlling interest. PSGP may, in its sole discretion, elect to waive the PSLP Performance Allocation with respect to any limited partner of PSLP.
PSVII Master, L.P.
Prior to December 31, 2024, PSVII GP was eligible to receive a performance allocation in connection with its services as the general partner to PSVII Master; however, no performance allocation ever crystallized.
Following PSVII GP’s decision to cease the operations of PSVII Master as of December 31, 2024, the Partnership no longer receives management fees from PSVII Master or a performance allocation in PSVII GP.

Howard Hughes Holdings Inc.
As part of the HHH Share Purchase Agreement, HHH agreed to reimburse the Partnership for up to $25 million of reasonable and documented expenses incurred by the Partnership in connection with the negotiation and execution of the transaction. The Partnership incurred $22,501,828 of such expenses, all of which were reimbursed by HHH. These expenses and associated reimbursements were treated as transaction costs with no net impact to the cost to obtain the HHH shares.
Pershing Square USA, Ltd.
As of December 31, 2025, the Partnership has purchased 318,320 (2024: 276,320) common shares of PSUS at a price of $50.00 per share for a total investment of $15,916,000 (2024: $13,816,000). The purchases were made to provide PSUS with capital for organizational costs.
Affiliates Fee Rebate
Prior to the Reorganization, management fees and performance fees paid by PSH public shares held by PSCM’s partners, employees and certain of their affiliated entities were rebated (the “Affiliate Rebate”) by PSCM to such shareholders on a quarterly basis for management fees and on an annual basis for crystallized performance fees. The Affiliate Rebate was accounted for as an expense in PSCM’s financial statements.
Following the Reorganization, the Affiliate Rebate is an allocation of part of PSPG’s distribution from PS Holdco to the affiliated PSH shareholders. The Affiliate Rebate is recognized by PS Holdco as an expense paid by PSPG on PS Holdco’s behalf. For the year ended December 31, 2025, the Affiliate Rebate totaled $77,579,860 (2024: $69,300,950). As of December 31, 2025, $24,143,741 (2024: $21,661,699) of the Affiliate Rebate remained payable.
Corporate Aircraft
Prior to December 20, 2024, the Partnership owned a corporate aircraft which was used by senior management for business related travel. From time to time, Mr. Ackman made personal use of the aircraft. In such cases, the Partnership was reimbursed by Mr. Ackman for the aircraft’s operating expenses. For the year ended December 31, 2024, Mr. Ackman reimbursed the Partnership for aircraft expenses of $701,578.
On December 20, 2024, the Partnership distributed both the corporate aircraft and the Aircraft Note (defined in Note 6) to PSPG and ultimately Mr. Ackman via a non-pro rata distribution (the “Aircraft Distribution”).
Office Space Sublease
PSCM subleases a portion of PSCM’s office space to NEOX Public Benefit LLC (“Subtenant”), an entity affiliated with Mr. Ackman. The sublease commenced on December 5, 2022 and expires on December 31, 2033. Rent payments under the sublease commenced on May 1, 2023 following five months of rent abatement. PSCM provided an improvement allowance of $4,380,125, which was applied solely against the aggregate cost and expense of the performance of the Subtenant’s initial improvements in the subleased premise. In addition, the landlord has agreed to pay PSCM an amount of $1,660,000 for the reimbursement of certain costs incurred by Subtenant, which PSCM is expected to pay directly to the Subtenant within 30 days following receipt of such reimbursement.
For the year ended December 31, 2025, the Subtenant paid (i) $2,919,044 (2024: $2,499,409) of rent, and (ii) $597,485 (2024: $648,317) for office-related services. Both amounts are included in other income in the Consolidated Statements of Operations.

Office Space License
PSCM licenses a portion of its office space to Mr. Ackman’s family office, TABLE, under a license agreement. The agreement grants TABLE the use of a designated portion of PSCM’s office space and certain office-related services, including information technology and general administrative services. For the year ended December 31, 2025, TABLE paid (i) $1,179,477 (2024: $1,129,046) for office space, and (ii) $536,319 (2024: $688,590) for office-related services under the license agreement. Both amounts are included in other income.
Ownership in Landlord Entity
Georgetown Eleventh Avenue Owners, LLC (the “Landlord”), owns the building in which PSCM rents office space. Mr. Ackman and certain of Mr. Ackman’s affiliates are indirectly invested in the Landlord.
5.	GENERAL AND ADMINISTRATIVE EXPENSE
The following table presents the components of general and administrative expense:

Year ended December 31	2025	2024
Professional fees	$25,482,550	$30,111,052
Occupancy	5,832,817	5,645,516
Travel and entertainment	3,315,145	1,545,665
Information technology	2,582,864	2,639,763
Office costs	2,419,092	2,366,238
Other expenses	1,394,480	856,316
Insurance	629,267	578,048
Media	256,549	—
Dues & memberships	161,290	200,407
Aircraft	—	6,373,906
Charitable donations	—	495,000
Total General and Administrative Expense	$42,074,054	$50,811,911

For the year ended December 31, 2025, professional fees includes $11,158,078 (2024: $7,577,643) of expensed offering costs related to PS Holdco’s potential future initial public offering, which is planned to be executed in conjunction with the IPO of PSUS. The Partnership does not anticipate it will be the direct recipient of the funds raised in the offering, so all related offering costs are being expensed as they are incurred.
6.	DEBT OBLIGATIONS
Lines of Credit
PSCM obtained a line of credit from JPMorgan Chase Bank, N.A. (the “Lender”) in October 2014 (the “2014 Line of Credit”). The terms of the 2014 Line of Credit, including maturity date, maximum principal amount and interest rate, have been amended from time to time. As of December 31, 2025, the 2014 Line of Credit had a maturity date of January 31, 2027 and a maximum principal amount of $45,000,000. The 2014 Line of Credit is unsecured and personally guaranteed by Mr. Ackman (the “Guarantor”).
During the year ended December 31, 2025, PSCM did not borrow or repay any principal on the 2014 Line of Credit (2024: borrowed $16,384,813 and repaid $2,750,709). As of December 31, 2025 and 2024, $34,800,000 of principal was outstanding and $10,200,000 was left undrawn. The principal amount outstanding on the 2014 Line of Credit is included in loans payable. The outstanding borrowings of the 2014 Line of Credit bear an annual interest rate of the SOFR screen rate +2.20%.
The 2014 Line of Credit includes provisions that restrict or limit, among other things, the ability of PSCM to incur additional indebtedness or to create additional liens or other encumbrances on PSCM or the Guarantor’s assets, aside from additional financing from the Lender, financing related to its aircraft as discussed under

“Aircraft Loan,” and certain other permitted indebtedness. The 2014 Line of Credit requires the Guarantor to maintain a net worth of at least $1 billion, exclusive of any interest in PSCM. The Guarantor is also required to maintain at least $250 million of aggregate liquidity that is free and clear of any and all encumbrances, consisting of liquid assets at the bank, and/or beneficial ownership in PSCM or equity in third-party hedge funds with quarterly liquidity or better. PSCM and the Guarantor have complied with the financial covenants imposed by the 2014 Line of Credit agreement throughout the borrowing period.
PSCM obtained an additional line of credit from the Lender in December 2021 (the “2021 Line of Credit”). The terms of the 2021 Line of Credit, including maturity date, maximum principal amount and interest rate, have been amended from time to time. As of December 31, 2025, the 2021 Line of Credit had a maturity date of January 31, 2027 and a maximum principal amount of $80,000,000. The 2021 Line of Credit is permitted indebtedness under the 2014 Line of Credit.
The 2021 Line of Credit is secured by a pledge and security agreement whereby PSCM granted the Lender a security interest in PSCM’s management fees. The 2021 Line of Credit has the same Guarantor and covenants as the 2014 Line of Credit.
During the year ended December 31, 2025, PSCM did not borrow or repay any principal on the 2021 Line of Credit (2024: repaid $76,700,000). As of December 31, 2025 and 2024, there was no principal balance outstanding on the 2021 Line of Credit, and $80,000,000 was left undrawn. The outstanding borrowings of the 2021 Line of Credit bear an annual interest rate of the SOFR screen rate + 2.35%.
Aircraft Loan
Prior to the Aircraft Distribution described in Note 4, the Partnership, through a wholly owned subsidiary, had entered into a promissory note (the “Aircraft Note”) with the Lender to assist in the financing of the aircraft. Mr. Ackman served as guarantor of the Aircraft Note. The terms of the Aircraft Note, including maturity date and interest rate, were amended from time to time. Pursuant to the final amendment, installment payments of $321,206 were paid quarterly over a 60-month period, with a final payment of approximately $9.8 million that would have been due on April 30, 2025.
The outstanding borrowings of the Aircraft Note bore an annual interest rate of 1.91%. Following the Aircraft Distribution, and as of December 31, 2025 and December 31, 2024, the Partnership held no liability related to the Aircraft Note.
The Aircraft Note included provisions that restricted or limited, among other things, the ability of PSCM to incur additional indebtedness or to create additional liens or other encumbrances on the guarantor’s assets, aside from financing related to the 2014 Line of Credit and the 2021 Line of Credit, additional financing from the Lender and certain other permitted indebtedness. The Aircraft Note required the guarantor to maintain a net worth of at least $1 billion, exclusive of any interest in PSCM. The guarantor was also required to maintain unencumbered liquid assets in an aggregate amount not less than 50% of all amounts outstanding under the Aircraft Note. PSCM and the guarantor complied with the financial covenants imposed by the Aircraft Note throughout the borrowing period.

The following table summarizes the Partnership and its subsidiaries’ outstanding debt as of December 31, 2025:

Maturities of Debt	2014 Line of Credit	2021 Line of Credit	Total
2026	$—	$—	$—
2027	34,800,000	—	34,800,000
2028	—	—	—
2029	—	—	—
2030	—	—	—
Total Debt Obligations	$34,800,000	$—	$34,800,000

The following table summarizes the interest expense and average interest rate of the Partnership and its subsidiaries’ outstanding debt:

	Year ended December 31,
	2025		2024
	Interest Expense	Average Rate	Interest Expense	Average Rate
2014 Line of Credit	$2,282,439	6.47%	$2,438,769	7.30%
2021 Line of Credit	—	—	466,826	7.46%
Aircraft Note	—	—	190,001	1.90%
Total Debt Interest	$2,282,439		$3,095,596

7.	COMMITMENTS AND CONTINGENCIES
Litigation
From time to time, the Partnership may be involved in litigation and claims incidental to the conduct of the Partnership’s business, including without limitation, the investment activities of the Pershing Square Funds. PSCM is subject to regulation, oversight and examination by regulatory agencies in the U.S. and globally that have, or may in the future have, regulatory authority over the Partnership and its business activities. This regulatory environment may result in agency examinations, investigations, litigation and subpoenas, and material costs related to each. As of December 31, 2025 and 2024, there were no known regulatory investigations, claims or litigation against the Partnership.
Other Contingencies, Risks and Uncertainties
From time to time, in the normal course of business, the Partnership may enter into contracts that contain a variety of indemnification provisions. The Partnership’s maximum exposure under these arrangements is unknown, as any such exposure involves possible future claims that may be, but have not yet been made against the Partnership, based on events which have not yet occurred. However, the Partnership has not had prior material claims or losses pursuant to these contracts and believes the risk of material loss to be remote and therefore, no liability has been recorded. Other than as disclosed above and in Note 6, there were no other commitments or contingencies as of December 31, 2025 and 2024.

8.	LEASES
Partnership as a lessee
PSCM has several operating lease agreements for its office, other real estate and certain equipment. PSCM’s office lease represents a significant majority of the total lease commitment; it is noncancelable and expires on January 31, 2034. PSCM has the option to extend the office lease term for an additional 15 years at the end of the initial term. Because PSCM is not reasonably certain to exercise the renewal option, the option is not considered in determining the lease term, and associated potential option payments are excluded from lease payments.
Between 2021 and 2022, PSCM provided various landlord incentives which were capitalized as deferred sublease incentive and continue to be amortized over the life of the lease. As of December 31, 2025, the unamortized portion of the deferred sublease incentive was $4,129,121 (2024: $4,639,939).
The following table presents the components of PSCM’s right-of-use assets and liabilities related to leases:

		December 31, 2025	December 31, 2024
Component of Lease Balances	Statements of Financial Condition Line Item
Operating lease assets	Lease right-of-use assets	$28,440,786	$30,589,920
Operating lease liabilities	Operating lease liabilities	42,672,771	46,329,394

The following table presents the components of PSCM’s lease cost and the classification of such costs:

		Year ended December 31,
		2025	2024
Component of Lease Cost	Statements of Operations Line Item
Operating lease cost	General and administrative expense	$4,919,227	$5,568,248
Variable lease cost	General and administrative expense	475,201	569,484
Sublease income	Other income	(5,232,325)	(4,965,362)
Total lease expense		$162,103	$1,172,370

The following table includes the future maturities of operating lease payments for subsequent periods:

For the Years Ended December 31,	Operating Lease
2026	$6,428,598
2027	6,418,749
2028	6,387,350
2029	6,756,768
2030	6,792,245
Thereafter	20,942,755
Total future minimum lease payments	$53,726,465
Less: liability accretion	(11,053,694)
Total lease liabilities	$42,672,771

The following table includes additional information related to PSCM’s operating leases:

	Year ended December 31,
	2025	2024
Cash paid for amounts included in the measurement of operating lease liabilities	$6,426,717	$7,059,918
Right-of-use asset balance changes due to new / remeasured operating lease liabilities	153,685	—
Weighted-average remaining lease term – Operating leases	8.1 years	9.1 years
Weighted-average discount rate – Operating leases	5.93%	5.93%

Partnership as a lessor
The following table includes future sublease income payments expected to be received under the sublease:

For the Years Ended December 31,	Operating Lease
2026	$2,978,485
2027	2,978,485
2028	3,142,010
2029	3,223,772
2030	3,223,772
Thereafter	9,834,841
Total sublease income receivable	$25,381,365

9.	SEGMENT INFORMATION
The Partnership, together with its subsidiaries, conducts its business and generates substantially all of its revenues in the United States through one operating and reportable segment. The Partnership’s single reportable segment reflects the allocation of the entity’s resources, operational decision-making and assessment of financial performance by the Partnership’s chief operating decision makers (the “CODM”) using a consolidated, ‘one-firm approach,’ with a single expense pool.
The Partnership’s CODM is the operational leadership group, which includes the chief executive officer, president, chief financial officer and chief legal and compliance officer. The CODM reviews the Partnership’s assets using the same categorization as presented in the Consolidated Statements of Financial Condition. The CODM utilizes net income (loss) as presented in the Consolidated Statements of Operations as the primary financial measure for assessing the performance of the Partnership, monitoring budget versus actual results and determining discretionary compensation. The CODM also reviews the Partnership’s significant expenses at a level consistent with that which is presented in the Consolidated Statements of Operations.
10.	CREDIT RISK
The Partnership may invest its cash in U.S. Treasury money market funds. As of December 31, 2025 and 2024, the Partnership’s cash balances not invested in money market funds were held in Federal Deposit Insurance Corporation insured bank accounts, which at times, may be in excess of federally insured limits.
11.	SUBSEQUENT EVENTS
The Partnership has evaluated the need for disclosures and/or adjustments resulting from subsequent events. This evaluation did not result in any additional subsequent events that necessitated disclosure and/or adjustment other than as disclosed below.
Performance Fees
All performance fees reported as receivable as of December 31, 2025 were received by PSCM as of February 25, 2026.
Litigation
On February 9, 2026, certain alleged stockholders of HHH filed a lawsuit in the Delaware Court of Chancery against PSCM, PS Holdco and Mr. Ackman (the “Pershing defendants”) and Mr. Hakim and certain other directors of HHH (the “HHH director defendants”). The lawsuit alleges claims on behalf of a putative class of HHH stockholders and derivatively on behalf of HHH and contends that the HHH Share Purchase Agreement and related transactions amounted to a transfer of control of HHH to the Pershing defendants at an unfair price; that the HHH director defendants breached their fiduciary duties by approving the transaction; and that the Pershing defendants aided and abetted those alleged breaches of fiduciary duty. The plaintiffs also seek a declaratory judgment that the HHH Services Agreement is invalid and unenforceable under the Delaware General Corporation Law. The complaint seeks, among other things, injunctive relief preventing enforcement of the HHH Services Agreement; certain other equitable relief; unspecified damages; and an award of costs and disbursements, including attorneys’ fees. The Partnership cannot reasonably estimate the amount or range of any potential loss, if any, related to these claims. Accordingly, no accrual has been recorded as of December 31, 2025.

Management’s Report on Internal Control over Financial Reporting
Management of Howard Hughes Holdings Inc. (the Company) is responsible for establishing and maintaining a system of internal control over financial reporting designed to provide reasonable assurance that transactions are executed in accordance with management authorization and that such transactions are properly recorded and reported in the financial statements, and that records are maintained so as to permit preparation of the financial statements in accordance with U.S. generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.
Management has assessed the effectiveness of the Company’s internal control over financial reporting utilizing the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control – Integrated Framework (2013 Framework). Management concluded, based on its assessment, that the Company’s internal control over financial reporting was effective as of December 31, 2025.
KPMG LLP, an independent registered public accounting firm, has audited the Company’s internal control over financial reporting as of December 31, 2025, as stated in their report which is included in this Annual Report on Form 10-K (Annual Report).

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of
Howard Hughes Holdings Inc.:
Opinions on the Consolidated Financial Statements and Internal Control Over Financial Reporting
We have audited the accompanying consolidated balance sheets of Howard Hughes Holdings Inc. (the Company) as of December 31, 2025 and 2024, the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2025, and the related notes and financial statement schedule III (collectively, the consolidated financial statements). We also have audited the Company’s internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2025, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2025 based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.
Basis for Opinions
The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s consolidated financial statements and an opinion on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.
Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
Definition and Limitations of Internal Control Over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Master Planned Communities (MPC) cost of sales estimates
As discussed in Note 1 to the consolidated financial statements, when developed residential or commercial land is sold, the cost of sales includes actual costs incurred and estimates of future development costs, based on relative sales value, that benefit the property sold. For purposes of allocating development costs, estimates of future revenues and future development costs are re-evaluated throughout the year, with adjustments being allocated prospectively to the remaining parcels available for sale. MPC cost of sales estimates are highly judgmental as they are sensitive to cost escalation and sales price escalation, which are subject to judgment and affected by expectations about future market or economic conditions. The Company recognized MPC cost of sales of $188.7 million for the year ended December 31, 2025.
We identified the evaluation of estimated future development costs and revenues that drive the MPC cost of sales estimates as a critical audit matter. Subjective auditor judgment was required to evaluate the cost escalation and sales price escalation assumptions.
The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the process to estimate MPC cost of sales. This included controls related to management’s monitoring and review of the assumptions noted above. We tested the assumptions related to cost escalation and sales price escalation by:
•	agreeing the current year estimates for revenues and costs to actual results, where applicable
•	comparing the Company’s historical cost escalation and sales price escalation estimates to actual results to assess the Company’s ability to accurately estimate these amounts
•
performing site visits for certain MPC developments, as needed and historically when warranted, to compare the overall status of the developments to what is reflected within the MPC cost of sales estimates

•	comparing expected price per acre for each property type available for sale to applicable market data
•	comparing the cost and sales price escalation rates throughout the duration of the development to available market data.
/s/ KPMG LLP
We have served as the Company’s auditor since 2022.

Dallas, Texas
February 19, 2026

HOWARD HUGHES HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
thousands except par values and share amounts	2025	2024
ASSETS
Master Planned Communities assets	$2,635,077	$2,511,662
Buildings and equipment	4,028,862	3,841,872
Less: accumulated depreciation	(1,082,124)	(949,533)
Land	307,625	302,446
Developments	1,477,615	1,341,029
Net investment in real estate	7,367,055	7,047,476
Investments in unconsolidated ventures	170,122	169,566
Cash and cash equivalents	1,468,507	596,083
Restricted cash	628,651	402,420
Accounts receivable, net	134,122	105,185
Municipal Utility District (MUD) receivables, net	459,729	463,799
Deferred expenses, net	160,966	139,350
Operating lease right-of-use assets	5,231	5,806
Other assets, net	245,078	281,551
Total assets	$10,639,461	$9,211,236
LIABILITIES
Mortgages, notes, and loans payable, net	$5,109,828	$5,127,469
Operating lease obligations	4,868	5,456
Deferred tax liabilities, net	164,472	142,100
Accounts payable and other liabilities	1,518,047	1,094,437
Total liabilities	6,797,215	6,369,462

Commitments and Contingencies (see Note 12)

EQUITY
Preferred stock: $0.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $0.01 par value; 150,000,000 shares authorized, 65,910,640 issued, and 59,370,353 outstanding as of December 31, 2025, and 56,610,009 shares issued, and 50,116,150 outstanding as of December 31, 2024	659	566
Additional paid-in capital	4,458,838	3,576,274
Retained earnings (accumulated deficit)	(62,096)	(185,993)
Accumulated other comprehensive income (loss)	(1,827)	1,968
Treasury stock, at cost, 6,540,287 shares as of December 31, 2025, and 6,493,859 shares as of December 31, 2024	(620,118)	(616,589)
Total stockholders’ equity	3,775,456	2,776,226
Noncontrolling interests	66,790	65,548
Total equity	3,842,246	2,841,774
Total liabilities and equity	$10,639,461	$9,211,236

See Notes to Consolidated Financial Statements.

HOWARD HUGHES HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
thousands except per share amounts	2025	2024	2023
REVENUES
Condominium rights and unit sales	$370,156	$778,616	$47,707
Master Planned Communities land sales	562,586	453,195	370,185
Rental revenue	441,446	422,100	383,617
Other land, rental, and property revenues	48,363	44,755	46,255
Builder price participation	52,341	52,023	60,989
Total revenues	1,474,892	1,750,689	908,753
EXPENSES
Condominium rights and unit cost of sales	369,408	582,574	55,417
Master Planned Communities cost of sales	188,704	169,191	140,050
Operating costs	213,449	208,578	205,453
Rental property real estate taxes	60,768	58,395	55,649
Provision for (recovery of) doubtful accounts	232	504	(2,762)
General and administrative	122,240	91,752	86,671
Depreciation and amortization	183,232	179,799	168,734
Other	19,146	15,002	13,302
Total expenses	1,157,179	1,305,795	722,514
OTHER
Gain (loss) on sale or disposal of real estate and other assets, net	29,825	22,907	24,162
Other income (loss), net	(16,023)	92,120	5,823
Total other	13,802	115,027	29,985
Operating income (loss)	331,515	559,921	216,224
Interest income	46,998	25,349	25,500
Interest expense	(169,931)	(164,926)	(157,575)
Gain (loss) on extinguishment of debt	(698)	(465)	(97)
Gain (loss) on sale of MUD receivables	(48,197)	(48,651)	—
Equity in earnings (losses) from unconsolidated ventures	1,772	(5,829)	25,776
Income (loss) from continuing operations before income taxes	161,459	365,399	109,828
Income tax expense (benefit)	37,616	80,184	26,418
Net income (loss) from continuing operations	123,843	285,215	83,410
Net income (loss) from discontinued operations, net of tax	—	(88,223)	(634,940)
Net income (loss)	123,843	196,992	(551,530)
Net (income) loss attributable to noncontrolling interests	54	711	(243)
Net income (loss) attributable to common stockholders	$123,897	$197,703	$ (551,773)

Basic income (loss) per share — continuing operations	$2.22	$5.75	$1.68
Basic income (loss) per share — discontinued operations	$—	$(1.78)	$(12.81)
Basic income (loss) per share attributable to common stockholders	$2.22	$3.98	$(11.13)
Diluted income (loss) per share — continuing operations	$2.21	$5.73	$1.68
Diluted income (loss) per share — discontinued operations	$—	$(1.77)	$(12.80)
Diluted income (loss) per share attributable to common stockholders	$2.21	$3.96	$(11.12)

See Notes to Consolidated Financial Statements.

HOWARD HUGHES HOLDINGS INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
thousands	2025	2024	2023
Net income (loss)	$123,843	$196,992	$(551,530)
Other comprehensive income (loss)
Interest rate caps and swaps(a)	(3,885)	321	(9,322)
Pension adjustment(b)	90	375	259
Other comprehensive income (loss)	(3,795)	696	(9,063)
Comprehensive income (loss)	120,048	197,688	(560,593)
Comprehensive (income) loss attributable to noncontrolling interests	54	711	(243)
Comprehensive income (loss) attributable to common stockholders	$120,102	$198,399	$(560,836)

(a)
Amounts are shown net of deferred tax benefit of $1.2 million for the year ended December 31, 2025, deferred tax expense of $0.1 million for the year ended December 31, 2024, and deferred tax benefit of $2.7 million for the year ended December 31, 2023.

(b)	The deferred tax impact was not meaningful for the years ended December 31, 2025, 2024, and 2023.
See Notes to Consolidated Financial Statements.

HOWARD HUGHES HOLDINGS INC.
CONSOLIDATED STATEMENTS OF EQUITY

	Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Total Stockholders’ Equity	Noncontrolling Interests	Total Equity
thousands except shares	Shares	Amount				Shares	Amount
Balance, December 31, 2022	56,226,273	$ 564	$3,972,561	$168,077	$10,335	(6,424,276)	$(611,038)	$3,540,499	$65,613	$3,606,112
Net income (loss)	—	—	—	(551,773)	—	—	—	(551,773)	243	(551,530)
Interest rate swaps, net of tax expense (benefit) of $(2,729)	—	—	—	—	(9,322)	—	—	(9,322)	—	(9,322)
Pension adjustment, net of tax, expense (benefit) of $70	—	—	—	—	259	—	—	259	—	259
Teravalis noncontrolling interest	—	—	—	—	—	—	—	—	219	219
Stock plan activity	269,518	1	15,935	—	—	(33,501)	(2,728)	13,208	—	13,208
Other	—	—	—	—	—	—	—	—	(22)	(22)
Balance, December 31, 2023	56,495,791	$ 565	$ 3,988,496	$(383,696)	$1,272	(6,457,777)	$ (613,766)	$ 2,992,871	$66,053	$ 3,058,924
Net income (loss)	—	—	—	197,703	—	—	—	197,703	(711)	196,992
Interest rate swaps, net of tax expense (benefit) of $60	—	—	—	—	321	—	—	321	—	321
Pension adjustment, net of tax expense (benefit) of $118	—	—	—	—	375	—	—	375	—	375
Teravalis noncontrolling interest	—	—	—	—	—	—	—	—	206	206
Distribution of Seaport Entertainment Group Inc. to stockholders	—	—	(428,229)	—	—	—	—	(428,229)	—	(428,229)
Stock plan activity	114,218	1	16,007	—	—	(36,082)	(2,823)	13,185	—	13,185
Balance, December 31, 2024	56,610,009	$ 566	$ 3,576,274	$(185,993)	$1,968	(6,493,859)	$ (616,589)	$2,776,226	$65,548	$ 2,841,774
Net income (loss)	—	—	—	123,897	—	—	—	123,897	(54)	123,843
Interest rate swaps, net of tax expense (benefit) of $(1,231)	—	—	—	—	(3,885)	—	—	(3,885)	—	(3,885)
Pension adjustment, net of tax expense (benefit) of $24	—	—	—	—	90	—	—	90	—	90
Deconsolidation of Associations of Unit Owners	—	—	—	—	—	—	—	—	979	979
Teravalis noncontrolling interest	—	—	—	—	—	—	—	—	317	317
Issuance of common shares, net	9,000,000	90	862,699	—	—	—	—	862,789	—	862,789
Stock plan activity	300,631	3	19,865	—	—	(46,428)	(3,529)	16,339	—	16,339
Balance, December 31, 2025	65,910,640	$659	$ 4,458,838	$(62,096)	$(1,827)	(6,540,287)	$(620,118)	$ 3,775,456	$66,790	$ 3,842,246

See Notes to Consolidated Financial Statements.

HOWARD HUGHES HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
thousands	2025	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$123,843	$196,992	$ (551,530)
Net income (loss) from discontinued operations, net of taxes	—	(88,223)	(634,940)
Net income (loss) from continuing operations	123,843	285,215	83,410
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation	164,031	160,638	151,881
Amortization	19,444	19,360	16,960
Amortization of deferred financing costs	12,375	12,396	11,840
Amortization of intangibles other than in-place leases	120	120	120
Straight-line rent amortization	(6,156)	(7,012)	(7,464)
Deferred income taxes	23,579	61,529	(9,897)
Restricted stock and stock option amortization	19,802	16,006	16,394
Net gain on sale of properties	(29,825)	(22,907)	(24,162)
Loss on sale of MUD receivables	48,197	48,651	—
Proceeds from sale of MUD receivables	180,043	176,680	—
(Gain) loss on extinguishment of debt	698	465	97
Equity in (earnings) losses from unconsolidated ventures, net of distributions	4,496	12,436	(15,539)
Provision for (recovery of) doubtful accounts	3,414	(499)	8,274
Master Planned Communities development expenditures	(477,870)	(427,979)	(403,633)
Master Planned Communities cost of sales, net of SID bonds transfers to buyers	170,968	151,177	126,167
Condominium development expenditures	(511,013)	(681,998)	(472,666)
Condominium rights and units cost of sales, net of closing commissions	358,953	565,419	53,156
Other	4,742	—	1,319
Net Changes:
Accounts receivable, net	(18,215)	83,784	117,334
Other assets, net	26,595	15,681	30,687
Condominium deposits, net	289,108	(19,065)	88,595
Deferred expenses, net	(40,556)	(31,123)	(26,874)
Accounts payable and other liabilities	95,597	28,777	38,847
Cash provided by (used in) operating activities of continuing operations	462,370	447,751	(215,154)
Cash provided by (used in) operating activities of discontinued operations	—	(51,160)	(43,327)
Cash provided by (used in) operating activities	462,370	396,591	(258,481)

CASH FLOWS FROM INVESTING ACTIVITIES
Property and equipment expenditures	(3,499)	(2,143)	(7,340)
Operating property improvements	(44,758)	(47,949)	(40,211)
Property development and redevelopment	(170,959)	(252,953)	(231,038)
Acquisition of assets	(18,115)	(18,456)	(5,898)
Proceeds from sales of properties, net	12,336	48,408	39,543
Reimbursements under tax increment financings and grants	6,583	8,721	1,469
Distributions from unconsolidated ventures	4,386	6,657	12,995
Investments in unconsolidated ventures, net	(3,582)	(3,500)	—
Other	(1,458)	—	—
Net parent investment in discontinued operations	—	(169,490)	(115,185)
Cash provided by (used in) investing activities of continuing operations	(219,066)	(430,705)	(345,665)
Cash provided by (used in) investing activities of discontinued operations	—	129,911	9,522
Cash provided by (used in) investing activities	(219,066)	(300,794)	(336,143)

See Notes to Consolidated Financial Statements.

	Year Ended December 31,
thousands	2025	2024	2023
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from mortgages, notes, and loans payable	759,545	761,429	677,441
Principal payments on mortgages, notes, and loans payable	(782,458)	(807,548)	(147,623)
Proceeds from issuance of common stock, net	862,789	—	—
Debt extinguishment costs	(422)	—	—
Special Improvement District bond funds released from (held in) escrow	25,254	16,850	11,037
Deferred financing costs and bond issuance costs	(6,091)	(6,235)	(569)
Taxes paid on stock options exercised and restricted stock vested	(3,641)	(2,306)	(2,696)
Stock options exercised	58	—	—
Sale of preferred stock in Seaport subsidiary	—	9,850	—
Contributions from Teravalis noncontrolling interest owner	317	206	219
Cash provided by (used in) financing activities of continuing operations	855,351	(27,754)	537,809
Cash provided by (used in) financing activities of discontinued operations	—	(122,597)	10,935
Cash provided by (used in) financing activities	855,351	(150,351)	548,744
Net change in cash, cash equivalents, and restricted cash	1,098,655	(54,554)	(45,880)
Cash, cash equivalents, and restricted cash at beginning of period	998,503	1,053,057	1,098,937
Cash, cash equivalents, and restricted cash at end of period	2,097,158	998,503	1,053,057
Less: Cash, cash equivalents, and restricted cash of discontinued operations at end of period	—	—	43,845
Cash, cash equivalents, and restricted cash of continuing operations at end of period	$2,097,158	$998,503	$1,009,212

RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH
Cash and cash equivalents	$1,468,507	$596,083	$629,714
Restricted cash	628,651	402,420	379,498
Cash, cash equivalents, and restricted cash of continuing operations at end of period	$2,097,158	$998,503	$1,009,212

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION — CONTINUING OPERATIONS
Interest paid, net	$282,844	$298,364	$239,995
Interest capitalized	148,780	151,632	109,510
Income taxes paid (refunded), net
Federal	8,793	1,500	5,305
Texas	560	2,443	2,379
Arizona	410	—	—
Maryland	235	—	—
New York	(14,150)	—	2,300
Illinois	—	—	624
All other states	150	—	—

NON-CASH TRANSACTIONS — CONTINUING OPERATIONS
Consideration from sale of properties	$41,125	$—	$5,250
Special Improvement District bonds transfers to buyers	17,736	18,014	13,883
Special Improvement District bonds held in third-party escrow	16,425	37,990	21,290
Capitalized stock compensation	3,187	3,936	4,669
Accrued property improvements, developments, and redevelopments	(9,612)	(13,441)	909
Initial recognition of operating lease right-of-use asset	—	766	—
Initial recognition of operating lease obligation	—	766	—

NON-CASH TRANSACTIONS — DISCONTINUED OPERATIONS
Distribution of Seaport Entertainment Group Inc. to stockholders	$—	$361,210	$—

See Notes to Consolidated Financial Statements.

1. Presentation of Financial Statements and Significant Accounting Policies
General Howard Hughes Holdings Inc. (HHH or the Company) is a holding company that owns a real estate development subsidiary, The Howard Hughes Corporation (HHC). Through HHC, the Company operates a large-scale, mixed-use real estate platform focused on the development of master planned communities (MPCs), the investment in strategic real estate development opportunities, and the ownership and operation of income-producing properties. References to HHH, the Company, we, us, and our refer to Howard Hughes Holdings Inc. and its consolidated subsidiaries, which includes The Howard Hughes Corporation, unless otherwise specifically stated. References to HHC or Howard Hughes Communities refer to The Howard Hughes Corporation and its consolidated subsidiaries unless otherwise specifically stated.
In 2025, the Company began executing a long-term strategy to transition from a pure-play real estate company to a diversified holding company. On May 5, 2025, the Company issued 9,000,000 shares of newly issued common stock to Pershing Square for an aggregate purchase price of $900 million. In connection with the investment, the Company and Pershing Square entered into related agreements, including a Services Agreement, Shareholder Agreement, Standstill Agreement, and Registration Rights Agreement. The Company intends to use the proceeds from the transaction to acquire or invest in operating businesses.
As previously disclosed in our Current Report on Form 8-K filed on December 18, 2025, the Company entered into a definitive agreement to acquire 100% of Vantage Group Holdings Ltd. (Vantage), a privately held specialty insurance and reinsurance company, for cash consideration of approximately $2.1 billion. The transaction remains subject to regulatory approvals and other customary closing conditions, and is expected to close in the second quarter of 2026. To support the funding of the acquisition, the Company also entered into an equity commitment letter with Pershing Square Holdings, Ltd. under which Pershing Square committed to purchase up to $1.0 billion of the Company’s preferred stock, prior to and contingent upon the closing of the Vantage acquisition. Over time, the Company will have the right, but not the obligation, to repurchase the preferred stock during specified periods and upon certain triggering events. The acquisition is expected to be funded through the Company’s cash on hand, and proceeds from the issuance of the preferred stock.
See Note 2 - Pershing Square for additional information related to the transactions with Pershing Square in the current period.
Principles of Consolidation and Basis of Presentation The accompanying Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP). The consolidated financial statements include the accounts of Howard Hughes Holdings Inc. and its subsidiaries after elimination of intercompany balances and transactions. The Company also consolidates certain variable interest entities (VIEs) in accordance with Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 810 Consolidation. The outside equity interests in certain entities controlled by the Company are reflected in the Consolidated Financial Statements as noncontrolling interests.
On July 31, 2024, the spinoff of Seaport Entertainment Group Inc. and its subsidiaries (Seaport Entertainment or SEG) was completed (the Spinoff). As the Spinoff represented a strategic shift in the Company’s operations, the results of SEG are presented as discontinued operations in the Consolidated Statements of Operations and the Consolidated Statements of Cash Flows and, as such, have been excluded from both continuing operations and segment results for all periods presented. The Consolidated Statements of Comprehensive Income (Loss), and Equity are presented on a consolidated basis for both continuing operations and discontinued operations. The disclosures presented in the notes to the Consolidated Financial Statements are presented on a continuing operations basis unless otherwise noted. See Note 3 - Discontinued Operations for additional information.
Management has evaluated for disclosure or recognition all material events occurring subsequent to the date of the Consolidated Financial Statements up to the date and time this Annual Report was filed.
Variable Interest Entities The Company has interests in various legal entities that represent a variable interest entity. A VIE is an entity: (a) that has total equity at risk that is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other entities; (b) where the group of equity holders does not have the power to direct the activities of the entity that most significantly impact the entity’s economic performance, or the obligation to absorb the entity’s expected losses or the right to receive the entity’s expected residual return, or both (i.e., lack the characteristics of a controlling financial interest); or (c) where the voting rights of the equity holders are not proportional to their obligations to absorb the expected losses of the entity, their rights to receive the expected residual returns of the entity, or both, and substantially all of the entity’s activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights.
The Company determines if a legal entity is a VIE by performing a qualitative analysis that requires certain subjective decisions, taking into consideration the design of the entity, the variability that the entity was designed to create and pass along to its interest holders, the rights of the parties and the purpose of the arrangement. Upon the occurrence of certain reconsideration events, the Company reassesses its initial determination as to whether the entity is a VIE.
The Company also performs a qualitative assessment of each VIE to determine if it is the primary beneficiary. The Company is the primary beneficiary and would consolidate the VIE if it has a controlling financial interest where it has both (a) the power to direct the economically significant activities of the entity and (b) the obligation to absorb losses of, or the right to receive benefits from, the entity that could potentially be significant to the VIE. This assessment requires certain subjective decisions, taking into consideration the contractual agreements that define the ownership structure, the design of the entity, distribution of profits and losses, risks, responsibilities, indebtedness, voting rights and board representation of the respective parties. Management’s assessment of whether the Company is the primary beneficiary of a VIE is continuously performed.
Upon initial consolidation of a VIE, the Company records the assets, liabilities, and noncontrolling interests at fair value and recognizes a gain or loss for the difference between (i) the fair value of the consideration paid, the fair value of noncontrolling interests and the reported amount of any previously held interests and (ii) the net amount of the fair value of the assets and liabilities.
If the Company determines it is no longer the primary beneficiary of a VIE, it will deconsolidate the entity and measure the initial cost basis for any retained interests that are recorded upon the deconsolidation at fair value. The Company will recognize a gain or loss for the difference between the fair value and the previous carrying amount of its investment in the VIE.
Consolidated Variable Interest Entities
Teravalis At December 31, 2025, and 2024, the Company owned an 88.0% interest in Teravalis, the Company’s newest large-scale master planned community in the West Valley of Phoenix, Arizona, and a third party owned the remaining 12.0%. Teravalis was determined to be a VIE, and as the Company has the power to direct the activities that most significantly impact its economic performance, the Company is considered the primary beneficiary and consolidates Teravalis.
Under the terms of the LLC agreement, cash distributions and the recognition of income-producing activities will be pro rata based on economic ownership interest. As of December 31, 2025, the Company’s Consolidated Balance Sheets included $543.9 million of MPC assets and $65.2 million of Noncontrolling interest related to Teravalis. As of December 31, 2024, the Company’s Consolidated Balance Sheets included $542.1 million of MPC assets and $65.1 million of Noncontrolling interest related to Teravalis.
‘Ilima The Company entered into a joint venture agreement with Discovery Land Company (Discovery) to form Block E Ward Village (‘Ilima) for the purpose of developing, constructing, and operating a residential condominium tower in Ward Village. ‘Ilima was determined to be a VIE, and as the Company has the power to direct the activities that most significantly impact its economic performance, the Company is considered the primary beneficiary and consolidates ‘Ilima. Pre-sales for ‘Ilima commenced in June 2025. The Company currently funds 100% of the predevelopment activity.
Once pre-sales targets are met and construction financing is obtained, the Company will contribute land and Discovery will contribute to up $5.0 million. All other necessary capital contributions will be funded by the Company. After completion of the condominium tower and closing of condominium sales, cash distributions and the recognition of income-producing activities will be pro rata based on ownership interest. At December 31, 2025, and 2024, the Company owned approximately 100% of this venture.

The Company’s Consolidated Balance Sheets included the following amounts related to ‘Ilima as of December 31:

thousands	2025	2024
Buildings and equipment	$7,161	$698
Less: accumulated depreciation	(1,354)	(19)
Developments	14,684	7,747
Net investment in real estate	20,491	8,426
Cash and cash equivalents	21,690	271
Restricted cash	136,418	—
Accounts receivable, net	65	—
Deferred expenses, net	13,571	—
Other assets, net	565	—
Total assets	$192,800	$8,697
Accounts payable and other liabilities	$153,430	$159
Total liabilities	$153,430	$159

Investments in Unconsolidated Ventures The Company’s investments in unconsolidated ventures are accounted for under the equity method to the extent that, based on contractual rights associated with the investments, the Company can exert significant influence over a venture’s operations. Under the equity method, the Company’s investment in the venture is recorded at cost and is subsequently adjusted to recognize the Company’s allocable share of the earnings or losses of the venture. Dividends and distributions received by the Company are recognized as a reduction in the carrying amount of the investment. Generally, joint venture operating agreements provide that assets, liabilities, funding obligations, profits and losses, and cash flows are shared in accordance with ownership percentages. For certain equity method investments, various provisions in the joint venture operating agreements regarding distributions of cash flow based on capital account balances, allocations of profits and losses, and preferred returns may result in the Company’s economic interest differing from its stated ownership or if applicable, the Company’s final profit-sharing interest after receipt of any preferred returns based on the venture’s distribution priorities. For these investments, the Company recognizes income or loss based on the joint venture’s distribution priorities, which could fluctuate over time and may be different from its stated ownership or final profit-sharing percentage.
The Company periodically assesses the appropriateness of the carrying amount of its equity method investments, as events or changes in circumstance may indicate that a decrease in value has occurred which is other-than-temporary. In addition to the property-specific impairment analysis performed on the underlying assets of the investment, the Company also considers the ownership, distribution preferences, limitations and rights to sell and repurchase its ownership interests. If a decrease in value of an investment is deemed to be other-than-temporary, the investment is reduced to its estimated fair value, and an impairment-related loss is recognized in the Consolidated Statements of Operations as a component of Equity in earnings (losses) from investments in unconsolidated ventures.
For investments in ventures where the Company has virtually no influence over operations and the investments do not have a readily determinable fair value, the Company has elected the measurement alternative to carry the securities at cost less impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or similar investment of the issuer. Equity securities not accounted for under the equity method, or where the measurement alternative has not been elected, are required to be reported at fair value with unrealized gains and losses reported in the Consolidated Statements of Comprehensive Income (Loss) as Net unrealized gains (losses) on instruments measured at fair value through earnings.
Use of Estimates The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. The estimates and assumptions include, but are not limited to, capitalization of development costs, provision for income taxes, recoverable amounts of receivables and deferred tax assets, initial valuations of tangible and intangible assets acquired, and the related useful lives of assets upon which depreciation and amortization is based. Estimates and assumptions have also been made with respect to future revenues and costs, and the fair value of warrants, debt, and options granted. MPC cost of sales estimates are highly judgmental as they are sensitive to cost escalation, sales price escalation, and lot absorption, which are subject to judgment and affected by expectations about future market or economic conditions. Additionally, the future cash flow estimates and fair values used for impairment analysis are highly judgmental and reflect current and projected trends in rental, occupancy, pricing, development costs, sales pace, capitalization rates, selling costs, and estimated holding periods for the applicable assets. Both MPC cost of sale estimates and estimates used in impairment analysis are affected by expectations about future market or economic conditions. Actual results could differ from these and other estimates.
Segments The Company operates in three business segments: (i) Operating Assets; (ii) MPC; and (iii) Strategic Developments. Segment information is prepared on the same basis that management reviews information for operational decision-making purposes. Management evaluates the performance of each of HHH’s real estate assets or investments individually and aggregates such properties into segments based on their economic characteristics and types of revenue streams.
Net Investment in Real Estate
Master Planned Community Assets, Buildings and Equipment, and Land Real estate assets are stated at cost less any provisions for impairments and depreciation as applicable. Expenditures for significant improvements to the Company’s assets are capitalized. Tenant improvements relating to the Company’s operating assets are capitalized and depreciated over the shorter of their economic lives or the lease term. Maintenance and repair costs are charged to expense when incurred.
Depreciation The Company periodically reviews the estimated useful lives of properties. Depreciation or amortization expense is computed using the straight-line method based upon the following estimated useful lives:

Asset Type	Years	Balance Sheet Location
Buildings and improvements	7 - 40	Buildings and Equipment
Equipment and fixtures	5 - 20	Buildings and Equipment
Computer hardware and vehicles	3 - 5	Buildings and Equipment
Tenant improvements	Related lease term	Buildings and Equipment
Leasing costs	Related lease term	Other assets, net

From time to time, the Company may reassess the development strategies for certain buildings and improvements which results in changes to the Company’s estimate of their remaining useful lives. The Company did not recognize additional depreciation expense of significance for the years ended December 31, 2025, 2024, and 2023.
Developments Development costs, which primarily include direct costs related to placing the asset in service associated with specific development properties, are capitalized as part of the property being developed. Construction and improvement costs incurred in connection with the development of new properties or the redevelopment of existing properties are capitalized before they are placed into service. Such costs include planning, engineering, design, direct material, labor, and subcontract costs. Real estate taxes, utilities, direct legal and professional fees related to the sale of a specific unit, interest, insurance costs, and certain employee costs incurred during construction periods are also capitalized. Capitalization commences when the development activities begin and ceases when a project is completed, put on hold, or at the date that the Company decides not to move forward with a project. Capitalized costs related to a project where HHH has determined not to move forward are expensed if they are not deemed recoverable. Capitalized interest costs are based on qualified expenditures and interest rates in place during the construction period. Demolition costs associated with redevelopments are expensed as incurred unless the demolition was included in the Company’s development plans and imminent as of the acquisition date of an asset.
Once construction of operating properties is complete, the assets are placed into service, and capitalized costs are reclassed to Buildings and equipment and are depreciated in accordance with the Company’s policy. Once construction of condominiums is complete, the assets are reflected as condominium inventory in Other assets, net until the sale of each condominium unit is closed and the related cost is realized in Condominium rights and units cost of sales. In the event that management no longer has the ability or intent to complete a development, the costs previously capitalized are evaluated for impairment.

Developments consist of the following categories as of December 31:

thousands	2025	2024
Development costs	$1,307,851	$1,190,746
Land and improvements	169,764	150,283
Total Developments	$1,477,615	$1,341,029

Acquisitions of Properties The Company accounts for the acquisition of real estate properties in accordance with ASC 805 Business Combinations. This methodology requires that assets acquired and liabilities assumed be recorded at their fair values on the date of acquisition for business combinations and at relative fair values for asset acquisitions. Acquisition costs related to the acquisition of a business are expensed as incurred. Costs directly related to asset acquisitions are considered additions to the purchase price and increase the cost basis of such assets.
The fair value of tangible assets of an acquired property (which includes land, buildings and improvements) is determined by valuing the property as if it were vacant, and the as-if-vacant value is then allocated to land, buildings and improvements based on management’s determination of the fair value of these assets. The as-if-vacant values are derived from several sources which incorporate significant unobservable inputs that are classified as Level 3 inputs in the fair value hierarchy and primarily include a discounted cash flow analysis using discount and capitalization rates based on recent comparable market transactions, where available.
The fair value of acquired intangible assets consisting of in-place, above-market, and below-market leases is recorded based on a variety of considerations, some of which incorporate significant unobservable inputs that are classified as Level 3 inputs in the fair value hierarchy. In-place lease considerations include, but are not necessarily limited to: (1) the value associated with avoiding the cost of originating the acquired in-place leases (i.e., the market cost to execute a lease, including leasing commissions and tenant improvements); (2) the value associated with lost revenue related to tenant reimbursable operating costs incurred during the assumed lease-up period (i.e., real estate taxes, insurance, and certain other operating expenses); and (3) the value associated with lost rental revenue from existing leases during the assumed lease-up period. Above-market and below-market leases are valued at the present value, using a discount rate that reflects the risks associated with the leases acquired, of the difference between (1) the contractual amounts to be paid pursuant to the in-place lease; and (2) management’s estimate of current market lease rates, measured over the remaining non-cancelable lease term, including any below-market renewal option periods.
Impairment HHH reviews its long-lived assets (including those held by its unconsolidated ventures) for potential impairment indicators whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized if the carrying amount of an asset is not recoverable and exceeds its fair value. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future economic conditions, such as occupancy, rental rates, capital requirements, and sales values that could differ materially from actual results in future periods. If impairment indicators exist and it is expected that undiscounted cash flows generated by the asset are less than its carrying amount, an impairment provision is recorded to write down the carrying amount of the asset to its fair value.
Impairment indicators for HHH’s assets or projects within MPCs are assessed separately and include, but are not limited to, significant decreases in sales pace or average selling prices, significant increases in expected land development and construction costs or cancellation rates, and projected losses on expected future sales. MPC assets have extended life cycles that may last 20 to 40 years, or longer, and have few long-term contractual cash flows. Further, MPC assets generally have minimal to no residual values because of their liquidating characteristics. MPC development periods often occur through several economic cycles. Subjective factors such as the expected timing of property development and sales, optimal development density, and sales strategy impact the timing and amount of expected future cash flows and fair value.
Impairment indicators for Operating Assets are assessed for each property and include, but are not limited to, significant decreases in net operating income, significant decreases in occupancy, ongoing low occupancy, and significant net operating losses.

Impairment indicators for assets in the Strategic Developments are assessed by project and include, but are not limited to, significant changes in projected completion dates, revenues or cash flows, development costs, market factors, significant decreases in comparable property sale prices, and feasibility.
The cash flow estimates used for determining recoverability and estimating fair value are inherently judgmental and reflect current and projected trends in rental rates, occupancy, pricing, development costs, sales pace, capitalization rates, and estimated holding periods for the applicable assets. Although the estimated fair value of certain assets may be exceeded by the carrying amount, a real estate asset is only considered to be impaired when its carrying amount is not expected to be recovered through estimated future undiscounted cash flows. To the extent an impairment provision is necessary, the excess of the carrying amount of the asset over its estimated fair value is expensed to operations. In addition, the impairment provision is allocated proportionately to adjust the carrying amount of the asset. The adjusted carrying amount, which represents the new cost basis of the asset, is depreciated over the remaining useful life of the asset or, for MPCs, is expensed as a cost of sales when land is sold. Assets that have been impaired will in the future have lower depreciation and cost of sale expenses. The impairment will have no impact on cash flows.
Cash and Cash Equivalents Cash and cash equivalents consist of highly-liquid investments with maturities at date of purchase of three months or less and include registered money market mutual funds which are invested in United States Treasury bills that are valued at the net asset value of the underlying shares in the funds as of the close of business at the end of each period as well as deposits with major banks throughout the United States. Such deposits are in excess of FDIC limits and are placed with high-quality institutions in order to minimize concentration of counterparty credit risk.
Restricted Cash Restricted cash reflects amounts segregated in escrow accounts in the name of the Company, primarily related to escrowed condominium deposits from buyers and other amounts related to taxes, insurance, and legally restricted security deposits and leasing costs.
Accounts Receivable, net Accounts receivable, net includes straight-line rent receivables, tenant receivables, related-party receivables, and other receivables. On a quarterly basis, management reviews the lease-related receivables, including straight-line rent receivables and tenant receivables, for collectability. This analysis includes a review of past due accounts and considers factors such as the credit quality of tenants, current economic conditions, and changes in customer payment trends. When full collection of a lease-related receivable or future lease payment is deemed to be not probable, a reserve for the receivable balance is charged against rental revenue and future rental revenue is recognized on a cash basis. The Company also records reserves for estimated losses if the estimated loss amount is probable and can be reasonably estimated.
Related-party receivables are primarily due from the Floreo joint venture. This balance includes reimbursable overhead costs incurred by the Company on behalf of Floreo and a $6.0 million guaranty fee associated with the increased borrowing capacity of Floreo’s bond financing in the first quarter of 2025. See Note 4 - Investments in Unconsolidated Ventures for additional information on the Floreo joint venture and Note 12 - Commitments and Contingencies for additional information on the guaranty fee.
Other receivables are primarily related to short-term trade receivables. The Company is exposed to credit losses through the sale of goods and services to customers and assesses its exposure to credit loss related to these receivables on a quarterly basis based on historical collection experience and future expectations by portfolio. The Company records an allowance for credit losses if the estimated loss amount is probable.
The following table represents the components of Accounts Receivable, net of amounts considered uncollectible, in the accompanying Consolidated Balance Sheets as of December 31:

thousands	2025	2024
Straight-line rent receivables	$96,975	$91,050
Tenant receivables	5,512	1,638
Related-party receivables	18,640	6,908
Other receivables	12,995	5,589
Accounts receivable, net(a)	$134,122	$105,185

(a)
As of December 31, 2025, the total reserve balance for amounts considered uncollectible was $7.2 million, composed of $7.0 million attributable to lease-related receivables and $0.2 million attributable to the allowance for credit losses related to other accounts receivable. As of December 31, 2024, the total reserve balance was $8.2 million, comprised of $8.1 million attributable to lease-related receivables and $0.1 million attributable to the allowance for credit losses related to other accounts receivables.

The following table summarizes the impacts of the collectability reserves in the accompanying Consolidated Statements of Operations for the years ended December 31:

thousands
Statements of Operations Location	2025	2024	2023
Rental revenue	$3,117	$(860)	$10,984
Provision for (recovery of) doubtful accounts	232	504	(2,762)
Total (income) expense impact	$3,349	$(356)	$8,222

Municipal Utility District Receivables, net In Houston, Texas, certain development costs are reimbursable through the creation of a Municipal Utility District, also known as Water Control and Improvement Districts, which are separate political subdivisions authorized by Article 16, Section 59 of the Texas Constitution and governed by the Texas Commission on Environmental Quality (TCEQ). MUDs are formed to provide municipal water, wastewater, drainage services, recreational facilities, and roads to those areas where they are currently unavailable through the regular city services. Typically, the developer advances funds for the creation of the facilities, which must be designed, bid, and constructed in accordance with the City of Houston’s and TCEQ requirements.
The MUD Board of Directors authorizes and approves all MUD development contracts, and MUD bond sale proceeds are used to reimburse the developer for its construction costs, including interest. At the date the expenditures occur, the Company determines the costs it believes will be eligible for reimbursement and recognizes that as MUD receivables. These expenditures are subject to review by the MUD engineers for eligibility in accordance with the development contracts as part of the process for reimbursement. MUD receivables are pledged as security to creditors under the debt facilities relating to Bridgeland.
Sale of MUD Receivables In September 2024, the Company entered into a sales transaction of MUD receivables, in which it transferred the reimbursement rights to $186.0 million of existing MUD receivables and $9.3 million of related accrued interest, as well as $40.0 million of anticipated future MUD receivables, for total cash consideration of $176.7 million. Using the relative fair value method, $146.7 million of the cash consideration was allocated to the sale of the existing MUD receivables and $30.0 million was allocated to the sale of the anticipated future MUD receivables. As a result of the sale, the Company derecognized the existing MUD receivables and related accrued interest, resulting in a loss on sale of $51.5 million in the Consolidated Statements of Operations in the third quarter of 2024. Due to an adjustment to the allocation between projects, a slight reduction in the loss was recognized in the fourth quarter of 2024, and the final impact of this sale was a loss of $48.7 million.
In May 2025, the Company entered into a transaction in which it transferred the reimbursement rights to $147.0 million of existing MUD receivables and $14.1 million of related accrued interest, as well as $95.9 million of anticipated future MUD receivables, for total cash consideration of $180.0 million. Using the relative fair value method, $112.8 million of the cash consideration was allocated to the sale of the existing MUD receivables and $67.2 million was allocated to the sale of the anticipated future MUD receivables. As a result of the sale, the Company derecognized the existing MUD receivables and related accrued interest, resulting in a loss on sale of $48.2 million in the Consolidated Statements of Operations.
For both transactions, the Company is required to complete future development activities. As such, liabilities associated with the future development spend were recorded at amortized cost in Accounts payable and other liabilities on the Consolidated Balance Sheets. The associated discounts, which represent the differences between the total future development spend and the allocated cash proceeds, are being amortized into interest expense over the expected development period using the effective interest method. As of December 31, 2025, the total remaining liability was $64.4 million and the total unamortized discount was $12.8 million. Interest expense related to the discount amortization was $21.8 million for the year ended December 31, 2025.
Other Assets, net The major components of Other assets, net include security, escrow, and other deposits; Special Improvement District (SID) receivables; in-place leases; intangibles; Tax increment financing (TIF) receivables; prepaid expenses related to the Company’s properties; condominium inventory; and various other assets.

SID receivables are amounts due from SID bonds related to the Company’s Summerlin MPC. Proceeds from SID bonds are held in escrow by a third-party and are used to reimburse the Company for a portion of the development costs incurred in Summerlin. See Note 9 - Mortgages, Notes, and Loans Payable, Net for additional information on the SID bonds.
The Company’s intangibles include in-place lease assets and above-market lease assets where HHH is the lessor, as well as internally developed software, trademark and trade name intangibles related to MPCs, and goodwill. The Company amortizes finite-lived intangible assets less any residual value, if applicable, on a straight-line basis over the term of the related lease or the estimated useful life of the asset.
TIF receivables are amounts which the Company has submitted for reimbursement from Howard County in Maryland or from the state of Maryland, in conjunction with development costs expended on key roads and infrastructure work within Merriweather District specified per the terms of the county’s TIF legislation, Special Obligation Bonds issued in October 2017, and Grant Disbursement Agreement executed in April 2023.
Notes receivable, net includes non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Subsequent to initial recognition, they are recorded at amortized cost less any provision for impairment as required under ASC 326 Financial Instruments - Credit Losses.
Condominium inventory includes available for sale units at HHH’s completed condominium towers and is stated at the lower of cost or fair value less selling costs. Condominium inventory includes land acquisition and development costs, construction costs, and interest and real estate taxes that are capitalized during the development period. HHH evaluates condominium inventory for impairment when potential indicators exist. An impairment loss is recognized if the carrying amount of condominium inventory exceeds the fair value less selling costs, which is based on comparable sales in the normal course of business under existing and anticipated market conditions.
Financial Instruments - Credit Losses The Company is exposed to credit losses through the sale of goods and services to the Company’s customers. Receivables held by the Company primarily relate to short-term trade receivables and financing receivables, which include MUD receivables, SID bonds, TIF receivables, net investments in lease receivables, and notes receivable. The Company assesses its exposure to credit loss based on historical collection experience and future expectations by portfolio segment. Historical collection experience is evaluated on a quarterly basis by the Company.
The amortized cost basis of financing receivables, consisting primarily of MUD and SID receivables, totaled $560.3 million as of December 31, 2025, and $569.1 million as of December 31, 2024. The MUD receivable balance includes accrued interest of $48.2 million at December 31, 2025, and $44.0 million at December 31, 2024. The allowance for credit losses for financing receivables was not material as of December 31, 2025, and 2024, and there was no material activity related to the allowance for credit losses for the years ended December 31, 2025, 2024, and 2023.
Financing receivables are considered to be past due once they are 30 days contractually past due under the terms of the agreement. The Company currently does not have significant financing receivables that are past due or on nonaccrual status. There have been no significant write-offs or recoveries of amounts previously written-off during the current period for financing receivables.
Income Taxes The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect for years in which the temporary differences are expected to reverse. Deferred income taxes also reflect the impact of operating loss and tax credit carryforwards.
The Company periodically assesses the realizability of its deferred tax assets. If the Company concludes that it is more likely than not that some of the deferred tax assets will not be realized, the tax asset is reduced by a valuation allowance. The Company considers many factors when assessing the likelihood of future realization of deferred tax assets, including expectations of future taxable income, carryforward periods available to the Company for tax reporting purposes, various income tax strategies, and other relevant factors. In addition, interest and penalties related to uncertain tax positions, if necessary, are recognized in income tax expense.

In the Company’s MPCs, gains with respect to land sales, whether for commercial use or for single-family residences, are reported for tax purposes either on the modified accrual method or on the percentage-of-completion method. Under the percentage-of-completion method, a gain is recognized for tax purposes as costs are incurred in satisfaction of contractual obligations.
Deferred Expenses, net Deferred expenses consist principally of leasing costs. Deferred leasing costs are amortized to expense using the straight-line method over the related lease term. Deferred expenses are shown net of accumulated amortization of $68.1 million as of December 31, 2025, and $69.1 million as of December 31, 2024.
Marketing and Advertising Each of the Company’s segments incur various marketing and advertising costs as part of their development, branding, leasing, or sales initiatives. These costs include special events, broadcasts, direct mail and online digital and social media programs, and they are expensed as incurred.
Fair Value of Financial Instruments The carrying values of cash and cash equivalents, escrows, receivables, accounts payable, accrued expenses, and other assets and liabilities are reasonable estimates of their fair values because of the short maturities of these instruments.
Derivative Instruments and Hedging Activities Derivative instruments and hedging activities require management to make judgments on the nature of its derivatives and their effectiveness as hedges. These judgments determine if the changes in fair value of the derivative instruments are reported as a component of Net Income in the Consolidated Statements of Operations or as a component of Comprehensive Income in the Equity on the Consolidated Balance Sheets. While management believes its judgments are reasonable, a change in a derivative’s effectiveness as a hedge could materially affect expenses, net income, and equity. The Company accounts for the changes in the fair value of an effective hedge in other comprehensive income (loss) and subsequently reclassifies the balance from other comprehensive income (loss) to earnings over the term that the hedged transaction affects earnings. The Company accounts for the changes in the fair value of an ineffective hedge directly in earnings.
Stock-Based Compensation The Company maintains various equity incentive plans, with outstanding stock-based compensation awards (Awards) which include stock options and restricted stock awards (RSAs). In 2023, pursuant to the holding company reorganization discussed above, each outstanding share of HHC’s common stock was automatically converted into one share of HHH common stock. HHH assumed all obligations under the equity incentive plans. All stock options and restricted stock outstanding will be settled in HHH stock.
In 2024, at the time of the Spinoff, all of these Awards were modified to adjust the number of HHH shares by certain ratios and/or allocation factors. The stock options were modified into HHH stock options and SEG stock options based on the applicable ratios and/or allocation factors. In addition, the growth targets for the RSAs based on Net Asset Value and related performance conditions were revised to carve out the impact of the Spinoff. Also, the market conditions related to Total Shareholder Return (TSR) targets were evaluated as of the Spinoff date for the TSR-based RSAs and then modified to time-based, service conditions only. See Note 13 - Stock-Based Compensation Plans for additional information.
The Company applies the provisions of ASC 718 Stock Compensation which requires all share-based payments to be recognized in the Consolidated Statements of Operations based on their fair values. The fair value of stock option awards is determined using the Black-Scholes option-pricing model. Restricted stock awards are valued using the market price of the Company’s common stock on the grant date. For restricted stock awards with market conditions or performance conditions, the award is valued using a Monte Carlo simulation. The Company records compensation cost for stock-based compensation awards over the requisite service period. If the requisite service period is satisfied, compensation cost is not adjusted unless the award contains a performance condition. If an award contains a performance condition, expense is recognized only for those shares that ultimately vest using the per-share fair value measured at the grant date. The Company recognizes forfeitures as they occur.
Revenue Recognition and Related Matters
Condominium Rights and Unit Sales Revenue from the sale of an individual unit in a condominium project is recognized at a point in time (i.e., the closing) when HHH satisfies the single performance obligation to construct a condominium project and transfers control of a completed unit to a buyer. The transaction price, which is the amount of consideration the Company receives upon delivery of the completed condominium unit to the buyer, is allocated to this single obligation and is received at closing less any amounts previously paid on deposit.

The Company receives cash payments in the form of escrowed condominium deposits from customers who have contracted to purchase a condominium unit based on billing schedules established in HHH’s condominium purchase agreement contracts. The amounts are recorded in Restricted cash until released from escrow in accordance with the escrow agreement and on approval of HHH’s lender to fund construction costs of a project. A corresponding condominium contract deposit liability is established at the date of receipt, representing a portion of HHH’s unsatisfied performance obligation at each reporting date.
These deposits, along with the balance of the contract value, are recognized at closing upon satisfaction of HHH’s performance obligation and transfer of title to the buyer. Real estate project costs directly associated with a condominium project, which are HHH’s costs to fulfill contracts with condominium buyers, are capitalized while all other costs are expensed as incurred. Total estimated project costs include direct costs such as the carrying value of the land, site planning, architectural, construction, and financing costs, as well as indirect cost allocations. The allocations include costs which clearly relate to the specific project, including certain infrastructure and amenity costs which benefit the project as well as others, and are based upon the relative sales value of the units. Furthermore, incremental costs incurred to obtain a contract to sell condominium units are evaluated for capitalization in accordance with ASC 340-40 Components, Costs & Considerations, with incremental costs to fulfill a contract only being capitalized if the costs relate directly to a specifically identified contract, enhance resources to satisfy performance obligations in the future, and are expected to be recovered.
Master Planned Communities Land Sales Revenues from land sales are recognized at a point in time when the land sale closing process is complete. The transaction price generally has both fixed and variable components, with the fixed price stipulated in the contract and representative of a single performance obligation. See Builder Price Participation (BPP) below for a discussion of the variable component. The fixed transaction price, which is the amount of consideration received in full upon transfer of the land title to the buyer, is allocated to this single obligation and is received at closing of the land sale less any amounts previously paid on deposit.
The Company receives cash payments in the form of land purchase deposits from homebuilders or other commercial buyers who have contracted to purchase land within the Company’s MPCs, and HHH holds any escrowed deposits in Restricted cash or Cash and cash equivalents based on the terms of the contract. In situations where the Company has completed the closing of a developed land parcel or superpad and consideration is paid in full, but a portion of HHH’s performance obligation relating to the enhancement of the land is still unsatisfied, revenue related to HHH’s obligation is recognized over time. The Company recognizes only the portion of the improved land sale where the improvements are fully satisfied based on a cost input method. The aggregate amount of the transaction price allocated to the unsatisfied obligation is recorded as deferred land sales and is presented in Accounts payable and other liabilities. The Company measures HHH’s unsatisfied obligation based on the costs remaining relative to the total cost at the date of closing.
When residential or commercial land is sold, the cost of sales includes actual costs incurred and estimates of future development costs benefiting the property sold. In accordance with ASC 970-360-30-1 Real Estate Project Costs, when land is sold, costs are allocated to each sold superpad or lot based upon the relative sales value. For purposes of allocating development costs, estimates of future revenues and development costs are re-evaluated throughout the year, with adjustments being allocated prospectively to the remaining parcels available for sale. For certain parcels of land, including acquired parcels that the Company does not intend to develop or for which development was complete at the date of acquisition, the specific identification method is used to determine the cost of sales.
Builder Price Participation BPP is the variable component of the transaction price for certain Master Planned Communities land sales. BPP is earned when a developer that acquired land from HHH develops and sells a home to an end user at a price higher than a predetermined breakpoint. The excess over the breakpoint is shared between HHH and the developer at the time of closing on the sale of the home based on a previously agreed-upon percentage. Generally, BPP is constrained, and accordingly, the Company does not recognize an estimate of variable consideration. The Company’s conclusion is based on the following factors:
–	BPP is highly susceptible to factors outside HHH’s influence such as unemployment and interest rates
–	the time between the sale of land to a homebuilder and closing on a completed home can take up to three years
–	there is significant variability in home pricing from period to period

The Company evaluates contracts with homebuilders with respect to BPP at each reporting period to determine whether a change in facts and circumstances has eliminated the constraint and will record an estimate of BPP revenue, if applicable.
For Condominium rights and unit sales, Master planned communities land sales, and Builder price participation the Company elected the practical expedient to not adjust promised amount of consideration for the effects of a significant financing component when the expected period between transfer of the promised asset and payment is one year or less.
Rental Revenues Revenue associated with the Company’s operating assets includes minimum rent, percentage rent in lieu of fixed minimum rent, tenant recoveries, and overage rent.
Minimum rent revenues are recognized on a straight-line basis over the terms of the related leases when collectability is reasonably assured and the tenant has taken possession of, or controls, the physical use of the leased asset. Percentage rent in lieu of fixed minimum rent is recognized as sales are reported from tenants. Minimum rent revenues also include amortization related to above-market and below-market tenant leases on acquired properties.
Recoveries from tenants are stipulated in the leases, are generally computed based upon a formula related to real estate taxes, insurance, and other real estate operating expenses, and are generally recognized as revenues in the period the related costs are incurred.
If the lease provides for tenant improvements, the Company determines whether the tenant improvements are owned by the tenant or by HHH. When HHH is the owner of the tenant improvements, rental revenue begins when the improvements are substantially complete. When the tenant is the owner of the tenant improvements, any tenant allowance funded by the Company is treated as a lease incentive and amortized as an adjustment to rental revenue over the lease term.
Other Land, Rental, and Property Revenues Other land revenues recognized over time include ground maintenance revenue, and homeowner association management fee revenue. These revenues are recognized over time, as time elapses. The amount of consideration and the duration are fixed, as stipulated in the related agreements, and represent a single performance obligation.
Other land revenues also include transfer and advertising fees on the secondary sales of homes in MPCs, forfeitures of earnest money deposits by buyers of HHH’s condominium units, lease termination fees, and other miscellaneous items. These items are recognized at a point in time when the real estate closing process is complete or HHH has a legal right to the respective fee or deposit.
Other rental revenues also includes overage rent which is recognized on an accrual basis once tenant sales exceed contractual thresholds contained in the lease and is calculated by multiplying the tenant sales in excess of the minimum amount by a percentage defined in the lease.
Noncontrolling Interests As of December 31, 2025, and December 31, 2024, noncontrolling interests related to the 12% noncontrolling interest in Teravalis and the noncontrolling interest in the Ward Village Homeowners’ Associations (HOAs). All revenues and expenses related to the HOAs are attributable to noncontrolling interests and do not impact net income attributable to common stockholders.
Recently Issued Accounting Standards The following is a summary of recently issued and other notable accounting pronouncements which relate to the Company’s business.
Accounting Standards Update 2024-03, Disaggregation of Income Statement Expenses This update requires the disclosure of additional disaggregated information in the notes to financial statements for certain categories of costs and expenses that are included on the face of the statement of operations. The new disclosure requirements are effective for annual periods beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact this standard will have on its financial statement presentation and disclosures.
2. Pershing Square
Common Share Issuance to Pershing Square On May 5, 2025, the Company entered into a Share Purchase Agreement (Purchase Agreement), by and between the Company and Pershing Square Holdco, L.P. (PS Holdco), pursuant to which the Company sold to PS Holdco 9,000,000 newly issued shares of the Company’s common stock at a purchase price of $100 per share, for an aggregate purchase price of $900 million (the Pershing Square Issuance). In connection with the Purchase Agreement, the Company also entered into several other agreements, dated May 5, 2025, with PS Holdco and Pershing Square Capital Management, L.P. (together, Pershing Square), including a Services Agreement, a Shareholder Agreement, a Standstill Agreement, and a Registration Rights Agreement.
As of December 31, 2025, Pershing Square beneficially owned approximately 46.9% of the Company’s outstanding shares of common stock. The Company expects to use the proceeds from the transaction to acquire or make investments in operating companies as part of the Company’s new strategy of becoming a diversified holding company.
Transaction Costs The Company incurred $38.3 million in costs directly attributable to the Pershing Square Issuance. As required by the Purchase Agreement, these transaction costs included the reimbursement of $25.0 million of reasonable and documented expenses incurred by Pershing Square in connection with the negotiation and execution of the transaction. These reimbursement costs were treated as a reduction of the proceeds and recorded directly in Additional paid-in capital on the Consolidated Balance Sheets. The remaining $13.3 million of costs were incurred directly by the Company and included $12.2 million of costs attributable to the sale of common stock recognized in Additional paid-in capital and $1.1 million of costs which were expensed as incurred as General and administrative expenses in the Consolidated Statements of Operations.
Services Agreement Pursuant to the terms of the Services Agreement, Pershing Square will support the Company’s new diversified holding company strategy by providing services to the Company, such as (i) investment advisory services, (ii) making recommendations with respect to hedging, balance sheet optimization and capital allocation, (iii) executing transactions, (iv) assisting the Company with business and corporate development functions, (v) making voting recommendations for the Company’s investments, (vi) assisting with and advising on fundraising, (vii) monitoring operations of the Company and its investments, subject to the day-to-day authority and responsibility of management of the Company, (viii) providing recommendations for persons to serve as designees or deputies of the Chief Investment Officer, (ix) engaging and supervising third-party service providers, (x) making dividend payment recommendations, and (xi) providing other services as may be agreed upon. The Services Agreement will have an initial ten-year term and will have successive renewal terms of ten years.
The Company will pay Pershing Square a quarterly base advisory fee of $3.75 million and a quarterly variable advisory fee equal to 0.375% of the excess value of the quarter-end stock price of the Company’s common stock minus the reference price of $66.15, multiplied by the existing share count as of the transaction date, which will not increase with the issuance of new shares of common stock. The base fee and the reference share price are subject to annual adjustment based on the Core Personal Consumption Expenditures (PCE) Price Index. The total advisory fee recognized in General and administrative expenses in the Consolidated Statements of Operations was $17.1 million for the year ended December 31, 2025. As of December 31, 2025, the Consolidated Balance Sheets reflect accounts payable of $3.3 million due to Pershing Square with respect to the advisory fees.
Potential Preferred Share Issuance to Pershing Square In December 2025, in association with the pending acquisition of Vantage, the Company entered into an equity commitment letter with Pershing Square Holdings, Ltd. under which Pershing Square committed to purchase up to $1.0 billion of the Company’s preferred stock, prior to and contingent upon the closing of the Vantage acquisition. The preferred stock will be perpetual, non-voting (subject to customary protective rights), and will become convertible into the common stock of Vantage if not redeemed by the end of the seventh fiscal year post-transaction. The Company will have the right, but not the obligation, to repurchase the preferred stock during specified periods and upon certain triggering events. The Company is evaluating the accounting implications of the potential preferred stock issuance and will provide further disclosures upon execution of the transaction.
3. Discontinued Operations
On July 31, 2024, the Spinoff of SEG was completed. The Spinoff included all assets previously included in the Company’s Seaport segment and the Las Vegas Aviators and the Las Vegas Ballpark, which were previously included in the Operating Assets segment. As the Spinoff represents a strategic shift in the Company’s operations, the results of SEG are included as discontinued operations for all periods presented.

The following table presents key components of Net income (loss) from discontinued operations, net of income taxes, for the years ended December 31:

thousands	2024	2023
Total revenues	$60,846	$115,349
Total operating expenses	88,381	133,767
General and administrative(a)	32,535	4,522
Depreciation and amortization	16,717	47,384
Other	—	81
Provision for impairment	—	(672,492)
Other income (loss), net	(67)	(1,539)
Interest income (expense), net	(7,414)	874
Gain (loss) on extinguishment of debt	(1,563)	(47)
Equity in earnings (losses) from unconsolidated ventures	(18,960)	(81,484)
Net income (loss) from discontinued operations before income taxes	(104,791)	(825,093)
Income tax expense (benefit)	(16,568)	(190,153)
Net income (loss) from discontinued operations, net of taxes	$(88,223)	$(634,940)

(a)	General and administrative expenses relate to costs incurred to complete the spinoff of Seaport Entertainment.
Continuing Involvement with SEG In connection with the Spinoff, HHH entered into several agreements with Seaport Entertainment that governed the execution of the transaction and the relationship of the parties following the Spinoff including a Separation and Distribution Agreement, Transition Services Agreement, Tax Matters Agreement, Employee Matters Agreement, Guaranty Agreement, and various other agreements. All agreements expired on August 1, 2025, and as such, HHH has no continuing obligations to or from SEG under these agreements.
Seaport Entertainment Guaranty Following the execution of the Spinoff, HHH provided a full backstop guaranty for SEG’s outstanding mortgage related to its 250 Water Street property (SEG Term Loan). On February 6, 2026, SEG announced that it had closed the sale of its 250 Water Street property. As part of the transaction, SEG repaid the SEG Term Loan in full and HHH was released from the related backstop guaranty. See Note 12 - Commitments and Contingencies for additional information.
4. Investments in Unconsolidated Ventures
In the normal course of business, the Company enters into partnerships and ventures with an emphasis on investments associated with the development and operation of real estate assets. As of December 31, 2025, the Company does not consolidate the investments below as it does not have a controlling financial interest in these ventures. As such, the Company primarily reports its interests in accordance with the equity method. As of December 31, 2025, these ventures had debt totaling $434.0 million, with the Company’s proportionate share of this debt totaling $215.5 million. All of this indebtedness is without recourse to the Company, with the exception of the collateral maintenance obligation for Floreo. See Note 12 - Commitments and Contingencies for additional information related to the Company’s collateral maintenance obligation.

Investments in unconsolidated ventures consist of the following:

	Ownership Interest(a)		Carrying Value		Share of Earnings/Dividends
thousands except percentages	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024	Year Ended December 31,
					2025	2024	2023
Equity Method Investments
Operating Assets
Operating equity investments(b)	Various	Various	$10,649	$7,036	$(776)	$2,577	$(64)
Master Planned Communities
The Summit(c)	50.0%	50.0%	35,815	37,409	(1,594)	(16,807)	24,787
Floreo(d)	50.0%	50.0%	59,008	60,788	(1,780)	4,908	(2,121)
Strategic Developments
West End Alexandria(c)	58.3%	58.3%	60,830	60,513	317	256	139
Other	50.0%	50.0%	41	41	—	(5)	2
			166,343	165,787	(3,833)	(9,071)	22,743
Other investments(e)			3,779	3,779	5,605	3,242	3,033
Investments in unconsolidated ventures			$170,122	$169,566	$1,772	$(5,829)	$25,776

(a)
Ownership interests presented reflect the Company’s stated ownership interest or if applicable, the Company’s final profit-sharing interest after receipt of any preferred returns based on the venture’s distribution priorities.

(b)
Two of the operating equity investments were in a combined deficit position of $23.8 million at December 31, 2025, and $18.0 million at December 31, 2024, and presented in Accounts payable and other liabilities on the Consolidated Balance Sheets.

(c)
For these equity method investments, various provisions in the venture operating agreements regarding distributions of cash flow based on capital account balances, allocations of profits and losses, and preferred returns may result in the Company’s economic interest differing from its stated interest or final profit-sharing interest. For these investments, the Company recognizes income or loss based on the venture’s distribution priorities, which could fluctuate over time and may be different from its stated ownership or final profit-sharing interest.

(d)	Classified as a VIE; however, the Company is not the primary beneficiary and accounts for its investment in accordance with the equity method. Refer to discussion below for additional information.
(e)
Other investments represent investments not accounted for under the equity method. There were no impairments, or upward or downward adjustments to the carrying amounts of these securities either during current year or cumulatively.

The Summit In 2015, the Company formed DLV/HHPI Summerlin, LLC (The Summit) with Discovery Land Company (Discovery) to develop a custom home community in Summerlin. The Company contributed land for Phase I in 2015 and initially received distributions and recognized its share of income or loss based on the joint venture’s distribution priorities. The Company has now received all of its preferred return distributions, and recognizes its share of income or loss for Phase I based on its final profit-sharing interest.
In July 2022, the Company contributed an additional 54 acres to The Summit (Phase II land). The Phase II land is adjacent to the existing Summit development and includes approximately 28 custom home sites. The first lot sales closed in the first quarter of 2023. The Company will receive distributions and recognize its share of income or loss for Phase II based on the joint venture’s distribution priorities in the amended Summit LLC agreement, which could fluctuate over time. Upon receipt of preferred returns to HHH, distributions and recognition of income or loss will be allocated to the company based on its final profit-sharing interest.
Floreo In the fourth quarter of 2021, simultaneous with the Teravalis land acquisition, the Company closed on the acquisition of a 50% interest in Trillium Development Holding Company, LLC (Floreo) and entered into an LLC Agreement with JDM Partners and El Dorado Holdings to develop the first village within the new Teravalis MPC on 3,029 acres of land in the greater Phoenix, Arizona area. The first land sales closed in the first quarter of 2024.
In October 2022, Floreo closed on a $165.0 million bond financing. In February 2025, the borrowing capacity on the bond increased to $365.0 million. Outstanding borrowings as of December 31, 2025, were $242.0 million.

The Company provided a guaranty on this financing in the form of a collateral maintenance obligation and received an initial guaranty fee of $5.0 million and will receive an additional guaranty fee of $6.0 million associated with the increased borrowing capacity. The financing and related guaranty provided by the Company triggered a reconsideration event, and as of December 31, 2022, Floreo was classified as a VIE. Due to rights held by other members, the Company does not have a controlling financial interest in Floreo and is not the primary beneficiary. As of December 31, 2025, the Company’s maximum exposure to loss as a result of this investment is limited to the $59.0 million aggregate carrying value as the Company has not made any other firm commitments to fund amounts on behalf of this VIE, and cash collateral that the Company may be obligated to post related to its collateral maintenance obligation. See Note 12 - Commitments and Contingencies for additional information related to the Company’s collateral maintenance obligation.
West End Alexandria In the fourth quarter of 2021, the Company entered into an Asset Contribution Agreement with Landmark Land Holdings, LLC (West End Alexandria) to redevelop a site previously known as Landmark Mall. Other equity owners include Foulger-Pratt Development, LLC (Foulger-Pratt) and Seritage SRC Finance (Seritage). In exchange for equity interests in West End Alexandria, the Company conveyed its Landmark Mall property, Seritage conveyed additional land, and Foulger-Pratt contributed cash consideration.
Development plans for the 41-acre property include approximately four million square feet of residential, retail, commercial, and entertainment offerings integrated into a cohesive neighborhood with a central plaza and a network of parks and public transportation. Foulger-Pratt manages construction of the development. Demolition was completed in 2023, with completion of infrastructure work expected in 2026.
The Company does not have the ability to control the activities that most impact the economic performance of the venture as Foulger-Pratt is the managing member and manages all development activities. As such, the Company accounts for its ownership interest in accordance with the equity method.
Summarized Financial Information The following tables provide combined summarized financial statement information for the Company’s unconsolidated ventures. Financial statement information is included for each investment for all periods in which the Company’s ownership interest was accounted for as an equity method investment.

thousands	December 31, 2025	December 31, 2024
Consolidated Balance Sheets
Total Assets	$952,501	$879,908
Total Liabilities	599,167	526,320
Total Equity	353,334	353,588

	Year Ended December 31,
thousands	2025	2024	2023
Consolidated Statements of Operations
Revenues	$191,463	$219,766	$347,084
Operating Income	25,293	35,545	75,099
Net income (loss)	9,893	20,987	55,006

5. Acquisitions and Dispositions
Acquisitions
Strategic Developments In May 2025, the Company acquired the 7 Waterway office property and the adjacent parking garage for $16.3 million in an asset acquisition. The approximately 186,369 square-foot office property is located in The Woodlands.
Operating Assets In June 2024, the Company acquired the 6 Waterway (formerly Waterway Plaza II) office property and the adjacent parking garage for $19.2 million in an asset acquisition. The approximately 141,763-square-foot office property is located in The Woodlands.
Dispositions Gains and losses on asset dispositions are recorded to Gain (loss) on sale or disposal of real estate and other assets, net in the Consolidated Statements of Operations, unless otherwise noted.

Strategic Developments The Grogan’s Mill Library and Community Center was developed in connection with a land swap agreement entered into with Montgomery County, Texas. In July 2025, upon completion of construction, the Company transferred the Grogan’s Mill Library and Community Center to Montgomery County in exchange for a land parcel on the Waterway in The Woodlands (Town Green), resulting in a gain of $10.1 million. Town Green was measured at fair value and is held in the strategic segment for future development. See Note 10 - Fair Value for additional information.
Operating Assets In September 2025, the Company completed the sale of two land parcels, which included a 6,890 square foot retail space, in Ward Village for total proceeds of $6.0 million, resulting in a gain of $4.4 million.
In January 2025, the Company completed the sale of two land parcels, which included a 13,870 square foot retail space, in Ward Village for total consideration of $12.2 million, resulting in a gain of $10.0 million.
During 2024, the Company completed the sale of four non-core ground leases in The Woodlands, for total proceeds of $9.6 million, resulting in a gain of $6.7 million.
In December 2024, the Company completed the sale of Lakeland Village Center at Bridgeland, a 67,947-square-foot retail property in Bridgeland, for $28.0 million, resulting in a gain of $11.4 million.
In February 2024, the Company completed the sale of Creekside Park Medical Plaza, a 32,689-square-foot medical office building in The Woodlands, for $14.0 million, resulting in a gain of $4.8 million.
In December 2023, the Company completed the sale of Memorial Hermann Medical Office, a 20,000-square-foot medical office building in The Woodlands, for $9.6 million, resulting in a gain of $3.2 million.
In July 2023, the Company completed the sale of two self-storage facilities with a total of 1,370 storage units in The Woodlands, for $30.5 million, resulting in a gain of $16.1 million.
In March 2023, the Company completed the sale of two land parcels in Honolulu, including an 11,929-square-foot building at the Ward Village Retail property, for total consideration of $6.3 million, resulting in a gain of $4.7 million.
6. Impairment
The Company reviews its long-lived assets for potential impairment indicators when events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment or disposal of long-lived assets in accordance with ASC 360 Property, Plant, and Equipment, requires that if impairment indicators exist and expected undiscounted cash flows generated by the asset over an anticipated holding period are less than its carrying amount, an impairment provision should be recorded to write down the carrying amount of the asset to its fair value. The impairment analysis does not consider the timing of future cash flows and whether the asset is expected to earn an above- or below-market rate of return. No impairment charges were recorded in continuing operations during the three years ended December 31, 2025, 2024, and 2023.
The Company periodically evaluates strategic alternatives with respect to each property and may revise the strategy from time to time, including the intent to hold the asset on a long-term basis or the timing of potential asset dispositions. For example, the Company may decide to sell property that is held for use, and the sale price may be less than the carrying amount. As a result, changes in strategy could result in impairment charges in future periods.
The Company evaluates each investment in an unconsolidated venture discussed in Note 4 - Investments in Unconsolidated Ventures periodically for recoverability and valuation declines that are other-than-temporary. If the decrease in value of an investment is deemed to be other-than-temporary, the investment is reduced to its estimated fair value. No impairment charges were recorded in continuing operations during the three years ended December 31, 2025, 2024, and 2023.
In 2023, the Company recorded a $709.5 million impairment charge related to the Seaport segment, which is now reported in discontinued operations following the Spinoff.

7. Other Assets and Liabilities
Other Assets, Net The following table summarizes the significant components of Other assets, net as of December 31:

thousands	2025	2024
Special Improvement District receivable, net	$90,417	$97,432
Security, escrow, and other deposits	54,608	66,348
In-place leases, net	28,486	32,995
Prepaid expenses	19,669	22,791
Tenant incentives and other receivables, net	15,259	12,567
Other	11,934	28,433
Intangibles, net	7,930	3,359
TIF receivable, net	4,012	4,340
Condominium inventory	3,937	525
Interest rate derivative assets	3,113	9,082
Notes receivable, net	2,932	870
Net investment in lease receivable	2,781	2,809
Other assets, net	$245,078	$281,551

Accounts Payable and Other Liabilities The following table summarizes the significant components of Accounts payable and other liabilities as of December 31:

thousands	2025	2024
Condominium deposit liabilities	$748,795	$459,683
Construction payables	263,845	252,619
Deferred income	166,121	125,784
Accounts payable and accrued expenses	69,023	48,317
MUD sale liability	64,364	19,468
Tenant and other deposits	59,736	47,112
Accrued interest	50,800	51,828
Accrued real estate taxes	35,311	29,284
Accrued payroll and other employee liabilities	31,452	32,154
Other	27,911	28,188
Interest rate derivative liabilities	689	—
Accounts payable and other liabilities	$1,518,047	$1,094,437

8. Intangibles
The following table summarizes the Company’s intangible assets and liabilities:

	As of December 31, 2025			As of December 31, 2024
thousands	Gross Asset (Liability)	Accumulated (Amortization)/ Accretion	Net Carrying Amount	Gross Asset (Liability)	Accumulated (Amortization)/ Accretion	Net Carrying Amount
Intangible Assets:
Other intangibles	$8,052	$(2,615)	$5,437	$4,526	$(1,324)	$3,202
Goodwill	2,336	—	2,336	—	—	—
Indefinite lived intangibles	157	—	157	157	—	157
Tenant leases:
In-place value	54,008	(25,522)	28,486	56,019	(23,024)	32,995
Above-market	1,053	(475)	578	1,281	(395)	886
Below-market	—	—	—	(627)	627	—
Total indefinite lived intangibles			$2,493			$157
Total amortizing intangibles			$34,501			$37,083

Other intangibles includes trademark and trade name intangibles related to MPCs as well as internally developed software. These intangibles are included in Other assets, net and are amortized on a straight-line basis over the estimated useful life of the asset. The tenant in-place, above-market, and below-market lease intangible assets resulted from real estate acquisitions. The in-place value and above-market value of tenant leases are included in Other assets, net and are amortized over periods that approximate the related lease terms. The below-market tenant leases are included in Accounts payable and other liabilities and are amortized over the remaining non-cancelable terms of the respective leases. See Note 7 - Other Assets and Liabilities for additional information regarding Other assets, net and Accounts payable and other liabilities.
Net amortization and accretion expense for these intangible assets and liabilities was $5.2 million in 2025, $4.6 million in 2024, and $4.3 million in 2023.
Future net amortization and accretion expense is estimated for each of the five succeeding years as shown below:

thousands	2026	2027	2028	2029	2030
Net amortization and accretion expense	$5,793	$5,173	$5,064	$5,025	$5,014

9. Mortgages, Notes, and Loans Payable, Net
Mortgages, Notes, and Loans Payable All mortgages, notes, and loans payable of HHH are held by HHC and its subsidiaries.

	December 31,
thousands	2025	2024
Fixed-rate debt
Senior unsecured notes	$2,050,000	$2,050,000
Secured mortgages payable	1,793,561	1,635,750
Special Improvement District bonds	80,294	83,779
Variable-rate debt(a)
Secured Bridgeland Notes	85,000	283,000
Secured mortgages payable	1,135,359	1,115,908
Unamortized deferred financing costs(b)	(34,386)	(40,968)
Mortgages, notes, and loans payable, net	$5,109,828	$5,127,469

(a)	The Company has entered into derivative instruments to manage the variable interest rate exposure. See Note 11 - Derivative Instruments and Hedging Activities for additional information.
(b)
Deferred financing costs are amortized to interest expense over the initial contractual term of the respective financing agreements using the effective interest method (or other methods which approximate the effective interest method).

As of December 31, 2025, land, buildings and equipment, developments, and other collateral with a net book value of $4.8 billion have been pledged as collateral for the Company’s debt obligations. Senior unsecured notes totaling $2.1 billion and $52.1 million of secured mortgages payable are recourse to the Company.
Senior Unsecured Notes During 2020 and 2021, the Company issued $2.1 billion of aggregate principal of senior unsecured notes. These notes have fixed rates of interest that are payable semi-annually and are interest only until maturity. The following table summarizes the Company’s senior unsecured notes by issuance date:

$ in thousands	Principal	Maturity Date	Interest Rate
August 2020	$750,000	August 2028	5.375%
February 2021	650,000	February 2029	4.125%
February 2021	650,000	February 2031	4.375%
Senior unsecured notes	$2,050,000

On February 17, 2026, HHC, the Company’s wholly owned subsidiary, issued $500.0 million of 5.875% senior unsecured notes due 2032 and $500.0 million of 6.125% senior unsecured notes due 2034 (collectively the New Notes). The New Notes will pay interest semi-annually, in each case payable on March 1 and September 1 of each year, beginning on September 1, 2026. HHC used the net proceeds to redeem its outstanding $750.0 million 5.375% senior unsecured notes due 2028, including the payment of premiums, accrued and unpaid interest and expenses related to such redemption, and will use the remaining proceeds for general corporate purposes.
The New Notes were offered in a private placement, solely to persons reasonably believed to be qualified institutional buyers. The New Notes have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.
Secured Mortgages Payable The Company’s outstanding mortgages are collateralized by certain of the Company’s real estate assets. Certain of the Company’s loans contain provisions that grant the lender a security interest in the operating cash flow of the property that represents the collateral for the loan. Certain mortgage notes may be prepaid subject to a prepayment penalty equal to a yield maintenance premium, defeasance, or a percentage of the loan balance. Construction loans related to the Company’s development properties are generally variable-rate, interest-only, and have maturities of five years or less. Debt obligations related to the Company’s operating properties generally require monthly installments of principal and interest.
The following table summarizes the Company’s secured mortgages payable:

	December 31, 2025				December 31, 2024
$ in thousands	Principal	Range of Interest Rates	Weighted- average Interest Rate	Weighted- average Years to Maturity	Principal	Range of Interest Rates	Weighted- average Interest Rate	Weighted- average Years to Maturity
Fixed rate(a)	$1,793,561	3.13% - 8.67%	4.91%	5.1	$1,635,750	3.13% - 8.67%	4.74%	5.8
Variable rate(b)	1,135,359	5.77% - 8.87%	7.34%	1.3	1,115,908	6.43% - 9.42%	7.67%	1.7
Secured mortgages payable	$2,928,920	3.13% - 8.87%	5.85%	3.6	$2,751,658	3.13% - 9.42%	5.93%	4.1

(a)	Interest rates presented are based upon the coupon rates of the Company’s fixed-rate debt obligations.
(b)	Interest rates presented are based on the applicable reference interest rates as of December 31, 2025 and 2024, excluding the effects of interest rate derivatives.
The Company has entered into derivative instruments to manage its variable interest rate exposure. The weighted-average interest rate of the Company’s variable-rate mortgages payable, inclusive of interest rate derivatives, was 7.15% as of December 31, 2025, and 7.02% as of December 31, 2024. See Note 11 - Derivative Instruments and Hedging Activities for additional information.
The Company’s secured mortgages mature over various terms through September 2052. On certain of its debt obligations, the Company has the option to exercise extension options, subject to certain terms, which may include minimum debt service coverage, minimum occupancy levels or condominium sales levels, as applicable, and other performance criteria. In certain cases, due to property performance not meeting identified covenants, the Company may be required to pay down a portion of the loan to exercise the extension option.
During 2025, the Company’s mortgage activity included draws on existing mortgages of $573.5 million, refinancings of $184.2 million, and repayments of $365.7 million. As of December 31, 2025, the Company’s secured mortgage loans had $686.6 million of undrawn lender commitment available to be drawn for property development, subject to certain restrictions.
Special Improvement District Bonds The Summerlin MPC uses SID bonds to finance certain common infrastructure improvements. These bonds are issued by the municipalities and are secured by the assessments on the land. The majority of proceeds from each bond issued is held in a construction escrow and disbursed to the Company as infrastructure projects are completed, inspected by the municipalities, and approved for reimbursement. Accordingly, the SID bonds have been classified as debt, and the Summerlin MPC pays the debt service on the bonds semi-annually. As Summerlin sells land, the buyers assume a proportionate share of the bond obligation at closing, and the residential sales contracts provide for the reimbursement of the principal amounts that the Company previously paid with respect to such proportionate share of the bond. These bonds bear interest at fixed rates ranging from 4.13% to 6.50% with maturities ranging from 2030 to 2055 as of December 31, 2025, and fixed rates ranging from 4.13% to 6.05% with maturities ranging from 2025 to 2054 as of December 31, 2024. For the year ended December 31, 2025, $16.4 million in SID bonds were issued and obligations of $17.7 million were assumed by buyers.
Secured Bridgeland Notes The Company’s $600.0 million secured notes mature in 2029 and are secured by MUD receivables and land in Bridgeland. The loan requires a 10% fully refundable deposit on the outstanding balance and has an interest rate of 6.06%. In the second quarter of 2025, $198.0 million was repaid using the proceeds from the sale of MUD receivables, bringing outstanding borrowings to $85.0 million as of December 31, 2025.
Debt Compliance On certain of its debt obligations, the Company has the option to exercise extension options, subject to certain terms, which may include minimum debt service coverage, minimum occupancy levels or condominium sales levels, as applicable, and other performance criteria. In certain cases, due to property performance not meeting identified covenants, the Company may be required to pay down a portion of the loan to exercise the extension option.
As of December 31, 2025, the Company was not in compliance with certain property-level debt covenants due to not meeting certain debt service coverage ratios caused by lease expirations, vacancies, rent abatements, and other factors. As a result, the excess net cash flow after debt service from the underlying properties became restricted. While the restricted cash could not be used for general corporate purposes, it could be used to fund operations of the underlying assets, and therefore there was no material impact on the Company’s liquidity or its ability to operate these assets.
Scheduled Maturities The following table summarizes the contractual obligations relating to the Company’s mortgages, notes, and loans payable as of December 31, 2025:

thousands	Mortgages, notes, and loans payable principal payments
2026	$663,243
2027	507,661
2028(a)	923,362
2029	1,075,975
2030	277,225
Thereafter(a)	1,696,748
Total principal payments	5,144,214
Unamortized deferred financing costs	(34,386)
Mortgages, notes, and loans payable	$5,109,828

(a)
Subsequent to year end, on February 17, 2026, HHC, the Company’s wholly owned subsidiary, issued $500.0 million of 5.875% senior unsecured notes due 2032 and $500.0 million of 6.125% senior unsecured notes due 2034. HHC used the net proceeds to redeem its outstanding $750.0 million 5.375% senior unsecured notes due 2028, including premiums, accrued and unpaid interest and related expenses, and will use the remaining proceeds for general corporate purposes.

10. Fair Value
ASC 820, Fair Value Measurement (ASC 820), emphasizes that fair value is a market-based measurement that should be determined using assumptions market participants would use in pricing an asset or liability. The standard establishes a hierarchical disclosure framework that prioritizes and ranks the level of market price observability used in measuring assets or liabilities at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the asset or liability. Assets or liabilities with readily available active quoted prices, or for which fair value can be measured from actively quoted prices, generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

The following table presents the fair value measurement hierarchy levels required under ASC 820 for the Company’s assets and liabilities that are measured at fair value on a recurring basis.

	December 31, 2025 Fair Value Measurements Using				December 31, 2024 Fair Value Measurements Using
thousands	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate derivative assets	$3,113	$—	$3,113	$—	$9,082	$—	$9,082	$—
Interest rate derivative liabilities	689	—	689	—	—	—	—	—

The fair values of interest rate derivatives are determined using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of future interest rates derived from observable market interest rate curves.
The estimated fair values of the Company’s financial instruments that are not measured at fair value on a recurring basis are as follows:

		December 31, 2025		December 31, 2024
thousands	Fair Value Hierarchy	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash, cash equivalents, and restricted cash	Level 1	$2,097,158	$2,097,158	$998,503	$998,503
Accounts receivable, net(a)	Level 3	134,122	134,122	105,185	105,185
Notes receivable, net(b)	Level 3	2,932	2,932	870	870

Liabilities:
Fixed-rate debt(c)	Level 2	3,923,855	3,794,729	3,769,529	3,495,298
Variable-rate debt(c)	Level 2	1,220,359	1,220,359	1,398,908	1,398,908

(a)
Accounts receivable, net is shown net of an allowance of $7.2 million at December 31, 2025, and $8.2 million at December 31, 2024. Refer to Note 1 - Presentation of Financial Statements and Significant Accounting Policies for additional information on the allowance.

(b)	Notes receivable, net is shown net of an immaterial allowance at December 31, 2025, and December 31, 2024.
(c)	Excludes related unamortized financing costs.
The carrying amounts of Cash and restricted cash, Accounts receivable, net, and Notes receivable, net approximate fair value because of the short-term maturity of these instruments.
The fair value of the Company’s senior unsecured notes, included in fixed-rate debt in the table above, is based upon the trade price closest to the end of the period presented. The fair value of other fixed-rate debt in the table above was estimated based on a discounted future cash payment model, which includes risk premiums and risk-free rates derived from the Secured Overnight Financing Rate (SOFR) or U.S. Treasury obligation interest rates as of December 31, 2025. Refer to Note 9 - Mortgages, Notes, and Loans Payable, Net for additional information. The discount rates reflect the Company’s judgment as to what the approximate current lending rates for loans or groups of loans with similar maturities and credit quality would be if credit markets were operating efficiently and assuming that the debt is outstanding through maturity.
The carrying amounts for the Company’s variable-rate debt approximate fair value given that the interest rates are variable and adjust with current market rates for instruments with similar risks and maturities.

The below table includes a non-financial asset received as consideration in a land swap transaction and measured at fair value on a non-recurring basis:

thousands	Segment	Total Fair Value Measurement	Fair Value Measurements Using
			Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Town Green(a)	Strategic Developments	$28,900	$—	$—	$28,900

(a)
The fair value was determined based on an independent property appraisal using market-participant assumptions as of June 2025. Refer to Note 5 - Acquisitions and Dispositions for additional information.

11. Derivative Instruments and Hedging Activities
The Company is exposed to interest rate risk related to its variable interest rate debt, and it manages this risk by utilizing interest rate derivatives. The Company uses interest rate swaps, collars, and caps to add stability to interest costs by reducing the Company’s exposure to interest rate movements. Interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counterparty in exchange for the Company’s fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Interest rate collars designated as cash flow hedges involve the receipt of variable amounts from a counterparty if interest rates rise above an established ceiling rate and payment of variable amounts to a counterparty if interest rates fall below an established floor rate, in exchange for an upfront premium. No payments or receipts are exchanged on interest rate collar contracts unless interest rates rise above or fall below the established ceiling and floor rates. Interest rate caps designated as cash flow hedges involve the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an upfront premium. Certain of the Company’s interest rate caps are not currently designated as hedges, and therefore, any gains or losses are recognized in current-period earnings within Interest expense in the Consolidated Statements of Operations. These derivatives are recorded on a gross basis at fair value on the Consolidated Balance Sheet.
Assessments of hedge effectiveness are performed quarterly using regression analysis. The change in the fair value of derivatives designated and qualifying as cash flow hedges is recorded in Accumulated other comprehensive income (loss) (AOCI) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings within the same income statement line item being hedged. Derivatives accounted for as cash flow hedges are classified in the same category in the Consolidated Statements of Cash Flows as the items being hedged. Gains and losses from derivative financial instruments are reported in Cash provided by (used in) operating activities within the Consolidated Statements of Cash Flows.
The Company is exposed to credit risk in the event of non-performance by its derivative counterparties. To mitigate its credit risk, the Company reviews the creditworthiness of counterparties and enters into agreements with those that are considered credit-worthy, such as large financial institutions with favorable credit ratings. There were no derivative counterparty defaults as of December 31, 2025 or 2024.
If the derivative contracts are terminated prior to their maturity, the amounts previously recorded in AOCI are recognized in earnings over the period that the hedged transaction impacts earnings. During the year ended December 31, 2025, the Company recorded an immaterial reduction in Interest expense related to the amortization of terminated swaps.
Amounts reported in AOCI related to derivatives will be reclassified to Interest expense as interest payments are made on the Company’s variable-rate debt. Over the next 12 months, HHH estimates that $1.2 million of net gain will be reclassified to Interest expense including amounts related to the amortization of terminated swaps.

The following table summarizes certain terms of the Company’s derivative contracts. The Company reports derivative assets in Other assets, net and derivative liabilities in Accounts payable and other liabilities.

					Fair Value Asset (Liability)
thousands	Notional Amount	Fixed Interest Rate(a)	Effective Date	Maturity Date	December 31, 2025	December 31, 2024
Derivative instruments not designated as hedging instruments: (b)
Interest rate collar	219,080	2.00% - 4.50%	6/1/2023	6/1/2025	$—	$35
Interest rate collar	234,364	2.00% - 4.50%	6/1/2023	6/1/2025	—	34
Interest rate cap	75,000	2.50%	10/12/2021	9/29/2025	—	919
Interest rate cap	59,500	2.50%	10/12/2021	9/29/2025	—	729
Interest rate cap	250,000	4.50%	6/17/2025	7/1/2026	1	—
Interest rate cap	69,712	6.00%	6/20/2024	7/15/2026	—	30
Interest rate cap	8,890	6.00%	6/20/2024	7/15/2026	—	4
Interest rate cap	133,467	5.25%	12/2/2024	12/15/2026	1	297

Derivative instruments designated as hedging instruments:
Interest rate cap	127,000	3.50%	11/7/2024	11/7/2025	—	725
Interest rate cap	72,581	5.00%	12/22/2022	12/21/2025	—	15
Interest rate swap	79,444	3.97%	5/1/2025	4/15/2026	(59)	—
Interest rate swap	32,400	3.98%	7/10/2025	8/1/2026	(88)	—
Interest rate swap	175,000	3.69%	1/3/2023	1/1/2027	(542)	1,062
Interest rate swap	40,800	1.68%	3/1/2022	2/18/2027	792	1,979
Interest rate cap	127,000	3.50%	11/7/2025	1/8/2027	145	—
Interest rate cap	59,000	4.15%	12/21/2025	12/21/2028	183	—
Interest rate swap	33,894	4.89%	11/1/2019	1/1/2032	1,991	3,253

Total fair value derivative assets					$3,113	$9,082
Total fair value derivative liabilities					(689)	—
Total fair value derivatives asset (liability), net					$2,424	$9,082

(a)	These rates represent the swap rate and cap strike rate on HHH’s interest rate swaps, caps, and collars.
(b)	Interest income related to these contracts was $0.4 million in 2025 and $1.4 million in 2024.
The tables below present the effect of the Company’s derivative financial instruments in the Consolidated Statements of Operations for the years ended December 31:

Derivatives in Cash Flow Hedging Relationships	Amount of Gain (Loss) Recognized in AOCI on Derivatives
thousands	2024	2023	2022
Interest rate derivatives	$(962)	$4,818	$3,809

Location of Gain (Loss) Reclassified from AOCI into Statements of Operations	Amount of Gain (Loss) Reclassified from AOCI into Statements of Operations
thousands	2025	2024	2023
Interest expense	$2,923	$4,497	$13,131

Credit-risk-related Contingent Features The Company has agreements at the property level with certain derivative counterparties that contain a provision where if the Company defaults on the related property-level indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Company could also be declared in default on its related derivative obligations. The fair value of derivatives in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk, related to these agreements was $0.7 million as of December 31, 2025.

12.	Commitments and Contingencies
Litigation In the normal course of business, from time to time, the Company is involved in legal proceedings relating to the ownership and operations of its properties. In management’s opinion, the liabilities, if any, that may ultimately result from normal course of business legal actions are not expected to have a material effect on the Company’s consolidated financial position, results of operations, or liquidity.
Columbia The Company is currently developing certain property it owns in Merriweather District (formerly Downtown Columbia), which is subject to certain recorded documents, covenants, and restrictions (the Covenants). Under the Covenants, HHH is the master developer of Merriweather District. In 2017, IMH Columbia, LLC (IMH) purchased the site of a former Sheraton Hotel (the Hotel Lot) subject to the Covenants. IMH has made demands that HHH accede to IMH’s development plans for the Hotel Lot and HHH has exercised its right under the Covenants to object to IMH’s plans for the Hotel Lot. IMH filed a complaint seeking (1) a declaration that HHH gave its consent, under the Covenants, to IMH’s proposed changes in use and onsite parking, or that the limitations under the Covenants are obsolete and unenforceable, (2) damages reimbursing the costs and expenses IMH claims to have incurred in reliance on HHH’s alleged consent to IMH’s proposed development, (3) damages related to the expectation of lost profits, which IMH alleged were caused by HHH breaching the Covenants by prohibiting IMH from proceeding with its proposed development, and (4) declarations finding that HHH breached the shared parking related Covenants relating to HHH’s own property. The jury trial concluded in April 2024, and the jury found partially in favor of IMH and awarded damages of $17.0 million, which will accrue post-judgment interest of 10% annually from the date of the final judgment. The Company appealed the judgment, and the Court of Appeals heard oral arguments in September 2025. In December 2025, the Appellate Court of Maryland affirmed the judgment in full and the Company does not intend to file a motion for reconsideration or appeal the decision. As such, the Company accrued a liability of $19.8 million at December 31, 2025, inclusive of $17.0 million for the initial judgment and $2.8 million of related interest, and recognized the amount in Other income (loss), net in the accompanying Consolidated Statements of Operations for year ended December 31, 2025.
Timarron Park On June 14, 2018, the Company was served with a petition involving approximately 500 individuals or entities who claim that their properties, located in the Timarron Park neighborhood of The Woodlands, were damaged by flood waters that resulted from the unprecedented rainfall that occurred throughout Harris County and surrounding areas during Hurricane Harvey in August 2017. The complaint was filed in State Court in Harris County of the State of Texas. In general, the plaintiffs allege negligence in the development of Timarron Park and violations of Texas’ Deceptive Trade Practices Act and name as defendants The Howard Hughes Corporation, The Woodlands Land Development Company, and two unaffiliated parties involved in the planning and engineering of Timarron Park. The plaintiffs are seeking restitution for damages to their properties and diminution of their property values. On August 9, 2022, the Court granted the Company’s summary judgment motions and dismissed the plaintiffs’ claims. The plaintiffs filed a motion for a new trial, which was denied. Plaintiffs appealed. In November 2024, a three-judge panel of the Court of Appeals affirmed the trial court’s judgment in the Company’s favor. Plaintiffs sought rehearing. In December 2025, the Court of Appeals again affirmed the trial court’s judgment in the Company’s favor in a subsequent opinion issued following rehearing. The plaintiffs have obtained an extension of time to seek further rehearing or rehearing en banc and may also seek discretionary review by the Texas Supreme Court. Any such review is discretionary. The Company will continue to defend the matter as it believes that these claims are without merit and that it has substantial legal and factual defenses to the claims and allegations contained in the complaint. Based upon the present status of this matter, the Company does not believe it is probable that a loss will be incurred. Accordingly, the Company has not recorded a charge as a result of this action.
Kō’ula In January 2025, the Association of Unit Owners of Kō’ula filed two complaints against the Company and the general contractor, with one complaint alleging multiple code violations and construction defects (Defect Action) and the other claiming that the Company understated operating costs and disproportionately allocated common expenses to the detriment of unit owners (Budget Action). The Company’s insurance carrier has agreed to defend the Defect Action, while coverage for the Budget Action was denied. The Company filed a motion to consolidate both complaints, which was granted in June 2025, and the court’s order regarding the same was entered in September 2025. The Company filed motions to dismiss both actions in October 2025. The Court heard both motions in December 2025, and the Company is awaiting a ruling. The trial is presently scheduled for January 2027. The Company has not accrued any amount related to this claim as the damage is undetermined.

Letters of Credit and Surety Bonds As of December 31, 2025, the Company had outstanding letters of credit totaling $5.2 million and surety bonds totaling $383.1 million. As of December 31, 2024, the Company had outstanding letters of credit totaling $3.9 million and surety bonds totaling $353.8 million. These letters of credit and surety bonds were issued primarily in connection with insurance requirements, special real estate assessments, and construction obligations.
Operating Leases The Company leases land or buildings at certain properties from third parties, which are recorded in Operating lease right-of-use assets and Operating lease obligations on the Consolidated Balance Sheets. See Note 18 - Leases for further discussion.
Guaranty Agreements The Company evaluates the likelihood of future performance under the below guarantees and, as of December 31, 2025 and 2024, there were no events requiring financial performance under the following guarantees.
Seaport Entertainment Guaranty Following the execution of the Spinoff, HHH provided a full backstop guaranty for SEG’s outstanding $61.3 million mortgage related to its 250 Water Street property (SEG Term Loan). As consideration for providing such guaranty, SEG paid the Company an annualized guaranty fee equal to 2.0% of the total outstanding principal, paid monthly. The Company’s maximum exposure under this guaranty was equal to the outstanding principal and interest balance at the end of each period. On February 6, 2026, SEG announced that it had closed the sale of its 250 Water Street property. As part of the transaction, SEG repaid the SEG Term Loan in full and the Company was released from the related backstop guaranty.
Floreo Guaranty In October 2022, Floreo, the Company’s 50%-owned joint venture in Teravalis, closed on a $165 million bond financing with a maturity date of October 1, 2027. In February 2025, the borrowing capacity on the bond was increased to $365.0 million and the maturity was extended to December 1, 2029. Outstanding borrowings as of December 31, 2025, were $242.0 million. A wholly owned subsidiary of the Company (HHC Subsidiary) provided a guaranty for the bond in the form of a collateral maintenance commitment under which it will post refundable cash collateral if the LTV ratio exceeds 50%. A separate wholly owned subsidiary of the Company also provided a backstop guaranty requiring the payment of cash collateral in the event HHC Subsidiary fails to make necessary payments when due. In February 2025, in connection with the increase of the borrowing capacity, the potential cash collateral commitment associated with this guaranty increased from $50.0 million to $100.0 million. The cash collateral becomes nonrefundable if Floreo defaults on the bond obligation.
The Company received a fee of $5.0 million in exchange for providing the initial guaranty and recognized an additional guaranty fee of $6.0 million associated with the increased borrowing capacity. This deferred income was recorded in Accounts payable and other liabilities on the Consolidated Balance Sheets as of December 31, 2025 and 2024, and will be recognized in Other income (loss), net in a manner that corresponds to the bond repayment by Floreo. The Company’s maximum exposure under this guaranty is equal to the cash collateral that the Company may be obligated to post. As of December 31, 2025, the Company has not posted any cash collateral. Given the existence of other collateral including the undeveloped land owned by Floreo, the entity’s extensive and discretionary development plan, and its eligibility for reimbursement of a significant part of the development costs from the Community Facility District in Arizona, the Company does not expect to have to post collateral.
Merriweather District (formerly Downtown Columbia) To the extent that increases in taxes do not cover debt service payments on the Redevelopment District TIF bonds issued by Howard County, Maryland, the Company’s wholly owned subsidiary is obligated to pay special taxes. Management has concluded that, as of December 31, 2025, any obligations to pay special taxes are not probable.
Ward Village As part of the Company’s development permits with the Hawai‘i Community Development Authority for the condominium towers at Ward Village, the Company entered into a guaranty whereby it is required to reserve 20% of the residential units for local residents who meet certain maximum income and net worth requirements. This guaranty, which is triggered once the necessary permits are granted and construction commences, was satisfied for Waiea, Anaha, and Ae‘o, with the opening of Ke Kilohana, which is a workforce tower fully earmarked to fulfill this obligation for the first four towers. The reserved units for ‘A‘ali‘i tower are included in the ‘A‘ali‘i tower. Units for Kō’ula, Victoria Place, The Park Ward Village, and Kalae were satisfied with the construction of Ulana Ward Village, which is a second workforce tower fully earmarked to fulfill the remaining reserved housing guaranty in the community. Construction on Ulana Ward Village began in early 2023, and was completed in November 2025.
13. Stock-Based Compensation Plans
In September 2025, the Company’s stockholders approved the Howard Hughes Holdings Inc. 2025 Equity Incentive Plan (the 2025 Equity Plan). Pursuant to the 2025 Equity Plan, 2,000,000 shares of the Company’s common stock were reserved for issuance. The 2025 Equity Plan provides for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards. Employees, directors, and consultants of the Company are eligible for Awards. The 2025 Equity Incentive Plan is administered by the Compensation Committee of the Board of Directors (Compensation Committee).
Prior to the adoption of the 2025 Equity Plan, equity awards were issued under The Howard Hughes Corporation 2020 Equity Incentive Plan (the 2020 Equity Plan) and The Howard Hughes Corporation Amended and Restated 2010 Equity Incentive Plan (the 2010 Equity Plan). The adoption of the 2025 Equity Plan did not impact the administration of Awards issued under previous plans but following adoption of the 2025 Equity Plan, equity awards will no longer be granted under previous plans.
As of December 31, 2025, there were a maximum of 1,939,450 HHH shares available for future grants under the 2025 Equity Plan.
The following summarizes stock-based compensation expense, net of amounts capitalized to development projects, for the years ended December 31:

thousands	2025	2024	2023
Stock Options(a)	$270	$195	$336
Restricted Stock(b)	16,345	11,875	11,389
Pre-tax stock-based compensation expense	$16,615	$12,070	$11,725
Income tax benefit	$1,116	$1,077	$1,001

(a)	Amounts shown are net of immaterial amounts capitalized to development projects.
(b)
Amounts shown are net of $3.2 million capitalized to development projects in 2025, $3.9 million capitalized to development projects in 2024, and $4.6 million capitalized to development projects in 2023.

Stock Options There were no grants of stock options in 2025. The following table summarizes stock option activity:

	Stock Options	Weighted- average Exercise Price	Weighted-average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Stock options outstanding at December 31, 2024	91,402	$91.90
Exercised(a)	(1,615)	63.36
Expired	(21,547)	123.44
Stock options outstanding at December 31, 2025	68,240	$82.62	2.9	$575,760
Stock options vested and expected to vest at December 31, 2025	68,240	$82.62	2.9	$ 575,760
Stock options exercisable at December 31, 2025	59,621	$83.16	2.5	$ 505,949

(a)
The total intrinsic value of stock options exercised was immaterial during 2025, based on the difference between the market price at the exercise date and the exercise price. There were no stock options exercised during 2024 or 2023.

The fair value of stock option awards is determined using the Black-Scholes option-pricing model with the following assumptions:
–	Expected life—Based on the average of the time to vesting and full term of an option
–	Risk-free interest rates—Based on the U.S. Treasury rate over the expected life of an option

–	Expected volatility—Based on the average of implied and historical volatilities as of each of the grant dates
The fair value on the grant date and the significant assumptions used in the Black-Scholes option-pricing model are as follows:

	2025	2024	2023
Weighted-average grant date fair value	N/A	$11.16	N/A
Assumptions
Expected life of options (in years)	N/A	3.3	N/A
Risk-free interest rate	N/A	4.3%	N/A
Expected volatility	N/A	30.6%	N/A
Expected annual dividend per share	—	—	N/A

Generally, options granted vest over requisite service periods, expire ten years after the grant date and generally do not become exercisable until their restrictions on exercise lapse after the five-year anniversary of the grant date.
The balance of unamortized stock option expense as of December 31, 2025, was $0.1 million, which is expected to be recognized over a weighted-average period of 1.3 years.
Restricted Stock Restricted stock awards may not be sold or otherwise transferred until restrictions have lapsed as established by the Compensation Committee. In addition to the granting of restricted stock to employees, the Company awards restricted stock to non-employee directors as part of their annual retainer. The employee awards generally vest over a range of three to five years, and non-employee director awards generally vest in approximately one year.
The following table summarizes restricted stock activity:

	Restricted Stock	Weighted-average Grant Date Fair Value
Restricted stock outstanding at December 31, 2024	371,955	$56.43
Granted	376,989	76.68
Vested	(171,887)	69.37
Forfeited	(77,582)	66.81
Restricted stock outstanding at December 31, 2025	499,475	$65.66

The grant date fair value of restricted stock is based on the closing price of common stock at grant date. For restricted stock awards that vest based on stockholder returns, the grant date fair value is calculated using a Monte-Carlo approach which simulates the Company’s stock price on the corresponding vesting dates and is reflected at the target level of performance. For restricted stock awards that vest based on net asset value per share, the grant date fair value is calculated using a Monte-Carlo approach which simulates the Company’s net asset value on the vesting date and is reflected at the target level of performance.
The weighted-average grant-date fair value per share of restricted stock granted was $66.16 during 2024 and $83.85 during 2023. The fair value of restricted stock that vested was $12.9 million during 2025, $10.3 million during 2024, and $9.6 million during 2023, based on the HHH market price at the vesting date.
The balance of unamortized restricted stock expense as of December 31, 2025, was $20.9 million, which is expected to be recognized over a weighted-average period of 2.1 years.
14. Income Taxes
Deferred income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities using enacted tax rates currently in effect. Deferred income taxes also reflect the impact of operating loss and tax credit carryforwards.

The following summarizes income tax expense (benefit) for the years ended December 31:

thousands	2025	2024	2023
Current
Federal	$12,744	$15,534	$33,783
State	1,293	3,121	2,532
Total current	14,037	18,655	36,315
Deferred
Federal	24,463	61,853	(7,601)
State	(884)	(324)	(2,296)
Total deferred	23,579	61,529	(9,897)
Total	$37,616	$80,184	$26,418

Reconciliation of the Income tax expense (benefit) if computed at the U.S. federal statutory income tax rate to the Company’s reported Income tax expense (benefit) for the years ended December 31 is as follows:

thousands except percentages	2025		2024		2023
Tax computed at the U.S. federal statutory rate	$33,906	21.0%	$76,734	21.0%	$23,064	21.0%
Increase (decrease) in valuation allowance, net	148	0.1%	(20,736)	(5.7)%	4,003	3.7%
State and local income tax expense (benefit), net of federal income tax(a)	182	0.1%	18,719	5.1%	(4,432)	(4.0)%
Tax expense on compensation disallowance	4,380	2.7%	1,920	0.5%	2,133	1.9%
Other, net	(1,000)	(0.6)%	3,547	1.0%	1,650	1.5%
Income tax expense (benefit)	$37,616	23.3%	$80,184	21.9%	$26,418	24.1%

(a)	Tax in Maryland, Hawai‘i, Virginia, Texas, New York, and New York City comprise more than 50% of the tax effect in this category.
As of December 31, 2025, the amounts and expiration dates of operating loss carryforwards for tax purposes are as follows:

thousands	Amount	Expiration Date
Net operating loss carryforwards - Federal	$708,566	n/a
Net operating loss carryforwards - State	326,955	2025-2044
Net operating loss carryforwards - State	304,402	n/a
Charitable contribution carryforwards - Federal	3,432	2030
General business tax credit carryforwards	1,095	2044

The following summarizes tax effects of temporary differences and carryforwards included in the net deferred tax liabilities as of December 31:

thousands	2025	2024
Deferred tax assets:
Accrued expenses	$10,192	$9,376
Investments in unconsolidated ventures	5,105	—
Other	2,644	4,841
Accounts receivable	1,049	1,283
Operating loss and tax carryforwards	189,054	205,244
Total deferred tax assets	208,044	220,744
Valuation allowance	(16,431)	(16,314)
Total net deferred tax assets	$191,613	$204,430

thousands	2025	2024
Deferred tax liabilities:
Master Planned Communities properties	$(304,057)	$(297,889)
Operating and development properties and fixed assets	(32,045)	(25,675)
Deferred income	(18,167)	(18,839)
Prepaid expenses	(1,816)	(2,981)
Investments in unconsolidated ventures	—	(1,146)
Total deferred tax liabilities	(356,085)	(346,530)
Total net deferred tax liabilities	$(164,472)	$(142,100)

The deferred tax liability associated with the Company’s MPCs is largely attributable to the difference between the basis and value determined as of the date of the acquisition by its predecessors adjusted for sales that have occurred since that time. The recognition of these deferred tax liabilities is dependent upon the timing and sales price of future land sales and the method of accounting used for income tax purposes. The deferred tax liability related to deferred income represents the difference between the income tax method of accounting and the financial statement method of accounting for prior sales of land in the Company’s MPCs.
Generally, the Company is currently open to audit under the statute of limitations by the Internal Revenue Service as well as state taxing authorities for the years ended December 31, 2022 through 2024. In the Company’s opinion, it has made adequate tax provisions for years subject to examination. However, the final determination of tax examinations and any related litigation could be different from what was reported on the returns.
The Company applies the generally accepted accounting principle related to accounting for uncertainty in income taxes, which prescribes a recognition threshold that a tax position is required to meet before recognition in the financial statements and provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure, and transition issues.
The Company recognizes and reports interest and penalties related to unrecognized tax benefits, if applicable, within the provision for income tax expense. The Company had no unrecognized tax benefits for the years ended December 31, 2025, 2024, or 2023, and therefore did not recognize any interest expense or penalties on unrecognized tax benefits.
15. Accumulated Other Comprehensive Income (Loss)
The following tables summarize changes in AOCI, all of which are presented net of tax:

thousands
Balance at December 31, 2022	$10,335
Derivative instruments:
Other comprehensive income (loss) before reclassifications	3,809
(Gain) loss reclassified to net income	(13,131)
Pension adjustment	259
Net current-period other comprehensive income (loss)	(9,063)
Balance at December 31, 2023	$1,272
Derivative instruments:
Other comprehensive income (loss) before reclassifications	4,818
(Gain) loss reclassified to net income	(4,497)
Pension adjustment	375
Net current-period other comprehensive income (loss)	696
Balance at December 31, 2024	$1,968

thousands
Derivative instruments:
Other comprehensive income (loss) before reclassifications	(962)
(Gain) loss reclassified to net income	(2,923)
Pension adjustment	90
Net current-period other comprehensive income (loss)	(3,795)
Balance at December 31, 2025	$(1,827)

The following table summarizes the amounts reclassified out of AOCI for the years ended December 31:

Accumulated Other Comprehensive Income (Loss) Components thousands	2025	2024	Affected line items in the Statements of Operations
(Gains) losses on cash flow hedges	$(3,833)	$(5,821)	Interest expense
Income taxes on (gains) losses on cash flow hedges	910	1,324	Income tax expense (benefit)
Total reclassifications of (income) loss for the period	$(2,923)	$(4,497)

16. Earnings Per Share
Basic earnings (loss) per share (EPS) is computed by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding. Diluted EPS is computed after adjusting the numerator and denominator of the basic EPS computation for the effects of all potentially dilutive common shares. The dilutive effect of options and non-vested stock issued under stock-based compensation plans is computed using the treasury stock method.
Information related to the Company’s EPS calculations is summarized for the years ended December 31 as follows:

thousands except per share amounts	2025	2024	2023
Net income (loss)
Net income (loss) from continuing operations	$123,843	$285,215	$83,410
Net (income) loss attributable to noncontrolling interests	54	711	(243)
Net income (loss) from continuing operations attributable to common stockholders	123,897	285,926	83,167
Net income (loss) from discontinued operations	—	(88,223)	(634,940)
Net income (loss) attributable to common stockholders	$123,897	$197,703	$(551,773)

Shares
Weighted-average common shares outstanding — basic	55,722	49,686	49,568
Restricted stock and stock options	324	226	48
Weighted-average common shares outstanding — diluted	56,046	49,912	49,616

Net income (loss) per common share
Basic income (loss) per share — continuing operations	$2.22	$5.75	$1.68
Basic income (loss) per share — discontinued operations	$—	$(1.78)	$(12.81)
Basic income (loss) per share — attributable to common stockholders	$2.22	$3.98	$(11.13)

Diluted income (loss) per share — continuing operations	$2.21	$5.73	$1.68
Diluted income (loss) per share — discontinued operations	$—	$(1.77)	$(12.80)
Diluted income (loss) per share — attributable to common stockholders	$2.21	$3.96	$(11.12)

Anti-dilutive shares excluded from diluted EPS
Restricted stock and stock options	142	66	250

Common Stock Repurchases In March 2022, the Board authorized a share repurchase program, pursuant to which the Company may, from time to time, purchase up to $250.0 million of its common stock through open-market transactions. The date and time of such repurchases will depend upon market conditions, and the program may be suspended or discontinued at any time. During 2022, the Company repurchased approximately $235.0 million of its common stock.

17. Revenues
Revenues from contracts with customers (excluding lease-related revenues) are recognized when control of the promised goods or services is transferred to the Company’s customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. Revenue and cost of sales for condominium units sold are not recognized until the construction is complete, the sale closes, and the title to the property has transferred to the buyer (point in time). Additionally, certain real estate selling costs, such as the costs related to the Company’s condominium model units, are either expensed immediately or capitalized as property and equipment and depreciated over their estimated useful life.
The following presents the Company’s revenues disaggregated by revenue source for the years ended December 31:

thousands	2025	2024	2023
Revenues from contracts with customers
Recognized at a point in time:
Condominium rights and unit sales	$370,156	$778,616	$47,707
Master Planned Communities land sales	562,586	453,195	370,185
Builder price participation	52,341	52,023	60,989
Total	985,083	1,283,834	478,881

Recognized at a point in time or over time:
Other land, rental, and property revenues	48,363	44,755	46,255
Rental and lease-related revenues
Rental revenue	441,446	422,100	383,617
Total revenues	$1,474,892	$1,750,689	$908,753

Contract Assets and Liabilities Contract assets are the Company’s right to consideration in exchange for goods or services that have been transferred to a customer, excluding any amounts presented as a receivable. Contract liabilities are the Company’s obligation to transfer goods or services to a customer for which the Company has received consideration.
There were no contract assets for the periods presented. The contract liabilities primarily relate to escrowed condominium deposits, MPC land sales deposits, and deferred MPC land sales related to unsatisfied land improvements. The beginning and ending balances of contract liabilities and significant activity during the periods presented are as follows:

thousands	Contract Liabilities
Balance at December 31, 2023	$575,621
Consideration earned during the period	(865,949)
Consideration received during the period	874,864
Balance at December 31, 2024	$584,536
Consideration earned during the period	(479,157)
Consideration received during the period	791,517
Balance at December 31, 2025	$896,896

Remaining Unsatisfied Performance Obligations The Company’s remaining unsatisfied performance obligations represent a measure of the total dollar value of work to be performed on contracts executed and in progress. These performance obligations primarily relate to the completion of condominium construction and transfer of control to a buyer, as well as the completion of contracted MPC land sales and related land improvements. These obligations are associated with contracts that generally are non-cancelable by the customer after 30 days for all Ward Village condominiums and after 6 days for The Ritz-Carlton Residences; however, purchasers of condominium units have the right to cancel the contract should the Company elect not to construct the condominium unit within a certain period of time or materially change the design of the condominium unit. The aggregate amount of the transaction price allocated to the Company’s remaining unsatisfied performance obligations as of December 31, 2025, was $4.4 billion. The Company expects to recognize this amount as revenue over the following periods:

thousands	Less than 1 year	1-2 years	3 years and thereafter
Total remaining unsatisfied performance obligations	$1,072,317	$447,395	$2,884,803

The Company’s remaining performance obligations are adjusted to reflect any known project cancellations, revisions to project scope and cost, and deferrals, as appropriate. These amounts exclude estimated amounts of variable consideration which are constrained, such as builder price participation.
18. Leases
The Company has lease agreements with lease and non-lease components and has elected to aggregate these components into a single component for all classes of underlying assets. Certain of the Company’s lease agreements include non-lease components such as fixed common area maintenance charges.
Lessee Arrangements The Company determines whether an arrangement is a lease at inception. Operating leases are included in Operating lease right-of-use assets and Operating lease obligations on the Consolidated Balance Sheets. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease right-of-use assets and liabilities are recognized at commencement date based on the present value of future minimum lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company uses an estimate of the incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future lease payments. The Operating lease right-of-use asset also includes any lease payments made, less any lease incentives and initial direct costs incurred. The Company does not have any finance leases.
The Company’s lessee agreements consist of operating leases primarily for ground leases and other real estate. The Company’s leases have remaining lease terms of approximately 1 year to approximately 24 years, excluding extension options. The Company considers its strategic plan and the life of associated agreements in determining when options to extend or terminate lease terms are reasonably certain of being exercised. Leases with an initial term of 12 months or less are not recorded on the Consolidated Balance Sheets; the Company recognizes lease expense for these leases on a straight-line basis over the lease term. Certain of the Company’s lease agreements include variable lease payments based on a percentage of income generated through subleases, changes in price indices and market rates, and other costs arising from operating, maintenance, and taxes. The Company’s lease agreements do not contain residual value guarantees or restrictive covenants. The Company leases certain buildings constructed on its ground leases to third parties.
The Company’s leased assets and liabilities are as follows:

thousands	2025	2024
Operating lease right-of-use assets	$5,231	$5,806
Operating lease obligations	4,868	5,456

Future minimum lease payments as of December 31, 2025, are as follows:

thousands	Operating Leases
2026	$956
2027	898
2028	616
2029	622
2030	381
Thereafter	5,300
Total lease payments	8,773
Less: imputed interest	(3,905)
Present value of lease liabilities	$4,868

Other information related to the Company’s lessee agreements is as follows:

Supplemental Consolidated Statements of Cash Flows Information	Year ended December 31,
thousands	2025	2024
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows on operating leases	$992	$759

Other Information	2025	2024
Weighted-average remaining lease term (years)
Operating leases	16.3	16.4
Weighted-average discount rate
Operating leases	7.2%	7.1%

Lessor Arrangements The Company receives rental income from the leasing of retail, office, multifamily, and other space under operating leases, as well as certain variable tenant recoveries. Operating leases for retail, office, and other properties are with a variety of tenants and have a remaining average term of approximately five years. Lease terms generally vary among tenants and may include early termination options, extension options, and fixed rental rate increases or rental rate increases based on an index. Multifamily leases generally have a term of 12 months or less. Minimum rent revenues related to operating leases are as follows:

	Year ended December 31,
thousands	2025	2024
Total minimum rent payments	$246,603	$235,652

Total future minimum rents associated with operating leases are as follows:

thousands	Total Minimum Rent
2026	$248,354
2027	248,617
2028	226,818
2029	207,142
2030	181,921
Thereafter	619,494
Total	$1,732,346

Minimum rent revenues are recognized on a straight-line basis over the terms of the related leases when collectability is reasonably assured and the tenant has taken possession of, or controls, the physical use of the leased asset. Percentage rent in lieu of fixed minimum rent is recognized as sales are reported from tenants. Minimum rent revenues reported in the Consolidated Statements of Operations also include amortization related to above-market and below-market tenant leases on acquired properties.
19. Segments
The Company has three business segments, Operating Assets, MPC, and Strategic Developments, which are organized based on the different products and services that each segment offers, and are separately managed as each requires different operating strategies or management expertise reflective of management’s operating philosophies and methods. The Company’s segments or assets within such segments could change in the future as development of certain properties commences or other operational or management changes occur. All operations are within the United States.
Activity within each of the Company’s reportable segments is as follows:
–
Operating Assets – consists of developed or acquired retail, office, and multifamily properties along with other real estate investments. These properties are currently generating rental revenues and may be redeveloped, repositioned, or sold to improve segment performance or to recycle capital.

–
MPC – consists of the development and sale of land in large-scale, long-term community development projects in and around Las Vegas, Nevada; Houston, Texas; and Phoenix, Arizona. Revenues are primarily generated through the sale of residential and commercial land to homebuilders and developers.

–
Strategic Developments – consists of residential condominium and commercial property projects currently under development and all other properties held for development which have no substantial operations. Revenues are primarily generated from the sale of condominium units.

The Chief Operating Decision Maker (CODM), which is the Company’s Chief Executive Officer, may use different operating measures to assess operating results and allocate resources among the three segments, however the measure that is most consistent with the amounts included in the consolidated financial statements is earnings before taxes (EBT). EBT, as it relates to each business segment, includes the revenues and expenses of each segment, as shown below. EBT excludes corporate expenses and other items that are not allocable to the segments. The CODM utilizes EBT to evaluate the current financial performance and project the future financial performance of each segment to determine the allocation of capital resources. This measure is also used to evaluate the need for operational adjustments, such as adjustments to prices, cost structures, and product mix necessary to achieve profitability targets.

Segment EBT is as follows for the years ended December 31:

thousands	Operating Assets Segment	MPC Segment	Strategic Developments Segment
Year Ended December 31, 2025
Total revenues	$465,568	$634,856	$374,363
Condominium rights and unit cost of sales	—	—	(369,408)
Master Planned Communities cost of sales	—	(188,704)	—
Operating costs	(145,464)	(45,298)	(22,490)
Rental property real estate taxes	(58,577)	—	(2,191)
(Provision for) recovery of doubtful accounts	(232)	—	—
Segment operating income (loss)	261,295	400,854	(19,726)
Depreciation and amortization	(172,835)	(408)	(6,579)
Interest income (expense), net	(136,637)	75,160	18,851
Other income (loss), net	2,266	120	(18,487)
Equity in earnings (losses) from unconsolidated ventures	4,829	(3,374)	317
Gain (loss) on sale or disposal of real estate and other assets, net	14,354	3,750	11,721
Gain (loss) on extinguishment of debt	(698)	—	—
Segment EBT	$(27,426)	$476,102	$(13,903)
Year Ended December 31, 2024
Total revenues	$444,300	$522,925	$783,396
Condominium rights and unit cost of sales	—	—	(582,574)
Master Planned Communities cost of sales	—	(169,191)	—
Operating costs	(138,172)	(52,736)	(17,670)
Rental property real estate taxes	(55,915)	—	(2,480)
(Provision for) recovery of doubtful accounts	(504)	—	—
Segment operating income (loss)	249,709	300,998	180,672
Depreciation and amortization	(169,040)	(438)	(7,255)
Interest income (expense), net	(138,207)	60,473	18,603
Other income (loss), net	822	—	90,534
Equity in earnings (losses) from unconsolidated ventures	5,819	(11,899)	251
Gain (loss) on sale or disposal of real estate and other assets, net	22,907	—	—
Gain (loss) on extinguishment of debt	(465)	—	—
Segment EBT	$(28,455)	$349,134	$282,805
Year Ended December 31, 2023
Total revenues	$410,254	$448,452	$49,987
Condominium rights and unit cost of sales	—	—	(55,417)
Master Planned Communities cost of sales	—	(140,050)	—
Operating costs	(130,125)	(53,420)	(21,908)
Rental property real estate taxes	(52,502)	—	(3,147)
(Provision for) recovery of doubtful accounts	2,762	—	—
Segment operating income (loss)	230,389	254,982	(30,485)
Depreciation and amortization	(161,138)	(418)	(3,963)
Interest income (expense), net	(125,197)	64,291	16,074
Other income (loss), net	2,092	(102)	690
Equity in earnings (losses) from unconsolidated ventures	2,968	22,666	142
Gain (loss) on sale or disposal of real estate and other assets, net	23,926	—	236
Gain (loss) on extinguishment of debt	(97)	—	—
Segment EBT	$(27,057)	$341,419	$(17,306)

The following represents the reconciliation of segment EBT to Net income (loss) from continuing operations before income taxes in the Consolidated Statements of Operations for the years ended December 31:

thousands	2025	2024	2023
Operating Assets EBT	$(27,426)	$(28,455)	$(27,057)
MPC EBT	476,102	349,134	341,419
Strategic Developments EBT	(13,903)	282,805	(17,306)
General and administrative expenses	(122,240)	(91,752)	(86,671)
Gain (loss) on sale of MUD receivables	(48,197)	(48,651)	—
Corporate interest expense, net	(80,307)	(80,446)	(87,243)
Corporate income, expenses, and other items	(22,570)	(17,236)	(13,314)
Net income (loss) from continuing operations before income taxes	$161,459	$365,399	$109,828

The following represents the reconciliation of segment revenue to Total revenues in the Consolidated Statements of Operations for the years ended December 31:

thousands	2025	2024	2023
Operating Assets revenue	$465,568	$444,300	$410,254
MPC revenue	634,856	522,925	448,452
Strategic Developments revenue	374,363	783,396	49,987
Corporate income	105	68	60
Total revenues	$1,474,892	$1,750,689	$908,753

The following represents asset information by segment and the reconciliation of total segment assets to Total assets on the Consolidated Balance Sheets as of December 31:

thousands	2025	2024
Operating Assets	$3,606,214	$3,548,162
Master Planned Communities	3,487,301	3,373,827
Strategic Developments	2,378,762	1,836,791
Corporate	1,167,184	452,456
Total assets	$ 10,639,461	$9,211,236

The following represents capital expenditures by segment for the years ended December 31:

thousands	2025	2024
Operating Assets	$45,333	$63,781
Master Planned Communities	184	232
Strategic Developments	176,689	239,472

20. Quarterly Financial Information (Unaudited)
The Company completed the Spinoff of SEG in the third quarter of 2024. As the Spinoff represented a strategic shift in the Company’s operations, the results of SEG are presented as discontinued operations, which resulted in retrospective changes to the Company’s Consolidated Statements of Operations. See Note 3 - Discontinued Operations for additional information.

The following table provides summarized quarterly financial data for 2024. All per share amounts presented below are calculated based on whole dollars and number of shares, and therefore the sum of continuing and discontinued operations per share amounts may not recalculate to the total per share amounts.

thousands except per share amounts	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2024
Total revenues	$ 156,484	$ 283,468	$ 327,147	$ 983,590
Operating income (loss)	12,608	88,464	198,339	260,510
Net income (loss) from continuing operations	(21,000)	47,367	96,528	162,320
Net income (loss) from discontinued operations, net of tax	(31,467)	(26,309)	(24,031)	(6,416)
Net income (loss)	(52,467)	21,058	72,497	155,904
Net (income) loss attributable to noncontrolling interests	(10)	34	273	414
Net income (loss) attributable to common stockholders	(52,477)	21,092	72,770	156,318

Basic income (loss) per share — continuing operations	$(0.42)	$0.95	$1.95	$3.27
Basic income (loss) per share — discontinued operations	$(0.63)	$(0.53)	$(0.48)	$(0.13)
Basic income (loss) per share attributable to common stockholders	$(1.06)	$0.42	$1.46	$3.15

Diluted income (loss) per share — continuing operations	$(0.42)	$0.95	$1.95	$3.25
Diluted income (loss) per share — discontinued operations	$(0.63)	$(0.53)	$(0.48)	$(0.13)
Diluted income (loss) per share attributable to common stockholders	$(1.06)	$0.42	$1.46	$3.12

SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION
DECEMBER 31, 2025

				Initial Cost(b)		Costs Capitalized Subsequent to Acquisition(c)		Gross Amounts at Which Carried at Close of Period(d)
Name of Center thousands	Location	Center Type	Encumbrances(a)	Land	Buildings and Improvements	Land(e)	Buildings and Improvements(e)	Land	Buildings and Improvements	Total	Accumulated Depreciation(f)	Date of Construction	Date Acquired / Completed
Bridgeland
Bridgeland	Cypress, TX	MPC	$85,000	$ 260,223	$—	$ 262,010	$1,633	$522,233	$1,633	$523,866	$(899)		2004
Bridgeland Predevelopment	Cypress, TX	Development	—	—	3,004	—	—	—	3,004	3,004	—
Houston Ground Leases - Bridgeland	Cypress, TX	Other	—	4,281	—	—	—	4,281	—	4,281	—		Various
Lakeside Row	Cypress, TX	Multifamily	35,500	812	42,875	—	563	812	43,438	44,250	(10,574)	2018	2019
Memorial Hermann Medical Office	Cypress, TX	Development	3,735	—	9,339	—	—	—	9,339	9,339	—	2025
One Bridgeland Green	Cypress, TX	Office	—	1,118	33,482	—	—	1,118	33,482	34,600	(316)	2024	2025
Starling at Bridgeland	Cypress, TX	Multifamily	37,976	1,511	57,505	—	701	1,511	58,206	59,717	(7,169)	2021	2022
Village Green at Bridgeland Central	Cypress, TX	Retail	13,793	1,428	15,323	—	—	1,428	15,323	16,751	(519)	2024	2024
Wingspan	Cypress, TX	Multifamily	32,400	1,214	72,042	—	38	1,214	72,080	73,294	(6,384)	2022	2023
Columbia
Color Burst Park Retail	Columbia, MD	Retail	—	337	6,945	10	2,107	347	9,052	9,399	(1,550)	2019	2020
Columbia Ground Leases	Columbia, MD	Other	—	—	1,271	—	—	—	1,271	1,271	(71)		2024
Columbia Office Properties	Columbia, MD	Office	—	1,175	14,394	—	(1,108)	1,175	13,286	14,461	(7,615)		2004 / 2007
Columbia Parking Garages	Columbia, MD	Other	—	—	42,940	—	(40)	—	42,900	42,900	(7,939)	Various	Various
Columbia Predevelopment	Columbia, MD	Development	—	—	36,713	—	—	—	36,713	36,713	—
Juniper	Columbia, MD	Multifamily	116,876	3,923	112,435	—	9,327	3,923	121,762	125,685	(26,311)	2018	2020
10285 Lakefront Medical Office	Columbia, MD	Office	17,983	—	48,156	—	—	—	48,156	48,156	(2,220)	2022	2024
One Mall North	Columbia, MD	Office	—	7,822	10,818	—	3,817	7,822	14,635	22,457	(12,681)		2016
Marlow	Columbia, MD	Multifamily	75,159	4,088	130,083	—	3,978	4,088	134,061	138,149	(15,566)	2021	2022
6100 Merriweather	Columbia, MD	Office	65,800	2,550	86,867	—	12,519	2,550	99,386	101,936	(19,935)	2018	2019
One Merriweather	Columbia, MD	Office	49,800	1,433	56,125	—	1,082	1,433	57,207	58,640	(18,762)	2015	2017
Two Merriweather	Columbia, MD	Office	25,600	1,019	33,016	—	5,201	1,019	38,217	39,236	(9,352)	2016	2017
Merriweather District(g)	Columbia, MD	Development	—	400	156,861	(400)	(39,356)	—	117,505	117,505	—		Various
Merriweather Row	Columbia, MD	Office	58,927	24,685	94,824	—	62,754	24,685	157,578	182,263	(48,418)		2012/2014
Rouse Building	Columbia, MD	Retail	21,837	—	28,865	—	1,905	—	30,770	30,770	(9,995)	2013	2014
Summerlin
Aristocrat	Las Vegas, NV	Office	31,718	5,004	34,588	—	152	5,004	34,740	39,744	(9,425)	2017	2018
Constellation	Las Vegas, NV	Multifamily	24,200	3,069	39,759	—	2,681	3,069	42,440	45,509	(12,535)		2017
Downtown Summerlin(h)(i)	Las Vegas, NV	Retail/Office	1,297	30,855	364,100	—	30,537	30,855	394,637	425,492	(150,337)	2013	2014 / 2015
Hockey Ground Lease(h)	Las Vegas, NV	Other	121	6,705	2,198	—	—	6,705	2,198	8,903	(458)		2017
Meridian	Las Vegas, NV	Office	16,690	4,509	42,242	—	—	4,509	42,242	46,751	(2,149)	2022	2024
1700 Pavilion(h)	Las Vegas, NV	Office	75,045	1,700	101,760	—	11,020	1,700	112,780	114,480	(11,902)	2021	2022
Two Summerlin(h)	Las Vegas, NV	Office	40,849	3,037	47,104	—	1,924	3,037	49,028	52,065	(13,916)	2017	2018
Summerlin(h)	Las Vegas, NV	MPC	78,535	990,179	—	266,875	1,298	1,257,054	1,298	1,258,352	(856)		2004
Summerlin Grocery Anchored Center(h)	Las Vegas, NV	Retail	14,986	4,073	43,050	—	—	4,073	43,050	47,123	(1,506)	2023	2024
Summerlin Predevelopment	Las Vegas, NV	Development	—	—	25,540	—	—	—	25,540	25,540	—
Tanager(h)	Las Vegas, NV	Multifamily	58,599	7,331	53,978	—	1,002	7,331	54,980	62,311	(13,743)	2017	2019
Tanager Echo(h)	Las Vegas, NV	Multifamily	70,032	2,302	86,013	—	96	2,302	86,109	88,411	(8,825)	2021	2023
Teravalis
Teravalis	Phoenix, AZ	MPC	—	544,546	312	2,663	20	547,209	332	547,541	(144)		2021

				Initial Cost(b)		Costs Capitalized Subsequent to Acquisition(c)		Gross Amounts at Which Carried at Close of Period(d)
Name of Center thousands	Location	Center Type	Encumbrances(a)	Land	Buildings and Improvements	Land(e)	Buildings and Improvements(e)	Land	Buildings and Improvements	Total	Accumulated Depreciation(f)	Date of Construction	Date Acquired / Completed
The Woodlands
Creekside Park	The Woodlands, TX	Multifamily	36,179	729	40,116	—	713	729	40,829	41,558	(11,202)	2017	2018
Creekside Park The Grove	The Woodlands, TX	Multifamily	57,000	1,876	52,382	—	352	1,876	52,734	54,610	(9,747)	2019	2021
Creekside Park West	The Woodlands, TX	Retail	15,366	1,228	17,922	(121)	1,094	1,107	19,016	20,123	(3,862)	2018	2019
Grogan’s Mill Retail	The Woodlands, TX	Retail	—	3,711	5,928	—	—	3,711	5,928	9,639	(384)	2024	2025
Houston Ground Leases - The Woodlands	The Woodlands, TX	Other	—	13,324	2,582	—	—	13,324	2,582	15,906	(644)		Various
One Hughes Landing	The Woodlands, TX	Office	44,063	1,678	34,761	—	507	1,678	35,268	36,946	(12,784)	2012	2013
Two Hughes Landing	The Woodlands, TX	Office	43,554	1,269	34,950	—	(2,416)	1,269	32,534	33,803	(12,483)	2013	2014
Three Hughes Landing	The Woodlands, TX	Office	70,000	2,626	46,372	—	32,687	2,626	79,059	81,685	(27,104)	2014	2016
1725 Hughes Landing Boulevard	The Woodlands, TX	Office	67,050	1,351	36,764	—	26,207	1,351	62,971	64,322	(16,184)	2013	2015
1735 Hughes Landing Boulevard	The Woodlands, TX	Office	58,793	3,709	97,651	—	(264)	3,709	97,387	101,096	(43,156)	2013	2015
Hughes Landing Daycare	The Woodlands, TX	Other	—	138	—	—	—	138	—	138	—	2018	2019
Hughes Landing Retail	The Woodlands, TX	Retail	30,594	5,184	32,562	—	136	5,184	32,698	37,882	(11,848)	2013	2015
1701 Lake Robbins	The Woodlands, TX	Retail	—	1,663	3,725	—	856	1,663	4,581	6,244	(1,515)		2014
2201 Lake Woodlands Drive	The Woodlands, TX	Office	—	3,755	—	—	1,220	3,755	1,220	4,975	(1,178)		2011
Lakefront North	The Woodlands, TX	Office	50,000	10,260	39,357	—	17,657	10,260	57,014	67,274	(16,348)		2018
One Lakes Edge	The Woodlands, TX	Multifamily	63,884	1,057	81,768	—	1,227	1,057	82,995	84,052	(29,256)	2013	2015
Two Lakes Edge	The Woodlands, TX	Multifamily	105,000	1,870	96,349	—	1,375	1,870	97,724	99,594	(22,241)	2018	2020
Millennium Six Pines	The Woodlands, TX	Multifamily	40,569	4,000	54,624	7,225	1,047	11,225	55,671	66,896	(19,471)		2016
Millennium Waterway	The Woodlands, TX	Multifamily	51,000	15,917	56,002	—	1,789	15,917	57,791	73,708	(28,700)		2012
8770 New Trails	The Woodlands, TX	Office	33,894	2,204	35,033	—	80	2,204	35,113	37,317	(9,614)	2019	2020
9303 New Trails	The Woodlands, TX	Office	7,025	1,929	11,915	—	2,321	1,929	14,236	16,165	(5,391)		2011
1 Riva Row	The Woodlands, TX	Multifamily	89,153	3,226	140,726	—	—	3,226	140,726	143,952	(309)	2023	2025
3831 Technology Forest Drive	The Woodlands, TX	Office	16,000	514	14,194	—	3,770	514	17,964	18,478	(8,411)	2014	2014
The Lane at Waterway	The Woodlands, TX	Multifamily	37,500	2,029	40,033	—	475	2,029	40,508	42,537	(8,571)	2019	2020
The Ritz-Carlton Residences	The Woodlands, TX	Development	110,127	—	156,083	—	—	—	156,083	156,083	(2,729)	2024
The Woodlands	The Woodlands, TX	MPC	—	269,411	9,814	(82,097)	(9,744)	187,314	70	187,384	(70)		2011

				Initial Cost(b)		Costs Capitalized Subsequent to Acquisition(c)		Gross Amounts at Which Carried at Close of Period(d)
Name of Center thousands	Location	Center Type	Encumbrances(a)	Land	Buildings and Improvements	Land(e)	Buildings and Improvements(e)	Land	Buildings and Improvements	Total	Accumulated Depreciation(f)	Date of Construction	Date Acquired / Completed
The Woodlands Parking Garages	The Woodlands, TX	Other	—	6,885	3,600	2,497	15,140	9,382	18,740	28,122	(4,840)		Various
The Woodlands Predevelopment	The Woodlands, TX	Development	—	—	50,481	—	—	—	50,481	50,481	(2,153)
The Woodlands Towers at the Waterway(j)	The Woodlands, TX	Office	378,340	11,044	437,561	—	51,340	11,044	488,901	499,945	(99,312)		2019
The Woodlands Warehouse	The Woodlands, TX	Other	13,700	4,480	4,389	—	120	4,480	4,509	8,989	(1,085)		2019
3 Waterway Square	The Woodlands, TX	Office	38,217	748	42,214	—	5,899	748	48,113	48,861	(19,134)	2012	2013
4 Waterway Square	The Woodlands, TX	Office	20,574	1,430	51,553	—	11,690	1,430	63,243	64,673	(25,718)		2011
6 Waterway(k)	The Woodlands, TX	Office	9,663	841	10,279	—	1,394	841	11,673	12,514	(1,473)		2024
7 Waterway	The Woodlands, TX	Development	—	—	16,377	—	—	—	16,377	16,377	—	2025
20/25 Waterway Avenue	The Woodlands, TX	Retail	14,339	2,346	8,871	—	756	2,346	9,627	11,973	(3,335)		2011
Waterway Square Retail	The Woodlands, TX	Retail	—	1,341	4,255	—	1,314	1,341	5,569	6,910	(2,209)		2011
1400 Woodloch Forest	The Woodlands, TX	Office	—	1,570	13,023	—	6,098	1,570	19,121	20,691	(9,008)		2011
The Woodlands Hills
The Woodlands Hills	Conroe, TX	MPC	—	99,284	—	21,983	12	121,267	12	121,279	(8)		2014
Ward Village
‘A‘ali‘i	Honolulu, HI	Condominium	—	—	714	—	161	—	875	875	(91)	2018	2021
Ae‘o	Honolulu, HI	Condominium	—	—	1,162	—	—	—	1,162	1,162	(204)	2016	2018
Anaha	Honolulu, HI	Condominium	—	—	1,097	—	—	—	1,097	1,097	(222)	2014	2017
Kalae	Honolulu, HI	Development	74,074	—	216,451	—	—	—	216,451	216,451	—	2024
Ke Kilohana	Honolulu, HI	Condominium	—	—	656	—	—	—	656	656	(109)	2016	2019
Kewalo Basin Harbor	Honolulu, HI	Other	10,489	—	24,116	—	(773)	—	23,343	23,343	(8,292)	2017	2019
Kō‘ula	Honolulu, HI	Condominium	—	—	1,184	—	74	—	1,258	1,258	(107)	2019	2022
The Park Ward Village	Honolulu, HI	Development	269,930	—	528,262	—	—	—	528,262	528,262	—	2022
Ulana Ward Village	Honolulu, HI	Condominium	—	—	15,315	—	—	—	15,315	15,315	(2)	2023	2025
Victoria Place	Honolulu, HI	Condominium	—	—	1,396	—	—	—	1,396	1,396	(359)	2021	2024
Waiea	Honolulu, HI	Condominium	—	—	1,206	—	414	—	1,620	1,620	(336)	2014	2016
Ward Predevelopment	Honolulu, HI	Development	24,029	—	260,109	—	—	—	260,109	260,109	(6,476)
Ward Village Parking Garages	Honolulu, HI	Other	—	4,448	—	257	140,353	4,705	140,353	145,058	(42,705)	2011 / 2016	2013 / 2018
Ward Village Retail	Honolulu, HI	Retail	161,650	159,559	89,321	(108,164)	204,651	51,395	293,972	345,367	(114,673)	Various	Various
Total excluding Corporate and Deferred financing costs			3,094,214	2,569,963	4,859,732	372,738	633,583	2,942,701	5,493,315	8,436,016	(1,077,125)
Corporate	Various		2,050,000	885	1,027	(885)	12,136	—	13,163	13,163	(4,999)
Deferred financing costs	N/A		(34,386)
		Total	$ 5,109,828	$2,570,848	$ 4,860,759	$371,853	$ 645,719	$2,942,701	$ 5,506,478	$8,449,179	$ (1,082,124)

(a)	Refer to Note 9 - Mortgages, Notes, and Loans Payable, Net for additional information.
(b)
The initial cost for developed projects includes costs incurred through the end of the first complete calendar year after the asset is placed in service; for projects undergoing development or redevelopment, it includes all costs incurred up to the end of the reporting period; for acquired properties not in need of redevelopment, it represents the acquisition cost.

(c)
For retail and other properties, costs capitalized subsequent to acquisitions is net of cost of disposals or other property write-downs. For MPCs, costs capitalized subsequent to acquisitions are net of the cost of land sales.

(d)	The aggregate cost of land, buildings, and improvements for federal income tax purposes is approximately $6.2 billion.
(e)	Reductions in Land reflect transfers to Buildings and Improvements for projects which the Company is internally developing.
(f)	Depreciation is based upon the useful lives in Note 1 - Presentation of Financial Statements and Significant Accounting Policies.
(g)	Includes amounts from the Lakefront District development that is now considered a part of Merriweather District following rebranding efforts for the area.
(h)	Encumbrances balance either represents or is inclusive of SIDs.
(i)	Downtown Summerlin includes the One Summerlin office property, which was placed in service in 2015.
(j)	The Woodlands Towers at the Waterway includes 1201 Lake Robbins and 9950 Woodloch Forest.
(k)	In 2025, the Company rebranded 6 Waterway (formerly Waterway Plaza II).

Reconciliation of Real Estate thousands	2025	2024	2023
Balance at January 1	$7,997,009	$7,558,809	$6,854,826
Additions	1,226,214	1,431,478	1,160,786
Dispositions, write-offs, and land and condominium costs of sales	(774,044)	(993,278)	(456,803)
Balance at December 31	$8,449,179	$7,997,009	$7,558,809

Reconciliation of Accumulated Depreciation thousands	2025	2024	2023
Balance at January 1	$949,533	$829,018	$717,270
Depreciation Expense	164,031	160,638	151,881
Dispositions and write-offs	(31,440)	(40,123)	(40,133)
Balance at December 31	$1,082,124	$949,533	$829,018

Pershing Square Inc.
Common Stock

PRELIMINARY PROSPECTUS
   , 2026

Global Coordinators & Bookrunners

Citigroup	UBS Investment Bank	BofA Securities	Jefferies	Wells Fargo Securities

Bookrunners

RBC Capital Markets	BTG Pactual	Keefe, Bruyette & Woods, Inc. A Stifel Company

Co-Lead Managers

Academy Securities	Huntington Capital Markets	Loop Capital Markets

Oppenheimer & Co.	Piper Sandler	Roberts & Ryan	Wedbush Securities

Co-Managers

Aegis Capital Corp.	AmeriVet Securities	C.L. King & Associates
CastleOak Securities, L.P.	Clear Street	InspereX
Jones	R. Seelaus & Co., LLC	Samuel A. Ramirez & Company, Inc.
Siebert Williams Shank		Tigress Financial Partners

Selected Selling Group Members

Charles Schwab & Co., Inc.	Robinhood Financial LLC

Through and including      , 2026 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
The following table sets forth the expenses payable by the registrant expected to be incurred in connection with the issuance and distribution of the shares of common stock being registered hereby (other than underwriting discounts and commissions). All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission, the Financial Industry Regulatory Authority, Inc. and the NYSE.

Filing Fee—Securities and Exchange Commission	$1.49
Fee—Financial Industry Regulatory Authority, Inc.	501.62
Listing Fee—New York Stock Exchange	325,000.00
Fees of Transfer Agent	3,500.00
Fees and Expenses of Counsel	26,610,835.67
Fees and Expenses of Accountants	3,802,024.81
Printing Expenses	800,000.00
Miscellaneous Expenses	458,136.41
Total	$32,000,000.00
ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.
We are a Nevada corporation and generally governed by Chapter 78 of the Nevada Revised Statutes (“NRS”).
NRS 78.138(7) provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless the presumption of Nevada’s “business judgment rule” (as codified in NRS 78.138(3)) has been rebutted and it is proven that: (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.
NRS 78.7502 permits a corporation to indemnify, pursuant to that statutory provision, a present or former director, officer, employee or agent of the corporation, or of another entity or enterprise (including as a manager of a limited liability company), for which such person is or was serving in such capacity at the request of the corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of such person’s service in such capacity if such person (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the corporation, however, no indemnification pursuant to NRS 78.7502 may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
Any discretionary indemnification pursuant to the statutory mechanism provided under NRS 78.7502, unless ordered by a court or advanced to a director or officer by the corporation in accordance with the NRS, may be made by a corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. Such determination must be made (1) by the stockholders, (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (4) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

NRS 78.751 further provides that indemnification pursuant to the statutory mechanism provided under NRS 78.7502 does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the registrant’s articles of incorporation, or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses, may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, and such misconduct, fraud or violation was material to the cause of action. Pursuant to NRS 78.751(5), a right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such act or omission has occurred.
Our governing documents provide that to the fullest extent permitted under Nevada law and other applicable law, that we shall indemnify our directors and officers in their respective capacities as such and in any and all other capacities in which any of them serves at our request. We intend to enter into indemnification agreements with our directors and executive officers. These agreements will require us, subject to limited exceptions, to indemnify these individuals to the fullest extent permitted under Nevada law against liabilities that may arise by reason of their service to us, and to advance expenses they incur as a result of any proceeding to which they are or are threatened to be made a party or participant. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or executive officers, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is therefore unenforceable.
The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification to our directors and officers by the underwriters against certain liabilities.
ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.
The following sets forth information regarding securities sold or issued by the registrant in the three years preceding the date of this registration statement without registration under the Securities Act:
On May 31, 2024 in connection with the Strategic Investment, Pershing Square Holdco, L.P. issued limited partner interests (i) to PS Partner Group in exchange for its limited partner interests in PSCM and (ii) to the Strategic Investors in exchange for their acquisition of minority interests in our business. The issuances were exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof and Regulation D thereunder as transactions not involving a public offering.
We have agreed to deliver an aggregate of 16.3 million shares of our common stock to the private placement investors (but not to us in connection with our $100 million private placement investment), for no additional consideration, as part of the combined private placement. The combined private placement will be settled concurrently with, and will be contingent upon, the closing of the combined offering and the satisfaction of other customary closing conditions. The offer and sale of shares of our common stock as part of the combined private placement were exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof as transactions not involving a public offering.
ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
(a)	Exhibits. See the Exhibit Index immediately preceding the signature pages hereto, which is incorporated by reference as if fully set forth herein.
(b)
Financial Statement Schedules. All financial statement schedules are omitted because they are not applicable or the information is included in the registrant’s consolidated financial statements or related notes.

ITEM 17.	UNDERTAKINGS
(1)
The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each initial investor in the PSUS IPO.

(2)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(3)	The undersigned registrant hereby undertakes that:
(A)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(B)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)
For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(D)
For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX

1.1	Form of Underwriting Agreement**

3.1	Form of Articles of Incorporation of Pershing Square Inc. to be in effect prior to the consummation of the offering made under this Registration Statement**

3.2	Form of Bylaws of Pershing Square Inc. to be in effect prior to the consummation of the offering made under this Registration Statement**

5.1	Opinion of Brownstein Hyatt Farber Schreck, LLP*

10.1	Form of Indemnification Agreement**

10.2	Form of Equity Incentive Plan†**

10.3	Form of Registration Rights Agreement with PS Holdco GP Managing Member, LLC**

10.4	Form of Registration Rights Agreement**

10.5	Aircraft Lease Agreement, dated December 11, 2025, by and between WAFH V LLC as Lessor, and Pershing Square Capital Management, L.P., as Lessee**

10.6	Pilot and Flight Services Agreement, dated December 18, 2024, by and between Pershing Square Capital Management, L.P. and Executive Jet Management, Inc.**

10.7
Third Amended and Restated License Agreement, dated as of January 17, 2020, by and between Pershing Square Capital Management L.P. as Licensor and TABLE Management LP and the Pershing Square Foundation as Licensees**

10.8	Sublease, dated as of December 5, 2022, between Pershing Square Capital Management, L.P. as Sublandlord and NEOX Public Benefit LLC as Subtenant**

10.9	Master Lease Agreement, dated as of October 26, 2016, between Georgetown Eleventh Avenue Owners, LLC and Pershing Square Capital Management, L.P.**

10.10	Limited Liability Company Agreement of Eleventh Avenue Holdings LLC**

10.11	Form of Fourth Amended and Restated Agreement of Limited Partnership of Pershing Square Capital Management, L.P.**

10.12	PSH Share Agreement°**

10.13	Form of Amended and Restated Long-Term Incentive Plan†**

10.14	Form of Terms of M Units†**

10.15	Amended and Restated Variable Compensation Agreement, dated as of March 3, 2026, by and among Pershing Square Holdco, L.P., Pershing Square Capital Management, L.P. and PS CompCo, LLC†**

10.16
Amended and Restated Investment Management Agreement between Pershing Square Holdings, Ltd., a Guernsey limited liability company, and Pershing Square Capital Management, L.P., a Delaware limited partnership**

10.17	Share Purchase Agreement, dated May 5, 2025, by and between Howard Hughes Holdings Inc. and Pershing Square Holdco, L.P.**

10.18	Services Agreement, dated May 5, 2025, by and between Howard Hughes Holdings Inc. and Pershing Square Capital Management, L.P.**

10.19	Shareholder Agreement, dated May 5, 2025, by and between Howard Hughes Holdings Inc., Pershing Square Holdco, L.P. and Pershing Square Capital Management, L.P.**

10.20	Standstill Agreement, dated May 5, 2025, by and between Howard Hughes Holdings Inc. and Pershing Square Holdco, L.P.**

10.21
Registration Rights Agreement, dated May 5, 2025, by and between Howard Hughes Holdings Inc., Pershing Square Holdco, L.P. and Pershing Square Capital Management, L.P., on behalf of certain of its affiliates**

10.22
Investment Management Agreement, dated October 10, 2025, by and between Pershing Square USA, Ltd., a Delaware statutory trust, and Pershing Square Capital Management, L.P., a Delaware limited partnership**

10.23	Third Amended and Restated Line of Credit Note, dated as of January 31, 2021, between Pershing Square Capital Management, L.P. and JPMorgan Chase Bank, N.A.**

10.24	Amendment No. 1 to the Line of Credit Note, dated as of September 12, 2022, between Pershing Square Capital Management, L.P. and JPMorgan Chase Bank, N.A.**

10.25	Amendment No. 2 to the Line of Credit Note, dated as of January 6, 2023, between Pershing Square Capital Management, L.P. and JPMorgan Chase Bank, N.A.**

10.26	Amendment No. 3 to the Line of Credit Note, dated as of March 4, 2024, between Pershing Square Capital Management, L.P. and JPMorgan Chase Bank, N.A.**

10.27	Line of Credit Note, dated as of December 15, 2021, between Pershing Square Capital Management, L.P. and JPMorgan Chase Bank, N.A.**

10.28	Amendment No. 1 to the Line of Credit Note, dated as of May 17, 2022, between Pershing Square Capital Management, L.P. and JPMorgan Chase Bank, N.A.**

10.29	Amendment No. 2 to the Line of Credit Note, dated as of January 6, 2023, between Pershing Square Capital Management, L.P. and JPMorgan Chase Bank, N.A.**

10.30	Amendment No. 3 to the Line of Credit Note, dated as of March 4, 2024, between Pershing Square Capital Management, L.P. and JPMorgan Chase Bank, N.A.**

10.31	Form of Subscription Agreement for the Combined Private Placement**

10.32
Form of Credit Agreement among Pershing Square Inc., as the Borrower, the Guarantors from time to time party thereto, the Lenders party thereto, and Bank of America, N.A., as the Administrative Agent and the L/C Issuer, and BofA Securities, Inc., as Sole Lead Arranger and Sole Bookrunner*

21.1	Subsidiaries of the Registrant**

23.1	Consent of Ernst & Young LLP

23.2	Consent of KPMG LLP

23.3	Consent of Brownstein Hyatt Farber Schreck, LLP (included as part of Exhibit 5.1)*

24.1	Power of Attorney (included in signature pages of this Registration Statement)**

107	Filing Fee Table**

†	Management contract or compensatory plan or arrangement
*	To be filed by amendment
**	Previously filed
°	Certain confidential information contained in this agreement has been omitted because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 20th day of April, 2026.

PERSHING SQUARE HOLDCO, L.P.

By:	Pershing Square Holdco GP, LLC, its general partner

By:	/s/ William A. Ackman
Name:	William A. Ackman
Title:	Authorized Signatory

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of April, 2026.

Signature	Title

/s/ William A. Ackman	Chief Executive Officer and Chairman (principal executive officer)
William A. Ackman

*	Director
Ryan Israel

*	Director
Halit Coussin

*	Director
Ben Hakim

*	Director
David Coppel Calvo

Signature	Title

*	Director
Kerry Murphy Healey

*	Director
Orion Hindawi

*	Director
Marco Kheirallah

*	Director
Nicholas M. Lamotte

*	Chief Financial Officer (principal financial officer and principal accounting officer)
Michael Gonnella

* By: /s/ William A. Ackman
 Name: William A. Ackman
 Title: Attorney-in-fact